Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257982

THIMBLE POINT ACQUISITION CORP.

195 Church Street, 15th Floor

New Haven, Connecticut 06510

Dear Thimble Point Acquisition Corp. stockholder:

On June 21, 2021, Thimble Point Acquisition Corp., a Delaware corporation (“THMA”), and Oz Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of THMA (“Merger Sub”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) with Pear Therapeutics, Inc., a Delaware corporation (“Pear”). If, among other conditions, (i) the Business Combination Agreement is adopted and the transactions contemplated thereby, including the Merger (as defined herein), are approved by THMA’s and Pear’s stockholders, (ii) the Business Combination Agreement and the transactions contemplated thereby, including the issuance of THMA Class A common stock, par value $0.0001 per share (“THMA Class A Common Shares”), to be issued as the merger consideration, pursuant to the Subscription Agreements (as defined herein), and pursuant to the conversion of THMA’s Class B common stock, par value $0.0001 per share (the “THMA Class B Common Shares”), are approved by THMA’s stockholders, and (iii) the Merger is subsequently consummated, Merger Sub will merge with and into Pear, with Pear surviving the merger as a wholly-owned subsidiary of THMA (the “Merger” or “Business Combination”).

In connection with the Business Combination, (i) holders of Pear Common Shares, Pear Preferred Shares and Pear Vested In-the-Money Options (each as defined below) will receive aggregate upfront consideration of $1,200,000,000, payable in an aggregate of 120,000,000 THMA Class A Common Shares, at a price of $10.00 per share, and (ii) holders of Pear Common Shares and Pear Preferred Shares will receive the contingent right to receive up to 12,394,625 additional THMA Class A Common Shares (the “Earn Out Shares”) upon the achievement of certain earn-out targets.

At the Effective Time:

(i)

Each share of Pear’s common stock, par value $0.0001 per share (each, a “Pear Common Share”), issued and outstanding as of immediately prior to the Effective Time (excluding shares owned by Pear as treasury stock or dissenting shares) will be cancelled and converted into (x) the right to receive the Per Share Upfront Consideration and (y) the contingent right to receive Earn Out Shares as set forth in a Consideration Schedule (as defined below) (with respect to each Pear Common Share, together, the “Per Share Consideration” and with respect to all Pear Common Shares and Pear Preferred Shares, in the aggregate, the “Merger Consideration”). The “Per Share Upfront Consideration” is equal to such number of THMA Class A Common Shares equal to (i) $1,200,000,000 divided by $10.00 divided by (ii) the total number of Pear Common Shares outstanding immediately prior to the Effective Time, expressed on an as-exercised and as-converted to Pear Common Share basis (including any Pear Common Shares underlying Pear Vested In-the-Money Options or Pear Preferred Shares).

(ii)

Each share of Pear’s preferred stock, par value $0.0001 per share (each, a “Pear Preferred Share”), issued and outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive Per Share Consideration in respect of such number of Pear Common Shares as set forth on a Consideration Schedule.

(iii)

Each option to purchase Pear Common Shares that is unexercised and outstanding as of immediately prior to the Effective Time and that has a per share exercise price less than the Per Share Upfront Consideration multiplied by $10.00 (each, a “Pear In-the-Money Option”) will be cancelled in exchange for an option to purchase a number of THMA Class A Common Shares (the “Rollover Options”) as set forth on the Consideration Schedule at an exercise price as set forth on such Consideration Schedule.

(iv)

Each warrant to purchase Pear Common Shares (each, a “Pear Warrant”) outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of THMA Class A Common Shares in an amount and at an exercise price and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule. The holders of all Pear Warrants that are currently outstanding have entered into agreements that require the automatic exercise of such Pear Warrants such that no Pear Warrants will be outstanding as of immediately prior to the Effective Time and as such no Pear Warrants will be converted into warrants to acquire THMA Class A Common Shares. Subject to certain exceptions, such terms and conditions will be the same terms and conditions as were applicable to the Pear Warrant immediately prior to the Effective Time.

The number of THMA Class A Common Shares to be issued to Pear stockholders in respect of their Pear Common Shares and their Pear Preferred Shares, together with the number of THMA Class A Common Shares that will underlie the Rollover Options issued to holders of Pear-In-the-Money Options that are vested as of immediately prior to the Effective Time (the “Pear Vested In-the-Money Options”), will be equal to 120,000,000. See the section entitled “The Business Combination” on page 249 of the attached proxy statement/prospectus for further information on the consideration being paid to the Pear equityholders in the Merger. Following the consummation of the Business Combination, when permitted by SEC rules, the Post-Combination Company intends to file a registration statement on Form S-8 with the SEC providing for the registration of (i) the Post-Combination Common Stock that will underlie the Rollover Options issued to holders of Pear-In-the-Money Options that are unvested as of immediately prior to the Effective Time and (ii) that are reserved for issuance under the 2021 Plan or 2021 ESPP.

Assuming that (a) no holders of THMA Class A Common Shares elect to have their Public Shares redeemed, (b) there are no other issuances of equity interests of THMA, (c) no Earn Out Shares are issued and (d) all Pear Vested In-the-Money Options are exercised as of immediately prior to the Effective Time, (i) the total number of THMA Class A Common Shares to be issued to Pear equityholders at the Effective Time is approximately 120,000,000, (ii) Pear equityholders as of immediately prior to the Effective Time will hold, in the aggregate, approximately 72.4% of the issued and outstanding THMA Class A Common Shares immediately following the Effective Time and (iii) THMA stockholders as of immediately prior to the Effective Time will hold, in the aggregate, approximately 20% of the issued and outstanding THMA Class A Common Shares immediately following the Effective Time.

THMA units, THMA Class A Common Shares and THMA public warrants are publicly traded on the Nasdaq Stock Market (“Nasdaq”). We intend to apply to list the THMA Class A Common Shares and THMA public warrants on Nasdaq under the symbols “PEAR” and “PEAR.W,” respectively, upon the closing of the Merger (the “Closing”). THMA will not have units traded following the Closing. THMA intends to change its name to “Pear Holdings Corp.” at the Effective Time.

In connection with the execution of the Business Combination Agreement, THMA entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for THMA Class A Common Shares (the “Subscribers”), pursuant to which the Subscribers have agreed to purchase, and THMA has agreed to sell to the Subscribers, an aggregate of 10,280,000 THMA Class A Common Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $102,800,000 (such purchases and sales, the “PIPE Transaction”). In connection with the execution of the Business Combination Agreement, THMA entered into an amendment to its forward purchase agreement dated as of February 1, 2021 (as amended, the “Amended Forward Purchase Agreement”) with KLP SPAC 1 LLC (the “Anchor Investor”), pursuant to which the Anchor Investor has agreed to purchase, and THMA has agreed to sell to the Anchor Investor, such number of THMA Class A Common Shares equal to the sum of (x) 2,300,000 and (y) such additional THMA Class A Common Shares as the Anchor Investor may elect to purchase up to the lesser of (A) the number of Public Shares redeemed by THMA’s Public Stockholders and (B) 2,700,000, in each case, for a purchase price of $10.00 per share (such purchase and sale, the “Forward Purchase”). The obligations to consummate the transactions contemplated by the Subscription Agreements and the transactions contemplated by the Amended Forward Purchase Agreement are each conditioned upon customary closing conditions, including the consummation of the transactions contemplated by the Business Combination Agreement, including the Merger. See “Other Agreements—Subscription Agreements” and “—Amended Forward Purchase Agreement.”

THMA will hold a special meeting of stockholders in lieu of the 2021 annual meeting of its stockholders (the “Special Meeting”) to consider matters relating to the proposed Merger. THMA and Pear cannot complete the Merger unless, among other things, (i) THMA’s stockholders consent to the approval of the Business Combination Agreement and the transactions contemplated thereby, including the issuance of THMA Class A Common Shares to be issued as the Merger Consideration, pursuant to the Subscription Agreements, the Amended Forward Purchase Agreement and conversion of THMA Class B Common Shares, (ii) holders of THMA Class A Common Shares consent, separately as a single class, to the amendment of THMA’s amended and restated certificate of incorporation, and (iii) Pear’s stockholders consent to adoption and approval of the Business Combination Agreement and the transactions contemplated thereby. THMA is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

The Special Meeting will be held at 9:00 a.m. prevailing Eastern Time, on November 23, 2021, in virtual format at https://www.cstproxy.com/thimblepoint/2021.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF THMA COMMON SHARES YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the Special Meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (which would include presence at a virtual meeting) at the meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The THMA board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that THMA stockholders vote “FOR” each of the proposals in this proxy statement/prospectus.

This proxy statement/prospectus provides you with detailed information about the proposed Merger. It also contains or references information about THMA and Pear and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 29 for a discussion of the material risks you should consider in evaluating the proposed Merger and how it may affect you.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THMA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali LLC, THMA’s proxy solicitor, toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

Sincerely,

Elon Boms

Thimble Point Acquisition Corp.

Chief Executive Officer and Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, the issuance of THMA Class A Common Shares in connection with the Merger or the other transactions described in this proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 26, 2021, and is first being mailed to stockholders of THMA on or about October 29, 2021.

THIMBLE POINT ACQUISITION CORP.

195 Church Street, 15th Floor

New Haven, Connecticut 06510

NOTICE OF

SPECIAL MEETING IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 23, 2021

TO THE STOCKHOLDERS OF THMA:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders of Thimble Point Acquisition Corp., a Delaware corporation, will be held at 9:00 a.m. prevailing Eastern Time, on November 23, 2021, in virtual format at https://www.cstproxy.com/thimblepoint/2021 (the “Special Meeting”). You are cordially invited to attend the Special Meeting, during which THMA stockholders will be asked to consider and vote upon the following proposals (the “Proposals” and each a “Proposal”):

1.

The Business Combination Proposal. To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement, dated as of June 21, 2021 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among THMA, Oz Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of THMA (“Merger Sub”), and Pear Therapeutics, Inc., a Delaware corporation (“Pear”), and (b) approve the transactions contemplated thereby, including the merger of Merger Sub with and into Pear, with Pear surviving the merger as a wholly-owned subsidiary of THMA (the “Merger” and such proposal, the “Business Combination Proposal”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

2.

The Charter Approval Proposal. To consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation of THMA (the “Proposed Charter”) in the form attached hereto as Annex B (the “Charter Approval Proposal”).

3.

The Governance Proposals. To consider and act upon, on a non-binding advisory basis, the material differences between the Proposed Charter and the Amended and Restated Certificate of Incorporation of THMA (the “Current Charter”) as separate proposals in accordance with United States Securities and Exchange Commission (the “SEC”) requirements (collectively, the “Governance Proposal”).

4.

The Director Election Proposal. To consider and vote upon a proposal to elect seven directors to serve on the board of directors of the Post-Combination Company (the “Post-Combination Company Board”) until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified (the “Director Election Proposal”).

5.

The Nasdaq Proposal. To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules: (i) the issuance of THMA Class A Common Shares to Pear equityholders pursuant to the Business Combination Agreement; (ii) the issuance of THMA Class A Common Shares pursuant to the Subscription Agreements; (iii) the issuance of THMA Class A Common Shares pursuant to the Amended Forward Purchase Agreement; and (iv) the issuance of THMA Class A Common Shares pursuant to the conversion of THMA Class B Common Shares (the “Nasdaq Proposal”).

6.

The Incentive Plan Proposal. To consider and vote upon a proposal to approve and adopt the Pear Holdings Corp. 2021 Stock Option and Incentive Plan (the “2021 Plan” and such proposal, the “Incentive Plan Proposal”).

7.

The Employee Stock Purchase Plan Proposal. To consider and vote upon a proposal to approve and adopt the Pear Holdings Corp. 2021 Employee Stock Purchase Plan (the “2021 ESPP” and such proposal, the “Employee Stock Purchase Plan Proposal”).

8.

The Adjournment Proposal. To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal (the “Adjournment Proposal”).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of THMA Common Shares at the close of business on October 18, 2021 (the “THMA Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

Pursuant to THMA’s Current Charter, THMA will provide holders of its THMA Class A Common Shares (“Public Shares”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of THMA’s initial public offering, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the trust account and not previously released to THMA to pay its taxes). For illustrative purposes, based on funds in the trust account of approximately $276,024,619 on October 18, 2021, the THMA Record Date, the estimated per share redemption price would have been approximately $10.00, excluding additional interest earned on the funds held in the trust account and not previously released to THMA to pay taxes. Public Stockholders (as defined herein) may elect to redeem their shares even if they vote for the Business Combination Proposal. A holder of Public Shares, together with any affiliate of such holder or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of THMA. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of THMA. LJ10 LLC, a Delaware limited liability company (the “Sponsor”), and THMA’s directors, officers and members of its team of advisors (the “Advisors”) have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any THMA Common Shares they may hold. Currently, the Initial Stockholders (as defined herein) own 20% of THMA’s common stock, consisting of the Founder Shares (as defined herein). Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and THMA’s directors, Advisors and officers have agreed to vote any THMA Common Shares owned by them in favor of each of the proposals presented at the Special Meeting.

After careful consideration, THMA’s board of directors (the “THMA Board”) has determined that the Merger Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are fair to and in the best interests of THMA and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, if presented.

The approval of each of the Business Combination Proposal, the Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class.

The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class and (ii) the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares then outstanding and entitled to vote thereon, voting together as a single class. The parties have also agreed to condition the Charter Approval Proposal on the affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares then outstanding and entitled to vote thereon, voting separately as a single class.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal (collectively, the “Required Proposals”) at the Special Meeting, subject to the terms of the Business Combination Agreement. The Merger is not conditioned on any of the Governance Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

All THMA stockholders are cordially invited to attend the Special Meeting in virtual format at https://www.cstproxy.com/thimblepoint/2021. THMA stockholders may attend, vote and examine the list of THMA stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please contact Morrow Sodali LLC, our proxy solicitor, toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

By Order of the Board of Directors

/s/ Elon Boms
Elon Boms
Thimble Point Acquisition Corp. Chief Executive Officer and Chairman of the Board of Directors

October 26, 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE THMA REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THMA’s TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THMA’S SPECIAL MEETING OF STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ADDITIONAL INFORMATION

This document, which forms part of a Registration Statement on Form S-4 filed with the SEC by THMA (File No. 333-257982) (the “Registration Statement”), constitutes a prospectus of THMA under Section 5 of the Securities Act, with respect to the THMA Class A Common Shares to be issued to Pear equityholders if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting, at which THMA stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to THMA stockholders nor the issuance of THMA Class A Common Shares in connection with the Business Combination will create any implication to the contrary.

All information contained in this proxy statement/prospectus relating to THMA has been supplied by THMA, and all such information relating to Pear has been supplied by Pear. Information provided by one another does not constitute any representation, estimate or projection of the other.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

THMA files reports and other information with the SEC as required by the Exchange Act. You may access information on THMA at the SEC website containing reports and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: THMA.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Special Meeting or no later than November 16, 2021.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and THMA’s and Pear’s internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. Notwithstanding the foregoing, we are liable for such information provided in this proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS AND BASIS OF PRESENTATION

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to the following capitalized terms have the meanings set forth below:

“Amended Forward Purchase Agreement” means the Forward Purchase Agreement, as amended from time to time, including by the Amendment to Forward Purchase Agreement.

“Amended Forward Purchase Units” means the units to be issued to the Anchor Investor pursuant to the Amended Forward Purchase Agreement, consisting solely of Forward Purchase Shares.

“Amendment to Forward Purchase Agreement” means the Amendment to Forward Purchase Agreement, dated as of June 21, 2021, by and between THMA and the Anchor Investor.

“Anchor Investor” means KLP SPAC 1 LLC, a Delaware limited liability company affiliated with the Pritzker Vlock Family Office, with which THMA has entered into the Amended Forward Purchase Agreement.

“Ancillary Agreements” means the Registration Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Pear Stockholder Support Agreements, the Lock-Up Agreements, the letter of transmittal to be delivered to Pear stockholders in connection with the Merger and the other agreements, documents, instruments contemplated by the Business Combination Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continental” means Continental Stock Transfer & Trust Company, as THMA’s transfer agent.

“Current Charter” means the Amended and Restated Certificate of Incorporation of THMA.

“DGCL” means the Delaware General Corporation Law, as may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of February 1, 2021, by and between THMA and the Anchor Investor.

“Forward Purchase Shares” means the THMA Class A Common Shares to be sold to the Anchor Investor pursuant to the Forward Purchase Agreement.

“Forward Purchase Warrants” means the warrants to purchase THMA Class A Common Shares to be sold to the Anchor Investor pursuant to the Forward Purchase Agreement (for the avoidance of doubt, prior to the execution of the Amendment to Forward Purchase Agreement).

“Founder Shares” means THMA Class B Common Shares and THMA Class A Common Shares issued upon the automatic conversion thereof at the time of THMA’s initial business combination as provided herein.

“GAAP” means the generally accepted accounting principles in the United States, as applied on a consistent basis.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

v

“Initial Public Offering” means the initial public offering of THMA, which closed on February 4, 2021.

“Initial Stockholders” means holders of the THMA’s Founder Shares prior to the Business Combination.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Merger Sub” means Oz Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of THMA.

“Original Forward Purchase Units” means the units to be issued to the Anchor Investor pursuant to the Forward Purchase Agreement (for the avoidance of doubt, prior to the execution of the Amendment to Forward Purchase Agreement), consisting of one Forward Purchase Share and one-third of one Forward Purchase Warrant.

“Pear” means Pear Therapeutics, Inc., a Delaware corporation.

“Pear Common Shares” means the Common Stock, par value $0.0001 per share, of Pear.

“Pear Preferred Shares” means, collectively, the Pear Series A Preferred Shares, Pear Series B Preferred Shares, Pear Series C Preferred Shares, Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares.

“Pear Series A Preferred Shares” means the Series A Preferred Stock, par value $0.0001 per share, of Pear.

“Pear Series B Preferred Shares” means the Series B Preferred Stock, par value $0.0001 per share, of Pear.

“Pear Series C Preferred Shares” means the Series C Preferred Stock, par value $0.0001 per share, of Pear.

“Pear Series D-1 Preferred Shares” means the Series D-1 Preferred Stock, par value $0.0001 per share, of Pear.

“Pear Series D-2 Preferred Shares” means the Series D-2 Preferred Stock, par value $0.0001 per share, of Pear.

“Pear Shares” means, collectively, the Pear Common Shares and the Pear Preferred Shares.

“Post-Combination Company” means THMA following the consummation of the Business Combination, which will be renamed “Pear Holdings Corp.” at the Effective Time.

“Pritzker Vlock Family Office” means the PV Family Office LLC, a Delaware limited liability company affiliated with the Anchor Investor.

“Private Placement Warrants” means the warrants issued to the Sponsor in a private placement simultaneously with the closing of the Initial Public Offering.

“Public Shares” means THMA Class A Common Shares sold as part of the units in the Initial Public Offering (whether they were purchased in the Initial Public Offering or thereafter in the open market).

“Public Stockholders” means the holders of Public Shares, including the Sponsor and THMA’s management team to the extent the Sponsor and/or members of such management team purchase Public Shares; provided that the Sponsor’s and each member of such management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares.

“Public Warrants” means the warrants sold as part of the units in the Initial Public Offering (whether they were purchased in the Initial Public Offering or thereafter in the open market).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“THMA” means Thimble Point Acquisition Corp., a Delaware corporation.

“THMA Class A Common Shares” means the Class A common stock, par value $0.0001 per share, of THMA.

“THMA Class B Common Shares” means the Class B common stock, par value $0.0001 per share, of THMA.

“Trust Account” means the trust account established by THMA for the benefit of its stockholders at Continental Stock Transfer & Trust Company.

Unless otherwise specified, the voting and economic interests of the Post-Combination Company’s stockholders set forth in this proxy statement/prospectus assume the following:

•	No Public Shares are redeemed.

•	There are no other issuances of equity interests of THMA not described in this proxy statement/prospectus.

•	All Pear Vested In-the-Money Options are exercised as of immediately prior to the Effective Time.

•	10,280,000 THMA Class A Common Shares are issued to the Subscribers in the PIPE Transaction.

•	2,300,000 THMA Class A Common Shares are issued to the Anchor Investor in the Forward Purchase.

•

The current Pear equityholders will own 113,040,552 THMA Class A Common Shares on a fully diluted net exercise basis, representing approximately 71.2% of the total THMA Class A Common Shares outstanding.

•	None of THMA’s Initial Stockholders, Pear’s equityholders, the Subscribers or the Anchor Investor purchase THMA Class A Common Shares in the open market.

Further, unless otherwise specified, the voting and economic interests of the Post-Combination Company’s stockholders set forth in this proxy statement/prospectus do not take into account the (i) Earn Out Shares or (ii) the Private Placement Warrants or Public Warrants, which will remain outstanding following the Business Combination and may be exercised at a later date. The scenario described in this paragraph and above is referred to as the no redemption scenario.

Certain sections in this proxy statement/prospectus also refer to a maximum redemption scenario. Unless otherwise specified, that scenario assumes for illustrative purposes that all of the assumptions described above apply, except that 19,040,185 THMA Class A Common Shares are redeemed (representing the estimated maximum number of THMA Class A Common Shares that may be redeemed without resulting in the failure to satisfy the Minimum Cash Condition (as defined under “The Business Combination Agreement—Conditions to the Business Combination”)), resulting in an aggregate payment of approximately $190.4 million from the Trust Account. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements.”

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination, the Special Meeting in lieu of the 2021 annual meeting and the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to THMA stockholders. You are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?

A:

THMA, Merger Sub, a wholly-owned subsidiary of THMA, and Pear have entered into the Business Combination Agreement, pursuant to which Merger Sub will merge with and into Pear, with Pear surviving the Merger as a wholly-owned subsidiary of THMA. In connection with the Closing of the Merger, THMA will be renamed “Pear Holdings Corp.”

THMA will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Business Combination Agreement” beginning on page 276. In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:

THMA is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their THMA Common Shares with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless THMA’s stockholders approve the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal set forth in this proxy statement/prospectus. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement of THMA and a prospectus of THMA. It is a proxy statement because the THMA Board is soliciting proxies from THMA stockholders using this proxy statement/prospectus. It is a prospectus because THMA, in connection with the Business Combination, is offering THMA Class A Common Shares in exchange for the Pear Shares outstanding at the Effective Time. See “The Business Combination Agreement—Merger Consideration,” “Other Agreements—The Subscription Agreements” and “Other Agreements—The Amended Forward Purchase Agreement.”

Q:	WHAT WILL PEAR STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A.

In connection with the Business Combination, (i) holders of Pear Common Shares, Pear Preferred Shares and Pear Vested In-the-Money Options will receive aggregate upfront consideration of $1,200,000,000, payable in an aggregate of 120,000,000 THMA Class A Common Shares at a price of $10.00 per share and (ii) holders of Pear Common Shares and Pear Preferred Shares will receive the contingent right to receive up to 12,394,625 Earn Out Shares (see “—Earn Out Consideration”).

The Earn Out Shares are payable in three equal tranches of 4,131,875 shares, each tied to a separate earn out milestone. The Earn Out Shares will be allocated pro rata to holders of Pear Common Shares and Pear Preferred Shares (on an as-converted basis) immediately prior to the consummation of the Business Combination as set forth in the Consideration Schedule (as defined below) which shall be delivered by Pear to THMA at least two Business Days prior to the Closing. Neither holders of Pear Vested In-the-Money Options nor holders of Pear Warrants immediately prior to the Effective Time will be eligible to receive Earn Out Shares. The following table sets forth an estimate of (x) the Per Share Upfront Consideration expected to be allocated to holders of Pear Common Shares, Pear Preferred Shares, Pear Vested In-the-Money Options and Pear Warrants and (y) the allocation of the Earn Out Shares among the holders of Pear Common Shares and Pear Preferred Shares, each based on the assumption that, since the execution of the Business Combination Agreement, Pear has not issued any additional equity (including pursuant to the exercise of options, warrants or other securities exchangeable or exercisable for equity of Pear).

	Per Share Upfront Consideration	Earn Out Shares
Holders of Pear Common Shares	17,165,000	1,882,943
Holders of Pear Preferred Shares	95,808,000	10,511,682
Holders of Pear Vested-In-the-Money Options	5,797,000	None
Holders of Pear Warrants	1,230,000	None
TOTAL	120,000,000	12,394,625

Under the terms of the Business Combination Agreement, at the Effective Time:

(i)

Each Pear Common Share issued and outstanding as of immediately prior to the Effective Time (excluding shares owned by Pear as treasury stock or dissenting shares) will be cancelled and converted into (x) the right to receive the Per Share Upfront Consideration and (y) the contingent right to receive Earn Out Shares as set forth in a Consideration Schedule. The “Per Share Upfront Consideration” is equal to such number of THMA Class A Common Shares equal to (i) $1,200,000,000 divided by $10.00 divided by (ii) the total number of Pear Common Shares outstanding immediately prior to the Effective Time, expressed on an as-exercised and as-converted to Pear Common Share basis (including any Pear Common Shares underlying Pear Vested In-the-Money Options or Pear Preferred Shares).

(ii)

Each Pear Preferred Share issued and outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive Per Share Consideration in respect of such number of Pear Common Shares as set forth on a Consideration Schedule.

(iii)

Each Pear In-the-Money Option will be cancelled in exchange for an option to purchase a number of THMA Class A Common Shares as set forth on the Consideration Schedule at an exercise price as set forth on such Consideration Schedule. All vested options to purchase Pear Common Shares are currently considered “in-the-money” with an average exercise price of $1.19, which is based on the implied value of each Pear Common Share from the exchange ratio used to compute the Per Share Upfront Consideration in the Merger. The exchange ratio applicable to such shares is defined as (i) $1.2 billion (the “Equity Value”), divided by (ii) $10.00, divided by (iii) the number of issued and outstanding shares of Pear common stock, on a fully diluted and as-converted basis.

(iv)

Each Pear Warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of THMA Class A Common Shares in an amount and at an exercise price and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule. The holders of all Pear Warrants that are currently outstanding have entered into agreements that require the automatic exercise of such Pear Warrants such that no Pear Warrants will be outstanding as of immediately prior to the Effective Time and as such no Pear Warrants will be converted into warrants to acquire THMA Class A Common Shares. Subject to certain exceptions, such terms and conditions will be the same terms and conditions as were applicable to the Pear Warrant immediately prior to the Effective Time.

The number of THMA Class A Common Shares to be issued to Pear equityholders in respect of their Pear Common Shares and their Pear Preferred Shares, together with the number of THMA Class A Common Shares that will underlie the Rollover Options issued to holders of Pear Vested In-the-Money Options, will be equal to 120,000,000.

Following the consummation of the Business Combination, when permitted by SEC rules, the Post-Combination Company intends to file a registration statement on Form S-8 with the SEC providing for the registration of (i) the Post-Combination Common Stock that will underlie the Rollover Options issued to holders of Pear-In-the-Money Options that are unvested as of immediately prior to the Effective Time and (ii) that are reserved for issuance under the 2021 Plan or 2021 ESPP.

Assuming that (a) no holders of THMA Class A Common Shares elect to have their Public Shares redeemed, (b) there are no other issuances of equity interests of THMA, (c) no Earn Out Shares are issued and (d) all Pear Vested In-the-Money Options remain unexercised as of immediately prior to the Effective Time, (i) the total number of THMA Class A Common Shares to be issued to Pear equityholders at the Effective Time is approximately 113,040,552, (ii) Pear equityholders as of immediately prior to the Effective Time will hold, in the aggregate, approximately 71.2% of the issued and outstanding THMA Class A Common Shares immediately following the Effective Time and (iii) THMA stockholders as of immediately prior to the Effective Time will hold, in the aggregate, approximately 20% of the issued and outstanding THMA Class A Common Shares immediately following the Effective Time.

Q:	WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for November 23, 2021; however, such meeting could be adjourned, as described herein. Neither THMA nor Pear can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. THMA must first obtain the approval of its stockholders for the Required Proposals set forth in this proxy statement/prospectus for their approval, Pear must first obtain the written consent of its stockholders for the Merger and THMA and Pear must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Business Combination Agreement—Conditions to the Business Combination” beginning on page 289.

Q:	HOW WILL THMA BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:

THMA does not currently have any management-level employees other than Elon S. Boms, our Chief Executive Officer and Chairman, Steven J. Benson, our Chief Operating Officer, and Joseph Iannotta, our Chief Financial Officer. Following the Closing, the Company’s executive officers are expected to be the current management team of Pear. See “Management of the Post-Combination Company Following the Business Combination” for more information.

THMA is, and after the Closing will continue to be, managed by its board of directors. Following the Closing, the size of our board of directors will be seven directors and will consist of Corey McCann, Nancy Schlichting, Andrew Schwab, Zack Lynch, Jorge Gomez, Kirthiga Reddy and Alison Bauerlein. Following the Closing, we expect that a majority of the directors will be independent under applicable Nasdaq listing rules. See the section entitled “Management of the Post-Combination Company Following the Business Combination” for more information.

Q:	WILL THMA OBTAIN NEW FINANCING IN CONNECTION WITH THE BUSINESS COMBINATION?

A:

In connection with the execution of the Business Combination Agreement, THMA entered into the Subscription Agreements with the Subscribers pursuant to which the Subscribers have agreed to purchase, and THMA has agreed to sell to the Subscribers, an aggregate of 10,280,000 THMA Class A Common Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $102,800,000. In connection with the execution of the Business Combination Agreement, THMA entered into the

x

Amendment to Forward Purchase Agreement with the Anchor Investor. Pursuant to the Amended Forward Purchase Agreement, the Anchor Investor has agreed to purchase, and THMA has agreed to sell to the Anchor Investor, such number of THMA Class A Common Shares equal to the sum of (x) 2,300,000 and (y) such additional THMA Class A Common Shares as the Anchor Investor may elect to purchase up to the lesser of (A) the number of Public Shares redeemed by THMA’s Public Stockholders and (B) 2,700,000, for a purchase price of $10.00 per share.

The obligations to consummate the transactions contemplated by the Subscription Agreements and the transactions contemplated by the Amended Forward Purchase Agreement are each conditioned upon customary closing conditions, including the consummation of the transactions contemplated by the Business Combination Agreement, including the Merger. See “Other Agreements—Subscription Agreements” and “—Amended Forward Purchase Agreement.”

Assuming that no Public Shares are redeemed by THMA’s Public Stockholders, if the 12,580,000 THMA Class A Common Shares to be issued to the Subscribers and the Anchor Investor concurrently with the consummation of the Business Combination were currently outstanding, such shares would have an aggregate market value of $125,171,000 based upon the closing price of $9.95 per Public Share on Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

Q:	WHAT EQUITY STAKE WILL CURRENT THMA STOCKHOLDERS, THE INITIAL STOCKHOLDERS, THE SUBSCRIBERS AND THE PEAR STOCKHOLDERS HOLD IN THE POST-COMBINATION COMPANY FOLLOWING THE CLOSING?

A:

As of immediately following the Closing, (i) assuming no Public Shares are redeemed, (ii) assuming there are no other issuances of equity interests of THMA, (iii) without taking into account any THMA warrants that will remain outstanding immediately following the Closing and may be exercised at a later date or the Earn Out Shares and (iv) assuming that all Pear Vested In-the-Money Options remain unexercised as of immediately prior to the Effective Time, the expected beneficial ownership of the Post-Combination Company will be as follows:

•	Current THMA Public Stockholders will own 27,600,000 THMA Class A Common Shares, representing approximately 17.4% of the total THMA Class A Common Shares outstanding;

•

The Initial Stockholders will own 5,630,400 vested THMA Class A Common Shares (without taking into account an additional 1,269,600 THMA Class A Common Shares subject to vesting requirements pursuant to the Sponsor Agreement), representing approximately 3.5% of the total THMA Class A Common Shares outstanding;

•	The Subscribers will own 10,280,000 THMA Class A Common Shares, representing approximately 6.5% of the total THMA Class A Common Shares outstanding;

•	The Anchor Investor will own 2,300,000 THMA Class A Common Shares, representing approximately 1.4% of the total THMA Class A Common Shares outstanding; and

•

The current Pear equityholders will own 113,040,552 THMA Class A Common Shares on a fully diluted net exercise basis, representing approximately 71.2% of the total THMA Class A Common Shares outstanding.

As of immediately following the Closing, (i) 19,040,185 THMA Class A Common Shares are redeemed (representing the estimated maximum number of THMA Class A Common Shares that may be redeemed without resulting in the failure to satisfy the Minimum Cash Condition (as defined under “The Business Combination Agreement—Conditions to the Business Combination”)), (ii) assuming there are no other issuances of equity interests of THMA, (iii) without taking into account any THMA warrants that will remain outstanding immediately following the Closing and may be exercised at a later date or the Earn Out Shares and (iv) assuming that all Pear Vested In-the-Money Options remain unexercised as of immediately prior to the Effective Time, the expected beneficial ownership of the Post-Combination Company will be as follows:

•	Current THMA Public Stockholders will own 8,559,815 THMA Class A Common Shares, representing approximately 6.1% of the total THMA Class A Common Shares outstanding;

•

The Initial Stockholders will own 5,630,400 vested THMA Class A Common Shares (without taking into account an additional 1,269,600 THMA Class A Common Shares subject to vesting requirements pursuant to the Sponsor Agreement), representing approximately 4.0% of the total THMA Class A Common Shares outstanding;

•	The Subscribers will own 10,280,000 THMA Class A Common Shares, representing approximately 7.4% of the total THMA Class A Common Shares outstanding;

•	The Anchor Investor will own 2,300,000 THMA Class A Common Shares, representing approximately 1.6% of the total THMA Class A Common Shares outstanding; and

•

The current Pear equityholders will own 113,040,552 THMA Class A Common Shares on a fully diluted net exercise basis, representing approximately 80.9% of the total THMA Class A Common Shares outstanding.

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	FOLLOWING THE BUSINESS COMBINATION, WILL THMA’S SECURITIES CONTINUE TO TRADE ON A STOCK EXCHANGE?

A:

Yes. Upon the Closing, we intend to change our name from “Thimble Point Acquisition Corp.” to “Pear Holdings Corp.” and our THMA Class A Common Shares and Public Warrants are expected to trade under the symbols “PEAR” and “PEAR.W,” respectively, following the Closing.

QUESTIONS AND ANSWERS ABOUT THMA’S SPECIAL STOCKHOLDER MEETING

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:

The Special Meeting will be held at 9:00 a.m. prevailing Eastern Time, on November 23, 2021, in virtual format. THMA stockholders may attend, vote and examine the list of THMA stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/thimblepoint/2021 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	The stockholders of THMA are being asked to vote on the following:

•	A proposal to adopt the Business Combination Agreement and the transactions contemplated thereby. See the section entitled “Proposal No. 1—The Business Combination Proposal.”

•	A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See the section entitled “Proposal No. 2—The Charter Approval Proposal.”

•

A proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis. See the section entitled “Proposal No. 3—The Governance Proposals.”

•

A proposal to elect seven directors to serve on the Post-Combination Company Board until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 4—The Director Election Proposal.”

•

A proposal to approve, for purposes of complying with applicable Nasdaq listing rules: (i) the issuance of THMA Class A Common Shares to the Pear equityholders pursuant to the Business Combination Agreement; (ii) the issuance of THMA Class A Common Shares pursuant to the Subscription Agreements; (iii) the issuance of THMA Class A Common Shares pursuant to the Amended Forward Purchase Agreement; and (iv) the issuance of THMA Class A Common Shares pursuant to the conversion of THMA Class B Common Shares. See the section entitled “Proposal No. 5—The Nasdaq Proposal.”

•	A proposal to approve and adopt the 2021 Plan. See the section entitled “Proposal No. 6—The Incentive Plan Proposal.”

•	A proposal to approve and adopt the 2021 ESPP. See the section entitled “Proposal No. 7—The Employee Stock Purchase Plan Proposal.”

•

A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. See the section entitled “Proposal No. 8—The Adjournment Proposal.”

THMA will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Merger and the other matters to be acted upon at the Special Meeting.

Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	WHO IS PEAR?

A:

Pear is a commercial-stage healthcare company pioneering a new class of software-based medicines, sometimes referred to as Prescription Digital Therapeutics (“PDTs”), which use software to treat diseases directly. Pear’s vision is to advance healthcare through the widespread use of PDTs, and to be the one-stop shop for PDTs offered both by Pear and by other organizations that may choose to host their products on our commercial platform. See “Information About Pear.”

Q:	WHY IS THMA PROPOSING THE BUSINESS COMBINATION?

A:

THMA was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On February 4, 2021, THMA completed its Initial Public Offering and, thereafter, THMA’s activity has been limited to the search for a target for its initial business combination.

Based on its due diligence investigations of Pear and the industry in which it operates, including the financial and other information provided by Pear in the course of their negotiations in connection with the

Business Combination Agreement, the THMA Board believes that the Merger with Pear is advisable and in the best interests of THMA and its stockholders. See the section entitled “The Merger—Recommendation of the THMA Board of Directors and Reasons for the Merger.”

Q:	DID THE THMA BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:

The THMA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Merger with Pear. The directors, Advisors and officers of THMA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of THMA’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Merger with Pear. In addition, THMA’s directors, Advisors and officers, together with THMA’s financial advisors and consultants, have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the THMA Board in valuing Pear’s business.

Q:	WHY IS THMA PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:

We are seeking approval of the Business Combination for purposes of complying with applicable Nasdaq listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to the Current Charter, we must provide all Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination (as defined in our Current Charter) either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. If we submit the proposed initial business combination to the stockholders for their approval, our Current Charter requires us to conduct a redemption offer in conjunction with the proxy solicitation (and not in conjunction with a tender offer) pursuant to the applicable SEC proxy solicitation rules.

Q:	DO PEAR’S STOCKHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?

A:

Yes. Immediately following the execution of the Business Combination Agreement, certain equityholders of Pear representing the requisite votes necessary to approve the Merger (such stockholders, the “Supporting Pear Equityholders”) entered into company stockholder support agreements (the “Pear Stockholder Support Agreements”) with THMA and Pear, pursuant to which each Supporting Pear Equityholder agreed to, among other things, (a) vote all of its Pear Common Shares and Pear Preferred Shares (or any securities convertible into or exercisable or exchangeable for Pear Common Shares and Pear Preferred Shares) in favor of the approval and adoption of the Business Combination Agreement, the Ancillary Agreements to which Pear is or will be a party and the transactions contemplated thereby (including the Merger) and (b) be bound by certain other covenants and agreements related to the Merger. Also, immediately following the execution of the Business Combination Agreement, certain of the Supporting Pear Equityholders entered into stockholder lock-up agreements (the “Lock-Up Agreements”) with THMA, pursuant to which each Supporting Pear Equityholder agreed not to sell or otherwise dispose of any THMA Class A Common Shares or any other equity securities of THMA convertible into or exercisable or exchangeable for THMA Class A Common Shares held by any of them for a period of 180 days after the Closing Date other than pursuant to certain exceptions described therein. See “Other Agreements—Pear Stockholder Support Agreements” and “—Pear Lock-Up Agreements.”

The shares of Pear capital stock that are owned by the Supporting Pear Equityholders and subject to the Pear Stockholder Support Agreements represent (i) approximately 78.0% of the outstanding Pear Common Shares and Pear Preferred Shares (on an as-converted basis, together as a single class), (ii) approximately 80.6% of the outstanding Pear Preferred Shares (on an as-converted basis, together as a single class), (iii)

approximately 93.3% of the outstanding Pear Series A Preferred Shares, (iv) approximately 82.4% of the outstanding Pear Series B Preferred Shares, (v) approximately 68.3% of the outstanding Pear Series C Preferred Shares, and (vi) approximately 73.4% of the outstanding Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares (on an as-converted basis, together as a single class), in each case, as of July 2, 2021. The execution and delivery of written consents by all of the Supporting Pear Equityholders will constitute the Pear stockholder approval at the time of such delivery. Additionally, the Supporting Pear Equityholders have agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger.

Q:	DO I HAVE REDEMPTION RIGHTS?

A:

If you are a holder of Public Shares, you have the right to demand that THMA redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the Initial Public Offering, as of two business days prior to the consummation of the Merger (including interest earned on the funds held in the Trust Account and not previously released to THMA to pay taxes) upon the Closing (“redemption rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without the consent of THMA. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of THMA.

Under THMA’s Current Charter, the Merger may be consummated only if THMA has at least $5,000,001 of net tangible assets after payment of cash to all Public Stockholders that properly demand redemption of their Public Shares for cash.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:

No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Merger may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of redemptions by Public Stockholders.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:

If you are a Public Stockholder and wish to exercise your redemption rights, you must demand that THMA redeem your Public Shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your Public Shares to Continental, THMA’s transfer agent, physically or electronically using The Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. See “THMA’s Special Meeting of Stockholders—Redemption Rights” for Continental’s address and contact information.

Any Public Stockholder will be entitled to demand that such holder’s Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $276,024,619 or $10.00 per share, as of October 18, 2021, the THMA Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to THMA to pay its taxes, will be paid promptly upon consummation of the Merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of THMA’s Public Stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your Public Shares for redemption to THMA’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that THMA’s transfer agent return the Public Shares (physically or electronically).

If a Public Stockholder properly makes a request for redemption and the Public Shares are delivered as described to THMA’s transfer agent as described herein, then, if the Merger is consummated, THMA will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a THMA stockholder (other than the right to receive the redemption amount) upon consummation of the Merger.

For a discussion of the material U.S. federal income tax consequences for holders of Public Shares with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences—Material Tax Consequences of a Redemption of Public Shares.”

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:

No. Neither THMA stockholders nor its Unit or Public Warrant holders have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “THMA’s Special Meeting of Stockholders— Appraisal Rights.”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:

A total of $276,000,000 in net proceeds of the Initial Public Offering and the amount raised from the private sale of warrants simultaneously with the consummation of the Initial Public Offering was placed in the Trust Account following the Initial Public Offering. After the consummation of the Merger, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Merger (including aggregate fees of $9,660,000 as deferred underwriting commissions) and for the Post-Combination Company’s working capital and general corporate purposes.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:

If the Business Combination is not consummated, Pear will not become a wholly owned subsidiary of THMA and Pear equityholders will not receive any consideration for their shares of Pear capital stock or options. See “The Business Combination Agreement—Termination” and “Risk Factors” beginning on page 291 and page 29, respectively.

Further, THMA would search for another target business with which to complete a business combination. If THMA does not complete the Merger with Pear or another target business by May 4, 2023 (the “Combination Window”), THMA must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to THMA to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Initial Stockholders have no redemption rights in the event a business combination is not effected in the Combination Window, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to outstanding THMA warrants. Accordingly, the THMA warrants will expire and be worthless.

Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:

The Initial Stockholders, including the Sponsor, are entitled to vote an aggregate of 20% of the outstanding THMA Common Shares and have agreed to vote any THMA Common Shares held by them as of the THMA Record Date in favor of each of the proposals presented at the Special Meeting.

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:

A majority of the voting power of the issued and outstanding common stock of THMA entitled to vote at the Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own 20% of the issued and outstanding THMA Common Shares, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the THMA Record Date for the Special Meeting, 17,250,001 THMA Common Shares would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:

The Business Combination Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class, is required to approve the Business Combination Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have no effect on the Business Combination Proposal. THMA stockholders must approve the Business Combination Proposal in order for the Merger to occur.

The Charter Approval Proposal: The affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class and (ii) the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares then outstanding and entitled to vote thereon, voting together as a single class, is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal. The parties have also agreed to condition the Charter Approval Proposal on the affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares then outstanding and entitled to vote thereon, voting separately as a single class. The Merger is conditioned on the approval of the Charter Approval Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented to the stockholders for a vote.

The Governance Proposals: The affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class, is required to approve each of the Governance Proposals. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to any of the Governance Proposals, will have no effect on the Governance Proposals. The Merger is not conditioned on the approval of any of the Governance Proposals. If the Business Combination Proposal is not approved, the Governance Proposals will not be presented to the stockholders for a vote.

The Director Election Proposal: The affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class, is required to approve the Director Election Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Director Election Proposal, will have no effect on the election of directors. The Merger is conditioned on the approval of the Director Election Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.

The Nasdaq Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class, is required to approve the Nasdaq Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal. The Merger is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.

The Incentive Plan Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class, is required to approve the Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan Proposal, will have no effect on the Incentive Plan Proposal. The Merger is conditioned on the approval of the Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to the stockholders for a vote.

The Employee Stock Purchase Plan Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class, is required to approve the Employee Stock Purchase Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Employee Stock Purchase Plan Proposal, will have no effect on the Employee Stock Purchase Plan Proposal. The Merger is conditioned on the approval of the Employee Stock Purchase Plan Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented to the stockholders for a vote.

The Adjournment Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Merger is not conditioned on the approval of the Adjournment Proposal.

As further discussed in the section entitled “Other Agreements—Sponsor Agreement” beginning on page 294 of this proxy statement/prospectus, the Sponsor and THMA’s directors, Advisor and officers have entered into a Sponsor Agreement with THMA and Pear, a copy of which is attached as Annex E to this proxy statement/prospectus, pursuant to which the Sponsor and such directors, Advisors and officers have agreed to vote their Founder Shares, representing 20% of the aggregate voting power of the THMA Common Shares, in favor of each of the Proposals presented at the Special Meeting.

Q:	DO ANY OF THMA’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF THMA STOCKHOLDERS?

A:	Certain of THMA’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of THMA stockholders generally.

These interests include, among others:

•

If the Business Combination with Pear or another business combination is not consummated within the Combination Window, THMA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the THMA Board, dissolving and liquidating. In such event, the 6,900,000 Founder Shares held by THMA’s Initial Stockholders, including 180,000 Founder Shares held by THMA’s independent directors and 180,000 Founder Shares held by THMA’s Advisors, which were acquired by the Sponsor for an aggregate purchase price of $25,000 prior to the Initial Public Offering, would be worthless because THMA’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $65,073,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 180,000 Founder Shares held by THMA’s independent directors had an aggregate market value of $1,791,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 180,000 Founder Shares held by THMA’s Advisors had an aggregate market value of $1,791,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 5,013,333 Private Placement Warrants from THMA for an aggregate purchase price of $7,520,000 (or $1.50 per warrant). These purchases took place in a private placement simultaneously with the consummation of the Initial Public Offering. A portion of the proceeds THMA received from these purchases were placed in the Trust Account. The Private Placement Warrants had an aggregate market value of $4,361,600 based upon the closing price of $0.87 per public warrant on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants would become worthless if THMA does not consummate a business combination within the Combination Window.

•	Following the Closing, THMA will continue to indemnify THMA’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•

No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. From the date of the Initial Public Offering until the date of the Business Combination Agreement, there have been no reimbursable out-of-pocket expenses incurred in connection with the Business Combination.

•

Our Chief Executive Officer and director, Elon Boms, is a Managing Director of the Pritzker Vlock Family Office and a manager of the Anchor Investor. Our Chief Operating Officer and director, Steven Benson is a Venture Partner with the Pritzker Vlock Family Office. Our Chief Financial Officer, Joseph Iannotta is the Controller of the Pritzker Vlock Family Office. Messrs Boms, Benson and Iannotta have led and assisted in, respectively, the evaluation of our business combination targets, including Pear, and the negotiation of our Business Combination with Pear.

•	The Anchor Investor, an affiliate of the Pritzker Vlock Family Office, has entered into the Amended Forward Purchase Agreement with us, pursuant to which the Anchor Investor has agreed to purchase

2,300,000 THMA Class A Common Shares for a purchase price of $10.00 per share and at an aggregate purchase price of $23,000,000 (which amount may be increased under certain circumstances as described under “Other Agreements—Sponsor Agreement”).

•	An entity affiliated with the Pritzker Vlock Family Office holds an indirect economic interest in the Sponsor and the Anchor Investor.

•

The Sponsor and THMA’s directors, Advisors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares held by them if THMA fails to complete the Business Combination during the Combination Window (as defined below). See “Information about THMA—Redemption of Public Shares and Liquidation if no Business Combination” on page 129 of this proxy statement/prospectus.

•

If the Trust Account is liquidated, including in the event THMA is unable to complete the Business Combination by February 4, 2023, our Sponsor has agreed to indemnify THMA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share. Our Sponsor and THMA’s directors and officers will be relieved of this obligation upon the completion of the Business Combination and therefore may be incentivized to complete the Business Combination with Pear rather than liquidate even if (i) Pear is a less favorable target company as compared to other potential target companies or (ii) the terms of the Business Combination are less favorable to stockholders than the liquidation of the Trust Account. See “Risk Factors—THMA directors and officers may have interests in the Business Combination different from the interests of THMA stockholders.” on page 70 of this proxy statement/prospectus.

The THMA Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination be approved by the stockholders of THMA. See “The Business Combination—Interests of THMA’s Directors and Officers in the Business Combination” beginning on page 268 of this proxy statement/prospectus.

Q:	WHAT DO I NEED TO DO NOW?

A:

THMA urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes attached hereto and the other documents referred to herein, and to consider how the Merger will affect you as a stockholder and/or warrant holder of THMA. Stockholders should consult, and rely solely upon, their respective tax and/or financial advisor for assistance on how the Merger may affect their individual situation. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	WHAT HAPPENS IF I SELL MY THMA CLASS A COMMON SHARES BEFORE THE SPECIAL MEETING?

A:

The THMA Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your THMA Class A Common Shares after the THMA Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your THMA Class A Common Shares because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your THMA Class A Common Shares prior to the THMA Record Date, you have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	HOW DO I VOTE?

A:

If you are a holder of record of THMA Common Shares on the THMA Record Date, you may vote in person (which would include presence at a virtual meeting) at the Special Meeting or by submitting a proxy for the

Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a proxy from your broker, bank or nominee.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to THMA or by voting in person (which would include presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a THMA stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Approval Proposal, but will have no effect on the vote count for such other proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:

For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a THMA stockholder that attends the Special Meeting virtually and fails to vote on the Charter Approval Proposal, your failure to vote will have the same effect as a vote “AGAINST” such proposal.

If you are a THMA stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Governance Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, your failure to vote will have no effect on the Business Combination Proposal, the Governance Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal, as applicable.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted “FOR” each of the proposals presented at the Special Meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy is exercised by doing any one of the following:

•	send another proxy card with a later date;

•	notify THMA’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•	attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received.

If you are a stockholder of record of THMA and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Morrow Sodali at the address listed below, and it must be received at any time before the vote is taken at the THMA Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy prior to the Special Meeting or by voting online at the THMA Special Meeting. Simply attending the THMA Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your THMA Common Shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:

If you fail to take any action with respect to the Special Meeting and the Merger is approved by stockholders and consummated, you will become a stockholder of the Post-Combination Company. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Merger is not approved, you will continue to be a stockholder and/or warrant holder of THMA while THMA searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your THMA shares.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: THMA.info@investor.morrowsodali.com

You may also obtain additional information about THMA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to THMA’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Business Combination Agreement and the Business Combination (pages 249 and 276)

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

If the Business Combination Agreement is approved and adopted and the Business Combination is subsequently completed, Merger Sub will merge with and into Pear with Pear surviving the Merger as a wholly-owned subsidiary of THMA.

Merger Consideration (page 276)

In connection with the Business Combination, (i) holders of Pear Common Shares, Pear Preferred Shares and Pear Vested In-the-Money Options will receive aggregate upfront consideration of $1,200,000,000, payable in an aggregate of 120,000,000 THMA Class A Common Shares at a price of $10.00 per share and (ii) holders of Pear Common Shares and Pear Preferred Shares will receive the contingent right to receive up to 12,394,625 Earn Out Shares. The Earn Out Shares are payable in three equal tranches of 4,131,875 shares, each tied to a separate earn out milestone. The Earn Out Shares will be allocated pro rata to holders of Pear Common Shares and Pear Preferred Shares (on an as-converted basis) immediately prior to the consummation of the Business Combination as set forth in the Consideration Schedule (as defined below) which shall be delivered by Pear to THMA at least two Business Days prior to the Closing. Neither holders of Pear Vested In-the-Money Options nor holders of Pear Warrants immediately prior to the Effective Time will be eligible to receive Earn Out Shares. The following table sets forth an estimate of (x) the Per Share Upfront Consideration expected to be allocated to holders of Pear Common Shares, Pear Preferred Shares, Pear Vested In-the-Money Options and Pear Warrants and (y) the allocation of the Earn Out Shares among the holders of Pear Common Shares and Pear Preferred Shares, each based on the assumption that, since the execution of the Business Combination Agreement, Pear has not issued any additional equity (including pursuant to the exercise of options, warrants or other securities exchangeable or exercisable for equity of Pear).

	Per Share Upfront Consideration	Earn Out Shares
Holders of Pear Common Shares	17,165,000	1,882,943
Holders of Pear Preferred Shares	95,808,000	10,511,682
Holders of Pear Vested-In-the-Money Options	5,797,000	None
Holders of Pear Warrants	1,230,000	None
TOTAL	120,000,000	12,394,625

Under the terms of the Business Combination Agreement, at the Effective Time:

(i)

Each Pear Common Share issued and outstanding as of immediately prior to the Effective Time (excluding shares owned by Pear as treasury stock or dissenting shares) will be cancelled and converted into (x) the right to receive the Per Share Upfront Consideration and (y) the contingent right to receive

Earn Out Shares as set forth in a Consideration Schedule (as defined below). The “Per Share Upfront Consideration” is equal to such number of THMA Class A Common Shares equal to (i) $1,200,000,000 divided by $10.00 divided by (ii) the total number of Pear Common Shares outstanding immediately prior to the Effective Time, expressed on an as-exercised and as-converted to Pear Common Share basis (including any Pear Common Shares underlying Pear Vested In-the-Money Options or Pear Preferred Shares).

(ii)

Each Pear Preferred Share issued and outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive Per Share Consideration in respect of such number of Pear Common Shares as set forth on a Consideration Schedule.

(iii)

Each Pear In-the-Money Option will be cancelled in exchange for an option to purchase a number of THMA Class A Common Shares as set forth on the Consideration Schedule at an exercise price as set forth on such Consideration Schedule. All vested options to purchase Pear Common Shares are currently considered “in-the-money” with an average exercise price of $1.19, which is based on the implied value of each Pear Common Share from the exchange ratio used to compute the Per Share Upfront Consideration in the Merger. The exchange ratio applicable to such shares is defined as (i) $1.2 billion (the “Equity Value”), divided by (ii) $10.00, divided by (iii) the number of issued and outstanding shares of Pear common stock, on a fully diluted and as-converted basis.

(iv)

Each Pear Warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of THMA Class A Common Shares in an amount and at an exercise price and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule. The holders of all Pear Warrants that are currently outstanding have entered into agreements that require the automatic exercise of such Pear Warrants such that no Pear Warrants will be outstanding as of immediately prior to the Effective Time and as such no Pear Warrants will be converted into warrants to acquire THMA Class A Common Shares. Subject to certain exceptions, such terms and conditions will be the same terms and conditions as were applicable to the Pear Warrant immediately prior to the Effective Time.

The number of THMA Class A Common Shares to be issued to Pear stockholders in respect of their Pear Common Shares and their Pear Preferred Shares, together with the number of THMA Class A Common Shares that will underlie the Rollover Options issued to holders of Pear Vested In-the-Money Options, will be equal to 120,000,000.

Following the consummation of the Business Combination, when permitted by SEC rules, the Post-Combination Company intends to file a registration statement on Form S-8 with the SEC providing for the registration of (i) the Post-Combination Common Stock that will underlie the Rollover Options issued to holders of Pear-In-the-Money Options that are unvested as of immediately prior to the Effective Time and (ii) that are reserved for issuance under the 2021 Plan or 2021 ESPP.

Assuming that (a) no holders of THMA Class A Common Shares elect to have their Public Shares redeemed, (b) there are no other issuances of equity interests of THMA, (c) no Earn Out Shares are issued and (d) all Pear Vested In-the-Money Options remain unexercised as of immediately prior to the Effective Time, (i) the total number of THMA Class A Common Shares to be issued to Pear equityholders at the Effective Time is approximately 113,040,552, (ii) Pear equityholders as of immediately prior to the Effective Time will hold, in the aggregate, approximately 71.2% of the issued and outstanding THMA Class A Common Shares immediately following the Effective Time and (iii) THMA stockholders as of immediately prior to the Effective Time will hold, in the aggregate, approximately 20% of the issued and outstanding THMA Class A Common Shares immediately following the Effective Time.

Earn Out Consideration. Subject to certain exceptions, during the period between the date that is 90 days following the Closing and the fifth anniversary of the Closing, THMA will issue to holders of Pear Common

Shares and holders of Pear Preferred Shares as of immediately prior to the Effective Time (the “Earn Out Eligible Pear Equityholders”) up to 12,394,625 additional THMA Class A Common Shares in the aggregate in three equal tranches of 4,131,875 Earn Out Shares, respectively, upon the occurrence of Triggering Event I, Triggering Event II and Triggering Event III, respectively. “Triggering Event I” will be considered achieved when the volume weighted average price of THMA Class A Common Shares on Nasdaq is greater than or equal to $12.50 for any 20 trading days within a 30 trading day period. “Triggering Event II” will be considered achieved when the volume weighted average price of THMA Class A Common Shares on Nasdaq is greater than or equal to $15.00 for any 20 trading days within a 30 trading day period. “Triggering Event III” will be considered achieved when the volume weighted average price of THMA Class A Common Shares on Nasdaq is greater than or equal to $17.50 for any 20 trading days within a 30 trading day period.

If, during the during the period between the date that is 90 days following the Closing and the fifth anniversary of the Closing, there is a Change of Control Transaction (as defined in the Business Combination Agreement) with respect to THMA (or a successor or parent company thereof), then immediately prior to the consummation of such Change of Control Transaction, (a) all of the Triggering Events shall have been deemed to occur, (b) THMA shall notify in writing the Earn Out Eligible Pear Equityholders that it intends to issue all of the Earn Out Shares to the Earn Out Eligible Pear Equityholders, (c) unless the Earn Out Eligible Pear Equityholder has provided written notification to THMA within ten (10) Business Days following the receipt of such notice by the Earn Out Eligible Pear Equityholder that such Earn Out Eligible Pear Equityholder is required to file a notification pursuant to the HSR Act with respect to such Earn Out Shares, THMA shall issue to the Earn Out Eligible Pear Equityholders an aggregate amount of 12,394,625 Earn Out Shares less the number of Earn Out Shares previously issued, if any, and (d) following such issuance, no further Earn Out Shares shall be issuable.

Fractional Shares. No fractional THMA Class A Common Shares will be issued by virtue of the Business Combination or the other transactions contemplated by the Business Combination Agreement. Each person who would otherwise be entitled to a fraction of a THMA Class A Common Share (after aggregating all fractional THMA Class A Common Shares that otherwise would be received by such holder) will instead have the number of THMA Class A Common Shares issued to such person rounded down in the aggregate to the nearest whole THMA Class A Common Share, and will be entitled to receive cash, without interest, rounded to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a THMA Class A Common Share to which such holder otherwise would have been entitled multiplied by (b) $10.00.

Ownership of the Post-Combination Company

As of the date of this proxy statement/prospectus, there are 34,500,000 THMA Common Shares issued and outstanding, including 27,600,000 THMA Class A Common Shares and 6,900,000 THMA Class B Common Shares, each of which will be converted into one THMA Class A Common Share at the Closing. As of the date of this proxy statement/prospectus, there are an aggregate of 9,200,000 Public Warrants outstanding. Each Public Warrant entitles the holder thereof to purchase one THMA Class A Common Share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming no redemptions), assuming that (i) each THMA Class B Common Share is converted into one THMA Class A Common Share and (ii) each outstanding Public Warrant is exercised and one THMA Class A Common Share is issued as a result of such exercise, the THMA fully-diluted stock capital would consist of 43,700,000 THMA Class A Common Shares.

As of immediately following the Closing, (i) assuming no Public Shares are redeemed, (ii) assuming there are no other issuances of equity interests of THMA, (iii) without taking into account any THMA warrants that will remain outstanding immediately following the Closing and may be exercised at a later date or the Earn Out Shares and (iv) assuming that all Pear Vested In-the-Money Options remain unexercised as of immediately prior to the Effective Time, the expected beneficial ownership of the Post-Combination Company will be as follows:

•	Current THMA Public Stockholders will own 27,600,000 THMA Class A Common Shares, representing approximately 17.4% of the total THMA Class A Common Shares outstanding;

•

The Initial Stockholders will own 5,630,400 vested THMA Class A Common Shares (without taking into account an additional 1,269,600 THMA Class A Common Shares subject to vesting requirements pursuant to the Sponsor Agreement), representing approximately 3.5% of the total THMA Class A Common Shares outstanding;

•	The Subscribers will own 10,280,000 THMA Class A Common Shares, representing approximately 6.5% of the total THMA Class A Common Shares outstanding;

•	The Anchor Investor will own 2,300,000 THMA Class A Common Shares, representing approximately 1.4% of the total THMA Class A Common Shares outstanding; and

•

The current Pear equityholders will own 113,040,552 THMA Class A Common Shares on a fully diluted net exercise basis, representing approximately 71.2% of the total THMA Class A Common Shares outstanding.

As of immediately following the Closing, (i) 19,040,185 THMA Class A Common Shares are redeemed (representing the estimated maximum number of THMA Class A Common Shares that may be redeemed without resulting in the failure to satisfy the Minimum Cash Condition (as defined under “The Business Combination Agreement—Conditions to the Business Combination”)), (ii) assuming there are no other issuances of equity interests of THMA, (iii) without taking into account any THMA warrants that will remain outstanding immediately following the Closing and may be exercised at a later date or the Earn Out Shares and (iv) assuming that all Pear Vested In-the-Money Options remain unexercised as of immediately prior to the Effective Time, the expected beneficial ownership of the Post-Combination Company will be as follows:

•	Current THMA Public Stockholders will own 8,559,815 THMA Class A Common Shares, representing approximately 6.1% of the total THMA Class A Common Shares outstanding;

•

The Initial Stockholders will own 5,630,400 vested THMA Class A Common Shares (without taking into account an additional 1,269,600 THMA Class A Common Shares subject to vesting requirements pursuant to the Sponsor Agreement), representing approximately 4.0% of the total THMA Class A Common Shares outstanding;

•	The Subscribers will own 10,280,000 THMA Class A Common Shares, representing approximately 7.4% of the total THMA Class A Common Shares outstanding;

•	The Anchor Investor will own 2,300,000 THMA Class A Common Shares, representing approximately 1.6% of the total THMA Class A Common Shares outstanding; and

•

The current Pear equityholders will own 113,040,552 THMA Class A Common Shares on a fully diluted net exercise basis, representing approximately 80.9% of the total THMA Class A Common Shares outstanding.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Recommendation of the THMA Board of Directors (page 258)

The THMA Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of THMA and its stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The THMA Board unanimously recommends that THMA’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, if presented. See

“The Business Combination—Recommendation of the THMA Board of Directors and Reasons for the Business Combination” beginning on page 258.

THMA’s Special Meeting of Stockholders (page 94)

The Special Meeting in lieu of the 2021 annual meeting of stockholders of THMA will be held on November 23, 2021, at 9:00 a.m., prevailing Eastern time, in virtual format at https://www.cstproxy.com/thimblepoint/2021. At the Special Meeting, THMA stockholders will be asked to vote on the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal.

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned THMA Common Shares at the close of business on October 18, 2021, which is the record date for the Special Meeting. Stockholders are entitled to one vote for each THMA Common Share owned at the close of business on the THMA Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the THMA Record Date, there were 34,500,000 THMA Common Shares outstanding, of which 27,600,000 were Public Shares and 6,900,000 were Founder Shares.

A quorum of THMA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of THMA entitled to vote at the Special Meeting as of the THMA Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Initial Stockholders, who currently own 20% of the issued and outstanding THMA Common Shares, will count towards this quorum. As of the THMA Record Date, 17,250,001 THMA Common Shares would be required to achieve a quorum.

THMA has entered the Sponsor Agreement with the Sponsor and THMA’s directors and Advisors, pursuant to which each agreed to vote any THMA Common Shares owned by them in favor of each of the Proposals presented at the Special Meeting. The Proposals presented at the Special Meeting will require the following votes:

The approval of each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal.

The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class and (ii) the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares then outstanding and entitled to vote thereon, voting together as a single class. The parties have also agreed to condition the Charter Approval Proposal on the affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares then outstanding and entitled to vote thereon, voting separately as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

THMA’s Directors and Executive Officers Have Financial Interests in the Business Combination (page 268)

Certain of THMA’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of THMA stockholders generally. These interests include, among other things:

•

If the Business Combination with Pear or another business combination is not consummated within the Combination Window, THMA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the THMA Board, dissolving and liquidating. In such event, the 6,900,000 Founder Shares held by THMA’s Initial Stockholders, including 180,000 Founder Shares held by THMA’s independent directors and 180,000 Founder Shares held by THMA’s Advisors, which were acquired by the Sponsor for an aggregate purchase price of $25,000 prior to the Initial Public Offering, would be worthless because THMA’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $65,073,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 180,000 Founder Shares held by THMA’s independent directors had an aggregate market value of $1,791,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 180,000 Founder Shares held by THMA’s Advisors had an aggregate market value of $1,791,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the units sold in the Initial Public Offering and the substantial number of shares of THMA Class A common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and the other Initial Stockholders may earn a positive rate of return on their investment even if the common stock of the Post-Combination Company trades below the price initially paid for the units in the Initial Public Offering and the public stockholders experience a negative rate of return following the completion of the Business Combination.

•

The Sponsor purchased an aggregate of 5,013,333 Private Placement Warrants from THMA for an aggregate purchase price of $7,520,000 (or $1.50 per warrant). These purchases took place in a private placement simultaneously with the consummation of the Initial Public Offering. A portion of the proceeds THMA received from these purchases were placed in the Trust Account. The Private Placement Warrants had an aggregate market value of $4,361,600 based upon the closing price of $0.87 per public warrant on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants would become worthless if THMA does not consummate a business combination within the Combination Window.

•	Following the Closing, THMA will continue to indemnify THMA’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•

No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. From the date of the Initial Public Offering until the date of the Business Combination Agreement, there have been no reimbursable out-of-pocket expenses incurred in connection with the Business Combination.

•

Our Chief Executive Officer and director, Elon Boms, is a Managing Director of the Pritzker Vlock Family Office and a manager of the Anchor Investor. Our Chief Operating Officer and director, Steven Benson is a Venture Partner with the Pritzker Vlock Family Office. Our Chief Financial Officer, Joseph Iannotta is the Controller of the Pritzker Vlock Family Office. Messrs Boms, Benson and Iannotta have led and assisted in, respectively, the evaluation of our business combination targets, including Pear, and the negotiation of our Business Combination with Pear.

•

The Anchor Investor, an affiliate of the Pritzker Vlock Family Office, has entered into the Amended Forward Purchase Agreement with us, pursuant to which the Anchor Investor has agreed to purchase 2,300,000 THMA Class A Common Shares for a purchase price of $10.00 per share and at an aggregate purchase price of $23,000,000 (which amount may be increased under certain circumstances as described under “Other Agreements—Sponsor Agreement”).

•	An entity affiliated with the Pritzker Vlock Family Office holds an indirect economic interest in the Sponsor and the Anchor Investor.

•

The Sponsor and THMA’s directors, Advisors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares held by them if THMA fails to complete the Business Combination during the Combination Window (as defined below). See “Information about THMA—Redemption of Public Shares and Liquidation if no Business Combination” on page 129 of this proxy statement/prospectus.

The THMA Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to THMA’s stockholders that they vote to approve the Business Combination. For a detailed discussion of the special interests that THMA’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of THMA’s Directors and Executive Officers in the Business Combination” beginning on page 268.

Pear’s Directors and Executive Officers Have Financial Interests in the Business Combination (page 272)

Certain of Pear’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Pear stockholders. The Pear board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that Pear’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of Pear’s Directors and Executive Officers in the Business Combination” beginning on page 272.

Regulatory Approvals Required for the Business Combination (page 273)

Completion of the Business Combination is subject to approval under the HSR Act. Each of Pear and THMA has agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Business Combination Agreement and to obtain, file with or deliver to, as applicable, any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, permit or approval of any governmental entity or other person necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Agreements.

THMA and Pear filed Notification and Report Forms with the Antitrust Division and the FTC on July 2, 2021, and the 30-day waiting period expired at 11:59 p.m., New York City time, on August 5, 2021. The regulatory approvals to which completion of the Business Combination is subject are described in more detail in the section entitled “Regulatory Approvals Required for the Business Combination” beginning on page 273.

Appraisal Rights (page 336)

Holders of THMA Common Shares are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

Conditions to the Business Combination (page 289)

Conditions to Each Party’s Obligations. The respective obligations of each of THMA, Pear and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, the waiver of the following conditions:

•	the applicable waiting period (and any extensions thereof) under the HSR Act relating to the transactions contemplated by the Business Combination Agreement will have expired or been terminated;

•

no governmental order or law issued by any court or other governmental entity restraining, prohibiting or making illegal the consummation of the transactions contemplated by the Business Combination Agreement will be pending or in effect;

•

the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and remain in effect and no proceedings seeking such a stop order will have been threatened or initiated by the SEC and remain pending;

•

after giving effect to the transactions contemplated by the Business Combination Agreement, THMA will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

•	the requisite approval by THMA stockholders of the Required Proposals will have been obtained; and

•	the requisite approval of Pear stockholders of the Business Combination will have been obtained.

Conditions to Obligations of THMA and Merger Sub. The obligation of THMA and Merger Sub to consummate the Merger are also subject to the satisfaction or, if permitted by applicable law, the waiver by THMA of the following conditions:

•	each of the representations and warranties of Pear related to organization, good standing and qualification, corporate authority, approval and fairness, absence of certain changes since

December 31, 2020 and brokers and finders must be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date);

•

the representations and warranties of Pear related to Pear’s capital structure must be true and correct, except for de minimis inaccuracies, as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);

•

all other representations and warranties of Pear must be true and correct (without giving effect to any limitation as to “materiality” or “Pear Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all respects as of such earlier date), where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Pear Material Adverse Effect;

•

Pear will have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Pear Material Adverse Effect has occurred; and

•

Pear must have delivered a certificate duly executed by an authorized officer of Pear, dated as of the Closing Date, to the effect that the first five conditions in this list are satisfied, in a form and substance reasonably satisfactory to THMA, and copies of the Registration Rights Agreement duly executed by Pear’s stockholders.

Conditions to Obligations of Pear. The obligation of Pear to consummate the Merger are also subject to the satisfaction or, if permitted by applicable law, the waiver by Pear of the following conditions:

•

THMA must have cash at the Closing (including cash contained in the Trust Account, plus other cash and cash equivalents of THMA, plus the cash proceeds delivered to THMA in connection with the consummation of the PIPE Transaction and the Forward Purchase, less the aggregate amount of cash proceeds that will be required to satisfy the redemption of any Public Shares, less the repayment of the $1.0 million THMA’s Promissory note - related party and any unpaid expenses of THMA in connection with the transactions contemplated by the Business Combination Agreement) of no less than $200 million;

•

each of the representations and warranties of THMA and Merger Sub related to organization, good standing and qualification, corporate authority and approval and brokers and finders must be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date);

•

the representations and warranties of THMA and Merger Sub related to THMA’s capital structure must be true and correct, except for de minimis inaccuracies, as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);

•

all other representations and warranties of THMA and Merger Sub must be true and correct (without giving effect to any limitation as to “materiality” or “THMA Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all respects as of such earlier date), where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a THMA Material Adverse Effect;

•

THMA and Merger Sub will have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	the THMA Class A Common Shares to be issued in connection with the Business Combination must have been approved for listing on the Nasdaq;

•	the Proposed Charter and the Proposed Bylaws will have been duly adopted by THMA’s stockholders;

•	the Post-Combination Company Board will consist of seven directors and be comprised of certain individuals determined in accordance with the Business Combination Agreement; and

•

THMA must have delivered a certificate duly executed by an authorized officer of THMA, dated as of the Closing Date, to the effect that the second, third, fourth and fifth conditions in this list are satisfied, in a form and substance reasonably satisfactory to Pear and copies of the Registration Rights Agreement duly executed by THMA and the Sponsor.

No Solicitation (page 284)

Pear. From the date of the Business Combination Agreement to the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Pear has agreed, and has agreed to cause its subsidiaries, not to (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to (x) a transaction or series of related transactions under which any third party, directly or indirectly, acquires Pear or any of its controlled affiliates, or acquires 25% or more of the assets or businesses of Pear or any of its controlled affiliates measured by consolidated net revenues, net income or total assets, or (y) a transaction or series of related transactions involving any equity or similar investment in Pear or any of its controlled affiliates (any such transaction, a “Pear Acquisition Proposal”), (ii) furnish or disclose any non-public information to any person in connection with, or that would reasonably be expected to lead to, a Pear Acquisition Proposal, (iii) enter into any contract or other arrangement or understanding regarding a Pear Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of Pear or its subsidiaries or (v) otherwise cooperate in any way, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the items set forth above.

THMA. From the date of the Business Combination Agreement to the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, THMA has agreed not to (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to (x) a transaction or series of related transactions under which THMA acquires any third party, engages in a business combination with any third party or acquires all or a material portion of the assets or businesses of any third party, or (y) any equity, debt or similar investment in THMA (any such transaction, a “THMA Acquisition Proposal”), (ii) furnish or disclose any non-public information to any person in connection with, or that would reasonably be expected to lead to, a THMA Acquisition Proposal, (iii) enter into any contract or other arrangement or understanding regarding a THMA Acquisition Proposal, (iv) prepare or take any steps in connection with an offering of any securities of THMA or its subsidiaries or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the items set forth above.

Termination (page 291)

The Business Combination Agreement may be terminated at any time prior to the Closing, whether before or after adoption of the Business Combination Agreement by Pear’s stockholders or approval of the Required Proposals.

Mutual Termination Rights

The Business Combination Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing:

•	by written consent of THMA and Pear;

•

by either Pear or THMA, if the Merger is not consummated by December 21, 2021 or, in the event that the registration statement of which this proxy statement/prospectus forms a part has not become effective by November 11, 2021 and all other conditions to the consummation of the Merger have been satisfied (other than (x) the Effective Registration Statement Condition, the THMA Stockholder Approval Condition, the Nasdaq Listing Condition, the Post-Combination Charter and Bylaws Condition and the Post-Combination Company Board Condition and (y) those conditions that by their nature are to be satisfied at the Closing), March 21, 2022; provided that the right to terminate the Business Combination Agreement as described in this bullet point will not be available to THMA or Pear if THMA’s or Pear’s, as applicable, breach of any of its covenants or obligations under the Business Combination Agreement has proximately caused the failure of a condition to the consummation of the Merger;

•

by either Pear or THMA, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Business Combination Agreement and such order or other action has become final and nonappealable; provided, that the right to terminate the Business Combination Agreement as described in this paragraph will not be available to any party that has materially breached its obligations under the Business Combination Agreement in any manner that proximately contributed to such order becoming final and non-appealable; or

•

by either Pear or THMA, if a special meeting of THMA’s stockholders has been held (including any adjournment or postponement thereof) and has concluded, and THMA’s stockholders have duly voted on the Required Proposals and did not approve all of the Required Proposals.

Pear Termination Rights

The Business Combination Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing if any of the representations or warranties of THMA and Merger Sub are not true and correct or if THMA or Merger Sub has failed to perform any covenant or agreement set forth in the Business Combination Agreement such that the conditions described in the second, third, fourth and fifth bullet points under the heading “—Conditions to the Business Combination—Conditions to the Obligations of Pear” could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, cannot be cured or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is delivered to THMA by Pear and (ii) the Termination Date; provided, however, that the right to terminate the Business Combination Agreement described in this paragraph will not be available to Pear if it is then in breach of the Business Combination Agreement so as to prevent any of the conditions described in the first four bullet points under the heading “—Conditions to the Business Combination—Conditions to the Obligations of THMA and Merger Sub” from being satisfied.

THMA Termination Rights

The Business Combination Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing if:

•

any of the representations or warranties of Pear are not true and correct or if Pear has failed to perform any covenant or agreement set forth in the Business Combination Agreement such that the conditions described in the first four bullet points under the heading “—Conditions to the Business Combination—Conditions to the Obligations of THMA and Merger” could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, cannot be cured or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is delivered to Pear by THMA and (ii) the Termination Date; provided, however, that the right to terminate the Business Combination Agreement described in this paragraph will not be available to THMA if it is then in breach of the Business Combination Agreement so as to prevent any of the conditions described the second, third, fourth and fifth bullet points under the heading “—Conditions to the Business Combination—Conditions to the Obligations of Pear” from being satisfied; or

•

Pear does not deliver a written consent approving and adopting the Business Combination Agreement and the transactions contemplated thereby that is duly executed by Pear’s stockholders holding at least the requisite number of issued and outstanding Pear Common Shares and Pear Preferred Shares required to approve and adopt such matters in accordance with the DGCL and Pear’s organizational documents.

Effect of Termination

In the event of termination of the Business Combination Agreement pursuant to the termination provisions described above, the Business Combination Agreement will become void with no liability on the part of any party, except that (a) such termination will affect any liability on the part of any party for any willful breach of any covenant or agreement set forth in the Business Combination Agreement prior to its termination or for fraud and (b) certain provisions, including those relating to waiver of claims by Pear against the Trust Account, will survive the termination of the Business Combination Agreement.

None of the parties to the Business Combination Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Business Combination Agreement.

Other Agreements (page 294)

Sponsor Agreement

In connection with the execution of the Business Combination Agreement and pursuant to the terms of a Sponsor Agreement entered into among Pear, THMA, the Sponsor and THMA’s directors, Advisors and officers, a copy of which is attached to this proxy statement/prospectus as Annex E, the Sponsor and THMA’s directors, Advisors and officers have agreed to vote any Public Shares and Founder Shares held by them in favor of each of the Proposals presented at the Special Meeting. As of the date of this proxy statement/prospectus, the Sponsor, THMA’s directors, Advisors and officers and their permitted transferees own at least 20% of the outstanding THMA Common Shares entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Agreement may make it more likely that THMA will consummate the Business Combination. In addition, pursuant to the terms of the Sponsor Agreement, the Sponsor and THMA’s directors, Advisors and officers have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a business combination, have agreed not to transfer any Public Shares and Founder Shares held by them for a certain period of time following the Business Combination, and have agreed to subject the Founder Shares held by the Sponsor as of the Closing to certain performance-based vesting provisions. See “Other Agreements—Sponsor Agreement.”

Pear Stockholder Support Agreements

Immediately following the execution of the Business Combination Agreement, certain equityholders of Pear representing the requisite votes necessary to approve the Merger entered into Pear Stockholder Support Agreements with THMA and Pear, pursuant to which each Supporting Pear Equityholder agreed to, among other things, (a) vote all of its Pear Common Shares and Pear Preferred Shares (or any securities convertible into or exercisable or exchangeable for Pear Common Shares and Pear Preferred Shares) in favor of the approval and adoption of the Business Combination Agreement, the Ancillary Agreements to which Pear is or will be a party and the transactions contemplated thereby (including the Merger) and (b) be bound by certain other covenants and agreements related to the Merger. See “Other Agreements—Pear Stockholder Support Agreements.”

Pear Lock-Up Agreements

Immediately following the execution of the Business Combination Agreement, certain of the Supporting Pear Equityholders entered into the Lock-Up Agreements with THMA, pursuant to which, among other things, each Supporting Pear Equityholder agreed not to sell or otherwise dispose of any THMA Class A Common Shares or any other equity securities of THMA convertible into or exercisable or exchangeable for THMA Class A Common Shares held by any of them for a period of 180 days after the Closing Date other than pursuant to certain exceptions described therein. See “Other Agreements—Pear Stockholder Support Agreements.”

Subscription Agreements

In connection with the execution of the Business Combination Agreement, THMA entered into Subscription Agreements with the Subscribers pursuant to which the Subscribers have agreed to purchase, and THMA has agreed to sell to the Subscribers, an aggregate of 10,280,000 shares of THMA Class A Common Shares, for a purchase price of $10.00 per share and at an aggregate purchase price of $102,800,000. The PIPE Transaction is expected to close immediately prior to the closing of the Business Combination on the Closing Date. The consummation of the PIPE Transaction is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the closing of the Business Combination set forth in the Business Combination Agreement and the substantially concurrent consummation of the Business Combination. See “Other Agreements—Subscription Agreements.”

If the 10,280,000 THMA Class A Common Shares to be issued to the Subscribers simultaneously with the consummation of the Business Combination were currently outstanding, such shares would have an aggregate market value of $102,286,000 based upon the closing price of $9.95 per Public Share on the Nasdaq on October 22, 2021 the most recent practicable date prior to the date of this proxy statement/prospectus.

Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, THMA, the Sponsor, certain stockholders of THMA and certain former stockholders of Pear will enter into an Amended and Restated Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex D, pursuant to which, among other things, the Sponsor, the other THMA stockholders party thereto and the Pear stockholders party thereto (i) will agree not to effect any sale or distribution of any of their equity securities of THMA for a period of 180 days after the Closing Date other than pursuant to certain exceptions described therein and (ii) will be granted certain registration rights with respect to their THMA Class A Common Shares. See “Other Agreements—Registration Rights Agreement.”

Proposed Charter Amendment

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, THMA will amend the Current Charter to (a) increase the number of authorized shares of THMA’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 THMA Class A Common Shares and 20,000,000 shares of THMA Class B Common Shares, and (ii) 1,000,000 shares of preferred stock, to 700,000,000 shares, consisting of (i) 690,000,000 THMA Class A Common Shares and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in its Current Charter relating to the Class B common stock, the initial business combination and other matters relating to THMA’s status as a blank-check company that will no longer be applicable to THMA following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter. In addition, THMA will amend the Current Charter to change its name to “Pear Holdings Corp.”

For more information, see the section entitled “Proposal Number 2—The Charter Approval Proposal.”

Amended and Restated Bylaws

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, THMA will amend and restate its bylaws to be in the form of attached hereto as Annex C (the “Proposed Bylaws”).

THMA Nasdaq Listing

The THMA Class A Common Shares are listed on Nasdaq under the symbol “THMA.” Following the Business Combination, the Class A common stock of the Post-Combination Company (including the Class A common stock issuable in the Business Combination) will be listed on Nasdaq under the symbol “PEAR.”

Comparison of Stockholders’ Rights (page 303)

Following the Business Combination, the rights of Pear stockholders who become stockholders of the Post-Combination Company in the Business Combination will no longer be governed by Pear’s charter and Pear’s bylaws and instead will be governed by the Proposed Charter and the Proposed Bylaws. See “Comparison of Stockholders’ Rights” beginning on page 303.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 29. Some of these risks that relate to Pear include, but are not limited to:

Risks relating to Pear’s business and industry, including that:

•

The failure of Pear’s prescription digital therapeutics to achieve and maintain market acceptance and adoption by patients and physicians would cause Pear’s business, financial condition and results of operation to be materially and adversely affected.

•

The insurance coverage and reimbursement status of novel products, such as prescription digital therapeutics, is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for Pear’s products would substantially impair Pear’s ability to generate revenue.

•

The market for prescription digital therapeutics is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for Pear’s products. As a result, all projections included herein are subject to change.

•

Pear’s future depends on the continued contributions of its senior management team and its ability to attract and retain other highly qualified personnel; in particular, Corey McCann, its President and Chief Executive Officer, and Christopher Guiffre, its Chief Financial Officer and Chief Operating Officer, are critical to its future vision and strategic direction.

•

Pear’s products are made available via the Apple Store and the Google Play Store and supported by third-party infrastructure. If Pear’s ability to access those markets or access necessary third-party infrastructure was stopped or otherwise restricted or limited, it would materially and adversely affect Pear’s business.

•

Pear faces competition and new products may emerge that provide different or better alternatives for treatment of the conditions that Pear’s products are authorized to treat. Many of its current and future competitors have or will have significantly more resources.

Risks relating to Pear’s financial position, including that:

•	Pear has a history of significant losses, anticipates increasing expenses in the future, and may not be able to achieve or maintain profitability.

•

Due to the resources required for the development of Pear’s pipeline, and depending on its ability to access capital, Pear will have to prioritize the development of certain product candidates over others. Pear may fail to expend its limited resources on product candidates that may have been more profitable or for which there is a greater likelihood of success, which would cause Pear’s business, financial condition and results of operations to be materially and adversely affected.

•

Pear will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to Pear, Pear’s business, financial condition and results of operation could be materially and adversely affected.

Risks relating to Pear’s intellectual property and technology, including that:

•

Limitations on Pear’s ability to maintain or obtain patent protection and/or the patent rights relating to Pear’s products and product candidates may limit Pear’s ability to prevent third parties from competing against Pear.

•

Pear is party to and may, in the future, enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third parties that may not result in the development of commercially viable products or the generation of significant or any future revenues.

•

Pear in-licenses patents and content from third parties to develop its products and product candidates. If Pear had a dispute with a third-party licensor, it could materially and adversely affect Pear’s ability to commercialize the product or product candidate affected by the dispute.

Risks relating to Pear’s products, including that:

•

If Pear is not able to develop and release new products, or successful enhancements, new features and modifications to Pear’s existing products, Pear’s business, financial condition and results of operations could be materially and adversely affected.

•	Clinical trials of any of Pear’s products or product candidates may fail to produce results necessary to support regulatory clearance or authorization.

•

Interim, “topline” and preliminary data from clinical trials of Pear’s products or product candidates may change as more patient data becomes available and are subject to confirmation, audit, and verification procedures that could result in material changes in the final data.

Risks relating to Pear’s regulatory compliance and legal matters, including that:

•

Pear operates in a highly regulated industry and is subject to a wide range of federal, state and local laws, rules and regulations, including U.S. Food and Drug Administration (“FDA”) regulatory requirements and laws pertaining to fraud and abuse in healthcare, that affect nearly all aspects of our operations. Failure to comply with these laws, rules and regulations, or to obtain and maintain required licenses, could subject Pear to enforcement actions, including substantial civil and criminal penalties, and might require Pear to recall or withdraw a product from the market or cease operations. Any of the foregoing could materially and adversely affect its business, financial condition and results of operations.

•

Pear is subject to data privacy and security laws and regulations governing Pear’s collection, use, disclosure, or storage of personally identifiable information, including protected health information and payment card data, which may impose restrictions on Pear and Pear’s operations. Any actual or perceived noncompliance with such laws and regulations may result in penalties, regulatory action, loss of business or unfavorable publicity.

•

Security breaches, ransomware attacks and other disruptions to Pear’s information technology structure could compromise Pear’s information, disrupt its business and expose Pear to significant liability, which would cause Pear’s business and reputation to suffer and it may be unable to maintain and scale the technology underlying its offerings.

•

Pear’s commercialization efforts to date have focused almost exclusively on the U.S. Pear’s ability to enter other foreign markets will depend, among other things, on its ability to navigate various regulatory regimes with which it does not have experience, which could delay or prevent the growth of Pear’s operations outside of the U.S.

•

The regulatory framework for digital health products is constantly evolving. Increasingly stringent regulatory requirements could create barriers to Pear’s development and introduction of new products. Conversely, in the event that regulatory requirements are lowered, competitors could potentially enter the prescription digital therapeutic market and compete against the Company more easily. Either of the foregoing could materially harm the Company’s business.

•

Pear’s products may face competition from digital health products that are marketed without regulatory clearance, authorization, or approval. Regulators have broad discretion in determining whether to enforce regulatory requirements, and may decide not to remove uncleared or unapproved products that compete with Pear’s products, which could materially and adversely impact Pear’s business.

•	Premarket clearances, authorizations, and approvals for new or significantly modified devices could be denied or significantly delayed.

Risks relating to Pear’s financial reporting, including that:

•

If Pear fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in the accuracy of its financial reports, which would harm our business and the trading price of our common stock. Pear’s management will be required to evaluate the effectiveness of its internal control over financial reporting.

•

Pear’s management has identified certain internal control deficiencies, which constitute material weaknesses. If it fails to maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

Material U.S. Federal Income Tax Consequences (page 298)

For a discussion summarizing the material U.S. federal income tax consequences of the exercise of Redemption Rights, please see “Material U.S. Federal Income Tax Considerations.”

Information about THMA (page 127)

THMA is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The THMA Class A Common Shares, Units and Public Warrants are currently listed on Nasdaq under the symbols “THMA”, “THMA.U” and “THMA.W,” respectively. The mailing address of THMA’s principal executive office is 195 Church Street, 15th Floor, New Haven, Connecticut 06510 and the telephone number of THMA’s principal executive office is (203) 680-8543.

Information about Pear (page 157)

Pear is a commercial-stage healthcare company pioneering a new class of software-based medicines, sometimes referred to as Prescription Digital Therapeutics, which use software to treat diseases directly. PDTs are software applications authorized by FDA that are intended to treat disease. PDTs are designed to be prescribed by clinicians, reimbursed by third-party payors, and used by patients to improve clinical outcomes as part of a patient’s care, similar to FDA approved medications and medical devices. PDTs are authorized to deliver evidence-based mechanisms-of-action, such as cognitive behavioral therapy, contingency management, and exposure therapy, that the patient engages with on their mobile device and may be used alone or in combination with medications. The value of Pear’s FDA-authorized PDTs is supported by evidence demonstrating safety and clinical effectiveness in randomized control trials, and collected data on PDT usage and clinical outcomes in real-world data, and health economic value. Our vision is to advance healthcare through the widespread use of PDTs, and to be the one-stop shop for PDTs offered both by Pear and by other organizations that may choose to host their products on our commercial platform. See “Information About Pear.”

Pear is a privately-held Delaware corporation. The mailing address of Pear’s principal executive office is 200 State Street, Boston, Massachusetts 02109 and the telephone number of Pear’s principal executive office is (617) 932-7108.

SUMMARY HISTORICAL FINANCIAL DATA FOR THMA

The summary selected historical statements of operations data of THMA for the period from December 1, 2020 (inception) through December 31, 2020 and the balance sheet data as of December 31, 2020 are derived from THMA’s audited annual financial statements included elsewhere in this proxy statement/prospectus. The summary selected historical condensed statements of operations data of THMA for the six months ended June 30, 2021 and the condensed balance sheet data as of June 30, 2021 are derived from THMA’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the section entitled “THMA Management’s Discussion and Analysis of Financial Condition and Results of Operations” and THMA’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through June 30, 2021 were organizational activities and those necessary to complete our Initial Public Offering and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the consummation of the Business Combination.

	Six Months Ended June 30, 2021 (Unaudited)	Period from December 1, 2020 (inception) through December 31, 2020 (Audited)
Condensed Statement of Operations:
Operating and formation costs	$2,974,830	$2,177

Loss from operations	(2,974,830)	(2,177)

Other income:
Interest earned on marketable securities held in Trust Account	15,739	—
Change in fair value of warrants	(4,406,133)	—
Change in fair value of promissory note	11,600	—
Unrealized gain on marketable securities held in Trust Account	4,595	—

Other expense, net	(4,374,199)	—

Loss before (provision for) benefit from income taxes	(7,349,029)	—
(Provision for) benefit from income taxes	—	—
Net loss	$(7,349,029)	—

Basic and diluted weighted average shares outstanding, THMA Class A common stock subject to possible redemption	27,600,000	—

Basic and diluted net loss per share, THMA Class A common stock subject to possible redemption	$0.00	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,725,967	6,000,000
Basic and diluted net loss per share, Non-redeemable common stock	$(1.09)	$—

	June 30, 2021 (Unaudited)	December 31, 2020 (Audited)
Balance Sheet Data:
Cash	$1,345,945	$—
Total Assets	277,782,674	310,450
Total Liabilities	33,250,310	287,627
THMA Class A common stock subject to possible redemption 27,600,000 shares at June 30, 2021 (at redemption value of $10 per share)	276,000,000	—
Total Stockholders’ (Deficit) Equity	(31,467,636)	22,823

SUMMARY HISTORICAL FINANCIAL DATA FOR PEAR

The following selected historical consolidated financial information for Pear set forth below should be read in conjunction with “Pear’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Pear’s historical consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus.

The selected historical consolidated financial information presented below for the years ended December 31, 2020 and 2019 have been derived from Pear’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The selected financial data as of June 30, 2021, and for the six months ended June 30, 2021 and 2020 have been derived from Pear’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Pear’s audited consolidated financial statements. In the opinion of Pear’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
(in thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Statement of Operations Data:
Total revenue	$1,577	$9,274	$9,384	$32,562
Total cost and operating expenses	44,677	38,281	86,028	64,165

Loss from operations	(43,100)	(29,007)	(76,644)	(31,603)
Other income (expenses):
Interest and other (expense) income, net	(2,044)	115	(1,767)	1,416
Change in estimated fair value of warrant liabilities	(5,397)	(20)	(795)	(1)
Loss on issuance of convertible preferred stock	(2,053)	—	(16,819)	—
Amortization of deferred gain on note payable	—	—	—	544
(Loss) gain on extinguishment of debt	—	(998)	(998)	20,310

Net loss	$(52,594)	$(29,910)	$(97,023)	$(9,334)

Loss on repurchase of convertible preferred stock	$—	$—	$(11,053)	$—

Net loss attributable to common shareholders	$(52,594)	$(29,910)	$(108,076)	$(9,334)

Net loss per share—basic and diluted	$(4.64)	$(2.00)	$(7.32)	$(0.63)

	June 30,	December 31,
	2021	2020	2019
(in thousands)	(Unaudited)	(Audited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$92,219	$110,900	$27,415
Working capital, net (1)	60,408	85,371	89,877
Total assets	111,363	132,366	109,692
Short-term debt, net (2)	26,654	26,345	4,444

(1)	Working capital, net is defined as current assets less current liabilities.
(2)

Due to the substantial doubt about our ability to continue operating as a going concern and the material adverse change clause in the loan agreement with our lender, the amounts outstanding as of June 30, 2021 and December 31, 2020 have been classified as current in the consolidated financial statements. The lender has not invoked the material adverse change clause as of the date of issuance of these financial statements.

	June 30,	December 31,
	2021	2020	2019
(in thousands)	(Unaudited)	(Audited)	(Audited)
Total liabilities	$53,166	$45,250	$30,908
Convertible preferred stock	291,392	269,422	144,827
Total stockholders’ deficit	(233,195)	(182,306)	(66,043)

Statement of Cash Flows Data:
Net cash used in operating activities	$(43,866)	$(67,894)	$(36,596)
Net cash provided by (used in) investing activities	5,503	58,925	(40,563)
Net cash provided by financing activities	19,682	91,703	12,656

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial information (the “summary pro forma data”) presents the combination of the financial information of THMA and Pear, adjusted to give effect to the consummation of the Merger, the PIPE Transaction and the Forward Purchase (collectively, the “Transactions”). Under both the no redemption and the maximum redemption scenario, the Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, THMA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Pear issuing stock for the net assets of THMA, accompanied by a recapitalization. The net assets of THMA will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives effect to the Transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2020 and for the six months ended June 30, 2021 give effect to the Transactions as if they had occurred on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of THMA appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the pro forma financial statements. The pro forma condensed combined financial statements are based upon, and should be read in conjunction with, the historical financial statements and related notes of THMA and Pear for the applicable periods included in this proxy statement/prospectus.

The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what Pear’s and THMA’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•	No Redemption: This scenario assumes that no THMA Class A Common Shares are redeemed by Public Stockholders; and

•

Maximum Redemption: This scenario assumes that 19,040,185 THMA Class A Common Shares are redeemed for an aggregate payment of approximately $190.4 million (based on an estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Business Combination Agreement includes as a condition to Pear’s obligation to consummate the Merger that, at the Closing, THMA will have a minimum of $200.0 million in cash. This $200.0 million includes the sum of all cash contained in the Trust Account, all other cash and cash equivalents of THMA, and cash received in connection with the PIPE Transaction and the Amended Forward Purchase Agreement, less the aggregate amount of cash proceeds that will be required to satisfy the redemption of any Public Shares, less the repayment of the $1.0 million THMA’s Promissory note - related party and any unpaid expenses of THMA in connection with the transactions contemplated by the Business Combination Agreement. The number of shares redeemed under the Maximum Redemption scenario reflects the estimated maximum number of redemptions that could occur without a failure to satisfy this minimum cash condition.

	Combined Pro Forma
	Six Months Ended June 30, 2021
(in thousands, except share and per share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Combined Statement of Operations Data:
Loss from operations	$(46,089)	$(46,089)
Net loss	$(59,977)	$(59,977)
Loss per share (basic and diluted) attributable to Class A common stockholders	($0.38)	($0.43)
Weighted average Class A common shares outstanding	158,850,952	139,810,767

	Combined Pro Forma
	Year Ended December 31, 2020
(in thousands, except share and per share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Combined Statement of Operations Data:
Loss from operations	$(79,968)	$(79,968)
Net loss	$(100,346)	$(100,346)
Loss per share (basic and diluted) attributable to Class A common stockholders	($0.63)	($0.72)
Weighted average Class A common shares outstanding	158,850,952	139,810,767

	Combined Pro Forma
	June 30, 2021
(in thousands)	Assuming No Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Combined Balance Sheet Data:
Total assets	$481,962	$291,546
Debt obligation	$26,654	$26,654
Total liabilities	$182,720	$182,720
Total stockholders’ equity	$299,242	$108,826

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMPARATIVE PER SHARE DATA OF THMA AND PEAR

The following table sets forth summary historical comparative share and unit information for THMA and

Pear and unaudited pro forma combined per share information of THMA after giving effect to the Transactions,

assuming two redemption scenarios as follows:

•	No Redemptions: This scenario assumes that no THMA Class A Common Shares are redeemed by Public Stockholders; and

•

Maximum Redemption: This scenario assumes that 19,040,185 THMA Class A Common Shares are redeemed for an aggregate payment of approximately $190.4 million (based on an estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Business Combination Agreement includes as a condition to Pear’s obligation to consummate the Merger that, at the Closing, THMA will have a minimum of $200.0 million in cash. This $200.0 million includes the sum of all cash contained in the Trust Account, all other cash and cash equivalents of THMA, and cash received in connection with the PIPE Transaction and the Amended Forward Purchase Agreement, less the aggregate amount of cash proceeds that will be required to satisfy the redemption of any Public Shares, less the repayment of the $1.0 million THMA’s Promissory note - related party and any unpaid expenses of THMA in connection with the transactions contemplated by the Business Combination Agreement. The number of shares redeemed under the Maximum Redemption scenario reflects the estimated maximum number of redemptions that could occur without a failure to satisfy this minimum cash condition.

The unaudited pro forma book value information reflects the Transactions as if they had occurred on June 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Transactions as if they had occurred on January 1, 2020. This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of THMA and Pear and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of THMA and Pear is derived from, and should be read in conjunction with, the unaudited pro forma combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share would have occurred had the companies been combined during the periods presented, nor earnings per share that for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of THMA and Pear would have been had the companies been combined during the periods presented:

	Historical		Pro Forma Combined
(in thousands, except share and per share amounts)	Thimble Point Acquisition Corp.	Pear Therapeutics, Inc.	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Six Months Ended June 30, 2021(1)
Book value per share(2)	($0.91)	($3.06)	$1.88	$0.78
Weighted average common shares outstanding—basic and diluted	n/a	11,341,935	158,850,952	139,810,767
Weighted average shares outstanding of Class A—basic and diluted	27,600,000	n/a	n/a	n/a
Weighted average shares outstanding of Class B—basic and diluted	6,725,967	n/a	n/a	n/a
Net loss per common share—basic and diluted	n/a	($4.64)	($0.38)	($0.43)
Net income per Class A share—basic and diluted	$—	n/a	n/a	n/a
Net income per Class B share—basic and diluted	($1.09)	n/a	n/a	n/a

(1)	There was no cash dividends for either THMA or Pear in the period presented.
(2)

Historical book value per share for THMA and Pear is calculated as permanent equity divided by the total number of outstanding shares classified in permanent equity. Pro forma book value per share is calculated as pro forma total stockholders’ equity divided by the total shares of the Post-Combination Company immediately after the Transactions under each scenario.

MARKET PRICE AND DIVIDEND INFORMATION

THMA

The THMA Class A Common Shares, Units and Public Warrants are traded on the Nasdaq under the symbols “THMA,” “THMA.U” and “THMA.W,” respectively.

The closing price of the THMA Class A Common Shares, Units and Public Warrants on June 21, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.70, $9.98 and $0.98, respectively. As of October 18, 2021, the THMA Record Date, the most recent closing price for each THMA Class A Common Share, Unit and Public Warrant was $9.94, $10.21 and $0.88, respectively.

Holders of the THMA Class A Common Shares, Units and Public Warrants should obtain current market quotations for their securities. The market price of THMA’s securities could vary at any time before the Business Combination.

Holders

As of October 18, 2021, there were one holder of record of THMA’s Units, one holder of record of THMA Class A Common Shares, nine holders of record of THMA Class B Common Shares and two holders of record of Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Units, Public Shares and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

THMA has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Company Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Pear

Historical market price information for Pear’s capital stock is not provided because there is no public market for Pear’s capital stock. See “Pear’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Pear has never declared or paid cash dividends on its common stock and currently intends to retain all available funds and any future earnings to fund its business, and it does not anticipate paying any cash dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of THMA and Pear. These statements are based on the beliefs and assumptions of the management of THMA and Pear. Although THMA and Pear believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither THMA nor Pear can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward- looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “might”, “will”, “should”, “seeks”, “plans”, “scheduled”, “possible”, “anticipates”, “intends”, “aims”, “works”, “focuses”, “aspires”, “strives” or “sets out” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of THMA and Pear prior to the Business Combination, and the Post-Combination Company following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Business Combination with Pear or, if we do not consummate such Business Combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our stockholders of the Required Proposals necessary to consummate the Business Combination being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; and (iii) THMA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Transaction;

•

the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against THMA and Pear following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•	the projected financial information, growth rate and market opportunity of the Post-Combination Company;

•	the ability to obtain and/or maintain the listing of the Post-Combination Company Common Stock on the Nasdaq Stock Market, and the potential liquidity and trading of such securities;

•	the risk that the proposed Business Combination disrupts current plans and operations of Pear as a result of the announcement and consummation of the proposed Business Combination;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, and the ability of the Post-Combination Company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	our ability to raise financing in the future, if and when needed;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•	Pear’s prescription digital therapeutics’ ability to achieve and maintain market acceptance and adoption by patients and physicians;

•	Pear’s ability to obtain or maintain adequate insurance coverage and reimbursement for Pear’s products;

•	Pear’s ability to accurately forecast demand for Pear’s products;

•	Pear’s ability to attract and retain its senior management and other highly qualified personnel (in particular, Corey McCann, its President and Chief Executive Officer);

•	Pear’s ability to maintain access for its products via the Apple Store and the Google Play Store;

•	Pear’s ability to achieve or maintain profitability;

•	Pear’s ability to maintain or obtain patent protection and/or the patent rights relating to Pear’s products and Pear’s ability to prevent third parties from competing against Pear;

•	Pear’s ability to successfully commercialize its products;

•	Pear’s ability to obtain and maintain regulatory approval for Pear’s product candidates, and any related restrictions or limitations of an approved product candidate;

•	Pear’s ability to obtain funding for its operations, including funding necessary to complete further development, approval and, if approved, commercialization of Pear’s product candidates;

•	the period over which Pear anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;

•	Pear’s ability to identify, in-license or acquire additional product candidates;

•	Pear’s ability to successfully protect against security breaches, ransomware attacks and other disruptions to Pear’s information technology structure;

•	the impact of applicable laws and regulations, whether in the United States or foreign countries, and any changes thereof;

•	Pear’s ability to successfully compete against other companies developing similar products to Pear’s current and future product offerings;

•	Pear’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	Pear’s financial performance;

•	the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the continuing uncertainty resulting from the COVID-19 pandemic; and

•	other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of THMA and Pear prior to the Business Combination, and the Post-Combination Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can THMA or Pear assess the impact of all such risk factors on the business of THMA and Pear prior to the Business Combination, and the Post-Combination Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to THMA or Pear or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. THMA and Pear prior to the Business Combination, and the Post-Combination Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of THMA or Pear, as applicable, on the relevant subject. These statements are based upon information available to THMA or Pear, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that THMA or Pear, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

RISK FACTORS

These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of THMA and Pear and the business, prospects, financial condition and operating results of the Post-Combination Company following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your THMA Class A Common Shares. THMA and Pear may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair their or the Post-Combination Company’s respective business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of THMA and Pear and the notes to the financial statements included therein.

Risks Related to Pear’s Business and Industry

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “the Company,” “Pear” or “our company” refer to Pear and its subsidiaries prior to the Business Combination or the Post-Combination Company from and after the Business Combination.

The failure of the Company’s prescription digital therapeutics to achieve and maintain market acceptance and adoption by patients and physicians would cause the Company’s business, financial condition and results of operation to be materially and adversely affected.

Our current business strategy is highly dependent on our prescription digital therapeutics, or PDTs, achieving and maintaining broad market acceptance by patients and physicians. Market acceptance and adoption of our PDTs depends on educating people with chronic conditions, as well as self-insured employers, commercial and government payors, health plans and physicians and other government entities, as to the distinct features, therapeutic benefits, cost savings, and other advantages of our PDTs as compared to competitive products or other currently available methodologies. If we are not successful in demonstrating to existing or potential patients and prescribers the benefits of our products, or if we are not able to achieve the support of patients, healthcare providers and payors for our products, our sales may decline or we may fail to increase our sales in line with our forecasts.

Achieving and maintaining market acceptance of our products could be negatively impacted by many factors, including:

•

the failure of reSET, reSET-O and Somryst to achieve wide acceptance among people with substance use disorder, opioid use disorder and chronic insomnia, self-insured employers, commercial and government payors, health plans, physicians and other government entities, and key opinion leaders in the treatment community;

•

lack of additional evidence or peer-reviewed publication of clinical or real world evidence supporting the effectiveness, safety, cost-savings or other advantages of our products over competitive products or other currently available methodologies;

•	perceived risks associated with the use of our products or similar products or technologies generally;

•	our ability to secure and maintain U.S. Food and Drug Administration and other regulatory clearance, authorization or approval for our products;

•	the introduction of competitive products and the rate of acceptance of those products as compared to our products; and

•	results of clinical, real world and health economics and outcomes research (HEOR) studies relating to chronic condition products or similar competitive products.

In addition, our products may be perceived by patients and healthcare providers to be more complicated or less effective than traditional approaches, and people may be unwilling to change their current health regimens. Moreover, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend our products until there is sufficient evidence to convince them to alter their current approach.

The insurance coverage and reimbursement status of novel products, such as prescription digital therapeutics, is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for the Company’s products would substantially impair the Company’s ability to generate revenue.

In the United States, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to the ability of patients to afford treatments and new product acceptance. Our ability to successfully commercialize our products will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. The availability of coverage and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford treatments. Sales of products, and of product candidates that we may identify, will depend substantially on the extent to which the costs to users of such products will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If coverage and adequate reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our products. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability.

There is also significant uncertainty related to, and there may be significant delays in obtaining, the insurance coverage and reimbursement of newly cleared, authorized, or approved products and coverage may be more limited than the purposes for which the device is cleared, authorized, or approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines or medical devices are typically made by the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”). FDA clearance or authorization provides no assurance of coverage or reimbursement by any payor. CMS decides whether and to what extent a new medicine or medical device will be covered and reimbursed under Medicare, and private payors tend to follow CMS to a substantial degree.

Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	supported by robust clinical data from well-controlled clinical research;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Each payor determines whether or not it will provide coverage for a treatment, what amount it will pay the manufacturer for the treatment and on what tier of its formulary the treatment will be placed. The position of a treatment on a payor’s list of covered drugs, biological products, and medical devices, or formulary, generally determines the co-payment that a patient will need to make to obtain the treatment and can strongly influence the adoption of such treatment by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.

Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, marketing, sale and distribution expenses. Interim reimbursement levels for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors, by any future laws limiting prices and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States.

Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular drugs or devices. We cannot be sure that coverage and reimbursement will be available for all products that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Inadequate coverage and reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If coverage and adequate reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize our products.

In addition, in some foreign countries, the proposed pricing for a prescription device must be approved before it may be lawfully marketed. The requirements governing medical product pricing vary widely from country to country. For example, the European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal products or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceuticals or medical devices will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower. While the Company is not currently marketing or selling its products in any country other than the United States, including the European Union or any of its Member States, in the event that the Company chooses to do so in the future, it will need to comply with such requirements.

The market for prescription digital therapeutics is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for the Company’s products. As a result, all projections included herein are subject to change.

The market for our PDTs is new and rapidly evolving, and it is uncertain whether it will achieve and sustain high levels of demand and market adoption. Our future financial performance will depend on growth in this market and on our ability to adapt to emerging demands of our customers. It is difficult to predict the future growth rate and size of our target market. Negative publicity concerning our products or the PDT market as a whole could limit market acceptance of our products. If patients and healthcare providers do not perceive the benefits of PDTs, then our market may not develop at all, or it may develop more slowly than we expect. Our success will depend to a substantial extent on the willingness of healthcare providers to prescribe our products, the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations and our ability to demonstrate the value of our products to existing and potential patients and prescribers. Similarly, negative publicity regarding patient confidentiality and privacy in the context of technology-enabled healthcare or concerns experienced by our competitors could limit market acceptance of PDTs.

The healthcare industry in the United States is undergoing significant structural change and is rapidly evolving. We believe demand for our products has been driven in large part by rapidly growing costs in the traditional healthcare system, the movement toward patient-centricity and personalized healthcare, and advances in technology. Widespread acceptance of personalized healthcare is critical to our future growth and success. A reduction in the growth of personalized healthcare could reduce the demand for our PDTs and result in a lower revenue growth rate or decreased revenue.

If our assumptions regarding these uncertainties are incorrect or change in reaction to changes in our markets, or if we do not manage or address these risks successfully, our results of operations could differ materially from our expectations, and our business could suffer.

The Company’s future depends on the continued contributions of its senior management team and its ability to attract and retain other highly qualified personnel; in particular, Corey McCann, our President and Chief Executive Officer, and Christopher Guiffre, our Chief Financial Officer and Chief Operating Officer, are critical to our future vision and strategic direction.

Our success depends in large part on our ability to attract and retain high-quality management in sales, market access, product development, software engineering, marketing, operations, finance and support functions, especially in the Boston area and the San Francisco Bay area. We compete for qualified technical personnel with other life sciences and information technology companies. Competition for qualified employees is intense in our industry, particularly for software engineers, and the loss of even a few qualified employees, or an inability to attract, train, retain and motivate additional highly skilled employees required for the planned expansion of our business could harm our operating results and impair our ability to grow. The loss of one or more of our key employees, and any failure to have in place and execute an effective succession plan for key executives, could seriously harm our business.

As we continue to grow, we may be unable to continue to attract or retain the personnel we need to maintain our competitive position. To attract, train and retain key personnel, we use various measures, including competitive compensation and benefit packages (including an equity incentive program), which may require significant investment. These measures may not be enough to attract and retain the personnel we require to operate our business effectively and efficiently.

Moreover, if the perceived value of our equity awards declines, it may materially and adversely affect our ability to attract and retain key employees. If we do not maintain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that materially and adversely affect our ability to support our programs and operations.

Many of our employees may receive proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us.

In addition, our future also depends on the continued contributions of our senior management team and other key personnel, each of whom would be difficult to replace. In particular, Corey McCann, our President and Chief Executive Officer, and Christopher Guiffre, our Chief Financial Officer and Chief Operating Officer, are critical to our future vision and strategic direction. We rely on our executive team in the areas of operations, research and development, commercial, and general and administrative functions. Although we have entered into employment agreements or offer letters with our key employees, these agreements have no specific duration and constitute at-will employment, and we do not maintain key person life insurance for some of our key employees.

In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business, results of operations and financial condition could be harmed.

A limited number of healthcare insurers have agreed to reimburse purchases of the Company’s products, and there is no assurance that additional healthcare insurers will agree to reimburse purchases of the Company’s products in the future.

To date, a limited number of healthcare insurers have agreed to reimburse purchases of reSET, reSET-O and Somryst. We depend upon revenue from sales of reSET, reSET-O and Somryst, and in turn on reimbursement from third-party payors for such products. The amount that we receive in payment for our products may be materially and adversely affected by factors we do not control, including federal or state regulatory or legislative changes, and cost-containment decisions and changes in reimbursement schedules of third-party payors. Any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition.

Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost-prohibitive to appeal, and such changes could materially reduce the actual amount we receive. Delays and uncertainties in the reimbursement process may be out of our control and may materially and adversely affect our business, prospects, results of operations and financial condition.

The Company’s products are made available via the Apple Store and the Google Play Store and supported by third-party infrastructure. If the Company’s ability to access those markets or access necessary third-party infrastructure was stopped or otherwise restricted or limited, it would materially and adversely affect the Company’s business.

Our PDTs are exclusively accessed through and depend on the Apple App Store and the Google Play Store. Both Apple and Google have broad discretion to make changes to their operating systems or payment services or change the manner in which their mobile operating systems function and their respective terms and conditions applicable to the distribution of our PDTs and to interpret their respective terms and conditions in ways that may limit, eliminate or otherwise interfere with our products, our ability to distribute our products through their stores, our ability to update our products, including to make bug fixes or other feature updates or upgrades, the features we provide, the manner in which we market our products and our ability to access native functionality or other aspects of mobile devices. To the extent either or both of them do so, our business, financial condition and results of operations would be materially and adversely affected.

There is no guarantee that the third-party infrastructure that currently supports our PDTs will continue to support them or, if it does not, that others alternatives will be available. We will continue to be dependent on third-party mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our current relationships with carriers or future relationships with mobile manufacturers, or in their terms of service or policies that degrade our PDTs’ functionality, reduce or eliminate our ability to distribute our PDTs, limit our ability to deliver high quality PDTs, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and revenue.

The Company faces competition and new products may emerge that provide different or better alternatives for treatment of the conditions that the Company’s products are authorized to treat. Many of our current and future competitors have or will have significantly more resources.

Our ability to achieve our strategic objectives will depend, among other things, on our ability to develop and commercialize products for the treatment of chronic conditions that are effective and safe, offer distinct features, are easy-to-use, provide measurable and meaningful cost savings to payors, and are more appealing than available alternatives. Our competitors, as well as a number of other companies, within and outside the healthcare industry, are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs, and other therapies for the monitoring and treatment of chronic conditions. Any technological breakthroughs in monitoring, treatment or prevention could reduce the potential market for our products, which would significantly reduce our sales.

The introduction by competitors of products that are or claim to be superior to our products may create market confusion, which may make it difficult for potential customers to differentiate the benefits of our products over competitive products. In addition, the entry of new PDTs to the market which treat the same or similar chronic conditions to our products may lead some of our competitors to employ pricing strategies that could materially and adversely affect the pricing of our products. If a competitor develops a product that competes with or is perceived to be superior to our products, or if a competitor employs strategies that place downward pressure on pricing within our industry, our sales may decline significantly or may not increase in line with our forecasts, either of which would materially and adversely affect our business, financial condition and results of operations.

While our market is in an early stage of development, it is evolving rapidly and becoming increasingly competitive, and we expect it to attract increased competition. We currently face competition from a range of companies. Our competitors include both enterprise companies who are focused on or may enter the healthcare industry, including initiatives and partnerships launched by these large companies, and from private companies that offer solutions for specific chronic conditions. We compete with pharmaceutical and biotechnology companies that are developing treatments for addiction and insomnia, including Alkermes and their product Vivitrol, Orexo and their product Zubsolv, Sandoz and their product Suboxone, Braeburn and their product Brixadi, Pfizer and their product Halcion, Merck and their product Belsomra, Sunovion and their product Lunesta and Sanofi and their product Ambien. In the digital health space we compete with companies that have created non-regulated products to treat addiction and insomnia such as Dynamicare, CBT4CBT and Orexo and their product Modia, and Big Health and their product Sleepio, Pzizz, and Calm. These companies, which may offer their solutions at lower prices, are continuing to develop additional products and becoming more sophisticated and effective. Competition from wellness apps, which are not authorized by the FDA but may attract consumers for other reasons, and from other parties will result in continued pricing pressures, which are likely to lead to price declines in certain product segments, which could negatively impact our sales, profitability and market share. Our ability to compete effectively depends on our ability to distinguish our company and our solution from our competitors and their products, and includes factors such as:

•	FDA authorization;

•	effectiveness and safety;

•	robust and well-controlled clinical research;

•	long-term outcomes;

•	ease of use and convenience;

•	price;

•	greater name and brand recognition;

•	information security standards;

•	greater market penetration;

•	larger sales forces;

•	larger marketing budgets;

•	access to significantly greater financial, human, technical and other resources;

•	breadth, depth, and effectiveness of offerings;

•	FDA compliance, quality, and reliability of solutions; and

•	healthcare provider, government agency and insurance carrier acceptance.

Some of our competitors may have, or new competitors or alliances may emerge that have, greater name and brand recognition, greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, larger sales forces, or significantly greater resources than we do and may be able to offer solutions competitive with ours at a more attractive price than we can. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, our competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Our competitors could also be better positioned to serve certain segments of our market, which could create additional price pressure. In light of these factors, even if our products are more effective than those of our competitors, current or potential customers may accept competitive products in lieu of purchasing our products. If we are unable to successfully compete, our business, financial condition, and results of operations could be materially and adversely affected.

Acquisitions and strategic alliances could distract management and expose the Company to financial, execution and operational risks that could have a detrimental effect on our business.

We intend to continue to pursue acquisitions or licenses of technology to, among other things, expand the number of products we provide as well as the features within those products. We cannot guarantee that we will identify suitable candidates for acquisition or licensing, that the transactions will be completed on acceptable terms, or that we will be able to integrate newly acquired or licensed technology into our existing business. The acquisition and integration of another technology would divert management attention from other business activities, including our core business. This diversion, together with other difficulties we may incur in integrating newly acquired or licensed technology, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue capital stock to finance such transactions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock (or securities exchangeable therefore) could dilute the interests of our stockholders.

We have experienced rapid growth since inception which may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively.

Since launching reSET in 2019, we have experienced rapid growth and we continue to rapidly and significantly expand our operations. For example, our full-time employee headcount has grown from 9 employees as of December 31, 2018 to 173 employees as of December 31, 2020. This expansion increases the complexity of our business and places significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.

The growth and expansion of our business creates significant challenges for our management, operational and financial resources. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems and our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to improve our operational, financial and management processes and systems and to effectively expand, train and manage our employee base. As our organization continues to grow and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative products. This could negatively affect our business performance.

We continue to experience growth in our headcount and operations, which will continue to place significant demands on our management and our operational and financial infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, and we must maintain the beneficial aspects of our corporate culture. To attract top talent, we have had to offer, and believe we will need to continue to offer, highly competitive compensation packages before we can validate the productivity of those employees. In addition, fluctuations in the price of our common stock may make it more difficult or costly to use equity compensation to motivate, incentivize and retain our employees. We face significant competition for talent from other healthcare, technology and high-growth companies, which include both large enterprises and privately-held companies. We may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business, results of operations and financial condition could be materially and adversely affected.

If we cannot maintain our corporate culture, we could lose the innovation, collaboration and focus on the mission that contribute to our business.

We believe that our culture has been and will continue to be a critical contributor to our success. We expect to continue to hire aggressively as we expand, and we believe our corporate culture has been crucial in our success and our ability to attract highly skilled personnel. If we do not continue to develop our corporate culture or maintain and preserve our core values as we grow and evolve both in the United States and internationally, we may be unable to foster the innovation, curiosity, creativity, focus on execution, teamwork and the facilitation of critical knowledge transfer and knowledge sharing we believe we need to support our growth. Moreover, liquidity available to our employee equityholders following the Business Combination, could lead to disparities of wealth among our employees, which could adversely impact relations among employees and our culture in general. Our anticipated headcount growth and our status as a public company may result in a change to our corporate culture, which could harm our business.

The COVID-19 pandemic has had and continues to have an adverse impact on the Company’s business, operations, and the markets and communities in which it operates.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This pandemic, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions, and mandated business closures, have adversely affected workforces, organizations, governments, customers, economies, and financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours. This outbreak, as well as intensified measures undertaken to contain the spread of COVID-19, could decrease healthcare industry spending for our products, adversely affect demand for our products, affect the ability of our sales team to travel to potential customers and the ability of our professional services teams to conduct in-person services and trainings, impact expected spending from new customers, negatively impact collections of accounts receivable, and harm our business, results of operations, and financial condition.

Further, the sales cycle for a new customer of our products could lengthen, resulting in a potentially longer delay between increasing operating expenses and the generation of corresponding revenue, if any. We cannot predict with any certainty whether and to what degree the disruption caused by the COVID-19 pandemic and reactions thereto will continue and expect to face difficulty accurately predicting our internal financial forecasts. The pandemic also presents challenges as the majority of our workforce is currently working remotely and shifting to assisting new and existing customers who are also generally working remotely. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak and its effects on our business, results of operations, or financial condition at this time.

Risks Related to Pear’s Financial Position

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “the Company,” “Pear” or “our company” refer to Pear and its subsidiaries prior to the Business Combination or the Post-Combination Company from and after the Business Combination.

The Company has a history of significant losses, anticipates increasing expenses in the future, and may not be able to achieve or maintain profitability.

We have incurred significant net losses since our inception. We incurred net losses of $52.6 million and $29.9 million for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, we had an accumulated deficit of $235.4 million. We expect to incur significant losses and negative cash flow from operations for the foreseeable future as we invest significant additional funds towards developing our pipeline of product candidates, working to achieve and maintain market acceptance by physicians and patients, expanding our marketing channels and operations, growing and enhancing our platform offering of products, and making the necessary investments in our human capital to scale our business. Based on our recurring losses and expectations to incur significant expenses and negative cash flow for the foreseeable future, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2020 and December 31, 2019 expressing substantial doubt about our ability to continue as a going concern (without giving effect to the anticipated net proceeds from the Business Combination, including the PIPE Transaction and the Forward Purchase).

Further, we will invest in planned clinical trials and future clinical trials. These investments may be more costly than we expect, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business. We also expect our operating costs to increase as a result of becoming a public company and will continue to increase as we grow our business. These efforts may prove more expensive than we currently anticipate, and our expenses may exceed revenues for the foreseeable future and we may not achieve profitability.

To date, we have financed our operations principally from the sale of our convertible preferred stock, payments received in connection with collaboration agreements and proceeds from borrowings under a credit facility. Historically the revenue from product sales and collaboration agreements have not covered the full cost of our operations. Our cash flow from operations was negative for the years ended December 31, 2020 and 2019. We may not generate positive cash flow from operations or achieve profitability for the foreseeable future. Our limited operating history may make it difficult for you to evaluate our current business and future prospects. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Given our limited operating history, our ability to achieve revenues sufficient to cover our operating costs may not be achieved. If we are not able to scale and grow the business to achieve significant product sales, it would materially and adversely affect our business, financial condition and results of operations. Our failure to achieve or maintain profitability would negatively impact the value of our common stock.

Due to the resources required for the development of the Company’s pipeline, and depending on its ability to access capital, the Company will have to prioritize the development of certain product candidates over others. The Company may fail to expend its limited resources on product candidates that may have been more profitable or for which there is a greater likelihood of success, which would cause the Company’s business, financial condition and results of operations to be materially and adversely affected.

The Company currently has three FDA-authorized or cleared products, reSET, reSET-O and Somryst, as well as several other product candidates that are at various stages of development. The Company seeks to maintain a process of prioritization and resource allocation to maintain an optimal balance between aggressively pursuing its more advanced clinical-stage product candidates and ensuring the development of new product candidates.

Due to the significant resources required for the development of the Company’s product candidates, the Company must decide which product candidates to pursue and advance and the amount of resources to allocate to each. The Company’s decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of any viable commercial products and may divert resources away from better opportunities or cause the Company to relinquish valuable rights to such product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been advantageous for the Company to invest additional resources to retain sole development and commercialization rights. If the Company makes incorrect determinations regarding the viability or market potential of any of the Company’s product candidates or misreads trends in the healthcare industry, its business, financial condition and results of operations would be materially and adversely affected.

The Company will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to the Company, the Company’s business, financial condition and results of operation could be materially and adversely affected.

The Company has consumed substantial amounts of capital to date, and we expect to incur net losses over the next several years as we continue to develop our business, direct market our products and make investments in our human capital in order to scale up our business. The Company expects to continue to spend substantial amounts to continue the development of the Company’s pipeline of product candidates, to complete its currently planned clinical trials and future clinical trials, to achieve and maintain market acceptance by physicians and patients, expand its marketing channels and operations, grow and enhance its platform offering of products, and make the necessary investments in human capital to scale its business. Other unanticipated costs may arise in the course of its development efforts. If the Company is able to gain marketing clearance, authorization, or approval for additional product candidates, the Company will require significant additional amounts of funding in order to launch and commercialize such additional product candidates. The Company cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any product candidate it develops and may need substantial additional funding after consummation of this transaction to complete the development and commercialization of the Company’s existing and any future product candidates. The Company’s future need for additional funding depends on many factors, including:

•	the scope, progress, results and costs of researching and developing its current product candidates, as well as other additional product candidates the Company may develop and pursue in the future;

•

the timing of, and the costs involved in, obtaining marketing clearance, authorization, or approvals for the Company’s product candidates and any other additional product candidates the Company may develop and pursue in the future;

•	the number of future product candidates that the Company may pursue and their development requirements;

•	the costs of commercialization activities for the Company’s product candidates, including the costs and timing of establishing product sales, marketing, and distribution capabilities;

•

revenue received from commercial sales of the Company’s current products and, subject to receipt of regulatory clearance, authorization, or approval, revenue, if any, received from commercial sales of the Company’s product candidates;

•	the extent to which the Company in-licenses or acquires rights to other products, product candidates or technologies;

•	the Company’s investment in its human capital required to grow the business and the associated costs as the Company expands its research and development and establishes a commercial infrastructure;

•

the costs of preparing, filing and prosecuting patent applications, maintaining and protecting the Company’s intellectual property rights, including enforcing and defending intellectual property-related claims; and

•	the costs of operating as a public company.

The Company cannot be certain that additional funding will be available on acceptable terms, or at all. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to the Company, the Company may have to significantly delay, reduce or terminate its product development programs or plans for commercialization. Further, if the Company raises additional capital in the form of capital stock (or securities exchangeable therefore), such issuances could dilute the interests of our stockholders.

The Company does not currently have any commitments for future funding beyond the consummation of the Business Combination. The Company believes that following the consummation of the Business Combination (including the consummation of the transactions contemplated by the Subscription Agreements and the Amended Forward Purchase Agreement) and assuming no Public Shares are redeemed, it will be able to fund its operating expenses and capital expenditure requirements into 2024. The Company’s estimate may prove to be wrong, and the Company could use its available capital resources sooner than expected. Further, changing circumstances, some of which are beyond its control, could cause the Company to consume capital significantly faster than anticipated, and the Company may need to seek additional funds sooner than planned. If adequate funds are not available on acceptable terms, we may not be able to successfully execute our business plan or continue our business.

Risks Related to Pear’s Intellectual Property and Technology

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “the Company,” “Pear” or “our company” refer to Pear and its subsidiaries prior to the Business Combination or the Post-Combination Company from and after the Business Combination.

Limitations on the Company’s ability to maintain or obtain patent protection and/or the patent rights relating to the Company’s products and product candidates may limit the Company’s ability to prevent third parties from competing against the Company.

Our success depends, in part, on our ability to obtain and maintain patent protection (including utility patents and design patents) for our products and product features, including back-end architecture and graphical user interfaces. Our success further depends on our ability to obtain copyright registrations for our products’ source code; to obtain and maintain trademark protection for our product names and other key marks; to preserve our trade secrets and know-how; and to operate without infringing the intellectual property rights of others.

We cannot assure investors that we will continue to innovate and file new patent applications, or that if filed any future patent applications will result in granted patents. We cannot assure you that any of our currently pending patent applications will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of our patents will exclude competitors, or that the patent rights granted to us will provide us any competitive advantage or protect our products. The patent position of

PDT companies, including ours, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and any future products are covered by valid and enforceable patents and/or copyrights or are effectively maintained as trade secrets.

Any patents we have obtained or do obtain may be challenged in the United States Patent and Trademark Office (“USPTO”) or in federal courts, and may be invalidated or otherwise found unenforceable. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive. If we (either alone or with a patent licensor or co-owner, as the case may require) were to initiate legal proceedings against a third party to enforce a patent related to one of our products, the defendant in such litigation could counterclaim that our (or our licensors’) patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the USPTO. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent-eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution, or otherwise committed fraud on the USPTO. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we (or a patent licensor or co-owner) and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.

The standards that the USPTO (and foreign equivalents) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in utility patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us (or to a patent licensor) or to others.

There can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date(s) on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our products infringe. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents or otherwise impermissibly utilize their intellectual property, we might be subject to injunctive relief and/or forced to pay damages, potentially including treble damages, if we are found to have willfully infringed such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property. We may fail to obtain any of these licenses of intellectual property rights on commercially reasonable terms (and even if we are able to obtain a license, it may be non-exclusive, in which case our competitors would potentially have access to the same technologies licensed to us as non-exclusive licensees). In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products or product candidates, which could materially harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe intellectual property rights in our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

In addition to patents, we rely on copyrights to protect our products’ source code. We also rely on trademarks to differentiate our products from those of others and to protect the recognition of our company and products in the marketplace. We also rely on trade secrets, know-how, and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you, however, that our proprietary information will not be shared or accessed without authorization, that our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

Accusations of infringement of third-party intellectual property rights could materially and adversely affect our business.

There has been substantial litigation in the areas in which we operate regarding intellectual property rights, and we may be sued for infringement from time to time in the future. Also, in some instances, we have agreed to indemnify third parties for expenses and liability resulting from claimed intellectual property infringement. From time to time, we may receive requests for indemnification in connection with allegations of intellectual property infringement and we may choose, or be required, to assume the defense and/or reimburse third parties for their expenses, settlement and/or liability. We cannot assure you that we will be able to settle any future claims or, if we are able to settle any such claims, that the settlement will be on terms favorable to us. Our broad range of technology may increase the likelihood that third parties will claim that we infringe their intellectual property rights.

We may in the future receive notices of allegations of infringement, misappropriation or misuse of other parties’ proprietary rights. Furthermore, regardless of their merits, accusations and litigation of this nature may require significant time and expense to defend, may negatively affect customer relationships, may divert management’s attention away from other aspects of our operations and, upon resolution, may have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Certain technology necessary for us to provide our solutions may, in fact, be patented by other parties either now or in the future. If such technology were validly patented by a third party, we may have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable to us or at all. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and cease offering products incorporating the technology, which could materially and adversely affect our business and results of operations.

If we, or any of our products, were found to be infringing on the intellectual property rights of any third party, we could be subject to liability for such infringement, which could be material. We could also be prohibited from using or selling certain products, prohibited from using certain processes, or required to redesign certain products, each of which could have a material adverse effect on our business and results of operations.

These and other outcomes may: result in the loss of a substantial number of existing customers or prohibit the acquisition of new customers; cause us to pay license fees for intellectual property we are deemed to have infringed; cause us to incur costs and devote valuable technical resources to redesigning our products; cause our cost of product revenues to increase; cause us to accelerate expenditures to preserve existing revenues; materially and adversely affect our brand in the marketplace and cause a substantial loss of goodwill; cause us to change our business methods or products; and require us to cease certain business operations or offering certain products or features.

Confidentiality and intellectual property assignment agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We depend heavily upon confidentiality agreements with our officers, employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us complete or even sufficient protection, and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition and results of operations.

The Company is party to and may, in the future, enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third parties that may not result in the development of commercially viable products or the generation of significant or any future revenues.

In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances to develop new PDTs and to pursue new markets. Proposing, negotiating, and implementing collaborations, in-licensing arrangements, joint ventures, and strategic alliances may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products.

Additionally, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

The Company in-licenses patents and content from third parties to develop its products and product candidates. If the Company had a dispute with a third-party licensor, it could materially and adversely affect the Company’s ability to commercialize the product or product candidate affected by the dispute.

Licensing intellectual property involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	amount of royalty payments under the license agreement;

•	whether and to what extent our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to collaborators and other third parties;

•

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our products, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators.

If disputes over licensed intellectual property prevent or impair our ability to maintain the licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product, or the dispute may have an adverse effect on our results of operation.

The Company’s products utilize third-party open source software components, which may pose particular risks to its proprietary software, technologies, products and services in a manner that could negatively affect its business.

We have chosen, and we may choose in the future, to use open source software in our products. We use various software composition tools, including Veracode and Snyk, which are designed to monitor risks related to licenses and vulnerabilities related to open-source software. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses may contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar products with less development effort and time and ultimately could result in a loss of product sales.

Although we intend to monitor any use of open source software to avoid subjecting our products to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that any such licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our products. Moreover, there is no assurance that our processes for controlling our use of open source software in our products will be effective. If we are held to have breached the terms of an open source software license, we could be required to seek licenses from third parties to continue offering our products on terms that are not economically feasible, to re-engineer our products, to discontinue the sale of our products if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could materially and adversely affect our business, operating results and financial condition.

Risks Relating to Pear’s Products

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “the Company,” “Pear” or “our company” refer to Pear and its subsidiaries prior to the Business Combination or the Post-Combination Company from and after the Business Combination.

The Company’s products may cause undesirable side effects or have other properties that could limit their commercial potential.

If we or others identify undesirable side effects directly or indirectly caused by our products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw clearance, authorization, or approvals of such product;

•	regulatory authorities may require additional warnings on the product’s label;

•	we may be required to issue safety communications to patients or healthcare providers that outline the risks of such side effects;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product or product candidate and, as a result of negative impacts to our reputation, our other products or product candidates and could significantly harm our business, results of operations and prospects.

If the Company is not able to develop and release new products, or successful enhancements, new features and modifications to the Company’s existing products, the Company’s business, financial condition and results of operations could be materially and adversely affected.

We expect that the PDT market, as with many technology markets, will be characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. As an initial matter, a significant portion of our market may not have access to smartphones or other technology necessary to utilize our PDTs. In addition, the introduction of products and services embodying new technologies could quickly make existing products and services obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of our products and could necessitate changes or modifications to our products to accommodate such changes. We invest substantial resources in researching and developing new products and enhancing our existing products by incorporating additional features, improving functionality, and adding other improvements to meet our patients’ evolving needs. The success of any enhancements or improvements to our products or any new products depends on several factors, including regulatory review timelines, timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies in our products and third-party collaborators’ technologies and overall market acceptance. We may not succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to our products or any new products that respond to continued changes in market demands or new customer requirements, and any enhancements or improvements to our products or any new products may not achieve market acceptance. Since developing our products is complex, the timetable for the release of new products and enhancements to existing products is difficult to predict, and we may not offer new products and updates as rapidly as our users require or expect. Any new products that we develop or acquire may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate significant or any revenue.

The introduction of new products and products by competitors, the development of entirely new technologies to replace existing offerings or shifts in healthcare benefits trends could make our products obsolete or materially and adversely affect our business, financial condition and results of operations. We may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new products, enhancements, additional features or capabilities. If patients and healthcare providers do not widely adopt our products, we may not be able to realize a return on our investment. If we do not accurately anticipate patient demand or we are unable to develop, license or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, it could result in adverse publicity, loss of revenue or market acceptance or claims by patients or healthcare providers brought against us, each of which could have a material and adverse effect on our reputation, business, results of operations and financial condition.

Clinical trials of any of the Company’s products or product candidates may fail to produce results necessary to support regulatory clearance or authorization.

We incur substantial expense for, and devote significant time to, clinical trials but cannot be certain that the trials will ever result in commercial gains. We may experience significant setbacks in clinical trials, even after earlier clinical trials showed promising results, and failure can occur at any time during the clinical development process. Any of our products may malfunction or may produce undesirable adverse effects that could cause us, institutional review boards (“IRBs”) or regulatory authorities to interrupt, delay or halt clinical trials. We, IRBs, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time to avoid exposing trial participants to unacceptable health risks. Our clinical trials may produce negative or inconclusive results or may demonstrate a lack of effect of our product candidates. Additionally, the FDA may disagree with our interpretation of the data from our pilot studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate safety or effectiveness, and may require us to pursue additional clinical trials, which could further delay the clearance or authorization of our product candidates. If we are unable to demonstrate the safety and effectiveness of product candidates in our clinical trials, we will be unable to obtain the regulatory clearances or authorizations we need to commercialize new products.

In addition to the extent that additional information regarding products being studied in clinical trials could translate to currently cleared or authorized products, such as information on new side effects, those results may impact existing clearances and authorizations, and required contraindications, warnings or precautions in product labeling.

Interim, “topline” and preliminary data from clinical trials of the Company’s products or product candidates may change as more patient data becomes available and are subject to confirmation, audit, and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or topline data from our pilot studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim data from our clinical trials. Interim or preliminary data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment and treatment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock following the Business Combination.

Further, third parties, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the potential of the particular program, the likelihood of marketing authorization or clearance or commercialization of the particular product candidate, the commercial success of any product for which we may have already obtained authorization or clearance, and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is derived from information that is typically extensive, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure.

If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain clearance, authorization, or approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Risks Related to Pear’s Regulatory Compliance and Legal Matters

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “the Company,” “Pear” or “our company” refer to Pear and its subsidiaries prior to the Business Combination or the Post-Combination Company from and after the Business Combination.

We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws, rules and regulations, including FDA regulatory requirements and laws pertaining to fraud and abuse in healthcare, that affect nearly all aspects of our operations. Failure to comply with these laws, rules and regulations, or to obtain and maintain required licenses, could subject the Company to enforcement actions, including substantial civil and criminal penalties, and might require the Company to recall or withdraw a product from the market or cease operations. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

We and our products are subject to extensive regulation in the United States, including by the FDA. The regulations to which we are subject are complex. The FDA regulates, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use; clinical trials; product safety; medical device cybersecurity; pre-market clearance, authorization, and approval; establishment registration and device listing; marketing, sales and distribution; complaint handling; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market studies; and product import and export. The FDA monitors compliance with these applicable regulatory requirements through periodic unannounced inspections as well as various other channels, such as reviewing post-market surveillance and recall reports, monitoring advertising and promotional practices on-line and at trade shows, and reviewing trade complaints submitted by competitors or other third parties. We do not know whether we will pass any future inspections for FDA compliance, or whether the FDA might identify compliance concern(s) through other channels of information. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement-related actions such as: FDA Form 483s; untitled or warning letters; clinical holds on research; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances, authorizations, or approvals; withdrawals or suspensions of current clearances or marketing authorizations, resulting in prohibitions on the sale and distribution of our products; and in the most serious cases, criminal penalties. Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.

The FDA and the Federal Trade Commission (“FTC”) also regulate the advertising and promotion of our products to ensure that the claims we make are consistent with our regulatory authorizations, that there is adequate and reasonable data to substantiate the claims and that our promotional labeling and advertising is neither false nor misleading. If the FDA or FTC determines that any of our advertising or promotional claims are false, misleading, not substantiated or not permissible, we may be subject to enforcement actions, including untitled or warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions. We also may be subject to fines, or other regulatory, civil, or criminal sanctions.

Additional federal and state healthcare laws and regulations that may affect our ability to conduct business include, without limitation:

•

the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as CMS programs;

•

the federal civil false claims and civil monetary penalties laws, including, without limitation, the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•

the federal Civil Monetary Penalties Law prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;

•

the federal Physician Payment Sunshine Act, or Open Payments, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or collectively the Affordable Care Act (“ACA”), and its implementing regulations, which requires manufacturers of drugs, medical devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to CMS information related to payments or other transfers of value made to licensed physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

•

Health Insurance Portability Administration and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, which impose certain requirements relating to the privacy, security and transmission of protected health information (“PHI”), on certain healthcare providers, health plans and healthcare clearinghouses, and their business associates that access or otherwise process individually identifiable health information on their behalf; HIPAA also created criminal liability for knowingly and willfully falsifying or concealing a material fact or making a materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•

medical device regulations pursuant to the federal Food, Drug and Cosmetic Act which require, among other things, pre-market clearance, authorization, or approval; compliant labeling; medical device adverse event reporting; establishment registration and device listing; reporting of corrections and removals; and quality system requirements;

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and are in addition to requirements under HIPAA, thus complicating compliance efforts; and

•	state laws governing the corporate practice of medicine and other healthcare professions and related fee-splitting laws.

Our employees, consultants and commercial collaborators may engage in misconduct or other improper activities, including non-compliance with such regulatory standards and requirements.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. We may be subject to private “qui tam” actions brought by individual whistleblowers on behalf of the federal or state governments, with potential liability under the federal False Claims Act including mandatory treble damages and significant per-claim penalties.

Although we have adopted policies and procedures designed to comply with these laws and regulations and conduct internal reviews of our compliance with these laws, our compliance is also subject to governmental review. The growth of our business and sales organization including future expansion outside of the United States may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the federal, state and foreign laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, imprisonment for individuals and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. We could also be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business, financial condition and results of operations.

The Company will incur significant liability if it is determined that it is promoting any “off-label” uses of its products.

Although our products are marketed for the specific therapeutic uses for which the devices were designed and our personnel are trained not to promote our products for uses outside of the FDA-cleared or authorized indications for use, known as “off-label uses,” we cannot, however, prevent a physician from using our products in ways, when in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of harm to patients if primary care physicians attempt to use our products off-label. Furthermore, the use of our products for indications other than those authorized, cleared, or approved by the FDA or authorized by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among primary care physicians and patients.

If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter or warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, based on our off-label promotion having caused submission of false (non-reimbursable) claims, for any products for which we obtain government reimbursement, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. In addition, certain jurisdictions have “all payor” false claims act laws that extend penalties for false claims beyond those submitted to government programs.

In addition, physicians may misuse our products with their patients if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are misused, we may become subject to costly litigation by our patients or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

The Company faces potential product liability exposure, and, if claims brought against the Company are successful, the Company could incur substantial liabilities.

Our business exposes us to potential product liability claims that are inherent in the design, manufacture, testing and sale of medical devices. We could become the subject of product liability lawsuits alleging that component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition, injury or death to patients. In addition, the misuse of our products, or the failure of patients to adhere to operating guidelines, could cause significant harm to patients, including death, which could result in product liability claims. Product liability lawsuits and claims, safety alerts or product recalls, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business, harm our reputation and materially and adversely affect our ability to attract and retain patients, any of which could have a material adverse effect on our business, financial condition and results of operations.

Although we maintain third-party product liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies. Even if any product liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which we are responsible. Product liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, financial condition and results of operations. In addition, any product liability claim brought against us, with or without merit, could result in an increase of our product liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all.

Additionally, from time to time we may enter into agreements pursuant to which we indemnify third parties for certain claims relating to our products. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnification obligations. We are not currently subject to any product liability claims; however, any future product liability claims against us, regardless of their merit, may result in negative publicity about us that could ultimately harm our reputation and could have a material adverse effect on our business, financial condition and results of operations.

Healthcare reform and other governmental and private payor initiatives may have an adverse effect upon, and could prevent, the Company’s products’ or product candidates’ commercial success.

In the United States and in certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably, such as the ACA.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court. Additionally, the former Trump administration issued various Executive Orders which eliminated cost-sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. Further, on December 20, 2019, the Further Consolidated Appropriations Act (H.R. 1865), which repeals the Cadillac tax, the health insurance provider tax, and the medical device excise tax, was signed into law. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. We cannot predict what affect further changes to the ACA would have on our business, especially under the Biden administration.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional congressional action is taken. Pursuant to the

Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), as well as subsequent legislation, these reductions were suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. Proposed legislation, if passed, would extend this suspension until the end of the pandemic.

There has been increasing legislative and enforcement interest in the United States with respect to prescription-pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. The HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. It is unclear what effect such legislative and enforcement interest may have on prescription devices. Further, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify the prior administration’s executive and administrative actions.

We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any cleared, authorized, or approved device, which could have an adverse effect on patients for our products or product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory clearance, authorization, or approval and that may affect our overall financial condition and ability to develop product candidates. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our current or any future product candidates we may develop may lose any regulatory clearance, authorization, or approval that may have been obtained and we may not achieve or sustain profitability.

The Company is subject to data privacy and security laws and regulations governing the Company’s collection, use, disclosure, or storage of personally identifiable information, including protected health information and payment card data, which may impose restrictions on the Company and the Company’s operations. Any actual or perceived noncompliance with such laws and regulations may result in penalties, regulatory action, loss of business or unfavorable publicity.

Numerous federal and state laws and regulations govern the collection, use, disclosure, storage and transmission of personally identifiable information (“PII”), including PHI, and information related to treatment for substance use disorders. These laws and regulations, including their interpretation by governmental agencies, are subject to frequent change and could have a negative impact on our business. In addition, in the future, industry requirements or guidance, contractual obligations, and/or legislation at both the federal and the state level may limit, forbid or regulate the use or transmission of health information outside of the United States.

These varying interpretations can create complex compliance issues for us and our partners and potentially expose us to additional expense, adverse publicity and liability, any of which could materially and adversely affect our business.

Federal and state consumer protection laws are increasingly being applied by the FTC and states’ attorneys general to regulate the collection, use, storage and disclosure of PII, through websites or otherwise, and to regulate the presentation of website content.

In addition, other laws, such as the Confidentiality of Substance Use Disorder Patient Records regulations at 42 C.F.R. Part 2, limit the potential use of in substance use disorder treatment-related data in non-treatment-based setting, such as administrative or criminal hearings related to the patient, and include associated restrictions on disclosure of information.

The security measures that we and our third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Even though we provide for appropriate protections through our agreements with our third-party vendors, we still have limited control over their actions and practices. A breach of privacy or security of PII or PHI may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business. Enforcement actions against us could be costly and could interrupt regular operations, which may materially and adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurance that we will not receive such notices in the future.

There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification, anonymization or pseudonymization of health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. We expect there will continue to be new proposed and amended laws, regulations and industry standards concerning privacy, data protection and information security in the United States, such as the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020 and has been amended several times. Further, a new California privacy law, the California Privacy Rights Act (“CPRA”), was passed by California voters on November 3, 2020, and in March 2021, Virginia passed a new privacy law, the Consumer Data Protection Act (“VCDPA”), similar to the CPRA. The CPRA will create additional obligations with respect to processing and storing personal information and the VCDPA is scheduled to take effect on January 1, 2023 (with certain provisions of the CPRA having retroactive effect to January 1, 2022). In addition New York’s Stop Hacks and Improve Electronic Data Security Act (“SHIELD Act”), requires any person or business owning or licensing computerized data that includes the private information of a resident of New York to implement and maintain reasonable safeguards to protect the security, confidentiality and integrity of the private information. Other U.S. states also are considering omnibus privacy legislation and industry organizations regularly adopt and advocate for new standards in these areas. While the CCPA and CPRA contain exceptions for certain activities involving PHI under HIPAA, we cannot yet determine the impact the CCPA, CPRA, VCDPA or other such future laws, regulations and standards may have on our business.

Future laws, regulations, standards, obligations, amendments, and changes in the interpretation of existing laws, regulations, standards and obligations could impair our or our customers’ ability to collect, use or disclose information relating to patients or consumers, including information derived therefrom, which could decrease demand for our products, increase our costs and impair our ability to maintain and grow our customer base and increase our revenue. Accordingly, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our software or platform and otherwise adapt to these changes.

Further, our patients may expect us to comply with more stringent privacy and data security requirements than those imposed by laws, regulations or self-regulatory requirements, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data.

Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards or other legal obligations, or any actual or suspected privacy or security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products could be limited. Any of these developments could harm our business, financial condition and results of operations. Privacy and data security concerns, whether valid or not valid, may inhibit retention of our products by existing customer or adoption of our products by new customers.

Security breaches, ransomware attacks and other disruptions to the Company’s information technology structure could compromise the Company’s information, disrupt its business and expose the Company to significant liability, which would cause the Company’s business and reputation to suffer and we may be unable to maintain and scale the technology underlying our offerings.

In the ordinary course of our business, we collect, store, use and disclose sensitive data, including PHI and other types of PII. We also process and store, and use additional third parties to process and store, sensitive information including intellectual property and other proprietary business information, including that of our patients. Patient information is encrypted but not always de-identified. We manage and maintain our platform and data utilizing a combination of managed data center systems and cloud-based computing center systems.

We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit and store this critical information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence or malfeasance, can create system disruptions, shutdowns or unauthorized disclosure or modifications of confidential information, causing member PHI and other PII to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage and transmission of customer, user and patient information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the PHI, other PII, and other confidential information we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical and technological safeguards to address these risks, such as by requiring outsourcing subcontractors who handle customer, user and patient information for us to enter into agreements that contractually obligate those subcontractors to use reasonable efforts to safeguard PHI, other PII, and other sensitive information. Measures taken to protect our systems, those of our subcontractors, or the PHI, other PII, or other sensitive data we or our subcontractors process or maintain, may not adequately protect us from the risks associated with the collection, storage and transmission of such information. Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses, failures or breaches due to third-party action, employee negligence or error, malfeasance or other disruptions.

A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, member information, including PHI or other PII, or other sensitive information we or our subcontractors maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our platform, and could suffer a loss of customers or users or a decrease in the use of our platform, and we may suffer loss of reputation, adverse impacts on customer, user and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.

Any such breach or interruption of our systems, or those of any of our third-party information technology partners, could compromise our networks or data security processes and sensitive information could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as HIPAA, the CCPA, other state data breach laws and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform our services, provide member assistance services, conduct research and development activities, collect, process, and prepare company financial information, provide information about our current and future solutions and engage in other user and clinician education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could materially and adversely affect our business and competitive position. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

The Company’s patient service center uses text and voice calls to communicate with healthcare providers, patients and prospective patients, and the Company is subject to various marketing and advertising laws including the Telephone Consumer Protection Act. If the Company fails to comply with applicable laws, including the TCPA, it may be subject to significant liabilities.

Our patient service center uses short message service (“SMS”), text messages and telephone calls to communicate with healthcare providers, patients and prospective patients. The actual or perceived improper sending of text messages or the making of telephone calls may subject us to potential risks, including liabilities or claims relating to consumer protection laws. Numerous class-action suits under federal and state laws have been filed in recent years against companies who conduct SMS texting programs or make unwanted telephone calls, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend. For example, the Telephone Consumer Protections Act of 1991 (“TCPA”), a federal statute that protects consumers from unwanted telephone calls, faxes, and text messages, restricts telemarketing and the use of automated SMS text messages without proper consent. Additionally, state regulators may determine that telephone calls to our patients are subject to state telemarketing regulations. Federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain, or our SMS texting practices are not adequate or violate applicable law. This may in the future result in civil claims against us. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations, we could face direct liability, could be required to change some portions of our business model, could face negative publicity, and our business, financial condition, and results of operations could be materially and adversely affected. Even an unsuccessful challenge of our SMS texting or telephone calling practices by our customers, regulatory authorities, or other third parties could result in negative publicity and could require a costly response from and defense by us.

The Company may be subject to governmental investigation, litigation and other proceedings, including intellectual property disputes, which are costly to defend and could materially harm the Company’s business and results of operations.

We may be party to government investigations, lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. A portion of the technologies we use incorporates open source software, and we may face claims claiming ownership of open source software or patents related to that software, rights to our intellectual property or breach of open source license terms, including a demand to release material portions of our source code or otherwise seeking to enforce the terms of the applicable open source license. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings, and particularly the patent infringement and class action matters we could face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our solution or require us to stop offering certain features, all of which could negatively impact our business. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our results of operations. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, results of operations and the market price of our common stock following the Business Combination.

The Company’s commercialization efforts to date have focused almost exclusively on the U.S. The Company’s ability to enter other foreign markets will depend, among other things, on its ability to navigate various regulatory regimes with which it does not have experience, which could delay or prevent the growth of the Company’s operations outside of the U.S.

To date, our commercialization efforts have focused almost exclusively on the United States. Expanding our business to attract customers in countries other than the United States is an element of our long-term business strategy. Our ability to continue to expand our business and to attract talented employees and customers in various international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute resolution systems, regulatory systems and commercial infrastructures. Entering new international markets will be expensive, our ability to successfully gain market acceptance in any particular market is uncertain and the distraction of our senior management team could harm our business, financial condition and results of operation.

Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the marketing authorization of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations or marketing authorizations, can be expensive and time-consuming, and we may not receive regulatory authorizations, clearances or approvals in each country in which we may plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations or marketing authorizations, if required by other countries, may be longer than that required for FDA clearance, authorization, or approval, and requirements for such registrations and marketing authorizations may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory authorizations before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country. Regulatory de novo classification, clearance or approval by the FDA does not ensure registration or marketing authorization by regulatory authorities in other countries, and registration or marketing authorization by one or more foreign regulatory authorities does not ensure registration or marketing authorization by regulatory authorities in other foreign countries or by the FDA. A failure or delay in obtaining registration or marketing authorization in one country may have a negative effect on the regulatory process in others.

Doing business internationally involves a number of additional risks, including:

•

multiple, conflicting and changing laws and regulations such as tax laws, privacy and data protection laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	requirements to maintain data and the processing of that data on servers located within the United States or in such countries;

•	protecting and enforcing our intellectual property rights;

•	converting our products as well as the accompanying instructional and marketing materials to conform to the language and customs of different countries;

•	complexities associated with managing multiple payor reimbursement regimes, and government payors;

•	competition from companies with significant market share in our market and with a better understanding of user preferences;

•

financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the effect of local and regional financial pressures on demand and payment for our products and services and exposure to foreign currency exchange rate fluctuations;

•

natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease (including the recent coronavirus outbreak), boycotts, curtailment of trade, and other market restrictions; and

•

regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the U.S. Foreign Corrupt Practices Act (the “FCPA”), and comparable laws and regulations in other countries.

These risks and uncertainties may impact the Company’s ability to enter foreign markets, which could delay or prevent the growth of the Company’s operations outside of the United States, and have a material adverse effect on our business, prospects, results of operations and financial condition.

The regulatory framework for digital health products is constantly evolving. Increasingly stringent regulatory requirements could create barriers to the Company’s development and introduction of new products. Conversely, in the event that regulatory requirements are lowered, competitors could potentially enter the prescription digital therapeutic market and compete against the Company more easily. Either of the foregoing could materially harm the Company’s business.

Our PDTs are novel and represent a new category of therapeutics for which the regulatory framework continues to evolve. Our ability to develop and introduce new products will depend, in part, on our ability to comply with these complex requirements, which include regulations related to product design, development and manufacturing; testing, labeling, content and language of instructions for use; clinical trials; product safety; pre market clearance, authorization, and approval; establishment registration and device listing; and marketing, sales and distribution. If, however, the regulatory framework for digital health products simplifies and the requirements that we and others are required to comply with are lowered, it could result in the increased competition and the introduction by competitors of products that are or claim to be superior to our products. For example, due to the COVID-19 public health emergency, the FDA issued, “Enforcement Policy for Digital Health Devices For Treating Psychiatric Disorders During the Coronavirus Disease 2019 (COVID-19) Public Health Emergency,” which allows for marketing of certain digital therapeutics without premarket clearance, authorization, or approval so long as certain criteria are met. Similarly, competitors using our products as predicates for 510(k)s may successfully argue that they should be required to submit substantially less data to support approval of their product than was required for our products based on FDA’s growing familiarity with the technology. As a result, we are subject to risks related to the developing regulatory landscape applicable to our PDTs that could have a material adverse effect on our business and results of operations.

The Company’s products may face competition from digital health products that are marketed without regulatory clearance, authorization, or approval. Regulators have broad discretion in determining whether to enforce regulatory requirements, and may decide not to remove uncleared or unapproved products that compete with the Company’s products, which could materially and adversely impact the Company’s business.

Our PDTs, reSET, reSET-O and Somryst have been authorized or cleared by the FDA after completion of clinical trials and related regulatory review. The FDA and other regulators have broad discretion in determining whether to enforce these requirements, however, which could result in uncleared or unapproved products entering the marketplace. If uncleared or unapproved products are allowed to compete with our products, we will face increased competition from parties who have fewer barriers to enter our industry. This increased competition could have a material, adverse effect on our business, results of operations and financial condition.

Premarket clearances, authorizations, and approvals for new or significantly modified devices could be denied or significantly delayed.

Under FDA regulations, unless exempt, a new medical device may only be commercially distributed after it has received 510(k) clearance, is authorized through the de novo classification process, or is the subject of a premarket approval (“PMA”). The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to another legally marketed product not subject to a PMA. Sometimes, premarket submissions must be supported by clinical data. Our ability to enroll patients in clinical trials could be impacted by the COVID-19 outbreak, as many patients are electing or being asked to delay procedures at this time. The PMA process typically is more costly, lengthy and stringent than the 510(k) process and usually requires more substantial clinical studies.

The FDA may not authorize marketing via de novo classification or clear our 510(k) applications on a timely basis or at all. For example, the COVID-19 outbreak could affect the FDA’s ability to review applications or supplements. Such delays or refusals, regardless of the cause, could have a material adverse effect on our business, financial condition, and results of operations. The FDA may also change its clearance and authorization policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay authorization or clearance of our products.

Material modifications to our devices may require new 510(k) clearance, de novo classification, PMA approval, or PMA supplement approval, or may require us to cease marketing or recall the modified devices until clearances, authorizations, or approvals are obtained.

Material modifications to the intended use or technological characteristics of our devices may require new 510(k) clearance, de novo classification, PMA approval, or PMA supplement approval, or may require us to cease marketing or recall the modified devices until clearances, authorizations, or approvals are obtained. Any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design, or manufacture, requires a new 510(k) clearance or, possibly, a de novo or a PMA. The FDA requires every manufacturer to make and document this determination in the first instance. A manufacturer may determine that a modification could not significantly affect safety or effectiveness and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. The FDA may review any manufacturer’s decision and may not agree with our decisions regarding whether new clearances, authorization, or approvals are necessary. The FDA may also on its own initiative determine that a new clearance, authorization, or approval is required.

We have modified some of our cleared and authorized devices and have determined based on our review and interpretation of the applicable FDA guidance that in certain instances new 510(k) clearances are not required. If the FDA disagrees with our determination and requires us to submit new 510(k) clearances for modifications to our previously cleared or authorized products for which we have concluded that new clearances are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance, authorization, or approval. In these circumstances, we may be subject to significant enforcement actions, regulatory fines, or penalties, which could require us to redesign our products and harm our operating results.

Products may be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products, could materially and adversely affect us.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in their design or manufacture or in the event that a product poses an unacceptable risk to health.

The FDA’s authority to require a recall for medical devices must be based on a finding that there is reasonable probability that the device would cause serious injury or death. We may also decide to voluntarily recall our products. A government-mandated or voluntary recall could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. On March 20, 2021, we initiated a voluntary correction of reSET and reSET-O due to a software defect related to contingency management. This recall was reportable to the FDA and is in-process. Recalls of any of our products would divert managerial and financial resources and could materially and adversely affect our reputation and business, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that could materially and adversely affect our business, results of operations and financial condition.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary recalls or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls and we may be subject to enforcement action.

We are required to report certain malfunctions, deaths, and serious injuries associated with our products, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA’s medical device reporting regulations, we are required to report to the FDA when information from any source suggests that our product may have caused or contributed to a death or serious injury or that our product has malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. We have not been required to make any such reports to date. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us.

Any adverse event involving our products, whether in the United States or abroad, could result in future voluntary corrective actions, such as recalls, including corrections or customer notifications, or agency action, such as inspection or enforcement actions. If malfunctions do occur, we may be unable to correct the malfunctions adequately or prevent further malfunctions, in which case we may need to cease manufacture and distribution of the affected products, initiate voluntary recalls, and redesign the products. Regulatory authorities may also take actions against us, such as ordering recalls, imposing fines, or seizing the affected products. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

If we fail to comply with the FDA’s Quality System Regulation (“QSR”), or any applicable foreign equivalent, our operations could be interrupted, and our potential product sales and operating results could suffer.

We are required to comply with the FDA’s QSR, which delineates, among other things, the design controls, document controls, purchasing controls, identification and traceability, production and process controls, acceptance activities, nonconforming product requirements, corrective and preventive action requirements, labeling and packaging controls, handling, storage, distribution and installation requirements, complaint handling, records requirements, servicing requirements, and statistical techniques potentially applicable to the production of our medical devices. We are also subject to the regulations of foreign jurisdictions if we market products overseas.

The FDA enforces the QSR through periodic and announced or unannounced inspections of manufacturing facilities. Our facilities have been inspected by the FDA and other regulatory authorities, and we anticipate that we will be subject to additional future inspections. If our facilities or processes are found to be in non-compliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, the FDA could take legal or regulatory enforcement actions against us and/or our products, including but not limited to the cessation of sales or the initiation of a recall of distributed products, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

The FDA’s and other comparable non-U.S. regulatory agencies’ statutes, regulations, policies or interpretations may change, and additional government regulation or statutes may be enacted, which could increase regulatory requirements, or delay, suspend, prevent marketing of any cleared, authorized, or approved products or necessitate the recall of distributed products. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

The medical device industry has been under heightened FDA scrutiny as the subject of government investigations and enforcement actions. If our operations and activities are found to be in violation of any FDA laws or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and other legal and/or agency enforcement actions. Any penalties, damages, fines, or curtailment or restructuring of our operations or activities could materially and adversely affect our ability to operate our business and our financial results. The risk of us being found in violation of FDA laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend ourselves against that action and its underlying allegations, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. Where there is a dispute with a federal or state governmental agency that cannot be resolved to the mutual satisfaction of all relevant parties, we may determine that the costs, both real and contingent, are not justified by the commercial returns to us from maintaining the dispute or the product.

Various claims, design features, or performance characteristics of our medical devices that we regarded as permitted by the FDA without new marketing clearance, authorization, or approval may be challenged by the FDA or state or foreign regulators. The FDA or state or foreign regulatory authorities may find that certain claims, design features, or performance characteristics, in order to be made or included in the products, may have to be supported by further clinical studies and marketing clearances, authorizations, or approvals, which could be lengthy, costly, and possibly unobtainable.

Risks Related to Pear’s Financial Reporting

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “the Company,” “Pear” or “our company” refer to Pear and its subsidiaries prior to the Business Combination or the Post-Combination Company from and after the Business Combination.

We rely on assumptions, estimates, and business data to calculate our key performance indicators and other business metrics, and real or perceived inaccuracies in these metrics may harm our reputation and negatively affect our business.

Certain of our performance indicators and other business metrics are calculated using third-party applications or internal company data that have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring such information. In addition, our measurement of certain metrics may differ from estimates published by third parties or from similarly-titled metrics of our competitors due to differences in methodology and as a result our results may not be comparable to our competitors.

Our results of operations and financial condition are subject to management’s accounting judgments and estimates, as well as changes in accounting policies.

The preparation of our financial statements requires us to make estimates and assumptions affecting the reported amounts of the Company’s assets, liabilities, revenues, expenses and earnings. If these estimates or assumptions are incorrect, it could have a material adverse effect on our results of operations or financial condition. We have identified several accounting policies as being critical to the fair presentation of our financial condition and results of operations because they involve major aspects of our business and require us to make judgments about matters that are inherently uncertain. These policies are described under the section entitled “Pear’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and should be considered in conjunction with our audited consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The implementation of new accounting requirements or other changes to Generally Accepted Accounting Principles, or GAAP, could have a material adverse effect on our reported results of operations and financial condition.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in the accuracy of our financial reports, which would harm our business and the trading price of our common stock. Our management will be required to evaluate the effectiveness of our internal control over financial reporting.

As a public reporting company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations established by the SEC and Nasdaq. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel, including senior management. In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. Management’s initial certification under Section 404 of the Sarbanes-Oxley Act will be required with our annual report on Form 10-K for the year ending December 31, 2022.

In support of such certifications, we will be required to document and make significant changes and enhancements, including potentially hiring additional personnel, to our internal control over financial reporting. Likewise, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report is required to be filed with the SEC following the date we are no longer an emerging growth company.

To achieve compliance with Section 404 within the prescribed period, we will need to continue to dedicate internal resources, including hiring additional financial and accounting personnel and potentially engaging outside consultants. During our evaluation of our internal control, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective.

We have identified gaps in our internal control environment in the past and cannot provide assurances that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of shares of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our management has identified certain internal control deficiencies that constitute material weaknesses. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, our stock price.

As of December 31, 2020 and June 30, 2021, we did not maintain an effective control environment as we did not maintain a sufficient complement of accounting and financial reporting resources commensurate with our financial reporting requirements. This resulted in the following material weaknesses:

•	We did not have sufficient accounting and reporting resources to ensure adequate segregation of duties.

•	We did not design, implement and maintain adequate information systems controls, including access and change management controls.

•

We did not design, implement and maintain controls to ensure the accurate and timely reporting of material transactions, including the capitalization of software costs and capital stock valuations performed by us or our advisors.

These control deficiencies could result in a misstatement in our accounts or disclosures that would result in a material misstatement to our financial statements that would not be prevented or detected. Accordingly, we determined that these control deficiencies constitute material weaknesses.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. For example, we have taken steps to hire additional personnel in our finance group, including a Corporate Controller, and are in the process of implementing a new enterprise resource planning system to replace the existing general ledger package. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could materially and adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC.

Some members of our management team have limited experience in operating a public company.

Some of our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Certain executives’ limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage as they will likely need to devote an increasing amount of their time to these activities, resulting in less time being devoted to the management and growth of our Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

Compliance with public company requirements will increase costs and make certain activities more time-consuming. Increased costs will include legal, accounting, insurance, administrative and other costs and expenses associated with being a public company that we did not incur as a private company. The increased costs will also include expenses associated with compliance with reporting requirements, including those to comply with the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC and Nasdaq, and could require us to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods. Furthermore, if any issues in complying with these requirements are identified, we could incur additional costs rectifying those or new issues. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives.

A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and plan to adopt new internal controls and disclosure controls and procedures. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

We could be subject to additional tax liabilities and our ability to use our net operating loss carryforwards and other tax attributes may be limited.

The Company has incurred net operating losses (“NOLs”) since its inception and may never achieve or sustain profitability. Generally, for U.S. federal income tax purposes, NOLs incurred will carry forward. However, NOL carryforwards generated prior to January 1, 2018, are subject to expiration for U.S. federal income tax purposes. As of December 31, 2020, we had federal NOL carryforwards of approximately $124.3 million, of which $0.6 million will begin to expire in 2034. As of December 31, 2020, we also had research and development tax credits of $4.4 million, which may be available to offset future income tax liabilities. The research and development tax credit carryforwards would begin to expire in 2033. The state research and development tax credit carryforwards are not subject to expiration.

In general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-ownership change NOLs, carryforwards and other pre-ownership change tax attributes, such as research tax credits, to offset its post-ownership change income or taxes may be limited. Similar provisions of state tax law may also apply to limit the use of our state NOL carryforwards and other state tax attributes. We have not performed an analysis to determine whether our past issuances of stock and other changes in our stock ownership may have resulted in one or more ownership changes. In addition, future changes in our stock ownership, including with respect to the proposed Business Combination, which may be outside of our control, may materially limit our ability to utilize our NOL carryforwards and other tax attributes. As a result, even if we earn net taxable income in the future, we may be unable to use a material portion of our NOL carryforwards and other tax attributes, which could materially and adversely affect our future cash flows. There is also a risk that regulatory changes, such as suspensions on the use of NOL or other unforeseen reasons, may result in our existing NOL carryforwards expiring or otherwise becoming unavailable to offset future taxable income. For these reasons, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, even if we attain profitability. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California, and other states may enact suspensions as well. If we are limited in our ability to use our NOLs in future years in which we have taxable income, we will pay more taxes than if we were able to fully utilize our NOLs. This could materially and adversely affect our results of operations.

We rely on assumptions, estimates, internally developed software and data from third parties to deliver timely and accurate information in order to accurately report our financial results in the timeframe and manner required by law.

We need to receive timely, accurate and complete information from our internal company data utilizing internally developed software that have not been independently verified and several third parties in order to accurately report our financial results on a timely basis. If the information that we receive is not accurate, our consolidated financial statements may be materially incorrect and may require restatement. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring such information. As a result, we may have difficulty completing accurate and timely financial disclosures, which could have an adverse effect on our business.

Risks Related to the Business Combination

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The consummation of the Business Combination is subject to the satisfaction or waiver of a number of conditions, including, among other customary conditions: (i) the approval by Pear’s stockholders of the Business Combination Agreement and the Business Combination; (ii) the applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the transactions contemplated by the Business Combination Agreement having expired or been terminated; (iii) THMA having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after giving effect to the Business Combination; (iv) the absence of orders prohibiting the consummation of the Business Combination; (v) the effectiveness of the registration statement of which this proxy statement/prospectus is a part; (vi) approval of THMA’s stockholders of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal; (vii) the absence of a Pear Material Adverse Effect (as defined in “The Business Combination Agreement” below); (viii) the Closing THMA Cash (as defined in “The Business Combination Agreement” below) is at least $200,000,000 and (ix) the approval for listing on Nasdaq of the THMA Class A Common Shares to be issued pursuant to the Business Combination. The consummation of the

Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by THMA stockholders is not obtained or that other conditions to the consummation of the Business Combination are not satisfied or waived. The conditions to THMA’s obligation to consummate the Business Combination may be waived by THMA and the conditions to Pear’s obligation to consummate the Business Combination may be waived by Pear; however, neither THMA nor Pear is required to waive any Closing conditions. If THMA does not consummate the Business Combination, it could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

•

negative reactions from the financial markets, including declines in the price of THMA securities due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•	the attention of THMA’s management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

For more information about the conditions to the consummation of the Business Combination, see “The Business Combination Agreement—Conditions to Closing.”

If the Business Combination benefits do not meet the expectations of investors or securities analysts, the market price of the Post-Combination Company’s securities may decline.

If the expectations of investors or securities analysts of the perceived benefits of the Business Combination change prior to the Closing, the market price of THMA’s securities prior to the Closing may decline. The market values of THMA’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which THMA’s stockholders vote on the Proposals.

In addition, following the Business Combination, fluctuations in the price of the Post-Combination Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Pear’s capital stock. Accordingly, the valuation THMA has ascribed to Pear in the Business Combination may not be indicative of the price that will be implied in the trading market for the Post-Combination Company’s securities following the Business Combination. If an active market for the Post-Combination Company’s securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Post-Combination Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Post-Combination Company’s securities and the Post-Combination Company’s securities may trade at prices significantly below the price you paid for them or that were implied by the conversion of the Company’s capital stock as a result of the Business Combination. In such circumstances, the trading price of the Post-Combination Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Post-Combination Company’s securities may include:

•	actual or anticipated fluctuations in the Post-Combination Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about the Post-Combination Company’s operating results;

•	success or entry of competitors;

•	the Post-Combination Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the PDT industry in general;

•	operating and share price performance of other companies that investors deem comparable to the Post-Combination Company;

•	the Post-Combination Company’s ability to bring its products and technologies to market on a timely basis, or at all;

•	changes in laws and regulations affecting the Post-Combination Company’s business;

•	the Post-Combination Company’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving the Post-Combination Company;

•	changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of the Post-Combination Company’s shares of common stock available for public sale;

•	any major change in the Post-Combination Company’s board of directors or management;

•	sales of substantial amounts of the Post-Combination Company’s shares of common stock by its directors, executive officers or significant stockholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, and acts of war or terrorism, inflation and market liquidity; and

•

the other risk factors set forth in the “Risks Related to Pear’s Business and Industry,” “Risks Related to Pear’s Financial Position,” “Risks Related to Pear’s Intellectual Property and Technology,” “Risks Related to Pear’s Products,” “Risks Related to Pear’s Regulatory Compliance and Legal Matters” and “Risks Related to Pear’s Financial Reporting.”

Broad market and industry factors may materially harm the market price of the Post-Combination Company’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Post-Combination Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Post-Combination Company could depress the Post-Combination Company’s share price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of the Post-Combination Company’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the Nasdaq or that the Post-Combination Company will be able to comply with the continued listing standards of the Nasdaq.

In connection with the closing of the Business Combination, we intend to list the Post-Combination Company’s common stock and public warrants on the Nasdaq under the symbols “PEAR” and “PEAR.W,” respectively. The Post-Combination Company’s continued eligibility for listing may depend on the number of shares that are exchanged in the Business Combination. If, after the Business Combination, the Nasdaq delists the Post-Combination Company’s securities from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the Post-Combination Company’s securities;

•	reduced liquidity for the Post-Combination Company’s securities;

•	a determination that the Post-Combination Company’s common stock is a “penny stock” which will require brokers trading in the Post-Combination Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Potential legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with the Business Combination, it is not uncommon for lawsuits to be filed against the companies involved and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus contains false and misleading statements and/or omits material information concerning the Business Combination and generally seeking, among other things, injunctive relief and an award of attorneys’ fees and expenses. Although no such lawsuits have yet been filed in connection with the Business Combination or the other transactions contemplated by the Business Combination Agreement, it is possible that such actions may arise. Defending against such lawsuits could require THMA and Pear to incur significant costs and draw the attention of their respective management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the Post-Combination Company’s business, financial condition, results of operations and cash flows. Such legal proceedings could also delay or prevent the consummation of the Business Combination.

If THMA’s due diligence investigation of Pear’s business was inadequate and material risks are not uncovered, stockholders of THMA following the Business Combination could lose some or all of their investment.

Even though THMA conducted a due diligence investigation of Pear, it cannot assure its stockholders that this diligence uncovered all material issues that may be present in Pear or its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company and its business and outside of its control will not later arise. As a result, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if THMA’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on the Post-Combination Company’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Post-Combination Company following the Closing or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all. Accordingly, any stockholders who choose to remain stockholders of the Post-Combination Company following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

THMA stockholders may not have the same benefits as stockholders in an underwritten public offering.

The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Pear’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence that would be performed by the underwriters and their advisors in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities.

Because the underwriters have a defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a “due diligence” investigation of the issuer and the statements made or incorporated in the prospectus. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. The independent registered public accounting firm of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. Additionally, negative assurance letters from counsel with respect to the accuracy of the disclosure are customarily provided. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence.

In contrast, THMA and Pear each have engaged a financial advisor (rather than underwriters) in connection with the Business Combination. The role of a financial advisor typically differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the public sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In connection with this proxy statement/prospectus, no parties other than THMA and Pear have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, THMA or Pear beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of the Post-Combination Company’s securities on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the Post-Combination Company’s securities or helping to stabilize, maintain or affect the public price of the Post-Combination Company’s securities following the Closing. All of these differences from an underwritten public offering of Pear’s securities could result in a more volatile price for the Post-Combination Company’s securities.

Further, while we and Pear do intend to conduct a “roadshow” prior to the opening of initial post-Closing trading of the Post-Combination Company’s securities on Nasdaq, the roadshow will not be the same as a traditional one conducted in connection with an underwritten initial public offering. There can be no guarantee that any information made available through such roadshow, in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional roadshow conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Post-Combination Company’s securities or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the Post-Combination Company’s securities.

In addition, our initial shareholders, including our Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our shareholders and that would not be present in an underwritten public offering of Pear’s securities. See “The Business Combination—Interests of THMA’s Directors and Executive Officers in the Business Combination” beginning on page 268.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Pear became a publicly listed company through an underwritten initial public offering instead of upon completion of the Merger.

Pear’s stockholders will have a reduced ownership and voting interest in the Post-Combination Company following the Business Combination and will exercise less influence over management.

Pear’s stockholders currently have the right to vote in the election of the Pear board of directors and on other matters requiring stockholder approval under Delaware law and Pear’s organizational documents. Upon the completion of the Business Combination, Pear stockholders who become stockholders of the Post-Combination Company will have a percentage ownership of the Post-Combination Company that is smaller than such stockholders’ percentage ownership of Pear. Immediately following the consummation of the Business Combination, the current Pear equityholders will own 113,040,552 THMA Class A Common Shares, representing approximately 71.2% of the total THMA Class A Common Shares expected to be outstanding immediately after the Business Combination (assuming that (i) no Public Shares are redeemed, (ii) all Pear Vested In-the-Money Options remain unexercised as of immediately prior to the Effective Time and (iii) there are no other issuances of equity interests of the Post-Combination Company and without into taking account (x) any THMA warrants that will remain outstanding immediately following the Closing and may be exercised at a later date, (y) the Earn Out Shares and (z) 1,269,600 shares held by the Sponsor that are subject to vesting requirements pursuant to the Sponsor Agreement). See “Summary—Ownership of the Post-Combination Company” for the expected percentage ownership of the Post-Combination Company of current Pear equityholders assuming that all outstanding Public Shares are redeemed and the minimum cash condition in the Business Combination Agreement would be waived by Pear. A table setting forth the implied ownership levels by, and returns to, holders of the Post-Combination Company’s securities (including THMA’s current stockholders) at various prices of the Post-Combination Company’s common stock, based on the aformentioned assumptions, is included in the section entitled “The Business Combination—Interests of THMA’s Directors and Executive Officers in the Business Combination.” Because of this, current Pear stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of Pear.

THMA stockholders will have a reduced ownership and voting interest in the Post-Combination Company following the Business Combination and will exercise less influence over management.

Upon the issuance of THMA Class A Common Shares to Pear equityholders, Subscribers and the Anchor Investor, current THMA stockholders’ percentage ownership will be diluted. Immediately following the consummation of the Business Combination, current THMA Public Stockholders will own 27,600,000 THMA Class A Common Shares, representing approximately 17.4% of the total THMA Class A Common Shares expected to be outstanding immediately after the Business Combination (assuming that (i) no Public Shares are redeemed, (ii) all Pear Vested In-the-Money Options remain unexercised as of immediately prior to the Effective Time and (iii) there are no other issuances of equity interests of the Post-Combination Company and without into taking account (x) any THMA warrants that will remain outstanding immediately following the Closing and may be exercised at a later date, (y) the Earn Out Shares and (z) 1,269,600 shares held by the Sponsor that are subject to vesting requirements pursuant to the Sponsor Agreement). If all Public Shares are redeemed, the current THMA Public Stockholders will not own any THMA Class A Common Shares as of immediately following the consummation of the Business Combination. However, owners of the 9,200,000 Public Warrants outstanding will continue to own such Public Warrants even if such owner has redeemed any or all of the Public Shares held by them. Such 9,200,000 Public Warrants had an aggregate market value of $8,004,000 based upon the closing price of $0.87 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

In addition, a table setting forth the implied ownership levels by, and returns to, holders of the Post-Combination Company’s securities (including THMA’s current stockholders) at various prices of the Post-

Combination Company’s common stock, based on the aformentioned assumptions, is included in the section entitled “The Business Combination—Interests of THMA’s Directors and Executive Officers in the Business Combination.”

Additionally, of the expected members of the Post-Combination Company’s board of directors after the completion of the Business Combination, only one will be a director designated by THMA and six will be directors designated by Pear. Because of this, current THMA stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of THMA.

THMA has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.

THMA is not required to, and has not, obtained an opinion from an independent investment banking firm that the Merger Consideration it is paying for Pear is fair to THMA’s stockholders from a financial point of view. The officers and directors of THMA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of THMA’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, THMA’s officers and directors and THMA’s advisors have substantial experience with mergers and acquisitions. Although the THMA Board did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the THMA Board relied on the following sources: (i) due diligence on Pear’s strategy and operations, (ii) analyses and research by THMA management and external advisors on the digital therapeutics industry, and (iii) THMA management’s collective experience in evaluating financial models/projections and conducting valuations of businesses. The $1.2 billion purchase price is on a pre-money basis. THMA’s Board concluded that that price is fair and reasonable, given Pear’s growth prospects and the potentially large market for prescription digital therapeutic products, the internal valuation of Pear by THMA management based on an analysis of comparable companies and the other factors described in “Recommendation of the THMA Board of Directors and Reasons for the Business Combination.” The THMA Board also determined that Pear’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the execution of the Business Combination Agreement. THMA’s stockholders will be relying on the judgment of the THMA Board with respect to such matters.

The parties to the Business Combination Agreement may amend the terms of the Business Combination Agreement or waive one or more of the conditions to the consummation of the Business Combination, and the exercise of discretion by THMA’s directors and officers in agreeing to changes to the terms of, or waivers of, closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of THMA’s stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require THMA to agree to amend the Business Combination Agreement, to consent to certain actions or to waive certain closing conditions or other rights that THMA is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Pear’s business, a request by Pear to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Pear’s business and would entitle THMA to terminate the Business Combination Agreement. In any of such circumstances, it would be in THMA’s discretion, subject to the approval of its board of directors (where required), to grant THMA’s consent or waive THMA’s rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of THMA’s directors or officers between what he or she may believe is best for THMA and its stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.

For example, it is a condition to THMA’s obligation to consummate the Business Combination that Pear’s representations and warranties be true and correct as of the Closing in all respects subject to the applicable materiality qualifiers set forth in the Business Combination Agreement. However, if the THMA Board determines that any such breach is not material to the business of Pear, then the THMA Board may elect to waive that condition and close the Business Combination. The parties will not waive the condition that THMA’s stockholders approve the Business Combination.

As of the date of this proxy statement/prospectus, THMA does not believe there will be any material changes or waivers that THMA’s directors and officers would be likely to make after the approval of THMA’s stockholders of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on THMA’s stockholders, THMA will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of THMA’s stockholders with respect to the Business Combination Proposal.

Termination of the Business Combination Agreement could negatively impact Pear and THMA.

If the Business Combination is not completed for any reason, including as a result of Pear stockholders declining to adopt the Business Combination Agreement or THMA stockholders declining to approve any of the Proposals that are conditions to the consummation of the Business Combination, the ongoing businesses of Pear and THMA may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Pear and THMA would be subject to a number of risks, including the following:

•

Pear or THMA may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	Pear may experience negative reactions from its customers, resellers, vendors and employees;

•	Pear and THMA will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•

since the Business Combination Agreement restricts the conduct of Pear’s and THMA’s businesses prior to completion of the Business Combination, each of Pear and THMA may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Business Combination Agreement—Covenants and Agreements” beginning on page 279 for a description of the restrictive covenants applicable to Pear and THMA).

If the Business Combination Agreement is terminated and Pear’s board of directors seeks another merger or business combination, Pear stockholders cannot be certain that Pear will be able to find a party willing to offer equivalent or more attractive consideration than the consideration THMA has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Business Combination Agreement is terminated and the THMA Board seeks another merger or business combination, THMA stockholders cannot be certain that THMA will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “The Business Combination Agreement—Termination” on page 291.

Pear will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on Pear and consequently on THMA. These uncertainties may impair Pear’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with Pear to seek to change existing business relationships with Pear. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Pear from making certain expenditures and taking other specified actions without the consent of THMA until the Business Combination occurs. These restrictions may prevent Pear from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Business Combination Agreement—Covenants and Agreements” beginning on page 279.

THMA directors and officers may have interests in the Business Combination different from the interests of THMA stockholders.

Executive officers of THMA negotiated the terms of the Business Combination Agreement with their counterparts at Pear, and the THMA Board determined that entering into the Business Combination Agreement was in the best interests of THMA and its stockholders, declared the Business Combination Agreement advisable and recommended that THMA stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that THMA’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of THMA stockholders. In particular, if the Business Combination with Pear or another business combination is not consummated within the Combination Window, THMA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the THMA Board, dissolving and liquidating. In such event, all Founder Shares held by THMA’s Sponsor, its directors and its Advisors will be worthless and such persons will lose their entire investment in THMA. Further, in the event that the Business Combination is consummated, THMA’s Sponsor, directors and officers may receive a return on investment that is higher than the return on investment received by THMA’s Public Stockholders, as shown in the table included in the section entitled “The Business Combination—Interests of THMA’s Directors and Executive Officers in the Business Combination”.

Furthermore, given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the units sold in the Initial Public Offering and the substantial number of shares of THMA Class A common stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and the other Initial Stockholders may earn a positive rate of return on their investment even if the common stock of the Post-Combination Company trades below the price initially paid for the units in the Initial Public Offering and the public stockholders experience a negative rate of return following the completion of the Business Combination

The THMA Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to THMA’s stockholders that they vote to approve the Business Combination. For a detailed discussion of the special interests that THMA’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of THMA’s Directors and Executive Officers in the Business Combination” beginning on page 268.

Pear directors and officers may have interests in the Business Combination different from the interests of Pear stockholders.

Executive officers of Pear negotiated the terms of the Business Combination Agreement with their counterparts at THMA, and the Pear board of directors determined that entering into the Business Combination Agreement was in the best interests of Pear and its stockholders. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Pear’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Pear stockholders. The Pear board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that Pear’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination—Interests of Pear’s Directors and Executive Officers in the Business Combination” beginning on page 272.

The Sponsor may have interests in the Business Combination different from the interests of THMA stockholders.

When considering the THMA Board’s recommendation that its stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus, its stockholders should be aware that the Sponsor has interests in the Business Combination that may be different from, in addition to, or may conflict with the interests of THMA’s stockholders in general. While our Sponsor and each of THMA’s directors and officers have agreed to vote their shares in favor of the Business Combination Proposal, stockholders should be aware that our Sponsor and THMA’s directors and officers may have interests that may be different from, or in addition to, those of THMA’s stockholders generally, and may be incentivized to complete the Business Combination even if it is with a less favorable target company or on less favorable terms, rather than liquidate. For a more complete description of these interests, see the section entitled “The Business Combination—Interests of THMA’s Directors and Executive Officers in the Business Combination” beginning on page 268.

The Business Combination will result in changes to the board of directors that may affect our strategy.

If the parties complete the Business Combination and the Director Election Proposal is approved, the composition of the Post-Combination Company’s board of directors will change from the current boards of directors of THMA and Pear. The board of directors of the Post-Combination Company will continue to be divided into three classes and will consist of the directors elected pursuant to the Director Election Proposal, each of which will serve an initial term ending in either 2022, 2023 or 2024, and thereafter will serve a three-year term. This new composition of the Post-Combination Company board of directors may affect our business strategy and operating decisions upon the completion of the Business Combination.

The Business Combination Agreement contains provisions that may discourage other companies from trying to acquire Pear for greater merger consideration.

The Business Combination Agreement contains provisions that prohibit Pear from seeking alternative business combinations during the pendency of the Business Combination. These provisions include a general prohibition on Pear from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Pear also has an unqualified obligation to submit the proposal to adopt the Business Combination Agreement to a vote by its stockholders, even if Pear receives an alternative acquisition proposal that its board of directors believes is superior to the Business Combination, unless the Business Combination Agreement has been terminated in accordance with its terms. See “The Business Combination Agreement—Covenants and Agreements” and “—Termination” beginning on pages 279 and 291, respectively.

The Business Combination Agreement contains provisions that may discourage THMA from seeking an alternative business combination.

The Business Combination Agreement contains provisions that prohibit THMA from seeking alternative business combinations during the pendency of the Business Combination. These provisions include a general prohibition on THMA from soliciting or entering into discussions with any third party regarding any acquisition proposal by THMA for any person other than Pear. THMA also has an unqualified obligation to submit the proposal to adopt the Business Combination Agreement to a vote by its stockholders, even if THMA becomes aware of an alternative business combination transaction that its board of directors believes is superior to the Business Combination, unless the Business Combination Agreement has been terminated in accordance with its terms. See “The Business Combination Agreement—Covenants and Agreements” and “—Termination” beginning on pages 279 and 291, respectively.

During the pre-Closing period, THMA and Pear are prohibited from entering into certain transactions that might otherwise be beneficial to THMA, Pear or their respective stockholders.

Until the earlier of the consummation of the Business Combination or termination of the Business Combination Agreement, THMA and Pear are subject to certain limitations on the operations of their businesses, each as summarized under the “The Business Combination Agreement—Covenants and Agreements.” The limitations on THMA’s and Pear’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Post-Combination Company’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that THMA and Pear currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to allocate the purchase price to Pear’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Pear as of the date of the completion of the Business Combination. In addition, following the completion of the Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 79.

The Public Warrants and Private Placement Warrants are being accounted for as liabilities with changes in fair value each period reported in earnings, which could have an adverse effect on the Post-Combination Company’s financial results.

On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”) informing market participants that certain warrants issued by special purpose acquisition companies may require classification as a liability of the entity measured at fair value, with changes in fair value each period reported in earnings. In further consideration of the SEC Statement, THMA’s management further evaluated THMA’s warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s

Own Equity, and concluded that the warrants should be classified as liabilities, rather than equity securities, measured at fair value at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings (loss) in the statement of operations. As a result of the recurring fair value measurement, THMA’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, THMA expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of THMA’s securities.

Upon review of the SEC Statement, THMA’s management decided to change the accounting treatment for THMA’s warrants to comply with the guidance from the SEC. The decision in connection with the preparation of THMA’s Form 10-Q for the quarter ended March 31, 2021 to change the accounting treatment of the warrants led management to conclude that there was a material weakness in internal control over financial reporting, which had not been fully remediated as of June 30, 2021. In light of the material weakness, THMA performed additional analysis as deemed necessary to ensure that its financial statements were prepared in accordance with U.S. generally accepted accounting principles. While THMA has processes to identify and appropriately apply applicable accounting requirements, THMA can offer no assurance that its remediation plan will ultimately have the intended effects. Additionally, THMA cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

THMA and Pear will incur transaction costs in connection with the Business Combination.

Each of THMA and Pear has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. THMA and Pear may also incur additional costs to retain key employees. THMA and Pear will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. THMA and Pear estimate that they will incur $30 million in aggregate transaction costs, inclusive of approximately $9.7 million in deferred underwriting fees. Some of these costs are payable regardless of whether the Business Combination is completed. See “The Business Combination—Fees and Expenses” beginning on page 293.

Pear’s and THMA’s stockholders will have their rights as stockholders governed by the Proposed Charter and the Proposed Bylaws.

As a result of the completion of the Business Combination, holders of Pear Shares and holders of THMA Shares may become holders of shares of the Post-Combination Company’s Class A common stock, which will be governed by the Proposed Charter and the Proposed Bylaws. As a result, there will be differences between the rights currently enjoyed by Pear stockholders or THMA stockholders, as applicable, and the rights that they would enjoy if they become stockholders of the Post-Combination Company. See “Comparison of Stockholders’ Rights” beginning on page 303.

The Sponsor and THMA’s directors, Advisors and officers have agreed to vote in favor of the Business Combination, regardless of how THMA’s Public Stockholders vote.

The Sponsor and THMA’s directors, Advisors and officers have agreed to vote their THMA Common Shares in favor of the Business Combination. The Sponsor and THMA’s directors and Advisors collectively owns approximately 20% of the THMA Common Shares prior to the Business Combination. Accordingly, it is more likely that the requisite approval of the THMA stockholders for the Required Proposals will be obtained, and the related condition to closing of the Business Combination will be satisfied, than would be the case if the Sponsor and THMA’s directors and Advisors had agreed to vote their THMA Common Shares in accordance with the majority of the votes cast by Public Stockholders. See “Other Agreements—Sponsor Agreement” on page 294.

Provisions in the Proposed Charter and Delaware law may have the effect of discouraging lawsuits against the directors and officers of the Post-Combination Company.

Following the Business Combination, the Proposed Charter will provide that unless the Post-Combination Company consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers, stockholders, or employees, (iii) any claim against the Post-Combination Company arising under its charter or bylaws or the DGCL and (iv) any claim against the Post-Combination Company governed by the internal affairs doctrine. The Proposed Charter designates the United States District Court for the District of Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Although THMA believes this provision will benefit the Post-Combination Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this choice of forum provision may have the effect of increasing costs for investors to bring a claim against the Post-Combination Company and its directors and officers and of limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Post-Combination Company or any of its directors, officers, other employees or stockholders, which may discourage (but not prevent) lawsuits with respect to such claims.

Certain of THMA’s and directors are now, and may in the future become, affiliated with entities engaged in business activities similar to those conducted by it or Pear currently and that are intended to be conducted by the Post-Combination Company and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Certain of THMA’s officers and directors are now, and may in the future become, affiliated with entities engaged in business activities similar to those conducted by it or Pear currently and that are intended to be conducted by the Post-Combination Company. Accordingly, THMA’s officers and directors may become aware of business opportunities that may be appropriate for presentation to THMA and the other entities to which they owe certain fiduciary or contractual duties.

The Current Charter includes a “corporate opportunity” waiver that provides that THMA renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue and to the extent the director or officer is permitted to refer that opportunity to us without violating any legal obligation. THMA does not believe that the waiver of the corporate opportunity doctrine in its Current Charter interfered with its ability to identify an acquisition target. In the absence of the “corporate opportunity” waiver in THMA’s charter, certain of the proposed directors and officers of THMA would not be able to, or willing to, serve as an officer or director. We believe the inclusion of the “corporate opportunity” waiver in the Current Charter provides THMA with greater flexibility to attract and retain the officers and directors that it believes are the best candidates for such positions.

Risks Related to Redemption

In this section “we,” “us” and “our” refer to THMA prior to the Business Combination and to the Post-Combination Company following the Business Combination.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses, including Pear, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantages with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Marcum LLP, our independent registered public accounting firm, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of THMA. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.

There is no guarantee that a Public Stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a Public Stockholder may be able to sell THMA Class A Common Shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a Public Stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a Public Stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of THMA Class A Common Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its THMA Class A Common Shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, Public Stockholders are required to deliver their stock, either physically or electronically using The Depository Trust Company’s DWAC System, to THMA’s transfer agent no later than two business days prior to the vote at the Special Meeting. If a Public Stockholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Pear is consummated, THMA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and such holder will no longer own such shares following the Business Combination. See the section entitled “THMA’s Special Meeting of Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

The ability of THMA stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

At the time THMA entered into the Business Combination Agreement and related agreements for the Business Combination, THMA did not know how many stockholders would exercise their redemption rights, and therefore THMA structured the Business Combination based on its expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement requires THMA to have cash on hand equal to or in excess of $200 million at Closing, following (i) the closing of the transactions contemplated by the Subscription Agreements (in respect of which Subscribers have committed to purchase THMA Class A Common Shares for $102.8 million) and the transactions contemplated by the Amended Forward Purchase Agreement (in respect of which the Anchor Investor has committed to purchase THMA Class A Common Shares for at least $23 million), (ii) distribution of the Trust Account, deducting all amounts to be paid pursuant to the redemption of Public Shares, and (iii) deduction of any unpaid THMA transaction expenses. If a larger number of shares are submitted for redemption than initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of THMA. Your inability to redeem any such excess Public Shares could result in your suffering a material loss on your investment in THMA if you sell such excess Public Shares in open market transactions. THMA cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price.

However, THMA’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of THMA Class A Common Shares.

There is some uncertainty regarding the federal income tax consequences to holders of THMA Class A Common Shares that exercise their redemption rights. Such uncertainty relates primarily to the individual circumstances of the taxpayer and includes (i) whether the redemption will be treated as a corporate distribution potentially taxable as a dividend, or a sale, that would potentially give rise to capital gain or capital loss, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than treatment as a corporate distribution, will depend largely on whether the holder owns (or is deemed to own) any THMA Class A Common Shares following the redemption, and if so, the total number of THMA Class A Common Shares treated as held by the holder both before and after the redemption relative to all shares of THMA voting stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in THMA or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to how a holder who elects to exercise its redemption rights will be taxed in connection with the exercise of redemption rights. See the section entitled “Material U.S. Federal Income Tax Consequences—Material Tax Consequences of a Redemption of Public Shares.”

Unlike some other blank check companies, THMA does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Unlike some other blank check companies, THMA does not have a specified maximum redemption threshold, except that (i) we will not redeem Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 and (ii) we will not redeem Public Shares in excess of the “15% threshold” (as described in “Information about THMA—Limitation on Redemption Rights”) beneficially owned by a Public Stockholder or “group” (as defined in Section 13(d)(3) of the Exchange Act). Some other blank check companies’ structures disallow the consummation of a business combination if the holders of such companies’ stockholders elect to redeem or convert more than a specified percentage of the shares sold in such companies’ initial public offering. Because we have no such maximum redemption threshold (other than as described in this paragraph), we may be able to consummate the Business Combination even though a substantial number of our Public Stockholders have redeemed their shares.

However, the Business Combination Agreement provides that the obligation of Pear to consummate the Business Combination is conditioned upon THMA having cash on hand equal to or in excess of $200 million at Closing, following (i) the closing of the transactions contemplated by the Subscription Agreements (in respect of which Subscribers have committed to purchase THMA Class A Common Shares for $102.8 million) and the transactions contemplated by the Amended Forward Purchase Agreement (in respect of which the Anchor Investor has committed to purchase THMA Class A Common Shares for at least $23 million), (ii) distribution of the Trust Account, deducting all amounts to be paid pursuant to the redemption of Public Shares, and (iii) deduction of any unpaid THMA transaction expenses. While THMA has entered into Subscription Agreements with respect to the PIPE Transaction to raise up to $102.8 million in the aggregate, there can be no assurance that the Subscribers will perform their obligations thereunder. In the event that such condition is not satisfied, we will not complete the Business Combination or redeem any shares, all Public Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of THMA and Pear, adjusted to give effect to the consummation of the Merger, the PIPE Transaction and the Forward Purchase (collectively, the “Transactions”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” which is herein referred to as Article 11.

In accordance with Article 11, the historical financial statements may be adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to provide for “Transaction Accounting Adjustments” reflecting only the application of required accounting for the Transactions. The unaudited pro forma condensed combined financial information does not reflect any Management Adjustments (as defined under Release No. 33-10786).

THMA is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

Pear is a commercial-stage healthcare company pioneering a new class of software-based medicines, sometimes referred to as Prescription Digital Therapeutics, or PDTs, which use software to treat diseases directly. Pear’s vision is to advance healthcare through the widespread use of PDTs, and to be the one-stop shop for PDTs offered both by Pear and by other organizations that may choose to host their products on its commercial platform.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combine the historical balance sheets of THMA and Pear on a pro forma basis as if the Transactions had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and year ended December 31, 2020 combine the historical statements of operations of THMA and Pear on a pro forma basis as if the Transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma combined financial information does not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Accounting for the Business Combination

The unaudited pro forma condensed combined financial information has been derived from and should be read together with THMA’s and Pear’s audited and unaudited financial statements and related notes, the sections entitled “THMA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Pear’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus, including the description of the Transactions and the risk factors set forth under the section entitled “Risk Factors”.

The Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Pear has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Pear shareholders will have a majority of the voting power under both the no redemption and maximum redemption scenarios;

•	Pear will appoint the majority of the Post-Combination Company Board;

•	Pear’s existing management team will comprise the management of the Post-Combination Company;

•	Pear will comprise the ongoing operations of the Post-Combination Company;

•	Pear is the larger entity based on historical revenues and business operations; and

•	the Post-Combination Company will assume Pear’s name.

Under this method of accounting, THMA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Pear issuing stock for the net assets of THMA, accompanied by a recapitalization. The net assets of THMA will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•	No Redemption: This scenario assumes that no THMA Class A Common Shares are redeemed by Public Stockholders; and

•

Maximum Redemption: This scenario assumes that 19,040,185 THMA Class A Common Shares are redeemed for an aggregate payment of approximately $190.4 million (based on an estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Business Combination Agreement includes as a condition to Pear’s obligation to consummate the Merger that, at the Closing, THMA will have a minimum of $200.0 million in cash. This $200.0 million includes the sum of all cash contained in the Trust Account, all other cash and cash equivalents of THMA, and cash received in connection with the PIPE Transaction and the Amended Forward Purchase Agreement, less the aggregate amount of cash proceeds that will be required to satisfy the redemption of any Public Shares, less the repayment of the $1.0 million THMA’s Promissory note - related party and any unpaid expenses of THMA in connection with the transactions contemplated by the Business Combination Agreement. The number of shares redeemed under the Maximum Redemption scenario reflects the estimated maximum number of redemptions that could occur without a failure to satisfy this minimum cash condition.

The unaudited pro forma condensed combined financial information has been adjusted to give pro forma effect to the following transactions which will occur pursuant to or concurrently with the Merger (except as otherwise specified below):

•	The Merger in accordance with the Business Combination Agreement, including:

(i)

Each Pear Common Share issued and outstanding as of immediately prior to the Effective Time (excluding shares owned by Pear as treasury stock or dissenting shares) will be cancelled and converted into (x) the right to receive the Per Share Upfront Consideration and (y) the contingent right to receive Earn Out Shares as set forth in a Consideration Schedule. The “Per Share Upfront Consideration” is equal to such number of THMA Class A Common Shares equal to (i) $1,200,000,000 divided by $10.00 divided by (ii) the total number of Pear Common Shares outstanding immediately prior to the Effective Time, expressed on an as-exercised and as-converted to Pear Common Share basis (including any Pear Common Shares underlying Pear Vested In-the-Money Options (on a net exercise basis) or Pear Preferred Shares).

(ii)

Each Pear Preferred Share issued and outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive Per Share Consideration in respect of such number of Pear Common Shares as set forth on a Consideration Schedule.

(iii)

Each Pear In-the-Money Option will be converted into an option to purchase a number of THMA Class A Common Shares as set forth on the Consideration Schedule at an exercise price as set forth on such Consideration Schedule.

(iv)

Each Pear Warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of THMA Class A Common Shares in an amount and at an exercise price and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule. The holders of all Pear Warrants that are currently outstanding have entered into agreements that require the automatic exercise of such Pear Warrants such that no Pear Warrants will be outstanding as of immediately prior to the Effective Time and as such no Pear Warrants will be converted into warrants to acquire THMA Class A Common Shares. Subject to certain exceptions, the terms and conditions of the Assumed Warrant will be the same terms and conditions as were applicable to the Pear Warrant immediately prior to the Effective Time.

•	Pursuant to THMA’s Current Charter, each THMA Class B Common Share that is issued and outstanding immediately prior to the Merger will be converted into one THMA Class A Common Share.

•

Subject to certain exceptions, during the Earn Out Period, THMA will issue to holders of Pear Common Shares and holders of Pear Preferred Shares as of immediately prior to the Effective time up to 12,394,625 additional THMA Class A Common Shares in the aggregate (the “Pear Stockholder Earn Out Shares”) in three equal tranches of 4,131,875 Pear Stockholder Earn Out Shares, respectively, upon THMA achieving $12.50, $15.00 or $17.50, respectively, as its volume-weighted average price per share for any 20 trading days within a 30 consecutive trading day period (as adjusted for share splits, reverse share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or the like).

•

Subject to certain exceptions, during the Earn Out Period, THMA’s Sponsor has agreed not to transfer 1,269,600 THMA Class B Common Shares held by it (the “Sponsor Earn Out Shares”) and to have 922,453 Private Placement Warrants (the “Sponsor Earn Out Warrants”) held in trust, in each case, until such securities are released under the Sponsor Agreement. Pursuant to the Sponsor Agreement, (i) 423,200 of such Sponsor Earn Out Shares and 307,485 of such Sponsor Earn Out Warrants will be released upon THMA achieving $12.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, (ii) 423,200 of such Sponsor Earn Out Shares and 307,484 of such Sponsor Earn Out Warrants will be released upon THMA achieving $15.00 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, and (iii) 423,200 of such Sponsor Earn Out Shares and 307,484 of such Sponsor Earn Out Warrants will be released upon THMA achieving $17.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period (as adjusted for share splits, reverse share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or the like). Any such Sponsor Earn Out Shares or Sponsor Earn Out Warrants not released prior to the end of the Earn Out Period will be deemed to be forfeited.

•

Substantially concurrently with the consummation of the Merger, in the PIPE Transaction pursuant to the Subscription Agreements, THMA will issue and sell 10,280,000 THMA Class A Common Shares for a purchase price of $10.00 per share and an aggregate purchase price of $102.8 million.

•

Substantially concurrently with the consummation of the Merger, in the Forward Purchase pursuant to the Amended Forward Purchase Agreement, THMA will issue and sell to the Anchor Investor such number of THMA Class A Common Shares equal to the sum of (x) 2,300,000 and (y) such additional THMA Class A Common Shares as the Anchor Investor may elect to purchase up to the lesser of (A) the number of Public Shares redeemed by THMA’s Public Stockholders and (B) 2,700,000, in each case, for a purchase price of $10.00 per share.

•

Concurrently with the consummation of the Merger, the outstanding warrants to purchase 1,012,672 Pear Series D-1 Preferred Shares held by Perceptive Credit Holdings III, LP (“Perceptive”) will be exercised.

•

Concurrently with the consummation of the Merger, the outstanding warrants to purchase 32,711 Pear Series A Preferred Shares and 81,322 Pear Common Shares held by Silicon Valley Bank will be exercised.

Description of the Minimum and Maximum Allowable Redemptions Scenarios

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios:

	Minimum and Maximum Redemption
(in thousands, except share and per share amounts)	Purchase Price	Shares Issued
Share consideration to Pear at Closing (1)(2)(3)	$1,200,000	120,000,000

(1)	The value of the THMA Class A Common Shares issued to Pear included in the consideration is reflected at $10 per share as defined in the Business Combination Agreement.
(2)

The total 120.0 million THMA Class A Common Shares include 113,040,552 THMA Class A Common Shares to be issued at the Closing upon the conversion of the issued and outstanding Pear Common Shares and Pear Preferred Shares and 6,959,448 THMA Class A Common Shares underlying vested Rollover Options granted upon the conversion of Pear Vested In-the-Money Options.

(3)	The total 120.0 million THMA Class A Common Shares exclude up to 12,394,625 additional Pear Stockholder Earn Out Shares.

Pursuant to THMA’s Current Charter, Public Stockholders will be provided the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account.

Assumptions and estimates underlying the Transaction Accounting Adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Post-Combination Company following the completion of the Transactions. The Transaction Accounting Adjustments unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

The following summarizes the unaudited pro forma shares of Post-Combination Company Common Stock outstanding under the no redemption and maximum redemption scenarios:

	No Redemptions		Maximum Redemptions
Equity Capitalization Summary at Closing	Shares	%	Shares	%
THMA Public Stockholders	27,600,000	17%	8,559,815	6%
THMA Initial Stockholders (1)	5,630,400	4%	5,630,400	4%
Pear Equityholders (2)	113,040,552	71%	113,040,552	81%
Subscribers	10,280,000	7%	10,280,000	7%
Anchor Investors (3)	2,300,000	1%	2,300,000	2%

Total Shareholders	158,850,952	100%	139,810,767	100%

(1)

Includes shares held by the Sponsor and THMA’s directors and Advisors. Excludes 1,269,600 Sponsor Earn Out Shares subject to forfeiture if certain performance-based vesting requirements are not met, as further described in Note 6.

(2)

Total consideration to be issued to holders of Pear Common Shares, Pear Preferred Shares and Pear Vested In-the-Money Options is $1.2 billion or 120.0 million shares ($10 per share price). The total shares to be issued to Pear stockholders excludes 6,959,448 shares underlying Rollover Options, assuming such Rollover Options remain unexercised as of the Closing
(3)	In the maximum redemption scenario, excludes any additional shares that the Anchor Investor may elect to purchase in accordance with the Amended Forward Purchase Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

	June 30, 2021		June 30, 2021
	Historical		Assuming No Redemption			Assuming Maximum Redemption
	U.S. GAAP
(dollars in thousands)	Pear Therapeutics, Inc.	Thimble Point Acquisition Corp.	Transaction Accounting Adjustments (Note 3)		Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments (Assuming Maximum Redemption) (Note 3)		Pro Forma Condensed Combined

ASSETS
Current assets
Cash and cash equivalents	$92,219	$1,346	$276,020	3a	$465,905	$(190,414)	1L	$275,489
			(23,492)	3b
			97,800	3c
			23,000	3d
			(988)	3e
Short-term investments	6,516	—	—		6,516	—		6,516
Accounts receivable	158	—	—		158	—		158
Prepaid expenses and other current assets	1,810	416	—		2,226	—		2,226

Total current assets	100,703	1,762	372,340		474,805	(190,414)		284,389
Property and equipment, net	5,204	—	—		5,204	—		5,204
Restricted cash	1,161	—	—		1,161	—		1,161
Deferred offering costs	3,503	—	(3,503)	3b	—	—		—
Other long-term assets	792	—	—		792	—		792
Marketable securities held in Trust Account	—	276,020	(276,020)	3a	—	—		—

TOTAL ASSETS	$111,363	$277,782	$92,817		$481,962	$(190,414)		$291,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,452	$—	$—		$2,452	$—		$2,452
Accrued expenses and other current liabilities	12,483	1,565	—		14,048	—		14,048
Deferred revenues	1,306	—	—		1,306	—		1,306
Debt	26,654	—	—		26,654	—		26,654
Promissory note – related party	—	988	(988)	3e	—	—		—

Total current liabilities	42,895	2,553	(988)		44,460	—		44,460
Embedded debt derivative	675	—	—		675	—		675
Warrant liabilities	8,047	21,036	(7,727)	3f	20,836	—		20,836
			(320)	3g
			(200)	3h
Earn-out liabilities	—	—	115,200	3i	115,200	—		115,200
Other long-term liabilities	1,549	—	—		1,549	—		1,549
Deferred underwriting fee payable	—	9,660	(9,660)	3b	—	—		—

Total Liabilities	53,166	33,249	96,305		182,720	—		182,720

Convertible preferred stock	291,392	—	(291,392)	3j	—	—		—
Class A common stock subject to possible redemption, 27,600,000 shares as of June 30, 2021 at redemption value of $10 per share	—	276,000	(276,000)	3j	—	—		—
Stockholders’ equity (deficit)
Common stock	1	—	1	3c	15	(2)	3l	13
			0	3d
			0	3f
			0	3g
			13	3j
Class B common stock $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of June 30, 2021	—	1	(1)	3j	—	—		—
Additional paid-in capital	2,238	—	(16,114)	3b	535,882	(190,414)	3l	345,468
			97,799	3c
			23,000	3d
			7,727	3f
			320	3g
			200	3h
			(115,200)	3i
			567,380	3j
			(31,468)	3k
Accumulated deficit	(235,435)	(31,468)	31,468	3k	(236,656)	—		(236,656)
			(1,221)	3b
Other comprehensive income	1	—	—		1	—		1

Total stockholders’ (deficit) equity	(233,195)	(31,467)	563,904		299,242	(190,414)		108,826

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$111,363	$277,782	$92,817		$481,962	$(190,414)		$291,546

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

	Six Months Ended June 30, 2021				Six Months Ended June 30, 2021
	Pear Therapeutics, Inc.	Thimble Point Acquisition Corp.	Transaction Accounting Adjustments (Note 3)		Pro Forma Condensed Combined (Assuming No Redemption)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemption) (Note 3)		Pro Forma Condensed Combined (Assuming Maximum Redemption)
Revenue
Product revenue	$1,347	$—	$—		$1,347	$—		$1,347
Collaboration and license revenue	230	—	—		230	—		230

Total revenue	1,577	—	—		1,577	—		1,577
Cost and operating expenses:
Cost of product revenue	1,465	—	—		1,465	—		1,465
Research and development	15,367	—	—		15,367	—		15,367
Selling, general and administrative	27,909	—	—		27,909	—		27,909
Operating and formation costs	—	2,975	(50)	3m	2,925	—		2,925

Total cost and operating expenses	44,741	2,975	(50)		47,666	—		47,666

Loss from operations:	(43,164)	(2,975)	50		(46,089)	—		(46,089)
Other income (expense), net
Interest and other (expense) income, net	(2,044)	16	(16)	3n	(2,044)	—		(2,044)
Change in fair value of warrants	(5,397)	(4,406)	—		(9,803)	—		(9,803)
Loss on issuance of convertible preferred stock	(2,053)	—	—		(2,053)	—		(2,053)
Change in fair value of promissory note	—	11	—		11	—		11
Unrealized gain on marketable securities held in Trust Account	—	5	(5)	3o	—	—		—

Total other (expense) income, net	(9,494)	(4,374)	(21)		(13,888)	—		(13,888)

Net (loss) income	$(52,658)	$(7,349)	$29		$(59,977)	$—		$(59,977)

Net loss per share
Weighted average Class A common shares outstanding					158,850,952	(19,040,185)	3l	139,810,767
Loss per share (basic and diluted) attributable to Class A common stockholders					$(0.38)	$—		$(0.43)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

	Year Ended December 31, 2020				Year Ended December 31, 2020
	Pear Therapeutics, Inc.	Thimble Point Acquisition Corp.	Transaction Accounting Adjustments (Note 3)		Pro Forma Condensed Combined (Assuming No Redemption)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemption) (Note 3)		Pro Forma Condensed Combined (Assuming Maximum Redemption)
Revenue
Product revenue	$149	$—	$—		$149	$—		$149
Collaboration and license revenue	9,235	—	—		9,235	—		9,235

Total revenue	9,384	—	—		9,384	—		9,384
Cost and operating expenses:
Cost of product revenue	1,718	—	—		1,718	—		1,718
Research and development	28,084	—	—		28,084	—		28,084
Selling, general and administrative	56,226	—	1,220	3p	57,446	—		57,446
Operating and formation costs	—	2	2,102	3q	2,104	—		2,104

Total cost and operating expenses	86,028	2	3,322		89,352	—		89,352

Loss from operations	(76,644)	(2)	(3,322)		(79,968)	—		(79,968)
Other income (expense), net
Interest and other (expense) income, net	(2,561)	—	—		(2,561)	—		(2,561)
Loss on issuance of convertible preferred stock	(16,819)	—	—		(16,819)	—		(16,819)
Loss on extinguishment of debt	(998)	—	—		(998)	—		(998)

Total other (expense) income, net	(20,378)	—	—		(20,378)	—		(20,378)

Net loss	$(97,022)	$(2)	$(3,322)		$(100,346)	$—		$(100,346)

Net Loss	$(97,022)	$(2)	$(3,322)		$(100,346)	$—		$(100,346)
Loss on repurchase of convertible preferred stock	(11,053)	—	—		(11,053)	—		(11,053)

Net loss attributable to common stockholders	$(108,075)	$(2)	$(3,322)		$(111,399)	$—		$(111,399)

Net loss per share
Weighted average Class A common shares outstanding					158,850,952	(19,040,185)	3l	139,810,767
Loss per share (basic and diluted) attributable to Class A common stockholders					$(0.63)	$ —		$(0.72)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Merger is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Accordingly, for accounting purposes, the Merger is treated as the equivalent of Pear issuing shares for the net assets of THMA accompanied by a recapitalization. The net assets of THMA are stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Transactions as if it had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021, and the year ended December 31, 2020, gives pro forma effect to the Merger as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 and unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 have been prepared using, and should be read in conjunction with, the following:

•

THMA’s unaudited condensed balance sheet as of June 30, 2021 and unaudited condensed statement of operations for the six months ended June 30, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•

Pear’s unaudited condensed balance sheet as of June 30, 2021 and unaudited condensed statement of operations for the six months ended June 30, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	THMA’s audited statement of operations for the year ended December 31, 2020 and the related notes, which is included elsewhere in this proxy statement/prospectus; and

•	Pear’s audited statement of operations for the year ended December 31, 2020 and the related notes, which is included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Merger and as the such financial information does not reflect any Management Adjustments (as defined under Release No. 33-10786).

The pro forma adjustments reflecting the consummation of the Merger are based on currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

2.	Accounting Policies

In the preparation of this unaudited pro forma condensed combined financial information, no reclassifications were determined to be necessary to align THMA and Pear’s financial statement presentations. Management will perform a comprehensive review of THMA and Pear accounting policies upon the completion of the Merger. As a result of the review management may identify differences between the accounting policies of the entities, which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management has not identified any differences between THMA and Pear that would have a material impact on the unaudited pro forma condensed combined financial information.

There were no intercompany transactions between THMA and Pear that require adjustments to the unaudited pro forma condensed combined financial information for any of the periods presented.

3.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and has been prepared for informational purposes only. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. THMA has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. THMA and Pear have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

a.	Reflects the reclassification from Marketable securities held in Trust Account to Cash and cash equivalents that becomes available to fund the Merger.

b.

Reflects the settlement of preliminary estimated transaction costs of Pear of $15.2 million and THMA of $2.1 million totaling approximately $17.3 million for which only $3.5 million of Pear costs have been recognized in the historical financial statements. The remaining costs have not yet been recognized in the historical financial statements but have been incurred or are expected to be incurred in connection with the Merger. Transaction costs include legal, financial advisory and other professional fees related to the Merger. In connection with the reverse recapitalization treatment, Pear’s transaction costs are recorded as reductions to additional paid-in capital.

THMA’s transaction costs are recorded through the income statement and would be treated as a reduction to accumulated deficit, however, as THMA’s accumulated deficit is reclassified to additional paid-in capital in connection with the Merger, this adjustment reflects the recording of the transaction costs directly to additional paid-in capital.

This adjustment also reflects the payment of $9.7 million of deferred underwriting fee payable accrued on THMA’s balance sheet.

The Company has allocated $1.2 million of transaction costs to the liability classified Stockholder Earn Out Shares based on the relative fair value of these instruments as compared to the total Merger consideration. The portion of transaction costs allocated to the Stockholder Earn Out Shares is reflected as a reduction to cash and retained earnings. These costs are determined to relate to future share issuances and not to the initial recapitalization and therefore they are expensed at the Closing.

c.

Reflects net proceeds of $97.8 million ($102.8 million gross less $5.0 million in fees) from the issuance and sale of 10,280,000 THMA Class A Common Shares at $10.00 per share in connection with the PIPE Transaction pursuant to the Subscription Agreements.

d.

Reflects proceeds of $23.0 million from the issuance and sale of 2,300,000 THMA Class A Common Shares at $10.00 per share in connection with the Forward Purchase pursuant to the Amended Forward Purchase Agreement. This entry reflects the cash proceeds received and the par value and additional paid-in capital related to the shares issued. Forward Purchase Shares included in this adjustment do not include any Forward Purchase Shares that the Anchor Investor may elect to purchase in accordance with the Amended Forward Purchase Agreement. The Amended Forward Purchase Agreement allows but does not require KLP to elect to purchase additional shares until two days prior to the Closing. No election to purchase additional shares has been made by KLP and therefore no additional shares are included in the pro forma adjustment.

e.

Reflects the cash payment of THMA’s Promissory note – related party at the Closing. The note was entered into with THMA’s Sponsor in a principal amount of $1.0 million. In lieu of cash payment, up to $1.0 million of the loan may instead be converted into warrants at a price of $1.50 per warrant. The warrants would be identical to the Private Warrants.

f.

Reflects the cashless exercise of warrants to purchase 1,012,672 Pear Series D-1 Preferred Shares held by Perceptive, pursuant to which Perceptive will obtain 447,340 Pear Series D-1 Preferred Shares following the withholding of such number of shares as to cover the exercise price. This adjustment removes the carrying value of the warrant liability related to the warrants to purchase Pear Series D-1 Preferred Shares on Pear’s books and recognizes the par value and additional paid-in capital of the net shares issued on exercise. As all Pear Preferred Shares will be converted into THMA Class A Common Shares in connection with the Merger, this adjustment reflects the conversion of such warrants to purchase Pear Series D-1 Preferred Shares directly into THMA Class A Common Shares.

g.

Reflects the cashless exercise of warrants to purchase 32,711 Pear Series A Preferred Shares and 81,322 Pear Common Shares held by Silicon Valley Bank, pursuant to which Silicon Valley Bank will obtain 30,675 Pear Series A Preferred Shares and 73,554 Pear Common Shares following the withholding of such number of shares as to cover the exercise price. This adjustment removes the carrying value of the warrant liability related to the warrants to purchase Pear Series A Preferred Shares on Pear’s books and recognizes the par value and additional paid-in capital of the net shares issued on exercise. As all Pear Preferred Shares and Pear Common Shares will be converted into THMA Class A Common Shares in connection with the Merger, this adjustment reflects the conversion of such warrants to purchase Pear Series A Preferred Shares and Pear Common Shares directly into THMA Class A Common Shares.

h.

Reflects the adjustment in fair value of the Sponsor Earn Out Warrants to be held in trust pursuant to the Sponsor Support Agreement. The preliminary fair value was estimated by taking the fair value of the Sponsor Earn Out Warrants reflected in THMA’s June 30, 2021 balance sheet and applying a discount to reflect the reduction in value due to the restrictions that were added as part of the Sponsor Agreement. The Sponsor Earn Out Warrants are subject to the same Earn-out Triggering and Acceleration Events as the Sponsor Earn Out Shares. The discount was estimated using similar assumptions as described in Note 6.

i.

Reflects the fair value of the Pear Stockholder Earn Out Shares contingently issuable to eligible Pear stockholders and the Sponsor Earn Out Shares contingently releasable to THMA’s Sponsor. The fair value was determined based on information available as of the date of the unaudited pro forma condensed combined financial information. Refer to Note 5 and Note 6 for more information.

j.

Reflects the recapitalization of Pear’s equity and issuance of 120,000,000 THMA Class A Common Shares at $0.0001 par value as consideration for the reverse recapitalization. Total consideration to be issued to Pear equityholders is $1,200.0 million or 120,000,000 shares ($10 per share price). The total 120,000,000 consideration shares include 113,040,552 shares to be issued for all issued and outstanding Pear Common Shares and Pear Preferred Shares and 6,959,448 shares underlying Pear Vested In-the-Money Options, which are excluded from the pro forma balance sheet adjustment assuming such Pear Vested In-the-Money Options will remain unexercised at the Closing.

Additionally, in connection with the reverse recapitalization, the Public Shares subject to redemption by Public Stockholders totaling $276.0 million would be transferred to permanent equity and all THMA Class B Common Shares will be converted into THMA Class A Common Shares.

k.	Reflects the elimination of historical retained earnings of THMA.

l.

In the case of the financial information under the heading “Assuming Maximum Redemption,” reflects the maximum redemptions scenario, in which 19,040,185 THMA Class A Common Shares subject to redemption by Public Stockholders are redeemed for an aggregate payment of approximately $190.4 million (based on the estimated per share redemption price of approximately $10.00 per share).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 are as follows:

m.	Reflects the elimination of the THMA’s administrative service fee paid to the Sponsor that will cease upon the closing of the Merger.

n.

Reflects the elimination of interest income and unrealized gain on investments related to the investments held in the Trust Account of THMA that would not be earned if the Merger were consummated on January 1, 2020.

o.

Represents the weighted average shares outstanding due to the issuance of THMA Class A Common Shares (and redemptions of Public Shares in the maximum redemption scenario) in connection with the Merger.

The pro forma adjustments in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:

p.

Reflects $1.2 million of transaction costs related to the liability classified Stockholder Earn Out Shares based on the relative fair value of these instruments as compared to the total Merger consideration. These costs are determined to relate to future share issuances and not to the initial recapitalization and therefore they are expensed at the Closing.

q.	Reflects $2.1 million of THMA’s transaction costs which have not yet been recorded in THMA’s historical financial statements.

4.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2020. As the Merger is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented.

The 1,269,600 Sponsor Earn Out Shares issued and outstanding are participating securities that contractually entitle the holder of such shares to participate in nonforfeitable dividends. The financial statements reflect a net loss in all periods presented and no loss amounts have been allocated to the Sponsor Earn Out Shares because they do not have a contractual obligation to share in losses. The 1,269,600 Sponsor Earn Out Shares are excluded from basic and diluted pro forma net loss per share as such shares are contingently recallable until the share price of THMA exceeds specified thresholds that have not been achieved.

	Year Ended December 31, 2020		Six Months Ended June 30, 2021
(dollars in thousands, except per share data)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(100,346)	$(100,346)	$(59,977)	$(59,977)
Pro Forma weighted average shares calculation, basic and diluted
Public Shares and Founder Shares (1)	33,230,400	33,230,400	33,230,400	33,230,400
Shares issued in Merger (2)	113,040,552	113,040,552	113,040,552	113,040,552
PIPE Shares	10,280,000	10,280,000	10,280,000	10,280,000
Forward Purchase Shares	2,300,000	2,300,000	2,300,000	2,300,000
Redemptions	—	(19,040,185)	—	(19,040,185)

Pro forma weighted average shares outstanding—basic and diluted	158,850,952	139,810,767	158,850,952	139,810,767

Loss per share (basic and diluted) attributable to Class A common stockholders (3)	$(0.63)	$(0.72)	$(0.38)	$(0.43)

(1)	Excludes 1,269,600 Sponsor Earn Out Shares which are subject to forfeiture until the share price of THMA exceeds specified thresholds that have not been achieved. See Note 6.
(2)

Excludes 6,959,448 THMA consideration shares underlying vested stock options as these shares will not be issued until the underlying stock options are exercised. Total consideration to be issued to Pear is $1.2 billion or 120.0 million shares ($10 per share price). The total shares to be issued include all issued and outstanding Pear Common Shares and Pear Preferred Shares plus shares underlying vested but unexercised options and warrants. Accordingly, the weighted average pro forma shares outstanding at close has been adjusted to exclude the portion of consideration shares that will be unexercised at the closing of the Merger.

(3)

For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that all outstanding Public Warrants, Private Placement Warrants, and Pear options are exchanged for THMA Class A Common Shares. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Shares underlying these instruments are as follows: (a) 14,213,333 shares underlying Public Warrants and Private Placement Warrants and (b) 6,959,448 Pear consideration shares underlying vested and unexercised stock options.

5.	Pear Stockholder Earn Out Shares

The Pear Stockholder Earn Out Shares are expected to be accounted for as liability classified instruments because the earn out triggering and acceleration events that determine the number of Pear Stockholder Earn Out Shares to be issued to the eligible Pear stockholders are not indexed to the common shares of the Post-Combination Company. The preliminary estimated fair value of the Pear Stockholder Earn Out Shares is $104.5 million. This preliminary estimated fair value of the Pear Stockholder Earn Out was determined using a Monte Carlo simulation valuation model using the following assumptions:

•	Price Target: Price Target as defined in the Business Combination Agreement for each Triggering Event:

•	Triggering Event 1 is $12.50

•	Triggering Event 2 is $15.00

•	Triggering Event 3 is $17.50

•	Vesting Date: The trading day that the target share price is achieved in at least 20 of the last 30 trading days

•	Discount period: Number of trading days between two dates, excluding holidays

•	Discount rate: An interpolated continuous risk-free rate commensurate with the longest term simulated

•

Expected pre-announcement future volatility: the volatility rate was implied from the existing Thimble Point Acquisition Corp. SPAC warrants. Estimated within a lattice framework, considering the make-whole feature and estimated forced exercise prices ranging from $18.50 to $20.00.

•	Expected post-announcement future volatility: the volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to Pear’s business

•

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five-year term of the Earn Out Period.

•	Expected term: The expected term is the five-year term of the Earn Out Period.

•	Expected dividend yield: The expected dividend rate is zero as the Post-Combination Company currently has no history or expectation of declaring dividends.

6.	Sponsor Earn Out Shares

The Sponsor Earn Out Shares are expected to be accounted for as liability classified instruments because the Earn Out Triggering and Acceleration Events that determine the number of Sponsor Earn Out Shares to be released to the Sponsor are not indexed to the common shares of the Post-Combination Company. The preliminary estimated fair value of the Sponsor Earn Out Shares is $10.7 million. This preliminary estimated fair value of the Sponsor Earn Out Shares was determined using a Monte Carlo simulation valuation model using the following assumptions:

•	Price Target: Price Target as defined in the Sponsor Agreement for each Triggering Event:

•	Triggering Event 1 is $12.50

•	Triggering Event 2 is $15.00

•	Triggering Event 3 is $17.50

•	Vesting Date: The trading day that the target share price is achieved in at least 20 of the last 30 trading days

•	Discount period: Number of trading days between two dates, excluding holidays

•	Discount rate: An interpolated continuous risk-free rate commensurate with the longest term simulated

•

Expected pre-announcement future volatility: the volatility rate was implied from the existing Thimble Point Acquisition Corp. SPAC warrants. Estimated within a lattice framework, considering the make-whole feature and estimated forced exercise prices ranging from $18.50 to $20.00.

•	Expected post-announcement future volatility: the volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to Pear’s business

•

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected 5.25 year term of the Earn Out Period.

•	Expected term: The expected term is the five-year term of the Earn Out Period.

•	Expected dividend yield: The expected dividend rate is zero as the Post-Combination Company currently has no history or expectation of declaring dividends.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMPARATIVE

PER SHARE DATA OF THMA AND PEAR

The following table sets forth summary historical comparative share and unit information for THMA and Pear and unaudited pro forma combined per share information of THMA after giving effect to the Transactions, assuming two redemption scenarios as follows:

•	No Redemptions: This scenario assumes that no THMA Class A Common Shares are redeemed by Public Stockholders; and

•

Maximum Redemption: This scenario assumes that 19,040,185 THMA Class A Common Shares are redeemed for an aggregate payment of approximately $190.4 million (based on an estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Business Combination Agreement includes as a condition to Pear’s obligation to consummate the Merger that, at the Closing, THMA will have a minimum of $200.0 million in cash. This $200.0 million includes the sum of all cash contained in the Trust Account, all other cash and cash equivalents of THMA, and cash received in connection with the PIPE Transaction and the Amended Forward Purchase Agreement, less the aggregate amount of cash proceeds that will be required to satisfy the redemption of any Public Shares, less the repayment of the $1.0 million THMA’s Promissory note-related party and any unpaid expenses of THMA in connection with the transactions contemplated by the Business Combination Agreement. The number of shares redeemed under the Maximum Redemption scenario reflects the estimated maximum number of redemptions that could occur without a failure to satisfy this minimum cash condition.

The unaudited pro forma book value information reflects the Transactions as if they had occurred on June 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Transactions as if they had occurred on January 1, 2020. This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of THMA and Pear and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of THMA and Pear is derived from, and should be read in conjunction with, the unaudited pro forma combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share would have occurred had the companies been combined during the periods presented, nor earnings per share that for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of THMA and Pear would have been had the companies been combined during the periods presented:

	Historical		Pro Forma Combined
(in thousands, except share and per share amounts)	Thimble Point Acquisition Corp.	Pear Therapeutics, Inc.	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Six Months Ended June 30, 2021(1)
Book value per share(2)	($0.91)	($3.06)	$1.88	$0.78
Weighted average common shares outstanding— basic and diluted	n/a	11,341,935	158,850,952	139,810,767
Weighted average shares outstanding of Class A— basic and diluted	27,600,000	n/a	n/a	n/a
Weighted average shares outstanding of Class B— basic and diluted	6,725,967	n/a	n/a	n/a
Net loss per common share—basic and diluted	n/a	($4.64)	($0.38)	($0.43)
Net income per Class A share—basic and diluted	$—	n/a	n/a	n/a
Net income per Class B share—basic and diluted	($1.09)	n/a	n/a	n/a

(1)	There were no cash dividends for either THMA or Pear in the period presented.
(2)

Historical book value per share for THMA and Pear is calculated as permanent equity divided by the total number of outstanding shares classified in permanent equity. Pro forma book value per share is calculated as pro forma total stockholders’ equity divided by the total shares of the Post-Combination Company immediately after the Transactions under each scenario.

THMA’S SPECIAL MEETING OF STOCKHOLDERS

General

THMA is furnishing this proxy statement/prospectus to THMA’s stockholders as part of the solicitation of proxies by the THMA Board for use at the Special Meeting of THMA stockholders in lieu of the 2021 annual meeting of THMA stockholders to be held on November 23, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus provides THMA’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting in lieu of the 2021 annual meeting of stockholders will be held on November 23, 2021, at 9:00 a.m., prevailing Eastern Time, in virtual format at https://www.cstproxy.com/thimblepoint/2021. THMA stockholders may attend, vote and examine the list of THMA stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/thimblepoint/2021 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned THMA Common Shares at the close of business on October 18, 2021, which is the record date for the Special Meeting (the “THMA Record Date”). You are entitled to one vote for each share of common stock that you owned as of the close of business on the THMA Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the THMA Record Date, there were 34,500,000 THMA Common Shares outstanding, of which 27,600,000 were Public Shares and 6,900,000 were Founder Shares.

Purpose of the Special Meeting

At the Special Meeting, THMA is asking holders of THMA Common Shares to vote on the following proposals:

•

The Business Combination Proposal. To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement, a copy of which is attached hereto as Annex A, and (b) approve the transactions contemplated thereby, including the Merger;

•	The Charter Approval Proposal. To consider and vote upon a proposal to adopt the Proposed Charter in the form attached hereto as Annex B;

•

The Governance Proposals. To consider and act upon, on a non-binding advisory basis, separate proposals with respect to certain governance provisions in the Proposed Charter in accordance with SEC requirements;

•

The Director Election Proposal. To consider and vote upon a proposal to elect seven directors to serve on the Post-Combination Company Board until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

•

The Nasdaq Proposal. To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules: (i) the issuance of THMA Class A Common Shares to Pear equityholders pursuant to the Business Combination Agreement; (ii) the issuance of THMA Class A Common Shares pursuant to the Subscription Agreements; (iii) the issuance of THMA Class A Common Shares pursuant to the Amended Forward Purchase Agreement; and (iv) the issuance of THMA Class A Common Shares pursuant to the conversion of THMA Class B Common Shares;

•	The Incentive Plan Proposal. To consider and vote upon a proposal to approve and adopt the 2021 Plan;

•	The Employee Stock Purchase Plan Proposal. To consider and vote upon a proposal to approve and adopt the Employee Stock Purchase Plan; and

•

The Adjournment Proposal. To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal.

Vote of THMA’s Sponsor, Directors, Advisors and Officers

THMA has entered an agreement with the Sponsor and THMA’s directors, Advisors and officers, pursuant to which each agreed to vote any THMA Common Shares owned by them in favor of each of the proposals presented at the Special Meeting.

The Sponsor and THMA’s directors, Advisors and officers have waived any redemption rights, including with respect to any Public Shares purchased in the Initial Public Offering or thereafter in the open market, in connection with an initial business combination. The Founder Shares held by the Initial Stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within the Combination Window. However, the Sponsor and THMA’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of THMA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of THMA entitled to vote at the Special Meeting as of the THMA Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Initial Stockholders, who currently own 20% of the issued and outstanding THMA Common Shares, will count towards this quorum. As of the THMA Record Date,17,250,001 THMA Common Shares would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, the Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares entitled to vote and actually cast thereon at the Special Meeting, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal. THMA’s Sponsor and its directors, Advisors and officers have agreed to vote their THMA Common Shares in favor of each of the proposals presented at the Special Meeting.

The approval of the Charter Approval Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the THMA Class A Common Shares and THMA Class B Common Shares then outstanding and entitled to vote thereon, voting together as a single class. The parties have also agreed to condition the Charter Approval Proposal on the affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares then outstanding and entitled to vote thereon, voting separately as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

It is important for you to note that in the event that the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal do not receive the requisite vote for approval, THMA will not consummate the Business Combination. If THMA does not consummate the Business Combination and fails to complete an initial business combination within the Combination Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Recommendation of Board of Directors

The THMA Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of THMA and its stockholders. Accordingly, the THMA Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented.

In considering the recommendation of the THMA Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and THMA’s directors, Advisors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of THMA stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•

If the Business Combination with Pear or another business combination is not consummated within the Combination Window, THMA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the THMA Board, dissolving and liquidating. In such event, the 6,900,000 Founder Shares held by THMA’s Initial Stockholders, including 180,000 Founder Shares held by THMA’s independent directors and 180,000 Founder Shares held by THMA’s Advisors, which were acquired by the Sponsor for an aggregate purchase price of $25,000 prior to the Initial Public Offering, would be worthless because THMA’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $65,073,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 180,000 Founder Shares held by THMA’s independent directors had an aggregate market value of $1,791,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 180,000 Founder Shares held by THMA’s Advisors had an aggregate market value of $1,791,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 5,013,333 Private Placement Warrants from THMA for an aggregate purchase price of $7,520,000 (or $1.50 per warrant). These purchases took place in a private placement simultaneously with the consummation of the Initial Public Offering. A portion of the proceeds THMA received from these purchases were placed in the Trust Account. The Private Placement Warrants had an aggregate market value of $4,361,600 based upon the closing price of $0.87 per public warrant on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants would become worthless if THMA does not consummate a business combination within the Combination Window.

•

No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. From the date of the Initial Public Offering until the date of the Business Combination Agreement, there have been no reimbursable out-of-pocket expenses incurred in connection with the Business Combination.

•

Our Chief Executive Officer and director, Elon Boms, is a Managing Director of the Pritzker Vlock Family Office and a manager of the Anchor Investor. Our Chief Operating Officer and director, Steven Benson is a Venture Partner with the Pritzker Vlock Family Office. Our Chief Financial Officer, Joseph Iannotta is the Controller of the Pritzker Vlock Family Office. Messrs Boms, Benson and Iannotta have led and assisted in, respectively, the evaluation of our business combination targets, including Pear, and the negotiation of our Business Combination with Pear.

•

The Anchor Investor, an affiliate of the Pritzker Vlock Family Office, has entered into the Amended Forward Purchase Agreement with us, pursuant to which the Anchor Investor has agreed to purchase 2,300,000 THMA Class A Common Shares for a purchase price of $10.00 per share and at an aggregate purchase price of $23,000,000 (which amount may be increased under certain circumstances as described under “Other Agreements—Sponsor Agreement”).

•	An entity affiliated with the Pritzker Vlock Family Office holds an indirect economic interest in the Sponsor and the Anchor Investor.

•

We pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Such arrangement will terminate upon the consummation of the Business Combination.

•

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. If THMA consummates the Business Combination, on the other hand, THMA will be liable for all such claims.

•	THMA’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on THMA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if THMA fails to consummate a business combination within the Combination Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, THMA may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Combination Window.

•

Our Sponsor has also agreed, subject to certain exceptions, not to transfer 1,269,600 THMA Class B Shares held by it and to have 922,453 Private Placement Warrants held in trust, in each case, until such securities are released under the Sponsor Agreement. Pursuant to the Sponsor Agreement, (i) 423,200 of such Founder Shares and 307,485 of such Private Placement Warrants will vest upon THMA achieving $12.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, (ii) 423,200 of such Founder Shares and 307,484 of such Private Placement Warrants will be released upon THMA achieving $15.00 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, and (iii) 423,200 of such Founder Shares and 307,484 of such Private Placement Warrants will be released upon THMA achieving $17.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, in each case, during the Earn Out Period. Any such Founder Shares or Private Placement Warrants not released prior to the fifth anniversary of the Closing will be deemed to be forfeited. The Founder Shares held by the Sponsor’s directors and Advisors will not be subject to vesting or forfeiture.

•

Following the Closing, our Sponsor would be entitled to the repayment of any outstanding working capital loan and advances that have been made to THMA. On June 21, 2021, THMA issued an unsecured promissory note (the “2021 Note”) in the principal amount of $1,000,000 to the Sponsor in exchange for up to $1 million in working capital loans, which is described in more detail in the section entitled “Certain Relationships and Related Party Transactions” of this proxy statement/prospectus. As of the date of this proxy statement/prospectus, we have drawn $1 million under the 2021 Note. If we do not complete an initial business combination within the Combination Window, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•

The Sponsor and THMA’s directors, Advisors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares held by them if THMA fails to complete the Business Combination during the Combination Window (as defined below). See “Information about THMA—Redemption of Public Shares and Liquidation if no Business Combination” on page 129 of this proxy statement/prospectus.

•	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Approval Proposal. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Charter Approval Proposal. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Governance Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Certain Engagements in Connection with the Business Combination and Related Transactions

Citigroup Global Markets Inc. (“Citigroup”) and BofA Securities, Inc. (“BofA”) were engaged by Pear to act as financial advisors to Pear in connection with the Business Combination, and will receive compensation in connection therewith. Taking into account Citigroup and BofA’s familiarity with Pear and its business as a result of their respective existing relationships with Pear, THMA engaged Citigroup and BofA to act as co-placement agents on the PIPE Transaction. Citi and BofA will receive fees and expense reimbursements in connection therewith. Citigroup and BofA did not provide any advice to THMA, including, but not limited to, regarding the valuation of Pear or the terms of the business combination with Pear. THMA and Pear have each signed a consent letter with Citigroup and BofA, respectively, acknowledging their respective roles as financial advisor to Pear in connection with the Business Combination and as co-placement agents to THMA in connection with the PIPE Transaction and waiving any potential conflicts in connection with such dual roles. Citigroup, as one of the underwriters of the Initial Public Offering, is entitled to 60% of the deferred underwriting fees of $9,660,000 in the aggregate.

Voting Your Shares—Stockholders of Record

THMA stockholders may vote electronically at the Special Meeting by visiting https://www.cstproxy.com/thimblepoint/2021 or by proxy. THMA recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your shares are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a THMA stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your THMA Common Shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.	sending another proxy card with a later date;

2.	notifying THMA’s secretary in writing before the Special Meeting that you have revoked your proxy; or

3.

attending the Special Meeting and voting electronically by visiting https://www.cstproxy.com/thimblepoint/2021 and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Under THMA’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your THMA Common Shares, you may call you may contact Morrow Sodali LLC, THMA’s proxy solicitor, toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

Redemption Rights

Public Stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any Public Stockholder may demand that THMA redeem their Public Shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $10.00 per share as of October 18, 2021, the THMA Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a Public Stockholder properly seeks redemption as described in this section and the Business Combination with Pear is consummated, THMA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of THMA. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of THMA.

The Sponsor and THMA’s directors, Advisors and officers will not have redemption rights with respect to any THMA Common Shares owned by them, directly or indirectly, in connection with the Business Combination.

Public Stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their stock, either physically at the address set forth below or electronically using The Depository Trust Company’s DWAC System, to Continental, THMA’s transfer agent, no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then THMA’s Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, THMA will promptly return any shares delivered by Public Stockholders.

The closing price of a THMA Class A Common Share on October 18, 2021, the THMA Record Date, was $9.94. The cash held in the Trust Account on such date was approximately $276,024,619 ($10.00 per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of THMA Common Shares as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. THMA cannot assure its stockholders that they will be able to sell their THMA Class A Common Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its THMA Class A Common Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to THMA’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.

Appraisal Rights

Neither stockholders, unitholders nor warrant holders of THMA have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

THMA is soliciting proxies on behalf of the THMA Board. This solicitation is being made by mail but also may be made by telephone or in person. THMA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. THMA will bear the cost of the solicitation.

THMA has hired Morrow Sodali LLC to assist in the proxy solicitation process. THMA will pay that firm a fee of $30,000 plus disbursements. Such payment will be made from non-trust account funds.

THMA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. THMA will reimburse them for their reasonable expenses.

The Initial Stockholders

As of October 18, 2021, the THMA Record Date, the Initial Stockholders of record were entitled to vote an aggregate of 6,900,000 Founder Shares that were issued prior to the Initial Public Offering. Such shares currently constitute 20% of the outstanding THMA Common Shares. The Initial Stockholders have agreed to vote the Founder Shares, as well as any Public Shares acquired in the aftermarket, in favor of each of the proposals presented at the Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by THMA.

Upon consummation of the Business Combination, under the Sponsor Agreement, certain Founder Shares (or THMA Class A Common Shares issuable upon conversion thereof) will be subject to (i) certain lock-up restrictions and (ii) certain performance-based vesting provisions. See “Other Agreements—Sponsor Agreement” for more information.

Purchases of THMA Common Shares

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding THMA or its securities, the Sponsor, Pear, Pear’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire THMA Common Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Pear’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on THMA Common Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Pear, Pear’s stockholders or any of their respective affiliates. THMA will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of THMA Class A Common Shares are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. THMA stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Business Combination Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if at least a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor and THMA’s directors, Advisors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Business Combination Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the THMA Board

THE THMA BOARD UNANIMOUSLY RECOMMENDS THAT THE THMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CHARTER APPROVAL PROPOSAL

Overview

Our stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of the THMA Board, is necessary to adequately address the needs of the Post-Combination Company.

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

•

Changes to Authorized Capital Stock—the Current Charter authorizes 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, of which (i) 200,000,000 shares were THMA Class A Common Shares, and (ii) 20,000,000 shares were THMA Class B Common Shares, and (b) 1,000,000 shares of preferred stock. The Proposed Charter will authorize 700,000,000 shares, consisting of (a) 690,000,000 THMA Class A Common Shares, and (b) 10,000,000 shares of preferred stock, par value of $0.0001;

•

Required Vote to Amend or Repeal the Charter—provides that the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon is required to amend or repeal the following provisions of the Proposed Charter: (i) Section 5.2 of the Proposed Charter relating to the number, election and term of the Post-Combination Company Board; (ii) Section 7.1 of the Proposed Charter relating to special meetings of stockholders of the Post-Combination Company; (iii) Section 7.3 of the Proposed Charter relating to actions by stockholders by written consent; and (iv) Article VIII of the Proposed Charter relating to the limitation of liability of directors;

•

Required Vote to Amend or Repeal the Bylaws—provides that any amendment or repeal of the Proposed Bylaws requires an affirmative vote of either (a) a majority of the Post-Combination Company Board, or (b) holders of at least two-thirds of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon; provided however, that if the Post-Combination Company Board recommends such amendment or repeal, such amendment would only require the affirmative vote of a majority of the then outstanding shares of capital stock of the Post-Combination Company;

•

Director Removal—provides for the removal of directors (a) for cause, and (b) only by stockholders voting at least two-thirds of the then outstanding shares entitled to vote at an election of directors;

•

Waiver of Section 203 of the DGCL—provides that Section 203 of the DGCL, which governs business combinations between the Post-Combination Company and certain interested stockholders, does not apply to the Post-Combination Company;

•	Name Change—provides that the Post-Combination Company’s name will be “Pear Holdings Corp.”; and

•	Removal of Blank Check Company Provisions—eliminates various provisions applicable only to blank check companies, including business combination requirements.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The THMA Board’s reasons for proposing each of these amendments to the Current Charter are set forth below.

Changes to Authorized Capital Stock

Our Current Charter authorizes 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, of which (i) 200,000,000 shares were THMA Class A Common Shares, and (ii) 20,000,000 shares were THMA

Class B Common Shares, and (b) 1,000,000 shares of preferred stock. The Proposed Charter provides that the Post-Combination Company will be authorized to issue 700,000,000 shares, consisting of (a) 690,000,000 shares of THMA Class A Common Shares, and (b) 10,000,000 shares of preferred stock. Upon the conversion of the THMA Class B Common Shares to THMA Class A Common Shares and the elimination of the blank check provisions in our Current Charter, the THMA Board has determined that there will no longer be a need to continue with two series of common stock and, therefore, this amendment eliminates the THMA Class B Common Shares.

This amendment also increases the authorized number of shares because the THMA Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the Merger and the other transactions contemplated by this proxy statement/prospectus, and for any other proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The THMA Board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances considered favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Required Vote to Amend or Repeal the Charter

Following the conversion of the THMA Class B Common Shares into THMA Class A Common Shares in connection with the Business Combination, the Current Charter may only be amended with the approval of a majority of the THMA Board and the holders of a majority of our outstanding shares. The Proposed Charter provides that the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon is required to amend or repeal the following provisions of the Proposed Charter: (i) Section 5.2 of the Proposed Charter relating to the number, election and term of the Post-Combination Company Board; (ii) Section 7.1 of the Proposed Charter relating to special meetings of stockholders of the Post-Combination Company; (iii) Section 7.3 of the Proposed Charter relating to actions by stockholders by written consent; and (iv) Article VIII of the Proposed Charter relating to the limitation of liability of directors.

We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the THMA Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Company Board to reach terms that are appropriate for all stockholders.

Required Vote to Amend or Repeal the Bylaws

Our Current Charter provides that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The Proposed Charter requires an affirmative vote of either (a) the affirmative vote of a majority of the Post-Combination Company Board, or (b) holders of at least two-thirds of the outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon; provided however, that if the Post-Combination Company Board recommends such amendment or repeal, such amendment would only require the affirmative vote of a majority of the then outstanding shares of Post-Combination Company Common Stock. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the THMA Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Company Board to reach terms that are appropriate for all stockholders of the Post-Combination Company.

Director Removal

At present, our Current Charter provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The Proposed Charter provides for the removal of directors (i) with cause and (ii) only by the affirmative vote of stockholders holding at least two-thirds of the outstanding shares of capital stock of the Post-Combination Company then entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the THMA Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement to remove directors encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Company Board to reach terms that are appropriate for all stockholders of the Post-Combination Company.

Waiver of Section 203 of the DGCL

At present, our Current Charter does not state whether Section 203 of the DGCL applies to us. Therefore, under the DGCL, we are currently subject to the provisions of Section 203 of the DGCL. This amendment provides that Section 203 of the DGCL, which governs business combinations between the Post-Combination Company and certain interested stockholders, will not apply to the Post-Combination Company. We believe this is appropriate because opting out of Section 203 of the DGCL allows the Post-Combination Company to establish its own rules governing business combinations with interested parties.

Corporate Name Change

Under our Current Charter, our name is “Thimble Point Acquisition Corp.” The Proposed Charter provides that the Post-Combination Company’s name will be “Pear Holdings Corp.” We believe that changing the Post-Combination Company’s name is desirable to reflect the Business Combination with Pear and to clearly identify the Post-Combination Company as the publicly traded entity.

Removal of Blank Check Company Provisions

Our Current Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Post-Combination Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Post-Combination Company following the Business Combination. In connection with the Business Combination, all THMA Class B Common Shares will automatically be converted into THMA Class A Common Shares, pursuant to the terms of the Proposed Charter. Upon the conversion of the THMA Class B Common Shares to THMA Class A Common Shares, the THMA Board has determined that there will no longer be a need to continue with two series of common stock and, therefore, this amendment eliminates the THMA Class B Common Shares. In addition, certain other provisions in our Current Charter require that proceeds from the Initial Public Offering be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Charter Approval Proposal will not be presented at the Special Meeting. The Charter Approval Proposal will be approved and adopted only if: (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class and (ii) the holders of a majority of the THMA Class A Common Shares then outstanding, voting separately as a single class and (iii) the holders of a majority of the outstanding THMA Common Shares, voting together as a single class, vote “FOR” the Charter Approval Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Approval Proposal.

The Business Combination is conditioned upon the approval of the Charter Approval Proposal (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Charter Approval Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Approval Proposal will not be effected. The THMA Board will abandon the Charter Approval Proposal in the event the Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Approval Proposal and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor and THMA’s directors, Advisors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Charter Approval Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the THMA Board

THE THMA BOARD UNANIMOUSLY RECOMMENDS THAT THE THMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER APPROVAL PROPOSAL.

PROPOSAL NO. 3—THE GOVERNANCE PROPOSAL

Overview

Our stockholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. In the judgment of the THMA Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Pear and THMA intend that the Proposed Charter in the form set forth on Annex B will take effect at consummation of the Business Combination, assuming adoption of the Charter Approval Proposal.

Governance Proposal 3A: Changes to Authorized Capital Stock

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Changes to Authorized Capital Stock” for a description and reasons for the amendment.

Governance Proposal 3B: Required Vote to Amend or Repeal the Charter

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Required Vote to Amend or Repeal the Charter” for a description and reasons for the amendment.

Governance Proposal 3C: Required Vote to Amend or Repeal the Bylaws

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Required Vote to Amend or Repeal the Bylaws” for a description and reasons for the amendment.

Governance Proposal 3D: Director Removal

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Director Removal” for a description and reasons for the amendment.

Governance Proposal 3E: Waiver of Section 203 of the DGCL

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Waiver of Section 203 of the DGCL” for a description and reasons for the amendment.

Governance Proposal 3F: Corporate Name Change

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Corporate Name Change” for a description and reasons for the amendment.

Governance Proposal 3G: Removal of Blank Check Company Provisions

See “Proposal No. 2—The Charter Approval Proposal—Reasons for the Amendments—Removal of Blank Check Company Provisions” for a description and reasons for the amendment.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Governance Proposal will not be presented at the Special Meeting. The approval of the Governance Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Governance Proposal.

The Business Combination is not conditioned upon the approval of the Governance Proposal.

As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on THMA, Pear or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, THMA and Pear intend that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Approval Proposal.

The Sponsor and THMA’s directors, Advisors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Governance Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the THMA Board

THE THMA BOARD UNANIMOUSLY RECOMMENDS THAT THE THMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4—THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are approved at the Special Meeting, stockholders are being asked to elect seven directors to the Post-Combination Company Board, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Approval Proposal, the Nasdaq Proposal and the Incentive Plan Proposal.

The THMA Board has nominated (i) Zack Lynch, Kirthiga Reddy and Andrew J. Schwab to serve as the Class I directors, (ii) Alison Bauerlein and Nancy Schlichting to serve as the Class II directors and (iii) Corey McCann and Jorge Gomez to serve as the Class III directors. The following sets forth information regarding each nominee:

Dr. Corey McCann, M.D., Ph.D. Dr. McCann has served as the President and Chief Executive Officer of Pear since August 2013 and as the President of Pear Therapeutics Securities Corporation, a wholly-owned subsidiary of Pear, since December 2017. Dr. McCann has also served as a member of the board of directors of NOUS Imaging, Inc. a technology company focused on medical imaging software, since March 2020, as director of Eternia Group LLC since August 2011, and as a director of Eternia Group SRL since May 2021. Previously, Dr. McCann served on the board of Edumedics LLC (now known as SentryHealth), a health and wellness solutions technology company, from January 2013 through October 2019, and Resolute Bio, Inc., a biotechnology company developing peptide-based drugs for chronic metabolic and neurological disorders from June 2016 through June 2019. Dr. McCann received his B.S. degree in biology from The Pennsylvania State University, his M.D and Ph.D. from Washington University’s St. Louis School of Medicine and his Ph.D. in neuroscience from Harvard University. We believe Dr. McCann is qualified to serve as a director due to his extensive experience leading and developing Pear, as well as his technical knowledge.

Alison Bauerlein. Ms. Bauerlein is a director-nominee to serve on the Post-Combination Company Board. Ms. Bauerlein is a co-founder of Inogen, Inc. (Nasdaq: INGN) and has served as its Chief Financial Officer since 2009 and Executive Vice President, Finance since March 2014. Ms. Bauerlein has also served as Corporate Secretary from 2002 until July 2021 and Corporate Treasurer since 2002. Ms. Bauerlein previously served as Inogen Inc.’s Vice President, Finance from 2008 until March 2014. Prior to serving in these positions, Ms. Bauerlein also served as Controller with Inogen, Inc. from 2008 to 2009 and 2001 to 2004, and the Director of Financial Planning and Analysis from 2004 to 2008. Ms. Bauerlein has over 20 years of experience in treasury, finance, accounting, risk management as well as strategic and tactical cost analysis and forecasting. Ms. Bauerlein received a Bachelor of Arts degree in Economics/Mathematics with high honors from the University of California, Santa Barbara. We believe Ms. Bauerlein is qualified to serve as a director of the Post-Combination Company due to her extensive executive-level experience in the medical technology industry, as well as her financial expertise.

Jorge M. Gomez. Mr. Gomez has been a member of the Pear board of directors since August 2021 and is the designee of the Sponsor to serve on the Post-Combination Company Board. Mr. Gomez has been the Executive Vice President and Chief Financial Officer of Dentsply Sirona, Inc. (Nasdaq: XRAY), a manufacturer of professional dental products and technologies, since August 2019. Mr. Gomez previously served as Chief Financial Officer of Cardinal Health, Inc. (NYSE: CAH), a multinational healthcare services company, from January 2018 to August 2019. At Cardinal Health, he was responsible for financial activities across the enterprise, including financial strategy, capital deployment, treasury, investor relations, tax, accounting and external reporting. From July 2015 to December 2017, he was Chief Financial Officer of Cardinal Health’s

Medical segment and from February 2012 to June 2015, he was Chief Financial Officer of Cardinal Health’s Pharmaceutical segment. Prior to that, Mr. Gomez served as treasurer and corporate controller at Cardinal Health. Before joining Cardinal Health, Mr. Gomez held multiple executive and leadership roles at General Motors Company (NYSE: GM), including assignments in New York, Singapore, Belgium, and Brazil. He began his career with the Smurfit-Kappa Group plc. (OTCMKTS: SMFTF) in the company’s finance development program. Currently, he also serves on the Board of Directors for Xylem, Inc. (NYSE: XYL), a global water management company. Mr. Gomez earned a bachelor’s degree in Electrical Engineering from the National University of Colombia and a master’s degree in Business Administration from the University of Hartford. We believe Mr. Gomez is qualified to serve as a director due to his extensive global business experience and broad financial expertise, including financial and business strategy, tax strategy and planning, and capital deployment.

Zack Lynch. Mr. Lynch has been a member of the Pear board of directors since December 2015. Since July 2015, Mr. Lynch has served as the Managing Partner of JAZZ Venture Partners, a venture capital firm that focuses on investments at the intersection of digital technology and life sciences. Mr. Lynch also currently serves on the board of various life sciences companies, including Thread Robotics Inc., a medical device and services company focusing on fertility care since June 2020; Swing Therapeutics, Inc., a company focused on creating digital therapeutics for people with chronic conditions since October 2019; and Pinpoint Predictive, Inc., a company that provides behavioral risk assessments using artificial intelligence designed for insurance companies since September 2018. Mr. Lynch has also served on the board of JobGet Inc., an online and mobile application based job platform since January 2021 and served on the board of Pymetrics, Inc., a company focused on utilizing artificial intelligence and behavioral science in hiring practices, from September 2016 to March 2018. Mr. Lynch is the founder and Chairperson of the Neurotechnology Industry Organization, a global trade association representing companies involved in neuroscience, brain research institutes and patient advocacy groups and the founder and curator of the Experiential Technology and NeuroGaming Conference and Expo. Mr. Lynch co-founded NeuroInsights, a market research and investment advisory firm that advises global organizations on the impact of neurotechnology on business, government and society, and developed the NASDAQ NeuroInsights Neurotech Index (Nasdaq: NERV), a stock tracking index for neuroscience companies. Mr. Lynch served on the advisory boards of the McGovern Institute for Brain Research at MIT, Center for Neuroeconomic Studies at Claremont Graduate University and the Center for Neuroscience and Society at the University of Pennsylvania. Mr. Lynch has a B.S. in Evolutionary Biology, B.S. in Environmental Science and an M.A. in Economic Geography, all from UCLA. We believe Mr. Lynch is qualified to serve as a director due to his scientific expertise and experience in the venture capital and life sciences industries.

Kirthiga Reddy. Ms. Reddy is a director-nominee to serve on the Post-Combination Company Board and has served as a board observer on the Pear Board since December 2020 and will step down from that position upon the consummation of the Business Combination. Since December 2018, Ms. Reddy has served as the Investment Partner at SoftBank Investment Advisers, a private equity firm headquartered in London (SBIA), and served on the Investment Committee for the SoftBank Vision Fund Emerge program, a global accelerator for companies led by underrepresented founders. Her tenure at SBIA is scheduled to end on October 4, 2021. Ms. Reddy is also a co-founder and since October 2018 has served as Investment Council of F7 Ventures, a female-led seed investment fund focused on enabling human operations and the investment themes of connected communities, future of work, and physical and mental health. From July 2010 to March 2018, Ms. Reddy held various executive roles at Facebook, Inc. (Nasdaq: FB). At Facebook, Ms. Reddy first served as the Managing Director for India and South Asia, and subsequently focused on emerging and high-growth markets including Mexico, Brazil, Indonesia, South Africa and the Middle East. Additionally, Ms. Reddy has served as a member of the board of directors of several companies, including Collective Health, Inc. since December 2019, where she also serves on the compensation and audit committees, WeWork Inc. since February 2020, and Fungible, Inc. since April 2021. Ms. Reddy has also served on the Investment Advisory Council for Neythri Futures Fund, a South Asian female-led stage-agnostic tech fund since March 2021. Ms. Reddy holds an MBA from Stanford University, an M.S. in Computer Engineering from Syracuse University and a B.E. in Computer Science from Marathwada University, India. She served on Stanford Business School Management Board from September 2014 to April 2019, including serving as Chair from September 2018 to April 2019. We believe Ms. Reddy is qualified to serve as a director of the Post-Combination Company due to her experience in private equity, her ability to analyze and advise on investment opportunities and her experience on the boards of major companies.

Nancy Schlichting. Ms. Schlichting has been a director of Pear since January 2021. From June 2003 until January 2017, Ms. Schlichting served as the Chief Executive Officer of the Henry Ford Health System, where she helped lead a $4.7 billion integrated healthcare system. Ms. Schlichting has also served on the board of directors of Walgreens Boots Alliance, Inc. (Nasdaq: WBA) since 2006 and chairs its Compensation and Leadership Development Committee. Ms. Schlichting also served on the board of directors of the Duke University Health System since 2016, Encompass Health since 2018, and Hill-Rom Holdings, Inc. since 2017, where she also serves as the Chairperson of the Compensation and Management Development Committee. Ms. Schlichting also serves as the Trustee for a number of organizations, including The Kresge Foundation since 2003, and Duke University since 2018. In addition, Ms. Schlichting has served as a director and Vice Chair of the Detroit Symphony Orchestra since 2016. Ms. Schlichting earned her B.A. from Duke University and her M.B.A from Cornell University in healthcare administration and accounting. We believe Ms. Schlichting is qualified to serve as a director due to her experience on the boards of major public companies in the pharmaceutical sector, as well as her vast experience in healthcare.

Andrew J. Schwab. Mr. Schwab has served on the Pear board of directors since June 2014. Mr. Schwab has served as the co-Chief Executive Officer and as a member the board of directors of 5:01 Acquisition Corp. (Nasdaq: FVAM) since its inception in August 2020. Mr. Schwab is a Founding Partner and Managing Member of 5AM Venture Management, LLC and also a Managing Member of 5AM Partners IV, LLC and 5AM Opportunities I (GP) LLC, the general partner entities of major shareholders of Pear. Prior to founding 5AM in 2002, Mr. Schwab was a Principal at Bay City Capital where he was involved with companies such as Cubist Pharmaceuticals, Inc., PTC Therapeutics, Inc., Symyx Technologies, Inc. and Syrrx, Inc. Previously, Mr. Schwab was Vice President of Business Development at Digital Gene Technologies, Inc. and a Vice President in the life science investment banking group of Montgomery Securities. At 5AM, he has led the firm’s investments in and served on the boards of Bird Rock Bio, Inc., BlueLight Therapeutics, Inc., Camp4 Therapeutics Corporation, Cleave Therapeutics, Inc., DVS Sciences, Inc. (which was acquired by Fluidigm Corporation), Escient Pharmaceuticals, Inc., Flexion Therapeutics, Inc. (Nasdaq: FLXN), Ikaria, Inc. (which was acquired by Mallinckrodt plc and spun-out Bellerophon Therapeutics, Inc. (Nasdaq: BLPH)), Ilypsa, Inc. (which was acquired by Amgen, Inc.), Miikana Therapeutics, Inc. (which was acquired by EntreMed, Inc.), Novome Biotechnologies, Inc., Panomics Inc. (which was acquired by Affymetrix, Inc.), Precision NanoSystems, Inc. (which was acquired by Danaher Corporation), Purigen Biosystems, Inc., Synosia Therapeutics Holding AG (which was acquired by Biotie Therapies Corp.), Rarecyte, Inc., The Assay Depot (d.b.a. Scientist.com), TMRW Life Sciences, Inc. and Viveve Medical, Inc. (Nasdaq: VIVE). Mr. Schwab also currently serves on the boards of trustees of the California Academy of Sciences and Davidson College. Mr. Schwab earned a B.S. degree with Honors in Genetics & Ethics from Davidson College. We believe Mr. Schwab is qualified to serve as a director due to his extensive experience in management positions and on the boards of several life sciences companies.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

The Business Combination is conditioned upon the approval of the Director Election Proposal (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Sponsor and THMA’s directors, Advisors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Director Election Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the THMA Board

THE THMA BOARD UNANIMOUSLY RECOMMENDS THAT THE THMA STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE POST-COMBINATION COMPANY BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 5—THE NASDAQ PROPOSAL

Overview

Immediately prior to and in connection with the Business Combination, we intended to effect (subject to customary terms and conditions, including the closing of the Business Combination) (a) the issuance of up to 132,395,625 THMA Class A Common Shares to the holders of Pear’s capital stock pursuant to the Business Combination Agreement and the reservation for issuance of THMA Class A Common Shares subject to Rollover Options pursuant to the Business Combination Agreement; (b) the issuance and sale of (i) an aggregate of 10,280,000 THMA Class A Common Shares at $10.00 per share to the Subscribers pursuant to the Subscription Agreements, for purposes of raising additional capital for use by the Post-Combination Company following the Closing; and (ii) up to 5,000,000 THMA Class A Common Shares at $10.00 per share to the Anchor Investor pursuant to the Amended Forward Purchase Agreement, for purposes of raising additional capital for use by the Post-Combination Company following the Closing; and (c) the issuance of 6,900,000 THMA Class A Common Shares upon the conversion of THMA Class B Common Shares, in accordance with the terms of the Current Charter. For more information, see the full text of the Business Combination Agreement, the form of Subscription Agreement, the full text of the Forward Purchase Agreement and the full text of the Amended Forward Purchase Agreement, copies of which are attached as Annexes A, J, F and G, respectively. The discussion herein is qualified in its entirety by reference to such documents.

Why THMA Needs Stockholder Approval for Purposes of Nasdaq Listing Rule 5635

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, THMA will issue THMA Class A Common Shares to Pear stockholders, to the Subscribers, to the Anchor Investor and upon the conversion of THMA Class B Common Shares, as set forth in the Business Combination Agreement, the Subscription Agreements, the Amended Forward Purchase Agreement and THMA’s Current Charter, respectively.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Business Combination Agreement.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. Failure to submit a proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions, and broker non-votes will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor and THMA’s directors, Advisors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Nasdaq Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the THMA Board

THE THMA BOARD UNANIMOUSLY RECOMMENDS THAT THE THMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 6—THE 2021 STOCK OPTION AND INCENTIVE PLAN PROPOSAL

Overview

At the Special Meeting, holders of THMA Common Shares will be asked to consider and vote to approve and adopt by ordinary resolution the Pear Holdings Corp. 2021 Stock Option and Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex K.

A total of 32,000,000 shares of Post-Combination Company Common Stock will be reserved for issuance under the 2021 Plan. The closing price on Nasdaq per THMA Class A Common Share was $9.95 on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based upon such price, the maximum aggregate market value of the Post-Combination Company Common Stock that could potentially be issued under the 2021 Plan is $318,400,000. The Board approved the 2021 Plan on                 , subject to approval by THMA’s stockholders. If the 2021 Plan is approved by THMA’s stockholders, then the 2021 Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the 2021 Plan. This summary is qualified in its entirety by the full text of the 2021 Plan, a copy of which is attached as Annex K to this proxy statement/prospectus.

Summary of the 2021 Plan

The 2021 Plan has been adopted by the THMA Board, subject to the approval of THMA’s stockholders, and will become effective upon the date immediately prior to the Closing (the “2021 Plan Effective Date”). The 2021 Plan allows the Post-Combination Company to make equity and equity-based incentive awards to employees, non-employee directors and consultants. The THMA Board anticipates that providing such persons with a direct stake in the Post-Combination Company will assure a closer alignment of the interests of such individuals with those of the Post-Combination Company and its stockholders, thereby stimulating their efforts on the Post-Combination Company’s behalf and strengthening their desire to remain with the Post-Combination Company.

THMA has initially reserved 32,000,000 shares of Post-Combination Company Common Stock for the issuance of awards under the 2021 Plan (the “Initial Limit”). The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022 and ending in 2031, by 5% of the outstanding number of shares of Class A Common Stock of the Post-Combination Company on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in the Post-Combination Company’s capitalization. The maximum aggregate number of shares of Post-Combination Company Common Stock that may be issued upon exercise of incentive stock options under the 2021 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase or 32,000,000 shares of Post-Combination Company Common Stock. Shares underlying any awards under the 2021 Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Post-Combination Company prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2021 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. In addition, to the extent consistent with the requirements of Section 422 of the Code, awards granted or stock issued in assumption of, or in substitution or exchange for, awards previously granted by an entity that the Post-Combination Company acquires or merges with or into, shall not reduce the shares available for issuance under the 2021 Plan, nor will the shares underlying such awards be added back to the shares available for issuance under the 2021 Plan in the event of any forfeiture, cancelation, reacquisition, expiration, termination, cash settlement or non-issuance of such shares.

The 2021 Plan contains a limitation whereby the value of all awards under the 2021 Plan and all other cash compensation paid by the Post-Combination Company to any non-employee director may not exceed $750,000 in any calendar year; provided, however, that such amount will be $1,000,000 for the first calendar year a non-employee director is initially appointed to the Post-Combination Company Board. The foregoing limitation shall be calculated without regard to amounts paid to any non-employee director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as to any non-employee director; and provided further, that the Post-Combination Company Board may make exceptions to this limit for a non-executive chair of the Post-Combination Company Board with the approval of a majority of the disinterested directors.

The 2021 Plan will be administered by the compensation committee of the Post-Combination Company Board, the Post-Combination Company Board or such other similar committee pursuant to the terms of the 2021 Plan. The plan administrator, which initially will be the compensation committee of the Post-Combination Company Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make a combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. The plan administrator’s determinations under the 2021 Plan need not be uniform. The plan administrator may delegate to a committee consisting of one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines. Persons eligible to participate in the 2021 Plan will be officers, employees, non-employee directors and consultants of the Post-Combination Company and its affiliates as selected from time to time by the plan administrator in its discretion. As of June 30, 2021, approximately 210 individuals will be eligible to participate in the 2021 Plan, which includes approximately 15 officers, 190 employees who are not officers, 4 non-employee directors, and 2 consultants.

The 2021 Plan permits the granting of both options to purchase shares of Post-Combination Company Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Post-Combination Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2021 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the Post-Combination Company Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value on the date of grant. The term of each option will be fixed by our plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2021 Plan. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of Post-Combination Company Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. The exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Post-Combination Company Common Stock, or cash to the extent provided for in an award agreement, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of Post-Combination Company Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2021 Plan. The plan administrator will determine at what time or times each stock appreciation right may be exercised.

The plan administrator may award restricted shares of Post-Combination Company Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The plan administrator may also grant shares of Post-Combination Company Common Stock that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Post-Combination Company Common Stock.

The plan administrator may grant cash-based awards under the 2021 Plan to participants, subject to the achievement of certain performance goals.

The 2021 Plan requires the plan administrator to make appropriate adjustments to the number of shares of Class A Common Stock that are subject to the 2021 Plan, to certain limits in the 2021 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

The 2021 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2021 Plan. To the extent that awards granted under the 2021 Plan are not assumed or continued or substituted by the successor entity, all awards granted under the 2021 Plan shall terminate and in such case except as may be otherwise provided in the relevant award agreement, all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the sale event shall become fully vested and exercisable as of immediately prior to the effective time of the sale event, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of immediately prior to the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share cash consideration payable to stockholders in the sale event less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the sale event, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a period of time prior to the sale event as specified by the plan administrator. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration payable to stockholders in the sale event multiplied by the number of vested shares under such awards.

Participants in the 2021 Plan are responsible for the payment of any federal, state or local taxes that the Post-Combination Company or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Post-Combination Company or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of Post-Combination Company Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Post-Combination Company or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Post-Combination Company or its subsidiaries in an amount that would satisfy the withholding amount due.

The 2021 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by employees by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

The Post-Combination Company Board may amend or discontinue the 2021 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Plan will require the approval of the Post-Combination Company’s stockholders.

No awards may be granted under the 2021 Plan after the date that is ten years from the 2021 Plan Effective Date, and awards of incentive stock options, may not be granted after the date that is ten years from the date the 2021 Plan is approved by the THMA Board. No awards under the 2021 Plan have been made prior to the date hereof.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, the Post-Combination Company intends to file a registration statement on Form S-8 with the SEC providing for the registration of (i) the Post-Combination Common Stock that will underlie the Rollover Options issued to holders of Pear-In-the-Money Options that are unvested as of immediately prior to the Effective Time and (ii) that are reserved for issuance under the 2021 Plan or 2021 ESPP.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2021 Plan. It does not describe all federal tax consequences under the 2021 Plan, nor does it describe state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Post-Combination Company Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Post-Combination Company nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Post-Combination Company Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above, referred to as a disqualifying disposition, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Post-Combination Company Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Post-Combination Company Common Stock) over the option price thereof, and (ii) the Post-Combination Company or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Post-Combination Company Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Stock Options. No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Post-Combination Company Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Post-Combination Company Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Post-Combination Company Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

All Other Awards. For all other awards under the 2021 Plan, either the Post-Combination Company or its subsidiaries generally will be entitled to a tax deduction in connection with other awards under the 2021 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Post-Combination Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

No awards have been previously granted under the 2021 Plan and no awards have been granted that are contingent on stockholder approval of the 2021 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2021 Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented at the Special Meeting. The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of THMA Common Shares represented in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

The Business Combination is conditioned upon the approval of the Incentive Plan Proposal (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

The Sponsor and THMA’s directors, Advisors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Incentive Plan Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the THMA Board

THE THMA BOARD UNANIMOUSLY RECOMMENDS THAT THE THMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7—THE 2021 EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

On                 , the THMA Board adopted, subject to the approval of THMA’s stockholders, the Pear Holdings Corp. 2021 Employee Stock Purchase Plan, which will become effective upon the date immediately prior to the Closing. The THMA Board believes that the adoption of the 2021 ESPP will benefit the Post-Combination Company by providing employees with an opportunity to acquire shares of Post-Combination Company Common Stock and will enable the Post-Combination Company to attract, retain and motivate valued employees.

A total of 1,800,000 shares of Post-Combination Company Common Stock will be reserved and authorized for issuance under the 2021 ESPP. The closing price on Nasdaq per THMA Class A Common Share was $9.95 on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Based upon such price, the maximum aggregate market value of the shares of Post-Combination Company Common Stock that could potentially be issued under the 2021 ESPP is $17,910,000.

Summary of the Material Provisions of the 2021 ESPP

The following description of certain provisions of the 2021 ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2021 ESPP, a copy of which is attached to this proxy statement/prospectus as Annex L. It is THMA’s intention that the 2021 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

An aggregate of 1,800,000 shares of Post-Combination Company Common Stock will be reserved and available for issuance under the 2021 ESPP. The 2021 ESPP provides that the number of shares of Post-Combination Company Common Stock reserved and available for issuance under such plan will automatically increase each January 1, beginning on January 1, 2022, by the lesser of 3,600,000 shares of Post-Combination Company Common Stock, 5% of the outstanding number of shares of Post-Combination Company Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2021 ESPP will be appropriately adjusted.

The 2021 ESPP will be administered by the person or persons appointed by the Post-Combination Company Board. Initially, the compensation committee of the Post-Combination Company Board will administer the plan and will have full authority to make, administer and interpret such rules and regulations regarding the 2021 ESPP as it deems advisable.

Any employee of the Post-Combination Company or one of its affiliates or subsidiaries that has been designated to participate in the 2021 ESPP is eligible to participate in the 2021 ESPP so long as the employee is customarily employed for more than 20 hours a week and has been employed for at least three months on the first day of the applicable offering period. No person who owns or holds, or as a result of participation in the 2021 ESPP would own or hold, Post-Combination Company Common Stock or options to purchase Post-Combination Company Common Stock, that together equal to 5% or more of total combined voting power or value of all classes of capital stock of the Post-Combination Company or any parent or subsidiary thereof is entitled to participate in the 2021 ESPP. No employee may be granted an option under the 2021 ESPP that permits the employee’s rights to purchase Post-Combination Company Common Stock to accrue at a rate of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the 2021 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay to the 2021 ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. As of September 30, 2021, there are currently approximately 250 employees who will be eligible to participate in the 2021 ESPP. Once an employee becomes a participant in the 2021 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2021 ESPP, becomes ineligible to participate in the 2021 ESPP, or his or her employment ceases.

Unless otherwise determined by the compensation committee, each offering of Post-Combination Company Common Stock under the 2021 ESPP will be for a period of six months, which we refer to as an “offering period.” The first offering period under the 2021 ESPP will begin and end on such date or dates as determined by the plan administrator. Subsequent offerings under the 2021 ESPP will generally begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring before the following July 1 and January 1, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The plan administrator may establish different offering periods or exercise dates under the 2021 ESPP.

On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price for the lowest of (i) a number of shares of Post-Combination Company Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares of Post-Combination Company Common Stock determined by dividing $25,000 by the fair market value of such Post-Combination Company Common Stock on the first offering date for such offering period; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of Post-Combination Company Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of Post-Combination Company Common Stock on the exercise date. The maximum number of shares of Post-Combination Company Common Stock that may be issued to any employee under the 2021 ESPP in a calendar year is a number of shares of Post-Combination Company Common Stock determined by dividing $25,000 by the fair market value of the Post-Combination Company Common Stock, valued at the start of the offering period, or such other lesser number of shares as determined by the plan administrator from time to time.

In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the next business day following the date that the plan administrator receives the employee’s written notice of withdrawal under the 2021 ESPP.

In the case of and subject to the consummation of a “sale event,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions under the 2021 ESPP or with respect to any right under the 2021 ESPP or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) to provide that the outstanding options under the 2021 ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares of Post-Combination Company Common Stock (or other securities or property) subject to outstanding options under the 2021 ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

The 2021 ESPP will automatically terminate on the 10-year anniversary of the effective date of the 2021 ESPP. The Post-Combination Company Board may, in its discretion, at any time, terminate or amend the 2021 ESPP, subject to certain limitations set forth in the 2021 ESPP.

New Plan Benefits

Since participation in the 2021 ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 2021 ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the 2021 ESPP.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the 2021 ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the 2021 ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

The 2021 ESPP is intended to comply with Section 423 of the Internal Revenue Code. A participant in the 2021 ESPP generally recognizes no taxable income either as a result of participation in the 2021 ESPP or upon exercise of an option to purchase shares of Post-Combination Company Common Stock under the terms of the 2021 ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the 2021 ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the 2021 ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the Post-Combination Company Common Stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

The Post-Combination Company or its subsidiaries will generally be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, neither the Post-Combination Company nor its subsidiaries will be allowed a deduction.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented at the Special Meeting. The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of THMA Common Shares represented in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

The Business Combination is conditioned upon the approval of the Employee Stock Purchase Plan Proposal (or the waiver thereof in accordance with the terms of the Business Combination Agreement). Notwithstanding the approval of the Employee Stock Purchase Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Employee Stock Purchase Plan Proposal will not be effected.

The Sponsor and THMA’s directors, Advisors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Employee Stock Purchase Plan Proposal. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the Board of Directors

THE THMA BOARD UNANIMOUSLY RECOMMENDS THAT THE THMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the THMA Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. In no event will the THMA Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Delaware law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by THMA’s stockholders, the THMA Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Approval Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. If THMA does not consummate the Business Combination and fails to complete an initial business combination during the Combination Window (subject to the requirements of law), THMA will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to its Public Stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor and THMA’s directors, Advisors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Adjournment Proposal, if presented. See “Other Agreements—Sponsor Agreement” for more information.

Recommendation of the THMA Board

THE THMA BOARD UNANIMOUSLY RECOMMENDS THAT THE THMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THMA

In this section, “we,” “us,” “our” or the “Company” refer to THMA prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Introduction

We are a blank check company incorporated on December 1, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Our efforts to identify a prospective target business were focused on high-growth software and technology-enabled companies that are disrupting large and established industries and markets. Prior to executing the Business Combination Agreement, our efforts were limited to organizational activities, completion of our initial public offering and the evaluation of possible business combinations. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

In connection with the Business Combination, we intended to effect (subject to customary terms and conditions, including the closing of the Business Combination) (a) the issuance of up to 132,395,625 THMA Class A Common Shares to the holders of Pear’s capital stock pursuant to the Business Combination Agreement and the reservation for issuance of THMA Class A Common Shares subject to Rollover Options pursuant to the Business Combination Agreement; (b) the issuance and sale of (i) an aggregate of 10,280,000 THMA Class A Common Shares at $10.00 per share to the Subscribers pursuant to the Subscription Agreements, for purposes of raising additional capital for use by the Post-Combination Company following the Closing; and (ii) up to 5,000,000 THMA Class A Common Shares at $10.00 per share to the Anchor Investor pursuant to the Amended Forward Purchase Agreement, for purposes of raising additional capital for use by the Post-Combination Company following the Closing; and (c) the issuance of 6,900,000 THMA Class A Common Shares upon the conversion of THMA Class B Common Shares, in accordance with the terms of the Current Charter.

Redemption Rights for Holders of Public Shares

We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by (ii) the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of October 25, 2021 is anticipated to be $10.00 per Public Share. The per share amount we will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. There will be no redemption rights upon the completion of the Business Combination with respect to our warrants. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. The Sponsor, the Initial Stockholders, our officers, and our directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing redemption rights, if we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Current Charter provides that a holder of the Public Shares, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without our prior consent, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our affiliates to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its redemption rights against the Business Combination if such holder’s shares are not purchased by us or our affiliates at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the Public Shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a business combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the Business Combination.

Submission of Business Combination to a Stockholder Vote

The special meeting of THMA stockholders to which this filing relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, THMA’s Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, the Public Stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, officers, directors and Advisors have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving the Business Combination.

Permitted Purchases of Our Securities

If we seek stockholder approval of the Business Combination and we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Sponsor, directors, officers, Advisors or any of their respective affiliates may purchase Public Shares or public warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of shares our initial stockholders, Sponsor, directors, officers, Advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our Sponsor, directors, officers, Advisors or any of their respective affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of any such purchases of shares could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of THMA Class A Common Shares or public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, Advisors and/or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, Advisors and/or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of THMA Class A Common Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, Advisors and/or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination, but only if such shares have not already been voted at the stockholder meeting related to the Business Combination. Our Sponsor, officers, directors, Advisors and/or any of their respective affiliates will select which stockholders to purchase shares from based on a negotiated price and number of shares and any other factors that they may deem relevant. The price per share paid in any such transaction may be different than the amount per share a Public Stockholder would receive if it elected to redeem its shares in connection with our initial business combination. Our Sponsor, officers, directors, Advisors and/or any of their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. Any purchases by our Sponsor, officers, directors and/or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, and/or any of their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) of, or Rule 10b-5 under, the Exchange Act. We expect any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption of Public Shares and Liquidation if no Business Combination

Our Current Charter provides that we will have only 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if we execute a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Initial Public Offering) to complete a business combination (the “Combination Window”). If we are unable to complete a business combination within such period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete the Business Combination within the aforementioned period.

Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete the Business Combination during the Combination Window. However, if our Sponsor, officers, directors and Advisors acquire Public Shares after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete the Business Combination by the expiration of the Combination Window. For discussion of any such transactions, please refer to the section entitled “Certain Relationships and Related Party Transactions.”

Pursuant to a letter agreement with us, our Sponsor, officers, directors and Advisors have agreed, that they will not propose any amendment to our Current Charter that would modify the substance or timing of our obligation to provide for the redemption of our Public Shares in connection with an initial business combination or to redeem 100% of our Public Shares if we do not complete the Business Combination by the expiration of the Combination Window, unless we provide our Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals) divided by (ii) the number of then-outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of the Business Combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of proceeds held outside the Trust Account. (which was $1,345,945 as of June 30, 2021), although there is no assurance that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments of expenses for the dissolution of the trust, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors, which would have higher priority than the claims of our Public Stockholders. There is no assurance that the actual per share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, there is no assurance that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP will not execute an agreement with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the trust account (whether any such waiver is enforceable) and except as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. None of our other officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in value of the trust assets, in each case net of permitted withdrawals, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and there is no assurance that our Sponsor would be able to satisfy those obligations. Accordingly, there is no assurance that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per Public Share.

We seek to reduce the possibility that our Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We had access to approximately $1,345,945 of proceeds remaining from the Initial Public Offering (as of June 30, 2021) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation currently estimated to be no more than approximately $100,000).

In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by the expiration of the Combination Window may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination within the Combination Window, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete an initial business combination within the Combination Window, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to (a) the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by (b) the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders of THMA (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the expiration of the Combination Window and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years.

However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote.

Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $10.00 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against us for these reasons.

Our Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete an initial business combination within the Combination Window, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to our Charter to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we have not consummated an initial business combination within the Combination Window or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) upon our completion of an initial business combination, and then only in connection with those Public Shares that such stockholder properly elected to redeem, subject to the limitations described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with the Business Combination, a stockholder’s voting in connection with an initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata portion of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our Current Charter, like all provisions of our Current Charter, may be amended with a stockholder vote.

Voting Restrictions in Connection with the Special Meeting

Pursuant to the terms of the Sponsor Agreement, the Sponsor and THMA’s officers, directors and Advisors have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering in favor of each of the proposals presented at the Special Meeting. See “Other Agreements—Sponsor Agreement” for more information. The Initial Stockholders own 20% of the outstanding THMA Common Shares entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Agreement may make it more likely that THMA will consummate the Business Combination.

Facilities

We currently maintain our executive offices at 195 Church Street, 15th Floor, New Haven, Connecticut 06510, and our telephone number is (203) 680-8543. We consider our current office space adequate for our current operations. On February 2, 2021, we began paying to the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, will be paid by THMA to our Sponsor, officers, directors or Advisors, or any of our or their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses related to identifying and investigation potential target businesses and completing the Business Combination. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or Advisors, or our or any of their affiliates.

Employees

We currently have three officers and do not intend to have any full-time employees prior to the completion of the Business Combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. The amount of time they will devote in any time period will vary based on the current stage of the Business Combination process.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date hereof.

In connection with the proposed Business Combination with Pear, on August 19, 2021, we received a litigation demand letter from a certain purported THMA stockholder alleging that THMA is required to provide holders of Class A common stock a separate class vote in connection with the Charter Approval Proposal. While such separate class vote is not required pursuant to Section 242(b)(2) of the DGCL, THMA and Pear have agreed to condition the Charter Approval Proposal on such separate class vote to prevent disruption to their Business Combination, avoid the delay and expense of litigation and avoid any distraction from the continued development of Pear’s platform to deliver PDTs to patients. As described elsewhere in this proxy statement/prospectus, including in the section entitled “Proposal No. 2—The Charter Approval Proposal,” this proxy statement/prospectus has been amended to reflect that the Charter Approval Proposal will also be subject to the affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares then outstanding and entitled to vote thereon, voting separately as a single class.

Also in connection with the proposed Business Combination with Pear, on August 6, 2021, we received a letter from a certain purported THMA stockholder alleging that this proxy statement/prospectus omits certain material information with respect to the Business Combination and demanding that such information be provided.

MANAGEMENT OF THMA

In this section “we,” “us,” “our” or the “Company” refer to THMA prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Directors and Executive Officers

THMA’s current directors and executive officers are as follows:

Name	Age	Title
Elon S. Boms	40	Chief Executive Officer and Chairman
Steven J. Benson	62	Chief Operating Officer and Director
Joseph Iannotta	42	Chief Financial Officer
Michael J. Christenson	62	Director
Megan M. FitzGerald	50	Director
Henry S. Miller	75	Director

Elon S. Boms, Chief Executive Officer and Chairman

Elon S. Boms, our Chief Executive Officer and Chairman, also serves as the Managing Director of the Pritzker Vlock Family Office, a position he has held since 2017. During his tenure, Mr. Boms has managed a private portfolio including over 50 private market investments and over 25 large scale real estate investments. On behalf of the Pritzker Vlock Family Office, he has led investments in 25 growth stage companies, including 10 exits, three of which were initial public offerings. In addition to his position at the Pritzker Vlock Family Office, Mr. Boms is the Co-Founder and Chairman of LaunchCapital, LLC, a premier venture capital firm with offices in Boston, New Haven and New York. Since inception in 2008, the firm has invested in over 200 technology companies and has a co-investor network of more than one thousand individuals and firms. During his career, Mr. Boms has served on the board of directors of more than 30 companies, including Pico Quantitative Trading, Gelesis Inc., Core Informatics (acquired by Thermo Fisher Scientific Inc.) and Domino Media Group (acquired by Multiply Media, LLC). An industry expert, Mr. Boms has taught courses at the Yale School of Management on Private Equity and Venture Capital and on Entrepreneurial Finance. He holds an MBA from the Yale School of Management.

Steven J. Benson, Chief Operating Officer and Director

Steven J. Benson, our Chief Operating Officer and Director, has been a Venture Partner of the Pritzker Vlock Family Office since 2017 and a Venture Partner of LaunchCapital, LLC since 2016. Mr. Benson has extensive experience as a growth stage specialist with a core focus on enterprise sales and “software as a service”. He has been a venture capitalist since 2001, and prior to that was an operating executive for twenty years. He served as senior vice president for Worldwide Sales & Marketing of Shiva Corporation, which completed its initial public offering in 1994, and as Chief Executive Officer of MCK Communications, where he was recognized as “CEO of the Year” by the MA Telecom council in 1998, and led the company’s initial public offering in 1999. As the first institutional investor in LogMeIn, Inc, Mr. Benson was instrumental in the growth of the company and its initial public offering. He served on the board of directors of LogMeIn, Inc. until its sale at an aggregate equity valuation of approximately $4.3 billion in August 2020. Mr. Benson has invested in and/or served on the board of directors for 25 companies during his career, including 12 exits, and served as trusted CEO coach to a number of these companies. Mr. Benson previously hosted a weekly radio show on Bloomberg radio focusing on Alternative Investments and served as an Executive in Residence at Bentley University, where he is currently on the Board of the Bentley Endowment Fund.

Joseph Iannotta, Chief Financial Officer

Joseph Iannotta, our Chief Financial Officer, has served as the Controller of the Pritzker Vlock Family Office since 2018 where he is responsible for the accounting and taxation of a private portfolio across direct investments, real estate, private equity and partnership fund sectors. Mr. Iannotta has 20 years of experience in both large multi-national firms and start-up operations. He has extensive financial and operational experience in the private equity and equity portfolio accounting industries. Prior to joining the Pritzker Vlock Family Office, Mr. Iannotta served as fund controller at Grove Fund Management from 2017 to 2018 and as senior fund controller at Portfolio Advisors, LLC from 2016 to 2017. From 2010 to 2016 he was with GE Capital. While with the Energy Financial Services business he served as a senior manager where he managed the accounting and finances of a multi-billion-dollar equity portfolio. Mr. Iannotta began his career in both the tax and audit space with PricewaterhouseCoopers LLP and Deloitte LLP. He received a BS with honors in Accounting from Providence College, he holds an MBA from the University of Connecticut School of Business.

Michael J. Christenson, Director

Michael J. Christenson served as the President and Chief Operating Officer of New Relic, Inc., a cloud-based observability platform that developers and engineers use to build and manage enterprise software systems. Prior to that, Mr. Christenson served as a Managing Director at Allen & Company, a private investment banking firm, from 2010 until 2020, where he advised technology companies on mergers, acquisitions, divestitures and capital raising and invested in enterprise software companies. From 2005 to 2010, Mr. Christenson served in various roles at CA, Inc., an enterprise systems management and security software company, including President and Chief Operating Officer and Executive Vice President of Strategy and Corporate Development. Mr. Christenson was an investment banker from 1987 to 2004 at Salomon Brothers Inc. and its successor firm, Citigroup Global Markets, Inc. Mr. Christenson served on the board of directors of New Relic, Inc. from 2018 to 2021 and as a board observer from 2010 to 2014. Mr. Christenson has served on the board of directors of Akeyless Security Ltd., a security software company based in Israel, since October 2020. He is also a member of the Council on Foreign Relations. Mr. Christenson holds a B.A. in Chemistry from Rutgers University and a Master of Business Administration from New York University.

Meghan M. FitzGerald, Director

Meghan M. FitzGerald currently serves as a strategic advisory board member to Goldman Sachs’ flagship private equity platform and as a Senior Advisor to Wellspring Capital Management LLC, a private equity firm. Ms. FitzGerald had served at LetterOne Holdings S.A., an international investment fund, where she led L1 Health LLC’s inaugural investment vehicle as Managing Partner from October 2016 to December 2019. In addition to her corporate roles, she has served as an Adjunct Associate Professor of Health Policy at Columbia University since September 2014. From May 2015 to October 2016, Ms. FitzGerald served as Executive Vice President of Strategy and Policy at Cardinal Health, a healthcare services and product company. From 2010 to 2015, she served as President of Cardinal’s Specialty Solutions division. Ms. FitzGerald has served on the board of directors of Tenet Healthcare Corporation since May 2018, where she is the Chairwoman of the governance committee and is a member of the quality, compliance & ethics committee. Ms. FitzGerald previously served on the board of Concert Pharmaceuticals, Inc. from March 2016 until December 2018 and on the Board of Arix Bioscience plc. from July 2017 until April 2019. She holds a DrPH in Healthcare Policy from New York Medical College, a BSN in Nursing from Fairfield University, and a Master of Public Health from Columbia University.

Henry S. Miller, Director

Henry S. Miller is a member of the board of advisors and co-founder of Marblegate Asset Management, LLC, a privately owned asset management firm, where he was Chairman from 2009 to 2021. He co-founded Miller Buckfire & Co., LLC, an investment bank, where he was Chairman and Managing Director from 2002 to 2011 and Chief Executive Officer from 2002 to 2009. Prior to founding Miller Buckfire & Co., LLC, Mr. Miller was Vice Chairman and a Managing Director at Dresdner Kleinwort Wasserstein and its predecessor company Wasserstein Perella & Co., where he served as the global head of the firm’s financial restructuring group. Prior to that, Mr. Miller was a Managing Director and Head of both the Restructuring Group and Transportation Industry

Group of Salomon Brothers Inc. Mr. Miller served on the board of directors of American International Group, Inc. from April 2010 to May 2021, where he was a member of the compensation and management resources committee, risk capital committee and technology committee, and on the board of directors of Thimble Point Acquisition Corp. since February 2021. He served on the board of Interpublic Group of Companies, Inc. from 2015 until May 2020 and on the board of Ally Financial Inc. from 2012 to 2014. Mr. Miller was the recipient of the 2019 M&A Advisor Lifetime Achievement Award.

Team of Advisors

In addition to our management team and board of directors, we are supported by the following advisors. Members of our team of advisors (i) assist us in sourcing and negotiating with potential business combination targets, (ii) provide business insights when we assess potential business combination targets and (iii) upon our request, provide business insights as we work to create additional value in the business or businesses that we acquire. In this regard, our special advisors will fulfil some of the same functions as our board members; however, they will not owe any fiduciary obligations to us nor will they perform board or committee functions or have any voting or decision-making capacity on our behalf. They will also not be required to devote any specific amount of time to our efforts. While certain of members of our team of advisors have received Founder Shares from our sponsor, none of the members of our team of advisors have any employment, consulting fee or other similar compensation arrangements with us.

Anil Aggarwal

Anil Aggarwal founded and has served as the Chairman and Chief Executive Officer of Personatech, Inc., an events technology company, since 2017; Retail Meetup, LLC, an online retail industry events business, since 2020; Shoptalk Commerce, LLC, a retail industry events business, since 2015; and Groceryshop, LLC, a grocery and consumer packaged goods events business, from 2018. He has also been a Venture Partner at Oak HC/FT, a venture capital firm, since 2014. Previously, Mr. Aggarwal founded and served as Chairman and Chief Executive Officer of Money20/20, LLC, a financial services events business, from 2011 to 2017. Mr. Aggarwal earlier served as the Global Head of Google Wallet Business Development at Google Inc. from 2012 to 2013, which he joined following the acquisition of TxVia, Inc. a payments processing company for which he served as Chairman and Chief Executive Officer from 2007.

Brian Barth

Brian Barth has served as the Chief Executive Officer of Uplift, Inc., a Buy Now Pay Later financial technology company, which he founded, since 2014. Mr. Barth previously served as Chief Executive Officer of SideStep, Inc., a travel search company that he co-founded, from 1999 until 2005, and as a Director from 1999 to 2007, when it was acquired by Kayak Software Corp., which was subsequently acquired by Priceline.com Inc. in 2013.

Michael K. Simon

Michael K. Simon is the founder and chief executive officer of NDVR, Inc., a company that develops portfolio optimization algorithms and technology. Mr. Simon co-founded LogMeIn, Inc. in 2003 and took it public in 2009; he served as its Chairman and Chief Executive Officer from 2003 until 2015, as Chairman of the Board from 2003 until March 2019, and as a board member from March 2019 until May 2019. Prior to that, Mr. Simon founded Uproar Inc., a publicly-traded provider of online game shows and interactive games, which was acquired by Vivendi Universal Games, Inc. in March 2001. He has served on the board of directors of Hubspot, Inc. from June 2011 until January 2021, where he was the Chairman of the Compensation Committee.

Michael Tessler

Michael Tessler has served as the Managing Partner of True North Advisory LLC, a strategic advisory company specializing in helping companies scale operations, since April 2020. He previously served as the Chief

Executive Officer of BroadSoft, Inc., a leader in the hosted unified communication category, leading the company from its beginnings in 1998 to its IPO in 2010 and subsequent sale to Cisco Systems, Inc. in 2018. During this time, Mr. Tessler scaled BroadSoft to 2,000 employees, serving customers in more than 80 countries.

Jarrod Yuster

Jarrod Yuster has served as Chairman and Co-Chief Executive Officer of Pico Quantitative Trading LLC, a leading provider of technology services for global financial markets, which was founded by Mr. Yuster, since 2009. Mr. Yuster formerly served as Global Head of Electronic Trading at Merrill Lynch, Pierce, Fenner & Smith Incorporated, where he oversaw the business from 2002 until 2009. Before that, he served as a product engineer at Intel Corp. where he performed semiconductor research. Mr. Yuster was also a member of the Yale School of Engineering Leadership Council.

Number and Terms of Office of Officers and Directors

The THMA Board consists of five members. Prior to the completion of our initial business combination, holders of our Founder Shares have the right to elect all of our directors and may remove members of the THMA Board for any reason. Holders of our Public Shares have no right to vote on the election or removal of directors during such time. These provisions of our Current Charter may only be amended if approved by a majority of at least 90% of the THMA Common Shares voting at a stockholder meeting. The THMA Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Miller, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Christenson and Ms. FitzGerald will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Boms and Benson, will expire at the third annual meeting of stockholders. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq.

Our officers are appointed by the THMA Board and serve at the discretion of the THMA Board, rather than for specific terms of office. The THMA Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer, Assistant Treasurers and such other officers as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent and that the Business Combination be approved by a majority of our independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. A majority of the THMA Board are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. The THMA Board has determined that Mr. Christenson, Ms. FitzGerald, and Mr. Miller are “independent directors” as defined under Nasdaq listing standards and applicable SEC rules. Accordingly, a majority of the THMA Board are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. On December 7, 2020, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of

$25,000, or approximately $0.004 per share. In January 2021, the Sponsor transferred 50,000 Founder Shares to each of Michael J. Christenson, Meghan M. FitzGerald, and Henry S. Miller, our independent directors, and an aggregate of 150,000 Founder Shares to our Advisors, in each case, at approximately the same share price initially paid by the Sponsor, resulting in our Sponsor holding 5,450,000 Founder Shares. On February 2, 2021, we effected a 1.2-to-1 forward stock split, resulting in our Sponsor holding 6,540,000 Founder Shares, each of our independent directors holding 60,000 Founder Shares and our Advisors holding an aggregate of 180,000 Founder Shares.

Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of an initial business combination and our liquidation, we will pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses related to identifying and investigation potential target businesses and completing the Business Combination. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating a Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by THMA to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the Business Combination.

After the completion of the Business Combination, directors or officers who remain with us may be paid consulting or management fees from THMA. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by THMA to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Business Combination, because the directors of the Post-Combination Company will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the THMA Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the THMA Board of Directors

The THMA Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the Nasdaq and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Michael J. Christenson, Meghan M. FitzGerald and Henry S. Miller serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exceptions described above. Mr. Christenson, Ms. FitzGerald and Henry S. Miller are independent.

Mr. Christenson serves as the chairperson of the audit committee. Each member of the audit committee is financially literate and the THMA Board has determined that Mr. Christenson qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. The audit committee is responsible for:

•

assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	reviewing the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are Michael J. Christenson, Meghan M. FitzGerald and Henry S. Miller. Ms. FitzGerald serves as chairperson of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to (or approving, if such authority is so delegated by our board of directors) the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Current Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. The THMA Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Michael J. Christenson, Meghan M. FitzGerald and Henry S. Miller. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of Public Shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the THMA Board.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). We have filed a copy of our form of Code of Ethics and our audit committee and compensation committee charters as exhibits to the registration statement from our Initial Public Offering. You may review these documents by accessing our public filings at the SEC’s website. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. Please see “Where You Can Find Additional Information.”

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2020, we had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2020 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

Limitation on Liability and Indemnification of Officers and Directors

Our Current Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Current Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Current Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may have acquired in the Initial Public Offering or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THMA

The summary selected historical statements of operations data of THMA for the period from December 1, 2020 (inception) through December 31, 2020 and the balance sheet data as of December 31, 2020 are derived from THMA’s audited annual financial statements included elsewhere in this proxy statement/prospectus. The summary selected historical condensed statements of operations data of THMA for the six months ended June 30, 2021 and the condensed balance sheet data as of June 30, 2021 are derived from THMA’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the section entitled “THMA Management’s Discussion and Analysis of Financial Condition and Results of Operations” and THMA’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception through June 30, 2021 were organizational activities and those necessary to complete our Initial Public Offering and identifying a target company for a business combination. We do not expect to generate any operating revenue until after the consummation of the Business Combination.

	Six Months Ended June 30, 2021 (Unaudited)	Period from December 1, 2020 (inception) through December 31, 2020 (Audited)
Condensed Statements of Operations:
Operating and formation costs	$2,974,830	$2,177

Loss from operations	(2,974,830)	(2,177)

Other expense:
Interest earned on marketable securities held in Trust Account	15,739	—
Change in fair value of warrants	(4,406,133)	—
Change in fair value of promissory note	11,600	—
Unrealized gain on marketable securities held in Trust Account	4,595	—

Other expense, net	(4,374,199)	—

Loss before (provision for) benefit from income taxes	(7,349,029)	—

(Provision for) benefit from income taxes	—	—

Net loss	$(7,349,029)	$—

Basic and diluted weighted average shares outstanding, THMA Class A common stock subject to possible redemption	27,600,000	—

Basic and diluted net loss per share, THMA Class A common stock subject to possible redemption	$0.00	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,725,967	6,000,000
Basic and diluted net loss per share, Non-redeemable common stock	$(1.09)	$—

	June 30, 2021 (Unaudited)	December 31, 2020 (Audited)
Balance Sheet Data:
Cash	$1,345,945	$—
Total Assets	277,782,674	310,450
Total Liabilities	33,250,310	287,627
THMA Class A common stock subject to possible redemption 27,600,000 shares at June 30, 2021 (at redemption value of $10 per share)	276,000,000	—
Total Stockholders’ (Deficit) Equity	(31,467,636)	22,823

THMA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of THMA’s financial condition and results of operations should be read in conjunction with THMA’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “THMA,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of THMA.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants and the forward purchase units, our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of our stock in an initial business combination, including the issuance of the forward purchase securities:

•

may significantly dilute the equity interest of investors in the Initial Public Offering, which dilution would increase if the anti-dilution provisions in the Class B common stock resulted in the issuance of Class A shares on a greater than one-to-one basis upon conversion of the Class B common stock;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•

could cause a change of control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our Class A common stock and/or warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on our common stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Proposed Initial Business Combination

On June 21, 2021, we entered into a Business Combination Agreement and, in connection therewith, a Sponsor Agreement, the Amendment to Forward Purchase Agreement and other agreements. For more information on these agreements, please refer to the sections entitled “The Business Combination Agreement” and “Other Agreements.”

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for the Initial Public Offering. We will not generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. We are incurring increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination.

For the three months ended June 30, 2021, we had a net loss of $9,264,233, which consisted of the change in fair value of warrant liability of $7,533,067 and operating costs of $1,752,783 offset by interest income on marketable securities held in the Trust Account of $10,017 and the change in the fair value of the promissory note of $11,600.

For the six months ended June 30, 2021, we had a net loss of $7,349,029, which consisted of the change in fair value of warrant liability of $4,406,133 and operating costs of $2,974,830 offset by interest income on marketable securities held in the Trust Account of $15,739, the change in the fair value of the promissory note of $11,600 and an unrealized gain on marketable securities held in the Trust Account of $4,595.

Liquidity and Capital Resources

Our liquidity needs prior to the completion of the Initial Public Offering were satisfied through payment of liabilities of $25,000 for the sale of the Founder Shares and up to $300,000 in loans from our Sponsor under an unsecured promissory note. On February 4, 2021, we consummated the Initial Public Offering of 27,600,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $276,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 5,013,333 Private Placement Warrants to our Sponsor at a price of $1.50 per warrant, generating gross proceeds of $7,520,000. Following the Initial Public Offering and the sale of the Private Placement Warrants, a total of $276,000,000, comprised of $270,480,000 of the proceeds from the Initial Public Offering (which amount includes $9,660,000 of the underwriter’s deferred discount) and $7,520,000 of the proceeds of the sale of the Private Placement Warrants, less an aggregate of $2,000,000 to pay fees and expenses in connection with the closing of the Initial Public Offering and for working capital following the closing of the Initial Public Offering, was deposited into the Trust Account. The funds in the Trust Account are invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations.

For the six months ended June 30, 2021, cash used in operating activities was $1,207,022. Net loss of $7,349,029 was affected by interest earned on marketable securities held in the Trust Account of $15,739, the change in the fair value of the promissory note of $11,600, the change in the fair value of the warrant liability of $4,406,133, unrealized gain on marketable securities held in Trust Account of $4,595 and transaction costs associated with the IPO of $619,676. Changes in operating assets and liabilities provided $1,148,132 of cash for operating activities.

As of June 30, 2021, we had marketable securities held in the Trust Account of $276,020,334 (including $20,334 of interest income and unrealized gain) consisting of money market funds which are invested primarily in U.S. Treasury securities. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through June 30, 2021, we have not withdrawn any interest earned from the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of permitted withdrawals) and the proceeds from the sale of the forward purchase shares, if any, to complete our initial business combination. We will make permitted withdrawals from the Trust Account to pay our taxes, including franchise taxes and income taxes. Delaware franchise tax is based on our authorized shares or on our assumed par and non-par capital, whichever yields a lower result. Under the authorized shares method, each share is taxed at a graduated rate based on the number of authorized shares with a maximum aggregate tax of $200,000 per year. Under the assumed par value capital method, Delaware taxes each $1,000,000 of assumed par value capital at the rate of $400; where assumed par value would be (1) our total gross assets following the Initial Public Offering, divided by (2) our total issued shares of common stock following the Initial Public Offering, multiplied by (3) the number of our authorized shares following the Initial Public Offering. Based on the number of shares of our common stock authorized and outstanding and our total gross proceeds after the completion of the Initial Public Offering, our annual franchise tax obligation is capped at the maximum amount of annual franchise taxes payable by us as a Delaware corporation of $200,000. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the only taxes payable by us out of the funds in the Trust Account will be income and franchise taxes. We expect the interest earned on the amount in the Trust Account will be sufficient to pay our taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2021, we had cash of $1,345,945. Prior to the completion of our initial business combination, our principal use of working capital will be to fund our activities to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete an initial business combination, and to pay taxes to the extent the interest earned on the Trust Account is not sufficient to pay our taxes.

Our Sponsor, an affiliate of our Sponsor, and our officers and directors may, but none of them is obligated to, loan us funds as may be required to fund our working capital requirements. If we complete our Business Combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to our Sponsor.

On June 21, 2021, we issued the 2021 Note in the principal amount of $1,000,000 to our Sponsor. The 2021 Note does not bear interest and is repayable in full upon consummation of our Business Combination. If we do not complete a Business Combination, the 2021 Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, our Sponsor shall have the option, but not the obligation, to convert the principal balance of the 2021 Note, in whole or in part, to warrants, at a price of $1.50 per warrant, the terms of which will be identical to the terms of the Private Placement Warrants. The 2021 Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the 2021 Note and all other sums payable with regard to the 2021 Note becoming immediately due and payable. We do not expect to seek loans from parties other than our Sponsor, an affiliate of our Sponsor or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

We will need to raise additional capital through loans or additional investments from our initial stockholders, officers or directors. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but may not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through one year and one day from the issuance of this report.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations, other than as described below. We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay our Sponsor a monthly fee of $10,000 for office space, secretarial and administrative support. We began incurring these fees on February 2, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The Company entered into the Forward Purchase Agreement with the Anchor Investor which provides for the purchase by the Anchor Investor of an aggregate of 5,000,000 Original Forward Purchase Units, with each Forward Purchase Unit consisting of one Forward Purchase Share and one-third of one Forward Purchase Warrant at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination. The obligations under the forward purchase agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders. The Anchor Investor will not receive any shares of Class B common stock as part of the forward purchase agreement. The forward purchase shares and forward purchase warrants will be identical to the Class A common stock and warrants, respectively, included in the Units being sold in the Initial Public Offering, except that they will be subject to certain transfer restrictions and have certain registration rights.

The proceeds from the sale of the forward purchase units may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital. The obligations under the forward purchase agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders and are intended to provide the Company with funding for a Business Combination.

In connection with the execution of the Business Combination Agreement, the Company entered into the Forward Purchase Agreement Amendment. For further information regarding the Forward Purchase Agreement Amendment, please refer to the section entitled “Other Agreements—Amended Forward Purchase Agreement.

Critical

Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We account for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

Net Loss Per Common Share

We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for Class A common stock subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding for the period. Net income (loss) per common share, basic and diluted for and non-redeemable common stock is calculated by dividing net loss less income attributable to Class A common stock subject to possible redemption, by the weighted average number of shares of non-redeemable common stock outstanding for the period presented.

Recent Accounting Standards

Other than discussed below, management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Related Party Transactions

In December 2020, our Sponsor purchased an aggregate of 5,750,000 Founder Shares in exchange for payment of certain of our offering expenses of $25,000, or approximately $0.004 per share. In January 2021, our

Sponsor transferred 50,000 shares to each of our independent director nominees and an aggregate of 150,000 shares to our advisors, in each case, at approximately the same share price paid by our Sponsor, resulting in our Sponsor holding 5,450,000 Founder Shares. On February 2, 2021, we effected a 1.2-to-1 forward stock split, resulting in our Sponsor holding 6,540,000 Founder Shares, each of our independent director nominees holding 60,000 Founder Shares and our advisors holding an aggregate of 180,000 Founder Shares. The Founder Shares held by our independent director nominees and our advisors shall not be subject to forfeiture in the event the underwriters’ over-allotment option is not exercised. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon the completion of the Initial Public Offering. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to us by the number of Founder Shares issued.

Our Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Our Sponsor has agreed to loan us up to $300,000 to cover offering-related and organizational expenses. These loans have been repaid upon completion of the Initial Public Offering out of the $1,000,000 of offering proceeds that has been allocated for the payment of offering expenses (other than underwriting commissions) not held in the Trust Account.

We have entered into an agreement that provides that, subsequent to the Initial Public Offering and continuing until the earlier of the consummation of our Business Combination or liquidation, we will pay our Sponsor a total of $10,000 per month for office space, secretarial and administrative services.

In addition, in order to finance transaction costs in connection with an intended Business Combination, our Sponsor, an affiliate of our Sponsor or our officers and directors may, but is not obligated to, loan us funds as may be required. If we complete our Business Combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to our Sponsor. The terms of such loans by our Sponsor, an affiliate of our Sponsor or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor, an affiliate of our Sponsor or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Our Sponsor has purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per warrant pursuant to the Private Placement Warrant Purchase Agreement, dated as of February 1, 2021. Each private placement warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as provided herein. Our Sponsor will be permitted to transfer the Private Placement Warrants held by it to certain permitted transferees, including our officers and directors and other persons or entities affiliated with or related to them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as our Sponsor. Otherwise, these warrants will not, subject to certain limited exceptions, be transferable or salable until the later of 30 days after the completion of our Business Combination or one year after the completion of the Initial Public Offering. Pursuant to the Registration Rights Agreement we entered into with our initial stockholders on February 1, 2021, we are required to register certain securities for sale under the Securities Act. Our initial stockholders, and holders of warrants issued upon conversion of working capital loans, if any, are entitled under the Registration Rights Agreement to make up to three demands that we register certain of our securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by us. We will bear the costs and expenses of filing any such registration statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things: (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the Initial Public Offering.

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company,” we are not required to provide this information.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in Company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2021. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, due solely to the material weakness we have identified in our internal control over financial reporting described below, our disclosure controls and procedures (as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) were not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. We became aware of the need to change the classification of our Warrants when the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”) on April 12, 2021. Upon review of the SEC Statement, management decided to change the accounting treatment for our Warrants to comply with the guidance from the SEC. The decision to change the accounting treatment of the Warrants in connection with the preparation of our Form 10-Q for the quarter ended March 31, 2021 led management to conclude that there was a material weakness in internal control over financial reporting, which has not been fully remediated as of June 30, 2021. In light of the material weakness, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

During the most recently completed fiscal quarter, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting, except for the circumstances that led our management to conclude that there was a material weakness in our internal control over financial reporting, as described above, and our remediation efforts described below. In light of the material weakness, our audit committee, management and third-party professionals with whom we consult regarding complex accounting applications have performed additional analyses, including the review of important and evolving accounting policies and practices, as deemed appropriate to remedy the material weakness related to the reclassification of the Warrants in our internal controls. Management continues to assess the effectiveness of these procedures as we plan to continue to enhance our system of evaluating and implementing the accounting standards that apply to our financial statements. We can offer no assurance that our remediation plan will ultimately have the intended effects.

As of March 31, 2021, we were not subject to any market or interest rate risk. Following the consummation of the Initial Public Offering, the net proceeds of the Initial Public Offering, including amounts in the Trust Account, have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THMA AND THE POST-COMBINATION COMPANY

The following table and accompanying footnotes set forth information regarding (i) the actual beneficial ownership of THMA Class A Common Shares on an as-converted basis as of September 3, 2021 (the “Ownership Date”) and (ii) the expected beneficial ownership of THMA Class A Common Shares immediately following the consummation of the Business Combination, assuming that no Public Shares are redeemed, and alternatively that all Public Shares are redeemed, in each case, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding THMA Class A Common Shares;

•	each of THMA’s executive officers and directors;

•	each person who will (or is expected to) become an executive officer or director of the Post-Combination Company; and

•	all current executive officers and directors of THMA, as a group, and all executive officers and directors of the Post-Combination Company, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security and includes any securities that such stockholder has the right to acquire beneficial ownership thereof within 60 days. Unless otherwise indicated, THMA and Pear believe that all persons named in the table have sole voting and investment power with respect to all of the shares beneficially owned by them. To the knowledge of each of THMA and Pear, no shares of common stock beneficially owned by any executive officer, director or director nominee have been pledged as security.

The beneficial ownership of shares of THMA’s common stock prior to the Business Combination is based on 34,500,000 THMA Class A Common Shares (including 27,600,000 THMA Class A Common Shares and 6,900,000 THMA Class B Common Shares, which are automatically convertible into 6,900,000 THMA Class A Common Shares upon the consummation of the Business Combination) issued and outstanding on an as converted basis in the aggregate as of the Ownership Date.

The expected beneficial ownership of THMA Class A Common Shares immediately following the consummation of the Business Combination, both when assuming no redemptions and when assuming maximum redemptions, has been determined based upon the assumptions set forth under the section entitled “Selected Definitions and Basis of Presentation,” except that such beneficial ownership assumes that (i) 114,099,643 THMA Class A Common Shares are issued to Pear equityholders as Merger Consideration (assuming that no Pear Vested In-the-Money Options are exercised by Pear equityholders as of immediately prior to the Effective Time), and (ii) 1,269,600 THMA Class A Common Shares held by the Sponsor that are subject to vesting requirements pursuant to the Sponsor Agreement are excluded from the total number of THMA Class A Common Shares outstanding. If the actual facts are different than assumed under either scenario (which they are likely to be), the percentage ownership retained by THMA’s existing stockholders in the Post-Combination Company will be different.

In computing the expected beneficial ownership of THMA Class A Common Shares immediately following the consummation of the Business Combination, whether assuming none of the Public Shares are redeemed or assuming all Public Shares are redeemed, all Pear Common Shares and Pear Preferred Shares subject to options held by a Pear equityholder that are currently exercisable or will be exercisable within 60 days of September 3, 2021 are deemed to be outstanding and any Pear Common Shares and Pear Preferred Shares held by any person other than such person are deemed not to be outstanding.

Except as indicated in the footnotes to the table below, we believe that each of the stockholders listed below has sole voting and investment power with respect to the Pear Common Shares, Pear Preferred Shares and THMA Shares, as applicable, owned by such stockholders, subject to applicable community property laws.

	Pre-Business Combination		Post-Business Combination
	THMA Class A Common Shares		Assuming No Redemption		Assuming Maximum Redemptions
Name and Address of Beneficial Owners (1)	Number of Shares (2)%		Number of Shares	%	Number of Shares	%
Directors and Executive Officers of THMA
LJ10 LLC (our Sponsor) (3)	6,540,000	19.0%	6,540,000	4.1%	6,540,000	4.9%
Elon S. Boms (3)	—	—	—	—	—	—
Steven J. Benson (3)	—	—	—	—	—	—
Joseph Iannotta (3)	—	—	—	—	—	—
Michael J. Christenson (4)	60,000	*	60,000	*	60,000	*
Meghan M. Fitzgerald (4)	60,000	*	60,000	*	60,000	*
Henry S. Miller (4)	60,000	*	60,000	*	60,000	*
All directors and executive officers as a group (six individuals)	180,000	*	180,000	*	180,000	*
Directors and Executive Officers of the Post-Combination Company
Corey McCann, M.D., Ph.D (5)	—	—	10,874,334	6.8%	10,874,334	8.2%
Christopher D.T. Guiffre, J.D., M.B.A (6)	—	—	680,691	*	680,691	*
Erin K. Brenner (7)	—	—	199,319	*	199,319	*
Katherine Jeffery (8)	—	—	169,711	*	169,711	*
Yuri Maricich (9)	—	—	538,394	*	538,394	*
Ronan O’Brien (10)	—	—	333,876	*	333,876	*
Julia Strandberg (11)	—	—	385,008	*	385,008	*
Alison Bauerlein	—	—	—	—	—	—
Jorge Gomez	—	—	—	—	—	—
Zack Lynch (12)	—	—	10,840,192	6.8%	10,840,192	8.2%
Kirthiga Reddy	—	—	—	—	—	—
Nancy Schlichting	—	—	—	—	—	—
Andrew Schwab (13)	—	—	18,707,231	11.7%	18,707,231	14.1%
All directors and executive officers as a group (13 individuals)	—	—	42,728,756	26.3%	42,728,756	31.8%
Five Percent Holders
TLS Beta Pte. Ltd. (14)	—	—	26,905,529	16.8%	26,905,529	20.3%
5AM Ventures IV, L.P. and affiliated funds (15)	—	—	18,707,231	11.7%	18,707,231	14.1%
SVF II AIV (DE) LLC (16)	—	—	12,147,569	7.6%	12,147,569	9.2%
Arboretum Ventures IV, L.P. (17)	—	—	10,903,467	6.8%	10,903,467	8.2%
JAZZ Human Performance Technology Fund, L.P. and affiliated funds (18)	—	—	10,810,624	6.8%	10,810,624	8.2%

*	Less than one percent.
(1)

Unless otherwise noted, the business address of each of the directors and executive officers of THMA is c/o Thimble Point Acquisition Corp., 195 Church Street, 15th Floor, New Haven, Connecticut 06510. Unless otherwise noted, the business address of each of the directors and executive officers of the Post-Combination Company is c/o Pear Holdings Corp., 200 State Street, Boston, Massachusetts 02109.

(2)	Percentage shown calculated using THMA Class A Common Shares and THMA Class B Common Shares on an as converted basis. Such THMA Class B Common Shares will automatically convert into Class A

Stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis.
(3)

LJ10 LLC, THMA’s Sponsor, is the record holder of the shares reported herein. Elon S. Boms and two other managers are the three managers of the Sponsor’s board of managers. Any action by the Sponsor with respect to THMA or the THMA Class B Common Shares, including voting and dispositive decisions, requires at least a majority vote of the managers of the board of managers. Under the so-called “rule of three”, because voting and dispositive decisions are made by a majority of the managers, none of the named managers is deemed to be a beneficial owner of securities held by the Sponsor, even those in which such manager may hold a pecuniary interest. Accordingly, none of the managers on the Sponsor’s board of managers is deemed to have or share beneficial ownership of the Founder Shares held by our sponsor. Includes 1,269,600 THMA Class B Shares that are subject to the terms of the Sponsor Agreement pursuant to which such shares are subject to forfeiture if certain price targets for THMA’s Class A Common Shares are not met during the period between the date that is 90 days following the closing of the Business Combination and the fifth anniversary of the closing of the Business Combination.

(4)

Consists of 50,000 THMA Class B Common Shares transferred to each of the independent directors of THMA in January 2021 by the Sponsor, which were then subject to a 1.2-for-1 forward stock split of the THMA Class B Common Shares effected by THMA on February 2, 2021.

(5)	Consists of 10,874,334 THMA Class A Common Shares.
(6)	Consists of options to purchase up to 680,691 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.
(7)	Consists of options to purchase up to 199,319 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.
(8)	Consists of options to purchase up to 169,711 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.
(9)	Consists of 73,922 THMA Class A Common Shares and options to purchase up to 464,472 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.
(10)	Consists of options to purchase up to 333,876 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.
(11)	Consists of options to purchase up to 385,008 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date.
(12)

Consists of 10,810,624 THMA Class A Common Shares identified in footnote 18 over which Mr. Lynch may be deemed to beneficially own and options to purchase up to 29,568 THMA Class A Common Shares which have vested or which will vest within 60 days of the Ownership Date. Mr. Lynch disclaims beneficial ownership of the shares identified in footnote 18 except to the extent of his pecuniary interest therein.

(13)

Consists of 18,707,231 THMA Class A Common Shares identified in footnote 15 over which Mr. Schwab may be deemed to beneficially own. Mr. Schwab disclaims beneficial ownership of the shares identified in footnote 15 except to the extent of his pecuniary interest therein.

(14)

Consists of 26,905,529 THMA Class A Common Shares held by TLS Beta Pte. Ltd. TLS Beta Pte. Ltd. is ultimately owned by Temasek Holdings Private Limited, which in turn is wholly-owned by the Singapore Minister of Finance (Incorporated). The address of TLS Beta Pte. Ltd. is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore.

(15)

Consists of 14,708,613 THMA Class A Common Shares held by 5AM Ventures IV, L.P. (“Ventures IV”), as to which Ventures IV has shared voting and dispositive power, 612,859 THMA Class A Common Shares held by 5AM Co-Investors IV, L.P. (“Co-Investors IV”), as to which Co-Investors IV has shared voting and dispositive power and 3,385,759 THMA Class A Common Shares held by 5AM Opportunities I, L.P. (“Opportunities I”), as to which Opportunities I has shared voting and dispositive power. 5AM Partners IV, LLC (“Partners IV”) is the sole general partner of Ventures IV and Co-Investors IV. Dr. John Diekman, Andrew Schwab and Dr. Scott M. Rocklage, are the managing members of Partners IV and, along with Partners IV, have shared voting and investment power over the shares beneficially owned by Ventures IV and Co-Investors IV. Andrew Schwab, one of our directors, is an affiliate of Ventures IV. Each of Partners IV, Dr. Diekman, Mr. Schwab and Dr. Rocklage disclaim beneficial ownership of such shares except to the extent of its or their recurring interest therein. 5AM Opportunities I (GP), LLC is the general partner of

Opportunities I and may be deemed to have sole investment and voting power over the shares held by Opportunities I. Andrew Schwab and Dr. Kush Parmar are the managing members of 5AM Opportunities I (GP), LLC, and may be deemed to share voting and dispositive power over the shares held by Opportunities I. The address of all entities affiliated with 5AM Ventures is 501 2nd Street, Suite 350, San Francisco, CA 94107.
(16)

Consists of 12,147,569 THMA Class A Common Shares held by SVF II AIV (DE) LLC (“SVF”). SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing SoftBank Vision Fund II in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SoftBank Vision Fund II, SBIA UK is exclusively responsible for making all final decisions related to the acquisition, structuring, financing, voting and disposal of SoftBank Vision Fund II’s investments, including as held by SVF. The address for SVF is c/o SB Investment Advisers (US) Inc., 1 Circle Star Way, 2F, San Carlos, CA 94070.

(17)

Consists of 10,903,467 THMA Class A Common Shares held by Arboretum Ventures IV, L.P. (“AV IV”). Arboretum Investment Manager IV, LLC (“AIM IV”) is the general partner of AV IV. Jan L. Garfinkle, Timothy B. Petersen and Paul McCreadie are the managing members of AIM IV and share voting and dispositive power with respect to the shares held by AV IV. Ms. Garfinkle and Messrs. Petersen and McCreadie disclaim beneficial ownership of the shares held by AV IV, except to the extent of their pecuniary interest therein. The address of the principal place of business of each of these entities and individuals is 303 Detroit Street, Suite 301, Ann Arbor, Michigan 48104.

(18)

Consists of 9,721,269 THMA Class A Common Shares held by JAZZ Human Performance Technology Fund, L.P. (“Jazz Technology”) and 1,089,355 THMA Class A Common Shares held by JAZZ Human Performance Opportunity Fund, L.P (“Jazz Opportunity”). Jazz Human Performance Technology GP, LLC (“Jazz Technology GP”) is the general partner of Jazz Technology. Andrew Firlik, John Harris, Zack Lynch and John Spinale are the managing members of Jazz Technology GP and share voting and dispositive power with respect to the shares held by Jazz Technology. Each of Messrs. Firlik, Harris, Lynch and Spinale disclaim beneficial ownership of the shares held by Jazz Technology, except to the extent of their pecuniary interest therein. JAZZ Human Performance Opportunity GP, LLC (“Jazz Opportunity GP”) is the general partner of Jazz Opportunity. Andrew Firlik, John Harris, Zack Lynch and John Spinale are the managing directors of Jazz Opportunity GP and share voting and dispositive power with respect to the shares held by Jazz Opportunity. Each of Messrs. Firlik, Harris, Lynch and Spinale disclaim beneficial ownership of the shares held by Jazz Opportunity, except to the extent of their pecuniary interest therein. Mr. Lynch, one of our directors, is an affiliate of Jazz Technology and Jazz Opportunity. The address of the principal place of business of each of these entities and individuals is 548 Market Street, #27799, San Francisco, CA 94104.

INFORMATION ABOUT PEAR

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “the Company” or “Pear” refer to Pear and its subsidiaries.

Overview

Pear is a commercial-stage healthcare company pioneering a new class of software-based medicines, sometimes referred to as Prescription Digital Therapeutics (“PDTs”), which use software to treat diseases directly. Our vision is to advance healthcare through the widespread use of PDTs, and to be the one-stop shop for PDTs offered both by Pear and by other organizations that may choose to host their products on our commercial platform.

Recent global trends are converging to highlight a significant unmet need for new and innovative solutions for the treatment of diseases. We believe that our software-based, data-driven solutions are well suited to satisfy this growing unmet need for treatment of diseases, including addiction and insomnia. We believe that PDTs have the potential to become a cornerstone of the emerging digital health ecosystem and that PDTs are a transformative new generation of therapeutics.

We believe that Pear’s platform has the potential to provide for discovery, development, and commercialization of PDTs at scale. We have designed our development platform to allow for the repeated advancement of PDTs through FDA market authorization. Over time, our commercial platform, Pear Connect, is similarly designed to offer the infrastructure needed to distribute PDTs developed by us or others. Due to our first-mover advantage, we believe that Pear is positioned to be a long-term leader in this novel therapeutic class.

Pear is one of the category creators and leaders of the PDT industry, as evidenced by being the first company to receive FDA market authorization for a PDT. Our marketed PDTs, reSET, reSET-O and Somryst, were among the first three PDTs authorized by FDA and address psychiatric indications, an area with significant unmet need.

Two of Pear’s FDA-authorized PDTs treat addiction, which currently affects more than 20 million people in the United States.

Pear’s first product, reSET, is indicated for the treatment of substance use disorder (“SUD”) as a monotherapy. To combat SUD, reSET works to enhance patient abstinence, improve patient treatment retention relative to human intervention-based alternatives, and extend clinicians’ reach outside of scheduled office visits. reSET’s mechanisms of action seek to directly modify addiction-related neurocircuitry and induce dopamine in the brain, a process with the potential to repair dysfunctional neurophysiology.

Pear’s second product, reSET-O, is the first PDT to receive FDA Breakthrough Designation, and is FDA-authorized for treatment of opioid use disorder (“OUD”) in combination with buprenorphine. Approximately 1.6 million Americans suffer from OUD annually in the United States, and approximately 50,000 Americans die each year from opioid overdose. To combat OUD, reSET-O works alongside buprenorphine to reduce dependence on opioids, and, similar to reSET, to improve patient treatment adherence and extend clinicians’ reach outside of scheduled office visits.

Pear’s third product, Somryst, is the only software-based, FDA-authorized, and guideline-recommended treatment for chronic insomnia. Chronic insomnia is estimated to affect approximately 30 million people in the United States. In addition to adversely affecting quality of life, chronic insomnia can also give rise to other serious and life-threatening medical conditions. Many patients turn to sleep medications to combat their chronic insomnia. Most available sleep medications are only recommended for short-term use due to their habit-forming side effects, and, as a result, are not a long-term solution to treat chronic insomnia. We believe that the lack of a convenient and effective solution for chronic insomnia represents a significant unmet medical need that Somryst can help address to reduce the occurrence of chronic insomnia.

We believe that PDTs have the potential to directly treat a breadth of additional diseases beyond our initial products for the treatment of addiction and insomnia, including the diseases listed in the graphic below. To capitalize on this potential, Pear has developed a robust pipeline of PDTs for a variety of additional indications across psychiatry, neurology, and other therapeutic areas. Pear currently has a pipeline of 14 PDT product candidates, as well as the infrastructure and knowledge base needed to continue to expand upon this pipeline, which we believe has the potential to deliver more than one hundred PDTs.

Note: Diseases show above are potential medication conditions that PDTs could address in the future.

The Prescription Digital Therapeutic Opportunity

For decades, innovations have expanded the classes of therapeutics to treat disease, from small molecules starting in the 1900s to biologics starting in the late 1970s to cell and gene therapies starting around 2000. This collective innovation has resulted in consistent improvement of health outcomes around the world. Still, across numerous disease states, limited treatment options and substantial barriers to access persist. These barriers include excessive cost, conditions that are difficult to treat with drugs, geographic inaccessibility, and unfavorable side effect profiles.

Pear is advancing PDTs, a novel class of therapeutics, which are software that can be prescribed by a clinician, either alone or in combination with drugs, to treat disease directly. We believe that PDTs are a transformative new class of medicines.

Similar to pharmaceuticals, novel PDTs undergo rigorous clinical development via clinical trials designed to seek FDA authorization to safely and effectively treat disease. Similar to wellness apps, PDTs utilize digital technology to remotely interface with patients. PDTs are designed to expand access and convenience for patients, improve reach for clinicians, and reduce cost for payors by reducing and/or augmenting human intervention, providing for more efficient care, and by ideally improving clinical outcomes.

Currently, the medical community is embracing the integration of software into the navigation and delivery of care. Payors are increasingly recognizing the near- and long-term cost benefit of using software for treatment of diseases. The pervasiveness of technology and growth of telehealth allows for virtual access that was not previously available. As the category creator and leader in PDTs, Pear is defining and expanding the opportunities in this market due to factors which include, but are not limited to:

•	being the first mover and leader in the PDT space, defining the industry via the first three FDA-authorized products.

•

having products in major markets, with reSET and reSET-O for the treatment of addiction, and Somryst for the treatment of chronic insomnia, with the potential to address, in the aggregate, more than 50 million US patients and more than 850 million patients worldwide.

•	having a deep and broad pipeline of PDTs, with 14 product candidates with the potential to redefine care across a range of therapeutic areas via diverse mechanisms of action.

•

having the first scalable end-to-end platform to discover, develop, and deliver PDTs to patients, creating the horizontal infrastructure to enable our PDTs, and potentially those of other companies, to come to market and be delivered to patients. Pear’s platform also has the potential to integrate into care delivery and payor infrastructure with virtuous network effects and modularity, facilitating speed and scale in PDT deployment.

•	demonstrating adoption by patients, clinicians, and payors, which could be leveraged across various future opportunities.

Products and Pipeline

PDTs are software applications authorized by FDA that are intended to treat disease. PDTs are designed to be prescribed by clinicians, reimbursed by third-party payors, and used by patients to improve clinical outcomes as part of a patient’s care, similar to FDA approved medications and medical devices. PDTs are authorized to deliver evidence-based mechanisms-of-action, such as cognitive behavioral therapy, contingency management, and exposure therapy, that the patient engages with on their mobile device and may be used alone or in combination with medications. The value of Pear’s FDA-authorized PDTs is supported by evidence demonstrating safety and clinical effectiveness in randomized control trials, and collected data on PDT usage and clinical outcomes in real-world data, and health economic value.

We believe PDTs can be utilized in the treatment of a wide variety of diseases. Pear’s first three FDA-authorized products address behavioral health indications:

•	reSET is authorized in the United States and Singapore for the treatment of substance use disorder related to alcohol, cannabis, cocaine, and stimulants (such as methamphetamine).

•	reSET-O is authorized for use in combination with buprenorphine in the United States for the treatment of opioid use disorder and was the first PDT to receive FDA Breakthrough Designation.

•

Somryst is the only software-based FDA-authorized and guideline-recommended treatment for chronic insomnia and the first PDT submitted through FDA’s traditional 510(k) pathway while simultaneously being reviewed as part of FDA’s Software Precertification Pilot Program.

Our pipeline consists of 14 product candidates, including candidates in psychiatry, neurology, and outside of central nervous system therapeutic areas such as gastrointestinal (“GI”), oncology, and cardiovascular. We are initially focusing on psychiatric and neurologic conditions, which supports our strategy to commercialize our own products.

All of Pear’s product candidate development is, at present, conducted in humans. As therapeutic candidates consisting of software, there are no in vivo animal or in vitro pre-clinical or non-clinical studies. This reduces the translational risk of going from animals to humans that is encountered by many biotechnology and typical pharmaceutical companies.

The pipeline chart below uses four stages of development: Discovery, Proof of Concept (POC), Pivotal, and Commercial. Because PDTs are regulated as medical devices, these four stages align with guidance from the Center for Devices and Radiological Health (CDRH), which has two broad stages of clinical development before commercialization—pre-pivotal (such as feasibility, including first-in-human) and pivotal (generates definitive evidence of the safety and effectiveness for a specified intended use). Pear breaks down the pre-pivotal clinical development stage into Discovery and POC.

Pre-commercial development at Pear is segregated into three stages: Discovery, POC, and Pivotal. Pear refers to the stage before clinical development as Discovery. Discovery is the concept stage, in which the product candidate, its mechanism(s) of action and target patient population(s) are defined, technical capabilities and prototypes are built, and then the candidate concept is rapidly tested in iterative evaluations. Some Discovery stage programs are focused on a specific indication, and others are focused on a disease area that may be refined based on further research. POC is the early clinical development stage, in which the product candidate is being tested in human clinical trials designed to prove that the candidate concept is worthy of advancement to the Pivotal stage. POC stage activities are related to technical work, study design, planning, other operational clinical trial activities, and statistical analysis. Pivotal is the registrational phase, in which the product candidate is tested in a randomized controlled trail designed to support market authorization from a regulatory authority such as FDA. Pivotal stage activities are related to technical work, study design, planning, other operational clinical trial activities, and/or statistical analysis that are part of a regulatory submission. Commercial stage includes any products which have received market authorization from FDA.

Pear seeks out and licenses content suitable for the development of PDTs that has been initially developed by third parties. These parties, or content partners, are primarily academics or academic institutions, and Pear’s current partners are listed in the table below.

Below is a summary of our products and product candidates:

As reflected above, Pear has licensed or otherwise acquired rights in content suitable for the development of PDTs from a variety of content partners. For further information concerning content collaborations see the section below entitled “License Agreements.”

Our agreement involving the University of Virginia relates to our license agreement with BeHealth Solutions, LLC and the relationship between Pear and University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures.

Our license with Red 5 Group LLC relates to our content collaboration involving a researcher employed by Dartmouth.

Pear licenses certain content related to treatment of irritable bowel syndrome (“IBS”) developed by individual researchers employed by the Karolinska Institute who founded a company called Hedman-Lagerlöf Och Ljótsson Psykologi AB (“NCAB”) and assigned intellectual property rights in and to the IBS-related content to NCAB. Under Pear’s license agreement with NCAB, entered on December 14, 2019, Pear was granted an exclusive license in the United States and a non-exclusive license throughout the rest of the world to develop and commercialize digital therapeutic products incorporating NCAB’s IBS-related content, in exchange for an upfront payment in the mid-five figures, one-time milestone payments in low-six figures upon delivery to Pear of updated IBS-related content and upon first FDA approval of such a therapeutic product, and a royalty percentage in the low-single digits on net sales of such therapeutic products.

Pear licenses contain content related to treatment of stress disorders from the University of Southern California (“USC”). Under the Technology License and Distribution Agreement entered with USC on January 11, 2016, Pear was granted worldwide exclusive rights to develop drug/software combination products incorporating that content to treat disorders, illness or trauma, in addition to certain worldwide non-exclusive rights. Pear initially paid USC an upfront fee in the low-five figures and agreed to pay a royalty percentage in the low-to-mid single digits on net sales of licensed products, an annual license fee (creditable against royalty payment obligations in the same year) increasing in amount from the low-six figures in 2018 to the low-seven figures in 2021, and regulatory and commercialization milestone payments that, in the aggregate, could reach a total in the low-seven figures. On February 11, 2019, Pear notified USC of its election no longer to pay the annual license fee, thus converting the exclusive license granted by USC to a non-exclusive license.

Pear licenses certain contain related to treatment of mental health conditions including anxiety and depression from Instituto Auxologico Italiano (“IAI”). Under a software license agreement dated March 23, 2015, IAI granted Pear worldwide exclusive rights to develop drug/software combination products incorporating that content, in addition to certain worldwide non-exclusive rights. Pear agreed to pay IAI a royalty percentage in the low-to-mid single digits on net sales of licensed products, subject to an annual minimum revenue threshold in the low-six figures beginning in the fifth year of the license to maintain exclusivity; as this threshold was not met, Pear’s license from IAI is now non-exclusive.

Pear licenses certain content related to treatment of migraine headaches from Children’s Hospital Medical Center, d/b/a Cincinnati Children’s Hospital Medical Center (“CHMC”). Under a license agreement entered by the parties on December 17, 2019, CHMC granted a worldwide, non-exclusive license to Pear to develop and commercialize therapeutic products incorporating CHMC’s migraine-related content in exchange for an upfront payment in the mid-five figures and Pear’s agreement to pay CHMC one-time regulatory and commercial milestone payments that, in the aggregate, could reach a total in the mid-six figures, and a royalty percentage in low-single digits on net sales of such therapeutic products.

Under a Services Agreement dated January 9, 2020 with Apricity Health, LLC (“Apricity”), a company engaged in the business of creating digital health therapeutic solutions for improving cancer treatment, Pear has a right of first offer to negotiate terms of a license with Apricity to develop and commercialize each of the first two commercial products developed by Apricity.

Under a Services Agreement with Ironwood Pharmaceuticals, Inc. (“Ironwood”) dated October 25, 2019, Ironwood agreed to pay Pear a sum not to exceed the low-six figures to develop initial concepts for PDTs for treatment of gastrointestinal indications.

Under an Assignment Agreement dated January 15, 2019, Pear acquired rights in certain assets primarily related to treatment of acute and chronic pain from Firsthand Technology, Inc. (“Firsthand”). In exchange for acquiring those assets, Pear issued Pear Common Shares to Firsthand, agreed to pay an amount capped in the low-six figures to certain creditors of Firsthand, and agreed to pay a one-time milestone payment in the mid-six figures to Firsthand upon first commercial sale of an FDA-cleared Product (as defined in the Assignment Agreement) and to pay a royalty percentage in the low-single digits on net sales of such Products. Other than the agreements with ISF, Red 5 and BeHealth, Pear does not consider any of the foregoing agreements to be material for purposes of Item 601(b)(10) of Regulation S-K.

Pear’s PDTs and its product candidates achieve their therapeutic potential by delivering evidence-based mechanisms-of-action, such as standard behavioral treatments. For example, reSET delivers an addiction-specific form of cognitive behavioral therapy called Community Reinforcement Approach (“CRA”), fluency training, and contingency management (“CM”). Somryst delivers a disease-specific intervention called Cognitive Behavioral Therapy for Insomnia (“CBTi”), which is also the first-line treatment recommended for patients with chronic insomnia in the American College of Physicians and the American Academy of Sleep Medicine’s clinical guidelines for patients with chronic insomnia. Across Pear’s pipeline, the product candidates each deliver various forms of standardized and disease-specific behavioral treatments such cognitive behavioral therapy (“CBT”), behavioral activation (“BA”), exposure therapy, and/or cognitive restructuring. Product candidates that are intended to treat diseases with standard-of-care pharmacotherapy, such as schizophrenia, for example, would make recommendations on medication usage to support overall care.

Pear’s products and product candidates may be studied both in trials sponsored and conducted by Pear and trials that are conducted by non-Pear researchers in collaborative and investigator-initiated trials. Pear is currently enrolling patients in the following studies that it is sponsoring and conducting on its own:

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Gamification of reSET-O, which is an outpatient-based, randomized-controlled, open-label study conducted at two addiction treatment programs of a gamified-version of reSET-O. This trial is partially supported by a grant from the National Institute on Drug Abuse. The study objectives are (i) to evaluate participant engagement data [Time Frame: From Week 1 to Week 8 (End of Treatment)], and (ii) to evaluate the number of active sessions per week between PEAR-008 (gamification version) and reSET-O.

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DREAM, which is an open-label, 9-week treatment, de-centralized trial to collect real-world evidence for Somryst. The study objectives are (i) to measure the change in the Insomnia Severity Index (ISI) [Time Frame: From baseline to Day 63 (End of Treatment) and Days 243 and 428 (Follow-up)], and (ii) to measure the change in the ISI total score from baseline to end of treatment and follow-up. The ISI’s total score ranges from 0 (not clinically significant) to 28 (clinically significant).

Key Elements of Our Growth Strategy

Our mission is to use software to treat disease directly and increase access to care for patients, including underserved constituents of the healthcare ecosystem. We plan to accomplish this goal by developing, licensing, and acquiring PDTs, and building the preferred PDT commercialization platform for use by prescribing clinicians. We aim to be the one-stop shop for PDTs offered both by Pear and by other organizations that may choose to host their products on our commercial platform. To achieve our mission, we are pursuing the following strategies:

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Capitalize on our leadership position in the PDT market. By obtaining FDA market authorization for the first three PDTs, we established ourselves as the leader and pioneer of a new category. We currently have 14 additional product candidates in our pipeline, and we intend to capitalize on our leadership position via horizontal scale.

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Continue to invest in our efforts to create the primary commercial platform through which patients and clinicians access PDTs. We are pioneering new commercialization approaches for PDTs. We seek to capture the best of tech and life science approaches to create a scalable and capital-efficient model across our existing portfolio and downstream pipeline. To date, our sales, marketing, and medical affairs teams have engaged with more than 800 clinicians who have written prescriptions for one or more of our three FDA-authorized products. We expect that number will grow proportionally in response to increasing traction with payors and growth in the number of commercially available PDTs. In addition, we recently began piloting direct-to-patient engagement via our virtual care platform, which allows patients to obtain a prescription without going to a clinician’s office.

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Establish reimbursement pathways. To date, we have 15 organizations across over 20 million individuals with healthcare coverage (“covered lives”) providing access to our three FDA-authorized products via listing on formulary, as a covered benefit, bulk purchase, or funding a study. Pear’s payor strategy focuses across all major payor channels, including employers, Integrated Delivery Networks (“IDNs”), pharmacy benefit managers (“PBMs”), commercial payors, and government payors including Medicaid and Medicare.

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Opportunistically license and acquire PDT product candidates and host third-party PDT products. We aspire to host products from other PDT companies on our multi-product Pear MD™ Clinician Dashboards and technology infrastructure. This has the potential to create a PDT marketplace for all patients to access safe, effective, and secure digital therapeutics. We believe we will be the acquirer and licensing partner of choice for other PDT companies and academia. Our development platform is designed to bring product candidates through development, and our commercialization platform could afford long-term commercial success. We will continue to opportunistically pursue acquisitions and licensing opportunities to grow our developmental pipeline. Pear’s experience developing and guiding PDTs through the regulatory review process, as well as our scalable platform, provide a foundation on which Pear could potentially develop and host more than a hundred additional PDTs.

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Protect our intellectual property. In addition to securing regulatory authorization for our PDTs, we make strategic use of various intellectual property regimes: patents; copyrights; trademarks; and trade secrets. We strive to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to the development of our business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties.

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Expand outside the United States. Today, we operate only in the United States. At this point, we intend to expand our capabilities to support ex-U.S. partners who would commercialize specific products in specific regions. We plan on evaluating potential partners on a geography-by-geography basis and will pursue partnerships to maximize the value of our company.

Industry Trends Overview

Pear believes that major trends are converging to create a significant opportunity to treat disease with software, either alone or in combination with drugs, due to the following factors:

•	The ongoing burden of chronic disease. Ninety percent of the $3.8 trillion in US annual healthcare expenditures are for people with chronic and mental health conditions.

•	There is a pronounced shortage of clinicians. Across many disease areas there are tens of millions of patients with only a few thousand trained specialists who can provide treatment.

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There is a rapid patient and clinician adoption of digital for healthcare delivery such as telemedicine. The number of people who have used telehealth has doubled from 40% prior to the COVID-19 pandemic to 80% post-quarantine.

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There is pervasive use of technology. Americans spend an average of 5.4 hours per day on their mobile phones. Connection to a therapeutic delivered digitally is convenient and available for most Americans. The data captured by this engagement could also drive deeper insights into disease states and the ability to personalize treatment.

We believe the trends described above have created a moment in time when technology-based approaches are essential to, and capable of, revolutionizing healthcare. We believe that these trends have accelerated due to the COVID-19 pandemic, which resulted in fewer in-person visits and increased the adoption and use of technology and digital health experiences across consumers, clinicians, payors, and the broader healthcare system.

Our PDT Solution and Value Proposition

PDTs are prescribed by clinicians, downloaded by the patient to a smart phone, tablet, or VR headset, and used under the supervision of a prescribing clinician. PDTs have a recommended frequency and duration of use, but patients can use the product whenever they want and wherever they are. PDTs receive market authorization from regulators, like FDA, with a label that addresses both safety and effectiveness. To obtain a label from FDA, PDT companies developing novel therapies are generally required to submit data from one or more randomized, controlled trial (“RCT”) that demonstrate safety and effectiveness, and product candidates must be developed in a good manufacturing practice (“GMP”)-compliant environment.

In order for a patient to obtain a prescription, there is first an appropriate assessment and diagnosis of the patient, which is then followed by direction and ongoing guidance, as well as accountability related to product use and ongoing care management. Engagement levels for Pear’s PDTs significantly exceed that of published rates of health and wellness digital products. For patients with disease, a prescription is an enabler of access, engagement, and real-world effectiveness. PDTs integrate into existing healthcare infrastructure allowing for a digital experience via a patient’s own clinician, enhancing the continuum of care rather than fragmenting care paradigms.

We believe that PDTs will become an important segment of the digital health revolution and a vital part of the medical armamentarium because they have qualities that are similar to those of both health and wellness apps and pharmaceuticals. PDTs leverage the pervasiveness and accessibility of digital technology to improve human health. However, PDTs are always developed in a GMP-compliant environment, maintain compliance with data security and HIPAA protocols, and integrate into standard of care. PDTs are also tested in RCTs and are FDA-authorized as safe and effective therapies for particular indications like pharmaceuticals but also enable clinicians to receive timely feedback regarding patient progress and therapy adherence. This patient monitoring capability afforded by PDTs may be the difference in a patient’s success during a course of treatment. The table below shows some of the key differences between PDTs and other products.

Pear reimagined what treating disease could look like from the vantage point of patients, clinicians, and payors. We set out to disrupt the healthcare system with urgency because we believe there is a growing need for the treatments that can be provided by PDTs. With our proprietary development and commercialization platform, we can bring product candidates to FDA for market authorization, and we can bring FDA-authorized products to patients, clinicians, and payors. We continue to refine and optimize our development capabilities, and we believe we will be able to scale our operations significantly in the near-term, allowing us to pursue authorizations for more product candidates, to self-commercialize our products inside the United States and commercialize our products outside of the United States with the help of regional partners.

Pear is a platform-based, product-driven company. Our end-to-end PDT engine, which currently includes three FDA-authorized products and a pipeline of 14 product candidates, continues to produce clinical and real-world data as well as health economic outcome research (“HEOR”) data that provide evidence of Pear’s ability to enhance outcomes, increase access and reduce healthcare costs, and validate Pear’s value proposition. We believe our value proposition will magnify over time, as our model scales and we expand the reach and impact of PDTs.

We believe PDTs are poised to disrupt healthcare delivery in ways that could offer benefits to three major stakeholders:

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Patients: PDTs provide 24/7 remote treatment access to patients that can improve outcomes and be used alongside other standard of care treatments. Additionally, PDTs have a relatively benign side effect profile compared to traditional pharmaceutical therapies.

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Clinicians: PDTs provide additional treatment options and improve clinicians’ reach to patients, potentially resulting in broader patient impact. They are integrated into standard practice and may also be used alongside traditional drug-based treatments. Data from the PDT provides insight to the clinician and the clinical care team which can facilitate enhanced care navigation and delivery. They also provide reimbursable events for interactions on the Pear MD Clinician Dashboard.

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Payors: PDTs have the potential to reduce overall healthcare costs to payors by providing patients with therapies that may be more cost-effective. Additionally, PDTs may fill gaps in care across indications with high prevalence.

For Patients

PDTs have the potential to be safe, effective, and accessible care options for patients with diseases and mental health disorders. These options are increasingly needed as diseases and mental health disorders require more innovative approaches to overcome current treatment challenges and realize better patient outcomes. With Pear’s PDTs, patients have 24/7 remote access to their treatment program and to clinicians who can monitor progress to inform their treatment approach, regardless of physical proximity. They can be integrated into standard of care and may be used alongside pharmacotherapy. Pear’s software is designed to be easy-to-use and intuitive, and it also generates data from patient usage to inform the treatment approach for each patient. Our clinical trial and real-world data also continue to demonstrate a favorable side-effect profile versus existing medications, which could foster stronger adherence to treatment programs.

The privacy provided by reSET and reSET-O, for example, offers access to treatment of addiction without fear of stigma. Patients also gain control over where they conduct addiction treatment and can conduct clinician check-ins remotely, which empower patients to better navigate their care. Further, we believe that our software enables a larger portion of Americans access to addiction treatment. Only a small fraction of patients with addiction are actively enrolled in treatment today, and we believe that reSET and reSET-O may significantly lower treatment barriers to ongoing care and substantially increase the ability of clinicians to serve more and diverse patient needs. An analogous shift is seen in Somyrst, Pear’s treatment for chronic insomnia. Clinical guidelines indicate Cognitive Behavioral Therapy for insomnia (“CBTi”) as the first-line treatment, but there are currently less than 300 certified and licensed CBTi clinicians in the United States to treat a patient population of approximately 30 million. We believe that Somyrst as a therapeutic may substantially change the access paradigm, creating an ability for patients to get the treatment they need when they need it most.

For Clinicians

PDTs provide a new treatment option that clinicians can provide to their patients. Many clinicians today lack evidence-based treatment options with the potential to improve outcomes. PDTs are a standardized, evidence-based, cost-effective, and easily accessed class of treatments that can be used as a standalone treatment or in conjunction with pharmacotherapies. Not only can PDTs better enable clinicians to serve their patients, but PDTs can also improve the reach of clinicians, creating the potential for broader patient impact.

In addition, we believe Pear’s products enable richer and more effective patient data and engagement capabilities. For clinicians prescribing reSET, reSET-O, or Somryst, clinicians may use our Pear MD Clinician Dashboard and review a wealth of data-based, real-time feedback that can help them better understand and manage their patients’ treatment journey. The Pear MD Clinical Dashboard is easy to use and accessible 24/7, enabling care teams to conveniently manage populations of patients. This real-time engagement is particularly impactful in the world of addiction, in which adherence is continually decided, moment to moment, outside of the walls of the clinician’s office. The ability of a clinician to regularly monitor and engage with their patient can make the difference in successful navigation of the treatment journey.

Pear’s platform can also create reimbursable events for Pear MD Clinician Dashboard interactions.

For Payors

We believe Pear’s PDTs will reduce overall medical costs, support value-based care initiatives, and improve member experience. Insights and information collected by Pear’s PDTs can be integrated within care management workflows to provide payors with valuable insights that support population health management and value-based care initiatives. Pear’s PDTs can also fill gaps in specialty care across large populations, providing timely insights into patient engagement and practice performance via a dedicated platform.

A study evaluating healthcare resource utilization via insurance claims in the six months before reSET-O initiation compared to six months after reSET-O initiation, for example, found that out of 351 patients there were 45 fewer inpatient hospitalizations (62%) and 27 fewer emergency room visits (20%), resulting in a near-term cost-savings of $2,150 per patient in patients treated with reSET-O.

In addition, on May 19, 2021, Pear presented results of two analyses demonstrating the cost-effectiveness of reSET-O at the virtual annual meeting of The Professional Society for Health Economics and Outcomes Research. These data showed that reSET-O plus treatment-as-usual (“TAU”) (i.e., transmucosal buprenorphine, face-to-face counseling and contingency management) versus TAU alone resulted in a projected cost savings over a five year period.

In another analysis, engagement with reSET-O was associated with an approximate 60% reduction in the proportion of patients with inpatient (“IP”) stays and emergency department (“ED”) visits versus non-engaging patients who experienced a 21% increase in IP and ED. These data show reSET-O can provide compelling cost-savings to payors seeking a high level of care for their members.

Our Scalable Commercial Platform

Pear’s commercial platform was designed to be agile and scalable with the ability to host multiple PDTs developed by Pear and potentially by third parties. We believe that the investments that we are making in our development engine, commercialization strategy, clinician and patient awareness, and HEOR data will enable our platform to become the industry standard. We also believe that this will be an advantage not only to Pear, but also to our third-party developers that can potentially host their PDTs on Pear’s commercial platform. Through this replicable process, Pear expects to further boost its industry-leading position as the primary provider of PDTs.

With this potential ability to host third-party PDTs on its platform, Pear is positioning itself not only as a leading PDT developer, but also as a centralized marketplace for patients seeking PDTs, which is a key value proposition and brand definer for Pear.

Our Advantages

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Pear is pioneering the PDT industry. Pear is the first mover in the PDT industry, and as a result has advanced experience in developing and commercializing PDTs. Pear was the first company to receive FDA authorization for a PDT and the term PDT was conceived and defined during that initial authorization process. Pear currently has the greatest number of FDA-authorized PDTs and has been developing PDTs since 2013.

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Pear leverages our data aggregation capabilities. Pear’s ability to collect data from existing PDTs, generate insights and improvements based on these data, and then quickly develop new PDTs using these insights has enabled us to bring to market the first three FDA-authorized PDTs. We believe it will enable us to continue to bring additional FDA-authorized PDTs to market across a breadth of indications.

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Pear developed a reproducible process for cost-effective development and regulatory review of PDTs. We conduct agile software development in a GMP-compliant environment. Due to our remote clinical trial infrastructure, we are able to conduct clinical trials without the need for external sites and develop our products iteratively, which both accelerates timelines and reduces costs. This iterative product development paradigm contrasts with traditional drug development in which a molecule that enters the clinic cannot be improved or adapted along the way.

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Pear utilizes a relatively lean and efficient salesforce to target customers at the enterprise level. Our commercialization model is built on the intersection of biotech, tech, and medical device commercialization methods. We take an enterprise-level, key-account management approach to pursuing IDNs, health systems, academic teaching hospitals, and large addiction clinics and systems. This is a capital-efficient and scalable model that allows for accelerated growth. As we secure additional reimbursement contracts with payors, we will seek to accelerate revenue growth through increased investment in sales and marketing. Pear currently promotes reSET and reSET-O using a small specialty salesforce and targeted marketing budget. Despite our lean salesforce and budget, our commercialization efforts have resulted in over 700 clinicians across 32 states who have prescribed reSET and reSET-O over 20,000 times since launch. Pear currently boasts patient and prescriber satisfaction scores of 89% and 82%, respectively, which validates our approach. The results achieved by reSET and reSET-O provide Pear with a strong foundation to achieve scalable and sustainable sales over time. Pear currently promotes Somryst via a direct-to-consumer pilot that launched in the fourth quarter of 2020.

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Pear is building a robust IP portfolio. Pear regularly applies for patents, copyrights, and trademarks throughout the development and iteration of its products, and also judiciously maintains trade secrets. Pear protects the iterations of its proprietary technology that are commercially important to its business by filing, maintaining, and, if necessary, defending patent rights, whether developed internally or licensed from third parties. We also rely on copyright, including registrations for product source code, graphic user interfaces and other content, as well as on trademarks. Finally, Pear maintains trade secrets relating to its proprietary PDT product development platform to enable Pear to strengthen its leadership position in the PDT industry over the long-term.

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Pear has a diverse and scalable management team that is pioneering the PDT space. The discovery, development, and commercialization of PDTs as a new healthcare delivery system requires both a breadth and depth of experience. Our cross-disciplinary and cross-functional team of experts collectively synthesizes years of experience in medicine, biotech, technology, and data science. This breadth and depth of experience has enabled Pear to forge new pathways within the healthcare industry.

Our Commercialization Strategy

With three FDA-authorized products on the market, and a deep and broad pipeline of product candidates, Pear is currently at a commercial inflection point. Additionally, the PDT category continues to expand with three other companies recently receiving marketing authorization. There is strong momentum in the industry, and we believe our commercialization platform has the potential to set us up as the one-stop shop for PDTs.

We are pioneering PDT commercialization

By developing PDTs as a new class of medicines, Pear pioneers innovative approaches for its commercialization. Pear’s commercialization strategy attempts to combine the most effective features of the commercialization methodologies of both tech and life sciences companies to create a scalable yet capital-efficient PDT commercialization model.

Pear deploys two distinct commercialization models. First, to capture the most effective features of traditional life sciences commercialization methodologies, Pear utilizes a conventional sales-enabled approach focused on targeting large, multi-specialty health systems. Second, to capture the most effective features of traditional tech commercialization methodologies, Pear utilizes a virtual care platform to directly engage with clinicians and patients.

Pear’s platform enables the collection of data characterizing patient engagement and progress during treatment with PDTs. This data collection capability appeals to clinicians and payors who seek to track treatment progress. Pear’s centralized PDT platform is configured to provide robust data that describes patient treatment progress to clinicians and payors, thereby providing these stakeholders with insights that have the potential to improve clinical outcomes and lower costs. Clinicians can use the insights provided by Pear’s platform to enable the clinician to support a patient’s course of treatment outside of routine office visits, and during periods when the patient may be experiencing increased challenges with treatment adherence. Similarly, payors can use the data provided by Pear’s platform to supplement their understanding of population-level treatment outcomes, and to adjust access to PDTs accordingly. As a result, Pear’s PDT platform serves as an enterprise sales tool for stakeholders looking to monitor and improve the clinical outcomes of patients through data collection and analysis.

We are building patient, clinician, and payor awareness

As the pioneer in PDTs, Pear is built to educate all participants of care delivery, including patients, clinicians and payors, about a new class of medicines. To inform and educate the public about PDTs, Pear has built and deployed sales, marketing, patient and clinician services, and medical affairs teams. These PDT specialists are dedicated to educating patients, clinicians, payors, and other stakeholders about PDTs.

As a result of the efforts of our PDT specialists, PDTs are increasingly recognized as a treatment option by the medical community as evidenced by the increasing number of clinicians prescribing PDTs and the increasing number of PDT prescriptions being written. To date, Pear has educated more than 800 clinicians that have collectively written prescriptions for one or more of Pear’s three FDA-authorized products, and we expect that number will grow significantly over time. Once introduced to PDTs, those clinicians are equipped to provide valuable education and guidance to patients and other clinicians regarding how the use of PDTs.

We are creating access to PDTs by establishing reimbursement pathways

The Pear team is actively working to establish reimbursement pathways for PDTs, and we believe that as a result of these efforts, payors are increasingly providing their members with access to PDTs. To date, Pear has 15 payors across more than 20 million covered lives that provide access to its PDTs. reSET and reSET-O are currently covered as pharmacy benefits, medical benefits, and/or via direct purchase transactions. In an effort to onboard additional payors, Pear engages directly with payors to establish coding, coverage, and payment pathways for its PDTs and the PDT category as a whole. Pear is also exploring innovative contracting models with payors that utilize the strong correlation between patient engagement with PDTs and the resulting clinical and economic benefits. We believe that these continued payor engagement efforts will result in reimbursement for PDTs by both commercial and public payors in the United States, including, but not limited to, self-insured employers, PBMs, health plans, IDNs, and public payors, including Medicaid and Medicare.

In addition to pursuing traditional payor reimbursement of PDTs, Pear also offers a PEAR Assistance Program (“PAP”) to ensure that eligible, underserved patients living with SUD or OUD have access to reSET and reSET-O. PAP is designed for SUD or OUD patients who are being treated by a licensed US clinician on an outpatient basis and have been prescribed a PDT. PAP-qualifying patients have limited or no health insurance coverage, a demonstrated qualifying financial need, and live within the United States. Patients enrolled in PAP generate additional real world and HEOR data that may be used to support the utilization and coverage of Pear’s products.

We are building end-to-end infrastructure that provides ease of use to clinicians

To enable a high degree of accessibility to PDTs for clinicians, Pear has developed and deployed a patient service platform, called PearConnect™, designed to be a convenient one-stop shop for PDTs. PearConnect features four distinct system components, consisting of PDTs for patient use, the Pear MD Clinician Dashboard, an end-to-end patient service center, and a data analytics system configured to aggregate patient engagement, adherence, and clinical outcome data for insight generation. These components of PearConnect are intentionally designed to improve accessibility to Pear’s PDTs. PearConnect also incorporates various data privacy and security features to support the protection, quality, and integrity of each component of our platform, including the data that is processed and stored by the platform. Each component plays a meaningful role in ongoing and product evolution and performance, building Pear’s PDT marketplace, and enabling clinicians and payors to assess the value of each PDT on a population and individual level.

The Pear MD Clinician Dashboard displays icons representing multiple different PDTs to a viewing clinician. Via the Pear MD Clinician Dashboard, clinicians are able to learn about the PDTs offered and prescribe them to patients. Clinicians are able to gain valuable, timely insights into their patients’ progress over the course of a PDT prescription through the Pear MD Clinician Dashboard based on engagement, adherence, and clinical outcome data gathered and analyzed by the analytics component of the platform. If clinicians and payors deem initial PDT prescriptions a success as supported by this collected and displayed health economic data, we can easily add any new PDT products to existing agreements with clinicians and to the Pear MD Clinician Dashboard.

Pear’s end-to-end patient service center provides support to patients that have been prescribed PDTs, which includes informational and technical support regarding use of the PDT and the virtual care platform. The service makes it easier for clinicians to introduce new patients to PDTs and to Pear’s platform.

The data analytics component of PearConnect collects patient engagement, adherence, and clinical outcome data, and generates insights based on this data. The insights generated by the data analytics component of PearConnect can be accessed by clinicians via the Pear MD Clinician Dashboard to inform clinicians of their patients’ progress over the course of a PDT prescription. The insights generated by the data analytics can also be used by us to incrementally evolve individual PDTs to better serve patients, and we believe will ultimately generate improved clinical outcomes.

We are able to demonstrate the value of our PDTs with HEOR data generated based on commercial patients

Pear’s commercial infrastructure allows for the analysis of patients’ healthcare claims data pre-, during, and post-use of Pear’s PDTs. Based on these robust analytics, Pear is able to gain insight into PDT utilization across patient groups, and to understand how use of its PDTs correlates with clinical outcomes. Data-derived insights support collaboration with clinicians, coverage and reimbursement by payors, and product enhancements.

Discovery Strategy and Development Platform

Developing an entirely new class of medicines led to Pear pioneering new approaches for the discovery and development of PDTs. We have invested in and created a model to progress from concept to market authorization, and we believe we have optimized that model to the point where it is now ready to scale.

Pear is pioneering clinical development. Our three approaches consist of: (i) an integrated virtual and decentralized clinical study platform, (ii) agile development as therapeutic candidates move through phases, and (iii) integrated health economic and real-world extension studies to facilitate regular and timely evidence generation.

First, Pear has designed and built its own integrated virtual and decentralized study platform. This technology facilitates a seamless experience for fully virtual and decentralized studies. Pear’s remote, real-world clinical study (“DREAM”) of Somryst is the first to utilize this platform, with recruitment, enrollment, consents, monitoring, and assessments all completed through digital and virtual means. Patients do not need to be present at a clinic or site for any step of the process. In addition to being more cost-effective, the speed of recruitment and enrollment is enhanced by facilitating fully automated screening and consenting, and by minimizing the number of patients requiring manual or direct human interaction.

Second, as Pear’s therapeutic candidates move from discovery and through subsequent stages of development, Pear iterates the product. If data indicate that adding additional modalities or mechanisms of action to the candidate is warranted, Pear is able to refine the PDT in between subsequent studies and re-evaluate the candidate in a variety of clinical study designs. We believe deploying this agile and adaptable framework to clinical development has the potential to increase not only speed but also the probability of success.

Third, as Pear conducts pre-market studies, health economic endpoints are integrated and real-world extension studies are built into development plans. Registrational and even earlier stage development studies having health economic or insurance claims endpoints have the potential to facilitate earlier insights to support payor engagement. Post-randomized studies and even post-market, Pear continues to generate clinical and economic data on every patient that uses a PDT whether it is a Pear PDT or a third-party PDT using the Pear platform. Adaptive real-world extension studies post-registration demonstrate generalizability from RCTs, and have the ability to demonstrate that RCT outcomes are consistent in real-world use and across various clinical settings and patient populations.

Our Commercial Products

reSET

reSET is the first PDT to receive FDA market authorization and is authorized in the United States and Singapore for the treatment of SUD in patients who are 18 years of age and older. reSET is the only FDA-authorized product indicated to treat addiction to alcohol, cannabis, cocaine, and stimulants (such as methamphetamines) as no pharmacotherapy or other FDA-approved treatments for this patient population exist. reSET is a 12-week prescription-only treatment for patients who are actively enrolled in outpatient therapy under the supervision of a clinician.

Disease Overview

Addiction is a disease of the brain that manifests as compulsive substance use, known as SUD. In the United States, the disease of addiction can be characterized as an epidemic, with more than 20 million Americans struggling with addiction based on 2019 data.

Each year, there are approximately 13,000 overdose deaths related to stimulant use, particularly methamphetamine, and approximately 16,000 deaths related to cocaine use. Since the 1970s, there has been a significant increase in mortality related to unintentional drug poisonings, growing at 7% per year. Unfortunately, the COVID-19 pandemic has only accelerated these trends. In 2020, there was an 18% increase in drug related overdose deaths and a 26% increase in overdoses involving cocaine.

Traditional medical guidelines recommend Cognitive Behavioral Therapy (“CBT”) and contingency management (“CM”) as best practices in treating SUD. However, there are multiple roadblocks that prevent a majority of SUD patients from ultimately receiving effective behavioral treatment, such as CBT and CM. CBT is largely conducted in outpatient settings, and is a time-intensive, location-dependent treatment methodology. This and the sheer quantity of SUD patients results in an insufficient number of trained therapists and facilities to meet demand. This results in SUD patients often receiving inconsistent treatment in inconvenient locations. Insufficient access to CBT can cause patients to drop out of therapy or not pursue therapy in the first place. Even when SUD patients are able to gain sufficient access to CBT, clinician education, training, and treatment paradigms vary. Documented discrepancies in CBT administration standards and protocols impede the ability of CBT to adequately and uniformly treat the wide range and quantity of SUD patients that require care. Furthermore, many patients may experience perceived or real stigma associated with physical attendance at CBT sessions. As a result of these many obstacles, only a fraction of SUD patients receive CBT treatment. For instance, in 2019, only 1.5% of SUD patients received formal treatment.

In addition to the challenges to initiating and completing a first round of SUD treatment, for many patients, addiction can be a lifelong battle that often involves multiple relapses. This constant and recurring need for treatment places additional burdens on SUD patients, particularly given the currently insufficient treatment options available. There remains a significant unmet need for accessible and effective SUD treatment options.

Our Solution

To bridge this gap between disease prevalence and treatment availability, Pear has an FDA-authorized PDT that has been clinically proven to help treat addiction and extend the reach of clinicians to patients during their recovery journey. reSET is authorized for the treatment of SUD in patients 18 years or older. reSET’s mechanism of action combines addiction-specific CBT, fluency training, contingency management, and craving and trigger assessment, all provided by Pear’s software-based application. It is intended to reduce substance abuse during treatment, eventually supporting discontinuance and recovery while simultaneously improving retention rates in the outpatient treatment program.

To begin treatment, the clinician prescribes the patient the PDT. The patient then downloads the software to a smart phone, tablet or VR headset, inputs their prescription access code and gets access to the PDT. The PDT includes three evidence-based treatments, each of which represent a distinct mechanism of action:

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The first is an addiction-specific form of cognitive behavioral therapy, called a community reinforcement approach (“CRA”), that moves patients from actively using a substance to reducing and ultimately discontinuing use. CRA is a form of treatment that integrates cognition and learning with treatment techniques. CRA is based on the insight that cognitive, emotional, and behavioral variables are functionally interrelated. Treatment is aimed at identifying and modifying the patient’s maladaptive thought processes and problematic behaviors through cognitive restructuring and behavioral techniques to achieve change. Disease-specific CRA targets the associated neurocircuitry for addiction, harnessing adaptive neuroplasticity. reSET is comprised of 61 interactive modules (31 core and 30 supplement modules). Core modules focus on key CRA concepts to build skills to support behavior change and prevent relapse. Supplemental modules provide more in-depth information on specific topics such as relationship skills and living with a disease.

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The second is fluency training, which assesses proficiency and reinforces concept mastery. Fluency training supports the ability of the patient to apply their learnings in moments of stress to facilitate their treatment and ultimate recovery.

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The third is contingency management, which is a positive reinforcement mechanism. CM induces a dopamine response directly competing with the negative response induced by substance use. It does this by rewarding healthy behaviors and key outcomes such as engagement in treatment and reduced substance use through a clinical algorithm.

CRA and fluency training strengthen affected neurocircuitry while CM induces dopamine in the nucleus accumbens repairing dysfunctional neurophysiology, driving engagement with CRA and treatment in a virtuous cycle. These integrated mechanisms of action drive patient engagement and target the pathophysiology of addiction to correct and restore neurofunction.

reSET also includes validated assessments including substance use, triggers, and cravings supporting interactive engagement and insights to the clinical care team. All of this information is shared with the clinical care team via the Pear MD Clinician Dashboard enabling the clinician and care team to derive insights to inform optimal patient care.

By integrating PDTs into the practice of medicine, the clinician and patient relationship may be strengthened, and data insights facilitate clinician extension for greater efficiency and effectiveness. reSET and reSET-O provide 24/7 anytime, anywhere treatment. As the patient undergoes therapy with reSET, the patient and clinician can continue to meet in person or virtually as part of their outgoing treatment therapy, and the clinician has easy access via the Pear MD Clinician Dashboard to monitor and adjust treatment. We believe the connectivity established through our PDTs is valuable to patients and clinicians.

Our Clinical Trial Data

Among patients with SUD (i.e. addiction to cocaine, cannabis, stimulants, and/or alcohol), RCT data demonstrated that adding the PDT to TAU more than doubled abstinence rates during the last month of the 12-week trial. Among all patients, adding a PDT to outpatient care improved retention rate compared to TAU (72.2% vs 63.5%) at the end of the 12-week trial. Treatment with the PDT did not demonstrate a significant difference in unanticipated adverse events compared to TAU.

Adult men and women (N=399) entering 10 outpatient addiction treatment programs were randomly assigned to receive 12 weeks of either TAU (N=193) or reduced treatment-as-usual (“rTAU”) plus the PDT, with the intervention substituting for about two hours of standard care per week (N=206).

TAU consisted of individual and group counseling at the participating programs for 4-6 hours per week. rTAU consisted of 2 hours less than TAU of aggregate individual and group counseling. The primary outcome measures were abstinence from drugs and heavy drinking (measured by twice-weekly urine drug screens and self-report) and time to dropout from treatment.

Those in the PDT+rTAU group had a higher retention rate of 76.2% compared to 63.2% in TAU and a greater abstinence rate in the last 4 weeks of 40.3% in the PDT+rTAU group relative to 17.6% in the TAU group. This effect was more pronounced among patients who had a positive urine drug or breath alcohol screen at study entry (N=192) with an abstinence rate in the last 4 weeks in the PDT+rTAU group of 16.1% compared to 3.2% of TAU.

reSET Pivotal Clinical Trial. Abstinence in TAU relative to rTAU + PDT.

reSET Pivotal Clinical Trial. Abstinence and Retention in TAU relative to rTAU + PDT.

Outcomes	TAU	rTAU+reSET	p-value
Abstinence: All patients	17.6%	40.3%	0.0004
Abstinence: Non-abstinent at study start	3.2%	16.1%	0.0013
Retention in treatment: All patients	63.2%	76.2%	0.0042

Overall safety was in-line with expectations and no significant difference was observed in the rate of adverse events between groups (p = 0.3563).

Evaluation of rTAU+PDT abstinence and retention compared to TAU.

	TAU	rTAU+PDT	p-value
Number of Adverse Events	29	37
% of Adverse Events	11.5%	14.5%	0.3563

Adverse events evaluated were typical of patients with SUD, including cardiovascular disease, GI events, depression, mania, suicidal behavior, suicidal thoughts and attempts. None of the adverse events in the interventional arm were adjudicated by the study investigators to be related to the PDT.

This RCT was reviewed by FDA and supported Pear’s FDA market authorization of reSET to treat patients with SUD to improve clinical outcomes.

Real World Evidence and Health Economic and Outcomes Research Data

Pear intends to publish reSET Real World Evidence (“RWE”) and HEOR data starting with a six-month duration.

reSET-O

reSET-O is the second PDT to receive FDA authorization and the first to receive breakthrough designation in the United States for the treatment of OUD in patients who are 18 years of age and older. reSET-O is a 12-week prescription-only treatment that is intended to increase retention of patients with OUD in outpatient treatment by providing CBT as an adjunct to outpatient treatment that includes transmucosal buprenorphine and CM. reSET-O is indicated only for patients who are currently under the supervision of a clinician.

Disease Overview

Opioid abuse in the United States has increased so dramatically and taken such a heavy toll on American lives over the past decade that, in 2017, the United States Department of Human Health Services declared the opioid epidemic a public health emergency. Approximately 1.6 million Americans suffer from OUD annually in the United States, and approximately 50,000 Americans die each year from opioid overdose. Every year, there are over 500,000 emergency room visits for opioid overdoses in the United States. Of those patients that are discharged from the emergency room following overdose, 24% are readmitted to the emergency room for additional emergency care within 30 days. As a result of these frequent emergency room visits, opioid overdoses are estimated to cost the United States $11 billion in hospital costs alone. A recent study evaluated the direct healthcare cost of 2,044,000 people with OUD to be $89.1 B with an average cost of $43,590 per patient per year. The cost of the current opioid crisis in the United States is estimated to exceed $700 billion to society.

The current standard of care for treating opioid addiction is medication-assisted treatment (“MAT”). MAT consists of the administration of medication, such as buprenorphine, in combination with counseling and behavioral therapy. Only a fraction of opioid-addicted patients, however, receive treatment. Similar to SUD patients, there are significant barriers to opioid-addicted patients receiving accessible and effective care. Many patients fail to receive care as a result of care inaccessibility, cost, or patient stigmatization. It is estimated that only 19% of opioid-addicted patients receive treatment each year. In addition, many opioid-addicted patients elect to rely solely on medication and reject counseling. For example, only 10% of opioid-addicted patients that are prescribed buprenorphine receive adjunct psychotherapy treatment. While reliance solely on the medication portion of the recommended treatment paradigm may provide a higher level of convenience for patients, adherence to only a portion of treatment decreases overall probability of success. Therefore, due to the current lack of effective treatment options for OUD, and the continually growing number of patients, there remains a significant unmet need in the fight against OUD.

Our Solution

To bridge this gap between disease prevalence and treatment, Pear has an FDA-authorized PDT that has been clinically proven to treat OUD and extend the reach of clinicians to patients during their recovery journey. reSET-O is authorized for use in combination with buprenorphine in the United States for the treatment of OUD in patients who are 18 years or older.

Similar to reSET, reSET-O is intended to increase retention of patients with OUD in outpatient treatment by providing the same behavioral treatments. This PDT is a 12-week treatment used as an adjunct to outpatient treatment, including transmucosal buprenorphine and CM. Patients using reSET-O are required to be under the supervision of a clinician.

reSET-O has three mechanisms of action consisting of addiction-specific CRA, fluency training, and CM. reSET-O has an additional function that supports the patient’s appropriate use of buprenorphine. This function includes reminders, assessments of use, non-use and reasons and beliefs. reSET-O also has additional content modules specific to OUD.

Similar to reSET, patients download reSET-O to their smart phone, tablet or VR headset for discreet, convenient access to therapy, interactive treatment, learning, and support. reSET-O lets patients practice what their clinicians taught them anytime, anywhere, and report daily triggers, cravings, and substance use so they feel more engaged and supported between appointments.

reSET-O also encourages patients with tangible rewards via its CM capabilities. These rewards can be managed by clinicians.

As the patient undergoes therapy with reSET-O, the patient and clinician continue to meet in person or virtually as part of their outgoing treatment therapy, and the clinician has real-time access via the Pear MD Clinician Dashboard to monitor and adjust treatment.

Our Clinical Trial Data

There have been multiple RCTs evaluating PDTs in patients with OUD in combination with MAT and Medications for Opioid Use Disorder (“MOUD”). These studies have been conducted across a variety of durations and clinical care models. The primary RCT that FDA reviewed to support marketing authorization of reSET-O is described below.

In summary, the clinical data demonstrated that adding reSET-O alongside outpatient treatment and buprenorphine use increased retention of patients with OUD by 14% at the end of the 12-week trial and reduced opioid use. Patients achieving no substance use by end of treatment was 75.9% in TAU + PDT group versus 60.6% in TAU-alone (p = 0.03). Patients in the TAU + PDT group had an 82.4% retention rate compared to 68.4% in the TAU group (p = 0.02). The observed adverse events were of a type and frequency as anticipated in a large population of patients with OUD or associated with buprenorphine pharmacotherapy, particularly during the induction phase. The adverse events observed were not adjudicated to be device-related.

A block-randomized, parallel, 12-week treatment trial was conducted with 170 opioid-dependent adult patients. Participants received an internet-based community reinforcement approach intervention plus CM (“CRA+”) and buprenorphine, or CM-alone plus buprenorphine.

•	All patients received 30 minutes of face-to-face clinician interaction every other week.

•	Patients provided urine samples three times per week to objectively monitor substance use.

•	Primary endpoints were:

•	retention in treatment, and

•	no substance use (during last four weeks).

Incorporation of a PDT increased retention and abstinence

	TAU + PDT	TAU	p-value
Retention	82.4%	68.4%	0.02
No Substance Use (last 4 weeks)	77.3%	62.1%	0.03

Among patients whose primary addiction was opioids, adding reSET-O to TAU had significantly greater odds of opioid abstinence during weeks 9-12 of the 12-week trial with abstinence rates (no opioids) at 77.3% for the TAU + reSET-O treatment group versus 62.1% for the TAU group (p = 0.02). Further, adding reSET-O to outpatient therapy buprenorphine increased retention of patients with OUD by 14% at the end of the 12-week trial, with retention found to be 82.4% in the TAU + reSET-O treatment group versus 68.4% in the TAU group (p = 0.02).

Overall safety was in line with expectations and no significant difference was observed in the rate of adverse events between groups (p = 0.42). The observed adverse events were of a type and frequency as anticipated in a large population of patients with OUD or associated with buprenorphine pharmacotherapy, particularly during the induction phase. The adverse events observed were not adjudicated to be device related.

Real World Evidence

Pear continues to generate RWE evaluating the use of reSET-O across prospective and commercial use. We plan to continue to publish and disseminate reSET-O real-world data.

For example, a published real-world analysis evaluated patient engagement, usage of reSET-O and associated outcomes of opioid use and treatment retention in those using buprenorphine MAT/MOUD. The results demonstrated that reSET-O is readily and broadly used by patients with OUD and that real-world therapeutic engagement is positively associated with abstinence and retention in treatment.

The real-world observational analysis was conducted in a population of 3,144 patients with OUD who were prescribed their first 12-week prescription for reSET-O. The patients came from 30 different states and represented a wide range of demographics (15.4% of individuals were between ages 19-29, 45.5% were between 30-39, 25% were between 40-49, 11.2% were between 50-59, and 2.9% were age 60 or older).

A summary of results are set forth below:

•	Patients in the 40-49 age range had highest level of “Active” days of treatment.

•	80% of patients completed at least 25% of core modules, 66% completed half of all core modules, and 49% completed all core modules across the entire cohort of patients.

•	Patients exhibited usage of reSET-O across a 24-hour period, including before and after clinic hours, at times when clinicians would not traditionally be available.

•	Over 70% of patients were retained in reSET-O treatment and continued to use their PDT during the last 4 weeks.

•	91% of the patients were “responders”, meaning 80% of their self-reports and urine drug screens (“UDS”) were negative for illicit opioid use.

•	Patient engagement on reSET-O was higher than other products as shown in the chart below.

Patient Engagement on reSET-O Compared to Other Products

(using the above-reference study for reSET-O)

Healthcare Economic & Outcomes Research

Pear continues to generate real-world evidence evaluating the use of reSET-O across prospective and commercial use.

Real-world data analyzing healthcare resource utilization up to six months after reSET-O initiation and showing real-world evidence of the economic value of reSET-O were published in a peer-reviewed journal. This retrospective claims study (10/01/2018-10/31/2019) evaluated healthcare resource utilization up to 6 months before/after reSET-O initiation—this equated to 351 patients with sufficient data in their claims history. 82% of these patients had Medicaid as their primary payer. Repeated-measures negative binomial models compared incidences of encounters/procedures and net change in costs was assessed. Results demonstrated a robust decrease in healthcare utilization categories in patients with OUD by $2,150 per patient. The savings from reSET-O use were due to fewer inpatient, intensive care unit, emergency department, and other clinical encounters, lowering net healthcare costs over six months, including a 62% reduction in inpatient hospital utilization and a 20% reduction in emergency department visits at six months. These data indicate a strong potential for the cost effectiveness of reSET-O and benefit to expanded use.

An economic analysis describing the cost-effectiveness of reSET-O entitled, “Economic Modeling of reSET-O, a Prescription Digital Therapeutic for Patients with Opioid Use Disorder,” was published in the peer-reviewed Journal of Medical Economics. This study concluded reSET-O plus TAU was cost effective versus TAU alone. In the study, adult patients with OUD diagnosis and treated with buprenorphine were identified from commercial and Medicare databases. The 12-week healthcare resource utilization (“HCRU”) costs for patients categorized as adherent and nonadherent to buprenorphine treatment were estimated and total 12-week costs included OUD treatment and other HCRU costs. The 12-week budget impact of reSET-O was modeled for a one-million-member healthcare plan.

An analysis entitled, “Cost-Effectiveness Analysis of a Prescription Digital Therapeutic for the Treatment of Opioid Use Disorder” was published in a peer-reviewed journal. Results showed that reSET-O plus TAU (i.e., transmucosal buprenorphine, face-to-face counseling and contingency management) decreased total healthcare costs and resulted in improved post-treatment quality-adjusted life year gains. In the study, a decision analytic model evaluated the cost-effectiveness of reSET-O relative to TAU alone over 12 weeks. Results of this model showed population-level gains in quality-adjusted life years at a lower cost with reSET-O treatment as compared to TAU alone. In addition to clinical value, these results support the cost-savings benefit of reSET-O as an adjunct to TAU.

Somryst

Somryst is the only non-drug FDA-authorized and guideline-recommended treatment for chronic insomnia in adults over 22 years of age. It is intended to improve patients’ symptoms of chronic insomnia. Somryst is the first PDT submitted through FDA’s traditional 510(k) pathway while simultaneously reviewed as part of FDA’s Software Precertification Pilot Program to help build and test FDA’s Digital Health Precertification Working Model 1.0. Somryst is a nine-week prescription-only treatment. Somryst has been the subject of 29 completed clinical studies and ongoing clinical studies.

Disease Overview

Insomnia is a sleep disorder that manifests as difficulty falling or remaining asleep. Insomnia can be a short-term (e.g., acute) or a long-term (e.g., chronic) condition. Chronic insomnia is classified as persistent insomnia that occurs at least three nights a week for a period of at least three months. Chronic insomnia is a relatively common medical condition in the United States, and is estimated to affect approximately 30 million Americans.

Chronic insomnia adversely affects many facets of a patient’s everyday quality of life, including social, occupational, and educational. These reductions in a patient’s daily quality of life can also give rise to more serious, and life-threatening medical conditions, including depression, suicidality, hypertension, and heart attacks. For example, in patients with chronic insomnia approximately 40% have depression and up to 35% have anxiety. Chronic insomnia also results in a plethora of more measurable detrimental consequences, including heavy costs and resource utilization strain on the healthcare system. For example, annual medical costs for patients diagnosed with insomnia are approximately 25% higher relative to those without insomnia.

Current options for the treatment of chronic insomnia are limited, and the available treatment options have thus far proven ineffective. The American Academy of Sleep Medicine and the American College of Physicians clinical guidelines recommend CBTi as the first-line treatment for patients suffering from chronic insomnia. However, CBTi is difficult to access, as less than 300 certified and licensed CBTi clinicians currently exist in the United States to treat a patient population of approximately 30 million.

Despite the clinical guidance recommending CBTi as the first-line treatment for chronic insomnia, over 50% of chronic insomnia patients do not seek CBTi treatment, but instead rely on the use of sleep medications (e.g., “sleeping pills”), such as Ambien (zolpidem). Because most available sleep medications are only recommended for short-term use, they are not recommended as a long-term solution to chronic insomnia. Long-term use of sleep medications can yield unwanted side-effects and result in serious, adverse health consequences. Further, utilization of sleep medications can result in reliance on the medication for sleep induction, rather than addressing the underlying condition, thereby perpetuating the chronic nature of the disease.

Our Solution

We believe Somryst addresses the limitations of current standard of care by treating the underlying factors without a label risk of dependence, inappropriate use, and adverse effects of pharmacotherapy. Somryst effectively delivers all three primary mechanism of actions provided by face-to-face CBTi (sleep restriction and consolidation, cognitive restructuring, and stimulus control), using Pear’s software-based PDT. By delivering CBTi digitally, barriers to people with chronic insomnia are reduced while receiving guideline-recommended treatment. The following is a brief description of each mechanism of action.

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Sleep restriction and consolidation reduces the time it takes to fall-to-sleep and reduces amount of wakefulness in the middle of the night by consolidating the patient’s sleep through an algorithm to direct the patient’s sleep-wake pattern.

•	Cognitive restructuring teaches patients to identify maladaptive thought patterns related to sleep circuits and replace and strengthen healthy neurocircuits.

•	Stimulus control teaches patients to identify behaviors, thoughts, and practices that increase arousal and limit sleep and then to correct those behaviors.

Patients are prescribed Somryst by their clinician. After downloading the PDT to a smart phone, tablet or VR headset, patients engage in fully digital, automated, and interactive exercises that move patients through the mechanisms of action to get better sleep. These interactive modules span a range of topics including properly tracking sleep patterns and identifying stimulants that may be harming sleep quality and restructuring maladaptive thoughts about sleep. Patients use Somryst for approximately 45-60 minutes weekly, over a period of 6-9 weeks. The content and interface encourages engagement, facilitates active learning, and promotes behavioral change, while the algorithm supports a tailored experience.

Our Clinical Trial Data

Somryst provides a clinician-facing dashboard that allows healthcare providers to track patient treatment and progress. The PearMD Clinician Dashboard displays information about patients’ use of Somryst, including the Insomnia Severity Index (“ISI”), the Patient Health Questionnaire 8 scores, and sleep metrics derived from nightly sleep diaries (“Sleep-Onset-Latency” or “SOL”) and Wakefulness-After-Sleep-Onset (“WASO”). The evidence base for Somryst is extensive and includes the following:

•	Somryst has been examined in an aggregate of 29 completed and ongoing studies. FDA submission and authorization was supported by two RCTs with an aggregate of more than 1,400 adults with chronic insomnia. The data from the RCTs showed a 45% decrease in the severity of insomnia symptoms, a 50% decrease in depression symptoms and nearly a 45% decrease in anxiety symptom. It has also demonstrated durable effect on insomnia, depression, and anxiety for up to 18 months.

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In a clinical trial of 303 patients with chronic insomnia (Study 1), those on treatment demonstrated clinically meaningful improvements in insomnia severity, SOL (time to fall asleep), and WASO (time awake at night) at the end of treatment, as well as at six and 12 months follow-up compared to active control. Results of the study were published in JAMA Psychiatry.

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In a separate study of 1,149 adult patients with chronic insomnia and depressive symptoms (Study 2), those on treatment for nine weeks saw a significant reduction in insomnia severity measurements compared to controls.

The majority of patients randomized to the Somryst arm no longer met clinical criteria for insomnia at the end of the nine-week treatment. Patients were examined at baseline, nine weeks, six months, 12 months and 18 months following treatment. At treatment end, the patients who received Somryst experienced a decrease in their mean ISI score to 7.3 from baseline of mean 15.9, while the control arm had a reduction to 13.2 from 16.2 baseline. In addition, the Somryst group had a reduction in depression severity to a mean score of 3.8 from an 8.0 baseline mean. The mean score decreased to 6.2 from a mean of 7.8 at baseline in control subjects. It was observed that the clinical improvements were maintained to 18 months post-treatment. Study data, published in Lancet Psychiatry, showed decreases in anxiety symptoms and suicidal ideation.

The Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition (“DSM-5”) makes no distinction between primary and comorbid insomnia. This previous distinction had been of questionable relevance in clinical practice and a diagnosis of insomnia is made if an individual meets the diagnostic criteria, despite any coexisting conditions. The International Classification of Sleep Disorders, Third Edition criteria are consistent with the changes to the DSM-5.

The DSM-5 defines insomnia as dissatisfaction with sleep quantity or quality, associated with one (or more) of the following symptoms:

•	Difficulty initiating sleep;

•	Difficulty maintaining sleep, characterized by frequent awakenings or problems returning to sleep after awakenings; and

•	Early-morning awakening with inability to return to sleep

Other criteria include the following:

•	The sleep disturbance causes clinically significant distress or impairments in social, occupational, educational, academic, behavioral, or other important areas of functioning;

•	The sleep difficulty occurs at least 3 nights per week;

•	The sleep difficulty is present for at least 3 months;

•	The sleep difficulty occurs despite adequate opportunity for sleep;

•	The insomnia cannot be explained by and does not occur exclusively during the course of another sleep-wake disorder;

•	The insomnia is not attributable to the physiological effects of a drug of abuse or medication; and

•	Coexisting mental disorders and medical conditions do not adequately explain the predominant complaint of insomnia

Somryst use led to a meaningful reduction in ISI as well as reduction SOL and WASO, as shown by the UVA and GoodNight Studies.

UVA Study: ISI Score Results

Proportion of ISI responders (reduction in ISI score > 7 from baseline)

Time of Assessment	Somryst Group	Control Group	p-value
End of Treatment Period (Week 9)	52.6%	16.9%	<0.0001
Month 6 Follow-Up	59.6%	35.7%	0.0002
Month 12 Follow-Up	69.7%	43.0%	<0.0001

GoodNight Study: ISI Score Results

Proportion of ISI responders (reduction in ISI score > 7 from baseline)

Time of Assessment	Somryst Group	Control Group	p-value
End of Treatment Period (Week 9)	62.8%	14.0%	<0.0001
Month 6 Follow-Up	56.2%	18.9%	<0.0001
Month 12 Follow-Up	59.3%	25.2%	<0.0001

Real World Evidence and Health Economics & Outcomes Research

Pear continues to generate RWE and HEOR data in patients with chronic insomnia.

A real world deployment with 7,414 patients who utilized Somryst evaluated the benefits and health outcomes. In the real-world experience, patients utilized the product for nine weeks, consisting of six treatment modules. Data were collected on the FDA-reviewed endpoint, ISI, patient reported outcomes, and over 300,000 sleep diaries. As shown in the figures below, ISI, SOL, and WASO scores saw meaningful decreases as patients progressed through the six treatment modules.

Patient Engagement, ISI Score, SOL and WASO by completed core of the 6 cores in Somryst.

Dynamic Evidence Generation

We believe that PDTs have an advantage over molecular therapeutics because data of product usage, patient-reported, and clinical outcomes of PDTs may be captured more rapidly. These data collected in studies as well as in commercial use facilitate regular evidence generation. Pear’s platform can facilitate linking healthcare resource utilization in the form of public and private insurance claims. Pear is able to rapidly scale evidence (clinical and health economic) and analyze across care-settings, specific populations, regions, and customers.

This evidence continuum is a key competitive advantage of Pear and its platform. Pear plans to continue to expand evidence for its PDTs in additional RCTs, RWE and health-economic evaluation to support continued product improvement, and to generate information for clinicians, and value for payors.

Our Development Pipeline

PDTs have the potential to treat many diverse diseases directly and enhance health outcomes for patients. We have 14 product candidates in our pipeline, including ten product candidates in psychiatry and neurology, our two initial areas of focus to support our self-commercialization strategy, and four candidates in other therapeutic areas as set forth below.

We are initially building a portfolio of psychiatry and then neurology-focused PDTs. We also have early stage programs in GI, oncology, and cardiovascular indications. Our near-term focus is to expand our leadership in psychiatry by developing PDTs for the treatment of Alcohol Use Disorder (“AUD”), depression, anxiety, and schizophrenia. These four additions have potential to help fill the need for additional treatment options and enhance the offering to mental and behavioral health clinicians and psychiatrists while supporting payors’ need to reduce morbidity and cost in these indications.

Additional details about our four key research and development projects in our pipeline are set forth below:

1)	Alcohol Use Disorder Product Candidate

•	Current Stage: POC

•	Patient Population: Alcohol Use Disorder

•	Product Candidate Number: PEAR-009

•	Description of Therapeutic Modality and Method of Action (“MoA”):

i.	Mobile Device

ii.	PEAR-009 is a multimodal PDT candidate that delivers digital CRA, Fluency Training, CM and Behavioral Activation and validated assessments to improve clinical outcomes of AUD

•	Expected Use: Alone (“monotherapy”) with potential for future combination (“combination therapy”)

•	Objective: To develop a PDT that could be used alone or in combination with another medication to treat patients with AUD

•	Current Status and Next Steps: This product candidate is at POC stage. Pear is currently evaluating data to determine the next steps.

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Risks and Uncertainties: There are limited therapies for AUD currently and no existing FDA-market authorized PDTs for AUD on the market. For example, it is uncertain that further clinical testing would support the safety and effectiveness of the product and its market authorization, or whether the product, if authorized, would be receive reimbursement from third party payors.

2)	Schizophrenia Product Candidate

•	Current Stage: POC

•	Patient Population: Psychotic Spectrum Disorders including patients with schizophrenia

•	Product Candidate Number: PEAR-004

•	Description of Therapeutic Modality and MoAs:

i.	Mobile Device

ii.

Pear-004 is a multimodal PDT candidate that delivers BA, cognitive restructuring, illness self-management, cognitive behavioral therapy, and validated assessments to improve clinical outcomes in patients with schizophrenia

•	Expected Use: Combination therapy with antipsychotics

•	Objective: To develop a PDT that could be used in combination with pharmacotherapy to treat patients with schizophrenia

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Current Status and Next Steps This product candidate has completed the POC stage and is ready for a potential pivotal randomized clinical trial to support potential FDA submission. Pear has development plans outlining specific types of studies and purposes, but the clinical trial planning has not commenced.

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Risks and Uncertainties: There are many failures of therapeutics while in development for schizophrenia and/or psychotic spectrum disorder. There are no existing FDA-market authorized PDTs for schizophrenia on the market.

3)	Anxiety Product Candidate

•	Current Stage: POC

•	Patient Population: Generalized Anxiety Disorder (“GAD”)

•	Product Candidate Number: PEAR-011

•	Description of Therapeutic Modality and MoAs:

i.	Mobile Device

ii.

PEAR-011 is a multimodal PDT candidate that delivers Panic Modulation (A digitized form of psychotherapy where the patient is instructed and learns to employ mechanisms of modulating their fear, anxiety or panic response to stimuli to desensitize them to future exposures to the inciting stimuli), BA, CBT, sleep hygiene and stimulus control plus medication management and validated assessments to improve clinical outcomes in patients with anxiety disorder

•	Expected Use: Potential for monotherapy and combination therapy

•	Objective: To develop a PDT that could be used alone and/or in combination with pharmacotherapy to treat patients with anxiety disorder

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Current Status and Next Steps: This product candidate is at the POC stage and is ready for a potential pivotal randomized clinical trial, which is the next step to support potential FDA submission. Pear has development plans outlining specific types of studies and purposes, but the clinical trial planning has not commenced.

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Risks and Uncertainties: There are many failures of therapeutics while in development for psychiatric diseases like Anxiety-Spectrum Disorders. There are no existing FDA-market authorized PDTs for anxiety on the market.

4)	Depression Product Candidate

•	Current Stage: Discovery

•	Patient Population: Major Depressive Disorder and additional Depression populations

•	Product Candidate Number: PEAR-015

•	Description of Therapeutic Modality and MoAs:

i.	Mobile Device

ii.

PEAR-015 is a multimodal PDT candidate that delivers CBT, BA with Ecologic Momentary Assessment (repeated sampling of a patient’s behaviors and experiences on which brief interventions by the software are delivered), sleep content plus medication and validated assessments to improve clinical outcomes in patients with depression

•	Expected Use: Potential for monotherapy and combination therapy

•	Objective: To develop a PDT that could be used alone and/or in combination with pharmacotherapy to treat patients with Depression

•

Current Status and Next Steps: This product candidate is at the Discovery stage. It will require clinical studies, and if promising, would then in the future be evaluated in a potential pivotal clinical trial to support potential FDA submission.

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Risks and Uncertainties: There are many failures of therapeutics while in development for psychiatric diseases like Depression. There are no existing FDA-market authorized PDTs for Depression on the market.

Development activities for product candidates have a number of risks and uncertainties. All therapeutic development activities have risk and probabilities of success that can vary by disease indication. In many of the disease areas Pear is developing product candidates there is a long history of failure. The areas of mental and behavioral health or neuropsychiatry, which is a primary focus for Pear, have had notable failures across biotech, pharma, and digital health. Each of Pear’s pipeline candidates have technical, clinical, regulatory, and commercial risk. See “Risk Factors—Risks Related to Pear’s Products— If the Company is not able to develop and release new products, or successful enhancements, new features and modifications to the Company’s existing products, the Company’s business, financial condition and results of operations could be materially and adversely affected” for more information on risks related to product development.

Additional specific risks and uncertainties also include but are not limited to:

•

each potential therapeutic must achieve levels of use by the patient in their disease population sufficient for the evidence-based treatment or mechanism of action to exert its behavioral and/or biologic effect. If levels of product use or engagement are not high enough a study may not be successful and a product candidate may not be viable;

•	even if patients do engage at sufficient levels, the proposed evidence-based treatment or scientific mechanism of action may not be effective in achieving the desired clinical outcome;

•

clinical trials may fail for numerous reasons including operational complexities, difficulty in measurement, challenges in enrollment, adverse events and safety events, poor endpoints, variabilities amongst sites, protocol deviations, and many others; and

•	the technology, such as algorithms or engineering, may fail.

Ongoing PDT discovery

There are two categories of PDT’s interventional mechanisms of action. The first is delivery of neurobehavioral interventions. These are scientific and evidence-based practices, many of which we know work from face-to-face delivery, and target affected disease-specific neurocircuitry. Examples include CBT, cognitive restructuring, behavioral activation, exposure therapy, and CM. The second category is dose-optimization. In diseases where pharmacotherapy exists, PDTs can be integrated with the molecular therapeutic to assess patient response and optimize medication dose and frequency. Use cases include titrating a medication to therapeutic effect, optimizing chronic dosing, tapering medication, and recommending dosing as needed when a disease exacerbation is occurring.

We believe utilizing both categories of interventional mechanisms of action will facilitate further pipeline expansion. Pear’s existing PDT candidates in neurologic diseases including epilepsy, pain, and multiple sclerosis, have potential to increase the patient populations and addressable markets.

Gastroenterology, cardiology, and oncology are particularly promising therapeutic areas. In oncology, combining dose-optimization of immuno-oncology drugs (which could target both solid or liquid tumors) with neurobehavioral mechanisms of action, multi-modal PDTs could optimize both the treatment of cancer directly and the behavioral disorders that often coincide with cancer treatment. For example, by utilizing labs, patient-reported outcomes, and sensor data, recommendations to refine the dosing and frequency of chemotherapeutic agents to reduce dose-limiting toxicities and maximize overall-survival can be integrated with CBTi for insomnia in patients undergoing treatment for cancer. Similar approaches may be deployed in GI and cardiovascular.

In addition, we will continue our strategic pursuit of enabling technologies, such as digital sensors, that may be used to enhance our products and product candidates.

We expect to significantly grow our pipeline through internal discovery efforts, in-licensing, and acquisition. We continue to seek to accumulate early-stage clinical assets and technologies for development. We believe our scalable infrastructure to discover, develop, and deliver these products to patients will allow us to be a partner of choice for development, regulatory, and commercial stage deals.

Competition

The pharmaceutical, biotechnology and digital health industries are characterized by rapidly advancing technologies, intense competition, and an emphasis on proprietary products. While Pear believes that Pear’s technology, development experience and scientific knowledge provide Pear with competitive advantages, Pear faces potential competition from many different sources, including large pharmaceutical and biotechnology companies, digital health companies, and academic institutions. To drive continual technology advantage, Pear seeks patent protection and establishes collaborative arrangements for the research, development, manufacturing and commercialization of evidence-based therapeutics. Any products that Pear successfully develops and commercializes will compete with new therapies that may become available in the future.

Pear competes in the segments of the pharmaceutical, biotechnology and other related markets that develop therapeutics as treatments, in particular treatments for addiction (reSET and reSET-O) and insomnia (Somryst). There are many other companies that have commercialized and/or are developing such treatments for addiction and insomnia including large pharmaceutical and biotechnology companies such as Alkermes and their product Vivitrol, Orexo and their product Zubsolv, Sandoz and their product Suboxone, Braeburn and their product Brixadi, Pfizer and their product Halcion, Merck and their product Belsomra, Sunovion and their product Lunesta and Sanofi and their product Ambien.

Pear’s competitors in the digital health space, with specific focus in addiction and insomnia have created non-regulated products, are not supported by randomized controlled trials to support treatment claims, such as Dynamicare, CBT4CBT and Orexo and their product Modia, and Big Health and their products Sleepio, Pzizz, and Calm.

Rather, Pear believes the competitive landscape is best understood by comparing the primary mechanism of action (behavioral support/intervention or improving medication adherence and tracking); to the business model for patient acquisition (apps marketed direct-to-consumer; tech-enabled healthcare services offered to members of health plans, most often those of self-insured employers; or regulated products prescribed by providers).

While some solutions have evolved to include elements of various mechanisms such as behavioral support, reminders for medication adherence, or remote monitoring and transmission of biometric data, in Pear’s view, each has a primary mechanism for affecting disease and a clearly defined model for acquiring patients or consumers.

To Pear’s knowledge, Pear’s reSET and reSET-O are the only FDA-authorized PDTs with a direct treatment-related claim for addiction, and Pear’s Somryst is the only FDA-authorized PDT with a direct treatment-related claim for chronic insomnia that can be prescribed by providers and reimbursed by insurance. This has required Pear to generate significant evidence to demonstrate safety, effectiveness, clinical outcomes and distinct impact on the total cost of care. While many early market entrants (in fact, nearly 360,000 health and wellness apps are now available in Apple’s App Store) are making marketing claims related to the ability to help treat addiction and insomnia, Pear believes the landscape will change dramatically when new solutions that can be prescribed by providers and covered by insurance become broadly available.

There are a number of companies in the prescription digital therapeutics space but none of these companies have commercialized an FDA-authorized prescription digital therapeutic to target addiction or insomnia at this time. Other than Pear, we are aware of 3 companies that have received FDA-authorization to make medical claims as prescription digital therapeutics. This includes Akili Interactive Labs and their product Endeavor for

ADHD, Mahana Therapeutics and their product Parallel for IBS and Nightware for patients with PTSD that are experiencing nightmares. Other companies of which Pear is aware in the space that have not received FDA-authorization and are not authorized to make medical claims but may pursue FDA-authorization in the future include: (i) Click Therapeutics in Depression, (ii) Better Therapeutics in Cardiometabolic, (iii) Cognoa in Autism, (iv) AppliedVR in Pain, (v) Orexo and GAIA AG in Depression, (vi) MedRhythms in Stroke, and (vii) Blue Note Therapeutics for Cancer Related Anxiety and Depression.

License Agreements

We have rights to use and exploit technologies disclosed in issued and pending patents and other therapeutic content under licenses and/or assignment agreements with other entities (collectively, “License Agreements”). We consider the commercial terms of these License Agreements, which provide for milestone and royalty payments, and their provisions regarding diligence, insurance, indemnification, and other similar matters, to be reasonable and customary for our industry.

The material License Agreements are those with The Invention Science Fund I, LLC (“ISF”), Red 5 Group, LLC (“Red 5”) and BeHealth Solutions, LLC (“BeHealth”).

ISF

We entered into a contribution and license agreement with ISF in February 2015, as amended on February 28, 2018 (the “ISF Agreement”), pursuant to which ISF grants the Company certain licenses under specified patent rights to develop and commercialize licensed products either independently and/or in combination with a drug for use in connection with the treatment of central nervous system disorders. The oldest patent in the family is expected to expire in 2028.

Under the terms of the ISF Agreement, we are required to pay a minimum annual royalty, capped at low-seven figures per year. From inception through June 30, 2021, we have paid ISF $1.6 million in minimum annual royalties and as of June 30, 2021 recorded annual minimum royalties payable of $0.5 million. The ISF Agreement also requires us to pay a royalty percentage in the low single digits on net sales of products covered by the in-licensed patents that do not include drugs. To date, no royalties have been paid on net sales of products covered by the in-licensed patents that do not include drugs. In addition, as to sales of products covered by the in-licensed patents that do include drugs, the ISF Agreement requires us to pay either (i) a royalty percentage on net sales in the low single digits or (ii) an annual fee based on net sales. To date, no royalties have been paid on net sales of products covered by the in-licensed patents that include drugs.

Under the ISF Agreement, ISF covenants that neither it nor any of its affiliates will sue, or assert any claim against (or cause any third party to sue or assert any claim against) us for infringement of any patent covered under the ISF Agreement with respect to our permitted use of such patents under the ISF Agreement (the “Covenant”).

In consideration of the Covenant granted to us in the ISF Agreement, the ISF Agreement requires us to pay an annual covenant fee (the “Covenant Fee”) in a variable amount ranging from mid-to-high five digits to a low-six figures per year through December 2030. Through June 30, 2021, we have paid ISF $0.2 million in annual Covenant Fees.

The ISF Agreement will terminate upon the expiration or invalidation of all of the patents subject to the license. Additionally, ISF may terminate the ISF Agreement upon certain breaches by us of the terms of the ISF Agreement, and we may terminate the ISF Agreement 90 days after providing written notice to ISF. The Covenant, and our related obligation to pay the annual Covenant Fee, may be terminated by us 30 days after providing written notice to ISF.

Red 5

In January 2015, we entered into a software license agreement with Red 5, and on March 21, 2018, the parties entered into an amended and restated software license agreement which was further amended on July 1, 2021 to clarify certain terms and increase the royalty rate by a de minimis amount (such agreement, as amended, “Amended Red 5 Group License”). Under the Amended Red 5 Group License, Red 5 grants us, inter alia, an exclusive (other than a limited reserved right for ongoing academic studies), worldwide, sublicensable, royalty-bearing license to develop and commercialize integrated products incorporating certain technology and documentation materials relating to the treatment of psychological and substance use disorders. Under the Amended Red 5 Group License, we agreed to use commercially reasonable efforts to develop integrated products in accordance with a development plan, to introduce any integrated products that gain regulatory approval into the commercial markets, to market integrated products that have gained regulatory approval following such introduction into the market, and to make integrated products that have gained regulatory approval reasonably available to the public.

In March 2018, the parties amended the original Red 5 agreement, and we subsequently paid an amendment fee in the high-six figures in consideration for expanding the scope of our exclusive license.

To the extent achieved, we are obligated to pay Red 5 up to an aggregate of $0.4 million if certain milestones related to product regulatory approval and commercial sales are achieved in respect to a software/drug combination, which we are not currently pursuing. Each such regulatory and sales milestone is payable only once.

The Amended Red 5 Group License also requires us to pay a single digit royalty percentage on net revenue from integrated products. Through June 30, 2021, we have recorded and paid $1.3 million in royalties to Red 5. We are also required to make annual maintenance fee payments capped at a sum in the low-six figures per year, creditable against future royalty and milestone payment obligations. From inception through June 30, 2021, we have recorded $0.5 million and have accrued annual maintenance fees as of June 30, 2021 of $0.5 million under the terms of the agreement. In addition, we have a credit in the mid-six figures against future royalty and milestone payment obligations.

The Amended Red 5 Group License will continue in perpetuity unless terminated in accordance with its terms, under which Red 5 may terminate the license upon certain breaches by us of the terms of the license, and we may terminate the license 60 days after providing written notice to Red 5.

BeHealth

We entered into an assignment, license and services agreement with BeHealth, effective March 24, 2018 (the “BeHealth Agreement”), which relates to software, documentation, and intellectual property rights in and to certain therapeutic content related to cognitive behavioral treatment for insomnia and other sleep disorders that BeHealth licensed from University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group (“UVA LVG”).

Under the terms of the BeHealth Agreement, we paid an initial up-front fee in the mid-six figures to BeHealth, and during the year ended December 31, 2019, we paid a milestone payment to BeHealth of $0.75 million upon the FDA’s acceptance of a filing seeking marketing authorization for Somryst that was recorded as a research and development expense in the consolidated statement of operations and comprehensive loss for the period then ended. During the year ended December 31, 2020, we paid a milestone payment to BeHealth of $0.75 million upon the FDA’s marketing authorization of Somryst. The milestone payment was capitalized in other long-term assets and amortized on a straight-line basis to cost of product revenue over the estimated useful life or ten years. Each such regulatory and sales milestone is payable only once, and no other milestone payment may become due and payable after March 24, 2028. Assuming that we meet the remaining commercial milestones, the

Company could be obligated to make payments of up to an additional $27.0 million in the aggregate upon achievement of various annual commercial milestones and a mid-to-high-single-digit percentage royalty on net sales to BeHealth.

Because the underlying license agreement (with exclusive rights relating to content and non-exclusive rights relating to the underlying platform) between BeHealth and UVA LVG was assigned to us, we owe a royalty percentage in the mid-single digits on net sales of integrated products to UVA LVG. We have the right to sublicense our rights under the assigned license agreement, and we will be required to pay a percentage of such sublicense income in the low-double digits to UVA LVG. We are required to make annual minimum royalty payments in the low-five figures to UVA LVG under the assigned license agreement, which payments are creditable against royalty payments on a year-by-year basis. Through June 30, 2021, we have recorded only de minimis royalties under the UVA LVG assigned license agreement and we have paid de minimis royalties, $1.5 million in milestone payments, and $0.5 million in other fees to BeHealth. We have a buyout option in the assigned license agreement under which we may pay UVA LVG a lump sum of $1.0 million in exchange for a perpetual royalty-free license in the field.

The underlying license from UVA LVG will continue in perpetuity unless terminated in accordance with the terms of the assigned license agreement, under which UVA LVG may terminate the license upon certain breaches by us of the terms of the license, and we may terminate the license at any time upon 30 days’ written notice to UVA LVG.

Intellectual Property

In addition to securing regulatory authorization for our PDTs, we make strategic use of various intellectual property regimes: patents; copyrights; trademarks; and trade secrets. We strive to protect and enhance the proprietary technology, inventions and improvements that are commercially important to the development of our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We also rely on copyrights (including copyright registrations for product source code), on trademarks, and on trade secrets relating to our proprietary PDT product development platform to develop, strengthen and maintain our proprietary position in the PDT field.

Our commercial success may depend in part on our ability to: obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business; defend and enforce our patents, copyrights, trademarks and other proprietary rights; preserve the confidentiality of our trade secrets; and operate without infringing the valid, enforceable patents and proprietary rights of third parties. Our ability to limit third parties from making, using, selling, offering to sell, or importing our products may depend on the extent to which we have rights under valid and enforceable licenses, patents, copyrights or trade secrets that cover these activities. In some cases, enforcement of these rights may depend on third-party licensors or co-owners. With respect to both company-owned and licensed intellectual property, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our commercial products.

Patent expiration dates noted below refer to statutory expiration dates and do not take into account any potential patent term adjustment or extension that may be available.

Solely Owned Patent Assets

We exclusively own eleven patent families directed to a variety of different aspects related to PDTs. One family is directed to ensuring data security in the treatment of diseases and disorders using digital therapeutics. One United States patent has issued in this family and will expire in 2038. A continuation patent application has been filed claiming the benefit of the allowed application, and, if granted, will expire in 2038. A Patent Cooperation Treaty application has been filed in this family, and national phase entry applications have been filed in Europe, Japan, Singapore, New Zealand, China, Israel, Canada, and Australia. Another family is directed to the optimization of buprenorphine induction. If granted, the patent(s) in this family would expire in 2039. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in June 2021. Another family is directed to the treatment of migraines. If granted, the patent(s) in this family would expire in 2040. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in August 2021. Another family is directed to treating depressive symptoms associated with multiple sclerosis. If granted, the patent(s) in this family would expire in 2040. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in October 2021. A Danish patent application is pending in this family, and, if granted, would expire in 2039. Another family is directed to clinical curation of crowdsourced data. If granted, the patent(s) in this family would expire in 2040. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in October 2021. Another family is directed to visualizing and modifying treatment of a patient utilizing digital therapeutics. If granted, the patent(s) in this family would expire in 2040. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in November 2021. Another family is directed to generating and administering digital therapeutic placebo and shams. A United States provisional patent application is pending. Any future patents granted in this family would have an expiration date in 2041.

Another family is directed to a display screen or portion thereof with an animated graphical user interface. A United States design patent has issued in this family and will expire in 2035. A European design has been registered in this family and will expire in 2024. Another family is directed to a display screen or portion thereof with a graphical user interface. A United States design patent has issued in this family and will expire in 2035. A European design has been registered in this family and will expire in 2024. Another family is directed to a display screen or portion thereof with an animated graphical user interface. A United States design patent has issued in this family and will expire in 2036. A European design has been registered in this family and will expire in 2024. Another family is directed to a graphical user interface. A European design has been registered in this family and will expire in 2024.

Jointly Owned Patent Assets

We jointly own two patent families directed to a variety of different aspects related to digital therapeutics. One family is directed to the treatment of depressive symptoms and disorders utilizing digital therapies. If granted, the patent(s) in this family would expire in 2040. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in October 2021. A Danish patent application is pending in this family, and, if granted, would expire in 2039. Another family is directed to treatment utilizing antipsychotics in combination with digital therapies. If granted, the patent(s) in this family would expire in 2039. A Patent Cooperation Treaty application has been filed in this family, and national phase entry applications have been filed in Europe, Japan, South Korea, Singapore, New Zealand, China, Israel, Canada, and Australia.

Licensed Patent Assets

As discussed above in “License Agreements - ISF”, we are the exclusive licensee within a broad field of use to a portfolio of patents directed to combinational drug and prescription digital therapy treatment. Nineteen United States patents have been allowed in this portfolio, the patents expiring between 2028 and, at the latest, 2036. Those patents encompass more than 550 granted claims directed to drug/software combinations and that may potentially cover aspects of current or future PDTs. Two United States patent applications are pending in this portfolio. If granted, one of the pending patent applications could expire as late as in 2036. As exclusive licensee, we play a pivotal role in the ongoing prosecution of this portfolio.

Registered Copyrights

In addition to our portfolio of utility and design patents, we hold copyright in each of our PDTs and pursue federal copyright registration where appropriate. We have registered copyright in the source code for each of our commercial products with the United States Copyright Office.

Registered Trademarks

Beyond patent and copyright protection, we also protect our valuable trademarks and associated brand recognition by registering trademarks with the United States Patent and Trademark Office. We own seven United States trademark registrations covering goods and services in multiple classes. Our federally registered trademarks are PEAR THERAPEUTICS, the Pear logo, RESET, RESET-O, and SOMRYST. Certain of our RESET and RESET-O trademark applications and registrations are the subject of ongoing opposition and cancellation proceedings, respectively.

Government Regulation

Insurance and Coverage

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Pear’s ability to successfully commercialize Pear’s product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. The availability of coverage and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford treatments. Sales of product candidates that Pear may identify will depend substantially, both domestically and abroad, on the extent to which the costs of Pear’s product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the product is approved by FDA or comparable foreign regulatory authorities. In the United States, a key decision-maker about reimbursement for new products is the CMS, an agency within the HHS. CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and several U.S. private payors tend to follow CMS to some degree.

In determining reimbursement, payors generally consider whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Each payor determines whether or not it will provide coverage for a treatment, what amount it will pay the manufacturer for the treatment, and on what tier of its formulary it will be placed. The position on a payor’s list of covered drugs, biological products, and medical devices, or formulary, generally determines the co-payment that a patient will need to make to obtain the therapy and can strongly influence the adoption of such therapy by patients and clinicians. Patients who are prescribed treatments for their conditions and clinicians prescribing such services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use Pear’s products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of Pear’s products. There may be significant delays in obtaining such coverage and reimbursement for newly authorized products, and coverage may be more limited than the purposes for which the product is authorized by FDA.

Healthcare Laws and Regulations

Pear is subject to applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the United States federal Anti-Kickback Statute and the United States federal False Claims Act, which may constrain the business or financial arrangements and relationships through which Pear sells, markets and distributes Pear’s products. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry (e.g., healthcare providers, clinicians and third-party payors), are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Pear also may be subject to patient information and privacy and security regulation by both the federal government and the states in which Pear conducts its business. The applicable federal and state healthcare laws and regulations that may affect Pear’s ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties. On December 2, 2020, the Office of Inspector General (“OIG”) published further modifications to the federal Anti-Kickback Statute. Under the final rules, OIG added safe harbor protections under the Anti-Kickback Statute for certain coordinated care and value-based arrangements among clinicians, providers, and others. This rule, with certain exceptions, became effective January 19, 2021. Implementation of this change is currently under review by the Biden administration and may be amended or repealed. Pear continues to evaluate what effect, if any, the rule will have on Pear’s business;

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the federal civil and criminal false claims laws and civil monetary penalty laws, such as the federal False Claims Act, which impose criminal and civil penalties and authorize civil whistleblower or qui tam actions, against individuals or entities for, among other things: knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. A person can be held liable under the federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery;

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the federal HIPAA which created new federal criminal statutes that prohibit a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates, independent contractors or agents of covered entities, that perform services for them that involve the creation, maintenance, receipt, use, or disclosure of, individually identifiable health information relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

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The United States federal transparency requirements under the ACA including the provision commonly referred to as the Physician Payments Sunshine Act, and its implementing regulations, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners; and

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

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Additionally, Pear is subject to state equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payor. Many states in the United States have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to Pear’s business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. Several states also impose other marketing restrictions or require medical device manufacturers to make marketing or price disclosures to the state, and may also require that medical device manufacturers, such as Pear, maintain licenses to manufacture and/or distribute products within their state. State laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if Pear fails to comply with an applicable state law requirement, Pear could be subject to penalties.

Data Privacy and Security Laws

Numerous federal and state laws and regulations govern the collection, use, disclosure, storage and transmission of personally identifiable information, including protected health information. These laws and regulations, including their interpretation by governmental agencies, are subject to frequent change and could have a negative impact on Pear’s business. In addition, in the future, industry requirements or guidance, contractual obligations, and/or legislation at both the federal and the state level may limit, forbid or regulate the use or transmission of health information outside of the United States.

These varying interpretations can create complex compliance issues for Pear and Pear’s partners and potentially expose Pear to additional expense, adverse publicity and liability, any of which could adversely affect Pear’s business.

Federal and state consumer protection laws are increasingly being applied by the FTC and states’ attorneys general to regulate the collection, use, storage and disclosure of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content.

The security measures that Pear and Pear’s third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect Pear’s facilities and systems from security breaches, ransomware acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Even though Pear provides for appropriate protections through Pear’s agreements with Pear’s third-party vendors, Pear still has limited control over their actions and practices. A breach of privacy or security of personally identifiable health information may result in an enforcement action, including criminal and civil liability, against us. Pear is not able to predict the extent of the impact such incidents may have on Pear’s business. Enforcement actions against Pear could be costly and could interrupt regular operations, which may adversely affect Pear’s business. While Pear has not received any notices of violation of the applicable privacy and data protection laws and we believe Pear is in compliance with such laws, there can be no assurance that Pear will not receive such notices in the future.

There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification, anonymization or pseudonymization of health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. Pear expects that there will continue to be new proposed and amended laws, regulations and industry standards concerning privacy, data protection and information security in the United States, such as the CCPA, which went into effect on January 1, 2020 and has been amended several times. Further, a new California privacy law, the CPRA, was passed by California voters on November 3, 2020. The CPRA will create additional obligations with respect to processing and storing personal information that are scheduled to take effect on January 1, 2023 (with certain provisions having retroactive effect to January 1, 2022). Additionally, a new Virginia privacy law, the VCDPA, was signed into law on March 2, 2021 and is also scheduled to take effect on January 1, 2023, and the Colorado Privacy Act (“CPA”) which was passed by the state legislature and is awaiting the governor’s signature, will take effect on July 1, 2023. The VCDPA and CPA will impose many similar obligations regarding the processing and storing of personal information as the CCPA and the CPRA. Other states in the Unites States also are considering omnibus privacy legislation, and industry organizations regularly adopt and advocate for new standards in these areas. While the CCPA, CPRA, CPA and VCDPA contain exceptions for certain activities involving protected health information already regulated under HIPAA, Pear cannot yet determine the impact the CCPA, CPRA, CPA, VCDPA or other such future laws, regulations and standards may have on Pear’s business.

Healthcare Legislative Reform

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact Pear’s ability to sell Pear’s products profitably. In particular, in 2010, the ACA was enacted, which contained a number of measures aimed at controlling healthcare costs.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and Pear expects there will be additional challenges and amendments to the ACA in the future. Additionally, the Trump administration issued various Executive Orders which eliminated cost-sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. Further, on December 20, 2019, President Trump signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repealed the Cadillac tax, the health insurance provider tax, and the medical device excise tax. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. Pear cannot predict what affect further changes to the ACA would have on Pear’s business, especially given the new administration.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional congressional action is taken. The CARES Act suspended the sequestration payment adjustment percentage of 2% applied to all Medicare Fee-for-Service claims from May 1, 2020 through December 31, 2020. The Consolidated Appropriations Act, 2021, extended the suspension period to March 31, 2021. An Act to Prevent Across-the-Board Direct Spending Cuts, and for Other Purposes, signed into law on April 14, 2021, extends the suspension period to December 31, 2021.

There has been increasing legislative and enforcement interest in the United States with respect to prescription-pricing practices. It is unclear what effect such legislative and enforcement interest may have on prescription devices. Further, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify the prior administration’s executive and administrative actions.

Pear expects that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that Pear received for any approved device, which could have an adverse effect on customers for Pear’s product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent Pear from being able to generate revenue, attain profitability or commercialize Pear’s products. Such reforms could have an adverse effect on anticipated revenue from product candidates that Pear may successfully develop and for which Pear may obtain regulatory approval and that may affect Pear’s overall financial condition and ability to develop product candidates. If Pear or any third parties Pear may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Pear or such third parties are not able to maintain regulatory compliance, Pear’s current or any future product candidates Pear may develop may lose any regulatory approval that may have been obtained and Pear may not achieve or sustain profitability.

FDA Regulation

United States

Pear’s products are medical devices subject to extensive and ongoing regulation by FDA under the Federal Food, Drug, and Cosmetic Act (“FD&C Act”) and its implementing regulations, as well as other federal and state regulatory bodies in the United States. The laws and regulations govern, among other things, product design and development, preclinical and clinical testing, manufacturing, packaging, labeling, storage, recordkeeping and reporting, clearance, authorization, or approval, marketing, distribution, promotion, import and export and post-marketing surveillance. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as issuance of warning letters, import detentions, civil monetary penalties, mandatory recalls, and/or judicial sanctions, such as product seizures, injunctions and criminal prosecution.

Generally, establishments that design and/or manufacture devices are required to register their establishments with the FDA. They also must provide the FDA with a list of the devices that they design and/or manufacture at their facilities.

The FDA enforces its requirements by market surveillance and periodic visits, both announced and unannounced, to inspect or re-inspect equipment, facilities, laboratories and processes to confirm regulatory compliance. These inspections may include the manufacturing facilities of subcontractors. Following an inspection, the FDA may issue a report, known as a Form 483, listing instances where the manufacturer has failed to comply with applicable regulations and/or procedures or, if observed violations are sufficiently severe and urgent, a warning letter. If the manufacturer does not adequately respond to a Form 483 or warning letter, the FDA make take enforcement action against the manufacturer or impose other sanctions or consequences, which may include:

•	cease and desist orders;

•	injunctions or consent decrees;

•	civil monetary penalties;

•	recall, detention or seizure of products;

•	operating restrictions, partial or total shutdown of production facilities;

•	refusal of or delay in granting requests for 510(k) clearance, de novo authorization, or premarket approval of new products or modified products;

•	withdrawing 510(k) clearances, de novo authorizations, or premarket approvals that are already granted;

•	refusal to grant export approval or export certificates for devices; and

•	criminal prosecution.

FDA’s Pre-market Clearance, Authorization and Approval Requirements

Each prescription digital therapeutic Pear seeks to commercially distribute in the United States will require either a prior de novo authorization, 510(k) clearance, unless it is exempt, or a Premarket Approval (PMA) from FDA under its medical device authorities. Generally, if a new device has a predicate that is already classified as Class II, FDA will allow that new device to be marketed under a 510(k) clearance. If there is no legally marketed predicate device and general controls alone or with special controls provide reasonable assurance of safety and effectiveness, FDA will allow the new device to be marketed under a de novo authorization; otherwise, a PMA is required. Medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the general controls of the FD&C Act, such as provisions that relate to: adulteration; misbranding; registration and listing; notification; records and reports; and good manufacturing practices. Class II devices are moderate risk. They are subject to general controls and may also be subject to special controls. Special controls include, for example, performance standards, post market surveillance, patient registries and guidance documents. Devices deemed by FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III. A Class III device cannot be marketed in the United States unless FDA approves the device after submission of a PMA. However, there are some Class III devices for which FDA has not yet called for a PMA. For these devices, the manufacturer must submit a pre-market notification and obtain 510(k) clearance in order to commercially distribute these devices. FDA can also impose sales, marketing or other restrictions on devices in order to assure that they are used in a safe and effective manner. There is no guarantee that a submission to FDA will result in a clearance, authorization, or approval. In addition, various review process and goals to which applications are currently subject are the result of Medical Device User Fee Act (“MDUFA”) IV, which expires after September 30, 2022; negotiations for enactment of a MDUFA V law and adoption of associated goals are ongoing.

While most Class I and some Class II devices may be marketed without prior FDA authorization, most other medical devices can be legally sold within the U.S. only if the FDA has: (i) approved a PMA application prior to marketing, generally applicable to most Class III devices; (ii) cleared the device in response to a 510(k) submission, generally applicable to some Class I and most Class II devices; or (iii) authorized the device to be marketed through the de novo classification process, generally applicable for novel Class I or II devices.

510(k) Clearance Pathway

Product marketing in the U.S. for most Class II and a limited number of Class I devices typically follows the 510(k) premarket notification pathway. When a 510(k) clearance is required, Pear must submit a pre-market notification to FDA demonstrating that Pear’s proposed device is substantially equivalent to a legally marketed device, referred to as a “predicate device.” A predicate device may be a previously 510(k) cleared device or a Class III device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for PMA applications, or a product previously placed in Class II or Class I through the de novo classification process. To demonstrate substantial equivalence, the manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or different technological characteristics and the information in the pre-market notification demonstrates that the device is equally safe and effective and does not raise different questions of safety and effectiveness as compared to the predicate device. FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If FDA determines that the device, or its intended use, is not substantially equivalent to a previously cleared device or use, FDA will place the device into Class III.

There are three types of 510(k)s: traditional, special and abbreviated. Special 510(k)s are for devices that are modified, and the modification needs a new 510(k) but does not affect the intended use or alter the fundamental scientific technology of the device. Abbreviated 510(k)s are for devices that conform to a recognized standard. FDA has a user fee goal to apply no more than 90 calendar review days to traditional and abbreviated 510(k) submissions. During the process, FDA may issue an Additional Information request, which stops the clock. The applicant has 180 days to respond. Therefore, the total review time could be up to 270 days. The special and abbreviated 510(k)s are intended to streamline review, and FDA intends to process special 510(k)s within 30 days of receipt, although it can take longer, if FDA has questions. There are no guarantees that FDA meet its goals, although it has agreed to try to meet its 90 calendar day decision goals in 95% of 510(k) submissions for FY 2022.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval or de novo classification. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance for the modified device, the agency may retroactively require the manufacturer to seek 510(k) clearance, de novo classification, or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance, de novo authorization, or PMA approval is obtained.

De Novo Classification

When it is determined there is no legally marketed predicate device, the de novo process provides a pathway to classify novel low- or moderate-risk medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness . Medical device types that FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The de novo classification procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the FDA Safety and Innovation Act of 2012 (“FDASIA”), a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) pre-market notification and received a determination from FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) pre-market notification to FDA and receiving a not substantially equivalent determination. Under FDASIA, FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. Devices that are classified into Class I or Class II through a de novo classification request may be marketed and used as predicates for future premarket notification 510(k) submissions.

FDA has a user fee goal to review a de novo request in 150 calendar review days (which FDA agreed to try and meet for 70% of De Novo submissions in FY 2022). During the process, FDA may issue an Additional Information request, which stops the clock. The applicant has 180 days to respond. Therefore, the total review time could be as long as 330 days.

Pre-market Approval Pathway

A Class III product not eligible for either 510(k) clearance or de novo classification must follow the PMA approval pathway. The PMA application process is generally more expensive, rigorous, lengthy, demanding, and uncertain than the 510(k) premarket notification or de novo process. A PMA application must be supported by extensive data, including but not limited to technical, preclinical, clinical trials, manufacturing, marketing history, design, controls, and labeling to demonstrate to FDA’s satisfaction reasonable assurance of safety and effectiveness of the device.

FDA may convene an advisory panel of experts from outside FDA to review and evaluate the application and provide recommendations to FDA as to the safety and effectiveness of the device. Although FDA is not bound by the advisory panel decision, the panel’s recommendations are important to FDA’s overall decision-making process. In addition, FDA may conduct a preapproval inspection of the manufacturing facility to ensure compliance with the Quality System Regulation (QSR), which imposes elaborate testing, control, documentation, and other quality assurance requirements. The agency also may inspect one or more clinical sites to assure compliance with FDA’s regulations.

FDA has a user fee goal to review a PMA in 180 calendar review days, if the submission does not require advisory committee input, or 320 review days if the submission does require advisory committee input. FDA has agreed to try to meet this goal in most cases for FY 2022, though it is not guaranteed. During the process, FDA may issue a major deficiency letter, which stops the review clock. The applicant has up to 180 days to respond. Therefore, the total review time could be up to 360 days, if the submission does not require advisory committee input, or 500 days if the submission does require advisory committee input.

Upon completion of the PMA review, FDA may: (i) approve the PMA which authorizes commercial marketing with specific prescribing information for one or more indications, which can be more limited than those originally sought and can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution; (ii) issue an approvable letter which indicates FDA’s belief that the PMA is approvable and states what additional information FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which FDA’s review clock is reset.

Even after approval of a PMA, a new PMA or PMA supplement may be required in the event of a modification to the device, its labeling or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

Breakthrough Devices

The Breakthrough Devices Program is a voluntary program intended to expedite the review, development, assessment and review of certain medical devices that provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating human diseases or conditions for which no approved or cleared treatment exists or that offer significant advantages over existing approved or cleared alternatives. Submissions for devices designated as Breakthrough Devices will receive priority review, meaning that the review of the submission is placed at the top of the appropriate review queue and receives additional review resources, as needed and available. Although Breakthrough Device designation or access to any other expedited program may expedite the development or clearance/authorization/approval process, it does not change the standards for clearance/authorization/approval. Designation for any expedited review procedure does not ensure that we will ultimately obtain regulatory clearance or approval for such product.

Clinical Trials

Clinical trials are almost always required to support a PMA, are often required for a de novo authorization, and are sometimes required for 510(k) clearance. Clinical trials may also be conducted or continued to satisfy post-approval requirements for devices with PMAs. In the United States, for significant risk devices, these trials require submission of an application for an investigational device exemption (“IDE”) to FDA prior to initiating clinical trials. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by FDA for a specific number of patients at specified study sites. A 30-day waiting period after the submission of each IDE is required prior to the commencement of clinical testing in humans. If the FDA disapproves the IDE within this 30-day period, the clinical trial proposed in the IDE may not begin. During the trial, the Sponsor must comply with FDA’s IDE requirements for investigator selection, trial monitoring, reporting and recordkeeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices and comply with all reporting and recordkeeping requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by FDA and the appropriate institutional review boards (IRBs) at the clinical trial sites. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety and welfare of human research subjects. A nonsignificant risk device does not require FDA approval of an IDE; however, the clinical trial must still be conducted in compliance with various requirements of FDA’s IDE regulations and be approved by an IRB at the clinical trials sites. FDA or the IRB at each site at which a clinical trial is being performed may withdraw approval of a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits or a failure to comply with FDA or IRB requirements. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and effectiveness of the device, may be equivocal or may otherwise not be sufficient to obtain approval, authorization, or clearance of the product.

Sponsors of applicable clinical trials of devices are required to register with www.clinicaltrials.gov, a public database of clinical trial information. Information related to the device, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the registration.

Although the QSR does not fully apply to investigational devices, the requirement for controls on design and development does apply. The sponsor also must manufacture the investigational device in conformity with the quality controls described in the IDE application and any conditions of IDE approval that the FDA may impose with respect to manufacturing.

Ongoing Regulation by FDA

Even after a device receives clearance, authorization, or approval and is placed on the market, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;

•

the QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing, design, development, distribution, and labeling process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;

•

medical device reporting regulations, which require that manufactures report to FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

•

corrections and removal reporting regulations, which require that manufactures report to FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FD&C Act that may present a risk to health; and

•	post market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

FDA regulations require manufacturers to register with FDA and to list the devices they market. Additionally, the California Department of Health Services (“CDHS”) requires manufacturers to register within the state. Following these registrations, FDA and CDHS inspect manufacturers on a routine basis for compliance with the QSR and applicable state regulations. These regulations require that Pear manufacture Pear’s products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. Other states might also require non-resident licenses concerning distribution of devices into their states. Pear is also subject to other federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices. Failure to comply with applicable regulatory requirements can result in enforcement action by FDA or state authorities, which may include any of the following sanctions:

•	warning or untitled letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications, voluntary or mandatory recall or seizure of Pear’s products;

•	operating restrictions, partial suspension or total shutdown of production;

•	delay in processing submissions or applications for new products or modifications to existing products;

•	withdrawing clearance, authorization, and/or approvals that have already been granted; and

•	criminal prosecution.

The medical device reporting laws and regulations require manufacturers to provide information to FDA when they receive or otherwise become aware of information that reasonably suggests their devices may have caused or contributed to a death or serious injury as well as a device malfunction that likely would cause or contribute to death or serious injury if the malfunction were to recur. Failure to properly identify reportable events or to file timely reports, as well as failure to address each of the observations to FDA’s satisfaction, can subject a manufacturer to warning letters, recalls, or other sanctions and penalties.

Advertising, marketing and promotional activities for devices are also subject to FDA and U.S. Federal Trade Commission (“FTC”) oversight and must comply with the statutory standards of the FD&C Act and the FDA’s implementing regulations, and the Federal Trade Commission Act and FTC’s implementing regulations. The FDA’s and FTC’s oversight authority review of marketing and promotional activities encompasses, but is not limited to, direct-to-consumer advertising, healthcare provider-directed advertising and promotion, sales representative communications to healthcare professionals, promotional programming and promotional activities involving electronic media. The FDA also regulates industry-sponsored scientific and educational activities that make representations regarding product safety or efficacy in a promotional context.

Manufacturers of medical devices are permitted to promote products solely for the uses and indications set forth in the approved or cleared product labeling, and all claims must be truthful, non-misleading, and adequately substantiated. In addition, although healthcare providers may use medical devices in an off-label manner in accordance with the practice of medicine, FDA prohibits marketed devices from being marketed for off-label uses and regulates the advertising of certain devices as well. FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution, including False Claims Act liability for products covered under the federal health care programs.

Finally, newly discovered or developed safety or effectiveness data may require changes to a marketed product’s labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or FDA’s policies may change, which could delay or prevent regulatory clearance or approval of Pear’s products under development.

Pear has three FDA-authorized products: reSET, reSET-O, and Somryst. Pear’s first product, reSET, obtained a de novo authorization as a Class II device. Pear’s second and third products, reSET-O and Somryst, obtained 510(k) clearance as Class II devices.

Our people, culture, and facilities

As of September 30, 2021, we had approximately 250 full-time employees: a dedicated, cross-functional team operating at the intersection of biology and software technology. None of our employees are represented by a collective bargaining agreement and we have never experienced a work stoppage. We believe our employee relations are good.

Pear seeks to attract, develop, and retain talented professionals from the healthcare and tech sectors. We utilize a pay-for-performance compensation structure that involves a combination of salary, bonus (which includes a personal component and a company component, the proportions of which are based on the level of the employee), and stock-based compensation awards. We also have a robust rewards and recognition program. We seek to develop all of our employees, which we refer to as Pearmates, with a learning and development program. We strive to stretch our highest potential employees by promoting from within where possible.

We lease our corporate headquarters in Boston, Massachusetts where we occupy approximately 18,000 square feet pursuant to a lease that expires in June 2028. We also lease approximately 17,000 square feet of office space in San Francisco, California pursuant to a lease that expires in July 2025 and approximately 7,700 square feet of office space in Raleigh, North Carolina pursuant to a lease that expires in June 2026. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Legal proceedings

We are not currently a party to any material legal proceedings. From time to time, we may become involved in other litigation or legal proceedings relating to claims arising from the ordinary course of business.

MANAGEMENT OF PEAR

Directors and Executive Officers

Pear’s current directors and executive officers are as follows:

Name	Age	Title
Corey McCann, M.D., Ph.D.	42	Chief Executive Officer, President and Director
Christopher D.T. Guiffre, J.D., M.B.A	53	Chief Financial Officer, Chief Operating Officer, Treasurer and Assistant Secretary
Erin K. Brenner	48	Chief Product Development Officer
Katherine Jeffery	54	Chief People Officer
Yuri Maricich, M.D., M.B.A	41	Chief Medical Officer & Head of Development
Ronan P. O’Brien, J.D.	49	General Counsel and Secretary
Julia Strandberg, M.B.A	46	Chief Commercial Officer
Jorge Gomez, M.B.A	54	Director
Zack Lynch	49	Director
Timothy Petersen	57	Director
Nancy Schlichting	66	Director
Andrew Schwab	50	Director
Elena Viboch	34	Director

Dr. Corey McCann, M.D., Ph.D., Chief Executive Officer, President and Director

Dr. McCann has served as the President and Chief Executive Officer of Pear since August 2013 and as the President of Pear Therapeutics Securities Corporation, a wholly-owned subsidiary of Pear, since December 2017. Dr. McCann has also served as a member of the board of directors of NOUS Imaging, Inc. a technology company focused on medical imaging software, since March 2020, as director of Eternia Group LLC since August 2011, and as a director of Eternia Group SRL since May 2021. Previously, Dr. McCann served on the board of Edumedics LLC (now known as SentryHealth), a health and wellness solutions technology company, from January 2013 through October 2019, and Resolute Bio, Inc., a biotechnology company developing peptide-based drugs for chronic metabolic and neurological disorders from June 2016 through June 2019. Dr. McCann received his B.S. degree in biology from The Pennsylvania State University, his M.D and Ph.D. from Washington University’s St. Louis School of Medicine and his Ph.D. in neuroscience from Harvard University. We believe Dr. McCann is qualified to serve as a director due to his extensive experience leading and developing Pear, as well as his technical knowledge.

Christopher Guiffre, Chief Financial Officer, Chief Operating Officer, Treasurer and Assistant Secretary

Mr. Guiffre has served as the Chief Financial Officer and Chief Operating Officer of Pear since December 2018 and as the Treasurer of Pear Therapeutics Securities Corporation, a wholly-owned subsidiary of Pear, since December 2018. From March 2015 through July 2017, Mr. Guiffre served as the President and Chief Executive Officer of Cerulean Pharma, Inc. (now known as Dare Bioscience, Inc.) (NASDAQ: DARE), a biopharmaceutical company. Mr. Guiffre received his B.S. degree in marketing from Babson College, his J.D. from Boston College Law School and M.B.A. from the Boston College Carroll School of Management.

Erin K. Brenner, Chief Product Development Officer

Ms. Brenner has served as the Chief Product Development Officer of Pear since June 2020 and previously served as Pear’s Vice President of Portfolio Management from January 2019 through June 2020, and as the Senior Director, Portfolio Management from July 2018 through January 2019. Ms. Brenner worked at GE Healthcare Inc. from 2004 to 2018, including leading the development of GE’s Senographe Pristina mammography platform, and from December 2016 through July 2018, she served as the Global Mammography Product Leader for GE Healthcare. She earned her B.A. in History from Middlebury College.

Katherine Jeffery, Chief People Officer

Ms. Jeffery has served as the Chief People Officer of Pear since June 2019. Prior to that, Ms. Jeffery served as the Vice President of People for Recurly, Inc., a subscription management software company, from January 2018 through June 2019; as a Human Resources Consultant and Leadership Coach for Next Level Resource Partners, a logistics management company, from October 2016 through January 2018, and as Vice President of Human Resources for Sportvision Inc., a broadcasting media company, from February 2011 through October 2016. Ms. Jeffery has also served as President of the board of directors of W.O.M.A.N. Inc. since June 2014, as a founding member of the Product Advisory Board of Twine’s CPOHQ since June 2020, and on the Advisory Board of Bennie, an employment benefits platform, since January 2021. Ms. Jeffery earned her B.A. degree in Liberal Arts with a concentration in Human Resources from DePaul University, and an M.S. in Communication with a concentration in Managerial Communication from Northwestern University.

Yuri Maricich, Chief Medical Officer & Head of Development

Dr. Maricich has served as Pear’s Chief Medical Officer and Head of Development since October 2017. Prior to that, from September 2014 through September 2017, Dr. Maricich served as the Vice President of Clinical Development of Pear. Dr. Maricich leads the Clinical/Regulatory/Quality and Medical Affairs group at Pear Therapeutics as the Chief Medical Officer and Head of Development. He leads and manages the development programs from Discovery/TPP stage, through Translational, Clinical Development, Regulatory submission and review as well as Medical Affairs. In addition to overseeing subsequent pipeline programs across a broad-spectrum of disease areas (such as CNS/neuroscience, cardiovascular, and oncology), he led reSET (1st prescription digital therapeutic), reSET-O (1st combination drug and software treatment), and Somryst (chronic insomnia) programs. Dr. Maricich is a licensed, board-certified physician, investor, clinical developer and strategist. His work is focused on improving patient health and our healthcare system. He has worked with and led successful teams and programs at Health & LifeScience/biotech (HLS) firms, including Corixa (acquired by GlaxoSmithKline), Xdynia (acquired by Cavion), Cavion (acquired by Jazz Pharmaceuticals), AWS, and Pear Therapeutics (1st FDA-cleared, clinically validated digital therapeutic to treat disease). He founded a digital health firm while a medical student that used AI and NLP to structure clinical data. Dr. Maricich is also the principal and owner of Maricich & Co., which he founded in June 2007, and a Partner at Asclepius Capital, an investment firm, since January 2012. Dr. Maricich received his B.S. in Pre-Professional/Pre-Med and Philosophy from the University of Notre Dame, his M.D. from the University of Washington and his M.B.A. from Harvard University.

Ronan P. O’Brien, General Counsel and Secretary

Mr. O’Brien has served as the General Counsel and Secretary of Pear since March 2018 and since December 2018, he has served as the Secretary of Pear Therapeutics Securities Corporation, a wholly-owned subsidiary of Pear. Previously, from September 2016 through February 2018, Mr. O’Brien served as the Vice President and Associate General Counsel for Selecta Biosciences, Inc., a clinical stage biotechnology company (NASDAQ: SELB) and from June 2014 through September 2016, he served as the Executive Director and Associate General Counsel for Cerulean Pharma Inc. (now known as Dare Bioscience, Inc.) (NASDAQ: DARE), a biopharmaceutical company. Mr. O’Brien received his B.A. degree in French Literature and English Literature as well as his J.D. from Boston University.

Julia M. Strandberg, Chief Commercial Officer

Ms. Strandberg has served as Pear’s Chief Commercial Officer since July 2019. Prior to her position at Pear, Ms. Strandberg served as the Senior Vice President of GHX, LLC from May 2019 through July 2019, as President of Edison Consulting LLC from February 2019 through May 2019, and as Vice President and General Manager of Health Informatics and Monitoring at Medtronic plc from January 2015 through January 2019. Ms. Strandberg received her B.S. in chemical engineering from Purdue University, and her M.B.A. from the University of Minnesota’s Carlson School of Management.

Jorge Gomez, Director

Mr. Gomez has been a member of the Pear board of directors since August 2021 and is the designee of the Sponsor to serve on the Post-Combination Company Board. Mr. Gomez has been the Executive Vice President and Chief Financial Officer of Dentsply Sirona, Inc. (Nasdaq: XRAY), a manufacturer of professional dental products and technologies, since August 2019. Mr. Gomez previously served as Chief Financial Officer of Cardinal Health, Inc. (NYSE: CAH), a multinational healthcare services company, from January 2018 to August 2019. At Cardinal Health, he was responsible for financial activities across the enterprise, including financial strategy, capital deployment, treasury, investor relations, tax, accounting and external reporting. From July 2015 to December 2017, he was Chief Financial Officer of Cardinal Health’s Medical segment and from February 2012 to June 2015, he was Chief Financial Officer of Cardinal Health’s Pharmaceutical segment. Prior to that, Mr. Gomez served as treasurer and corporate controller at Cardinal Health. Before joining Cardinal Health, Mr. Gomez held multiple executive and leadership roles at General Motors Company (NYSE: GM), including assignments in New York, Singapore, Belgium, and Brazil. He began his career with the Smurfit-Kappa Group plc. (OTCMKTS: SMFTF) in the company’s finance development program. Currently, he also serves on the Board of Directors for Xylem, Inc. (NYSE: XYL), a global water management company. Mr. Gomez earned a bachelor’s degree in Electrical Engineering from the National University of Colombia and a master’s degree in Business Administration from the University of Hartford. We believe Mr. Gomez is qualified to serve as a director due to his extensive global business experience and broad financial expertise, including financial and business strategy, tax strategy and planning, and capital deployment.

Zack Lynch, Director

Mr. Lynch has been a member of the Pear board of directors since December 2015. Since July 2015, Mr. Lynch has served as the Managing Partner of JAZZ Venture Partners, a venture capital firm that focuses on investments at the intersection of digital technology and life sciences. Mr. Lynch also currently serves on the board of various life sciences companies, including Thread Robotics Inc., a medical device and services company focusing on fertility care since June 2020; Swing Therapeutics, Inc., a company focused on creating digital therapeutics for people with chronic conditions since October 2019; and Pinpoint Predictive, Inc., a company that provides behavioral risk assessments using artificial intelligence designed for insurance companies since September 2018. Mr. Lynch has also served on the board of JobGet Inc., an online and mobile application based job platform since January 2021 and served on the board of Pymetrics, Inc., a company focused on utilizing artificial intelligence and behavioral science in hiring practices, from September 2016 to March 2018. Mr. Lynch is the founder and Chairperson of the Neurotechnology Industry Organization, a global trade association representing companies involved in neuroscience, brain research institutes and patient advocacy groups and the founder and curator of the Experiential Technology and NeuroGaming Conference and Expo. Mr. Lynch co-founded NeuroInsights, a market research and investment advisory firm that advises global organizations on the impact of neurotechnology on business, government and society, and developed the NASDAQ NeuroInsights Neurotech Index (Nasdaq: NERV), a stock tracking index for neuroscience companies. Mr. Lynch served on the advisory boards of the McGovern Institute for Brain Research at MIT, Center for Neuroeconomic Studies at Claremont Graduate University and the Center for Neuroscience and Society at the University of Pennsylvania. Mr. Lynch has a B.S. in Evolutionary Biology, B.S. in Environmental Science and an M.A. in Economic Geography, all from UCLA. We believe Mr. Lynch is qualified to serve as a director due to his scientific expertise and experience in the venture capital and life sciences industries.

Timothy Petersen, Director

Mr. Petersen has served as a member of our Board of Directors since January 2016. Since April 2002, Mr. Petersen has been employed by Arboretum Ventures, Inc. As a Managing Partner of Arboretum, his investments span a variety of healthcare sectors, including healthcare information technology, medical device and research instrumentation companies. Mr. Petersen has led investments and held board seats for Arboretum in more than fifteen companies, including HealthMedia Inc. (acquired by Johnson & Johnson (NYSE: JNJ)), Accuri

Cytometers Inc. (acquired by Becton Dickinson (NYSE: BDX)), IntelliCyt Corporation (acquired by Sartorius AG), Inogen Inc. (Nasdaq: INGN) and SI-Bone (Nasdaq: SIBN). Mr. Petersen currently serves on the boards of several private companies in addition to Pear. Mr. Petersen holds a B.A. degree in Economics from Williams College, an M.S. in Economics from the University of Wisconsin-Madison, and an M.B.A. from the Ross School of Business at the University of Michigan.

Nancy Schlichting, Director

Ms. Schlichting has been a director of Pear since January 2021. From June 2003 until January 2017, Ms. Schlichting served as the Chief Executive Officer of the Henry Ford Health System, where she helped lead a $4.7 billion integrated healthcare system. Ms. Schlichting has also served on the board of directors of Walgreens Boots Alliance, Inc. (Nasdaq: WBA) since 2006 and chairs its Compensation and Leadership Development Committee. Ms. Schlichting also served on the board of directors of the Duke University Health System since 2016, Encompass Health since 2018, and Hill-Rom Holdings, Inc. since 2017, where she also serves as the Chairperson of the Compensation and Management Development Committee. Ms. Schlichting also serves as the Trustee for a number of organizations, including The Kresge Foundation since 2003, and Duke University since 2018. In addition, Ms. Schlichting has served as a director and Vice Chair of the Detroit Symphony Orchestra since 2016. Ms. Schlichting earned her B.A. from Duke University and her M.B.A. from Cornell University in healthcare administration and accounting. We believe Ms. Schlichting is qualified to serve as a director due to her experience on the boards of major public companies in the pharmaceutical sector, as well as her vast experience in healthcare.

Andrew J. Schwab, Director

Mr. Schwab has served on the Pear board of directors since June 2014. Mr. Schwab has served as the co-Chief Executive Officer and as a member the board of directors of 5:01 Acquisition Corp. (Nasdaq: FVAM) since its inception in August 2020. Mr. Schwab is a Founding Partner and Managing Member of 5AM Venture Management, LLC and also a Managing Member of 5AM Partners IV, LLC and 5AM Opportunities I (GP), LLC, the general partner entities of major shareholders of Pear. Prior to founding 5AM Venture Management, LLC in 2002, Mr. Schwab was a Principal at Bay City Capital where he was involved with companies such as Cubist Pharmaceuticals, Inc., PTC Therapeutics, Inc., Symyx Technologies, Inc. and Syrrx, Inc. Previously, Mr. Schwab was Vice President of Business Development at Digital Gene Technologies, Inc. and a Vice President in the life science investment banking group of Montgomery Securities. At 5AM, he has led the firm’s investments in and served on the boards of Bird Rock Bio, Inc., BlueLight Therapeutics, Inc, Camp4 Therapeutics Corporation, Cleave Therapeutics, Inc., DVS Sciences, Inc. (which was acquired by Fluidigm Corporation), Escient Pharmaceuticals, Inc., Flexion Therapeutics, Inc. (Nasdaq: FLXN), Ikaria, Inc. (which was acquired by Mallinckrodt plc and spun-out Bellerophon Therapeutics, Inc. (Nasdaq: BLPH)), Ilypsa, Inc. (which was acquired by Amgen, Inc.), Miikana Therapeutics, Inc. (which was acquired by EntreMed, Inc.), Novome Biotechnologies, Inc., Panomics Inc. (which was acquired by Affymetrix, Inc.), Precision NanoSystems, Inc. (which was acquired by Danaher Corporation), Purigen Biosystems, Inc., Synosia Therapeutics Holding AG (which was acquired by Biotie Therapies Corp.), Rarecyte, Inc., The Assay Depot (d.b.a. Scientist.com), TMRW Life Sciences, Inc. and Viveve Medical, Inc. (Nasdaq: VIVE). Mr. Schwab also currently serves on the boards of trustees of the California Academy of Sciences and Davidson College. Mr. Schwab earned a B.S. degree with Honors in Genetics & Ethics from Davidson College. We believe Mr. Schwab is qualified to serve as a director due to his extensive experiences in management positions and on the boards of several life sciences companies.

Elena Viboch, Director

Ms. Viboch has served on the Pear board of directors since December 2020. Ms. Viboch is an Investment Director at SoftBank Investment Advisers, where she has focused on biotechnology and healthcare investments since February 2019. She has served on the board of directors of Karius, Inc. since June 2020, and currently serves as a board observer for multiple private companies. Prior to SoftBank Investment Advisers, Ms. Viboch served as Director of Corporate Development for NanoString Inc. (Nasdaq: NSTG) from February 2017 to January 2019, as Director, Business Development & Operations for Carmot Therapeutics from May 2016 to February 2017, and as Senior Manager, Corporate Development and Strategy for FLX Bio from May 2015 to April 2016. Prior to her corporate leadership roles, she was an investor at Kearny Venture Partners, where she managed a public biotechnology portfolio. Ms. Viboch received a B.A. degree with Honors in Economics from Swarthmore College, an M.S. in Biotechnology from Johns Hopkins University and an M.B.A. with Highest Honors from Harvard Business School.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PEAR

The following selected historical consolidated financial information for Pear set forth below should be read in conjunction with “Pear’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Pear’s historical consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus.

The selected historical consolidated financial information presented below for the years ended December 31, 2020 and 2019 have been derived from Pear’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The selected financial data as of June 30, 2021, and for the six months ended June 30, 2021 and 2020 have been derived from Pear’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Pear’s audited consolidated financial statements. In the opinion of Pear’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
(in thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Statement of Operations Data:
Total revenue	$1,577	$9,274	$9,384	$32,562
Total cost and operating expenses	44,677	38,281	86,028	64,165

Loss from operations	(43,100)	(29,007)	(76,644)	(31,603)
Other income (expenses):
Interest and other (expense) income, net	(2,044)	115	(1,767)	1,416
Change in estimated value of warrant liabilities	(5,397)	(20)	(795)	(1)
Loss on issuance of convertible preferred stock	(2,053)	—	(16,819)	—
Amortization of deferred gain on note payable	—	—	—	544
(Loss) gain on extinguishment of debt	—	(998)	(998)	20,310

Net loss	$(52,594)	$(29,910)	$(97,023)	$(9,334)

Loss on repurchase of convertible preferred stock	$—	$—	$(11,053)	$—

Net loss attributable to common shareholders	$(52,594)	$(29,910)	$(108,076)	$(9,334)

Net loss per share—basic and diluted	$(4.64)	$(2.00)	$(7.32)	$(0.63)

	June 30,	December 31,
	2021	2020	2019
(in thousands)	(Unaudited)	(Audited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$92,219	$110,900	$27,415
Working capital, net(1)	57,808	85,371	89,877
Total assets	111,363	132,366	109,692
Short-term debt, net(2)	26,654	26,345	4,444
Total liabilities	53,166	45,250	30,908
Convertible preferred stock	291,392	269,422	144,827
Total stockholders’ deficit	(233,195)	(182,306)	(66,043)
Statement of Cash Flows Data:
Net cash used in operating activities	$(43,866)	$(67,894)	$(36,596)

	June 30,	December 31,
	2021	2020	2019
(in thousands)	(Unaudited)	(Audited)	(Audited)
Net cash provided by (used in) investing activities	5,503	58,925	(40,563)
Net cash provided by financing activities	19,682	91,703	12,656

(1)	Working capital, net is defined as current assets less current liabilities.
(2)

Due to the substantial doubt about our ability to continue operating as a going concern and the material adverse change clause in the loan agreement with our lender, the amounts outstanding as of June 30, 2021 and December 31, 2020 have been classified as current in the consolidated financial statements. The lender has not invoked the material adverse change clause as of the date of issuance of these financial statements.

PEAR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Pear Therapeutics, Inc. and its consolidated subsidiary should be read together with Pear’s audited financial statements as of and for the years ended December 31, 2020 and 2019 and unaudited financial statements as of and for the six months ended June 30, 2021, together with the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section titled “Selected Historical Financial Information of Pear” and the pro forma financial information as of and for the six months ended June 30, 2021, included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. For purposes of this section, all references to “we,” “us,” “our,” “Pear” or the “Company” refer to Pear and its consolidated subsidiary.

Overview

Pear is a commercial-stage healthcare company pioneering a new class of software-based medicines, sometimes referred to as PDTs, which use software to treat diseases. Our vision is to advance healthcare through the widespread use of PDTs.

Recent global trends are converging to highlight a significant unmet need for new and innovative solutions for the treatment of diseases. We believe that our software-based, data-driven solutions are well suited to satisfy this growing unmet need for treatment of diseases, including addiction and insomnia. We believe that PDTs have the potential to become a cornerstone of the emerging digital health ecosystem and that PDTs are a transformative new generation of therapeutics.

Pear is one of the category creators and leaders of the PDT industry, as evidenced by being the first company to receive FDA market authorization for a PDT. Our marketed PDTs, reSET, reSET-O and Somryst, were among the first three PDTs authorized by the FDA and address psychiatric indications, an area with significant unmet need.

Two of Pear’s FDA-authorized PDTs are for the treatment of addiction, which currently affects more than 20 million people in the United States.

Pear’s first product, reSET, is indicated for the treatment of SUD as a monotherapy. To combat SUD, reSET works to enhance patient abstinence, improve patient treatment retention relative to human intervention-based alternatives, and extend clinicians’ reach outside of scheduled office visits. reSET’s mechanisms of action seek to directly modify addiction-related neurocircuitry and induce dopamine in the brain, a process with the potential to repair dysfunctional neurophysiology.

Pear’s second product, reSET-O, is the first PDT to receive FDA Breakthrough Designation and is FDA authorized for treatment of OUD in combination with buprenorphine. To combat OUD, reSET-O works alongside buprenorphine to reduce dependence on opioids, and, similar to reSET, to improve patient treatment adherence and extend clinicians’ reach outside of scheduled office visits.

Pear’s third product, Somryst, is for the treatment of chronic insomnia, which currently affects more than approximately 30 million people in the United States. Most available sleep medications are only recommended for short-term use due to their habit-forming side effects, and, as a result, are not a long-term solution to treat chronic insomnia. We believe that the lack of a convenient and effective solution for chronic insomnia represents a significant unmet medical need that Somryst can help address to reduce the occurrence of chronic insomnia.

Financial Highlights

Pear reported product revenues of $1.3 million for the six months ended June 30, 2021 compared to $39 thousand for the six months ended June 30, 2020, primarily due to an increase in sales of reSET and reSET-O as well as sales of Somryst, which we began selling in October 2020. Collaboration and license revenue was $0.2 million and $9.2 million for the six months ended June 30, 2021 and 2020, respectively. For the six months ended June 30, 2020, we recognized $9.2 million under an agreement that was subsequently terminated in March 2020 and under which no further revenue will be recognized.

Pear incurred a net loss of $52.6 million and $29.9 million for the six months ended June 30, 2021 and 2020, respectively, representing a period-over-period increased loss of 75.8%, primarily due to a $7.7 million decrease in revenues, $1.4 million increase in personnel-related expenses primarily related to new hires, $3.4 million increase in commercial marketing-related expenses, $1.9 million increase in professional fees, $1.8 million increase in interest expense related to the borrowing of $30.0 million under the Perceptive Credit Facility on June 30, 2020, $5.4 million increase related to the mark-to-market adjustment of the warrants liabilities, and a $2.1 million loss on the issuance of convertible preferred stock. In addition, in June 2020, the Company recorded a $1.0 million loss on extinguishment of debt. Pear’s increase in average headcount was driven primarily by its ramp-up in commercial personnel, for which its average headcount increased from an average of 48 people in the six months ended June 30, 2020, to an average of 80 people for the six months ended June 30, 2021.

Pear incurred a net loss of $97.0 million and $9.3 million for the years ended December 31, 2020 and 2019, respectively, primarily due to a 6.1% increase in its average headcount, $5.0 million of increased commercial and marketing expenses, $16.8 million loss on the issuance of convertible preferred stock and $1.0 million loss on the extinguishment of debt. Pear’s increase in average headcount was driven primarily by its ramp-up in commercial personnel, for which its average headcount increased from an average of 34 people in the year ended December 31, 2019 to an average of 68 people for the year ended December 31, 2020.

To date, we have funded our operations primarily with proceeds from sales of convertible preferred stock, payments received in connection with collaboration and license agreements and proceeds from borrowings under various credit facilities. We have received gross cash proceeds of $268.2 million from sales of our convertible preferred stock and currently have $30.0 million of debt outstanding under a credit facility. During the year ended December 31, 2020, the Company utilized $32.0 million of this funding to complete a tender offer to purchase common stock or securities convertible into common stock from certain employees, including our President & Chief Executive Officer, with tenure over four years, former employees and other stockholders in connection with the Series D-2 preferred stock offering.

Recent Developments

Business Combination and Public Company Costs

On June 21, 2021, Pear entered into a Business Combination Agreement with THMA and Merger Sub, pursuant to which Merger Sub will merge with and into Pear, with Pear surviving the Merger as a wholly-owned subsidiary of THMA, to be renamed Pear Holdings Corp and listed on Nasdaq under the symbol “PEAR”.

If the Business Combination closes, upon the consummation of the Business Combination, the Merger will be accounted for as a reverse recapitalization, whereby for accounting and financial reporting purposes, Pear will be the acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the consolidated financial statements of Pear in many respects. The shares of THMA remaining after redemptions, if any, of Public Shares and the unrestricted net cash and cash equivalents on the date the Business Combination is consummated will be accounted for as a capital infusion to Pear.

Upon consummation of the Business Combination, the most significant change in Pear’s future reported financial position and results is expected to be an estimated increase in cash (as compared to Pear’s balance sheet at June 30, 2021) of approximately $183.3 million, under the maximum redemption scenario, or $373.7 million, under the no redemption scenario. Total direct and incremental transaction costs are estimated at approximately $17.3 million. The Company has allocated transaction costs between the merger consideration shares and the Stockholder Earn Out Shares based on the relative fair value of the instruments. The transaction costs allocated to the merger consideration shares will be treated as a reduction of the cash proceeds and will be deducted from Pear’s additional paid-in capital. The transaction costs allocated to the Stockholder Earn Out Shares will be treated as a reduction of the cash proceeds and will be deducted from Pear’s retained earnings and reflected as an expense in the income statement as these expenses do not relate to the initial recapitalization. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Cash on hand after giving effect to the Merger will be used for general corporate purposes, including further commercialization of our existing products and advancement of our product development efforts. In addition, we may use certain of the proceeds in the future to expand outside the United States through the use of ex-U.S. partners who would commercialize specific products in specific regions.

As a consequence of the Business Combination, Pear will become the successor to a publicly traded and Nasdaq-listed company which will require Pear to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Pear expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Additionally, Pear expects its capital and operating expenditures will increase significantly in connection with ongoing activities as Pear:

•	increases its spending related to marketing, advertising, sales and distribution infrastructure for its existing and future products and services;

•	develops additional new products and enhancements to existing products;

•	obtains, maintains and improves its operational, financial and management performance;

•	hires additional personnel;

•	obtains, maintains, expands and protects its intellectual property portfolio; and

•	operates as a public company.

Impact of COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. Pear continues to closely monitor the impact of COVID-19. COVID-19 has had and continues to have an adverse impact on Pear’s business, operations, and the markets and communities in which it operates, particularly as a result of preventive and precautionary measures that Pear, other businesses, and governments are taking. Refer to “Risk Factors” included elsewhere in this proxy statement/prospectus for more information. Pear is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States. However, COVID-19 is not expected to result in any significant changes in costs going forward. Pear will continue to monitor the performance of its business and assess the impacts of COVID-19.

Factors Affecting Our Performance and Results of Operations

We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in “Risk Factors” section of this proxy statement/prospectus.

Product Revenue

To date, we have not generated significant product revenue from the sale of our three commercialized PDTs: reSET, reSET-O and Somryst. Through 2023, we expect to generate product revenue from the sale of our three FDA-authorized PDTs. Revenue from sales of our existing products is difficult to predict and is not expected to reduce Pear’s continued net losses resulting from our increasing sales and marketing efforts and research and development, or R&D, activities.

If our development efforts for our PDT product candidates are successful and result in regulatory marketing authorization, we may generate revenue in the future from product sales or payment from collaboration or license agreements that we may enter into with third parties or any combination thereof. We cannot predict if, when or to what extent we will generate revenue from the commercialization and sale of our product candidates. We may never succeed in obtaining regulatory approval for any of the product candidates that we currently have under development or potential future product candidates.

Product revenue from our existing three FDA-authorized PDTs, as well as potential future product candidates, is and will be impacted by the many factors, including the following four variables: patient and clinician adoption of PDTs, pricing, reimbursement and product mix.

Patient and Clinician Adoption of PDTs—To continue to grow our business, we will need to execute on our current business strategy of achieving and maintaining broad market acceptance of our PDTs by patients and physicians. Market acceptance and adoption of our PDTs depends on educating people with chronic conditions, as well as self-insured employers, commercial and government payors, health plans and physicians and other government entities, as to the distinct features, therapeutic benefits, cost savings, and other advantages of our PDTs as compared to competitive products or other currently available methodologies. If we are not successful in demonstrating to existing or potential patients and prescribers the benefits of our products, or if we are not able to achieve the support of patients, healthcare providers and payors for our products, our sales may decline, or we may fail to increase our revenue.

Pricing—In the future, we expect to grow the number of commercially available PDTs in our product portfolio, offering a broad range of PDTs spanning multiple price points. In the future, our PDTs may be subject to competition which may impact our pricing and in addition, our products may be subject to legislative prescription-pricing practices.

Reimbursement—To date, we have 15 organizations across over 20 million covered lives providing access to our three FDA-authorized products via listing on formulary, as a covered benefit, bulk purchase, or funding a study. Pear’s payor strategy focuses across all major payor channels, including employers, IDNs, PBMs, commercial payors, and government payors, including Medicaid and Medicare. We expect to increase our number of payors, and the pricing for such payors may vary as net prices for our products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and can be subject to customary discounts and rebates. In addition, some of our products may be subject to certain customer incentive programs. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability.

Product Mix—Sales of certain products have, or are expected to have, higher gross margins than others. As a result, our financial performance depends, in part, on the mix of products we sell during a given period.

Collaboration and License Revenue

We currently do not have collaboration and licensing agreements from which we would recognize significant collaboration and licensing revenue. Our historical collaboration and license revenue has primarily been generated through two collaboration and license agreements: the first with Sandoz, a division of the Novartis Group and the second with Novartis Institute of Biomedical Research (“NIBR”).

In October 2019, Sandoz terminated their collaboration and license agreement, or Sandoz Agreement, with Pear to commercialize our two lead products, reSET and reSET-O. In October 2019, we began our efforts to self-commercialize reSET and reSET-O. In addition, in June 2020, NIBR terminated their collaboration agreement with the Company, or the NIBR Agreement, related to our schizophrenia and multiple sclerosis product candidate development programs. We will not recognize any revenue under these agreements in the future.

If our development efforts for our PDT candidates are successful and results in regulatory marketing authorization or collaboration or license agreements with third parties, we may generate revenue in the future from collaboration or license agreements that we may enter into with third parties. We cannot predict if, when or to what extent we may enter into future licensing or collaboration agreements. Further, we may never succeed in obtaining regulatory approval for any of our product candidates that are currently under development.

Cost of Product Revenue

Cost of product revenue consists primarily of costs that are closely correlated or directly related to the delivery of the Company’s products, including pharmacy costs, royalties paid under license agreements related to our commercialized products, amortization of milestone payments capitalized related to commercialized products, hosting costs, contingency management and personnel-related costs, including salaries and bonuses, employee benefits and stock-based compensation attributable to employees in a particular function. Contingency management costs relate to clincally-validated rewards earned by patients as they complete treatment goals within our reSET and reSET-O. We expect the cost of product revenue to increase as we further commercialize our products and increase the volume of prescriptions filled.

Research and Development Expenses

We currently have three FDA-authorized products. We have four key product candidates in development, and we have incurred and will continue to incur significant R&D costs for their development and the development of our earlier stage product candidates. Developing PDTs requires a significant investment of resources over a prolonged period of time, and a core part of our strategy is to continue making sustained investments in this area. We have chosen to leverage our platform to initially focus on advancing our PDTs in the area of psychiatry. We expect our R&D expenses will increase substantially as we continue to invest in the development of our pipeline of product candidates, future clinical development activities and testing of our product candidates.

R&D expenses consist of costs incurred in performing R&D activities, which include:

•	expenses incurred in connection with the development of our pipeline of PDTs;

•	costs in connection with third-party licensing agreements, including development and regulatory milestones;

•	personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation for employees engaged in R&D functions;

•	cost of clinical trials;

•	expenses incurred in connection with the discovery and development of our PDTs, including under agreements with third parties, such as consultants;

•	expenses incurred under agreements with consultants who supplement our internal capabilities, including software development; and

•	facilities, depreciation and other expenses, which include direct and allocated expenses, such as rent and maintenance of facilities, insurance and other operating costs.

Our key R&D projects relate to our product candidates in the following psychiatry indications: Alcohol Use Disorder (“AUD”); Schizophrenia; Generalized Anxiety Disorder; and Depression.

•

our Schizophrenia product candidate is at a Pivotal stage of development, after completing Proof of concept stage, and is ready for a potential pivotal randomized clinical trial to support potential FDA submission;

•

our product candidates for AUD and Anxiety are in Proof of concept stage and are also ready for a potential pivotal randomized clinical trial, which is the next step to support potential FDA submission; and

•	our product candidate for Depression is in the Discovery stage and will require clinical studies to determine if it has potential to progress into later stages of development.

Development activities for our product candidates have a number of risks and uncertainties. All therapeutic development activities have risk and probabilities of success that can vary by disease indication. There are currently no existing FDA-market authorized PDTs for AUD, Schizophrenia, Anxiety or Depression on the market. In many of the disease areas that we are developing product candidates there is a long history of failure. The areas of mental and behavioral health or neuropsychiatry, which is a primary focus area, have had notable failures across biotech, pharma, and digital health. Each of our product candidates have technical, clinical, regulatory and commercial risk. See the section entitled “Risk Factors—Risks Relating to Pear’s Products” beginning on page 43.

We expense R&D costs as incurred and do not track the costs at a project level. Advance payments that we make for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. The prepaid amounts are expensed as the benefits are consumed. In the early phases of development, our R&D costs are often devoted to product platform and proof-of-concept studies that are not necessarily allocable to a specific product.

Selling, General and Administrative Expenses

Selling, general and administrative, or SG&A, expenses consist primarily of compensation for personnel, including stock-based compensation related to commercial, marketing, executive, finance and accounting, information technology, corporate and business development and human resource functions. Other SG&A expenses include marketing initiatives, market research and analysis, conferences and trade shows, travel expenses, professional services fees (including legal, patent, accounting, audit, tax and consulting fees), insurance costs, amortization of internal-use software, general corporate expenses and allocated facilities-related expenses, including rent and maintenance of facilities.

Pear expects SG&A expenses to continue to increase in absolute dollars as Pear increases potential customers’ awareness and its sales and marketing functions to support existing products and future product launches, yet undetermined date. In addition, the Company expects increased expenditures to expand its infrastructure to both drive and support the anticipated growth of the Company as well as additional expenses related to legal, accounting, information technology, investor and public relations, regulatory and tax-related services associated with maintaining compliance with Nasdaq and SEC requirements, director and officer insurance costs and other expenses associated with being a public company and implementing additional controls over financial reporting.

Interest and other income (expense), net

Interest expense includes interest due under the Perceptive Credit Facility (as defined below) and accretion of the debt discount on the Perceptive Credit Facility as well as the change in the fair value of our derivative liabilities that occurred during the period.

Interest income consists of interest earned on cash balances held in interest-bearing accounts. We expect that our interest income will fluctuate based on the timing and ability to raise additional funds as well as the amount of expenditures for our commercial products and R&D for our product candidates and ongoing business operations.

Loss on issuance of convertible preferred stock

In December 2020 and February 2021, the Company issued shares of Series D-1 and D-2 convertible preferred stock to investors. The shares are recorded at their estimated fair market value on the date of issuance. In connection with the Series D-1 preferred stock and D-2 preferred stock financing, the Company recorded a loss on the issuance of convertible preferred stock for the year ended December 31, 2020 and the six months ended June 30, 2021 of $16.8 million and $2.1 million, respectively, which represents the amount by which the estimated fair value of the shares exceeded the sale price.

Loss/gain on extinguishment of debt

In connection with the extinguishment of the SVB Term Loan (as defined below), in June 2020, we recorded a loss on extinguishment of debt of $1.0 million for the year ended December 31, 2020.

In September 2019, the Company received a termination notice from Sandoz, with whom it had a collaboration and license agreement and a $20.0 million collaboration note payable. In October 2019, Sandoz forgave the $20.0 million collaboration note payable, resulting in a gain on extinguishment of debt.

Income taxes

Deferred income taxes are provided for the effects of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We regularly assess the need to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Accordingly, we have recorded a valuation allowance of $40.3 million and $18.7 million, net operating loss carryforwards and R&D carryforwards, as of December 31, 2020 and 2019, respectively. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will not be realized. The future realization of deferred tax assets is subject to the existence of sufficient taxable income of the appropriate character (e.g., ordinary income or capital gain) as provided under the carryforward provisions of tax law. We consider the scheduled reversal of deferred tax liabilities (including the effect in available carryback and carryforward periods), future projected taxable income, including the character and jurisdiction of such income, and tax-planning strategies in making this assessment. Unrecognized tax benefits arise when the estimated benefit recorded in the financial statements differs from the amounts taken or expected to be taken in a tax return because of the considerations described above. As of December 31, 2019, December 31, 2020 and June 30, 2021, we had no unrecognized tax benefits.

Results of Operations

Six Months Ended June 30, 2021 and 2020 (unaudited)

The table and discussion below present the results for the periods indicated:

	Six Months Ended June 30,		$ Change	% Change
(dollars in thousands, except percentages)	2021	2020
Revenue:
Product revenue	$1,347	$39	$1,308	*
Collaboration and license revenue	230	9,235	(9,005)	(98%)

Total revenue	1,577	9,274	(7,697)	(83%)
Cost and operating expenses:
Cost of product revenue	1,465	914	551	60%
Research and development	15,367	15,420	(53)	—
Selling, general and administrative	27,845	21,947	5,898	27%

Total cost and operating expenses	44,677	38,281	6,396	17%
Loss from operations	(43,100)	(29,007)	(14,093)	49%
Other income (expenses):
Interest and other (expense) income, net	(2,044)	115	(2,159)	*
Change in estimated fair value of warrant liabilities	(5,397)	(20)	(5,377)	*
Loss on extinguishment of debt	—	(998)	998	*
Loss on issuance of convertible preferred stock	(2,053)	—	(2,053)	*

Total other (expense) income	(9,494)	(903)	(8,591)	*

Net loss	$(52,594)	$(29,910)	$(22,684)	76%

*	Percentage change not meaningful.

Product revenue—Product revenue for the six months ended June 30, 2021 was approximately $1.3 million. The increase is primarily driven by increased sales of reSET and reSET-O as well as sales of Somryst, which we began selling in October 2020.

Collaboration and license revenue—Collaboration and license revenue was $0.2 million for the six months ended June 30, 2021, compared to $9.2 million for the six months ended June 30, 2020. For the six months ended June 30, 2020, the Company recognized $9.2 million under the then collaboration agreement related to our schizophrenia and multiple sclerosis product candidate development programs with NIBR, which was terminated effective in June 2020. We will not recognize any revenue under this agreement in the future.

Cost of product revenue—Cost of product revenue for the six months ended June 30, 2021, was approximately $1.5 million, an increase of approximately $0.6 million compared to the prior year primarily due to increases in amortization of intellectual property, minimum royalties related to licensing agreements for commercialized products and hosting costs for our PDTs as well as increased personnel-related costs, directly attributable to employees in a particular function that directly supports the prescribed PDTs.

Research and development—R&D expenses were $15.4 million for the six months ended June 30, 2021 and 2020. The change is de minimis.

Selling, general and administrative—SG&A expenses were $27.8 million and $21.9 million for the six months ended June 30, 2021 and 2020, respectively. The increase of $5.9 million was primarily due to the following:

•	An increase of $3.4 million in marketing and advertising costs;

•	An increase of $2.3 million in consulting, legal, other professional service costs, software, and dues and subscriptions;

•

An increase of $2.2 million in personnel-related costs, including incentive-based compensation costs primarily due to the build-out of our patient service center, our market access team and our commercial sales force; and

•	A decrease of $2.2 million in third-party patient services center costs that reduced during the time period as we began to operate our own service center located in Raleigh, North Carolina.

Interest and other income (expense), net—Interest and other income (expense), net was an expense of $2.0 million for the six months ended June 30, 2021, as compared to income of $0.1 million for the six months ended June 30, 2020. The increase in interest expense was primarily related to $2.1 million of interest expense related to the borrowing of $30.0 million under the Perceptive Credit Facility on June 30, 2020, compared to $0.4 million of interest expense under the SVB Term Loan for the six months ended June 30, 2020. For the six months ended June 30, 2020, the Company had interest income of $0.5 million related to short-term investments and only de minimis interest income for the six months ended June 30, 2021.

Change in the estimated fair value of warrant liabilities—Change in the estimated fair value of warrant liabilities was $5.4 million, primarily related to the mark-to-market adjustment of the Series D-1 preferred stock warrants associated with the Perceptive Credit Facility of $5.1 million for the six months ended June 30, 2021, as compared to de minimis change for the six months ended June 30, 2020.

Loss on the extinguishment of debt—In June 2020, the Company paid the outstanding principal on the then outstanding SVB Term Loan prior to the maturity date resulting in a loss on extinguishment of debt of $1.0 million.

Loss on issuance of convertible preferred stock—In February 2021, the Company issued additional shares of Series D-1 convertible preferred stock. The shares are recorded at their estimated fair market value on the date of issuance. In connection with the Series D-1 convertible preferred stock, the Company recorded a loss of $2.1 million, which represents the amount by which the estimated fair value of the shares exceeded the sale price, net of issuance costs.

Income tax—We did not incur income tax expenses for the six months ended June 30, 2021 or 2020. Given our lack of prior earnings history, we have a full valuation allowance primarily related to our net operating loss and R&D credit carryforwards that we do not consider more likely than not to be realized.

Years ended December 31, 2020 and 2019

The table and discussion below present the results for the periods indicated:

	Year Ended December 31,		$ Change	% Change
(dollars in thousands, except percentages)	2020	2019
Revenue:
Product revenue	$149	$65	$84	*
Collaboration and license revenue	9,235	32,497	(23,262)	*

Total revenue	9,384	32,562	(23,178)	*
Cost and operating expenses:
Cost of product revenue	1,718	998	720	72%
Research and development	28,084	35,698	(7,614)	(21%)
Selling, general and administrative	56,226	27,469	28,757	105%

Total cost and operating expenses	86,028	64,165	21,863	34%
Loss from operations	(76,644)	(31,603)	(45,041)	143%
Other income (expenses):
Interest and other (expense) income, net	(2,562)	1,415	3,977	281%
Amortization of deferred gain on note payable to collaboration partner	—	544	(544)	*
Loss on issuance of convertible preferred stock	(16,819)	—	(16,819)	*
(Loss) gain on extinguishment of debt	(998)	20,310	(21,308)	*

Total other (expense) income	(20,379)	22,269	(42,648)	*

Net loss	$(97,023)	$(9,334)	$(87,689)	*

*	Percentage change not meaningful.

Product revenue—Product revenue for the year ended December 31, 2020, was $0.1 million, an increase of $84 thousand compared to the prior year. The increase is primarily driven by increased sales of reSET and reSET-O as well as a small number of sales of Somryst, which we began selling in October 2020.

Collaboration and license revenue—Collaboration and license revenue was $9.2 million for the year ended December 31, 2020, compared to $32.5 million for the year ended December 31, 2019. For the year ended December 31, 2020, we recognized $9.2 million in connection with the NIBR Agreement, which was terminated in June 2020.

In October 2019, Sandoz terminated the agreement to commercialize its two lead products, reSET and reSET-O and for the year ended December 31, 2019, the Company recognized $28.3 million under the then collaboration and license agreement with Sandoz.

In addition, for the year ended December 31, 2019, the Company recognized $4.2 million under the NIBR Agreement, which was terminated in June 2020.

See Note 8, Collaboration and License Agreements, to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Cost of product revenue—Cost of product revenue for the year ended December 31, 2020, was approximately $1.7 million, an increase of approximately $0.7 million, or 72%, compared to the prior year primarily due to a full year of commercial operations. In October 2019, the Company assumed sole responsibility to commercialize the Company’s PDTs, reSET and reSET-O. Thus, for the year ended December 31, 2019, minimal cost of product revenue was recognized as a collaboration agreement was in place with Sandoz, whereby they were responsible for the commercialization efforts of reSET and reSET-O and Pear was responsible for the continued development of the products and also supporting patient services.

Due to our increased commercialization efforts, we saw an increase in our pharmacy costs, minimum royalties related to licensing agreements for commercialized products and hosting costs for our PDTs. In addition, in November 2020, the Company launched Somryst, which further increased our cost of product revenue.

Research and development—R&D expenses were $28.1 million and $35.7 million for the years ended December 31, 2020 and 2019, respectively. The decrease of $7.6 million was primarily due to the following:

•

A decrease of $7.0 million as we started shifting our software development work from external to internal resources, reduced our reliance on outside consultants, reduced professional services and reduced recruiting fees offset by $2.1 million in increased personnel and related benefit costs;

•	A decrease of approximately $1.0 million on translational studies related to the NIBR Agreement, the costs of which were reimbursed under the agreement;

•	A decrease of $0.5 million in spending related to pipeline development and travel related to the uncertainty resulting from COVID-19; and

•	The year ended December 31, 2019, includes approximately $1.3 million for licensing fees and the achievement of a development milestone under a license agreement.

Selling, general and administrative—SG&A expenses were $56.2 million and $27.5 million for the years ended December 31, 2020 and 2019, respectively. The increase of $28.7 million was primarily due to the following:

•

An increase of $9.9 million in personnel-related costs, including incentive-based compensation costs primarily due to the build-out of our patient service center, a market access team and commercial sales force that resulted in an increase in sales and marketing team from 34 employees as of December 31, 2019 to 67 employees as of December 31, 2020;

•

An increase of $7.3 million of stock-based compensation related to the tender offer in connection with our Series D preferred stock offering representing the difference between the purchase price and the fair value of the common stock on the date of the sale;

•	An increase in market access and other related commercial activities of approximately $4.0 million;

•	An increase of approximately $5.0 million in marketing and advertising costs;

•	An increase of $2.7 million related to our patient service center in Raleigh, North Carolina; and

•	A decrease of $0.4 million in other related administrative costs.

Interest and other (expense) income, net—Interest and other income (expense), net was an expense of $2.6 million for the year ended December 31, 2020, as compared to income of $1.4 million for the year ended December 31, 2019. The increase in interest expense was primarily related to $2.0 million of interest related to the Perceptive Credit Facility that closed on June 30, 2020, compared to $0.3 million of interest under the SVB Term Loan for the year ended December 31, 2019. Interest expense and other (expense) income for the year ended December 31, 2020 also includes $0.3 million of the amortization of the deferred financing costs and accretion of the debt discount as well as $0.8 million related to the mark-to-market adjustment related to the Series D-1 preferred stock warrants associated with the Perceptive Credit Facility.

Amortization of deferred gain on note payable to collaboration partner—For the year ended December 31, 2019, the Company recognized $0.5 million in connection with the straight-line amortization of the deferred gain related to the note payable under the Sandoz Agreement. The Sandoz Agreement was terminated in October 2019, resulting in the balance of the deferred gain being recognized as a gain on the extinguishment of the debt.

Loss on issuance of convertible preferred stock—In December 2020, the Company issued shares of Series D-1 and D-2 convertible preferred stock. The shares are recorded at their estimated fair market value on the date of issuance. In connection with the Series D-1 and D-2 convertible preferred stock, the Company recorded a loss of $16.8 million, net of issuance costs, which represents the amount by which the estimated fair value of the shares exceeded the sale price.

See Note 10, Convertible Preferred Stock, to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Loss/gain on extinguishment of debt—In June 2020, the Company paid the outstanding principal on the SVB Term Loan prior to the maturity date resulting in a loss on extinguishment of debt of $1.0 million.

For the year ended December 31, 2019, the Company recorded a gain on the extinguishment of debt under the Sandoz Agreement, whereby Sandoz forgave the collaboration note payable of $20.0 million.

Income tax—We did not incur income tax expenses for the years ended December 31, 2020 or 2019. Given our lack of prior earnings history, we have a full valuation allowance primarily related to our net operating loss and R&D credit carryforwards that we do not consider more likely than not to be realized.

Liquidity and Capital Resources

Since its inception, Pear’s primary sources of capital have been proceeds from sales of convertible preferred stock, payments received in connection with collaboration agreements, and proceeds from borrowings under various credit facilities.

For the years ended December 31, 2020 and 2019, we incurred net operating losses of $97.0 million and $9.3 million, respectively. For the six months ended June 30, 2021 and 2020, we incurred net operating losses of $52.6 million and $29.9 million, respectively.

As of December 31, 2020 and 2019, we had an accumulated deficit of $182.8 million and $69.8 million, respectively. As of December 31, 2020 and 2019, we had outstanding debt of $26.3 million and $15.2 million, net of debt issuance costs and debt discount, respectively. Our cash flows may fluctuate and are difficult to forecast and will depend on many factors. As of December 31, 2020 and 2019, we had cash and cash equivalents of $110.9 million and $27.4 million, respectively.

As of June 30, 2021, we had an accumulated deficit of $235.4 million. As of June 30, 2021, we had $26.7 million outstanding under our credit facility, net of debt issuance costs and debt discount. Our cash flows may fluctuate and are difficult to forecast and will depend on many factors. As of June 30, 2021, we had cash, cash equivalents and investments of $98.7 million.

We have three commercial products: reSET, reSET-O and Somryst. The revenue from the sale of these products at the present time is not sufficient to cover the operating costs incurred. Our ability to achieve sufficient revenue to cover our costs is highly dependent on our PDTs achieving and maintaining broad market acceptance by patients and physicians and obtaining reimbursement from third-party payors. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future.

Through December 31, 2019, we received $136.2 million in gross cash proceeds from sales of preferred stock and gross proceeds of $15.0 million from borrowings under the SVB Term Loan. Through December 31, 2020, we have received $268.2 million in gross cash proceeds from sales of preferred stock and gross proceeds of $30.0 million from borrowings under a credit facility. During the year ended December 31, 2020, the Company utilized $32.0 million of this funding to complete a tender offer to purchase common stock or securities convertible into common stock from certain employees, including the President & Chief Executive Officer, with tenure over four years, former employees and other stockholders in connection with the Series D-2 preferred stock offering.

In February 2021, we raised an additional $20.0 million in gross proceeds from the sale and issuance of Series D-1 preferred stock.

During 2019, we had a term loan with Silicon Valley Bank, (the “SVB Term Loan”), which was extinguished in June 2020. In June 2020, we entered into a $50.0 million credit facility with Perceptive Credit Holdings III, L.P. (the “Perceptive Credit Facility”), as amended, which consists of a secured term loan facility in an aggregate amount of up to $50.0 million, which will be made available under the following three tranches: (i) Tranche 1—$30.0 million, available at the initial closing of the Perceptive Credit Facility; (ii) Tranche 2—$10.0 million available no later than December 31, 2021; and (iii) Tranche 3—$10.0 million, available no later than December 31, 2021, subject to the Company’s satisfaction of certain business and financial conditions described in the Perceptive Credit Facility.

The Perceptive Credit Facility bears interest through maturity at a variable rate based upon the one-month LIBOR rate plus 11.0%, subject to a LIBOR floor of 1.0%. As of June 30, 2021, the interest rate was 12.0%. The Company is required to make interest-only payments until May 31, 2024, after which point the Company will be required to make monthly payments of principal equal to 3.0% of the then-outstanding principal until maturity on June 30, 2025. If the Company prepays the loan prior to the maturity date, it will be required to pay a prepayment fee guaranteeing Perceptive a 1.5 times return on any prepaid amount. A change of control, which includes a new entity or group owning more than 35.0% of the Company’s voting stock, or prior to an initial public offering, the failure of the existing holders to own at least 35.0% of the Company’s voting stock, triggers a mandatory prepayment of the term loan. As of December 31, 2020 and June 30, 2021, there was $30.0 million outstanding under Tranche 1 of the credit facility.

Our primary uses of capital are, and we expect will continue to be for the near future, personnel costs, costs of development and commercialization of product candidates, legal, patent and other regulatory expenses and general overhead costs. We may also pursue acquisitions, investments, joint ventures and other strategic transactions.

We will need substantial additional funding to pursue our growth strategy and support continuing operations. Until such time as we can generate significant revenue to fund operations, we expect to use proceeds from the issuance of equity, debt financings or other capital transactions. We may be unable to increase our revenue, raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates and other strategic initiatives.

In the future, we will need to raise additional capital to pursue our growth strategy and support continuing operations. If sufficient funds on acceptable terms are not available when needed, we will be required to significantly reduce our operating expenses. As of June 30, 2021 and December 31, 2020, we concluded that this circumstance raises substantial doubt about our ability to continue as a going concern.

We are subject to various covenants related to the Perceptive Credit Facility and given the substantial doubt about our ability to continue as a going concern there is a risk that we may not meet our covenants in the future.

While Pear’s management believes the funds to be raised in the Merger will alleviate the conditions that raise substantial doubt, it is not expected that such doubt can be alleviated prior to the consummation of the Business Combination.

Cash and cash equivalents

Pear’s cash and cash equivalents balance as of June 30, 2021 was $92.2 million. Pear’s future capital requirements may vary from those currently planned and will depend on various factors, including the timing and extent of R&D spending and spending on other strategic business initiatives.

Liquidity Risks

We expect to incur substantial additional expenditures in the near term to support our ongoing activities, including as a result of operating as a public company. We expect to continue to incur net losses for the foreseeable future. Our ability to fund our product development and clinical operations as well as commercialization of our product candidates will depend on the amount and timing of cash available to fund operations. Our future liquidity and capital funding requirements will depend on numerous factors, including:

•	our revenue growth;

•	the ability to obtain third-party payor reimbursement for our current products;

•	the amount and timing of sales and other revenues from our product candidates, if approved, including the sales price and the availability of coverage and adequate third-party payor reimbursement;

•	our sales and marketing activities;

•	our R&D efforts;

•	the emergence and effect of competing or complementary products;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, or comparable foreign regulatory authorities;

•	the progress, timing, scope and costs of our preclinical studies, clinical trials, potential future clinical trials and other related activities;

•

the costs of commercialization activities for any of our product candidates that receive marketing authorization, including the costs and timing of establishing product sales, marketing and hosting capabilities, or entering into strategic collaborations with third parties to leverage or access these capabilities;

•	the cash requirements of developing our programs and our ability and willingness to finance their continued development;

•	the cash requirements of any future discovery of product candidates;

•	our ability to retain our current employees and the need and ability to hire additional management and sales, technical and medical personnel;

•	the time and cost necessary to respond to technological and market developments, including other products that may compete with one or more of our product candidates;

•	debt service requirements;

•	the extent to which we acquire or invest in business, products or technology; and

•	the impact of the COVID-19 pandemic.

A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the sale of our products or the development of product candidates. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans. See “Risk Factors—Risks Related to Pear’s Financial Position—The Company will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to the Company, the Company’s business, financial condition and results of operation could be materially and adversely affected.

Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated product development programs.

Cash Flows

The following table provides a summary of cash flow data for each applicable period:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(43,866)	$(32,532)	$(67,894)	$(36,596)
Net cash provided by (used in) investing activities	5,503	66,165	58,925	(40,563)
Net cash provided by financing activities	19,682	12,333	91,703	12,656

Net (decrease) increase in cash, cash equivalents and restricted cash	$(18,681)	$45,966	$82,734	$(64,503)

Net Cash Used in Operating Activities

Six Months Ended June 30, 2021 and 2020

Pear’s cash flows used in operating activities to date have been primarily comprised of costs and operating expenses. Pear continues to ramp up hiring to accelerate commercial activities and accelerate its pipeline and increase staff in anticipation of becoming a public company. Pear expects its cash used in operating activities to increase significantly before it starts to generate any material cash inflows from product revenue.

Net cash used in operating activities was $43.9 million for the six months ended June 30, 2021. Net cash used in operating activities consists of net loss of $52.6 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include loss on the issuance of convertible preferred stock of $2.1 million, stock-based compensation expense of $1.0 million, depreciation expense of $0.6 million and the change in fair value of warrants of $5.4 million (increase in ending warrant liability), offset by $0.8 million change in operating assets and liabilities.

Net cash used in operating activities was $32.5 million for the six months ended June 30, 2020. Net cash used in operating activities consists of a net loss of $29.9 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include stock-based compensation expense of $0.9 million, depreciation expense of $0.1 million, a loss on extinguishment of debt of $1.0 million and $6.1 million reduction in deferred revenues offset by an increase of $1.1 million in accrued expenses and other current and non-current liabilities.

Years Ended December 31, 2020 and 2019

Net cash used in operating activities was $67.9 million for 2020. Net cash used in operating activities consists of a net loss of $97.0 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include loss on the issuance of convertible preferred stock of $16.8 million, stock-based compensation expense of $9.0 million, depreciation expense of $0.4 million, amortization of debt discount of $0.5 million, loss on the extinguishment of debt of $1.0 million and the change in fair value of warrants of $0.8 million (increase in ending warrant liability).

Net cash used in operating activities was $36.6 million for 2019. Net cash used in operating activities consists of a net loss of $9.3 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include gain on the extinguishment of debt of $20.3 million, accretion and amortization of interest income of $1.4 million, stock-based compensation expense of $1.3 million, amortization of debt discount of $0.9 million, amortization of deferred gain on collaboration note payable of $0.5 million and depreciation expense of $0.2 million.

Net Cash Provided by Investing Activities

Six Months Ended June 30, 2021 and 2020

Cash flows used in investing activities to date have been primarily comprised of purchases of short-term investments and capitalization of internal-use software. We expect to continue to invest further in internal-use software and incur costs as we expand our operations.

Net cash provided by investing activities was $5.5 million and $66.2 million for the six months ended June 30, 2021 and 2020, respectively, and related to proceeds from the maturities of investments offset by investments in property and equipment and for the six months ended June 30, 2020 a $0.8 million milestone payment under a licensing agreement.

Years Ended December 31, 2020 and 2019

Net cash provided by investing activities was $58.9 million for 2020 and related primarily to the maturities of investments offset by a regulatory milestone payment and investment in internal-use software.

Net cash used in investing activities was $40.6 million for 2019 related primarily to the purchase of investments and property and equipment.

Net Cash Provided by Financing Activities

Six Months Ended June 30, 2021 and 2020

Net cash provided by financing activities was $19.7 million for the six months ended June 30, 2021 and consisted primarily of $19.9 million of proceeds associated with the issuance of Series D-1 convertible preferred stock and $0.7 million of proceeds from the exercise of stock options offset by $0.9 million of deferred offering costs.

Net cash provided by financing activities was $12.3 million for the six months ended June 30, 2020 and consisted primarily of $31.0 million of proceeds from issuance of debt offset by $17.3 million of principal payments on debt and $1.5 million of deferred financing fees and related debt issuance costs.

Years Ended December 31, 2020 and 2019

Through December 31, 2020, Pear has financed its operations primarily through the sale of convertible preferred stock and borrowings under various credit facilities.

Net cash provided by financing activities was $91.7 million for 2020 and primarily related to net proceeds from the issuance of Series D convertible preferred stock of $111.1 million, proceeds from the drawdown on the Perceptive Credit Facility of $30.0 million, $1.0 million of borrowings under the SVB Term Loan and proceeds of $0.4 million from the exercise of stock options offset by the repurchase of common and convertible preferred stock of $32.0 million and the payment to extinguish the SVB Term Loan in the amount of $17.3 million.

Net cash provided by financing activities was $12.7 million for 2019 and related to proceeds from borrows under the SVB Term Loan of $12.5 million and proceeds of $0.1 million from the exercise of stock options.

Funding Requirements

Please see the section of this proxy statement/prospectus titled “Risk Factors—The Company will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to the Company, the Company’s business, financial condition and results of operation could be materially and adversely affected” for additional risks associated with our substantial capital requirements.

Debt Financing and Covenants

Borrowings under our $50.0 million secured Perceptive Credit Facility were $30.0 million as of December 31, 2020 and June 30, 2021, which was used to extinguish the SVB Term Loan and for general business purposes. The Perceptive Credit Facility matures in June 2025. We are required to pay a variable rate of interest based upon the one-month LIBOR rate plus 11.0%, subject to a LIBOR floor of 1.0%. As of June 30, 2021, the annual interest rate was 12.0%. The Company is required to make interest-only payments until May 31, 2024, after which point the Company will be required to make monthly payments of principal equal to 3.0% of the then outstanding principal until maturity on June 30, 2025.

The Perceptive Credit Facility is secured by substantially all of the assets of the Company, including our intellectual property. The Perceptive Credit Facility requires the Company to (i) maintain a minimum aggregate cash balance of $5.0 million in one or more controlled accounts, (ii) as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2022, report revenues for the trailing 12-month period that exceed the amounts that range from $83.4 million for the fiscal quarter ending December 31, 2022 to $125.0 million for the fiscal quarter ending March 31, 2025, and (iii) on or prior to December 31, 2021, raise additional capital of at least $100.0 million. The Perceptive Credit Facility contains various affirmative and negative covenants that limit the Company’s ability to engage in specified types of transactions. In connection with the pending Merger, the Company delayed the issuance of its annual audited financial statements for the period ended December 31, 2020 and 2019 and received a waiver to provide such financials by April 30, 2021. The Company was in compliance with the covenants under the Perceptive Credit Agreement as of December 31, 2020 and June 30, 2021.

See Note 6, Indebtedness, of the notes to Pear’s consolidated financial statements for the years ended December 31, 2020 and 2019, and Pear’s unaudited interim condensed consolidated financial statements for the six months ended June 30, 2021, included elsewhere in this proxy statement/prospectus, for further information. In the future, we may seek to obtain other additional sources of financing, including incurring term debt or issuing equity or debt securities.

As of June 30, 2021 and December 31, 2020, we had $0.4 million in a letter of credit outstanding.

Contractual Obligations

Pear currently leases its headquarters in Boston, Massachusetts, under a non-cancelable operating lease with an expiration date of June 1, 2028. Pear also leases office space in San Francisco, California, under a non-cancelable operating lease that expires on July 31, 2025, and office space in Raleigh, North Carolina, under a 64-month lease that commenced on February 2021, where we operate our patient service center.

We enter into agreements in the normal course of business with various vendors, which are generally cancelable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.

In addition, under various licensing agreements to which we are a party, we are obligated to pay annual license maintenance fees and may be required to make milestone payments and to pay royalties and other amounts to third parties. The payment obligations under these agreements are contingent upon future events, such as our achievement of specified milestones or generating product revenue, and the amount, timing and likelihood of such payments are not known. Amounts related to contingent milestone payments are not considered contractual obligations as they are contingent on the successful achievement of certain milestones. These contingent milestones may not be achieved. We cannot estimate or predict when, or if, these amounts will become due.

See Note 6, Indebtedness, of the notes to Pear’s consolidated financial statements for the years ended December 31, 2020 and 2019, and Pear’s unaudited interim condensed consolidated financial statements for the six months ended June 30, 2021, included elsewhere in this proxy statement/prospectus for further information future debt obligations.

In connection with the execution of the Business Combination Agreement, THMA entered into subscription agreements with certain parties subscribing for THMA Class A Common Shares, pursuant to which the subscribers have agreed to purchase, and THMA has agreed to sell to the Subscribers, THMA Class A Common Shares, for a purchase price of $10.00 per share. The subscriptions are expected to close substantially concurrently with the closing of the Business Combination Agreement. The consummation of the subscriptions is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Merger. Palantir Technologies, Inc., or Palantir, entered into a subscription agreement on June 21, 2021, and has committed to purchasing $10.0 million of THMA Class A Common Shares substantially concurrently with the closing of the Business Combination.

On June 17, 2021, and later amended on August 4, 2021, the Company entered into a non-cancelable purchase obligation for a data foundry cloud subscription, including support services, updates and related professional services with Palantir for $9.3 million payable over three years, continuing through September 30, 2024. See Note 7, Commitments and Contingencies, of the notes to Pear’s unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2021, included elsewhere in this proxy statement/prospectus, for further information.

Off-Balance Sheet Arrangements

During the periods presented, Pear did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Related Party Transactions

During the year ended December 31, 2020, in connection with the Series D-2 preferred stock offering, the Company completed a tender offer whereby the Company purchased 2,788,732 shares of common stock from its President & Chief Executive Officer, and 41,100 common shares from certain eligible employees, at a purchase price of $3.9433 per share totaling $11.2 million and resulting in a stock-based compensation expense of $7.3 million, representing the difference between the purchase price and the fair value of the common stock on the date of the sale.

Certain holders of Series A preferred stock had representation on the Company’s board of directors and purchased shares of Series B preferred stock. Certain holders of Series A and B preferred stock had representation on the Company’s board of directors and purchased shares of Series C preferred stock. Certain holders of Series A, B and C preferred stock had representation on the Company’s board of directors and purchased shares of Series D preferred stock.

Emerging Growth Company Status (JOBS Act)

Following the Business Combination, Pear expects to qualify as an “emerging growth company,” or EGC as defined in the Jumpstart Our Business Startups (JOBS) Act. Pursuant to the JOBS Act, an EGC is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board, or FASB, or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. Pear intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Pear also intends to take advantage of some of the reduced regulatory and reporting requirements applicable to EGCs pursuant to the JOBS Act so long as it qualifies as an EGC, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Recent Accounting Pronouncements

See Notes to Pear’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2021 for more information about recent accounting pronouncements, the timing of their adoption, and its assessment, to the extent it has made one, of their potential impact on its financial condition and results of operations.

Summary of Critical Accounting Policies and Significant Judgements and Estimates

The preparation of Pear’s consolidated financial statements in conformity with United States generally accepted accounting principles, or U.S. GAAP, requires Pear’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the consolidated financial statements and accompanying notes. Pear’s management bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We monitor our estimates on an ongoing basis for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates if past experience or other assumptions do not turn out to be substantially accurate.

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this section captioned “Pear’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 to Pear’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Revenue Recognition

Pear determines both product and collaboration and license revenue recognition through the following five-step framework in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and its related amendments, or, collectively, ASC 606:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, Pear satisfies a performance obligation.

Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. To the extent a contract includes multiple promised goods and services, the Company applies judgment to determine whether promised goods and services are both capable of being distinct and distinct in the context of the contract. To the extent the goods and services are distinct, it requires an allocation of the transaction price to each performance obligation on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation. The consideration to be received is allocated among the separate performance obligations based on relative standalone selling prices. The Company typically determines standalone selling prices using an adjusted market assessment approach model.

The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized over time if either (i) the customer simultaneously receives and consumes the benefits provided by the entity’s performance, (ii) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or (iii) the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If the entity does not satisfy a performance obligation over time, the related performance obligation is satisfied at a point in time by transferring the control of a promised good or service to a customer.

Our collaboration and license revenue to date has primarily been generated through two collaboration and license agreements: the Sandoz Agreement and the NIBR Agreement.

In October 2019, Sandoz terminated the Sandoz Agreement, and thereafter Pear assumed the responsibility to commercialize its two lead products, reSET and reSET-O. In October 2019, we began our efforts to self-commercialize reSET and reSET-O. In addition, in June 2020, NIBR terminated their collaboration agreement with the Company related to our schizophrenia and multiple sclerosis product candidate development programs. We will not recognize any revenue under these agreements in the future.

To date, while we have recognized product revenue from the sale of our PDTs, reSET, reSET-O and Somryst, and although we expect to continue to recognize revenue from the sale of these PDTs, we do not expect to generate significant revenue until 2023.

Stock-Based Compensation

Accounting for stock-based compensation is a critical accounting policy due to the broad-based equity awards provided to employees at all levels within Pear and the use of equity awards as part of the strategy to retain employees as a result of a change of control events. Pear issues stock-based compensation to employees and non-employees, generally in the form of stock options. Compensation expenses for stock options are recognized on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are accounted for when they occur. The fair value of the stock options is measured on the grant date using the Black-Scholes model, which utilizes the following estimates as inputs:

•	Expected volatility: determined based on an average of the historical volatility of a peer group of similar public companies;

•

Expected term: as our employee stock options have “plain vanilla” characteristics, the expected term is determined using the simplified method, which represents the average of the contractual term of the option and the weighted average vesting period of the option; the contractual life of the option is used for the expected life of non-employee stock options;

•	Risk-free interest rate: based upon the U.S. Treasury yield curve in effect at the time of grant; and

•	Expected dividend yield: based on our history and current expectation of not paying dividends in the foreseeable future.

Preferred and Common Stock Valuations

The fair value of Pear’s preferred and common stock underlying stock awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of Pear’s common stock at each board of directors meeting in which stock awards were approved. These factors included, but were not limited to:

•	the prices at which we sold our preferred stock to outside investors in arms-length transactions;

•	our results of operations, financial position, and capital resources;

•	contemporaneous third-party valuations common stock;

•	the rights, preferences, and privileges of convertible preferred stock relative to common stock;

•	the lack of marketability of common stock;

•	stage and development of Pear’s business;

•	the history and nature of our business, industry trends and competitive environment,

•	general economic conditions; and

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of Pear, given prevailing market conditions.

Pear determined the fair value per share of the underlying preferred and common stock by taking into consideration results obtained from third-party valuations and additional factors that were deemed relevant. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our preferred and common stock and our stock-based compensation expense could be materially different. The fair value of the underlying common stock will be determined by the board of directors until such time as our common shares are listed on an established stock exchange.

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company,” we are not required to provide this information.

Internal Control Over Financial Reporting

In connection with the preparation and audit of Pear’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. Please see the sections of this proxy statement/prospectus titled “Risk Factors—Risks Related to Pear’s Financial Reporting—If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in the accuracy of our financial reports, which would harm our business and the trading price of our common stock. Our management will be required to evaluate the effectiveness of our internal control over financial reporting” and “Risk Factors—Risks Related to Pear’s Financing Reporting—Our management have identified certain internal control deficiencies that constitute material weaknesses. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PEAR

The following table and accompanying footnotes set forth information regarding the actual beneficial ownership of Pear Common Shares and Pear Preferred Shares as of September 3, 2021 (the “Ownership Date”) by:

•	each person who is the beneficial owner of more than 5% of the outstanding Pear Common Shares (on an as-converted basis);

•	each of Pear’s executive officers and directors; and

•	all executive officers and directors of Pear, as a group.

As of the Ownership Date, Pear had 11,795,791 Pear Common Shares outstanding, owned by 61 holders of record, and had 64,472,667 Pear Preferred Shares outstanding, owned by 42 holders of record.

The number of shares and the percentages of beneficial ownership below are based on the number of Pear Common Shares and Pear Preferred Shares issued and outstanding as of September 3, 2021. In computing the number of Pear Common Shares and Pear Preferred Shares beneficially owned by a person and the percentage ownership of a particular person, all Pear Common Shares and Pear Preferred Shares subject to options held by such person that are currently exercisable or will be exercisable within 60 days of September 3, 2021 are deemed to be outstanding and any Pear Common Shares and Pear Preferred Shares held by any person other than such person are deemed not to be outstanding.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security and includes any securities that such stockholder has the right to acquire within 60 days. To our knowledge, no shares of common stock beneficially owned by any executive officer, director or director nominee have been pledged as security.

Except as indicated in the footnotes to the table, we believe that each of the stockholders listed below has sole voting and investment power with respect to the Pear Common Shares and Pear Preferred Shares, as applicable, owned by such stockholders, subject to applicable community property laws. Unless otherwise noted, the address of each beneficial owner is c/o Pear Therapeutics, Inc., 200 State Street, Boston, Massachusetts 02109.

	Pear Common Shares		Pear Preferred Shares		Pear Common Shares (on an as-converted basis)
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares(1)%
Five Percent Holders
TLS Beta Pte. Ltd. (2)	—	—	16,913,437	26.2%	16,913,437	22.2%
5AM Ventures IV, L.P. and affiliated funds (3)	—	—	12,518,068	19.4%	12,518,068	16.4%
SVF II AIV (DE) LLC (4)	—	—	7,878,275	12.2%	7,878,275	10.3%
Arboretum Ventures IV, L.P. (5)	—	—	7,368,209	11.4%	7,368,209	9.7%
JAZZ Human Performance Technology Fund, L.P. and affiliated funds (6)	—	—	7,305,412	11.3%	7,305,412	9.6%
Directors and Executive Officers
Corey McCann, M.D., Ph.D. (7)	7,355,268	62.4%	—	—	7,355,268	9.6%
Christopher D.T. Guiffre, J.D., M.B.A. (8)	460,414	3.8%	—	—	430,727	*
Erin K. Brenner (9)	134,819	1.1%	—	—	120,340	*
Katherine Jeffery (10)	114,791	1.0%	—	—	102,916	*
Yuri Maricich (11)	389,166	3.2%	—	—	376,874	*
Ronan P. O’Brien (12)	225,832	1.9%	—	—	207,707	*
Julia Strandberg, M.B.A. (13)	260,416	2.2%	—	—	231,979	*
Jorge Gomez, M.B.A.	—	—	—	—	—	—
Zack Lynch (14)	20,000	*	7,305,412	11.3%	7,325,412	9.6%
Timothy Petersen (15)	—	—	7,368,209	11.4%	7,368,209	9.7%
Nancy Schlichting	—	—	—	—	—	—
Andrew Schwab (16)	—	—	12,518,068	19.4%	12,518,068	16.4%
Elena Viboch	—	—	—	—	—	—
All directors and executive officers as a group (13 individuals)	8,960,706	67.1%	27,191,689	42.2%	36,152,395	46.5%

*	Less than one percent.

(1)	Each Pear Preferred Share is convertible into one Pear Common Share.
(2)

Consists of 5,559,803 Pear Series B Preferred Shares, 3,475,359 Pear Series C Preferred Shares, 3,823,331 Pear Series D-1 Preferred Shares and 4,054,944 Pear Series D-2 Preferred Shares held by TLS Beta Pte. Ltd. TLS Beta Pte. Ltd. is ultimately owned by Temasek Holdings Private Limited, which in turn is wholly-owned by the Singapore Minister of Finance (Incorporated). The address of TLS Beta Pte. Ltd. is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore.

(3)

Consists of 8,688,506 Pear Series A Preferred Shares and 1,260,222 Pear Series B Preferred Shares held by 5AM Ventures IV, L.P. (“Ventures IV”), as to which Ventures IV has shared voting and dispositive power, 362,022 Pear Series A Preferred Shares and 52,509 Pear Series B Preferred Shares held by 5AM Co-Investors IV, L.P. (“Co-Investors IV”), as to which Co-Investors IV has shared voting and dispositive power and 1,390,143 Pear Series C Preferred Shares and 764,666 Pear Series D-1 Preferred Shares held by 5AM Opportunities I, L.P. (“Opportunities I”), as to which Opportunities I has shared voting and dispositive power. 5AM Partners IV, LLC (“Partners IV”) is the sole general partner of Ventures IV and Co-Investors IV. Dr. John Diekman, Andrew Schwab and Dr. Scott M. Rocklage are the managing members of Partners IV and, along with Partners IV, have shared voting and investment power over the shares beneficially owned by Ventures IV and Co-Investors IV. Andrew Schwab, one of our directors, is an affiliate of

Ventures IV. Each of Partners IV, Dr. Diekman, Mr. Schwab and Dr. Rocklage disclaim beneficial ownership of such shares except to the extent of its or their recurring interest therein. 5AM Opportunities I (GP), LLC is the general partner of Opportunities I and may be deemed to have sole investment and voting power over the shares held by Opportunities I. Andrew Schwab and Dr. Kush Parmar are the managing members of 5AM Opportunities I (GP), LLC, and may be deemed to share voting and dispositive power over the shares held by Opportunities I. The address of all entities affiliated with 5AM Ventures is 501 2nd Street, Suite 350, San Francisco, CA 94107.
(4)

Consists of 3,823,331 Pear Series D-1 Preferred Shares and 4,054,944 Pear Series D-2 Preferred Shares held by SVF II AIV (DE) LLC (“SVF”). SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing SoftBank Vision Fund II in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SoftBank Vision Fund II, SBIA UK is exclusively responsible for making all final decisions related to the acquisition, structuring, financing, voting and disposal of SoftBank Vision Fund II’s investments, including as held by SVF. The address for SVF is c/o S/B Investment Advisers (US) Inc., 1 Circle Star Way, 2F, San Carlos, CA 94070. The address for SBIA UK is 69 Grosvenor Street, London W1K 3JP, United Kingdom.

(5)

Consists of 5,542,362 Pear Series A Preferred Shares, 1,081,073 Pear Series B Preferred Shares, 695,071 Pear Series C Preferred Shares and 49,703 Pear Series D-1 Preferred Shares held by Arboretum Ventures IV, L.P. (“AV IV”). Arboretum Investment Manager IV, LLC (“AIM IV”) is the general partner of AV IV. Jan L. Garfinkle, Timothy B. Petersen and Paul McCreadie are the managing members of AIM IV and share voting and dispositive power with respect to the shares held by AV IV. Ms. Garfinkle and Messrs. Petersen and McCreadie disclaim beneficial ownership of the shares held by AV IV, except to the extent of their pecuniary interest therein. The address of the principal place of business of each of the entities and individuals is 303 Detroit Street, Suite 301, Ann Arbor, Michigan 48104.

(6)

Consists of 4,361,576 Pear Series A Preferred Shares, 1,776,048 Pear Series B Preferred Shares, 278,028 Pear Series C Preferred Shares and 152,933 Pear Series D-1 Preferred Shares held by JAZZ Human Performance Technology Fund, L.P. (“Jazz Technology”) and 278,028 Pear Series C Preferred Shares and 458,799 shares of Pear Series D-1 Preferred Shares held by JAZZ Human Performance Opportunity Fund, L.P (“Jazz Opportunity”). Jazz Human Performance Technology GP, LLC (“Jazz Technology GP”) is the general partner of Jazz Technology. Andrew Firlik, John Harris, Zack Lynch and John Spinale are the managing members of Jazz Technology GP and share voting and dispositive power with respect to the shares held by Jazz Technology. Each of Messrs. Firlik, Harris, Lynch and Spinale disclaim beneficial ownership of the shares held by Jazz Technology, except to the extent of their pecuniary interest therein. JAZZ Human Performance Opportunity GP, LLC (“Jazz Opportunity GP”) is the general partner of Jazz Opportunity. Andrew Firlik, John Harris, Zack Lynch and John Spinale are the managing directors of Jazz Opportunity GP and share voting and dispositive power with respect to the shares held by Jazz Opportunity. Each of Messrs. Firlik, Harris, Lynch and Spinale disclaim beneficial ownership of the shares held by Jazz Opportunity, except to the extent of their pecuniary interest therein. Mr. Lynch, one of our directors, is an affiliate of Jazz Technology and Jazz Opportunity. The address of the principal place of business of each of the entities and individuals is 548 Market Street, #27799, San Francisco, CA 94104.

(7)	Consists of 7,355,268 Pear Common Shares.
(8)	Consists of options to purchase up to 460,414 Pear Common Shares which have vested or which will vest within 60 days of September 2, 2021.
(9)	Consists of options to purchase up to 134,819 Pear Common Shares which have vested or which will vest within 60 days of September 2, 2021.
(10)	Consists of options to purchase up to 114,791 Pear Common Shares which have vested or which will vest within 60 days of September 2, 2021.
(11)	Consists of 50,000 Pear Common Shares and options to purchase up to 339,166 Pear Common Shares which have vested or which will vest within 60 days of September 2, 2021.
(12)	Consists of options to purchase up to 225,832 Pear Common Shares which have vested or which will vest within 60 days of September 2, 2021.

(13)	Consists of options to purchase up to 260,416 Pear Common Shares which have vested or which will vest within 60 days of September 2, 2021.
(14)

Consists of 7,305,412 Pear Preferred Shares identified in footnote 6 over which Mr. Lynch may be deemed to beneficially own and options to purchase up to 20,000 Pear Common Shares which have vested or which will vest within 60 days of September 2, 2021. Mr. Lynch disclaims beneficial ownership of the shares identified in footnote 6 except to the extent of his pecuniary interest therein.

(15)

Consists of 7,368,209 Pear Preferred Shares identified in footnote 5 over which Mr. Petersen may be deemed to beneficially own. Mr. Petersen disclaims beneficial ownership of the shares identified in footnote 5 except to the extent of his pecuniary interest therein.

(16)

Consists of 12,518,068 Pear Preferred Shares identified in footnote 3 over which Mr. Schwab may be deemed to beneficially own. Mr. Schwab disclaims beneficial ownership of the shares identified in footnote 3 except to the extent of his pecuniary interest therein.

MANAGEMENT OF THE POST-COMBINATION COMPANY FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this subsection to “we,” “us” and “our” generally refer to the Post-Combination Company from and after the Business Combination

Directors and Executive Officers

The following persons are expected to serve as the directors and executive officers of the Post-Combination Company. For biographical information concerning the executive officers and directors, other than Ms. Bauerlein and Ms. Reddy, see “Management of Pear.” For biographical information concerning Ms. Bauerlein and Ms. Reddy, see below.

Name	Age	Title
Corey McCann, M.D. Ph.D.	42	Chief Executive Officer, President and Director
Christopher D.T. Guiffre, J.D., M.B.A	53	Chief Financial Officer, Chief Operating Officer, Treasurer, and Assistant Secretary & Acting Chief Compliance Officer
Erin K. Brenner	48	Chief Product Development Officer
Katherine Jeffery	54	Chief People Officer
Yuri Maricich, M.D., M.B.A.	41	Chief Medical Officer & Head of Development
Ronan O’Brien, J.D.	49	General Counsel and Secretary
Julia Strandberg, M.B.A.	46	Chief Commercial Officer
Alison Bauerlein	39	Director
Jorge Gomez, M.B.A.	54	Director
Zack Lynch	49	Director
Kirthiga Reddy, M.B.A	50	Director
Nancy Schlichting	66	Director
Andrew Schwab	50	Director

Alison Bauerlein, Director-Nominee

Ms. Bauerlein is a director-nominee to serve on the Post-Combination Company Board. Ms. Bauerlein is a co-founder of Inogen, Inc. (Nasdaq: INGN) and has served as its Chief Financial Officer since 2009 and Executive Vice President, Finance since March 2014. Ms. Bauerlein has also served as Corporate Secretary from 2002 until July 2021 and Corporate Treasurer since 2002. Ms. Bauerlein previously served as Inogen Inc.’s Vice President, Finance from 2008 until March 2014. Prior to serving in these positions, Ms. Bauerlein also served as Controller with Inogen, Inc. from 2008 to 2009 and 2001 to 2004, and the Director of Financial Planning and Analysis from 2004 to 2008. Ms. Bauerlein has over 20 years of experience in treasury, finance, accounting, risk management as well as strategic and tactical cost analysis and forecasting. Ms. Bauerlein received a Bachelor of Arts degree in Economics/Mathematics with high honors from the University of California, Santa Barbara. We believe Ms. Bauerlein is qualified to serve as a director of the Post-Combination Company due to her extensive executive-level experience in the medical technology industry, as well as her financial expertise.

Kirthiga Reddy, Director Nominee

Ms. Reddy is a director-nominee to serve on the Post-Combination Company Board and has served as a board observer on the Pear Board since December 2020 and will step down from that position upon the consummation of the Business Combination. Since December 2018, Ms. Reddy has served as the Investment Partner at SoftBank Investment Advisers, a private equity firm headquartered in London (SBIA), and served on the Investment Committee for the SoftBank Vision Fund Emerge program, a global accelerator for companies led by underrepresented founders. Her tenure at SBIA is scheduled to end on October 4, 2021. Ms. Reddy is also a co-founder and since October 2018 has served as Investment Council of F7 Ventures, a female-led seed investment fund focused on enabling human operations and the investment themes of connected communities, future of work, and physical and mental health. From July 2010 to March 2018, Ms. Reddy held various executive roles at Facebook, Inc. (Nasdaq: FB). At Facebook, Ms. Reddy first served as the Managing Director for India and South Asia, and subsequently focused on emerging and high-growth markets including Mexico, Brazil, Indonesia, South Africa and the Middle East. Additionally, Ms. Reddy has served as a member of the board of directors of several companies, including Collective Health, Inc. since December 2019, where she also serves on the compensation and audit committees, WeWork Inc. since February 2020, and Fungible, Inc. since April 2021. Ms. Reddy has also served on the Investment Advisory Council for Neythri Futures Fund, a South Asian female-led stage-agnostic tech fund since March 2021. Ms. Reddy holds an MBA from Stanford University, an M.S. in Computer Engineering from Syracuse University and a B.E. in Computer Science from Marathwada University, India. She served on Stanford Business School Management Board from September 2014 to April 2019, including serving as Chair from September 2018 to April 2019. We believe Ms. Reddy is qualified to serve as a director of the Post-Combination Company due to her experience in private equity, her ability to analyze and advise on investment opportunities and her experience on the boards of major companies.

Independence

The THMA Board has determined that Ms. Bauerlein, Mr. Gomez, Mr. Lynch, Ms. Schlichting, Mr. Schwab and Ms. Reddy are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Classified Board of Directors

The Post-Combination Company Board will consist of seven members upon the closing of the Business Combination and will be divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three classes as follows:

•	the Class I directors will be Zack Lynch, Andrew J. Schwab and Kirthiga Reddy, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Nancy Schlichting and Alison Bauerlein, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Corey McCann and Jorge Gomez and their terms will expire at the annual meeting of stockholders to be held in 2024.

It is expected that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Post-Combination Company Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Committees of the Post-Combination Company Board

The Post-Combination Company Board will have the authority to appoint committees to perform certain management and administration functions. The THMA Board has established an Audit Committee and a Compensation Committee, and the Post-Combination Company will establish a Nominating and Corporate Governance Committee upon the closing of the Business Combination. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the closing of the Business Combination, the charters for each of these committees will be available on the website of the Post-Combination Company at www.peartherapeutics.com. Information contained on or accessible through the website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only.

Audit Committee

The Audit Committee is expected to consist of Mr. Gomez, Ms. Bauerlein and Mr. Lynch. The THMA Board has determined each proposed member of its Audit Committee is independent under the applicable Nasdaq listing rules and Rule 10A-3(b)(1) of the Exchange Act. Mr. Gomez is expected to be the chair of the Audit Committee. The THMA Board has determined that Mr. Gomez is an “audit committee financial expert” within the meaning of SEC regulations. The THMA Board has also determined that each member of the proposed Audit Committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the THMA Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the Audit Committee is to discharge the responsibilities of the Post-Combination Company Board with respect to accounting, financial, and other reporting and internal control practices and to oversee the independent registered accounting firm. Specific responsibilities of the Audit Committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the financial statements of the Post-Combination Company;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results of the Post-Combination Company;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes the internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The Compensation Committee is expected to consist of Ms. Schlichting, Ms. Bauerlein and Mr. Lynch. Ms. Schlichting is expected to serve as the chair of the Compensation Committee. The THMA Board has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The THMA Board has determined that each proposed member of the Compensation Committee is independent under the applicable Nasdaq listing rules. The primary purpose of the Compensation Committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the Compensation Committee will include:

•	reviewing and approving, or recommending that Post-Combination Company Board approve, the compensation of our executive officers;

•	reviewing and recommending the compensation of directors;

•	reviewing and approving, or recommending that the Post-Combination Company Board approve, the terms of compensatory arrangements with executive officers;

•	administering stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•

reviewing and approving, or recommending that the board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of employees; and

•	reviewing the overall compensation philosophy of the Post-Combination Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is expected to consist of Ms. Reddy, Mr. Lynch and Mr. Schwab. Ms. Reddy is expected to serve as the chair of the Nominating and Corporate Governance Committee. The THMA Board has determined each proposed member of the Nominating and Corporate Governance Committee is independent under applicable Nasdaq listing rules.

Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying, evaluating and selecting, or recommending that the board of directors approve, nominees for election as directors;

•	approving the retention of director search firms;

•	evaluating the performance of the board of directors and of individual directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of corporate governance practices and reporting;

•	reviewing management succession plans; and

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters.

Code of Business Conduct and Ethics

The Post-Combination Company will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the closing of the Business Combination, the Code of Business Conduct and Ethics will be available on the website of the Post-Combination Company at www.peartherapeutics.com. Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. The Post-Combination Company intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of either THMA or Pear. None of the expected executive officers of the Post-Combination Company serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of the directors or on either Pear or THMA’s compensation committee.

Limitation on Liability and Indemnification of Officer and Directors

The Proposed Charter and the Proposed Bylaws will provide indemnification and advancement of expenses for the Post-Combination Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Post-Combination Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Proposed Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Post-Combination Company’s rights and the rights of the Post-Combination Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

We will also enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Proposed Charter. We will also a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION OF PEAR

References in this section to “we,” “our,” “us” and the “Company” generally refer to Pear and its subsidiaries prior to the Business Combination and to the Post-Combination Company and its subsidiaries after giving effect to the Business Combination.

Executive Summary

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of our President & Chief Executive Officer and our other executive officers identified in the 2020 Summary Compensation Table below, who we refer to as the named executive officers (“NEOs”), has consisted primarily of a combination of base salary, bonuses and long-term incentive compensation in the form of incentive stock options, except for Dr. McCann who holds founder shares. Our named executive officers who are full-time employees, like all other full-time employees, are eligible to participate in our retirement and health and welfare benefit plans. As we transition from a private company to a publicly traded company, we will evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances merit. At a minimum, we expect to review executive compensation annually with input from the compensation committee’s compensation consultant. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive with our peers. In connection with our executive compensation program, we will also review whether we are meeting our retention objectives and the potential cost of replacing a key employee.

Our NEOs are Corey McCann, our President & Chief Executive Officer, Christopher Guiffre, our Chief Financial Officer & Chief Operating Officer, and Julia Strandberg, our Chief Commercial Officer, each of whom will become an executive officer of the Post-Combination Company. The following table presents information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for 2020.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation($) (2)	All Other Compensation ($) (3)	Total ($)
Corey McCann	2020	424,515	—	148,580	74,910	648,005
President & Chief Executive Officer

Christopher Guiffre	2020	366,880	155,513	111,238	14,765	648,396
Chief Financial Officer & Chief Operating Officer

Julia Strandberg	2020	356,265	28,277	121,682	33,550	539,774
Chief Commercial Officer

(1)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock options awarded during 2020 computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. See Note 12 to Pear’s consolidated financial statements for the years ended December 31, 2020 and 2019 appearing elsewhere in this proxy statement/prospectus regarding assumptions underlying the valuation of equity awards.

(2)

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent amounts earned in fiscal year 2020, but paid in February 2021 based on the achievement of corporate and individual performance objectives set by our board of directors. In addition, “Non-Equity Incentive Plan Compensation” for Ms. Strandberg includes $16,798 in commissions earned by Ms. Strandberg for fiscal year 2020 as a member of our commercial team.

(3)	“All Other Compensation” for fiscal year 2020 includes:

(i)	for Dr. McCann, (a) $64,935 representing payment for a lease to occupy an apartment in San Francisco, California and (b) $9,975 representing employer matching contributions under our 401(k) plan;

(ii)	for Mr. Guiffre, (a) $8,345 representing employer matching contributions under our 401(k) plan and (b) $6,420 representing a transportation benefit; and

(iii)

for Ms. Strandberg, (a) $27,000 representing payment for a lease to occupy an apartment in Boston, Massachusetts, which payments were made through March 2020, and (b) $6,550 representing employer matching contributions under our 401(k) plan.

Narrative Disclosure to Summary Compensation Table

Base Salaries

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our NEOs. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For the year ended December 31, 2020, the annual base salaries for each of Dr. McCann, Mr. Guiffre and Ms. Strandberg were $424,515, $366,880 and $356,265, respectively. The board of directors in conjunction with the compensation committee set the salary and bonus for each NEO, and the compensation is subject to periodic review and adjustment. Dr. McCann’s current base salary is $450,000, Mr. Guiffre’s current base salary is $396,230 and Ms. Strandberg’s current base salary is $366,062.

Equity Compensation

We believe that equity award grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity award grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, we typically grant equity awards to our executives, including our named executive officers, in the ordinary course of business on a discretionary basis. During the year ended December 31, 2020, we granted options to purchase Pear Common Shares to Mr. Guiffre and Ms. Strandberg, as described in more detail in the “Outstanding Equity Awards at 2020 Fiscal Year End” table.

Non-Equity Incentive Plan Compensation

We pay cash incentive compensation to reward our executives for their performance over the fiscal year, based on performance goals established by our board of directors. Incentive compensation is determined by the board of directors based on two components: corporate performance and individual performance. Dr. McCann’s bonus is based on 100% corporate performance and 0% individual performance, and Mr. Guiffre’s and Ms. Strandberg’s bonuses are based on 80% corporate performance and 20% individual performance. For 2020, the target bonus for Dr. McCann was equal to 50% percent of his base salary, the target bonus for Mr. Guiffre for 2020 was 40% percent of his base salary, and the target bonus for Ms. Strandberg for 2020 was 40% percent of her base salary. In addition to the incentive compensation described above, Ms. Strandberg earned $16,798 in commissions for 2020 as a member of the commercial team.

Each of the NEOs is eligible to participate in any annual incentive compensation programs as may be established from time to time by our board of directors. For 2021, Dr. McCann is eligible to receive a target annual performance bonus of 50% of his annual base salary, Mr. Guiffre is eligible to receive a target annual performance bonus of 45% of his annual base salary, and Ms. Strandberg is eligible to receive a target annual performance bonus of 45% of her annual base salary.

Severance and Change in Control Arrangements with our Named Executive Officers

The employment of each of our NEO’s is at-will. We have entered into management retention agreements with each of our NEOs relating to termination of employment.

Change in Control Arrangements

Each of our NEOs have entered into management retention agreements which provide that if the NEO is terminated “for cause” or resigns without “good reason” (as such terms are defined in the management retention agreement), the NEO is paid their accrued but unpaid vacation pay, earned but unpaid salary, and reimbursement for any business expense (collectively, the “accrued obligations”). If the NEO is terminated within 60 days before a “change in control date” (as such term is defined in the management retention agreement) or during the one year following the change in control (such period is defined in the management retention agreement as the “protection period”) and the NEO is terminated by us without cause or by the NEO for good reason, the NEO will receive payments that equal the accrued obligations, 12 months of the NEO’s base salary as of the termination date (paid in a lump sum within two weeks of the termination date), continued medical, life insurance and benefits to the same extent the NEO participated prior to the termination date for 12 months following the termination date (unless similar benefits are offered sooner by a new employer). In addition, any “equity awards” (as such term is defined in the management retention agreement) that have not been terminated will automatically accelerate and become fully exercisable and all restrictions and conditions on the NEO’s outstanding stock awards and other equity based awards will immediately lapse as of the termination date, and if an equity award has been terminated, the NEO will receive a cash amount equal to the amount he or she would have received had all such terminated equity awards been fully vested. Finally, if the NEO is terminated without cause or resigns with good reason outside of the protection period, the NEO will receive the accrued obligations, six months of the NEO’s base salary as of the termination date (paid in a lump sum within two weeks of the termination date) and medical, life insurance, disability and other benefits to the same extent the NEO participated prior to the termination date for six months following the termination date (unless similar benefits are offered sooner by a new employer).

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by each of our NEOs as of December 31, 2020. All equity awards set forth in the table below were granted under our 2013 Stock Incentive Plan (the “2013 Plan”).

Name	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Option Grant Date
Corey McCann	—	—		—	—	—
Christopher Guiffre	—	165,000	(1)	1.60	3/24/2030	3/24/2020
	32,083	37,917	(2)	1.58	3/14/2029	3/14/2019
	26,250	8,750	(3)	1.05	3/21/2028	3/21/2018
	243,750	81,250	(3)	1.00	12/7/2027	12/13/2017
Julia Strandberg	—	30,000	(1)	1.60	3/24/2030	3/24/2020
	159,375	265,625	(4)	1.60	9/26/2029	9/26/2019

(1)

The shares underlying these stock options vest over four years with 25% of the shares vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments on the last day of each calendar month following the first anniversary (for the avoidance of doubt, inclusive of the calendar month in which the first anniversary falls), subject to the executive’s continued service. The vesting commencement date is March 24, 2020.

(2)

The shares underlying these stock options vest over four years with 25% of the shares vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments on the last day of each calendar month following the first anniversary (for the avoidance of doubt, inclusive of the calendar month in which the first anniversary falls), subject to the executive’s continued service. The vesting commencement date is March 14, 2019.

(3)

The shares underlying these stock options vest over four years with 25% of the shares vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments thereafter, subject to the executive’s continued service. The vesting commencement date is December 7, 2017.

(4)

The shares underlying these stock options vest over four years with 25% of the shares vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments on the last day of each calendar month following the first anniversary (for the avoidance of doubt, inclusive of the calendar month in which the first anniversary falls), subject to the executive’s continued service. The vesting commencement date is July 22, 2019.

Stock Incentive and Equity Compensation Plans

We believe that equity award grants provide our employees, including or executive officers, with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity award grants with a time-based vesting feature promote retention because this feature incentivizes our employees and executive officers to remain in our employment during the vesting period. The material terms and conditions of our stock incentive and equity compensation plans are described below.

We currently maintain the 2013 Plan. Following the effectiveness of the 2021 Plan and the 2021 ESPP, the 2013 Plan will terminate and we will not make any further awards under the 2013 Plan. In connection with the Business Combination, each in-the-money option to purchase Pear Common Shares outstanding under the 2013 Plan, shall cease to represent the right to purchase Pear Common Shares and shall be cancelled in exchange for an option to purchase THMA Class A Common Shares at the Effective Time (the “Rollover Options”). Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding option to purchase Pear Common Shares immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the THMA Board (or the compensation committee of the THMA Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options.

2013 Stock Incentive Plan

Our 2013 Plan provides for the grant of equity-based awards, denominated in Pear Common Shares, including incentive stock options, non-statutory stock options and restricted stock awards. We will not make any new awards under the 2013 Plan following the effectiveness of the 2021 Plan. The material features of our 2013 Plan are summarized below.

General. The maximum number of Pear Common Shares which may be issued under our 2013 Plan is 16,727,451. Any shares subject to an award granted under our 2013 Plan to any person are counted against this limit.

Purposes. The purpose of our 2013 Plan is to encourage and enable our officers and employees and other persons providing services to us and our subsidiaries to acquire a proprietary interest in our business. We believe that providing such persons with a direct stake in our welfare will assure a closer identification of their interests with our interests and the interests of our shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.

Administration. Our 2013 Plan has been administered by our board of directors. Subject to the terms of our 2013 Plan, the board of directors may determine the types of awards and the terms and conditions of such awards, interpret provisions of our 2013 Plan and select participants to receive awards.

Source of shares. The Pear Common Shares issued or to be issued under our 2013 Plan consist of authorized but unissued shares and shares that we have reacquired. Pear Common Shares underlying any awards issued under the 2013 Plan that are forfeited, cancelled, reacquired by us or otherwise terminated (other than by exercise) are currently added back to the Pear Common Shares with respect to which awards may be granted under the 2013 Plan.

Eligibility. Awards may be granted under the 2013 Plan to our and our subsidiaries’ respective officers, directors, employees, and to consultants and advisors to and us and/or our subsidiaries.

Amendment or termination of our stock incentive plan. Our board of directors may terminate or amend the 2013 Plan at any time. No amendment or termination may adversely impair the rights of grantees with respect to outstanding awards without the affected participant’s consent to such amendment. As noted above, following the effectiveness of the 2021 Plan and the 2021 ESPP, the 2013 Plan will terminate and we will not make any further awards under the 2013 Plan.

Options. Our 2013 Plan permits the granting of options to purchase Pear Common Shares intended to qualify as “incentive stock options” under the Internal Revenue Code, and options that do not qualify as incentive stock options, which are referred to as non-statutory stock options. We may grant non-statutory stock options to our employees, directors, officers, consultants or advisors in the discretion of our board of directors. Incentive stock options will only be granted to our employees.

The exercise price of each incentive stock option and non-statutory stock option may not be less than 100% of the fair market value of Pear Common Shares on the date of grant. If we grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of Pear Common Shares on the date of grant. The term of each option may not exceed 10 years from the date of grant, except that the term of any incentive stock option granted to any 10% stockholder may not exceed five years from the date of grant. At the time of grant of the award, our board of directors determines at what time or times each option may be exercised and the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the board of directors.

In general, an optionee may pay the exercise price of an option by cash or check or, if so provided in the applicable option agreement and with the written consent of the board of directors, by tendering Pear Common Shares having a fair market value equal to the aggregate exercise price of the options being exercised, by a personal recourse note issued by the optionee in a principal amount equal to the aggregate exercise price of the options being exercised, by a “cashless exercise” through a broker supported by irrevocable instructions to the broker to deliver sufficient funds to pay the applicable exercise price, by reducing the number of shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of the options being exercised, or by any combination of these methods of payment.

Incentive stock options granted under our 2013 Plan may not be transferred or assigned other than by will or under applicable laws of descent and distribution. Our board of directors may determine the extent to which a non-statutory option shall be transferable.

Restricted stock awards. Restricted stock awards entitle the recipient to acquire, for a purchase price determined by the board of directors, Pear Common Shares subject to such restrictions and conditions as the board of directors may determine at the time of grant, including continued employment and/or achievement of pre-established performance goals and objectives.

Adjustments upon changes in capitalization. We will make appropriate and proportionate adjustments in outstanding awards and the number of shares available for issuance under the 2013 Plan to reflect recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits and other similar events.

Effect of a change in control. Upon the occurrence of a “change in control transaction” (as defined in the 2013 Plan), unless otherwise provided in any stock option agreement or restricted stock agreement, our board of directors (or the board of directors of any corporation assuming the obligations of our company), may, in its discretion, take any one or more of the following actions as to some or all outstanding stock options or restricted stock awards:

•	provide that such stock options will be assumed, or equivalent stock options substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

upon written notice to the optionees, provide that all unexercised stock options will terminate immediately prior to the consummation of the change in control transaction unless exercised by the optionee to the extent otherwise then exercisable within a specified period following the date of such notice;

•	upon written notice to the grantees, provide that all unvested shares of restricted stock will be repurchased at cost;

•

make or provide for a cash payment to the optionees equal to the difference between (x) the fair market value of the per share consideration (whether cash, securities or other property or any combination thereof) the holder of a Pear Common Share will receive upon consummation of the change in control transaction times the number of Pear Common Shares subject to outstanding vested stock options (to the extent then exercisable at prices not equal to or in excess of such per share consideration) and (y) the aggregate exercise price of such outstanding vested stock options, in exchange for the termination of such stock options; or

•

provide that all or any outstanding stock options will become exercisable and all or any outstanding restricted stock awards will vest in part or in full immediately prior to the change in control transaction.

To the extent that any stock options are exercisable at a price equal to or in excess of the per share consideration in the change in control transaction, our board of directors may provide that such stock options will terminate immediately upon the consummation of the change in control transaction without any payment being made to the holders of such stock options.

Pear Holdings Corp. 2021 Stock Option and Incentive Plan

For more information about the 2021 Plan, see the section entitled “Proposal No. 6—The Incentive Plan Proposal.”

Pear Holdings Corp. 2021 Employee Stock Purchase Plan

For more information about the 2021 ESPP, see the section entitled “Proposal No. 7—The Employee Stock Purchase Plan Proposal.”

Director Compensation

The following table presents the total compensation for each person (a) who served as a non-employee member of our board of directors during 2020 and (b) who received compensation for such service during the fiscal year ended December 31, 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards to, or pay any other compensation to any of the non-employee members of our board of directors. Corey McCann, our President & Chief Executive Officer, did

not receive any compensation for his service as a member of our board of directors during 2020. Dr. McCann’s compensation for service as an employee for fiscal year 2020 is presented above under the heading “Executive Competition—2020 Summary compensation table.” In addition to the 2020 compensation disclosed below, we agreed to pay Ms. Schlichting a cash retainer of $50,000 for her 2021 service as a member of our board of directors.

Director Compensation Table—2020

Name	Option awards($) (1)	Total ($)
Nancy Schlichting	58,537	58,537
Andrew Schwab	—	—
Zack Lynch	—	—

(1)

The amounts reported in the “Option awards” column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718. See Note 12 to Pear’s consolidated financial statements appearing at the end of this prospectus regarding assumptions underlying the valuation of equity awards.

The table below shows the aggregate number of option awards held as of December 31, 2020 by each of our current non-employee directors who was serving as of that date.

Name	Number of Shares Underlying Options Outstanding at December 31, 2020
Nancy Schlichting	75,000
Andrew Schwab	—
Zack Lynch	20,000

Non-Employee Director Compensation Policy

Prior to the Closing, our board of directors plans to adopt a non-employee director compensation policy, that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee will be paid cash compensation following the Closing, as set forth below:

Name	Annual Retainer
Board of Directors	$55,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	10,000

In addition, each non-employee director elected or appointed to our board of directors following the closing of the Business Combination will be granted a one-time stock option award to purchase 48,000 THMA Class A Common Shares on the date of such director’s election or appointment to the board of directors, which will vest in quarterly installments over three years, subject to continued service through such vesting dates (such grants will be made no earlier than following the effectiveness of the filing with the SEC of a registration statement on Form S-8 covering the THMA Class A Common Shares). On the date of each annual meeting of stockholders of our company, we anticipate granting each non-employee director an annual stock option award to purchase THMA Class A Common Shares, which will vest in full on the first anniversary of the date of grant, subject to continued service as a director through such vesting date.

THE BUSINESS COMBINATION

The following is a discussion of the Business Combination and the material terms of the Business Combination Agreement among THMA, Merger Sub and Pear. You are urged to read carefully the Business Combination Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Business Combination Agreement that is important to you. We encourage you to read the Business Combination Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about THMA or Pear. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Business Combination

Transaction Structure

THMA’s and Pear’s boards of directors have each unanimously approved the Business Combination Agreement. The Business Combination Agreement provides for the merger of Merger Sub, a wholly-owned subsidiary of THMA, with and into Pear, with Pear surviving the merger as a wholly-owned subsidiary of THMA.

Merger Consideration; Conversion of Shares

As part of the Business Combination, (i) holders of Pear Common Shares, Pear Preferred Shares and Pear Vested In-the-Money Options will receive aggregate upfront consideration of $1,200,000,000, payable in an aggregate of 120,000,000 THMA Class A Common Shares at a price of $10.00 per share and (ii) holders of Pear Common Shares and Pear Preferred Shares will receive the contingent right to receive up to 12,394,625 Earn Out Shares. The Earn Out Shares are payable in three equal tranches of 4,131,875 shares, each tied to a separate earn out milestone. The Earn Out Shares will be allocated pro rata to holders of Pear Common Shares and Pear Preferred Shares (on an as-converted basis) immediately prior to the consummation of the Business Combination as set forth in the Consideration Schedule (as defined below) which shall be delivered by Pear to THMA at least two Business Days prior to the Closing. Neither holders of Pear Vested In-the-Money Options nor holders of Pear Warrants immediately prior to the Effective Time will be eligible to receive Earn Out Shares. The following table sets forth an estimate of (x) the Per Share Upfront Consideration expected to be allocated to holders of Pear Common Shares, Pear Preferred Shares, Pear Vested In-the-Money Options and Pear Warrants and (y) the allocation of the Earn Out Shares among the holders of Pear Common Shares and Pear Preferred Shares, each based on the assumption that, since the execution of the Business Combination Agreement, Pear has not issued any additional equity (including pursuant to the exercise of options, warrants or other securities exchangeable or exercisable for equity of Pear).

	Per Share Upfront Consideration	Earn Out Shares
Holders of Pear Common Shares	17,165,000	1,882,943
Holders of Pear Preferred Shares	95,808,000	10,511,682
Holders of Pear Vested-In-the-Money Options	5,797,000	None
Holders of Pear Warrants	1,230,000	None
TOTAL	120,000,000	12,394,625

Under the terms of the Business Combination Agreement, immediately prior to the Effective Time:

(i)

Each Pear Common Share issued and outstanding as of immediately prior to the Effective Time (excluding shares owned by Pear as treasury stock or dissenting shares) will be cancelled and converted into (x) the right to receive the Per Share Upfront Consideration and (y) the contingent right to receive Earn Out Shares as set forth in a Consideration Schedule. The “Per Share Upfront Consideration” is equal to such number of THMA Class A Common Shares equal to (i) $1,200,000,000 divided by

$10.00 divided by (ii) the total number of Pear Common Shares outstanding immediately prior to the Effective Time, expressed on an as-exercised and as-converted to Pear Common Share basis (including any Pear Common Shares underlying Pear Vested In-the-Money Options (on a net exercise basis) or Pear Preferred Shares).

(ii)

Each Pear Preferred Share issued and outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive Per Share Consideration in respect of such number of Pear Common Shares as set forth on a Consideration Schedule.

(iii)

Each Pear In-the-Money Option will be converted into an option to purchase a number of THMA Class A Common Shares as set forth on the Consideration Schedule at an exercise price as set forth on such Consideration Schedule. All vested options to purchase Pear Common Shares are currently considered “in-the-money” with an average exercise price of $1.19, which is based on the implied value of each Pear Common Share from the exchange ratio used to compute the Per Share Upfront Consideration in the Merger. The exchange ratio applicable to such shares is defined as (i) $1.2 billion (the “Equity Value”), divided by (ii) $10.00, divided by (iii) the number of issued and outstanding shares of Pear common stock, on a fully diluted and as-converted basis.

(iv)

Each Pear Warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of THMA Class A Common Shares in an amount and at an exercise price and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule. The holders of all Pear Warrants that are currently outstanding have entered into agreements that require the automatic exercise of such Pear Warrants such that no Pear Warrants will be outstanding as of immediately prior to the Effective Time and as such no Pear Warrants will be converted into warrants to acquire THMA Class A Common Shares. Subject to certain exceptions, such terms and conditions will be the same terms and conditions as were applicable to the Pear Warrant immediately prior to the Effective Time.

The Consideration Schedule sets forth (a) the portion of the Merger Consideration to which a holder of Pear Common Shares or Pear Preferred Shares, as applicable, would be entitled to receive on a proportionate, as-converted basis under Pear’s certificate of incorporation and bylaws, each as amended or supplemented as of the Effective Time, and (b) with respect to the conversion of Pear In-the-Money Options to options to purchase THMA Class A Common Shares, such equitable adjustments to the number of shares and the exercise price to reflect the Merger and the price per THMA Class A Common Share.

Subject to certain exceptions, during the period between the date that is 90 days following the Closing and the fifth anniversary of the Closing (the “Earn Out Period”), THMA will issue to holders of Pear Common Shares and holders of Pear Preferred Shares as of immediately prior to the Effective Time up to 12,394,625 additional THMA Class A Common Shares in the aggregate in three equal tranches of 4,131,875 Earn Out Shares, respectively, upon THMA achieving $12.50, $15.00 or $17.50, respectively, as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period.

See “The Business Combination Agreement—Merger Consideration.”

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between the representatives of THMA and Pear. The following is a brief description of the background of these negotiations and the resulting Business Combination.

THMA is a blank check company incorporated on December 1, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. THMA’s efforts to identify a prospective target business were focused on high-growth software and technology-enabled companies that are disrupting large and established industries and markets. Prior to the Initial Public Offering, neither THMA nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with THMA.

On December 7, 2020, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In January 2021, the Sponsor transferred 50,000 Founder Shares to each of Michael J. Christenson, Meghan M. FitzGerald, and Henry S. Miller, THMA’s independent directors, and an aggregate of 150,000 Founder Shares to THMA’s Advisors, in each case, at approximately the same share price initially paid by the Sponsor. On February 2, 2021, THMA effected a 1.2-to-1 forward stock split with respect to its Founder Shares, resulting in its Initial Stockholders holding an aggregate of 6,900,000 Founder Shares.

On February 4, 2021, THMA consummated its Initial Public Offering of 27,600,000 units (including the exercise in full by the underwriters of their over-allotment option to purchase an additional 3,600,000 units), generating gross proceeds to THMA of $276,000,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of the Initial Public Offering, THMA consummated the private placement of an aggregate of 5,013,333 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant, generating total proceeds of $7,520,000.

Also, in connection with the consummation of the Initial Public Offering, THMA entered into the Forward Purchase Agreement with the Anchor Investor that provides for the purchase, in the aggregate, of 5,000,000 Original Forward Purchase Units, consisting of one Forward Purchase Share and one-third of one Forward Purchase Warrant, at a purchase price of $10.00 per unit, or an aggregate purchase price of $50,000,000, in a private placement concurrently with the closing of our initial business combination. Elon S. Boms, THMA’s Chief Executive Officer and Director, also serves as a manager of the Anchor Investor. See “Other Agreements—Sponsor Agreement” for a description of the Amendment to Forward Purchase Agreement entered into in connection with the execution of the Business Combination Agreement.

After the Initial Public Offering, THMA’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. From the date of the Initial Public Offering through the signing of the Business Combination Agreement, members of the THMA Board, management, and advisors contacted, and were contacted by, a number of individuals with respect to business combination opportunities. Starting after the Initial Public Offering at the beginning of February 2020, THMA inquired about, was provided information on, or discussed the potential suitability of, 109 potential candidates for business combination opportunities in THMA’s target industries. The engagement and contact with the 109 potential candidates occurred throughout the aforementioned period of time. Through this engagement, THMA management considered whether potential candidates were ready and interested in growing as a public company and whether, in the THMA management team members’ view, the candidate might have the characteristics of an excellent public company. Based on THMA management team members’ business judgment and the interest level of the potential candidate for futher engagement and assessment, THMA entered into non-disclosure agreements with 43 potential candidates to receive access to confidential evaluation materials, including with Pear. From THMA management’s perspective, entering into an NDA with a potential candidate could enable the THMA team to further evaluate the potential business opportunity, including considering whether the candidates had significant growth prospects, strong and competitive sustainable positioning, attractive financials, public-ready leadership, significant near and longer-term value creation opportunities, and could be acquired at a price that created significant value for THMA shareholders and was fair to the candidate’s shareholders. The non-disclosure agreements that THMA entered into with these potential candidates contained, among other things, customary non-disclosure and non-use provisions and a customary trust account waiver pursuant to which the counterparty waived any right, title, interest or claim in THMA’s Trust Account and agreed not to seek recourse against the Trust Account for any reason. None of these non-disclosure agreements had standstill provisions.

Following initial diligence of these potential candidates, THMA’s management discontinued discussions with 40 of the 43 potential candidates without delivering a draft of letter as THMA’s management believed that pursuing a business combination with these targets was not in the best interest of the THMA’s stockholders due to, among other things, such targets’ public company readiness and THMA management’s assessment regarding their potential to become a long-term leader among public companies in their industries, including but not limited to their growth prospects, competitive position, financials, leadership and management teams’ capabilities, valuation expectations and certainty of deal execution.

THMA management provided two potential targets, other than Pear, with draft letters of intent, proposing to enter into an exclusivity arrangement and describing the principal terms of a potential business combination. The two businesses included a company in the communications industry and a company in the e-commerce industry. THMA engaged in formal discussions and diligence with these two companies during February to March 2021. With regard to the target in the communications industry, discussion topics included business status, expansion, financials, valuation and structure, and public company readiness. Preliminary discussions exposed differences of opinion regarding potential readiness to become a public company in a form attractive to public investors. With regard to the target in the e-commerce industry, discussion topics also included business status, expansion, financials, valuation and structure considerations, and public company readiness. Preliminary discussions exposed differences of opinion regarding the allocation of capital between the growth of the business and liquidity for the target’s shareholder buyout. THMA did not enter into any letters of intent with any potential candidates other than Pear, and discontinued discussions with the aforementioned two potential candidates after receiveing feedback from the potential candidates that other proposals better met their perceived needs, which, in THMA management’s view, may have resulted, in both cases, from differing expectations regarding the mix of consideration and the optimal path towards deal certainty.

Compared to the other two candidates described above, in THMA management’s view, Pear best fit THMA’s criteria for current and long-term public market leadership and value creation, including but not limited to Pear’s public company readiness and THMA management’s assessment regarding Pear’s path as a long-term public market leader, its growth prospects, competitive positioning, financials, leadership and management teams’ capabilities, valuation and deal structure expectations that benefit THMA shareholders, and certainty of deal execution.

On February 9, 2021, a representative of THMA asked a representative of Pear’s outside counsel Foley Hoag LLP (“Foley Hoag”) if he was aware of any companies with interest in engaging in discussions regarding a potential business combination with a special purpose acquisition company. Following that conversation, the representative of Foley Hoag discussed a potential business combination with Pear and thereafter on February 9, 2021, introduced the THMA representative to Pear’s Chief Executive Officer.

On February 9, 2021, a representative of THMA was informed by a representative of Pear’s outside counsel, Foley Hoag, that the prescription digital therapeutics company could be a potential candidate for a business combination with a special purpose acquisition company. Thereafter, THMA management researched the digital therapeutics industry and evaluated Pear as a potential acquisition candidate. THMA management reviewed Pear’s website and other publicly available information to research Pear’s executive team, market opportunity and prior financing history. THMA management assessed that Pear potentially met THMA’s investment criteria and fit with the THMA management team and directors’ areas of expertise, and determined that THMA should contact Pear to discuss the possibility of a transaction.

On February 22, 2021, representatives of THMA and Pear attended an introductory meeting where Pear’s Chief Executive Officer presented to THMA regarding Pear’s history, current business and future vision, and answered questions from THMA management and advisors. Following that meeting, the parties agreed to move forward with executing a non-disclosure agreement to engage in further discussions.

On March 1, 2021, THMA provided Pear with a draft non-disclosure agreement (the “NDA”), which was executed on March 23, 2021, which contained, among other provisions, customary non-disclosure and non-use provisions and a customary trust account waiver pursuant to which Pear waived any right, title, interest or claim in THMA’s Trust Account and agreed not to seek recourse against the Trust Account for any reason.

Also on March 23, 2021, following the execution of the NDA, representatives of THMA and Pear attended a virtual meeting to further discuss Pear’s current business and its future vision and goals.

On March 24, 2021, Pear provided THMA with access to an electronic data room containing certain materials relating to Pear’s commercial products, clinical data and trials, and platform, pipeline, and intellectual property, for purposes of THMA’s preliminary business and financial due diligence on Pear.

On March 26, 2021, THMA shared with Pear a list of diligence topics to be discussed prior to execution of a letter of intent relating to a business combination. Subsequently, from March 28 through April 1, 2021, representatives of THMA and Pear held various due diligence calls to discuss Pear’s leadership team, commercial products, commercial strategy including reimbursement progress and plans, regulatory paths and plans, pipeline and platform, competitive positioning and barriers, valuation, financials and financial model.

On April 2, 2021, THMA engaged Credit Suisse as its financial and capital markets advisor to provide advice on the potential transaction and assistance with THMA’s assessment of Pear, and negotiation of the transaction and other capital markets efforts. Credit Suisse, as one of the underwriters of the Initial Public Offering, is entitled to 40% of the deferred underwriting fees of $9,660,000 in the aggregate. Credit Suisse was not engaged to, and did not, deliver, any reports, opinions or appraisals relating to the Business Combination to the THMA Board or executive management of THMA. See “Recommendation of the THMA Board of Directors and Reasons for the Business Combination” below for more information regarding the THMA Board’s decision not to obtain a financial opinion.

Also on April 2, 2021, representatives of THMA delivered a presentation to Pear regarding THMA’s assessment of Pear to date, including THMA’s view that Pear should be valued at a $1.2 billion total enterprise value. See “Recommendation of the THMA Board of Directors and Reasons for the Business Combination” and “Financial Analyses” below for more information regarding THMA management’s valuation of Pear.

Also on April 2, 2021, THMA provided to Pear a draft letter of intent (the “Letter of Intent”), which provided for the following non-binding terms: (i) a total enterprise value of Pear of $1.2 billion; (ii) consideration to Pear equityholders in the form of THMA Class A Common Shares; (iii) a private placement transaction (including private placement in public equity financing and the Forward Purchase) of $104 million in the aggregate and (iv) the board of directors of the Post-Combination Company would have seven members divided into three classes, of which Pear would have the right to appoint six directors and THMA would have the right to appoint one director. The draft Letter of Intent also included a binding exclusivity period of 60 days following the execution of the letter of intent during which THMA and Pear would be prohibited from soliciting or negotiating any competing transaction, except that THMA would be permitted to enter into nondisclosure agreements and receive and review confidential information from third parties with respect to a competing transaction.

On April 7, 2021, Pear delivered a revised draft of the Letter of Intent to THMA (the “Pear April 7 Proposal”), which provided for the following non-binding terms: (i) a total enterprise value of Pear of $1.286 billion; (ii) additional earn out consideration to Pear equityholders of up to 10% of THMA’s capital stock (as of closing of the business combination) in three equal tranches upon achievement by THMA of trading prices of $15.00, $17.50 and $20.00, respectively; (iii) a private placement transaction (including private placement in public equity and the Forward Purchase) of $150 million in the aggregate; (iv) a closing condition in favor of Pear that THMA hold cash at closing of the business combination of at least $225 million in the aggregate (after satisfying redemption obligations to public stockholders and the consummation of the private placements, but net of unpaid fees and expenses); (v) the Sponsor agreeing to (x) forfeit 75% of its THMA warrants upon the consummation of the transaction, (y) forfeit up to 25% of its Founder Shares proportionate to the actual cash proceeds from the PIPE financing and the redemptions from public stockholders and (z) subject its remaining Founder Shares to vesting in three equal tranches upon achievement by THMA of trading prices of $15.00, $17.50 and $20.00, respectively; (vi) the elimination of the purchase of the sale of warrants pursuant to the

Forward Purchase Agreement and (vii) a payment by the Sponsor in cash to THMA of any transaction expenses above $30 million. The revised draft Letter of Intent also provided for a binding exclusivity period of 45 days from the execution of the letter of intent during which THMA and Pear would be prohibited from soliciting or negotiating any other transaction, including entering into nondisclosure agreements and receive and review confidential information from third parties with respect to a competing transaction.

Subsequently on April 7, 2021, THMA delivered a further revised draft of the Letter of Intent to Pear and BofA (the “THMA April 7 Proposal”), which included a note that the enterprise value of Pear and any earn outs payable to Pear stockholders should be further discussed as a package, and provided for the following non-binding terms: (i) revising the closing condition in favor of Pear that THMA hold cash at closing of the business combination to (x) lower the threshold to at least $150 million in the aggregate and (y) exclude any unpaid expenses; (ii) the Sponsor agreeing to (x) forfeit 10% of its THMA warrants and (y) subject 10% of its Founder Shares to vesting in three equal tranches upon achievement by THMA of trading prices of $12.50, $15.00 and $17.50, respectively; and (iii) the removal of the cash payment by the Sponsor with respect to transaction expenses in excess of $30 million and the addition of an adjustment to the enterprise value of Pear for transaction expenses incurred by either THMA or Pear in excess of certain prescribed caps. The revised draft Letter of Intent further provided that, notwithstanding its exclusivity obligations, THMA would be permitted to enter into nondisclosure agreements and receive and review confidential information from third parties with respect to a competing transaction.

On April 8, 2021, representatives of THMA, Pear, BofA, Citigroup, Sullivan & Cromwell LLP (as counsel to THMA, “Sullivan & Cromwell”) and Goodwin Procter LLP (as counsel to Pear, “Goodwin Procter”) participated in a virtual meeting to discuss the terms of the Pear April 7 Proposal and THMA April 7 Proposal as reflected in their respective drafts of Letter of Intent.

Also on April 8, 2021, the THMA Board held a special virtual board meeting, which was also attended by representatives of THMA’s management. At the meeting, representatives of THMA’s management provided the THMA Board with an update on the business combination process, including the terms of THMA and Pear’s proposals as reflected in their respective drafts of the Letter of Intent, the ongoing negotiation process with Pear and next steps with respect to due diligence of Pear.

On April 9, 2021, Goodwin Procter provided a revised draft of the Letter of Intent to Sullivan & Cromwell reflecting terms that were substantially consistent with the Pear April 7 Proposal and inconsistent with the terms of the THMA April 7 Proposal. As a result, THMA communicated to Pear that THMA would not be willing to accept the terms in such draft Letter of Intent and requested that Pear provide an updated proposal following discussion between the business teams of Pear and THMA.

On April 10, 2021, representatives of Pear and THMA participated in a virtual meeting to further discuss the terms of the Pear April 7 Proposal and the THMA April 7 Proposal.

On April 11, 2021, Goodwin Procter provided a further revised draft of the Letter of Intent to Sullivan & Cromwell (the “Pear April 11 Proposal”). The revised draft of Letter of Intent provided for the following revised non-binding terms: (i) a total enterprise value of Pear of $1.2 billion; (ii) additional earn out consideration to Pear equityholders of 5 to 10% of THMA’s enterprise value in three equal tranches upon achievement by THMA of trading prices of $12.50, $15.00 and $17.50, respectively; (iii) a private placement transaction (including the PIPE financing and the Forward Purchase) of $100 million in the aggregate, of which the Forward Purchase would be $50 million; (iii) a closing condition in favor of Pear that THMA hold cash at closing of the business combination of at least $200 million in the aggregate (after satisfying redemption obligations to public stockholders and the consummation of the private placements, but net of unpaid fees and expenses); (iv) the Sponsor agreeing to subject one-third of its THMA warrants and Founder Shares to vesting in three equal tranches upon achievement by THMA of trading prices of $12.50, $15.00 and $17.50, respectively; (v) the elimination of the sale of warrants pursuant to the Forward Purchase Agreement; and (vi) the removal of any adjustments, whether in cash or otherwise, with respect to transaction expenses of either THMA or Pear.

During April 11 to April 12, 2021, Sullivan and Cromwell and Goodwin Procter continued to exchange drafts of the Letter of Intent and to negotiate key terms, including agreement upon a binding exclusivity period of 45 days from the execution of the letter of intent during which THMA and Pear would be prohibited from soliciting or negotiating any other transaction, except that from the date that is two weeks after the date of the Letter of Intent, THMA may enter into nondisclosure agreements and receive and review confidential information from third parties with respect to a competing transaction (the “Binding Exclusivity Arrangement”).

During the period between April 2, 2021 and April 9, 2021, Pear received three non-binding letters of intent and Citigroup, BofA, management and members of the Pear board of directors met regularly to discuss the terms of each offer, including the one submitted by THMA. Pear negotiated with each of the proposed acquirers, and exchanged markups to the non-binding letters of intent with two of the three parties, including THMA.

On April 13, 2021, the THMA Board held a special virtual board meeting, which was also attended by representatives of THMA’s management. At the meeting, representatives of THMA’s management presented an update on the business combination process, including a summary of the ongoing negotiations, the latest proposed terms in the letter of intent agreed by THMA and Pear and discussions with alternative acquisition candidates. On April 14, 2021, the THMA Board held a further special virtual board meeting at which it directed THMA management to enter into the Letter of Intent to the extent that the terms of the Letter of Intent were substantially consistent with the terms and alternatives reviewed with the THMA Board.

Subsequently, on April 14, 2021, THMA and Pear finalized and executed the Letter of Intent reflecting the non-binding transaction terms in the Pear April 11 Proposal (except that one-fourth of the Sponsor’s THMA warrants and Founder Shares would be subject to vesting) and the Binding Exclusivity Arrangement (the “Final Letter of Intent”).

On April 16, 2021, representatives of THMA, Pear, BofA, Citigroup, Shearman & Sterling LLP (as counsel to BofA and Citigroup), Sullivan & Cromwell and Goodwin Procter participated in an initial call to discuss the timing and process of a business combination and the PIPE Transaction.

Starting on April 17, 2021, Pear granted THMA and its advisors with expanded access to an electronic data room containing additional information relating to Pear for THMA’s due diligence review based on THMA’s and its advisors’ diligence requests. During the period from April 17, 2021 through June 21, 2021, THMA engaged a number of third party advisors, in addition to Sullivan & Cromwell, including but not limited to, Avalere Health, Greenberg Traurig, Epstein Becker Green, and Marcum LLP to assist with various aspects of commercial, financial, tax, technical, legal and regulatory diligence, including but not limited to (i) assist in the diligence review of Pear’s reimbursement strategy and payor contracts, (ii) assist in the diligence review of the FDA clearance of Pear’s products and Pear’s compliance with healthcare laws and regulations and (iii) assist in the diligence on Pear’s technology. During this period, THMA’s management and advisors conducted diligence with respect to, among other things, Pear’s company history, financial statements, management’s experience and backgrounds, employee compensation and performance reviews, and key business drivers, including payor engagement and pipeline, pricing, customer demand and prescription volume, health economic and other data, intellectual property, in-licensed and targeted assets, pipeline and legislative agendas, including, among other things, by conducting research on industry trends, projected growth and other industry factors, attending meetings and calls with Pear’s management team and representatives, review of Pear’s material business contracts and other documentary diligence.

Between April 16, 2021 and June 21, 2021, THMA, Pear and their respective advisors held a number of virtual meetings to discuss the status of preparation of materials, including the investor presentation, for the signing and announcement of the Business Combination.

On April 23, 2021 and May 4, 2021, the THMA Board held special virtual board meetings, which were also attended by representatives of THMA’s management and Sullivan & Cromwell. At such meetings, among other things, representatives of THMA’s management presented updates on the business combination process with Pear and the PIPE Transaction, and representatives of Sullivan & Cromwell presented updates on legal and regulatory due diligence of Pear.

Also on April 23, 2021, Goodwin Procter delivered an initial draft of the Business Combination Agreement to Sullivan & Cromwell that generally reflected the terms of the Final Letter of Intent, but with such other terms that were further negotiated by the parties, including the definition of material adverse effect on each of Pear and THMA and the treatment of Pear Vested-In-The-Money Options.

On April 29, 2021, Goodwin Procter delivered an initial draft of the Registration Rights Agreement to Sullivan & Cromwell. During the period between April 29 and June 21, 2021, Sullivan & Cromwell and Goodwin Procter and Foley Hoag (as counsel to Pear) exchanged drafts of, and negotiated the terms of, such agreement and the other Ancillary Agreements, as well as exhibits and schedules to the Business Combination Agreement.

On May 4, 2021, THMA and Pear executed a letter agreement extending the exclusivity period under the Letter of Intent until June 8, 2021.

On May 5, 2021, Sullivan & Cromwell delivered a revised draft of the Business Combination Agreement to Goodwin Procter, which included, among other things, (i) revised representations and warranties for both parties (including, in particular, representations and warranties relating to material contracts, intellectual property, data privacy, regulatory compliance), (ii) revised interim operating covenants for both parties and certain covenants, including those related to each party’s ability to access information and personnel of the other party, THMA’s special meeting of stockholders and Pear’s obligation to obtain third-party consents), (iii) revised closing conditions and termination rights and (iv) revisions to the definition of material adverse effect on Pear.

From May 5 through June 21, 2021, Sullivan & Cromwell and Goodwin Procter continued to negotiate and exchange several drafts of the Business Combination Agreement, focusing on (i) Pear’s representations and warranties relating to material contracts, intellectual property, data privacy and regulatory compliance, (ii) certain interim operating covenants, (iii) the definition of a material adverse effect on Pear (including exclusions therefrom relating to changes in healthcare laws and involuntary terminations of Pear’s employees), (iv) THMA’s covenants relating to its special meeting of stockholders, including the ability of the THMA Board to modify or withdraw its recommendation to THMA’s stockholders to approve the Business Combination Agreement and the Merger and (v) the definition of material adverse effect on Pear.

During May 5 and May 6, 2021, THMA entered into engagement letters with BofA and Citigroup, respectively, to serve as co-placement agents with respect to the PIPE Transaction. Pursuant to THMA’s engagement letter with Citigroup, THMA also acknowledged Citigroup’s role as financial advisor to Pear in connection with the Business Combination and as a co-placement agent to THMA in connection with the PIPE Transaction and waiving any potential conflicts in connection with such dual roles. In addition, on May 5, 2021, THMA signed a consent letter with BofA acknowledging BofA’s role as financial advisor to Pear in connection with the Business Combination and as a co-placement agent to THMA in connection with the PIPE Transaction and waiving any potential conflicts in connection with such dual roles. Citigroup, as one of the underwriters of the Initial Public Offering, is also entitled to 60% of the deferred underwriting fees of $9,660,000 in the aggregate.

Also on May 6, 2021, Sullivan & Cromwell delivered an initial draft of the Subscription Agreement relating to the PIPE Transaction to Goodwin Procter.

On May 12, 2021, representatives of THMA, Pear, Sullivan and Cromwell, Goodwin Procter and Foley Hoag participated in a virtual meeting to discuss issues related to the draft Business Combination Agreement, including (i) certain of the revisions to the representations and warranties, focusing on those relating to intellectual property, (ii) certain of the revisions to the interim operating covenants, focusing on those relating to employee compensation matters, and (iii) the definition of a material adverse effect on Pear (exclusions therefrom relating to changes in healthcare laws and involuntary terminations of Pear’s employees).

Between May 12, 2021 and June 10, 2021, Pear, THMA and their respective advisors held a number of virtual meetings with third-party investors regarding the PIPE Transaction, including with third-party investors that were invited to participate in discussions by representatives of the Sponsor. In addition, during this period, Pear, THMA and their advisors held a number of virtual meetings to debrief on these meetings and develop a capital allocation strategy for the transaction.

On May 27, 2021, representatives of Sullivan and Cromwell and Goodwin Procter participated in a telephonic conference to discuss issues related to the draft Business Combination Agreement, including the definition of a material adverse effect on Pear and the ability of the THMA Board to modify or withdraw its recommendation to THMA’s stockholders to approve the Business Combination Agreement and the Merger.

On June 8, 2021, representatives of THMA, Pear, Sullivan and Cromwell, Goodwin Procter, Foley Hoag, BofA and Citigroup engaged in further discussions regarding the ability of the THMA Board to modify or withdraw its recommendation to THMA’s stockholders to approve the Business Combination Agreement and the Merger.

Also on June 8, 2021, the exclusivity period under the Letter of Intent, as amended, expired in accordance with its terms.

On June 10 through 12, 2021, due to the oversubscribed nature of the PIPE Transaction, Pear and THMA discussed potentially reducing the proportion of the Sponsor’s Founder Shares and THMA warrants that are subject to vesting based on the achievement by THMA of certain stock prices pursuant to the Sponsor Agreement. On June 17, 2021, Pear and THMA agreed to reduce such proportion from 25% of the Sponsor’s Founder Shares and THMA warrants, as reflected in the Final Letter of Intent, to 18.4%.

On June 12, 2021, Goodwin Procter delivered a revised draft of the Business Combination Agreement to Sullivan & Cromwell, reflecting certain changes to the mechanics related to the treatment of options to purchase Pear Common Shares (“Pear Options”) in the Merger such that all Pear Options, whether vested or unvested, would roll over and be converted into options to purchase THMA Class A Common Shares.

On June 13, 2021, Goodwin Procter and Sullivan & Cromwell continued to negotiate and exchange drafts of the Business Combination Agreement. Thereafter, a substantially final draft of the Business Combination Agreement was provided to potential investors in the PIPE Transaction on June 13, 2021.

On June 14 and 15, 2021, given the level of interest received by THMA and Pear with respect to the PIPE Transaction, the parties agreed to increase the aggregate size of the private placements from $100 million to $125 million (inclusive of the PIPE Transaction and the Forward Purchase) and, in order to facilitate participation in the PIPE Transaction from additional investors, decrease the size of the committed portion of the Forward Purchase from $50 million to $23 million.

From June 13, 2021 to June 21, 2021, representatives of Sullivan & Cromwell and Goodwin Procter negotiated the terms of the Subscription Agreements with the various investors in the PIPE Transaction. On June 21, 2021, agreements were reached with each of the potential investors to the PIPE Transaction to execute a Subscription Agreement simultaneously with the execution of the Business Combination Agreement and the related Ancillary Agreements.

From June 15, 2021 through June 21, 2021, Goodwin Procter and Sullivan & Cromwell continued to negotiate and exchange drafts of the Business Combination Agreement, including certain clarifying changes with respect to the treatment of Pear Options in the Merger, finalization of the earn out consideration to Pear stockholders of 12,394,625 THMA Class A Common Shares in the aggregate, revisions to the “outside” date on which Pear and THMA may terminate the Business Combination Agreement under certain circumstances and the addition of Pear’s obligation to deliver certain audited financial statements following the execution of the Business Combination Agreement.

On June 21, 2021, Pear, THMA and their respective legal counsels finalized the draft of the Business Combination, the Ancillary Agreements and other documents related thereto.

On June 21, 2021, the THMA Board held a special virtual meeting, which was attended by THMA’s management and representatives of Sullivan & Cromwell, to discuss the Business Combination Agreement, the Ancillary Agreements and certain matters related to the Registration Statement Form S-4 to be filed with respect to the Business Combination. Following the discussions, the THMA Board unanimously approved the Business Combination, the Business Combination Agreement and the transactions contemplated thereby, as well as the PIPE Transaction, and determined to recommend the approval of the Business Combination Agreement and the transactions contemplated thereby to its stockholders. In approving the Business Combination Agreement, the THMA Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the trust account.

On June 21, 2021, the Pear board of directors, by written consent, unanimously approved and adopted the Business Combination Agreement and the Ancillary Agreements, subject to final negotiations and modifications, and the transactions contemplated thereby, and determined to recommend the approval of the Business Combination Agreement, the Ancillary Agreements and the transactions contemplated thereby to Pear’s stockholders.

Later in the evening on June 21, 2021, the parties entered into the Business Combination Agreement and certain of the Ancillary Agreements, and THMA entered into the Subscription Agreements for the PIPE Transaction. The next morning, on June 22, 2021, THMA and Pear issued a press release announcing the Business Combination.

In connection with the proposed Business Combination with Pear, on August 19, 2021, THMA received a litigation demand letter from a certain purported THMA stockholder alleging that THMA is required to provide holders of Class A common stock a separate class vote in connection with the Charter Approval Proposal. While such separate class vote is not required pursuant to Section 242(b)(2) of the DGCL, on August 26, 2021, THMA and Pear mutually agreed to condition the Charter Approval Proposal on such separate class vote to prevent disruption to their Business Combination, avoid the delay and expense of litigation and avoid any distraction from the continued development of Pear’s platform to deliver PDTs to patients. As described elsewhere in this proxy statement/prospectus, including in the section entitled “Proposal No. 2—The Charter Approval Proposal,” this proxy statement/prospectus has been amended to reflect that the Charter Approval Proposal will also be subject to the affirmative vote (in person or by proxy) of the holders of a majority of the THMA Class A Common Shares then outstanding and entitled to vote thereon, voting separately as a single class.

During the last two weeks of September and through the start of October, in light of the ongoing market headwinds that have impacted transactions involving special purpose acquisition companies, representatives of THMA and Pear engaged in a limited number of confidential discussions with certain THMA stockholders and Subscribers to explore ways to demonstrate additional support for the Merger and the Post-Combination Company following the Merger. As of the date of this proxy statement/prospectus, neither THMA nor Pear nor any of their representatives have entered into any agreements relating thereto.

Recommendation of the THMA Board of Directors and Reasons for the Business Combination

The THMA Board, in evaluating the Business Combination, consulted with THMA’s management and legal advisors. In reaching its unanimous resolution (i) determining that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of THMA Class A Common Shares in connection therewith, are advisable and in the best interests of THMA and its stockholders and (ii) recommending that the THMA stockholders adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the THMA Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, the THMA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The THMA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of THMA’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Before reaching its decision, the THMA Board reviewed the results of management’s due diligence, which included:

•	research on industry trends, projected growth and other industry factors;

•

extensive meetings and calls with Pear’s management team and representatives regarding operations, commercial products and product pipeline, growth potential and competitive positioning, reimbursement, intellectual property and regulatory strategy, financial prospects and potential expansion opportunities, among other customary due diligence matters;

•	consultation with THMA’s legal and financial advisors;

•

review of Pear’s material business contracts and certain other legal, regulatory (including health regulatory), reimbursement and clinical and real-world data, intellectual property, technology and commercial diligence;

•	financial, accounting and tax diligence;

•	background investigation on key management;

•	research on comparable public companies; and

•	review and analysis of Pear’s financial projections, to the extent set forth below.

In approving the Business Combination, the THMA Board determined not to obtain a fairness opinion. The officers and directors of THMA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of THMA’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, THMA’s officers and directors and THMA’s advisors have substantial experience with mergers and acquisitions. Although the THMA Board did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the THMA Board relied on the following sources: (i) due diligence on Pear’s strategy and operations, (ii) analyses and research by THMA management and external advisors previously listed in this section with regard to the digital therapeutics industry, and (iii) THMA management’s collective experience in evaluating financial models/projections and conducting valuations of businesses. The $1.2 billion purchase price is on a pre-money basis. THMA’s Board concluded that that price is fair and reasonable, given Pear’s growth prospects and the potentially large market for prescription digital therapeutic products, the internal valuation of Pear by THMA management based on an analysis of comparable companies and the other factors described below.

The THMA Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Transformative Market Opportunity. The THMA Board considered the fact that Pear has defined the new class of software-based medicines referred to as prescription digital therapeutics and is the category’s market leader with the first three FDA-authorized PDTs. Pear’s first-mover advantage puts it in a position to be the preferred in-licensing partner for early stage companies. Further, Pear is positioned to be a long-term leader in the space because of the infrastructure Pear has built to discover, in-license, develop, and commercialize therapeutics to treat diverse disease states.

•

Significant Growth Prospects in a Large and Growing Addressable Market. The THMA Board considered the fact that Pear’s first three FDA-authorized, commercial-stage PDTs target large unmet medical needs represents an over $2 billion of serviceable market opportunity in the United States. More broadly, PDTs are estimated to have the opportunity over-time to treat a wide range of medical conditions for a total potential market of over $250 billion in the United States.

•

Supported by Macro Trends. The THMA Board considered the industry and societal trends which indicate a need for software to treat serious disease, including the growing burden of chronic disease, the trending transition to telemedicine, shortages of healthcare provides across many key disease areas such as substance abuse and insomnia, and the pervasive use of technology in the U.S.

•

Demonstrated Product Adoption. The THMA Board considered the fact that Pear has demonstrated adoption by clinicians, patients, and payors and is well positioned to scale. Over 800 clinicians have prescribed Pear’s products and there have been over 20,000 prescriptions to date. Further, 15 organizations have provided access to Pear’s products (e.g., listing on a formulary, as a covered benefit, purchasing products in bulk or funding a study) representing over 20 million “covered lives” for reSET and reSET-O.

•	Product Pipeline. The THMA Board considered the fact that Pear has a deep and broad pipeline with 14 product candidates with the potential to improve care across a range of therapeutic areas.

•

Competitive Advantages. The THMA Board considered the fact that Pear also has competitive advantages in respect of the regulatory authorization for its products, the ability for clinicians to engage with PDTs through Pear’s clinician dashboard, and its growing suite of intellectual property assets, particularly with respect to drug-software combinations.

•

Financial Condition. The THMA Board also considered factors such as Pear’s historical financial results, outlook and expansion opportunities, and financial plan. In considering those factors, THMA’s Board reviewed Pear’s historical finances and its current prospects for growth if Pear achieves its business plan. In reviewing those factors, the THMA Board determined that Pear is well-positioned for strong future growth.

•

Experienced and Proven Management Team. The THMA Board considered the fact that Pear has a strong management team led by a mix of seasoned life science and technology employees. The senior management of Pear intends to remain with Pear in the capacity of officers and/or directors, providing helpful continuity in advancing Pear’s strategic and growth goals.

•

Benefits from Public Market Entry and THMA expertise. The THMA Board considered the fact that, assuming there are no redemptions of Public Shares by Public Stockholders, among other things, Pear expects that the cash that the Post-Combination Company will hold will allow it to be well-positioned to acquire additional assets and to otherwise fund its business plan. Additionally, Pear benefits from the expertise that the THMA Board and THMA’s management and Advisors have in both the healthcare and software domains.

•	Stockholder Liquidity. The THMA Board considered the fact that, pursuant to the Business Combination Agreement, the THMA Class A Common Shares issued as merger consideration will be listed on the Nasdaq, a major U.S. stock exchange, which the THMA Board believes has the potential to offer stockholders enhanced liquidity.

•

Lock-Up. The THMA Board considered the fact that, certain stockholders of Pear and each of Pear’s executive officers will be subject to a 180-day lockup in respect of their THMA Class A Common Shares, subject to certain customary exceptions, which lockup will provide important stability to the leadership and governance of the Post-Combination Company.

•

PIPE Transaction. The THMA Board considered the fact that, third-party investor interest in the PIPE Transaction, including the increase of the aggregate size of the PIPE Transaction, served as validation of the valuation and opportunity represented by a transaction with Pear.

•

Other Alternatives. THMA’s Board has determined that the proposed Business Combination represents the best potential business combination for THMA and the most attractive opportunity for THMA’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets. The THMA Board of has also determined that such process has not presented a better alternative.

•

Negotiated Transaction. THMA’s Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between THMA and Pear.

THMA’s Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty, including the continuing impacts of the COVID-19 pandemic, and the effects it could have on the Post-Combination Company’s revenues.

•

Business Plan and Projections May Not Be Achieved. The risk that Pear may not be able to execute on the business plan, and realize the financial performance as set forth in the financial projections, in each case as presented to management of THMA.

•

Early Stage Company and Limited Operating History. The fact that Pear is an early-stage company with a history of losses and a limited operating history, and has a material weakness in its internal control over financial reporting arising from an accumulation of significant deficiencies relating to, among other things, its limited accounting and financial reporting personnel and insufficient segregation of duties.

•

Intellectual Property Risk. The risk that Pear may not have adequate intellectual property rights to carry out its business, may need to defend itself against patent, copyright, trademark, trade secret or other intellectual property infringement or misappropriation claims, and may need to enforce its intellectual property rights from unauthorized use by third parties.

•

Reimbursement Risk. The risk that Pear may not be able to get new payors to agree to reimburse Pear for its products, either at all or in the timeframe that Pear’s management predicts, both of which are key drivers for Pear to achieve its financial projections.

•

Regulatory Risk. The risk that are associated with Pear operating in the highly-regulated healthcare industry. Failure to comply with regulations or laws could subject Pear to significant regulatory risk, including the risk of litigation, regulatory actions and compliance issues that could subject Pear to significant fines, penalties, judgments, remediation costs, negative publicity and requirements resulting in increased expenses.

•

Redemption Risk. The potential for a significant number of THMA’s Public Stockholders electing pursuant to THMA’s Current Charter to redeem their Public Shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult or impossible to complete.

•

Evolving Regulatory Regime Governing Special Purpose Acquisition Companies. The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, Nasdaq and other regulators may revisit and update their laws, regulations and policies.

•	Stockholder Vote. The risk that THMA’s stockholders may fail to provide the applicable votes necessary to effect the Business Combination.

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within THMA’s control.

•

Litigation. The possibility of (i) litigation challenging the Business Combination or (ii) an adverse judgment granting permanent injunctive relief that could indefinitely delay consummation of the Business Combination.

•

Listing Risks. The challenges associated with preparing Pear, a private entity, for the applicable disclosure and listing requirements to which the Post-Combination Company will be subject as a publicly traded company on the Nasdaq.

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Liquidation of THMA. The risks and costs to THMA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in THMA being unable to effect a business combination by the expiration of the Combination Window.

•	Growth Initiatives May Not be Achieved. The risk that Pear’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•	No Third-Party Valuation. THMA’s decision not to obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•	THMA Stockholders Receiving a Minority Position in Pear. The risks associated with the minority position in Pear that THMA stockholders will hold following consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, THMA’s Board also considered other factors, including, without limitation:

•	Interests of Certain Persons. Some officers and directors of THMA may have interests in the Business Combination (see “—Interests of THMA’s Directors and Officers in the Business Combination”).

•	Other Risk Factors. Various other risk factors associated with the business of Pear, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The THMA Board concluded that the potential benefits that it expects THMA and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the THMA Board unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of THMA and its stockholders.

Certain Unaudited Prospective Financial Information of Pear

Pear does not as a matter of course make public projections as to future sales, earnings or other results. However, Pear’s management prepared and provided to Pear’s board of directors, Pear’s financial advisors and THMA certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Pear’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Pear. The inclusion of the below information should not be regarded as an indication that Pear, THMA or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Pear’s and THMA’s respective management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements” and “Risk Factors.” Pear and THMA believe the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Pear and THMA had at the time. Such assumptions include, but are not limited to:

•	The timing of the conduct and completion of ongoing and planned clinical trials, including trial size and other parameters, rate of trial enrollment, and impact of factors such as COVID-19.

•	The timing and rate of success in achieving FDA and international regulatory agency approval of product candidates, including the outcome of ongoing and planned clinical trials.

•

The timing and extent of the market acceptance and commercial results of any product candidates which achieve regulatory approval, including size of market, pricing, competition, and share of market achieved.

•

Other assumptions that are impacted by the reality that research, product development, regulatory approvals, launch timelines, and manufacturing and other operational execution are difficult to predict and many aspects of this progress will be impacted by circumstances that are out of Pear’s control.

While presented with numerical specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by Pear’s management with respect to industry performance, competition, general business, economic, market and financial conditions and matters specific to Pear’s business, all of which are difficult to predict and many of which are beyond Pear’s or THMA’s control.

However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Pear’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Pear’s and THMA’s respective management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Pear. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information, and inclusion of such information in this proxy statement/prospectus is not intended to influence your decision on whether to vote for the Proposals.

Neither Pear’s nor THMA’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, PEAR AND THMA DO NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE

PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF PEAR, THMA NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PEAR STOCKHOLDER, THMA STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Pear may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Pear that was provided to Pear’s board of directors, Pear’s financial advisors and THMA in connection with its evaluation of the Business Combination for 2021, 2022 and 2023:

	Forecast Year Ended December 31,
(USD in millions)	2021E	2022E	2023E
Total Revenue	$4	$22	$125

Projected revenue is based on a number of operational assumptions, including:

•

The aggregate number of covered lives across Pear’s three FDA-authorized products will increase from approximately 3 million at the beginning of 2021 to approximately 30-40 million at the beginning of 2022 and approximately 100-120 million at the beginning of 2023. Management believes that these assumptions with respect to the growth in covered lives between the beginning of 2021 and the beginning of 2023 are reasonable because Pear believes that: (i) it will continue to secure new relationships with major pharmacy benefit managers (for example, in June 2021, Pear secured a relationship with Prime Therapeutics, a major pharmacy benefit manager, and in July 2021, Pear secured a relationship with OptumRx, Inc., a major pharmacy benefit manager), (ii) its products can qualify for coverage by state Medicaid agencies, which currently account for approximately 74 million covered lives in the aggregate, and (iii) its products can qualify for Medicare coverage, which currently accounts for approximately 60 million covered lives.

•

Pear’s product prescription volume will increase from approximately 12,500 at the end of 2021 to approximately 50,000-60,000 at the end of 2022 and approximately 150,000-190,000 at the end of 2023. Management believes that these assumptions with respect to prescription volume are reasonable because: (i) Pear has already generated over 20,000 reSET and reSET-O prescriptions since launch despite limited investment in sales and marketing, (ii) Pear intends to substantially increase its investment in sales and marketing for its products as additional covered lives are achieved and (iii) management anticipates that an increase in sales and marketing will lead to additional awareness of Pear’s products, which will increase the number of prescriptions for its products.

•	During 2021 through 2023, except for minimal revenues from partnerships, no revenue will be generated (i) other than from Pear’s three FDA-authorized products or (ii) outside of the United States.

While Pear’s management believes Pear will be able to expand its range of products and also offer its products outside of the United States, due to the uncertainty of the timing of Pear’s ability to bring additional products to market and obtain authorizations for the distribution of Pear’s products outside the United States during such period, Pear’s management has assumed that there will not be any revenue from either of those potential revenue sources.

•

Solely for the purposes of Pear’s projected revenues for 2021 through 2023, Pear’s three FDA-authorized PDTs are forecast to have a 50%-75% prescription fulfilment rate and are forecast to have a 5%-25% gross-to-net adjustment, which accounts for discounts, rebates and other expenses.

•

For 2021 through 2023, a compound annual growth rate in the digital therapeutics industry of 26.7%, based on projections from a third-party market research report. Management believes that the growth of revenue from Pear’s three FDA-authorized products during this period will outpace the current growth rate of the industry given Pear’s positioning and competitive advantage in the market as the category leader.

•	Pear’s ability to continue to attract new customers and retain existing customers.

•	Pear’s ability to continue to release product enhancements.

•	Pear’s ability to partner with other pharmaceutical companies in the development of new PDTs.

•

Pear’s ability to continue to execute real-world studies to collect real world data supporting the clinical utility of its products and health economic outcomes data supporting the value of its products.

•	Pear’s ability to continue to drive deeper integration of its products into health systems’ infrastructure, including via virtual care channels and strategic partnerships.

•	Pear’s ability to continue to overcome the challenges associated with COVID-19.

•	Pear’s ability to broaden feature and service offerings centered around Pear’s current commercial products.

•	Pear’s ability to make effective platform enhancements.

Satisfaction of 80% Test

The Nasdaq rules require that THMA’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount payable from the Trust Account) at the time of THMA’s signing a definitive agreement in connection with its initial business combination. As of June 21, 2021, the date of the execution of the Business Combination Agreement, the value of the net assets held in the Trust Account was approximately $266.3 million (excluding $9.66 million of deferred underwriting discount held in the Trust Account) and 80% thereof represents approximately $213 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the THMA Board used as a fair market value the enterprise value of approximately $1.2 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement. In determining whether the enterprise value described above represents the fair market value of Pear, the THMA Board considered all of the factors described in this section and the section entitled “The Business Combination Agreement” and the fact that the purchase price for Pear was the result of an arm’s length negotiation. As a result, the THMA Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount payable from the Trust Account).

Selected Financial Analyses

To assess the value that the public markets would likely ascribe to the Post-Combination Company following the Business Combination between Pear and THMA, THMA’s management primarily relied on comparable company analyses using (i) a trading multiples methodology based on comparable companies’ 2023 estimated revenues, (ii) a discounted value analysis to assess the current value of Pear based on future expected trading multiples as of December 31, 2022 and (iii) a comparison of comparable companies’ enterprise value relative to their phase of clinical development. THMA management also presented such analysis to the THMA Board.

Comparable Company Analysis—Disruptive Healthcare Companies

THMA management reviewed and analyzed certain financial information, implied multiples and market trading data relating to the following selected companies that THMA management deemed comparable based on their experience and professional judgment to Pear for purposes of this analysis.

The selected companies were Adaptive Biotechnologies Corporation, DexCom, Inc., Guardant Health, Inc., Inspire Medical Systems Inc., NovoCure Limited, Outset Medical, Inc., Schrödinger, Inc., Shockwave Medical, Inc. and Teledoc Health, Inc. (collectively, the “Trading Comparable Companies”).

Although none of the Trading Comparable Companies is directly comparable to Pear, the companies included are publicly traded companies with certain operational and financial characteristics, which, for purposes of this analysis, may be considered similar to certain operational or financial characteristics of Pear, including that the Trading Comparable Companies are disruptive healthcare companies.

The analyses presented below are based on estimates of prospective financial information of Pear, including its estimated 2023 revenues, which estimates are not necessarily indicative or predictive of future results, which may be significantly more or less favorable than as estimated. The assumptions and estimates used in, and the results derived from, the financial analyses set forth below are inherently subject to substantial uncertainty.

Trading Multiples Analysis

THMA management reviewed the enterprise value as a multiple of estimated 2023 revenue (“Enterprise Value/2023 Revenue”) of publicly traded companies that THMA’s management deemed comparable based on their experience and professional judgment to Pear for purposes of this analysis.

The Enterprise Value/2023 Revenue, using market data as of June 18, 2021, for the selected Trading Comparable Companies and the median thereof are summarized in the table below.

Enterprise Value / 2023 Revenue
2023E
Adaptive Biotechnologies Corporation	16.88x
DexCom, Inc.	12.47x
Guardant Health, Inc.	17.57x
Inspire Medical Systems Inc.	15.27x
NovoCure Limited	33.07x
Schrödinger, Inc.	13.21x
Shockwave Medical, Inc.	16.69x
Outset Medical, Inc.	9.82x
Teledoc Health, Inc.	8.28x
Median	15.27x

THMA management compared this multiple to the equivalent multiple for Pear, assuming a pro forma enterprise value of the Post-Combination Company of $1.201 billion (calculated assuming a price per THMA Class A Common Share of $10.00 and reflecting the assumptions laid out in the “Selected Definitions” section above) and Pear management’s estimated 2023 revenues of $125 million, of 9.61x.

Discounted Value Analysis

THMA management reviewed the enterprise value of each of the Trading Comparable Companies as a multiple of such Trading Comparable Companies estimated revenue for the next twelve months (“Enterprise Value/NTM Revenue”).

The Enterprise Value/NTM Revenue, using market data as of June 18, 2021, for the selected Trading Comparable Companies and the median thereof are summarized in the table below.

Enterprise Value/ NTM Revenue
Next Twelve Months (Estimated)
Adaptive Biotechnologies Corporation	28.8x
DexCom, Inc.	16.6x
Guardant Health, Inc.	27.2x
Inspire Medical Systems Inc.	22.5x
NovoCure Limited	42.1x
Schrödinger, Inc.	25.2x
Shockwave Medical, Inc.	27.0x
Outset Medical, Inc.	18.2x
Teledoc Health, Inc.	11.8x
Median	25.2x

Based on the foregoing analyses and using their judgment and expertise, THMA management applied the median Enterprise Value/NTM Revenue of 25.2x to Pear management’s estimated 2023 revenues of $125 million. The results of this analysis implied the enterprise value of Pear as of December 31, 2022 to be $3.147 billion. THMA management then applied a conservative discount rate of 20% to discount such implied value from December 31, 2022 to June 30, 2021, resulting in an implied enterprise value of Pear as of June 30, 2021 of $2.394 billion. THMA management compared that value to the $1.201 billion pro forma enterprise value of the Post-Combination Company (determined as described above under “—Trading Multiples Analysis”).

Comparable Company Analysis—Enterprise Value and Phase of Clinical Development

THMA management also reviewed enterprise values of publicly traded companies that were selected by THMA as therapeutically-aligned with Pear (targeting psychiatric and neurological disease) as compared to the phase of their clinical development (in the pre-FDA authorization or early commercialization stage of clinical development).

The comparable companies included in this analysis were Compass Pathways plc, Biohaven Pharmaceutical Holding Co. Ltd., Acadia Pharmaceuticals Inc., Axsome Therapeutics, Inc., Karuna Therapeutics Inc., Intra-Cellular Therapies, Inc. and Harmony Biosciences Holdings, Inc. (the “Clinical Development Comparable Companies”).

Although none of the Clinical Development Comparable Companies is directly comparable to Pear, the companies included are publicly traded companies with certain operational and financial characteristics, which, for purposes of this analysis, may be considered similar to certain operational or financial characteristics of the Company, including that the Clinical Development Comparable Companies target psychiatric and neurological disease, and are in the pre-FDA authorization or early commercialization stage of clinical development.

THMA’s management reviewed each of the Clinical Development Comparable Companies and Pear based upon (i) the relative phase of clinical development (between phase 2, phase 3 and commercial) of Pear and the Clinical Development Comparable Companies (shown on the horizontal axis below), based on the descriptions thereof from the Clinical Development Comparable Companies’ websites, and (ii) the $1.2 billion pro forma enterprise value of the Post-Combination Company (determined as described above under “—Trading Multiples Analysis”) and the enterprise value of Clinical Development Comparable Companies (shown on the vertical axis below), using market data as of June 18, 2021 (other than with respect to Compass Pathways plc, which is based on the methodology described in the note below the chart). THMA’s management compared the $1.2 billion pro forma enterprise value of the Post-Combination Company to the enterprise value of the Clinical Development

Comparable Companies, and Pear’s phase of clinical development to those of the Clinical Development Comparable Companies.

**	Enterprise value of Compass Pathways plc (“Compass”) is pro forma based on a $144 million follow-on offering by Compass in April 2021.

The results of the foregoing analyses were viewed by the THMA Board as supporting its determination, based on the factors described above, that the terms of the Business Combination were in the best interests of THMA and its shareholders.

Interests of THMA’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the THMA Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and THMA’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of THMA stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•

If the Business Combination with Pear or another business combination is not consummated within the Combination Window, THMA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the THMA Board, dissolving and liquidating. In such event, the 6,900,000 Founder Shares held by THMA’s Initial Stockholders, including 180,000 Founder Shares held by THMA’s independent directors and 180,000 Founder Shares held by THMA’s Advisors, which were acquired by the Sponsor for an aggregate purchase price of $25,000 prior to the Initial Public Offering, would be worthless because THMA’s Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. The Founder Shares held by the Sponsor had an aggregate market value of $65,073,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 180,000 Founder Shares held by THMA’s independent directors had an aggregate market value of $1,791,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 180,000 Founder Shares held by THMA’s Advisors had an aggregate market value of $1,791,000 based upon the closing price of $9.95 per THMA Class A Common Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 5,013,333 Private Placement Warrants from THMA for an aggregate purchase price of $7,520,000 (or $1.50 per warrant). These purchases took place in a private placement simultaneously with the consummation of the Initial Public Offering. A portion of the proceeds THMA received from these purchases were placed in the Trust Account. The Private Placement Warrants had an aggregate market value of $4,361,600 based upon the closing price of $0.87 per public warrant on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants would become worthless if THMA does not consummate a business combination within the Combination Window.

•

No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. From the date of the Initial Public Offering until the date of the Business Combination Agreement, there have been no reimbursable out-of-pocket expenses incurred in connection with the Business Combination.

•

Our Chief Executive Officer and director, Elon Boms, is a Managing Director of the Pritzker Vlock Family Office and a manager of the Anchor Investor. Our Chief Operating Officer and director, Steven Benson is a Venture Partner with the Pritzker Vlock Family Office. Our Chief Financial Officer, Joseph Iannotta is the Controller of the Pritzker Vlock Family Office. Messrs Boms, Benson and Iannotta have led and assisted in, respectively, the evaluation of our business combination targets, including Pear, and the negotiation of our Business Combination with Pear.

•

The Anchor Investor, an affiliate of the Pritzker Vlock Family Office, has entered into the Amended Forward Purchase Agreement with us, pursuant to which the Anchor Investor has agreed to purchase 2,300,000 THMA Class A Common Shares for a purchase price of $10.00 per share and at an aggregate purchase price of $23,000,000 (which amount may be increased under certain circumstances as described under “Other Agreements—Sponsor Agreement”).

•	An entity affiliated with the Pritzker Vlock Family Office holds an indirect economic interest in the Sponsor and the Anchor Investor.

•

We pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Such arrangement will terminate upon the consummation of the Business Combination.

•

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. If THMA consummates the Business Combination, on the other hand, THMA will be liable for all such claims.

•

THMA’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on THMA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if THMA fails to consummate a business combination within the Combination Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, THMA may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Combination Window.

•

Our Sponsor has also agreed, subject to certain exceptions, not to transfer 1,269,600 THMA Class B Shares held by it and to have 922,453 Private Placement Warrants held in trust, in each case, until such securities are released under the Sponsor Agreement. Pursuant to the Sponsor Agreement, (i) 423,200

of such Founder Shares and 307,485 of such Private Placement Warrants will vest upon THMA achieving $12.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, (ii) 423,200 of such Founder Shares and 307,484 of such Private Placement Warrants will be released upon THMA achieving $15.00 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, and (iii) 423,200 of such Founder Shares and 307,484 of such Private Placement Warrants will be released upon THMA achieving $17.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, in each case, during the Earn Out Period. Any such Founder Shares or Private Placement Warrants not released prior to the fifth anniversary of the Closing will be deemed to be forfeited. The Founder Shares held by the Sponsor’s directors and Advisors will not be subject to vesting or forfeiture.

•

Following the Closing, our Sponsor would be entitled to the repayment of any outstanding working capital loan and advances that have been made to THMA. On June 21, 2021, THMA issued the 2021 Note in the principal amount of $1,000,000 to the Sponsor in exchange for up to $1 million in working capital loans, which is described in more detail in the section entitled “Certain Relationships and Related Party Transactions” of this proxy statement/prospectus. As of the date of this proxy statement/prospectus, we have drawn $1 million under the 2021 Note. If we do not complete an initial business combination within the Combination Window, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•

The Sponsor and THMA’s directors, Advisors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares held by them if THMA fails to complete the Business Combination during the Combination Window (as defined below). See “Information about THMA—Redemption of Public Shares and Liquidation if no Business Combination” on page 129 of this proxy statement/prospectus.

•	Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.

•	The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

The following table sets forth the implied ownership levels by and returns to holders of the Post-Combination Company’s securities (including our Sponsor, the Subscribers and the Anchor Investor) at various prices based on the assumptions described under “Summary—Ownership of the Post-Combination Company”.

	(In millions, other than share price and percentages)
Share Price:	$5.00	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00
Public Shares	27.6	27.6	27.6	27.6	27.6	27.6	27.6
Public Warrants	—	—	—	0.7	2.1	3.2	3.9
Founder Shares(1)	5.6	5.6	5.6	6.1	6.5	6.9	6.9
Private Placement Warrants(2)	—	—	—	0.4	1.1	1.7	2.1
Subscribers	12.6	12.6	12.6	12.6	12.6	12.6	12.6
Anchor Investor	2.3	2.3	2.3	2.3	2.3	2.3	2.3
Pear Equityholders Rollover Equity	120.0	120.0	120.0	124.1	128.3	132.4	132.4
Post-Money Equity Value	$829	$1,244	$1,658	$2,143	$2,672	$3,226	$3,710
Implied Returns:
Illustrative Sponsor 1-Year Return (%)(3),(4)	(50)%	(25)%	0%	28%	62%	95%	128%
Illustrative Anchor Investor 1-Year Return (%)(3)	(50)%	(25)%	0%	25%	50%	75%	100%
Sponsor Gain ($)(1),(2),(5)	$21	$35	$49	$73	$106	$143	$173
Illustrative Sponsor 1-Year Return (%)(1),(2),(5)	274%	462%	649%	965%	1411%	1906%	2302%
Aggregate Sponsor + Anchor Investor Gain ($)(1),(2),(5),(6)	$9	$29	$48.8	$78	$118	$161	$196
Illustrative Aggregate Sponsor + Anchor Investor Gain 1-Year Return (%)(1),(2),(5),(6)	30%	95%	160%	257%	385%	526%	643%

Implied Ownership:	$5.00	$7.50	$10.00	$12.50	$15.00	$17.50	$20.00
Public Stockholders(4)	16.6%	16.6%	16.6%	16.5%	16.7%	16.7%	17.0%
Sponsor (not including the Anchor Investor)	3.4	3.4	3.4	3.7	4.3	4.7	4.9
Subscribers	7.6	7.6	7.6	7.3	7.1	6.8	6.8
Anchor Investor	1.4	1.4	1.4	1.3	1.3	1.2	1.2
Initial Stockholders	72.4	72.4	72.4	72.4	72.0	71.8	71.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Implied Dilution from Founder Shares and Private Placement Warrants	3.4%	3.4%	3.4%	3.7%	4.3%	4.7%	4.9%

Based on the assumptions underlying the no redemption scenario. Warrant dilution calculated using Treasury Stock Method. Does not contemplate any incentive awards under the 2021 Plan or 2021 ESPP as the number of awards and terms of any such awards are not yet known.

(1)	Reflects up-front THMA Class B Common Shares held by the Sponsor and THMA Board and Advisors, as well as deferred Sponsor Earn Out Shares that vest at $12.50, $15.00, and $17.50.
(2)	Reflects up-front Private Placement Warrants held by the Sponsor and THMA Board and Advisors, as well as deferred Sponsor Earn Out Warrants that vest at $12.50, $15.00, and $17.50.
(3)	Assumes investor entry price of $10/share.
(4)	Includes Public Shares and Public Warrants.
(5)	Assumes at risk capital of $7.5 million.
(6)	Assumes PIPE commitment of $23 million and at risk capital of $7.5 million.

The THMA Board believes that the acquisition of Pear will provide THMA’s stockholders with an opportunity to participate in a Post-Combination Company with significant growth potential in the healthcare sector, compelling competitive positioning for sustainable public market leadership, and a strong management team, among other attributes. In arriving at the decision to recommend that THMA’s stockholders vote to approve the Transaction, the THMA Board also considered various uncertainties and risks, as well as other factors, including that some officers and directors of THMA may have interests in the Business Combination that are different from or in addition to (and which may conflict with) those of THMA stockholders. In particular, as noted above, if the Business Combination with Pear or another business combination is not consummated within the Combination Window, THMA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the THMA Board, dissolving and liquidating. In such event, all Founder Shares held by THMA’s Sponsor, its directors and its Advisors will be worthless and such persons will lose their entire investment in THMA. Further, in the event that the Business Combination is consummated, THMA’s Sponsor, directors and officers may receive a return on investment that is higher than the return on investment received by THMA’s Public Stockholders, as shown in the table above. In evaluating the Business Combination, the THMA Board also considered that such potentially disparate interests could be partially mitigated by the disclosure of such interests in this proxy statement/prospectus and that such potentially disparate interests would exist or may be even greater in the event of a business combination of THMA with a different target company. These factors are discussed in greater detail in the section entitled “The Business Combination—Recommendation of the THMA Board of Directors and Reasons for the Business Combination.”

THMA’s Sponsor, directors and officers do not have any fiduciary or contractual obligations to, or any interest in, or affiliation with, Pear. The interests of THMA’s directors and officers with other entities are described in the section entitled “Management of THMA.”

Interests of Pear’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the Pear board of directors with respect to the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby upon the terms and conditions set forth in the Business Combination Agreement by unanimous written consent, Pear stockholders should be aware that certain members of the board of directors and executive officers of Pear have interests in the Business Combination that may be different from, or in addition to, their interests as a stockholder. The Pear board of directors was aware of such interests, which are described below, during its deliberations on the merits of the Business Combination and in deciding to recommend that Pear stockholders submit written consents in favor of the Business Combination.

•

Pear’s executive officers are expected to become executive officers of the Post-Combination Company upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Pear are expected to become executive officers of the Post-Combination Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Title
Corey McCann, M.D. Ph.D.	Chief Executive Officer, President and Director
Christopher D.T. Guiffre, J.D., M.B.A	Chief Financial Officer, Chief Operating Officer, Treasurer and Assistant Secretary
Erin K. Brenner	Chief Product Development Officer
Katherine Jeffery	Chief People Officer
Yuri Maricich, M.D., M.B.A	Chief Medical Officer & Head of Development
Ronan P. O’Brien, J.D.	General Counsel and Secretary
Julia Strandberg, M.B.A	Chief Commercial Officer

•

In addition, the following individuals who are currently members of the Pear board of directors are expected to become members of the Post-Combination Company Board upon the closing of the Business Combination: Corey McCann, Jorge Gomez, Zack Lynch, Nancy Schlichting and Andrew Schwab.

•

Certain of Pear’s executive officers and directors as of the date of the Business Combination Agreement hold Pear Common Shares and Pear Options. For a description of the treatment of Pear Common Shares and Pear Options in the Business Combination, see “The Business Combination Agreement—Merger Consideration,” which description is incorporated by reference herein.

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION

Completion of the Business Combination is subject to approval under the HSR Act. Each of Pear and THMA has agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Business Combination Agreement and to obtain, file with or deliver to, as applicable, any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, permit or approval of any governmental entity or other person necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Agreements.

HSR Act

Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. THMA and Pear filed Notification and Report Forms with the Antitrust Division and the FTC on July 2, 2021, and the 30-day waiting period expired at 11:59 p.m. New York City time on August 5, 2021.

At any time before or after the completion of the Business Combination, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of THMA or Pear or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of THMA or Pear or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of THMA and Pear to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ANTICIPATED ACCOUNTING TREATMENT

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Pear has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) Pear’s shareholders will have majority of the voting power under both the no redemption and maximum redemption scenarios; (ii) Pear will appoint the majority of the board of directors of the Post-Combination Company; (iii) Pear’s existing management will comprise the management of the Post-Combination Company; (iv) Pear will comprise the ongoing operations of the Post-Combination Company; (v) Pear is the larger entity based on historical revenues and business operations; and (vi) the Post-Combination Company will assume Pear’s name.

Under this method of accounting, THMA will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Pear issuing stock for the net assets of THMA, accompanied by a recapitalization. The net assets of THMA will be stated at historical cost, with no goodwill or other intangible assets recorded.

PUBLIC TRADING MARKETS

The THMA Class A Common Shares are listed on the Nasdaq under the symbol “THMA.” THMA’s Public Warrants are listed on the Nasdaq under the symbol “THMAW.” THMA’s Units are listed on Nasdaq under the symbol “THMAU.” Following the Business Combination, the Post-Combination Company Common Stock (including common stock issuable in the Business Combination) will be listed on the Nasdaq under the symbol “PEAR” and the Post-Combination Company’s public warrants will be listed on the Nasdaq under the symbol “PEAR.W.”

THE BUSINESS COMBINATION AGREEMENT

This section describes the material terms of the Business Combination Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Business Combination Agreement that is important to you. You are encouraged to read the Business Combination Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about THMA or Pear. Such information can be found elsewhere in this proxy statement/prospectus.

Effects of the Business Combination

As a result of the Business Combination, Merger Sub will merge with and into Pear, with Pear surviving the Merger as a wholly-owned subsidiary of THMA. The Proposed Charter set forth as Annex B to this proxy statement/prospectus will be the certificate of incorporation of the Post-Combination Company. The parties shall take all actions necessary so that the bylaws of the Post-Combination Company shall be amended and restated to be as set forth in the Proposed Bylaws attached as Annex C to this proxy statement/prospectus.

Merger Consideration

Upfront Consideration; Conversion of Securities.

In connection with the Business Combination, (i) holders of Pear Common Shares, Pear Preferred Shares and Pear Vested In-the-Money Options will receive aggregate upfront consideration of $1,200,000,000, payable in an aggregate of 120,000,000 THMA Class A Common Shares at a price of $10.00 per share and (ii) holders of Pear Common Shares and Pear Preferred Shares will receive the contingent right to receive up to 12,394,625 Earn Out Shares (see “Earn Out Consideration”).

The Earn Out Shares are payable in three equal tranches of 4,131,875 shares, each tied to a separate earn out milestone. The Earn Out Shares will be allocated pro rata to holders of Pear Common Shares and Pear Preferred Shares (on an as-converted basis) immediately prior to the consummation of the Business Combination as set forth in the Consideration Schedule (as defined below) which shall be delivered by Pear to THMA at least two Business Days prior to the Closing. Neither holders of Pear Vested In-the-Money Options nor holders of Pear Warrants immediately prior to the Effective Time will be eligible to receive Earn Out Shares. The following table sets forth an estimate of (x) the Per Share Upfront Consideration expected to be allocated to holders of Pear Common Shares, Pear Preferred Shares, Pear Vested In-the-Money Options and Pear Warrants and (y) the allocation of the Earn Out Shares among the holders of Pear Common Shares and Pear Preferred Shares, each based on the assumption that, since the execution of the Business Combination Agreement, Pear has not issued any additional equity (including pursuant to the exercise of options, warrants or other securities exchangeable or exercisable for equity of Pear).

	Per Share Upfront Consideration	Earn Out Shares
Holders of Pear Common Shares	17,165,000	1,882,943
Holders of Pear Preferred Shares	95,808,000	10,511,682
Holders of Pear Vested-In-the-Money Options	5,797,000	None
Holders of Pear Warrants	1,230,000	None
TOTAL	120,000,000	12,394,625

Under the terms of the Business Combination Agreement, at the Effective Time:

(i)	Each Pear Common Share issued and outstanding as of immediately prior to the Effective Time (excluding shares owned by Pear as treasury stock or dissenting shares) will be cancelled and converted into (x) the right to receive the Per Share Upfront Consideration and (y) the contingent right to receive Earn Out Shares as set forth in a Consideration Schedule (as defined below). The “Per Share Upfront Consideration” is equal to such number of THMA Class A Common Shares equal to (i) $1,200,000,000 divided by $10.00 divided by (ii) the total number of Pear Common Shares outstanding immediately prior to the Effective Time, expressed on an as-exercised and as-converted to Pear Common Share basis (including any Pear Common Shares underlying Pear Vested In-the-Money Options or Pear Preferred Shares).

(ii)

Each Pear Preferred Share issued and outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive Per Share Consideration in respect of such number of Pear Common Shares as set forth on a Consideration Schedule.

(iii)

Each Pear In-the-Money Option will be cancelled in exchange for an option to purchase a number of THMA Class A Common Shares as set forth on the Consideration Schedule at an exercise price as set forth on such Consideration Schedule. All vested options to purchase Pear Common Shares are currently considered “in-the-money” with an average exercise price of $1.19, which is based on the implied value of each Pear Common Share from the exchange ratio used to compute the Per Share Upfront Consideration in the Merger. The exchange ratio applicable to such shares is defined as (i) $1.2 billion (the “Equity Value”), divided by (ii) $10.00, divided by (iii) the number of issued and outstanding shares of Pear common stock, on a fully diluted and as-converted basis.

(iv)

Each Pear Warrant outstanding as of immediately prior to the Effective Time will be converted into a warrant to acquire a number of THMA Class A Common Shares (“Assumed Warrants”) in an amount and at an exercise price and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule. The holders of all Pear Warrants that are currently outstanding have entered into agreements that require the automatic exercise of such Pear Warrants such that no Pear Warrants will be outstanding as of immediately prior to the Effective Time and as such no Pear Warrants will be converted into warrants to acquire THMA Class A Common Shares. Subject to certain exceptions, such terms and conditions will be the same terms and conditions as were applicable to the Pear Warrant immediately prior to the Effective Time.

The number of THMA Class A Common Shares to be issued to Pear stockholders in respect of their Pear Common Shares and their Pear Preferred Shares, together with the number of THMA Class A Common Shares that will underlie the Rollover Options issued to holders of Pear Vested In-the-Money Options, will be equal to 120,000,000.

Earn Out Consideration.

Subject to certain exceptions, during the period between the date that is 90 days following the Closing and the fifth anniversary of the Closing (the “Earn Out Period”), THMA will issue to holders of Pear Common Shares and holders of Pear Preferred Shares as of immediately prior to the Effective Time up to 12,394,625 additional THMA Class A Common Shares in the aggregate (the “Earn Out Shares”) in three equal tranches of 4,131,875 Earn Out Shares, respectively, upon the occurrence of Triggering Event I, Triggering Event II and Triggering Event III, respectively.

“Triggering Event I” will be considered achieved when the volume weighted average price of THMA Class A Common Shares on Nasdaq is greater than or equal to $12.50 for any 20 trading days within a 30 trading day period. “Triggering Event II” will be considered achieved when the volume weighted average price of THMA Class A Common Shares on Nasdaq is greater than or equal to $15.00 for any 20 trading days within a 30 trading day period. “Triggering Event III” will be considered achieved when the volume weighted average price of THMA Class A Common Shares on Nasdaq is greater than or equal to $17.50 for any 20 trading days within a 30 trading day period.

In the event that, during the Earn Out Period, the Post-Combination Company completes a transaction involving (i) the acquisition of all or a material portion of the assets, business or equity securities of the Post-Combination Company or (ii) an equity or similar investment in the Post-Combination Company, in each case, resulting in the Post-Combination Company’s stockholders immediately prior to such transaction holding, in the aggregate, less than 50% of the voting shares of the Post-Combination Company (or successor or parent company thereof), any then-unvested Earn Out Shares will become vested.

Fractional Shares.

No fractional THMA Class A Common Shares will be issued by virtue of the Business Combination or the other transactions contemplated by the Business Combination Agreement. Each person who would otherwise be entitled to a fraction of a THMA Class A Common Share (after aggregating all fractional THMA Class A Common Shares that otherwise would be received by such holder) will instead have the number of THMA Class A Common Shares issued to such person rounded down in the aggregate to the nearest whole THMA Class A Common Share, and will be entitled to receive cash, without interest, rounded to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a THMA Class A Common Share to which such holder otherwise would have been entitled multiplied by (b) $10.00.

Consideration Allocation.

No later than the two business days prior to the Closing Date, Pear will prepare and deliver to THMA a consideration schedule (the “Consideration Schedule”) describing (i) each Pear equityholder and the number of Pear Common Shares, Pear Preferred Shares and Pear Options held by such Pear equityholder, (ii) the Per Share Upfront Consideration and the portion of the Merger Consideration allocated to each Pear stockholder and (iii) the number of Pear Common Shares underlying Pear Options that will be converted into Rollover Options and the number of Pear Common Shares underlying Pear Warrants that will be converted into Assumed Warrants.

The Consideration Schedule sets forth (a) the portion of the Merger Consideration to which a holder of Pear Common Shares or Pear Preferred Shares, as applicable, would be entitled to receive on a proportionate, as-converted basis under Pear’s certificate of incorporation and bylaws, each as amended or supplemented as of the Effective Time, and (b) with respect to the conversion of Pear In-the-Money Options to options to purchase THMA Class A Common Shares, such equitable adjustments to the number of shares and the exercise price to reflect the Merger and the price per THMA Class A Common Share.

Closing and Effective Time of the Business Combination

The closing of the Business Combination will take place remotely, via electronic exchange of documents, as promptly as practicable but no later than the third business day following the satisfaction or waiver of the closing conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with the Business Combination Agreement or at such other date or time as Pear and THMA may agree in writing. See “—Conditions to the Business Combination” beginning on page 289 for a more complete description of the conditions that must be satisfied or waived prior to the Closing.

At the Closing, Pear and THMA will effect the Business Combination by causing a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, and the Business Combination will become effective on the date and time such certificate of merger has been accepted by the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Pear and THMA and specified in such certificate of merger. The time at which the Business Combination becomes effective is sometimes referred to in this proxy statement/prospectus as the “Effective Time.”

As of the date of this proxy statement/prospectus, Pear and THMA expect that the Business Combination will be effective during the second half of 2021. However, there can be no assurance as to when or if the Business Combination will occur.

If the Business Combination is not completed by the Termination Date (as defined below), the Business Combination Agreement may be terminated by either Pear or THMA, subject to certain exceptions. See “—Termination” beginning on page 291 for a more complete description of the termination rights of the parties.

Covenants and Agreements

Conduct of Pear’s Business Prior to the Completion of the Business Combination.

Pear agreed that, from the date of the Business Combination Agreement until the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, except as expressly contemplated by the Business Combination Agreement or an Ancillary Agreement, as required by applicable law or any conditions, restrictions or requirements of a governmental entity in connection with or in respect of the COVID-19 pandemic, it will (i) operate the business of it and its subsidiaries (the “Pear Group Companies”) in the ordinary course of business consistent with industry practice and (ii) use commercially reasonable efforts to maintain and preserve substantially intact the business organization, assets, properties and material business relations of the Pear Group Companies, taken as a whole, and maintain existing relations and goodwill with governmental entities and material customers, suppliers, licensors, licensees, distributors, creditors, lessors, and business associates and keep available the services of the Pear Group Companies’ present officers.

In addition, subject to certain exceptions, Pear agreed that, from the date of the Business Combination Agreement until the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, except as expressly contemplated by the Business Combination Agreement or an Ancillary Agreement or as required by applicable law, it will not, and will not permit its subsidiaries not to:

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of any Pear Group Company or repurchase any outstanding equity securities of any Pear Group Company;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•

merge, consolidate, combine or amalgamate any Pear Group Company with any person or purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•	adopt any material amendments, supplements, restatements or modifications to any Pear Group Company’s certificate of incorporation and bylaws;

•

transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, any equity securities of any Pear Group Company or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Pear Group Company to issue, deliver or sell any equity securities of any Pear Group Company;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for sales or other dispositions in the ordinary course of business consistent with past practice; sales, leases, or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate; and non-exclusive licenses entered in the ordinary course of business;

•	incur, create or assume any indebtedness, in excess of $2,500,000, individually or in the aggregate;

•	amend, modify, cancel, or waive any debts held by it;

•	make any loans, advances or capital contributions to, or guarantees for the benefit of, any person or any investments in any person in excess of $1,000,000, individually or in the aggregate;

•

amend, modify, adopt, enter into or terminate any employee benefit plan of any Pear Group Company or any benefit or compensation plan, policy, program or contract that would be an employee benefit plan if in effect as of the date of the Business Combination Agreement;

•

increase the compensation or benefits payable to any current or former director, manager, officer, employee, or contingent worker of any Pear Group Company earning annual compensation in excess of $250,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer, employee, or contingent worker of any Pear Group Company to be greater than $250,000;

•

accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or contingent worker of any Pear Group Company;

•	waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager or officer of any Pear Group Company;

•	grant any new awards under any employee benefit plan, pay any special bonus or special remuneration to any director, manager, officer, employee or contingent worker of any Pear Group Company;

•	hire or terminate or furlough the employment of any director, officer or management level or key employee of any Pear Group Company;

•	enter into a settlement agreement with any current or former director, manager or officer of any Pear Group Company;

•	become a party to, establish, adopt or commence participation in any collective bargaining agreement or any other agreement with a union or similar organization;

•

make, change or revoke any material election concerning taxes, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment;

•

enter into any settlement, conciliation or similar contract the performance of which would involve the payment by the Pear Group Companies in excess of $2,500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Pear Group Company (or THMA or any of its affiliates after the Closing);

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Pear Group Company or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

•

change any Pear Group Company’s methods of accounting, other than changes that are made in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards or required by changes in applicable law or United States generally accepted accounting principles (“GAAP”);

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	make any change of control payment;

•	amend, modify or terminate any material contract; waive any material benefit or right under any material contract; or enter into any contract that would constitute a material contract;

•	become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union contract;

•	fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material permit or any health regulatory permit;

•	create or incur any material lien (other than permitted liens) that is not incurred in the ordinary course of business consistent with past practice on any of its assets;

•	enter into any new material line of business or operations, or discontinue any material line of business or any material business operations; or

•	enter into any contract to take, or cause to be taken, any of the actions described above.

Conduct of THMA’s Business Prior to the Completion of the Business Combination.

THMA has agreed that, from the date of the Business Combination Agreement until the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, except as expressly contemplated by the Business Combination Agreement or an Ancillary Agreement or as required by applicable law, it will not, and not permit its subsidiaries not to:

•	adopt any amendments, supplements, restatements or modifications to the trust agreement relating to the Trust Account or the governing documents of THMA or any of its subsidiaries;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of THMA or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of THMA or any of its subsidiaries, as applicable, or enter into any agreement with respect to the voting of its capital stock;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•

incur, create or assume any indebtedness, in each case, except in the ordinary course of business consistent with past practice or indebtedness owed to THMA’s Sponsor or any of its affiliates or certain of THMA’s officers and directors to finance certain expenses of THMA (provided that such indebtedness will not exceed $1,000,000 outstanding as of the Closing);

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, THMA or any of its subsidiaries;

•

issue any equity securities of THMA or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to the equity securities of THMA or any of its subsidiaries;

•

enter into, renew, modify or revise any transactions with related parties of THMA (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a transaction with a related party of THMA);

•

engage in any activities or business, other than activities or business (i) in connection with or incident or related to such person’s incorporation or continuing corporate existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of the Business Combination Agreement or any Ancillary Agreements, the performance of its covenants or agreements in the Business Combination Agreement or any Ancillary Agreement or the consummation of the transactions contemplated thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature;

•

make (inconsistent with past practice), change or revoke any material election concerning taxes, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Pear Group Company or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or required by changes in applicable law or GAAP;

•	create any new subsidiary; or

•	enter into any contract or any other binding commitment to take, or cause to be taken, any of the above described actions.

Trust Account

At the Closing, and upon notice to the trustee of the Trust Account (the “THMA Trustee”) and the satisfaction of the requirements for release set forth in the THMA trust agreement, the THMA will make all appropriate arrangements to cause the THMA Trustee to (i) pay all amounts due to Public Stockholders who have exercised their redemption rights with respect to Public Shares, (ii) pay the amounts due to the underwriters of the Initial Public Offering for their deferred underwriting commissions, and (iii) thereafter, pay all remaining funds in the Trust Account to THMA. Thereafter, the Trust Account will be terminated.

HSR Act and Regulatory Approvals

Each of Pear and THMA have agreed to use their respective reasonable best efforts to take all actions reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Business Combination Agreement and to obtain, file with or deliver to, as applicable, any notices, authorizations, qualifications, registrations, filings, notifications, waivers, orders, consents, permits or approvals of any governmental entities or any third parties necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement.

Pear and THMA have agreed to (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by the Business Combination Agreement promptly (and in any event within 10 Business Days) following the date of the Business Combination Agreement, (ii) request early termination of the waiting periods under the HSR Act, if available, (iii) not to extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any governmental entity not to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Agreements, except with the prior written consent of THMA and Pear, (iv) respond as promptly as reasonably practicable to any requests by any governmental entity for additional information and documentary material that may be requested pursuant to the HSR Act, and (v) promptly inform each other of any communication each has with any third party or any governmental entity regarding any of the transactions contemplated by the Business Combination Agreement or any Ancillary Agreement.

In addition, from and after the date of the Business Combination Agreement until the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, Pear and THMA agreed to give each other a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any governmental entity relating to the transactions contemplated by the Business Combination Agreement or the Ancillary Agreements. Pear and THMA have agreed to not participate in any substantive meeting or discussion with any governmental entity in connection with the transactions contemplated by the Business Combination Agreement unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate in such meeting or discussion.

Proxy Solicitation

THMA has agreed to use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the registration statement is declared effective under the Securities Act, cause this proxy statement/prospectus to be disseminated to THMA’s stockholders in compliance with applicable law, and (iii) after the registration statement is declared effective under the Securities Act, solicit proxies from the holders of THMA common stock to vote in accordance with the recommendation of the THMA Board with respect to each of the proposals contained in this proxy statement/prospectus. THMA has agreed, through the THMA Board, to recommend to its stockholders that they approve the proposals contained in this proxy statement/prospectus (the “THMA Board Recommendation”) and will include the THMA Board Recommendation in this proxy statement/prospectus. The THMA Board will not (and no committee thereof will) withdraw or modify, in a manner adverse to Pear, the THMA Board Recommendation (a “THMA Modification in Recommendation”), except that, if the THMA Board, after consultation with its legal counsel, determines in good faith that failure to withdraw or modify the THMA Board Recommendation would be inconsistent with the THMA Board’s fiduciary duties to its stockholders under applicable law, then the THMA Board may make a THMA Modification in Recommendation so long as THMA, to the extent reasonably practicable and permissible under applicable law, provides Pear with at least 48 hours’ advance written notice of such withdrawal or modification.

To the fullest extent permitted by applicable law, THMA’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Meeting will not be affected by any THMA Modification in Recommendation. THMA may only adjourn the Special Meeting (i) upon receipt of a request from Pear, (ii) to solicit additional proxies for the purpose of obtaining the THMA stockholder approval, (iii) for the absence of a quorum and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that THMA has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by THMA stockholders prior to the Special Meeting; provided, that, without the consent of Pear, the Special Meeting (x) may not be adjourned to a date that is more than 15 business days later than the most recently adjourned meeting or to a date that is beyond the Termination Date (as defined below), and in no case more than 30 business days in the aggregate.

Pear has agreed to (i) use its reasonable best efforts to solicit and obtain the Pear requisite approval in the form of an irrevocable written consent of the Pear stockholders promptly (and in any event within two business days) following the time at which time this proxy statement/prospectus will have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event Pear is not able to obtain such written consent, Pear will duly convene a meeting of the stockholders of Pear for the purpose of voting solely upon the adoption of the Business Combination Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Business Combination, as soon as reasonably practicable after this proxy statement/prospectus is declared effective. If such meeting of the stockholders of Pear is convened, Pear will obtain the Pear requisite approval at such meeting of the stockholders of Pear and will take all other action necessary or advisable to secure the Pear requisite approval as soon as reasonably practicable after this proxy statement/prospectus is declared effective. Pear will, through the Pear board of directors, recommend to the stockholders of Pear that they adopt the Business Combination Agreement (the “Pear board recommendation”) and will include the Pear board recommendation in the written consent. The Pear board of directors will not (and no committee or subgroup thereof will) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Pear board recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any acquisition proposal or alternative transaction. Pear will provide THMA with a copy of the written consent within one business day of receipt. Unless the Business Combination Agreement has been terminated in accordance with its terms, Pear’s obligation to solicit written consents from Pear stockholders to give the Pear requisite approval in accordance with the obligations described in this paragraph will not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any acquisition proposal or alternative transaction.

Pear Exclusivity

From the date of the Business Combination Agreement to the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Pear has agreed, and has agreed to cause its subsidiaries, not to (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to (x) a transaction or series of related transactions under which any third party, directly or indirectly, acquires Pear or any of its controlled affiliates, or acquires 25% or more of the assets or businesses of Pear or any of its controlled affiliates measured by consolidated net revenues, net income or total assets, or (y) a transaction or series of related transactions involving any equity or similar investment in Pear or any of its controlled affiliates (any such transaction, a “Pear Acquisition Proposal”), (ii) furnish or disclose any non-public information to any person in connection with, or that would reasonably be expected to lead to, a Pear Acquisition Proposal, (iii) enter into any contract or other arrangement or understanding regarding a Pear Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of Pear or its subsidiaries or (v) otherwise cooperate in any way, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the items set forth above.

THMA Exclusivity

From the date of the Business Combination Agreement to the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, THMA has agreed not to (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to (x) a transaction or series of related transactions under which THMA acquires any third party, engages in a business combination with any third party or acquires all or a material portion of the assets or businesses of any third party, or (y) any equity, debt or similar investment in THMA (any such transaction, a “THMA Acquisition Proposal”), (ii) furnish or disclose any non-public information to any person in connection with, or that would reasonably be expected to lead to, a THMA Acquisition Proposal, (iii) enter into any contract or other arrangement or understanding regarding a THMA Acquisition Proposal, (iv) prepare or take any steps in connection with an offering of any securities of THMA or its subsidiaries or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the items set forth above.

Nasdaq Listing

THMA has agreed to use its reasonable best efforts to cause the THMA Class A Common Shares issuable in accordance with the Business Combination Agreement to be approved for listing on Nasdaq, subject to official notice of issuance as promptly as reasonably practicable after the date of the Business Combination Agreement and prior to the Effective Time.

Indemnification and Directors’ and Officers’ Insurance

THMA and Pear have agreed that all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of THMA and Pear, as provided in their respective organizational documents or otherwise in effect as of immediately prior to the Effective Time, will survive for a period of six years following the Effective Time. Without limiting the foregoing, THMA has agreed to, and agreed to cause Pear and its subsidiaries to, not permit the indemnification, advancement and liability limitation or exculpation provisions of their respective organizational documents will not, during such six-year period, to be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, were directors or officers of THMA or Pear entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such person was a director or officer of any THMA or Pear immediately prior to the Effective Time.

For a period of six years after the Effective Time, THMA has also agreed to maintain, without any lapses in coverage, directors’ and officers’ liability for the benefit of those who are currently covered by any comparable insurance policies of THMA as of the date of the Business Combination Agreement with respect to matters occurring on or prior to the Effective Time on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under THMA’s directors’ and officers’ liability insurance policies as of the date of the Business Combination Agreement, which obligation may be discharged by purchasing a “tail” policy for directors’ and officers’ liability insurance coverage.

In addition, Pear will purchase, and THMA will maintain, in effect for a period of six years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by any comparable insurance policies of Pear as of the date of the Business Combination Agreement with respect to matters occurring on or prior to the Effective Time up to a maximum premium amount as set forth in a schedule attached to the Business Combination Agreement.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•

Pear and THMA providing, subject to certain specified restrictions and conditions, to the other party and its representatives during normal business hours reasonable access to Pear’s and THMA’s (as applicable) and their respective subsidiaries’ directors, officers, employees, agents, contracts, books and records, as well as properties, offices and other facilities, in a manner so as not to interfere with their normal business operations;

•	Pear waiving claims to the Trust Account in the event that the Business Combination is not consummated;

•	Pear and THMA cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•	Pear delivering to THMA certain audited and unaudited financial statements specified in the Business Combination Agreement;

•

Pear and THMA notifying the other party of, and keeping each other reasonably informed regarding, any stockholder demands or litigation related to the Business Combination Agreement, the Ancillary Agreements or the transactions contemplated thereby commenced against THMA or its representations or, in the case of Pear, against Pear or its representatives prior to the Closing;

•	THMA keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable laws;

•	THMA approving and adopting the 2021 Plan and the 2021 ESPP to be effective in connection with the Closing;

•

THMA taking actions such that certain individuals will be directors of the Post-Combination Company and THMA and Pear agreeing upon the composition of certain of the committees of the board of directors of the Post-Combination Company;

•	Pear and THMA each using efforts to obtain the approval of its stockholders of the transactions contemplated by the Business Combination Agreement;

•	THMA agreeing not to amend, modify or waive, or permit any amendment, modification to be made to, any provision of the Forward Purchase Agreement (other than the Forward Purchase Agreement Amendment);

•

Pear using commercially reasonable efforts to obtain certain waivers and consents of third parties and any other waivers and consents required to obtained in connection with the transactions contemplated by the Business Combination Agreement;

•	the intended treatment of the Merger for United States federal income tax purposes as a “reorganization” within the meaning of Section 368 of the Code; and

•	confidentiality and publicity relating to the Business Combination Agreement and the transactions contemplated thereby.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties being made by Pear to THMA relating to a number of matters. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects.

Pear Representations and Warranties

Pear’s representations and warranties cover a range of topics, including the following: (i) corporate organization, qualification to do business, good standing and corporate power; (ii) the capital structure of Pear, including shares authorized and outstanding as of the date of the Business Combination Agreement and the absence of arrangements that obligate Pear to issue or sell shares in the future, and information relating to Pear’s subsidiaries; (iii) requisite corporate authority to enter into the Business Combination Agreement and the Ancillary Agreements and to consummate the transactions contemplated thereby; (iv) determination of Pear’s board of directors that the Business Combination is in the best interests of Pear and its stockholders, and resolution by Pear’s board of directors to recommend adoption of the Business Combination Agreement to its stockholders; (v) financial statements and internal controls; (vi) absence of undisclosed liabilities; (vii) absence of conflicts of with organizational documents, applicable laws or certain agreements as a result of entering into the Business Combination Agreement or consummating the Business Combination; (viii) Pear’s permits; (ix) Pear’s material contracts; (x) absence of a Pear Material Adverse Effect since December 31, 2020 and absence of certain other changes; (xi) legal proceedings and absence of governmental orders; (xii) compliance with applicable laws; (xiii) employee compensation matters; (xiv) environmental matters; (xv) intellectual property, information technology systems and data privacy; (xvi) insurance; (xvii) tax matters; (xviii) broker’s and finder’s fees related to the Business Combination; (xix) real property and personal property matters; (xx) transactions with affiliates of Pear; (xxi) data privacy and security, (xxii) compliance with international trade and anti-corruption laws, (xxiii) the accuracy of Pear’s information provided in this proxy statement/prospectus; and (xxiv) compliance with health regulatory laws.

Certain of these representations and warranties are qualified as to “materiality” or “Pear Material Adverse Effect.” For purposes of the Business Combination Agreement, a “Pear Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the business, operations, results of operations or financial condition of the Pear Group Companies, taken as a whole, or (b) prevent, materially delay or materially impede the ability of Pear to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Pear Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement resulting from or related to (i) general business or economic conditions in or affecting the United States, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Pear Group Company operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of any Pear Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in clause (vi) will not apply to Pear’s representations and warranties relating to absence of conflicts of with organizational documents, applicable laws or certain agreements as a result of entering into the Business Combination Agreement or consummating the Business Combination or the condition to THMA’s obligation to consummate the Merger to the extent it relates to such representations and warranties), (vii) the involuntary termination of any current employee or contingent worker of any Pear Group Company or group of current employees or contingent worker of any Pear Group Company, regardless of whether any such termination is for “cause” as may be used or defined in any applicable employment agreement, or if no such agreement exists, by applicable law (except in cases where the Chief Executive Officer and the Chief Financial Officer of Pear are both involuntarily terminated), (viii) any failure by any Pear Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from the definition of “Pear Material Adverse Effect” pursuant to clauses (i) through (vi) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters, calamities or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Pear Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Pear Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Pear Group Companies operate.

THMA and Merger Sub Representations and Warranties

The Business Combination Agreement also contains representations and warranties made by THMA and Merger Sub to Pear relating to a number of matters, including the following: (i) corporate organization and good standing; (ii) requisite corporate authority to enter into the Business Combination Agreement and the Ancillary Agreements and to consummate the transactions contemplated thereby; (iii) absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Business Combination Agreement or consummating the Business Combination; (iv) broker’s and finder’s fees payable by THMA in connection with the Business Combination; (v) the accuracy of THMA’s information provided in this proxy statement/prospectus; (vi) the capital structure of THMA and Merger Sub, including shares authorized and outstanding as of the date of the Business Combination Agreement and the absence of arrangements that obligate THMA and Merger Sub to issue or sell shares in the future; (vii) THMA’s SEC filings; (vi) the Trust Account; (vii) transactions with affiliates of THMA; (viii) litigation and proceedings; (ix) compliance with laws; (x) THMA’s business activities and compliance with certain securities laws and SEC regulations; (xi) financial statements and internal controls; (xii) absence of undisclosed liabilities; (xiii) tax matters; (xiv) employee compensation and benefits matters; (xv) intellectual property matters; (xvi) real property matters; (xvii) the PIPE Transaction and (xviii) compliance with international trade and anti-corruption laws.

Certain of these representations and warranties are qualified as to “materiality” or “THMA Material Adverse Effect.” For purposes of the Business Combination Agreement, a “THMA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the business, operations, results of operations or financial condition of the THMA and its subsidiaries (the “THMA Parties”), taken as a whole, or (b) prevent, materially delay or materially impede the ability of any THMA Party to consummate the Merger; provided, however, that, in the case of clause (a), none of the following will be taken into account in determining whether a THMA Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws (including the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, issued by the SEC on April 12, 2021, and related guidance by the SEC), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any THMA Party operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of any THMA Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in clause (vi) will not apply to Pear’s representations and warranties relating to absence of conflicts of with organizational documents, applicable laws or certain agreements as a result of entering into the Business Combination Agreement or consummating the Business Combination or the condition to Pear’s obligation to consummate the Merger to the extent it relates to such representations and warranties), (vii) any failure by any THMA Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from the definition of “THMA Material Adverse Effect” pursuant to clauses (i) through (vi) or (viii) through (xi)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters, calamities or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any change, in and of itself, in the market price or trading volume of THMA’s securities (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from the definition of “THMA Material Adverse Effect” pursuant to clauses (i) through (vii) or (viii)), or (x) the consummation of the redemption by Public Stockholders of Public Shares in connection with the Business Combination; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a THMA Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the THMA Parties, taken as a whole, relative to other special purpose acquisition companies operating in the industries in which the THMA Parties operate.

Survival of Representations and Warranties

The representations and warranties in the Business Combination Agreement do not survive the Effective Time and, as described below under “—Termination”, if the Business Combination Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Business Combination Agreement, unless a party willfully breached the Business Combination Agreement.

This summary and the copy of the Business Combination Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Business Combination Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Business Combination Agreement contains representations and warranties by THMA and Pear, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Business Combination Agreement were made solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Business Combination Agreement, and in reviewing the representations, warranties and covenants contained in the Business Combination Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Business Combination Agreement to be characterizations of the actual state of facts or condition of THMA, Pear or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to the Business Combination

Conditions to Each Party’s Obligations.

The respective obligations of each of THMA, Pear and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, the waiver of the following conditions:

•	the applicable waiting period (and any extensions thereof) under the HSR Act relating to the transactions contemplated by the Business Combination Agreement will have expired or been terminated;

•

no governmental order or law issued by any court or other governmental entity restraining, prohibiting or making illegal the consummation of the transactions contemplated by the Business Combination Agreement will be pending or in effect;

•

the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and remain in effect and no proceedings seeking such a stop order will have been threatened or initiated by the SEC and remain pending (the “Effective Registration Statement Condition”);

•

after giving effect to the transactions contemplated by the Business Combination Agreement, THMA will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

•	the requisite approval by THMA stockholders of the Required Proposals will have been obtained (the “THMA Stockholder Approval Condition”); and

•	the requisite approval of Pear stockholders of the Business Combination will have been obtained.

Conditions to Obligations of THMA and Merger Sub.

The obligation of THMA and Merger Sub to consummate the Merger is also subject to the satisfaction or, if permitted by applicable law, the waiver by THMA of the following conditions:

•

each of the representations and warranties of Pear related to organization, good standing and qualification, corporate authority, approval and fairness, absence of certain changes since December 31, 2020 and brokers and finders must be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date);

•	the representations and warranties of Pear related to Pear’s capital structure must be true and correct, except for de minimis inaccuracies, as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);

•

all other representations and warranties of Pear must be true and correct (without giving effect to any limitation as to “materiality” or “Pear Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all respects as of such earlier date), where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Pear Material Adverse Effect;

•

Pear will have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	since the date of the Business Combination Agreement, no Pear Material Adverse Effect has occurred; and

•

Pear must have delivered a certificate duly executed by an authorized officer of Pear, dated as of the Closing Date, to the effect that the first five conditions in this list are satisfied, in a form and substance reasonably satisfactory to THMA, and copies of the Registration Rights Agreement duly executed by Pear’s stockholders.

Conditions to Obligations of Pear.

The obligation of Pear to consummate the Merger is also subject to the satisfaction or, if permitted by applicable law, the waiver by Pear of the following conditions:

•

THMA must have cash at the Closing (including cash contained in the Trust Account, plus other cash and cash equivalents of THMA, plus the cash proceeds delivered to THMA in connection with the consummation of the PIPE Transaction and the Forward Purchase, less the aggregate amount of cash proceeds that will be required to satisfy the redemption of any Public Shares, less the repayment of the $1.0 million THMA’s Promissory note-related party and any unpaid expenses of THMA incurred in connection with the transactions contemplated by the Business Combination Agreement) (such cash, the “Closing THMA Cash”) of no less than $200 million (the “Minimum Cash Condition”);

•

each of the representations and warranties of THMA and Merger Sub related to organization, good standing and qualification, corporate authority and approval and brokers and finders must be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date);

•

the representations and warranties of THMA and Merger Sub related to THMA’s capital structure must be true and correct, except for de minimis inaccuracies, as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);

•

all other representations and warranties of THMA and Merger Sub must be true and correct (without giving effect to any limitation as to “materiality” or “THMA Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty must be true and correct in all respects as of such earlier date), where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a THMA Material Adverse Effect;

•

THMA and Merger Sub will have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•	the THMA Class A Common Shares to be issued in connection with the Business Combination must have been approved for listing on the Nasdaq (the “Nasdaq Listing Condition”);

•	the Proposed Charter and the Proposed Bylaws will have been duly adopted by THMA’s stockholders (the “Post-Combination Charter and Bylaws Condition”);

•

the board of directors of the Post-Combination Company will consist of seven directors and be comprised of certain individuals determined in accordance with the Business Combination Agreement (the “Post-Combination Company Board Condition”); and

•

THMA must have delivered a certificate duly executed by an authorized officer of THMA, dated as of the Closing Date, to the effect that the second, third, fourth and fifth conditions in this list are satisfied, in a form and substance reasonably satisfactory to Pear, and copies of the Registration Rights Agreement duly executed by THMA and the Sponsor.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing, whether before or after adoption of the Business Combination Agreement by Pear’s stockholders or approval of the Required Proposals.

Mutual Termination Rights

The Business Combination Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing:

•	by written consent of THMA and Pear;

•

by either Pear or THMA, if the Merger is not consummated by December 21, 2021 or, in the event that the registration statement of which this proxy statement/prospectus forms a part has not become effective by November 11, 2021 and all other conditions to the consummation of the Merger have been satisfied (other than (x) the Effective Registration Statement Condition, the THMA Stockholder Approval Condition, the Nasdaq Listing Condition, the Post-Combination Charter and Bylaws Condition and the Post-Combination Company Board Condition and (y) those conditions that by their nature are to be satisfied at the Closing), March 21, 2022 (such date, as extended (if applicable), the “Termination Date”); provided that the right to terminate the Business Combination Agreement as described in this bullet point will not be available to THMA or Pear if THMA’s or Pear’s, as applicable, breach of any of its covenants or obligations under the Business Combination Agreement has proximately caused the failure of a condition to the consummation of the Merger;

•

by either Pear or THMA, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Business Combination Agreement and such order or other action has become final and nonappealable; provided, that the right to terminate the Business Combination Agreement as described in this paragraph will not be available to any party that has materially breached its obligations under the Business Combination Agreement in any manner that proximately contributed to such order becoming final and non-appealable; or

•

by either Pear or THMA, if a special meeting of THMA’s stockholders has been held (including any adjournment or postponement thereof) and has concluded, and THMA’s stockholders have duly voted on the Required Proposals and did not approve all of the Required Proposals.

Pear Termination Rights

The Business Combination Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing if any of the representations or warranties of THMA and Merger Sub are not true and correct or if THMA or Merger Sub has failed to perform any covenant or agreement set forth in the Business Combination Agreement such that the conditions described in the second, third, fourth and fifth bullet points under the heading “—Conditions to the Business Combination—Conditions to the Obligations of Pear” could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, cannot be cured or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is delivered to THMA by Pear and (ii) the Termination Date; provided, however, that the right to terminate the Business Combination Agreement described in this paragraph will not be available to Pear if it is then in breach of the Business Combination Agreement so as to prevent any of the conditions described in the first four bullet points under the heading “—Conditions to the Business Combination—Conditions to the Obligations of THMA and Merger Sub” from being satisfied.

THMA Termination Rights

The Business Combination Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Closing if:

•

any of the representations or warranties of Pear are not true and correct or if Pear has failed to perform any covenant or agreement set forth in the Business Combination Agreement such that the conditions described in the first four bullet points under the heading “—Conditions to the Business Combination—Conditions to the Obligations of THMA and Merger” could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, cannot be cured or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is delivered to Pear by THMA and (ii) the Termination Date; provided, however, that the right to terminate the Business Combination Agreement described in this paragraph will not be available to THMA if it is then in breach of the Business Combination Agreement so as to prevent any of the conditions described the second, third, fourth and fifth bullet points under the heading “—Conditions to the Business Combination—Conditions to the Obligations of Pear” from being satisfied; or

•

Pear does not deliver a written consent approving and adopting the Business Combination Agreement and the transactions contemplated thereby that is duly executed by Pear’s stockholders holding at least the requisite number of issued and outstanding Pear Common Shares and Pear Preferred Shares required to approve and adopt such matters in accordance with the DGCL and Pear’s organizational documents.

Effect of Termination

In the event of termination of the Business Combination Agreement pursuant to the termination provisions described above, the Business Combination Agreement will become void with no liability on the part of any party, except that (a) such termination will affect any liability on the part of any party for any willful breach of any covenant or agreement set forth in the Business Combination Agreement prior to its termination or for fraud and (b) certain provisions, including those relating to waiver of claims by Pear against the Trust Account, will survive the termination of the Business Combination Agreement.

None of the parties to the Business Combination Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Business Combination Agreement.

Amendments and Waivers

The Business Combination Agreement may be amended or modified only by written agreement executed and delivered by (a) THMA and Pear prior to the Closing or (b) THMA and the Sponsor after the Closing.

THMA’s obligations under the Business Combination may be waived by (a) Pear prior to the Closing or (b) the Sponsor and Pear after the Closing. Pear’s obligations under the Business Combination Agreement may be waived by THMA.

Specific Performance

The parties to the Business Combination Agreement agree that they are entitled to seek injunctions, specific performance and other equitable relief to prevent breaches of the Business Combination Agreement and to enforce specifically the terms of the Business Combination Agreement.

Stock Market Listing

Application will be made by THMA to have the THMA Class A Common Shares to be issued in the Business Combination approved for listing on the Nasdaq, which is the principal trading market for existing THMA Class A Common Shares. It is a condition to the obligations of Pear to complete the Business Combination that such approval is obtained.

Fees and Expenses

Except as otherwise provided in the Business Combination Agreement, all costs and expenses incurred in connection with the Business Combination Agreement, the Ancillary Agreements and the transactions contemplated thereby, including all fees and disbursements of counsels, financial advisors and accountants of Pear and THMA, will be paid by the party incurring such expense. If the Business Combination Agreement is terminated in accordance with its terms, Pear will pay any unpaid expenses of Pear and THMA will pay any unpaid expenses of THMA. If the Business Combination is consummated, THMA will pay any unpaid expenses of Pear and THMA.

OTHER AGREEMENTS

Sponsor Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and THMA’s directors, Advisors and officers (collectively, the “Sponsor Agreement Parties”) entered into a sponsor support agreement (the “Sponsor Agreement”) with THMA and Pear, pursuant to which each Sponsor Agreement Party agreed to, among other things, (i) vote at any meeting of the stockholders of THMA all of its THMA Common Shares held of record or thereafter acquired in favor of the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, and the adoption of the Business Combination Agreement; (ii) appoint THMA as such Sponsor Agreement Party’s proxy in the event such Sponsor Agreement Party fails to fulfill its obligations under the Sponsor Agreement; (iii) be bound by certain other covenants and agreements related to the Merger; and (iv) be bound by certain transfer restrictions with respect to THMA Common Shares during the period between the date of the Sponsor Agreement and the Closing, subject to certain exceptions set forth in the Sponsor Agreement. The Sponsor Agreement also provides that the Sponsor Agreement Parties have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any THMA Common Shares held by them.

The Sponsor has agreed, subject to certain exceptions, not to transfer 1,269,600 Founder Shares held by it and to have 922,453 Private Placement Warrants held in trust, in each case, until such securities become released under the Sponsor Agreement. Pursuant to the Sponsor Agreement, (i) 423,200 of such Founder Shares and 307,485 of such Private Placement Warrants will be released upon the occurrence of Triggering Event I, (ii) 423,200 of such Founder Shares and 307,484 of such Private Placement Warrants will be released upon the occurrence of Triggering Event II, and (iii) 423,200 of such Founder Shares and 307,484 of such Private Placement Warrants will be released upon the occurrence of Triggering Event III, in each case, during the Earn Out Period. Any such Founder Shares or Private Placement Warrants not released prior to the fifth anniversary of the Closing will be deemed to be forfeited. The Founder Shares held by the Sponsor’s directors and Advisors will not be subject to vesting or forfeiture.

“Triggering Event I” will be considered achieved when the volume weighted average price of THMA Class A Common Shares on Nasdaq is greater than or equal to $12.50 for any 20 trading days within a 30 trading day period. “Triggering Event II” will be considered achieved when the volume weighted average price of THMA Class A Common Shares on Nasdaq is greater than or equal to $15.00 for any 20 trading days within a 30 trading day period. “Triggering Event III” will be considered achieved when the volume weighted average price of THMA Class A Common Shares on Nasdaq is greater than or equal to $17.50 for any 20 trading days within a 30 trading day period.

In the event that, during the Earn Out Period, the Post-Combination Company completes a transaction involving (i) the acquisition of all or a material portion of the assets, business or equity securities of the Post-Combination Company or (ii) an equity or similar investment in the Post-Combination Company, in each case, resulting in the Post-Combination Company’s stockholders immediately prior to such transaction holding, in the aggregate, less than 50% of the voting shares of the Post-Combination Company (or successor or parent company thereof), any then-unvested Founder Shares or Private Placement Warrants will become vested.

The Sponsor Agreement (other than the provisions of the Sponsor Agreement relating to the vesting of Founder Shares and Private Placement Warrants described above) will terminate upon the earlier of (i) the consummation of the Business Combination and (ii) the termination of the Business Combination Agreement. The provisions of the Sponsor Agreement relating to the Sponsor Earn Out will terminate upon the earlier of (x) the vesting of all Founder Shares and Private Placement Warrants and (y) the fifth anniversary of the Closing.

Pear Stockholder Support Agreements

Immediately following the execution of the Business Combination Agreement, certain equityholders of Pear representing the requisite votes necessary to approve the Merger (such stockholders, the “Supporting Pear

Equityholders”) entered into company stockholder support agreements (the “Pear Stockholder Support Agreements”) with THMA and Pear, pursuant to which each Supporting Pear Equityholder agreed to, among other things, (a) vote all of its Pear Common Shares and Pear Preferred Shares (or any securities convertible into or exercisable or exchangeable for Pear Common Shares and Pear Preferred Shares) in favor of the approval and adoption of the Business Combination Agreement, the Ancillary Agreements to which Pear is or will be a party and the transactions contemplated thereby (including the Merger) and (b) be bound by certain other covenants and agreements related to the Merger.

The shares of Pear capital stock that are owned by the Supporting Pear Equityholders and subject to the Pear Stockholder Support Agreements represent (i) approximately 78.0% of the outstanding Pear Common Shares and Pear Preferred Shares (on an as-converted basis, together as a single class), (ii) approximately 80.6% of the outstanding Pear Preferred Shares (on an as-converted basis, together as a single class), (iii) approximately 93.3% of the outstanding Pear Series A Preferred Shares, (iv) approximately 82.4% of the outstanding Pear Series B Preferred Shares, (v) approximately 68.3% of the outstanding Pear Series C Preferred Shares, and (vi) approximately 73.4% of the outstanding Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares (on an as- converted basis, together as a single class), in each case, as of July 2, 2021. The execution and delivery of written consents by all of the Supporting Pear Equityholders will constitute the Pear stockholder approval at the time of such delivery. Additionally, the Supporting Pear Equityholders have agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger.

Pear Lock-Up Agreements

Immediately following the execution of the Business Combination Agreement, certain of the Supporting Pear Equityholders entered into stockholder lock-up agreements (the “Lock-Up Agreements”) with THMA, pursuant to which, among other things, each Supporting Pear Equityholder agreed not to sell or otherwise dispose of any THMA Class A Common Shares or any other equity securities of THMA convertible into or exercisable or exchangeable for THMA Class A Common Shares held by any of them for a period of 180 days after the Closing Date (the “Lock-up Period”) other than pursuant to certain exceptions described therein.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, THMA entered into Subscription Agreements with the Subscribers pursuant to which the Subscribers have agreed to purchase, and THMA has agreed to sell to the Subscribers, an aggregate of 10,280,000 shares of THMA Class A Common Shares, for a purchase price of $10.00 per share and at an aggregate purchase price of $102,800,000. The PIPE Transaction is expected to close immediately prior to the closing of the Business Combination on the Closing Date. The consummation of the PIPE Transaction is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the closing of the Business Combination set forth in the Business Combination Agreement and the substantially concurrent consummation of the Business Combination. The Subscription Agreements also contain customary representations and warranties of THMA and the Subscribers.

Each Subscription Agreement with a Subscriber will terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time the Business Combination Agreement is terminated in accordance with its terms, (ii) upon mutual written agreement of THMA and such Subscriber, (iii) THMA’s notification in writing to such Subscriber that it has, with the written consent of Pear, abandoned its plans to move forward with the Business Combination and/or terminated such Subscriber’s obligations with respect to their Subscription without the delivery of the subscribed THMA Class A Common Shares having occurred, (iv) the Termination Date as defined in the Business Combination Agreement, if the Closing has not occurred by that date and (v) at the election of such Subscriber. The THMA Class A Common Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.

If the 10,280,000 THMA Class A Common Shares to be issued to the Subscribers simultaneously with the consummation of the Business Combination were currently outstanding, such shares would have an aggregate market value of $102,286,000 based upon the closing price of $9.95 per Public Share on the Nasdaq on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

Amended Forward Purchase Agreement

In connection with the execution of the Business Combination Agreement, the Anchor Investor entered into the Amendment to Forward Purchase Agreement with THMA, pursuant to which, effective as of immediately prior to the Closing, the Forward Purchase Agreement will be amended to (i) eliminate the sale of warrants to purchase THMA Class A Common Shares and (ii) instead provide exclusively for the sale of such number of THMA Class A Common Shares equal to the sum of (x) 2,300,000 and (y) such additional THMA Class A Common Shares as the Anchor Investor may elect to purchase up to the lesser of (A) the number of Public Shares redeemed by THMA’s Public Stockholders and (B) 2,700,000, in each case, for a purchase price of $10.00 per THMA Class A Common Share (such purchase and sale of THMA Class A Common Shares, the “Forward Purchase”).

The consummation of the Forward Purchase pursuant to the Amended Forward Purchase Agreement is conditioned upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination.

Assuming that no Public Shares are redeemed by THMA’s Public Stockholders, if the 2,300,000 THMA Class A Common Shares to be issued to the Anchor Investor simultaneously with the consummation of the Business Combination were currently outstanding, such shares would have an aggregate market value of $22,885,000 based upon the closing price of $9.95 per Public Share on the Nasdaq on October 22, 2021 the most recent practicable date prior to the date of this proxy statement/prospectus.

Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, THMA, the Sponsor, certain stockholders of THMA and certain former stockholders of Pear will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor, the other THMA stockholders party thereto and the Pear stockholders party thereto (i) will agree not to effect any sale or distribution of any of their equity securities of THMA during the Lock-up Period other than pursuant to certain exceptions described therein and (ii) will be granted certain registration rights with respect to their THMA Class A Common Shares.

Pursuant to the Registration Rights Agreement, THMA agreed to file a shelf registration statement registering the resale of THMA Class A Common Shares (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 45 days of the closing of the Business Combination. Up to once in any six-month period, the Sponsor, the other THMA stockholders party to the Registration Rights Agreement and the Pear stockholders party to the Registration Rights Agreement may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed, in the aggregate, $15 million. THMA also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that THMA will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Proposed Charter

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, THMA will amend the Current Charter to (a) increase the number of authorized shares of

THMA’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 THMA Class A Common Shares and 20,000,000 shares of THMA Class B Common Shares, and (ii) 1,000,000 shares of preferred stock, to 700,000,000 shares, consisting of (i) 690,000,000 THMA Class A Common Shares and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Current Charter relating to the Class B common stock, the initial business combination and other matters relating to THMA’s status as a blank-check company that will no longer be applicable to THMA following the Closing, and (c) approve and adopt any other changes contained in the Proposed Charter. A copy of the Proposed Charter is attached hereto as Annex B. In addition, THMA will amend the Current Charter to change its name to “Pear Holdings Corp.”

For more information, see the section entitled “Proposal Number 2—The Charter Approval Proposal.”

Amended and Restated Bylaws

Pursuant to the terms of the Business Combination Agreement, in connection with the consummation of the Business Combination, THMA will amend and restate its bylaws to be in the form of the Proposed Bylaws. A copy of the Proposed Bylaws is attached hereto as Annex C.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion sets forth the material U.S. federal income tax consequences to holders of Public Shares in connection with the Business Combination. This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative rulings, in each case effective as of the date hereof. These authorities are subject to change, possibly with retroactive effect, or different interpretations. Any such change could alter the tax consequences to holders as described herein. This section does not address any aspects of U.S. taxation other than U.S. federal income taxation, and as such does not address any state, local or foreign tax consequences or any estate, gift or other non-income tax consequences of the Business Combination or a redemption of Public Shares. This discussion does not address any tax considerations for holders of Founder Shares.

This section entitled “Material U.S. Federal Income Tax Consequences” is the opinion of Sullivan & Cromwell LLP, special tax counsel to THMA, as to the material U.S. federal income tax consequences to the holders of Public Shares of the Business Combination and a redemption of Public Shares. The following does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular facts and circumstances. This section applies only to holders that hold their Public Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This section does not address all U.S. federal income tax consequences relevant to the particular circumstances of holders, including the impact of the Medicare contribution tax on net investment income, the Foreign Account Tax Compliance Act, the alternative minimum tax, or the rules regarding “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” within the meaning of Section 1244 of the Code. In addition, this discussion does not apply to holders that are subject to special rules (including, without limitation, banks or other financial institutions; dealers or brokers in stocks and securities or currencies; traders in securities that elect to apply a mark-to-market method of accounting; insurance companies; tax-exempt entities; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein); subchapter S corporations (and investors therein); retirement plans, individual retirement accounts or other tax-deferred accounts; real estate investment trusts; regulated investment companies; mutual funds; controlled foreign corporations; passive foreign investment companies; certain former citizens or former long-term residents of the United States; U.S. Holders having a functional currency other than the U.S. dollar; holders who hold Public Shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction; holders who own (or are deemed to own) 5% or more of the outstanding stock of THMA; and holders who acquired (or will acquire) their Public Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan).

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Public Shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or any other entity treated as a corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Public Shares (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares, the tax treatment of a partner (or person treated as a partner) in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Public Shares and the partners (and persons treated as partners) in a partnership holding Public Shares should consult their tax advisors regarding the tax consequences to them of a redemption of Public Shares and the Business Combination, as applicable.

Material Tax Consequences of the Business Combination

This section applies to you if you are a U.S. Holder or non-U.S. Holder of Public Shares. There will be no tax consequences resulting from the Business Combination to holders of Public Shares. This is the case regardless of whether or not the Business Combination qualifies as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

Material Tax Consequences of a Redemption of Public Shares

ALL HOLDERS OF PUBLIC SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF A REDEMPTION OF PUBLIC SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Tax Consequences for U.S. Holders

The section below applies to you if you are a “U.S. Holder” (as defined above) of Public Shares that exercises the redemption rights described above under “THMA’s Special Meeting of Stockholders—Redemption Rights” with respect to your Public Shares.

Treatment of Redemption

The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption of your shares qualifies as a sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under “—Gain or Loss on Redemptions Treated as a Sale of Public Shares.” If the redemption does not qualify as a sale of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “—Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of THMA Common Shares treated as held by you (including shares constructively held by you, including as a result of owning THMA warrants) relative to all of the THMA Common Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in THMA, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also any THMA Common Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as THMA publicly traded warrants). The application of these rules generally takes into account transactions that occur contemporaneously with the redemption, including any issuances of THMA common stock made in connection with the Business Combination. There will be a complete termination of your interest if either (i) all of the THMA Common Shares actually and constructively owned by you are redeemed or (ii) all of the THMA Common Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in THMA. Whether the redemption will result in a meaningful reduction in your proportionate interest in THMA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding THMA voting stock actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding THMA voting stock actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “—Taxation of Redemptions Treated as Distributions” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in THMA publicly traded warrants held by you or possibly in other shares constructively owned by you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from THMA. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of THMA’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “—Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares.”

If you are a corporate U.S. Holder, dividends paid by THMA to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction. If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “—Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below) so long as you satisfy the holding period requirement for such qualified dividend income. It is unclear whether the redemption rights with respect to the Public Shares described in this proxy statement may prevent a U.S. Holder of such Public Shares from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your Public Shares qualifies as a sale or exchange of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders generally are currently eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Tax Consequences for Non-U.S. Holders

The section below applies to you if you are a “Non-U.S. Holder” (as defined above) of Public Shares that exercises the redemption rights described above under “THMA’s Special Meeting of Stockholders—Redemption Rights” with respect to your Public Shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above under “Tax Consequences for U.S. Holders— Treatment of Redemption.”

Non-U.S. Holders considering exercising their redemption rights are urged to consult their tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale or exchange, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from THMA, which distribution will be treated as a dividend to the extent the distribution is paid out of THMA’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will generally be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “—Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•

such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held Public Shares, and, in the case where our common stock is traded on an established securities market, you have owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period or your holding period for our Public Shares. We do not believe that we are or have been a U.S. real property holding corporation.

Because it may not be certain at the time your Public Shares are redeemed whether such redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on your particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) you are treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to you in redemption of your Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) you are able to certify that you meet the requirements of such exemption (e.g., because you are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to you, you generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. You should consult your own tax advisors regarding the application of the foregoing rules in light of your particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting and Backup Withholding

Proceeds received in connection with the redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rule may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

NOTHING IN THE FOREGOING IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE. THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO HOLDERS OF PUBLIC SHARES. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF A REDEMPTION OF PUBLIC SHARES, THE BUSINESS COMBINATION AND ANY OTHER TRANSACTIONS CONSUMMATED IN CONNECTION THEREWITH AND THE OWNERSHIP AND DISPOSITION OF PUBLIC SHARES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Pear is incorporated under the laws of the State of Delaware and the rights of Pear stockholders are governed by the laws of the State of Delaware, including the DGCL, Pear’s charter and Pear’s bylaws. As a result of the Business Combination, Pear stockholders who receive Post-Combination Company Common Stock will become Post-Combination Company stockholders. The Post-Combination Company is incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Proposed Bylaws. Thus, following the Business Combination, the rights of Pear stockholders who become Post-Combination Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by Pear’s charter and Pear’s bylaws and instead will be governed by the Proposed Charter and the Proposed Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Pear’s stockholders under Pear’s charter and Pear’s bylaws (left column), and the rights of Post-Combination Company stockholders under the forms of the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Pear’s charter and Pear’s bylaws, and forms of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex B, and the Proposed Bylaws, which is attached to this proxy statement/prospectus as Annex C, as well as the relevant provisions of the DGCL.

Pear	Post-Combination Company

Authorized Capital Stock

Pear common stock. Pear is currently authorized to issue 93,000,000 shares of common stock, par value $0.0001 per share. As of October 4, 2021, there were 11,795,791 Pear Common Shares outstanding.

Pear preferred stock. Pear is currently authorized to issue 65,692,332 shares of preferred stock, par value $0.0001 per share, (i) 20,385,183 of which are designated as Series A Preferred Stock, (ii) 11,808,789 of which are designated as Series B Preferred Stock, (iii) 8,951,819 of which are designated as Series C Preferred Stock, (iv) 16,436,653 of which are designated as Series D-1 Preferred Stock and (v) 8,109,888 of which are designated as Series D-2 Preferred Stock. As of October 4, 2021, there were outstanding (i) 20,308,856 Pear Series A Preferred Shares, (ii) 11,808,789 Pear Series B Preferred Shares, (iii) 8,951,819 Pear Series C Preferred Shares, (iv) 15,293,315 Pear Series D-1 Preferred Shares and (v) 8,109,888 Pear Series D-2 Preferred Shares.

Post-Combination Company Common Stock. The Post-Combination Company will be authorized to issue 700,000,000 shares of capital stock, consisting of (i) 690,000,000 shares of Class A common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. We expect there will be 165,810,400 shares of Post-Combination Company Common Stock issued and outstanding following consummation of the Business Combination (not including 1,269,600 shares of Post-Combination Company Common Stock which are subject to vesting requirements pursuant to the Sponsor Agreement).

Post-Combination Company Preferred Stock. Following consummation of the Business Combination, the Post-Combination Company is not expected to have any preferred stock outstanding.

The number of authorized shares of Post-Combination Company Common Stock or Post-Combination Company Preferred Stock may from time to time be increased or decreased (but not below

Pear	Post-Combination Company
the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the then outstanding shares of capital stock of the Post-Combination Company.

Conversion

There are no conversion rights relating to Pear Common Shares.

At any time, each holder of Pear Preferred Shares shall have the right, at such holder’s option and by delivery of written notice to Pear, to convert any or all of such holders of Pear Preferred Shares into Pear Common Shares at the then effective conversion rate. Each Pear Preferred Share is currently convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Pear Common Shares as is determined by dividing the applicable Original Issue Price (as defined in Pear’s Certificate of Incorporation) for such series of preferred stock by the applicable conversion price for such series in effect at the time of conversion.

There are no conversion rights relating to the Post-Combination Company Common Stock.

The Post-Combination Company Board is authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Post-Combination Company Board providing for the issuance of such series and included in a preferred stock designation, which the Post-Combination Company Board is vested with the authority to adopt any such resolution or resolutions.

Number and Qualification of Directors

The stockholders at the annual meeting of Pear will determine the number of directors, and the number of directors may be increased or decreased by Pear’s stockholders or the board of directors by a vote of a majority of directors then in office, except that any such decrease by vote of the directors will only be made to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors. Directors need not be stockholders.	Subject to the rights of the holders of any series of preferred stock, the number of directors that constitutes the Post-Combination Company Board shall be determined from time to time by the Post-Combination Company Board. Directors need not be stockholders.

Structure of Board; Election of Directors

For so long as (i) at least 2,034,454 Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares, the holders of Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares will be entitled to elect one director of Pear, (ii) at least 1,065,629 Pear Series B Preferred Shares are outstanding, the holders of Pear Series B Preferred Shares will be entitled to elect one director of Pear, (iii) at least 2,392,665 Pear Series A Preferred Shares are outstanding, the holders of Pear Series A Preferred Shares will be entitled to elect three

Following the Business Combination, holders of shares of Post-Combination Company Common Stock shall have the exclusive right to vote for the election of directors, at any annual or special meeting of the stockholders of the Post-Combination Company.

Post-Combination Company stockholders will elect directors, each of whom shall hold office for an initial term ending in either 2022, 2023 or 2024, and thereafter for a term of three years and will hold

Pear	Post-Combination Company

directors of Pear, in each case, with such number of shares subject to certain anti-dilution adjustments.

Any remaining directors shall be elected by the holders of Pear Common Shares and Pear Preferred Shares, voting together as a single class on an as-converted basis.

The stockholders will elect directors each of whom shall hold office for a term of one year, until the next annual meeting, and until his or her successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. At all annual meeting of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect a director. Any vacancy may be filled by vote of the stockholders at a meeting called for such purpose, or by a majority of the directors then in office.

office until the election and qualification of their respective successors in office, or until their earlier death, resignation, disqualification or removal. No decrease in the number of directors will shorten the term of any incumbent director. At all meetings of stockholders for the election of directors at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by stockholders.

Removal of Directors

Any director or the entire Pear board of directors may be removed, with cause, by the holders of a majority of the stock issued and outstanding and entitled to vote at an election of directors and any director may be removed without cause only by the affirmative vote of the holders of the shares of the class or series entitled to elect such director or directors. No director removed shall have any right to receive compensation as such director for any period following removal unless the body acting in the removal, in its discretion, provides for compensation.	Subject to the rights of holders of any series of preferred stock to elect and remove any directors whom such holders have the right to elect, any director may be removed at any time, but only for cause and only by the affirmative vote of the holders of not less than two thirds of the voting power of all then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class. At least 45 days prior to any annual or special meeting of stockholders at which a director’s removal is proposed, written notice of such proposed removal and alleged grounds must be sent to the secretary of the Post-Combination Company.

Voting

Each Pear Common Share is entitled to one vote at all meetings of stockholders and written actions in lieu of meetings.

The holders of Pear Preferred Shares will be entitled to vote with the holders of Pear Common Shares on all matters submitted for a vote of the holders of Pear Common Shares. Each Pear Preferred Share is entitled to a number of votes equal to the number of whole Pear Common Shares into which such Pear Preferred Share is then convertible as of the record date.

So long as at least 6,503 Pear Preferred Shares remain outstanding (subject to anti-dilution adjustments), Pear

Each share of Post-Combination Company Common Stock is entitled to one vote on each matter submitted to a vote of stockholders.

Pear	Post-Combination Company

may not, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the then outstanding Pear Preferred Shares: (a) increase or decrease the authorized number of shares of common or preferred stock; (b) create (by reclassification of otherwise) any new class or series of shares; (c) redeem of any shares of capital stock (other than redemptions of common stock pursuant to equity incentive agreements with employees, officers, directors or other service providers giving Pear the right to repurchase shares upon the termination of employment or services or upon exercise of contractual rights of first refusal); (d) effect a deemed liquidation event; (e) effect any voluntary dissolution or liquidation of Pear; (f) increase or decrease the authorized number of members of the board of directors; (g) pay or declare any dividend on any shares of stock of Pear; (h) incur aggregate debt obligation(s) in excess of $3,000,000 in principal amount; (i) enter into any agreement in which Pear has express financial obligations in excess of $3,000,000; (j) issue equity to acquire all of the equity of another entity or all or substantially all of the assets of another entity and Pear equity so issued exceeds 10% of the shares of Pear’s outstanding stock immediately prior to such transaction (calculated on a fully diluted basis); (k) create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or disposes of any subsidiary stock or all or substantially all of any subsidiary assets; (l) amend, alter or repeal any provision of Pear’s Certificate of Incorporation or Bylaws; (m) dispose (by way of sale, transfer or exclusive license of any material intellectual property) of any material assets of Pear or (n) approve of effect the acquisition of any other entity, business line or assets associated with another business or business line, which acquisition exceeds $5,000,000 in value.

So long as at least 2,034,454 Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares are outstanding (subject to anti-dilution adjustments), Pear may not, without the written consent or affirmative vote of the holders of a majority of the outstanding Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares, voting together as a separate series on an as-converted basis: (a) alter or change the rights, preference or privileges of the Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares; (b) increase or decrease the authorized number of Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares; (c) amend or waive any provision of the Pear’s Certificate of Incorporation or Bylaws in any

Pear	Post-Combination Company

manner adverse to the Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares or (d) consummate a deemed liquidation event resulting in the holders of the Pear Series D-1 Preferred Shares receiving proceeds per share lower than two times the Series D-1 original issue price.

So long as at least 903,593 Pear Series C Preferred Shares are outstanding (subject to anti-dilution adjustments), Pear may not, without the written consent or affirmative vote of the holders of at least 60% of the outstanding Pear Series C Preferred Shares: (a) alter or change the rights, preference or privileges of the Pear Series C Preferred Shares; (b) increase or decrease the authorized number of Pear Series C Preferred Shares; (c) amend or waive any provision of the Pear’s Certificate of Incorporation or Bylaws in any manner adverse to the Pear Series C Preferred Shares or (d) consummate a deemed liquidation event resulting in the holders of the Pear Series C Preferred Shares receiving proceeds per share lower than the Series C original issue price.

So long as at least 1,181,458 Pear Series B Preferred Shares are outstanding (subject to anti-dilution adjustments), Pear may not, without the written consent or affirmative vote of the holders of a majority of the outstanding Pear Series B Preferred Shares: (a) alter or change the rights, preference or privileges of the Pear Series B Preferred Shares; (b) increase or decrease the authorized number of Pear Series B Preferred Shares; (c) amend or waive any provision of Pear’s Certificate of Incorporation or Bylaws in any manner adverse to the Series B Preferred Shares or (d) consummate a deemed liquidation event resulting in the holders of Pear Series B Preferred Shares receiving proceeds per share lower than the Series B original issue price.

So long as at least 2,392,665 Pear Series A Preferred Shares are outstanding (subject to anti-dilution adjustments), Pear may not, without the written consent or affirmative vote of the holders of a majority of the outstanding Pear Series A Preferred Shares: (a) alter or change the rights, preference or privileges of the Pear Series A Preferred Shares; (b) increase or decrease the authorized number of Pear Series A Preferred Shares or (c) amend or waive any provision of Pear’s Certificate of Incorporation or Bylaws in any manner adverse to the Pear Series A Preferred Shares.

Pear	Post-Combination Company
Supermajority Voting Provisions

Not applicable.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon and the affirmative vote of at least two thirds of the voting power of all the then outstanding shares of each class entitled to vote thereon as a class is required to amend or repeal the following provisions of the Proposed Charter: (i) Section 5.2 of the Proposed Charter relating to the number, election and term of the Post-Combination Company Board; (ii) Section 7.1 of the Proposed Charter relating to special meetings of stockholders of the Post-Combination Company; (iii) Section 7.3 of the Proposed Charter relating to actions by stockholders by written consent; and (iv) Article VIII of the Proposed Charter relating to the limitation of liability of directors.

The amendment or repeal of the Proposed Bylaws by the stockholders will require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock entitled to vote generally in an election of directors, voting together as a single class; provided, however, that if the Post-Combination Company Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal will only require the affirmative vote of the majority of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote on such amendment or repeal, voting together as a single class, except that Article VIII of the Proposed Bylaws relating to indemnification, requires the affirmative vote of at least 66.7% of the total voting power of all outstanding shares of capital stock of the Post Combination Company.

Cumulating Voting

Delaware law allows for cumulative voting only if provided for in Pear’s charter; however, Pear’s charter expressly prohibits cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.

Pear	Post-Combination Company
Vacancies on the Board of Directors

Vacancies on the Pear board of directors and any newly created directorships resulting from the increase in the number of directors may be filled by vote of the stockholders at a meeting called for such purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board effective at a future date, a majority of the directors then in office, including those who have resigned, will have power to fill such vacancy or vacancies, the vote or action in writing thereon to take effect when such resignation or resignations become effective; provided however, that any vacancy in any directorship filled by the holders of a specific class or series, shall be filled only by the affirmative vote or written consent of such holders of such class or series. In the event the shares outstanding for such class or series falls below the minimum threshold for that series to elect a designated director, such vacancy shall be filled by the affirmative vote of the Pear Preferred Shares and the Pear Common Shares, voting together as a single class and on an as converted basis.	Subject to the special rights of the holders any series of preferred stock to elect directors, newly created directorships resulting from an increase in the number of directors and any vacancies on the Post-Combination Company Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders. Any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Board of Directors

Special meetings of the Pear board of directors may be held at any time and at any place within or without the State of Delaware as designated in the notice of the meeting, when called by the president, or by one-third or more in number of the directors, reasonable notice thereof being given to each director by the secretary or by the president or by any one of the directors calling the meeting.	Special meetings of the Post-Combination Company board of directors may be called orally or in writing by the chairperson of the Post-Combination Company Board, the President or by the majority of the directors then in office, or the sole director.

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a certificate of incorporation generally requires the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote thereon, voting together as a single class. See “Voting” above for certain special voting rights of the holders of Pear Preferred Shares with respect to the amendment of Pear’s certificate of incorporation in the event that there are alterations or changes to the rights, preferences or privileges of a particular series of preferred stock, increases or decreases in the authorized number of shares of a particular series of preferred stock or the amendment or waiver of Pear’s certificate of	Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon is required to amend or repeal the following provisions of the Proposed Charter: (i) Section 5.2 of the Proposed Charter relating to the number, election and term of the Post-Combination Company Board; (ii) Section 7.1 of the Proposed Charter relating to special meetings of stockholders of the Post- Combination Company; (iii) Section 7.3 of the

Pear	Post-Combination Company
incorporation in a manner that is adverse to a particular series of preferred stock.

Proposed Charter relating to actions by stockholders by written consent; and (iv) Article VIII of the Proposed Charter relating to the limitation of liability of directors.

For an amendment of any other provision of the Proposed Charter, the Proposed Charter applies Delaware law, which allows an amendment to a certificate of incorporation generally with the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote thereon, voting together as a single class.

Amendment of Bylaws

The bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders at any regular or special meeting of the stockholders or by the affirmative vote of a majority of the Pear board of directors.	The Post Combination Company Board may adopt, amend, alter or repeal the Proposed Bylaws by the affirmative vote of a majority of the directors then in office. The amendment or repeal of the Proposed Bylaws by the stockholders will require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock entitled to vote generally in an election of directors, voting together as a single class; provided, however, that if the Post-Combination Company Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal will only require the affirmative vote of the majority of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote on such amendment or repeal, voting together as a single clause.

Quorum

Board of Directors. At any meeting of the directors, a majority of the directors then in office constitutes a quorum. A quorum may not in any case be less than one-third of the total number of directors constituting the whole Pear board of directors.

Stockholders. The holders of a majority of the stock issued and outstanding and entitled to vote thereat constitutes a quorum at all meetings of the stockholders for the transaction of business. At any meeting held for the purpose of electing a director, the presence of the holders of a majority of the outstanding shares of the class or series entitled to elect such director or directors constitutes a quorum for the purpose of electing such director.

Board of Directors. A majority of the Post-Combination Company Board constitutes a quorum.

Stockholders. The holders of shares of outstanding capital stock of the Post-Combination Company entitled to vote at such meeting constitutes a quorum, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series constitutes a quorum of such class or series.

Pear	Post-Combination Company
Stockholder Action by Written Consent

Under Delaware law, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted.	Any action required or permitted to be taken by the stockholders must be effected by a duly called annual meeting or a special meeting of the stockholders and may not be effected by written consent of the stockholders.

Special Stockholder Meetings

A special meeting of Pear’s stockholders may be called at any time by the president and must be called by the President or the secretary at the request in writing of a majority of the board of directors, or at the request in writing of the holders of at least ten percent of all capital stock of Pear, issued and outstanding and entitled to vote at such meeting for the purposes prescribed in the notice and at a place, date and time fixed by the board of directors. Business transacted at any special meeting of stockholders shall be confined to the purposes stated in the notice.	The Proposed Bylaws provides that special meetings of stockholders for any purpose or purposes may be called only by the Post-Combination Company Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Nominations of persons for election to the Post-Combination Company Board and stockholder proposals of other business may not be brought before a special meeting of stockholders to be considered by the stockholders, unless the special meeting is held in lieu of an annual meeting in which case such special meeting will be deemed an annual meeting of the stockholders.

Notice of Stockholder Meetings

Notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting of stockholders must be given not less than ten nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.	Written notice stating the place, if any, date and time of each meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in case of a special meeting, the purpose or purposes for which the meeting is called, must be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Notice must be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders.	No business may be transacted at an annual meeting of stockholders, other than business that is either

Pear	Post-Combination Company
Business transacted at any special meeting of stockholders must be limited to the purposes stated in the notice.

(i) specified in the Post-Combination Company’s notice of meeting (or any supplement thereto) delivered pursuant to the Proposed Bylaws, (ii) properly brought before the annual meeting by or at the direction of the Post-Combination Company Board or the chairman of the Post-Combination Company Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Post-Combination Company who is entitled to vote at the meeting, who complies with the below notice procedures and who is a stockholder of record at the time such notice is delivered to the Secretary of the Post-Combination Company.

The stockholder must (i) give timely notice thereof in proper written form to the Secretary of the Post-Combination Company, (ii) provide any updates or supplements to such notice at the times and in the forms required by the Proposed Bylaws and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in a solicitation statement as required by the bylaws. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Post-Combination Company not less than 90 or more than 120 days before the meeting.

Stockholder Nominations of Persons for Election as Directors

Not applicable.

Nominations of persons for election to the Post-Combination Company Board may be made at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Post-Combination Company’s notice of such special meeting, (i) by or at the direction of the Post-Combination Company Board or (ii) by any stockholder of the Post-Combination Company who is entitled to vote at the meeting, who complies with the notice procedures and who is a stockholder of record at the time such notice is delivered to the Secretary of the Post-Combination Company.

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Post-Combination Company (i) in the case of an annual meeting, not later than the close of

Pear	Post-Combination Company
business not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the even the annual meeting is more than 30 days before or 60 days after the anniversary of the preceding year’s annual meeting or special meeting in lieu thereof, or in the event that no such meeting was held the previous year, then such notice must be received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which a public announcement of the date of the special meeting is first made.

Limitation of Liability of Directors and Officers

To the fullest extent permitted by the DGCL, a director of Pear will not be personally liable to Pear or its stockholders for monetary damages for breach of fiduciary duty owed to Pear and its stockholders. If the DGCL or any other law of the state of Delaware is amended after approval by the stockholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Pear shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The amendment, repeal or modification of this provision in Pear’s charter will not eliminate, reduce or adversely affect any right or protection of or increase the liability of a director of Pear in respect to any act or omission occurring prior to the time of such amendment, repeal or modification.

No director of the Post-Combination Company shall be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Post-Combination Company and its stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

Neither the amendment, repeal or modification of this provision in the Proposed Charter, nor to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of a director of the Post-Combination Company with respect to any act or omission occurring prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors of the Post-Combination Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Directors, Officers, Employees and Agents

Pear will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person for any proceeding by reason of the fact that such person is or was a director or officer of Pear or, while a director or officer, is or was serving at the request of Pear as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by Pear’s board of directors or Pear.	The Post-Combination Company will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person for any proceeding by reason of the fact that such person is or was a director or officer of the Post-Combination Company or, while a director or officer, is or was serving at the request of the Post-Combination Company as a director, trustee, general partner, managing member, fiduciary, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by the Post-Combination

Pear	Post-Combination Company

The right to indemnification covers all expenses, liability and loss reasonably incurred or suffered by such person in connection with any such proceeding, provided, however that an advancement of expenses will be made only upon delivery to Pear of an understanding, by or on behalf of the indemnitee to repay all amounts so advanced if it should be determined that the indemnitee is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the indemnitee’s heirs, executors and administrators, provided, however, that Pear shall indemnify such person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding (or part thereof) was authorized by the Pear board of directors, (c) such indemnification is provided by Pear, pursuant to the powers vested in Pear under the DGCL, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the DGCL.

Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, Pear shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by Pear’s board.

Any amendment, repeal or modification of the indemnification provision in the Pear charter shall not (a) adversely affect any right or protection of a director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification, or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

Company’s board of directors or the Post-Combination Company, provided, however, that this amount shall be reduced by any amount that such person may collect as indemnification or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust, or other enterprise. With respect to proceedings to enforce rights to indemnification, the Post-Combination Company will indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board.

The Post-Combination Company has the power to indemnify and hold harmless, to the fullest extent permitted by applicable law, any employee or agent of the Post-Combination Company who was or is made a party or is otherwise involved in a proceeding by reason of the fact that he or she, or a person whom the employee or agent was made a legal representative, is or was an employee or agent of the Post-Combination Company or is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

The right to indemnification covers all liability and loss suffered (including judgments, fines, penalties and amounts paid in settlement) and expenses (including attorneys’ fees, retainers, and court costs) actually and reasonably incurred by such person in connection with any such proceeding, provided, however, that any payment or pre-payment of expenses paid shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be determined that the indemnitee is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent so long as indemnitee is subject to any proceeding by reason of such indemnitee’s status as a director, trustee, general partner, managing partner, employee, agent or fiduciary of the company or other corporation, partnership, limited liability company, joint venture, trust or other enterprise, and will inure

Pear	Post-Combination Company
to the benefit of the estate, his or her heirs, executors, administrators, legatees and distributes.

Dividends, Distributions and Stock Repurchases

The holders of Pear Series D-1 Preferred Shares and Series D-2 Preferred Shares will be entitled to receive non-cumulative dividends in preference to holders of the Pear Series C Preferred Shares, Pear Series B Preferred Shares, Pear Series A Preferred Shares and Pear Common Shares, when as and if declared by the Pear board of directors from funds that are legally available therefor.

Pear may not declare, pay or set aside any dividends on any shares of capital stock of Pear unless the holders of Pear Series D-1 Preferred Shares and Series D-2 Preferred Shares then outstanding have first or simultaneously therewith received a dividend on each outstanding Pear Series D-1 Preferred Shares and Series D-2 Preferred Shares in an amount at least equal to 8% of the Series D-1 Original Issue Price (as defined in the Pear certificate of incorporation) or 8% of the Series D-2 Original Issue Price (as defined in the Pear certificate of incorporation).

After payment of the dividends to holders of Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares as described above, the holders of Pear Series C Preferred Shares will be entitled to receive non-cumulative dividends in preference to holders of the Pear Series B Preferred Shares, Pear Series A Preferred Shares and Pear Common Shares, when as and if declared by the Pear board of directors from funds that are legally available therefor, in an amount at least equal to 8% of the Series C Original Issue Price (as defined in the Pear certificate of incorporation).

After payment of the dividends to holders of Pear Series D-1 Preferred Shares, Pear Series D-2 Preferred Shares and Pear Series C Preferred Shares as described above, the holders of Pear Series B Preferred Shares will be entitled to receive non-cumulative dividends in preference to holders of Pear Series A Preferred Shares and Pear Common Shares, when as and if declared by the Pear board of directors from funds that are legally available therefor, in an amount at least equal to 8% of the Series B Original Issue Price (as defined in the Pear certificate of incorporation).

Subject to applicable law and the rights and preferences of the holders of any outstanding series of the Post-Combination Company preferred stock, and to the other provisions of the Proposed Charter, the holders of common stock shall be entitled to the payment of dividends when, as and if declared by the Post-Combination Company Board.

Pear	Post-Combination Company

After payment of the dividends to holders of Pear Series D-1 Preferred Shares, Pear Series D-2 Preferred Shares, Pear Series C Preferred Shares and Pear Series B Preferred Shares as described above, the holders of Pear Series A Preferred Shares will be entitled to receive non-cumulative dividends in preference to holders of Pear Common Shares, when as and if declared by the Pear board of directors from funds that are legally available therefor, in an amount at least equal to 8% of the Series A Original Issue Price (as defined in the Pear certificate of incorporation).

Liquidation

Upon any liquidation, dissolution, winding up, merger or consolidation of Pear, the assets available for distribution to its stockholders will be paid out:

•  First, to holders of Pear Series D-1 Preferred Shares and Pear Series D-2 Preferred Shares then outstanding in an amount per share equal to the original purchase price of $6.5388 per Pear Series D-1 Preferred Share or $3.9458 per Pear Series D-2 Preferred Share (subject to anti-dilution adjustments and declared but unpaid dividends).

•  Second, to holders of Pear Series C Preferred Shares then outstanding in an amount per share equal to the original purchase price of $7.1935 per Pear Series C Preferred Share (subject to anti-dilution adjustments and declared but unpaid dividends).

•  Third, to holders of Pear Series B Preferred Shares then outstanding in an amount per share equal to the original purchase price of $4.3167 per Pear Series B Preferred Share (subject to anti-dilution adjustments and declared but unpaid dividends).

•  Fourth, to holders of Pear Series A Preferred Shares then outstanding in an amount per share equal to the original purchase price of $0.9171 per Pear Series A Preferred Share (subject to anti-dilution adjustments and declared but unpaid dividends).

•  Fifth, to holders of Pear Preferred Shares and Pear Common Shares, pro rata based on the number of shares held by each such holder, treating all such securities as if they had been converted to Pear Common Shares, provided that holders of Pear Preferred Shares will receive an amount that exceeds three times the original issue price of the particular series of Pear Preferred Shares.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Post-Combination Company, after payment or provision for payment of the debts and other liabilities of the Post-Combination Company, the holders of shares of Post-Combination Company Common Stock will be entitled to receive all the remaining assets of the Post-Combination Company available for distribution to its stockholders, ratably in proportion to the number of shares of Post-Combination Company Common Stock held by them.

Pear	Post-Combination Company
Stockholder Rights Plan

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Pear does not have a stockholder rights plan currently in effect, but under the DGCL, Pear’s board of directors could adopt such a plan without stockholder approval.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

The Post-Combination Company does not have a stockholder rights plan currently in effect, but under the DGCL, the Post-Combination Company Board could adopt such a plan without stockholder approval.

Preemptive Rights

No adjustment in the conversion price of a series of preferred stock shall be made as the result of the issuance or deemed issuance of additional shares of common stock if Pear receives written notice from the holders of a majority of the outstanding shares of such series of preferred stock agreeing that no adjustment to such series shall be made as the result of the issuance or deemed issuance.	There are no specific preemptive rights relating to shares of the Post-Combination Company Common Stock, but authority is expressly granted to the Post-Combination Company Board to grant dividend rights, conversion rights, redemption privileges, liquidation preferences or change series rank (to make superior, equal, or junior) to holders of preferred stock, upon issuance of capital stock.

Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Pear’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Pear’s board of directors may exercise all such powers of Pear and do all such lawful acts and things as are not by statute or Pear’s charter or bylaws directed or required to be exercised or done solely by the stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self- dealing, and the duty of care requires directors in managing the Post-Combination Company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

The Post-Combination Company Board may exercise all such powers of the Post-Combination Company and do all such lawful acts and things as are not by statute or the Proposed Charter or Proposed Bylaws directed or required to be exercised or done solely by the stockholders.

Pear	Post-Combination Company
Inspection of Books and Records; Stockholder Lists

Inspection: Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from Pear’s stock ledger, a list of its stockholders and its other books and records.

Voting List: Pear will prepare, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting. The list will reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order for each class of stock and showing the mailing address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the principal place of business of Pear. In the event that Pear determines to make the list available on an electronic network, Pear may take reasonable steps to ensure that such information is available only to stockholders of Pear. If the meeting is to be held at a place, then the list shall be reduced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to examination of any stockholder during the entire meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from the Post-Combination Company’s stock ledger, a list of its stockholders and its other books and records.

List of Stockholders Entitled to Vote: The Post-Combination Company will prepare, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting. The list will reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order for each class of stock and showing the mailing address of each stockholder and the number of shares registered in the name of each stockholder. The Post-Combination Company will not be required to include electronic mail addresses or other electronic contact information on such list. The list will be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is open to the examination of any such stockholder or (ii) during ordinary business hours at the principal executive office of the Post-Combination Company. In the event that the Post-Combination Company determines to make the list available on an electronic network, the Post-Combination Company may take reasonable steps to ensure that the information is only to stockholders of the Post-Combination Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting will be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication, the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Pear	Post-Combination Company
Choice of Forum

Not applicable.	Unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Proposed Charter designates the Court of Chancery of the State of Delaware (or in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or employees to the Post-Combination Company or its stockholders, (iii) any claim against the Post-Combination Company arising pursuant to any provision of the Post-Combination Company’s charter, bylaws or the DGCL, or (iv) any action asserting a claim against the Post-Combination Company, its directors, officers or employees, as governed by the internal affairs doctrine. The Proposed Charter designates the federal district court for the District of Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

DESCRIPTION OF CAPITAL STOCK OF THE POST-COMBINATION COMPANY

As a result of the Business Combination, Pear equityholders who receive shares of the Post-Combination Company’s Class A common stock in the Business Combination will become Post-Combination Company stockholders. Your rights as a Post-Combination Company stockholder will be governed by Delaware law, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of the Post-Combination Company’s capital stock, including the shares of the Post-Combination Company’s Class A common stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Proposed Charter and the Proposed Bylaws carefully and in their entirety because they describe your rights as a holder of shares of the Post-Combination Company’s common stock.

In connection with the Business Combination, the Post-Combination Company will amend and restate its charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and the Proposed Bylaws, each of which will be in effect upon the consummation of the Business Combination, the forms of which are attached as Annexes B and C to this proxy statement/prospectus, respectively.

The Post-Combination Company’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of 690,000,000 shares of Class A common stock, par value $0.0001 per share (the “Post-Combination Company Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Post-Combination Company Preferred Stock”). No shares of Post-Combination Company Preferred Stock will be issued or outstanding immediately after the Business Combination. Unless the Post-Combination Company Board determines otherwise, the Post-Combination Company will issue all shares of its capital stock in uncertificated form.

Common Stock

Holders of shares of Post-Combination Company Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of shares of Post-Combination Company Common Stock will not have cumulative voting rights in the election of directors.

Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of shares of Post-Combination Company Common Stock will be entitled to receive pro rata the Post-Combination Company’s remaining assets available for distribution. Holders of shares of Post-Combination Company Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Post-Combination Company Common Stock. All shares of Post-Combination Company Common Stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of shares of Post-Combination Company Common Stock will be subject to those of the holders of any shares of Post-Combination Company Preferred Stock that the Post-Combination Company Board may authorize and issue in the future.

As of October 18, 2021, THMA had 27,600,000 THMA Class A Common Shares and 6,900,000 THMA Class B Common Shares issued and outstanding and 1 holder of record of THMA Class A Common Shares. Immediately after giving effect to the Business Combination, (w) assuming no Public Shares are redeemed, (x) assuming there are no other issuances of equity interests of THMA, (y) without taking into account any THMA warrants that will remain outstanding immediately following the Closing and may be exercised at a later date or the Earn Out Shares and (z) assuming that all Pear Vested In-the-Money Options are exercised as of immediately prior to the Effective Time, we expect that the Post-Combination Company will have approximately

165,810,410 shares of Post-Combination Company Common Stock outstanding, consisting of (i) 120,000,000 shares issued to Pear equityholders on a fully diluted net exercise basis, (ii) 10,280,000 shares issued to the Subscribers pursuant to the Subscription Agreements, (iii) 2,300,000 shares issued to the Anchor Investor pursuant to the Amended Forward Purchase Agreement, (iv) 27,600,000 shares held by THMA’s Public Stockholders and (v) 5,630,400 vested shares held by the Initial Stockholders (not including an additional 1,269,600 THMA Class A Common Shares subject to vesting requirements pursuant to the Sponsor Agreement).

Preferred Stock

Upon the consummation of the Business Combination and pursuant to the Proposed Charter that will become effective at the consummation of the Business Combination, the total of the Post-Combination Company authorized shares of preferred stock will be 10,000,000 shares. Upon the consummation of the Business Combination, we will have no shares of preferred stock outstanding.

Under the terms of the Proposed Charter, the Post-Combination Company Board is authorized to direct us to issue shares of preferred stock in one or more series without the approval of the Post-Combination Company’s stockholders. The Post-Combination Company Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Post-Combination Company Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of shares of Post-Combination Company Common Stock by restricting dividends on the Post-Combination Company Common Stock, diluting the voting power of the Post-Combination Company Common Stock or subordinating the liquidation rights of the Post-Combination Company Common Stock. As a result of these or other factors, the issuance of Post-Combination Company Preferred Stock could have an adverse impact on the market price of the Post-Combination Company Common Stock.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Post-Combination Company Board. The time and amount of dividends will be dependent upon, among other things, the Post-Combination Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Post-Combination Company Board may regard as relevant.

The Post-Combination Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on the Post-Combination Company Common Stock in the foreseeable future.

Anti-Takeover Provisions

The Proposed Charter and the Proposed Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Post-Combination Company Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Post-Combination Company Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Proposed Charter provides that the Post-Combination Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Company Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Company Board.

Stockholder Action; Special Meetings of Stockholders

The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Post-Combination Company capital stock would not be able to amend the Post-Combination Company’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Post-Combination Company’s bylaws. Further, the Proposed Charter will provide that only a majority of the Post-Combination Company Board may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Proposed Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (i) specified in the Post-Combination Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Post-Combination Company Board, (ii) otherwise properly brought before an annual meeting by or at the direction of the Post-Combination Company Board or (iii) otherwise properly brought before an annual meeting by any stockholder of the Post-Combination Company (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in the Proposed Bylaws. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Post-Combination Company and such business must otherwise be a proper matter for stockholder action. A stockholder’s notice to the Secretary of the Post-Combination Company with respect to such business, to be timely, must be received by the Secretary of the Post-Combination Company at the principal executive offices of the Post-Combination Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding an annual meeting of stockholders; provided, however, that in the event that an annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of an annual meeting is first made by the Post-Combination Company.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Post-Combination Company Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Post-Combination Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Post-Combination Company’s bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Post-Combination Company Board or by the stockholders as provided in the Proposed Charter. The affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon and the affirmative vote of not less than two thirds of the outstanding shares of each class of capital stock entitled to vote thereon as a class is required to amend or repeal the following provisions of the Proposed Charter: (i) Section 5.2 of the Proposed Charter relating to the number, election and term of the Post-Combination Company Board; (ii) Section 7.1 of the Proposed Charter relating to special meetings of stockholders of the Post-Combination Company; (iii) Section 7.3 of the Proposed Charter relating to actions by stockholders by written consent; and (iv) Article VIII of the Proposed Charter relating to the limitation of liability of directors. The Post-Combination Company’s stockholders may amend any other section of the Proposed Charter by the affirmative vote of holders of not less than a majority of the voting power of all then outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon. Any amendment or repeal of the Proposed Bylaws requires an affirmative vote of either (a) a majority of the Post-Combination Company Board, or (b) holders of at least two-thirds of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote thereon; provided however, that if the Post-Combination Company Board recommends such amendment or repeal, such amendment would only require the affirmative vote of a majority of the then outstanding shares of capital stock of the Post-Combination Company.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter and the Proposed Bylaws will provide indemnification and advancement of expenses for the Post-Combination Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Post-Combination Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Proposed Bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Post-Combination Company’s rights and the rights of the Post-Combination Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Post-Combination Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Post-Combination Company. Pursuant to

Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Post-Combination Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Post-Combination Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Proposed Charter will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers, stockholders or employees, (iii) any claim against the Post-Combination Company arising under its charter, bylaws or the DGCL or (iv) any claim against the Post-Combination Company governed by the internal affairs doctrine. The Proposed Charter designates the United States District Court for the District of Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for the THMA Class A Common Shares is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

We intend to apply to list the Post-Combination Company Common Stock on Nasdaq under the symbol “PEAR” upon the Closing.

SECURITIES ACT RESTRICTIONS ON RESALE OF THMA CLASS A COMMON SHARES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted THMA Class A Common Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Post-Combination Company at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Combination Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as the Post-Combination Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted THMA Class A Common Shares for at least six months but who are affiliates of the Post-Combination Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of the THMA Class A Common Shares then outstanding; or

•	the average weekly reported trading volume of the THMA Class A Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Post-Combination Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Post-Combination Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Post-Combination Company’s Initial Stockholders will be able to sell their common stock, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

THMA anticipates that, following the consummation of the Business Combination, the Post-Combination Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions—Post-Combination Company

Amended and Restated Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, THMA and certain stockholders of Pear and THMA will enter into the Amended and Restated Registration Rights Agreement, pursuant to which THMA will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain THMA Class A Common Shares and other equity securities of THMA that are held by the parties thereto from time to time. See “Other Agreements—Registration Rights Agreement.”

Policies and Procedures for Related Party Transactions Following the Business Combination

The Post-Combination Company will adopt a formal written policy that will be effective upon the completion of the Business Combination providing that the Post-Combination Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Post-Combination Company capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Post-Combination Company without the approval of the Post-Combination Company’s Audit Committee, subject to certain exceptions. Such written policy on transactions with related persons will be in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq.

The Audit Committee will have the responsibility for reviewing and approving any related person transactions. In reviewing any related person transaction, the Audit Committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Post-Combination Company than terms generally available in a transaction with an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the related person transaction.

Certain Relationships and Related Person Transactions—Pear

Series D-1 and D-2 Preferred Stock Financing

From December 7, 2020 through February 25, 2021, Pear sold an aggregate of 15,293,315 Pear Series D-1 Preferred Shares at a purchase price of approximately $6.5388 per share, for an aggregate purchase price of $99,999,928.30 (the “Pear Series D-1 Preferred Stock Financing”). The participants in the Pear Series D-1 Preferred Stock Financing included persons affiliated with members of Pear’s board of directors and persons that currently hold more than 5% of Pear’s outstanding capital stock. The following table summarizes purchases of Pear Series D-1 Preferred Shares from Pear by such related persons:

Name	Pear Series D-1 Preferred Shares	Total Purchase Price
SVF II AIV (DE) LLC(1)	3,823,331	$24,999,996.75
TLS Beta Pte. Ltd.(2)	3,823,331	$24,999,996.75
5AM Opportunities I, L.P.(3)	764,666	$4,999,998.05
Arboretum Ventures IV, L.P.(4)	49,703	$324,997.98
JAZZ Human Performance Technology Fund, L.P.(5)	152,933	$999,998.31
JAZZ Human Performance Opportunity Fund, L.P.(5)	458,799	$2,999,994.91

(1)

Elena Viboch is a member of the board of directors of Pear and an affiliate of SVF II AIV (DE) LLC (“Softbank”). Softbank currently holds more than 5% of Pear’s outstanding capital stock. Ms. Viboch will not serve on the Post-Combination Company Board.

(2)	TLS Beta Pte. Ltd. (“Temasek”) currently holds more than 5% of Pear’s outstanding capital stock.
(3)

Andrew Schwab is a member of the board of directors of Pear and an affiliate of 5AM Opportunities I, L.P. (“5AM Opportunities”). 5AM Opportunities and its affiliated entities, 5AM Ventures IV, L.P. (“5AM Ventures”) and 5AM Co-Investors IV, L.P. (“5AM Co-Investors”), currently hold more than 5% of Pear’s outstanding capital stock. Mr. Schwab is a nominee for election to the Post-Combination Company Board.

(4)

Timothy Petersen is a member of the board of directors of Pear and an affiliate of Arboretum Ventures IV, L.P. (“Arboretum”). Arboretum currently holds more than 5% of Pear’s outstanding capital stock. Mr. Petersen will not serve on the Post-Combination Company Board.

(5)

Zack Lynch is a member of the board of directors of Pear and an affiliate of JAZZ Human Performance Technology Fund, L.P. and JAZZ Human Performance Opportunity Fund, L.P. (collectively, “JAZZ”). JAZZ currently holds more than 5% of Pear’s outstanding capital stock. Mr. Lynch is a nominee for election to the Post-Combination Company Board.

On December 8, 2020, Pear sold an aggregate of 8,109,888 Pear Series D-2 Preferred Shares at a purchase price of approximately $3.9458 per share, for an aggregate purchase price of $31,999,996.08 (the “Pear Series D-2 Preferred Stock Financing”). The participants in the Pear Series D-2 Preferred Stock Financing included persons affiliated with members of Pear’s board of directors and persons that currently hold more than 5% of Pear’s outstanding capital stock. The following table summarizes purchases of Pear Series D-2 Preferred Shares from Pear by such related persons:

Name	Pear Series D-2 Preferred Shares	Total Purchase Price
SVF II AIV (DE) LLC(1)	4,054,944	$15,999,998.04
TLS Beta Pte. Ltd.(2)	4,054,944	$15,999,998.04

(1)

Elena Viboch is a member of the board of directors of Pear and an affiliate of Softbank. Softbank currently holds more than 5% of Pear’s outstanding capital stock. Ms. Viboch will not serve on the Post-Combination Company Board.

(2)	Temasek currently holds more than 5% of Pear’s outstanding capital stock.

In connection with the Pear Series D-1 Preferred Stock Financing and the Pear Series D-2 Preferred Stock Financing, Pear repurchased (i) 2,788,732 Pear Common Shares from Corey McCann, Pear’s Chief Executive Officer, for $10,996,806.90, (ii) 480,000 Pear Common Shares and 1,920,000 Pear Series A Preferred Shares from 5AM Ventures for $9,463,920, (iii) 20,000 Pear Common Shares and 80,000 Pear Series A Preferred Shares from 5AM Co-Investors for $394,330 and (iv) 1,000,000 Pear Series A Preferred Shares from Arboretum for $3,943,300, each pursuant to a tender offer by Pear that closed on December 9, 2020.

Series C Preferred Stock Financing

On December 21, 2018, Pear sold an aggregate of 8,944,869 Pear Series C Preferred Shares at a purchase price of approximately $7.1935 per share, for an aggregate purchase price of $64,344,915.25 (the “Pear Series C Preferred Stock Financing”). The participants in the Pear Series C Preferred Stock Financing included persons affiliated with members of Pear’s board of directors and persons that currently hold more than 5% of Pear’s outstanding capital stock. The following table summarizes purchases of Pear Series C Preferred Shares from Pear by such related persons:

Name	Pear Series C Preferred Shares	Total Purchase Price
TLS Beta Pte. Ltd.(1)	3,475,359	$24,999,994.97
5AM Opportunities I, L.P.(2)	1,390,143	$9,999,993.68
Arboretum Ventures IV, L.P.(3)	695,071	$4,999,993.24
JAZZ Human Performance Technology Fund, L.P.(4)	278,028	$1,999,994.42
JAZZ Human Performance Opportunity Fund, L.P.(4)	278,028	$1,999,994.42

(1)	Temasek currently holds more than 5% of Pear’s outstanding capital stock.
(2)

Andrew Schwab is a member of the board of directors of Pear and an affiliate of 5AM Opportunities. 5AM Opportunities and its affiliated entities, 5AM Ventures and 5AM Co-Investors, currently hold more than 5% of Pear’s outstanding capital stock. Mr. Schwab is a nominee for election to the Post-Combination Company Board.

(3)

Timothy Petersen is a member of the board of directors of Pear and an affiliate of Arboretum. Arboretum currently holds more than 5% of Pear’s outstanding capital stock. Mr. Petersen will not serve on the Post-Combination Company Board.

(4)

Zack Lynch is a member of the board of directors of Pear and an affiliate of JAZZ. JAZZ currently holds more than 5% of Pear’s outstanding capital stock. Mr. Lynch is a nominee for election to the Post-Combination Company Board.

Series B Preferred Stock Financing

From December 28, 2017 through March 6, 2018, Pear sold an aggregate of 11,815,580 shares of Pear Series B Preferred Stock at a purchase price of approximately $4.3167 per share, for an aggregate purchase price of $45,999,998.47 (the “Pear Series B Preferred Stock Financing”). The participants in the Pear Series B Preferred Stock Financing included persons affiliated with members of Pear’s board of directors and persons that currently hold more than 5% of Pear’s outstanding capital stock. The following table summarizes purchases of Pear Series B Preferred Shares from Pear by such related persons:

Name	Pear Series B Preferred Shares	Total Purchase Price
TLS Beta Pte. Ltd.(1)	5,559,803	$24,000,001.62
5AM Co-Investors IV, L.P.(2)	52,509	$226,665.61
5AM Ventures IV, L.P.(2)	1,260,222	$5,440,000.31
Arboretum Ventures IV, L.P.(3)	1,081,073	$4,666,667.82
JAZZ Human Performance Technology Fund, L.P.(4)	1,776,048	$7,666,666.41

(1)	Temasek currently holds more than 5% of Pear’s outstanding capital stock.
(2)

Andrew Schwab is a member of the board of directors of Pear and an affiliate of 5AM Opportunities. 5AM Opportunities and its affiliated entities, 5AM Ventures and 5AM Co-Investors, currently hold more than 5% of Pear’s outstanding capital stock. Mr. Schwab is a nominee for election to the Post-Combination Company Board.

(3)

Timothy Petersen is a member of the board of directors of Pear and an affiliate of Arboretum. Arboretum currently holds more than 5% of Pear’s outstanding capital stock. Mr. Petersen will not serve on the Post-Combination Company Board.

(4)

Zack Lynch is a member of the board of directors of Pear and an affiliate of JAZZ. JAZZ currently holds more than 5% of Pear’s outstanding capital stock. Mr. Lynch is a nominee for election to the Post-Combination Company Board.

Investors’ Rights Agreement

Pear is party to a Third Amended and Restated Investors’ Rights Agreement, dated as of November 3, 2020 (the “IRA”), as amended by that certain Omnibus Amendment dated as of February 23, 2021, which grants registration rights and information rights, among other things, to certain holders of Pear’s capital stock, including entities affiliated with Temasek, Softbank, Arboretum, JAZZ, 5AM Ventures, 5AM Co-Investors and 5AM Opportunities. The IRA will terminate upon the closing of the Business Combination.

Right of First Refusal and Co-Sale Agreement

Pursuant to certain agreements with its stockholders, including the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 3, 2020 (the “ROFR Agreement”), as amended by that certain Omnibus Amendment dated as of February 23, 2021, Pear has the right to purchase shares of Pear’s capital stock that certain of its stockholders propose to sell to other parties. Certain holders of Pear’s capital stock that are party to the ROFR Agreement, include Temasek, Softbank, Arboretum, JAZZ, 5AM Ventures, 5AM Co-Investors and 5AM Opportunities. The ROFR Agreement will terminate upon the closing of the Business Combination.

Voting Agreement

Pear is a party to the Third Amended and Restated Voting Agreement, dated as of November 3, 2020 (the “Voting Agreement”), as amended by that certain Omnibus Amendment dated as of February 23, 2021, pursuant to which certain holders of Pear’s capital stock, including Temasek, Softbank, Arboretum, JAZZ, 5AM Ventures, 5AM Co-Investors and 5AM Opportunities, have agreed to vote their shares of Pear’s capital stock in favor of certain matters, including with respect to the election of directors. The Voting Agreement will terminate upon the closing of the Business Combination.

5AM Side Letter

In December 2018, Pear and 5AM Opportunities entered into an agreement whereby Pear granted 5AM Opportunities certain management and information rights (“5AM Side Letter”). The 5AM Side Letter will terminate upon the closing of the Business Combination.

Temasek Side Letter

In December 2017, Pear and Temasek entered into an agreement whereby Pear granted Temasek certain management and information rights, as well as a right to consult with management if Temasek is not represented on Pear’s board of directors (“Temasek Side Letter”). The Temasek Side Letter will terminate upon the closing of the Business Combination.

Softbank Side Letter

In November 2020, Pear, Softbank and certain of Softbank’s affiliates entered into an agreement whereby Pear granted Softbank and its affiliates certain customary management and information rights, including the right of Softbank and its affiliates to designate a member of Pear’s board of directors and an observer to Pear’s board of directors, and Pear agreed to certain compliance, tax and regulatory covenants (“Softbank Side Letter”). The Softbank Side Letter will terminate upon the closing of the Business Combination.

Director and Officer Indemnification

Pear’s current certificate of incorporation and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Pear has entered into indemnification agreements with each of its directors. Following the Business Combination, Pear expects that these agreements will be replaced with new indemnification agreements for each of the directors and officers of the Post-Combination Company. For additional information, see “Comparison of Stockholders Rights—Indemnification of Directors, Officers, Employees and Agents” and “Description of Capital Stock of the Post-Combination Company—Limitations on Liability and Indemnification of Officers and Directors.”

Certain Relationships and Related Person Transactions—THMA

Founder Shares and Private Placement Warrants

On December 7, 2020, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In January 2021, the Sponsor transferred 50,000 Founder Shares to each of Michael J. Christenson, Meghan M. FitzGerald, and Henry S. Miller, THMA’s independent directors, and an aggregate of 150,000 Founder Shares to THMA’s Advisors, in each case, at approximately the same share price initially paid by the Sponsor. On February 2, 2021, THMA effected a 1.2-to-1 forward stock split with respect to its Founder Shares, resulting in each of THMA’s independent directors nominees holding 60,000 Founder Shares and THMA’s Advisors holding an aggregate of 180,000 Founder Shares. Simultaneously with the consummation of the Initial Public Offering, on February 4, 2020, THMA consummated the private placement of an aggregate of 5,013,333 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant, generating total proceeds of $7,520,000.

In connection with the execution of the Business Combination Agreement, the Sponsor and THMA’s directors, Advisors and officers entered into the Sponsor Agreement with THMA and Pear, pursuant to which each Sponsor Agreement Party agreed to, among other things, (i) vote at any meeting of the stockholders of THMA all of its THMA Common Shares held of record or thereafter acquired in favor of the Transactions and the adoption of the Business Combination Agreement; (ii) appoint THMA as each Sponsor Agreement Party’s proxy in the event such Sponsor Agreement Party fails to fulfill its obligations under the Sponsor Agreement; (iii) be bound by certain other covenants and agreements related to the Merger; and (iv) be bound by certain transfer restrictions with respect to THMA Common Shares during the period between the date of the Agreement and the Closing, subject to certain exceptions set forth in the Sponsor Agreement. The Sponsor Agreement also provides that the Sponsor Agreement Parties have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any THMA Common Shares held by them.

Pursuant to the Sponsor Agreement, the Sponsor has also agreed, subject to certain exceptions, not to transfer 1,269,600 Founder Shares held by it and to have 922,453 Private Placement Warrants held in trust, in each case, until such securities become released upon the achievement of certain performance-based milestones under the Sponsor Agreement. The Founder Shares held by the Sponsor’s directors and Advisors will not be subject to vesting or forfeiture. See “Other Agreements—Sponsor Agreement.”

Amended Forward Purchase Agreement

In connection with the consummation of the Initial Public Offering, THMA entered into the Forward Purchase Agreement with the Anchor Investor, an affiliate of the Pritzker Vlock Family Office, that provides for the purchase, in the aggregate, of 5,000,000 Original Forward Purchase Units, consisting of one Forward Purchase Share and one-third of one Forward Purchase Warrant, at a purchase price of $10.00 per unit, or an aggregate purchase price of $50,000,000, in a private placement concurrently with the closing of THMA’s initial business combination.

In connection with the execution of the Business Combination Agreement, the Anchor Investor entered into the Amendment to Forward Purchase Agreement with THMA, pursuant to which, effective as of immediately prior to the Closing, the Forward Purchase Agreement will be amended to (i) eliminate the sale of warrants to purchase THMA Class A Common Shares and (ii) instead provide exclusively for the sale of such number of THMA Class A Common Shares equal to the sum of (x) 2,300,000 and (y) such additional THMA Class A Common Shares as the Anchor Investor may elect to purchase up to the lesser of (A) the number of Public Shares redeemed by THMA’s Public Stockholders and (B) 2,700,000, in each case, for a purchase price of $10.00 per THMA Class A Common Share. See “Other Agreements—Amended Forward Purchase Agreement.”

An entity affiliated with the Pritzker Vlock Family Office holds an indirect economic interest in each of our Sponsor and the Anchor Investor. Further, our Chief Executive Officer and director, Elon Boms, is a Managing Director of the Pritzker Vlock Family Office and a manager of the Anchor Investor. Our Chief Operating Officer and director, Steven Benson is a Venture Partner with the Pritzker Vlock Family Office. Our Chief Financial Officer, Joseph Iannotta, is the Controller of the Pritzker Vlock Family Office. Messrs Boms, Benson and Iannotta have led and assisted in, respectively, the evaluation of our business combination targets, including Pear, and the negotiation of our Business Combination with Pear.

Business Combination Opportunities

If any of THMA’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. THMA’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to THMA. THMA may pursue an initial business combination opportunity jointly with the Sponsor or one or more of its affiliates, which may include the Pritzker Vlock Family Office, the Anchor Investor or one or more of their respective affiliates, to which entity an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with THMA in the target business at the time of THMA’s initial business combination, or THMA could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities.

Administrative Support

THMA currently utilizes office space at 195 Church Street, 15th Floor, New Haven, Connecticut 06510 from the Sponsor. On February 2, 2021, THMA began paying to the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Upon completion of THMA’s Business Combination or liquidation, THMA will cease paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, will be paid by THMA to its Sponsor, officers, directors or Advisors, or any of its or their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses related to identifying and investigating potential target businesses and completing the Business Combination. THMA’s audit committee will review on a quarterly basis all payments that were made by THMA to its Sponsor, officers, directors, Advisors or its or their affiliates.

Related Party Loans and Advances

On December 7, 2020, THMA issued an unsecured promissory note to the Sponsor, pursuant to which THMA was permitted to borrow up to an aggregate principal amount of $300,000. Such promissory note was non-interest bearing and payable on the earlier of December 31, 2021 and the completion of the Initial Public Offering. The outstanding balance under such promissory note of $136,833 was repaid at the closing of the Initial Public Offering on February 4, 2021.

In addition, our Sponsor, an affiliate of our Sponsor or our officers and directors may, but none of them is obligated to, loan us funds as may be required to fund our working capital requirements. On June 21, 2021, THMA issued the 2021 Note in the principal amount of $1,000,000 to the Sponsor in exchange for up to $1 million in working capital loans. As of the date of this proxy statement/prospectus, THMA has drawn $1 million under the 2021 Note. The 2021 Note is non-interest bearing and payable upon the consummation of a Business Combination. Up to $1,000,000 of such loans may be convertible into warrants at a price of $1.50 per warrant. If we complete our Business Combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to our Sponsor. We do not expect to seek loans from parties other than our Sponsor, an affiliate of our Sponsor or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Registration Rights Agreement

THMA has entered into a registration rights agreement with the Sponsor, the Anchor Investor and THMA’s directors, Advisors and officers with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any), the THMA Class A Common Shares issuable to the Anchor Investor pursuant to the Forward Purchase Agreement and the THMA Class A Common Shares issuable upon exercise of the foregoing and upon conversion of the Founder Shares.

EXPERTS

The financial statements of Thimble Point Acquisition Corp. as of December 31, 2020, and for the period from December 1, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Pear Therapeutics, Inc. as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to going concern). Such financial statements have been so included in reliance upon the report of such firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The legality of the THMA Class A Common Shares offered by this proxy statement/prospectus will be passed upon for THMA by Sullivan & Cromwell LLP. Goodwin Procter LLP and Foley Hoag LLP have represented Pear in connection with the Business Combination.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the THMA Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the THMA Common Shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of THMA Common Shares are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, THMA and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, THMA will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify THMA of their requests by calling or writing THMA at its principal executive offices at 195 Church Street, 15th Floor, New Haven, CT 06510, (203) 680-8543.

TRANSFER AGENT AND REGISTRAR

The transfer agent for THMA’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

THMA has filed a Registration Statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that Registration Statement.

THMA files reports and other information with the SEC as required by the Exchange Act. You may access information on THMA at the SEC website containing reports and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to THMA has been supplied by THMA, and all such information relating to Pear has been supplied by Pear. Information provided by either THMA or Pear does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: THMA.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Special Meeting, or no later than November 16, 2021.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX TO FINANCIAL STATEMENTS

THIMBLE POINT ACQUISITION CORP.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors of

Thimble Point Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Thimble Point Acquisition Corp. (the “Company”) as of December 31, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from December 1, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 1, 2020 (inception) through December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Melville, NY

January 15, 2021, except for the second paragraph of Note 8, as to which the date is February 3, 2021

THIMBLE POINT ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Deferred offering costs	$310,450

Total Assets	$310,450

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,650
Accrued offering costs	240,450
Promissory note—related party	45,527

Total Liabilities	287,627

Commitments

Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding(1)	690
Additional paid-in capital	24,310
Accumulated deficit	(2,177)

Total Stockholder’s Equity	22,823

Total Liabilities and Stockholder’s Equity	$310,450

(1)

Includes up to 900,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions. (see Notes 5 and 8).

The accompanying notes are an integral part of the financial statements.

THIMBLE POINT ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM DECEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation costs	$2,177

Net loss	$(2,177)

Weighted average shares outstanding, basic and diluted(1)	6,000,000

Basic and diluted net loss per common share	$(0.00)

(1)

Excludes up to 900,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions. (see Notes 5 and 8).

The accompanying notes are an integral part of these financial statements.

THIMBLE POINT ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM DECEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Common Stock(1)		Additional Paid-in Capital	Accumulated Deficit	Stockholder’s Equity
	Shares	Amount
Balance—December 1, 2020 (Inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	(2,177)	(2,177)

Balance—December 31, 2020	6,900,000	$690	$24,310	$(2,177)	$22,823

(1)

Includes up to 900,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions. (see Notes 5 and 8).

The accompanying notes are an integral part of the financial statements.

THIMBLE POINT ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash flows from Operating Activities:
Net loss	$(2,177)
Changes in operating assets and liabilities:
Accrued expenses	1,650

Net cash used in operating activities	(527)

Cash Flows from Financing Activities:
Proceeds from promissory note—related party	45,527
Payment of offering costs	(45,000)

Net cash provided by financing activities	527

Net Change in Cash	—
Cash—Beginning	—

Cash—Ending	$—

Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$240,450

Payment of deferred offering costs by the Sponsor in exchange for the issuance of Class B common stock	$25,000

The accompanying notes are an integral part of the financial statements.

THIMBLE POINT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Thimble Point Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on December 1, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period December 1, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (the “Proposed Public Offering”). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed initial public offering of 24,000,000 units at $10.00 per unit (or 27,600,000 units if the underwriter’s over-allotment option is exercised in full) (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) which is discussed in Note 3 and the sale of 4,533,333 warrants (or 5,013,333 warrants if the underwriter’s over-allotment option is exercised in full) (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant that will close in a private placement to LJ10 LLC (the “Sponsor”) simultaneously with the closing of the Proposed Public Offering (see Note 4).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Public Offering, management has agreed that $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (“permitted withdrawals”).

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business

Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account, net of permitted withdrawals). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Proposed Public Offering and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until 24 months from the closing of the Proposed Public Offering (or within 27 months of the Proposed Public Offering if the Company has executed a letter of intent, agreement in principle, or definitive agreement for a Business Combination within that 24-months from the closing of the Proposed Public Offering) to complete a Business Combination (the “Combination Window”). If the Company is unable to complete a Business Combination within the Combination Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account, net of permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

At December 31, 2020, the Company had no cash and a working capital deficit of $287,627. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Window. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes.

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from December 1, 2020 (inception) through December 31, 2020.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 900,000 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3. PROPOSED PUBLIC OFFERING

Pursuant to the Proposed Public Offering, the Company will offer for sale up to 24,000,000 Units (or 27,600,000 Units if the underwriter’s overallotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one share of the Company’s Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

The Sponsor has agreed to purchase an aggregate of 4,533,333 Private Placement Warrants (or 5,013,333 Private Placement Warrants if the over-allotment option is exercised in full) at a price of $1.50 per Private Placement Warrant ($6,800,000 in the aggregate, or $7,520,000 if the over-allotment option is exercised in full), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement that will close simultaneously with the closing of Proposed Public Offering. A portion of the proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 7, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions. (see Note 8). The Founder Shares include an aggregate of up to 900,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the completion of a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Promissory Note—Related Party

On December 7, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Proposed Public Offering. As of December 31, 2020, there was $45,527 outstanding under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working

Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

Administrative Services Agreement

The Company will enter into an agreement that will provide that, subsequent to the closing of the Proposed Public Offering and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, to the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) and holders of the forward purchase shares and the forward purchase warrants or their permitted transferees will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statement.

Underwriting Agreement

The Company will grant the underwriter a 45-day option to purchase up to 3,600,000 additional Units to cover over-allotments at the Proposed Public Offering price, less the underwriting discounts and commissions.

The underwriter will be entitled to a cash underwriting discount of $0.20 per Unit, or $4,800,000 in the aggregate (or $5,520,000 if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $8,400,000 in the aggregate (or $9,660,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

The Company intends to enter into a forward purchase agreement with an investor (the “Anchor Investor”), which will provide for the purchase by the Anchor Investor of an aggregate of 5,000,000 units (the “forward purchase units”), with each unit consisting of one share of Class A common stock (the “forward purchase share”) and one-third of one redeemable warrant to purchase one share of Class A common stock (the “forward purchase warrant”) at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination. The obligations under the forward purchase agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders. The Anchor Investor will not receive any shares of Class B common stock as part of the forward purchase agreement. The forward purchase shares and forward purchase warrants will be identical to the Class A common stock and warrants, respectively, included in the Units being sold in the Proposed Public Offering, except that they will be subject to certain transfer restrictions and have certain registration rights.

The proceeds from the sale of the forward purchase units may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital. The obligations under the forward purchase agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders and are intended to provide the Company with funding for a Business Combination.

NOTE 7. STOCKHOLDER’S EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue up to 200,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock—The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were 5,750,000 shares of Class B common stock issued and outstanding. On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions. (see Notes 8). An aggregate of up to 900,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the Sponsor will own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).

Only holders of Class B common stock will have the right to vote on the election of directors prior to the completion of the Business Combination. In addition, prior to the completion of a Business Combination, holders of a majority of Class B common stock may remove a member of the board of directors for any reason. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis (subject to adjustment). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (including the forward purchase shares and the forward purchase warrants), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination in consideration for such seller’s interest in a Business Combination target and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00—Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the shares of Class A common stock;

•

if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the closing price of our Class A common stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), then the Private Placement warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements were issued. Based upon this review, other than as described below or in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements. On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder Shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions.

THIMBLE POINT ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$1,345,945	$—
Prepaid expenses	416,395	—

Total Current Assets	1,762,340	—
Deferred offering costs	—	310,450
Marketable securities held in Trust Account	276,020,334	—

TOTAL ASSETS	$277,782,674	$310,450

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,566,177	$1,650
Accrued offering costs	—	240,450
Promissory note — related party	988,400	45,527

Total Current Liabilities	2,554,577	287,627
Warrant liability	21,035,733	—
Deferred underwriting fee payable	9,660,000	—

TOTAL LIABILITIES	33,250,310	287,627

Commitments (Note 7)
Class A common stock subject to possible redemption 27,600,000 shares at June 30, 2021 (at redemption value of $10 per share)	276,000,000	—
Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding, as of June 30, 2021 and December 31, 2020	690	690
Additional paid-in capital	—	24,310
Accumulated deficit	(31,468,326)	(2,177)

Total Stockholders’ (Deficit) Equity	(31,467,636)	22,823

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$277,782,674	$310,450

The accompanying notes are an integral part of the unaudited condensed financial statements.

THIMBLE POINT ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

	Three Months Ended June 30,	Six Months Ended June 30,
	2021	2021
Operating and formation costs	$1,752,783	$2,974,830

Loss from operations	(1,752,783)	(2,974,830)
Other expense:
Interest earned on marketable securities held in Trust Account	10,017	15,739
Change in fair value of warrants	(7,533,067)	(4,406,133)
Change in fair value of promissory note	11,600	11,600
Unrealized gain on marketable securities held in Trust Account	—	4,595

Other expense, net	(7,511,450)	(4,374,199)

Net loss	$(9,264,233)	$(7,349,029)

Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption	27,600,000	27,600,000

Basic and diluted net income (loss) per share, Class A common stock subject to redemption	$0.00	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,900,000	6,725,967

Basic and diluted net loss per share, Non-redeemable common stock	$(1.34)	$(1.09)

The accompanying notes are an integral part of the unaudited condensed financial statements.

THIMBLE POINT ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

THREE AND SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	6,900,000	$690	$24,310	$(2,177)	$22,823
Sale of 27,600,000 Unit, net of underwriting discounts and offering expenses	27,600,000	2,760	—	—	250,201,410	—	250,204,170
Cash paid in excess of fair value for Private Placement Warrants	—	—	—	—	1,654,400	—	1,654,400
Class A common stock subject to possible redemption	(27,600,000)	(2,760)	—	—	(251,880,120)	(24,117,120)	(276,000,000)
Net income	—	—	—	—	—	1,915,204	1,915,204

Balance – March 31, 2021	—	$—	6,900,000	$690	$—	$(22,204,093)	$(22,203,403)
Change in Class A common stock subject to possible redemption	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(9,264,233)	(9,264,233)

Balance – June 30, 2021	—	$—	6,900,000	$690	$—	$(31,468,326)	$(31,467,636)

The accompanying notes are an integral part of the unaudited condensed financial statements.

THIMBLE POINT ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(7,349,029)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	4,406,133
Interest earned on marketable securities held in Trust Account	(15,739)
Transaction costs incurred in connection with the issuance of warrants	619,676
Unrealized gain on marketable securities held in Trust Account	(4,595)
Change in fair value of promissory note	(11,600)
Changes in operating assets and liabilities:
Prepaid expenses	(416,395)
Accounts payable and accrued expenses	1,564,527

Net cash used in operating activities	(1,207,022)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(276,000,000)

Net cash used in investing activities	(276,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	270,480,000
Proceeds from sale of Private Placement Warrants	7,520,000
Repayment of promissory note – related party	(136,833)
Proceeds from promissory note – related party	1,000,000
Proceeds from promissory note – related party	91,306
Payment of offering costs	(401,506)

Net cash provided by financing activities	278,552,967

Net Change in Cash	1,345,945
Cash – Beginning of period	—

Cash – End of period	$1,345,945

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$276,000,000

Deferred underwriting fee payable	$9,660,000

Initial classification of warrant liability	$16,629,600

The accompanying notes are an integral part of the unaudited condensed financial statements.

THIMBLE POINT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Thimble Point Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on December 1, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not yet commenced any operations. All activity for the period December 1, 2020 (inception) through June 30, 2021 relates to the Company’s formation and its initial public offering (the “Initial Public Offering”) and, subsequent to the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

On June 21, 2021, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Oz Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and Pear Therapeutics, Inc., a Delaware corporation (“Pear”), pursuant to which Merger Sub is expected to merge with and into Pear, with Pear surviving the merger as a wholly-owned subsidiary of us (the “Merger”). The obligations of us, Merger Sub and Pear to consummate the Merger are subject to the satisfaction or waiver of certain closing conditions, which are further described in the Business Combination Agreement.

In connection with the execution of the Business Combination Agreement, we entered into subscription agreements with certain parties subscribing for our Class A common shares (the “Subscribers” and such transactions, the “Subscriptions”), pursuant to which the Subscribers have agreed to purchase, and we have agreed to sell to the Subscribers, an aggregate of 10,280,000 of our Class A common shares, for a purchase price of $10.00 per share and an aggregate purchase price of $102.8 million. The Subscriptions are expected to close substantially concurrently with the closing of the Merger. The consummation of the Subscriptions is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Merger.

The registration statement for the Company’s Initial Public Offering was declared effective on February 1, 2021. On February 4, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,013,333 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to LJ10 LLC (the “Sponsor”), generating gross proceeds of $7,520,000, which is described in Note 4.

Transaction costs amounted to $15,651,506, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $471,506 of other offering costs.

Following the closing of the Initial Public Offering on February 4, 2021, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the

Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (“permitted withdrawals”).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account, net of permitted withdrawals). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until February 4, 2023 (or until May 4, 2023 if the Company has executed a letter of intent, agreement in principle, or definitive agreement for a Business Combination by February 4, 2023) to complete a Business Combination (the “Combination Window”). If the Company is unable to complete a Business Combination within the Combination Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account, net of permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Financial Condition

We will need to raise additional capital through loans or additional investments from our initial stockholders, officers or directors. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but may not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through one year and one day from the issuance of this report.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on January 26, 2021, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on February 10, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At June 30, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 27,600,000 Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Public Warrants were initially valued using binomial lattice model incorporating the Cox-Ross-Rubenstein methodology. As of June 30, 2021, the Public Warrants were valued using the instrument’s publicly listed trading notice as of the balance sheet date. The Private Warrants were valued using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology (see Note 9).

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income Per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 14,213,333 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations include a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Class A Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account the weighted average number of Class A Common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended June 30,	Six Months Ended June 30,
	2021	2021
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Class A Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$10,017	$20,334
Less: interest available to be withdrawn for payment of taxes	(10,017)	(20,334)

Net income allocable to Class A ordinary shares subject to possible redemption	$—	$—

Denominator: Weighted Average Class A Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common stock subject to possible redemption	27,600,000	27,600,000

Basic and diluted net income per share, Class A Common stock subject to possible redemption	$0.00	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss allocable to non redeemable stock
Net loss	$(9,264,233)	$(7,349,029)
Net Loss allocable to Class A Common stock subject to possible redemption	—	—

Non-Redeemable Net Loss	$(9,264,233)	$(7,349,029)

Denominator: Weighted Average Non-redeemable Common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,900,000	6,725,967

Basic and diluted net loss per share, Non-redeemable common stock	$(1.34)	$(1.09)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Other than discussed below, management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,520,000 in the aggregate), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 7, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated to reflect the share transactions. The Founder Shares include an aggregate of up to 900,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriter’s election to fully exercise their over-allotment option, which was consummated on February 4, 2021, no Founder Shares were forfeited.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the completion of a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on February 2, 2021 and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, to the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. For the three and six months ended June 30, 2021, the Company incurred and paid $30,000 and $50,000 of such fees.

Promissory Note — Related Party

On December 7, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Note of $136,833 was repaid at the closing of the Initial Public Offering on February 4, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

On June 21, 2021, the Company issued an unsecured promissory note (the “2021 Note”) in the principal amount of $1,000,000 to the Sponsor. The Note is non-interest bearing and payable upon the consummation of a Business Combination. Up to $1,000,000 of such loans may be convertible into warrants at a price of $1.50 per warrant. The warrants would be identical to the Private Warrants. The 2021 Note was valued using the fair value method. The value of the note as of June 30, 2021 was $988,400. As of June 30, 2021, the full $1,000,000 of the note was drawn.

The Company assessed the provisions of the 2021 Note under ASC 815-15. Because the 2021 Note does not accrue interest and is not exercisable prior to the consummation of a Business Combination, we valued the note on an “as-converted” basis within Level 3 of the fair value hierarchy.

For the 2021 Note, the assumptions used to value the promissory note using the fair value method were consistent with those utilized in the Company’s valuation for the Private Placement Warrants and are detailed below:

June 30
Expected volatility (%)	22.7%
Risk-free interest rate (%)	0.86%
Expected dividend yield (%)	0.0
Contractual term (years)	0.17
Conversion price	$1.50
Underlying share price	9.88
Underlying value per private warrant	$1.48
Convertible notes amount	$1,000,000
Fair value of the conversion feature	$988,400

Sponsor Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor, the Company’s directors and members of the Company’s team of advisors (the “Advisors”) (collectively, the “Sponsor Agreement Parties”) entered into a sponsor support agreement (the “Sponsor Agreement”) with the Company and Pear, pursuant to which the Sponsor Agreement Parties agreed to, among other things, (i) vote at any meeting of our shareholders all of their shares of Class A common stock and Class B common stock in favor of each Transaction Proposal (as defined in the Business Combination Agreement), (ii) be bound by certain other covenants and agreements related to the Merger and (iii) be bound by certain transfer restrictions with respect to such common stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.

The Sponsor has also agreed, subject to certain exceptions, not to transfer 1,269,600 of the Company’s Class B Shares held by it and to have 922,453 of its Private Placement Warrants held in trust, in each case, until such securities are released under the Sponsor Agreement. Pursuant to the Sponsor Agreement, (i) 423,200 of such Class B shares and 307,485 of such Private Placement Warrants will be released upon the Company’s common stock achieving $12.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, (ii) 423,200 of such Class B shares and 307,484 of such Private Placement Warrants will be released upon the Company’s common stock achieving $15.00 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, and (iii) 423,200 of such Class B Shares and 307,484 of such Private Placement Warrants will be released upon the Company’s common stock achieving $17.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, in each case, during the Earn Out Period (as defined in the Sponsor Agreement). Any such Class B shares or Private Placement Warrants not vested prior to the fifth anniversary of the closing of the merger will be deemed to be forfeited. The Class B shares held by the Sponsor’s directors and Advisors will not be subject to vesting or forfeiture.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on February 1, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) and holders of the forward purchase shares and the forward purchase warrants or their permitted transferees will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statement.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

The Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with an investor (the “Anchor Investor”), which provided for the purchase by the Anchor Investor of an aggregate of 5,000,000 units, with each unit consisting of one share of Class A common stock (the “forward purchase share”) and one-third of one redeemable warrant to purchase one share of Class A common stock (the “forward purchase warrant”) at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination. The obligations under the Forward Purchase Agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders. The Anchor Investor will not receive any shares of Class B common stock as part of the Forward Purchase Agreement. The forward purchase shares will be identical to the Class A common stock sold in the Initial Public Offering, except that they will be subject to certain transfer restrictions and have certain registration rights.

In connection with the execution of the Business Combination Agreement, the Company entered into a First Amendment to Forward Purchase Agreement (the “Forward Purchase Agreement Amendment”) with the Anchor Investor, pursuant to which, effective as of immediately prior to the closing of the Merger, the Forward Purchase Agreement will be amended to (i) eliminate the sale of forward purchase warrants and (ii) instead provide exclusively for the sale of such number of Class A common shares equal to the sum of (x) 2,300,000 and (y) such additional Class A common shares as the Anchor Investor may elect to purchase up to the lesser of (A) the number of Class A common shares redeemed by the Company’s public stockholders and (B) 2,700,000, in each case, for a purchase price of $10.00 per share (such purchase and sale of the Company’s Class A common shares, the “Forward Purchase”). The Class A common shares to be issued pursuant to the Forward Purchase have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.

The proceeds from the sale of the forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital.

Except as described in the preceding paragraph, the obligations under the Forward Purchase Agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders and are intended to provide the Company with funding for a Business Combination. Accordingly, the Company accounted for the securities underlying the Forward Purchase Agreement in accordance with ASC 815-40, under which they do not meet the criteria for equity classification and must be recorded as liabilities and measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with any subsequent changes in fair value recognized in the statements of operations in the period of change.

NOTE 7. STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 200,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. As of June 30, 2021, there were 27,600,000 shares of Class A common stock issued and outstanding. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.

Only holders of Class B common stock will have the right to vote on the election of directors prior to the completion of the Business Combination. In addition, prior to the completion of a Business Combination, holders of a majority of Class B common stock may remove a member of the board of directors for any reason. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holder on a one-for-one basis (subject to adjustment). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (including the forward purchase shares), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination in consideration for such seller’s interest in a Business Combination target and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.

NOTE 8. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00 —Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the shares of Class A common stock;

•

if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•	if, and only if, the closing price of our Class A common stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a

30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), then the Private Placement warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At June 30, 2021, assets held in the Trust Account were comprised of $276,020,334 in money market funds which are invested primarily in U.S. Treasury Securities. Through June 30, 2021, the Company has not withdrawn any of interest earned on the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	June 30, 2021
Assets:
Marketable securities held in Trust Account	1	$276,020,334
Liabilities:
Warrant Liability – Public Warrants	1	13,616,000
Warrant Liability – Private Placement Warrants	2	7,419,733
Convertible Promissory Note	3	988,400

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our accompanying June 30, 2021 condensed balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.

As of February 4, 2021, the Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of February 4, 2021 was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market under the ticker THMAW. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date. The subsequent measurements of the Private Placement Warrants after the detachment of the Public Warrants from the Units are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market.

The key inputs into the binomial lattice model for the Warrants were as follows:

	February 4, 2021 (Initial Measurement)		June 30, 2021
	Public Warrants	Private Warrants	Private Warrants
Market price of public shares	$9.61	$9.61	9.88
Risk-free rate	0.52%	0.52%	0.86%
Dividend yield	0.00%	0.00%	0.00%
Volatility	19.7%	19.7%	22.7%
Exercise price	$11.50	$11.50	11.50
Effective expiration date	6/19/26	6/19/26	5/19/26
One-touch hurdle	$18.18	—	—

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	—	—
Initial measurement on February 4, 2021	5,865,600	10,764,000	16,629,600
Change in fair value	1,554,133	2,852,000	4,406,133

Fair value as of June 30, 2021	$7,419,733	13,616,000	21,035,733

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the six months ended June 30, 2021 was $13,616,000. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement during the six months ended June 30, 2021 was $7,419,733.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and the Board of Directors of Pear Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Pear Therapeutics, Inc. and its subsidiary (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and other comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal controls over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 16, 2021

We have served as the Company’s auditor since 2017.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$110,900	$27,415
Short-term investments	13,535	77,034
Accounts receivable	257	1,008
Prepaid expenses and other current assets	1,365	1,521

Total current assets	126,057	106,978
Property and equipment, net	4,277	680
Restricted cash	1,161	1,911
Other long-term assets	871	123

Total assets	$132,366	$109,692

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$4,506	$2,696
Accrued expenses and other current liabilities	9,568	6,328
Deferred revenues	267	3,633
Current maturities of long-term debt	26,345	4,444

Total current liabilities	40,686	17,101
Long-term debt—less current maturities	—	10,719
Embedded debt derivative	675	—
Warrant liabilities	2,650	52
Deferred revenues	—	2,510
Other long-term liabilities	1,239	526

Total liabilities	45,250	30,908

Commitments and contingencies (Note 7 and 9)
Convertible preferred stock (Note 10)	269,422	144,827
Stockholders’ deficit:
Common stock, $0.0001 par value; 100,000,000 and 75,000,000 shares authorized as of December 31, 2020 and 2019, respectively; 11,066,936 and 14,859,315 shares issued and outstanding as of December 31, 2020 and 2019, respectively.	1	1
Additional paid-in capital	534	3,771
Accumulated deficit	(182,841)	(69,844)
Accumulated other comprehensive income	—	29

Total stockholders’ deficit	(182,306)	(66,043)

Total liabilities, convertible preferred stock and stockholders’ deficit	$132,366	$109,692

The accompanying notes are an integral part of these consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(dollars in thousands, except per share amounts)

	Years Ended December 31,
	2020	2019
Revenue
Product revenue	$149	$65
Collaboration and license revenue	9,235	32,497

Total revenue	9,384	32,562
Cost and operating expenses:
Cost of product revenue	1,718	998
Research and development	28,084	35,698
Selling, general and administrative	56,226	27,469

Total cost and operating expenses	86,028	64,165
Loss from operations	(76,644)	(31,603)

Other income (expenses):
Interest and other (expense) income, net	(2,562)	1,415
Amortization of deferred gain on note payable to collaboration partner	—	544
Loss on issuance of convertible preferred stock	(16,819)	—
(Loss) gain on extinguishment of debt	(998)	20,310

Total other (expense) income	(20,379)	22,269

Net loss	$(97,023)	$(9,334)

Unrealized (loss) gain on short-term investments	$(29)	$33

Comprehensive loss	$(97,052)	$(9,301)

Net loss	$(97,023)	$(9,334)
Loss on repurchase of convertible preferred stock	(11,053)	—

Net loss attributable to common stockholders	$(108,076)	$(9,334)

Net loss per share:
Basic and diluted	$(7.32)	$(0.63)

Weighted average common shares outstanding:
Basic and diluted	14,761,577	14,760,682

The accompanying notes are an integral part of these consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(dollars in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	44,686,103	$144,777	14,450,476	$1	$2,367	$(60,510)	$(4)	$(58,146)
Issuance of Series C convertible preferred stock, net of issuance costs of $188	6,950	50	—	—	—	—	—	—
Exercise of common stock options	—	—	333,922	—	96	—	—	96
Vesting of restricted common stock	—	—	74,917	—	12	—	—	12
Issuance of common stock warrants	—	—	—	—	27	—	—	27
Stock-based compensation expense	—	—	—	—	1,269	—	—	1,269
Other comprehensive income	—	—	—	—	—	—	33	33
Net loss	—	—	—	—	—	(9,334)	—	(9,334)

Balance at December 31, 2019	44,693,053	$144,827	14,859,315	$1	$3,771	$(69,844)	$29	$(66,043)

Issuance of Series D convertible preferred stock, net of issuance costs of $768	20,344,538	$127,831	—	$—	$—	$—	$—	$—
Repurchase of preferred and common shares	(3,623,589)	(3,236)	(4,486,299)	—	(5,516)	(15,974)	—	(21,490)
Exercise of common stock options	—	—	693,920	—	409	—	—	409
Issuance of common stock warrants	—	—	—	—	57	—	—	57
Stock-based compensation expense	—	—	—	—	1,813	—	—	1,813
Other comprehensive loss	—	—	—	—	—	—	(29)	(29)
Net loss	—	—	—	—	—	(97,023)	—	(97,023)

Balance at December 31, 2020	61,414,002	$269,422	11,066,936	$1	$534	$(182,841)	$—	$(182,306)

The accompanying notes are an integral part of these consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Years Ended December 31,
	2020	2019
Operating Activities:
Net loss	$(97,023)	$(9,334)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	381	209
Amortization of intangible asset	50	—
Amortization of deferred gain on collaboration note payable	—	(544)
Amortization of debt discount	498	937
Accretion and amortization of interest income	(106)	(1,445)
Stock-based compensation expense	9,026	1,281
Loss (gain) on extinguishment of debt	998	(20,310)
Loss on issuance of convertible preferred stock	16,819	—
Change in fair value of warrants	795	(1)
Changes in operating assets and liabilities:
Accounts receivable	751	862
Prepaid expenses and other assets	109	(557)
Accounts payable	1,730	1,093
Accrued expenses and other current and long-term liabilities	3,953	2,197
Deferred revenues	(5,875)	(10,984)

Net cash used in operating activities	(67,894)	(36,596)
Investing Activities:
Proceeds from maturities of short-term investments	79,600	154,850
Purchases of short-term investments	(16,025)	(195,132)
Milestone based license fee payment	(750)	—
Purchases of property and equipment	(3,900)	(281)

Net cash provided by (used in) investing activities	58,925	(40,563)
Financing Activities:
Proceeds from issuance of convertible preferred stock, net	111,054	50
Repurchase of common and convertible preferred stock, net of issuance costs	(31,980)	—
Proceeds from issuance of debt	31,000	12,510
Principal payments on debt	(17,280)	—
Deferred financing fees and related debt issuance costs	(1,500)	—
Proceeds from exercise of stock options	409	96

Net cash provided by financing activities	91,703	12,656

Net increase (decrease) in cash, cash equivalents and restricted cash	82,734	64,503
Cash, cash equivalents and restricted cash—beginning of period	29,327	93,829

Cash, cash equivalents and restricted cash—end of period	$112,061	$29,326

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,039	$260

Supplemental disclosure of non-cash investing and financing information:
Recognition of warrant liabilities	$1,860	$27

Fair value of embedded debt derivative	$675	$—

Equity issuance costs in accounts payable and accrued expenses	$42	$—

Property and equipment in accounts payable and accrued expenses	$38	$48

The accompanying notes are an integral part of these consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

1.	NATURE OF BUSINESS

References in these notes to “we”, “us”, “our” and “the Company”, refer to Pear Therapeutics, Inc. and Subsidiary.

Organization

Pear Therapeutics, Inc. and subsidiary, is the leader in prescription digital therapeutics, or PDTs. The Company’s approach is to treat diseases with clinically validated software, either alone or in combination with pharmaceuticals.

The Company was incorporated on August 14, 2013 (inception) as a Delaware Corporation and began operations in August 2013. We are headquartered in Boston, Massachusetts.

Going Concern

The Company is subject to a number of risks and uncertainties common to early-stage technology-based companies, including, but not limited to, rapid technological changes, protection of its proprietary technology and intellectual property, commercialization of existing and new products, development by competitors of competing products, dependence on key personnel, compliance with government regulations, including compliance with the United States (US) Food and Drug Administration, or FDA, and the ability to secure additional capital to fund operations.

The Company obtained FDA marketing authorization for its three products, reSET® (2017), reSET-O® (2018) and Somryst® (2020). The Company is in the beginning stages of self-commercialization of these products. Prior to October 2019, the Company’s collaboration partner, Sandoz, Inc., or Sandoz, was responsible for the commercial launch of reSET® and reSET-O®. See Note 8 for more information.

The Company has incurred net losses since inception and anticipates net losses and negative operating cash flows for the near future. For the year ended December 31, 2020, the Company had a net loss of $97,023 and as of December 31, 2020, the Company had an accumulated deficit of $182,841. As of December 31, 2020, the Company had $124,435 of cash and cash equivalents and short-term investments. While the Company has recorded revenue, revenues have been insufficient to fund operations. Accordingly, the Company has funded its operations to date through a combination of proceeds raised from equity and debt issuances. The Company’s operating costs include the cost of developing and commercializing products as well as providing research services. As a consequence, the Company will need to raise additional equity and debt financing that may not be available, if at all, at terms acceptable to the Company to fund future operations.

The Company’s ability to access capital when needed is not assured and, if capital is not available when, and in the amounts needed, it could be required to delay, scale back or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, prospects, financial condition and operating results. Management believes these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. Because of these uncertainties, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Due to the substantial doubt about the Company’s ability to continue operating as a going concern for twelve months from the issuance date of these financial statements and the material adverse change clause in the loan agreement with its lender, the amounts due as of December 31, 2020, have been classified as current in the consolidated

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

financial statements. The lender has not invoked the material adverse change clause as of the date of issuance of these financial statements. The accompanying consolidated financial statements do not reflect any other adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. The Company is subject to various covenants related to the Perceptive Credit Agreement entered into on June 30, 2020 (Note 6) and given the substantial doubt about the Company’s ability to continue as a going concern, there is a risk that it may not meet its covenants in the future.

While the Company’s management believes the funds to be raised in the merger with THMA (Note 16) will alleviate the conditions that raise substantial doubt, it is not expected that such doubt can be alleviated prior to the consummation of the merger.

COVID-19 Related Significant Risks and Uncertainties

There continue to be uncertainties regarding the pandemic of the novel coronavirus, or COVID-19, and the Company is closely monitoring the impact of COVID-19 on all aspects of its business, including how it will impact its customers, employees, suppliers, vendors, and business partners. The Company is unable to predict the specific impact that COVID-19 may have on its financial position and operations moving forward due to the numerous uncertainties. Any estimates made herein may change as new events occur and additional information is obtained, and actual results could differ materially from any estimates made herein under different assumptions or conditions. The Company will continue to assess the evolving impact of COVID-19.

In response to the COVID-19 pandemic, Congress passed the Coronavirus Aid, Relief and Economic Security Act of 2020, or the CARES Act, which was signed into law on March 27, 2020. The CARES Act provides for deferred payment of the employer portion of social security taxes through the end of 2020, with 50% of the deferred amount due by December 31, 2021, and the remaining 50% due by December 31, 2022. The Company recorded $854 of deferred payments of social security taxes as a liability during 2020. The total balance is included in accrued compensation and related benefits of $427 for the short-term amount and the remaining $427 is included in other long-term liabilities within the consolidated balance sheet as of December 31, 2020.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, or GAAP. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification, or ASC, and Accounting Standards Update, or ASU, of the Financial Accounting Standards Board, or FASB. Certain monetary amounts, percentages, and other figures included elsewhere in these consolidated financial statements have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Pear Therapeutics, Inc. and its wholly-owned subsidiary, Pear Therapeutics Securities Corporation. All intercompany balances and transactions have been eliminated in consolidation.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates and changes in estimates are reflected in reported results in the period in which they become known.

Cash, Cash Equivalents and Restricted Cash

The Company considers only those highly liquid investments, readily convertible to cash, that mature within 90 days from the date of purchase to be cash equivalents. The Company’s cash equivalents include money market funds and overnight deposits.

The following table reconciles cash, cash equivalents and restricted cash reported within the Company’s consolidated balance sheets to the total amounts shown in the consolidated statements of cash flows:

	December 31,
Reconciliation of cash, cash equivalents and restricted cash:	2020	2019
Cash and cash equivalents	$110,900	$27,415
Restricted cash	1,161	1,911

Total cash, cash equivalents and restricted cash	$112,061	$29,326

As of December 31, 2020 and 2019, restricted cash included $750 and $1,500, respectively, to secure future potential milestone payments to a licensor. As of December 31, 2020 and 2019, restricted cash also included $411 to secure a letter of credit for the Company’s operating lease for office space in San Francisco. The letter of credit is required to be maintained throughout the term of the Company’s lease, which expires in July 2025.

Investments

Investments include marketable securities with maturities of less than one year or where management’s intent is to use the investments to fund current operations or to make them available for current operations. All investments in marketable securities are classified as available for sale and are reported at fair value with unrealized gains and losses excluded from earnings and reported net of tax in accumulated other comprehensive income (loss), which is a component of stockholders’ equity. Unrealized losses that are determined to be other than temporary, based on current and expected market conditions, are recognized in earnings. Declines in fair value determined to be credit-related are charged to earnings. The cost of marketable securities sold is determined by the specific identification method.

Concentration of Credit Risk

Financial instruments that are potentially subject to a significant concentration of credit risk consist primarily of cash, cash equivalents, investments, restricted cash and accounts receivable. The Company attempts to minimize the risk related to investments by working with highly rated financial institutions that invest in a broad and

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

diverse range of financial instruments as defined by the Company. The Company has established guidelines relative to credit ratings and maturities intended to safeguard principal balances and maintain liquidity. The Company maintains its funds in accordance with its investment policy, which defines allowable investments, specifies credit quality standards and is designed to limit credit exposure to any single issuer. Through December 31, 2020, the Company has not experienced any losses on such deposits. One collaboration partner represented 100% of the Company’s total deferred revenue as of December 31, 2020 and 2019, respectively.

Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions and risk of non-performance. The accounting standard establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair values requires more judgment. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs that may be used to measure fair value are:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful lives, which are typically:

ESTIMATED USEFUL LIFE
Equipment	3 years
Internal-use software	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of economic useful life or the remaining lease term

The Company capitalizes costs incurred to develop internal-use software during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal and external costs incurred in connection with the development of upgrades or enhancements that result in additional functionality are also capitalized. Amortization commences when the software is available for its intended use and is amortized on a straight-line basis over the software’s estimated useful life.

Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in other income (expense)

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

in the consolidated statements of operations and other comprehensive loss. Major replacements and improvements are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

Long-live assets primarily include property and equipment and intangible assets, which are included in other long-term assets on the consolidated balance sheets. The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not recognize any impairment losses on long-lived assets for the years ended December 31, 2020 and 2019.

Leases

Rent expense for non-cancelable operating leases, including rent escalation clauses, tenant improvement allowances, and rent-free periods when applicable, is recognized on a straight-line basis over the term of the lease with the difference between required lease payments and rent expense recorded as deferred rent. The lease term begins on the commencement date as defined in the lease agreement or when the Company takes possession of or begins to control the physical use of the property, whichever is earlier.

Derivative Liabilities

The Company accounts for derivative financial instruments as either equity or liabilities in accordance with ASC Topic 815, Derivatives and Hedging, or ASC 815, based on the characteristics and provisions of each instrument. Embedded derivatives are required to be bifurcated from the host instruments and recorded at fair value if the derivatives are not clearly and closely related to the host instruments on the date of issuance. Derivative instrument liabilities are classified in the consolidated balance sheets as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

The Company’s Perceptive Credit Facility, see Note 6 for more information, contains certain features that, in accordance with ASC 815, are not clearly and closely related to the host instrument and represent derivatives liabilities that are required to be re-measured at fair value each reporting period. Additionally, the Company issued Series A and Series D preferred stock warrants, which are classified as derivative liabilities recorded at fair value. See Note 3 for more information. The changes in the fair value of the warrants are recorded as other income (expense) in the Company’s consolidated statements of operations and comprehensive loss.

Convertible Preferred Stock

The Company records shares of convertible preferred stock at their respective estimated fair values on the dates of issuance, net of issuance costs. The Company’s convertible preferred stock is classified outside of stockholders’ deficit because the holders of such shares have liquidation and redemption rights in the event of a deemed liquidation event that, in certain situations, are not solely within the control of the Company, such as a merger, acquisition and sale of all or substantially all of the Company’s assets. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such a deemed liquidation event will occur.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Revenue Recognition

The Company recognizes revenue in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and its related amendments, or, collectively, ASC 606.

At inception, the Company determines whether contracts are within the scope of ASC 606 or other topics. For contracts that are determined to be within the scope of ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods and services. To achieve this core principle, the Company applies the following five steps (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when the performance obligation is satisfied. The Company only applies the five-step model to contracts when it determines that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. To the extent a contract includes multiple promised goods and services, the Company applies judgment to determine whether promised goods and services are both capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation.

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods and services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method, depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in management’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Any estimates, including the effect of the constraint on variable consideration, are evaluated at each reporting period for any changes. Determining the transaction price requires significant judgment, which is discussed in further detail for each of the Company’s collaboration agreements in Note 8. In addition, none of the Company’s contracts as of December 31, 2020, contained a significant financing component.

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation. The Company typically determines standalone selling prices using an adjusted market assessment approach model.

The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized over time if either (i) the customer simultaneously receives and consumes the benefits provided by the entity’s performance, (ii) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or (iii) the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If the entity does not satisfy a performance obligation over time, the related performance obligation is satisfied at a point in time by transferring the control of a promised good or service to a customer.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Product Revenue Recognition—Product revenue includes sales of the Company’s products, reSET, reSET-O and Somryst, all of which are PDTs that have received marketing authorization by the FDA. reSET and reSET-O are FDA-authorized, 12-week, prescription-only therapeutics for substance use disorder, or SUD, and opioid use disorder, or OUD, respectively, to be used as adjuncts to standard outpatient treatment. Our third product, Somryst, achieved FDA marketing authorization in March 2020, for the treatment of chronic insomnia and the Company began to commercialize Somryst in October 2020.

From May 2019 to October 2019, the Company and Sandoz operated under a co-promotion agreement whereby Sandoz was responsible for the global commercial launch of the Company’s PDTs, reSET and reSET-O, including ensuring market access, obtaining reimbursement from payors and providing a dedicated sales force, while we were responsible for continuing to develop the products and supporting patient services through its patient service center. In October 2019, the Company assumed sole responsibility to commercialize reSET and reSET-O. See Note 8 for more information.

Licensing, Milestone and Contract Revenue—The Company’s revenue has primarily been generated through collaborative research, development and commercialization agreements, under which it out-licensed certain rights to its products to third parties. The terms of these agreements generally contained multiple performance obligations, which included (i) licenses, or options to obtain licenses, to the Company’s technology and (ii) research and development activities to be performed on behalf of the collaborative partner. Payments to the Company under these arrangements typically include one or more of the following: nonrefundable, up-front license fees; funding of research and/or development efforts; development, regulatory and commercial milestone payments; royalties on net sales of licensed products; and profit-share payments. Each of these payments resulted in license and collaboration revenue, except for revenue from royalties on net sales of licensed products, which are classified as royalty revenue.

Licenses of Intellectual Property—If the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenue from consideration allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the licenses. For licenses that are combined with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from nonrefundable, up-front fees. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

Research and Development Funding—Arrangements that include reimbursements of research and development costs are generally combined with other promises and are generally considered to have variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. If and when the Company assesses that these reimbursements are probable, the Company adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect collaboration revenue and earnings in the period of adjustment. Research and development funding arrangements that include milestones are recognized as described below.

Development Milestone Payments—At the inception of each arrangement that includes nonrefundable payments for contingent milestones, including preclinical research and development, clinical development and regulatory milestones, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative stand-alone selling price basis, for which the Company recognizes revenue as or when the performance obligation under the contract is satisfied.

At the end of each reporting period, the Company reevaluates the probability of the achievement of contingent milestones and the likelihood of a significant reversal of such milestone revenue and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenue and earnings in the period of adjustment. This regular reassessment may result in recognition of revenue related to a contingent milestone payment before the milestone event has been achieved.

Commercial Milestone Payments and Royalties—For arrangements that include sales-based royalties, including milestone payments based on the level of sales and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied.

Deferred Revenue—In general, deferred revenue arises from amounts received in advance of the culmination of the earnings process and is recognized as revenue in future periods as performance obligations are satisfied. Deferred revenue expected to be recognized within the next twelve months is classified as a current liability. Upfront payment contract liabilities resulting from the Company’s license agreements do not represent a financing component as the payment is not financing the transfer of goods or services, and the technology underlying the licenses granted reflects research and development expenses already incurred by the Company.

Commissions—During the years ended December 31, 2020 and 2019, the Company paid commissions to its internal sales team. The Company acts as a principal in the contracts with their partners as the Company controls the product, establishes the price and bears the risk of non-performance. The Company records the revenue on a gross basis and commissions are recorded as a sales and marketing expense in the consolidated statements of operations and comprehensive loss. The Company recognizes its commission expense as a point-in-time expense as contract obligations are primarily completed within a one-year contract period.

Accounts Receivable and Allowance for Doubtful Accounts—In general, accounts receivable consists of amounts due from customers, net of customer allowances for cash discounts and chargebacks. Our contracts with customers have standard payment terms that generally require payment within 30 days. We analyze accounts that are past due for collectability and periodically evaluate the creditworthiness of our customers. As of December 31, 2020 and 2019, we determined an allowance for doubtful accounts was not required based upon our review of contractual payment terms and individual customer circumstances.

Stock-Based Compensation

The Company’s stock-based compensation program allows for grants of common stock options, restricted stock awards and restricted stock units. Grants are awarded to employees and non-employees, including directors.

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, or ASC 718. ASC 718 requires all stock-based payments to employees and non-employees to be recognized as an expense in the consolidated statements of operations and comprehensive loss based on their fair

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

values. The Company estimates the fair value of options granted using the Black-Scholes option pricing model, or Black-Scholes. The fair value of the Company’s common stock is used to determine the fair value of restricted stock awards.

Stock-based compensation awards are subject to service-based vesting periods. Compensation expense related to awards to employees and non-employees with service-based vesting conditions are recognized on a straight-line basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term. The Company classifies stock-based compensation expense in the consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified. See Note 12 for a description of the types of stock-based awards granted, the compensation expense related to such awards and detail of equity-based awards outstanding.

Black-Scholes requires inputs based on certain subjective assumptions, including (i) the expected stock price volatility, (ii) the expected term of the award, (iii) the risk-free interest rate, and (iv) expected dividends. Due to the lack of a public market for the Company’s common stock and continued lack of sufficient company-specific historical and implied volatility data, the Company has based its computation of expected volatility on the historical volatility of a representative group of public companies with similar characteristics to the Company. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees and non-employees, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the options due to its lack of sufficient historical data. The risk-free interest rate is based on US Treasury securities with a maturity date commensurate with the expected term of the associated award. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company recognizes forfeitures as they occur.

Due to the absence of an active market for the Company’s common stock, the Company utilizes methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. In determining the exercise prices for stock options granted, the Company considered the estimated fair value of the common stock as of the measurement date. The estimated fair value of the common stock has been determined at each grant date based upon a variety of factors, including the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including convertible preferred stock), the effect of the rights and preferences of the preferred shareholders and the prospects of a liquidity event. Among other factors are the Company’s financial position and historical financial performance, the status of technological developments within the Company’s research, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

Cost of Product Revenue

Cost of product revenue consists primarily of costs that are closely correlated or directly related to the delivery of the Company’s products, including pharmacy costs, royalties paid under license agreements related to our commercialized products, amortization of milestone payments capitalized related to commercialized products, hosting costs, contingency management and personnel-related costs, including salaries and bonuses and employee benefits. Contingency management is a clinically validated variable reward system that gives patients the opportunity to earn rewards as they complete treatment goals within our reSET and reSET-O PDTs.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expense primarily consists of expenses incurred in performing research and development activities, including salaries and bonuses, employee benefits, stock-based compensation, facility costs, depreciation, contract services and other outside vendors engaged in conducting development activities and clinical trials, as well as the cost of licensing technology and costs related to collaboration arrangements.

We also include in research and development expenses the costs associated with software development of PDTs to support future commercial opportunities. Development costs of software to be sold, leased, or otherwise marketed are subject to capitalization, beginning when technological feasibility for the product has been established and ending when the product is available for general release. Such costs have not been significant to date as the time lapse between technological feasibility and release is typically short and thus has been included in research and development costs. Costs incurred to enhance our existing products after the general release of the product are expensed in the period they are incurred and included in research and development costs in the accompanying consolidated statements of operations and comprehensive loss.

Milestone Payments

The Company, from time to time, will enter into strategic agreements with third parties, which give the Company rights to develop, market and/or sell PDTs, the rights to which are owned by such third parties. As a result of these agreements, the Company may be obligated to make payments to these third parties contingent upon the achievement of certain pre-determined criteria. For milestones achieved prior to marketing approval of the product, such payments are expensed as research and development. After marketing approval, any additional milestone payments are capitalized and amortized to cost of product revenue over the remaining useful life of the asset. All capitalized milestone payments are tested for recoverability whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel-related expenses, including salaries and bonuses, employee benefits, stock-based compensation and marketing expenses, costs to support the commercialization of our products, allocated facilities expenses, depreciation expenses, insurance, executive management travel and professional services expenses, including legal, talent acquisition, audit, accounting and tax-related services. Facilities costs consist of rent and maintenance of facilities. Costs associated with advertising are expensed in the year incurred and are included in selling, general and administrative expenses. Advertising expenses were $1,561 for the year ended December 31, 2020. For the year ended December 31, 2019, Sandoz was responsible for advertising our products through October 14, 2019, and the Company did not incur the associated costs. See Note 8 for more information.

Patent Costs

All patent-related costs incurred in connection with the filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Such amounts incurred are classified as selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts, and the tax bases of existing assets and liabilities for the loss and credit carryforwards using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized. The Company determines whether a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, none of the benefit attributable to the position is recognized. The tax benefit to be recognized for any tax position that meets the more likely than not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes.

Comprehensive Loss

For the years ended December 31, 2020 and 2019, the Company’s comprehensive income (loss) consists of its net loss and unrealized gains and losses from investments.

Net Loss Per Share

The Company follows the two-class method when computing net loss per share, or EPS, as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.

The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2020 and 2019.

Segment and Geographic Information

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

allocate resources and in assessing performance. The Company’s chief operating decision maker is its President and Chief Executive Officer, or CEO. The Company views its operations as and manages its business in one operating segment operating exclusively in the United States.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012 permits an emerging growth company, or EGC, such as us to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC, which means that when a standard is issued or revised, it has different applications for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt-out” of such extended transition period or (ii) no longer qualify as an EGC.

Recently Adopted Accounting Pronouncements

On January 1, 2020, we adopted ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, issued by the FASB, which modified certain disclosures requirements in Topic 820, such as the removal of the need to disclose the amount of and reason for transfers between Level 1 and Level 2 of the fair value hierarchy, and several changes related to Level 3 fair value measurements. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance if certain criteria are met for entities that have contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued as a result of reference rate reform. This ASU is effective upon issuance and can be applied through December 31, 2022. Subsequent to issuance, the FASB issued ASU 2021-01 in January 2021 to refine and clarify some of its guidance on ASU 2020-04. Upon the transition of the Company’s contracts and transactions to new reference rates in connection with reference rate reform, the Company will prospectively apply the standard and disclose the effect on its consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB, issued ASU 2016-02, Leases (Topic 842), which requires lessees to record most leases on the balance sheet and recognize the expense in the statement of operations and comprehensive loss in a manner similar to current practice. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the underlying asset for the lease term. This standard is applicable to the Company for the annual reporting periods beginning after December 15, 2021. The Company has commenced work to assess ASU 2016-02 and the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures. The Company anticipates recognition of additional assets and corresponding liabilities related to leases on the consolidated balance sheets.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets such as available for sale debt securities, to be presented at the net amount expected to be collected based on

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The new standard is effective for annual reporting periods beginning after December 15, 2022. The Company is still evaluating the impact of ASU 2016-13 on the Company’s consolidated financial statements; however, it does not expect the impact to be material.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes-Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This standard is effective for annual reporting periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. The Company is currently evaluating the potential impact that ASU 2019-12 will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This update simplifies the accounting for convertible debt instruments by removing certain accounting separation models as well as the accounting for debt instruments with embedded conversion features that are not required to be accounted for as derivative instruments. The update also updates and improves the consistency of earnings per share calculations for convertible instruments. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact that the implementation of this update will have on the Company’s consolidated financial statements and related disclosures.

3.	FAIR VALUE MEASUREMENTS

The tables below present certain of our assets and liabilities measured at fair value categorized by the level of input used in the valuation of each asset and liability.

	December 31, 2020
Description	Total Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$96,835	$96,835	$—	$—
Debt investments:
Corporate bonds	3,543	—	3,543	—
Commercial paper	9,992	—	9,992	—

Total debt investments	13,535	—	13,535	—

Total assets	$110,370	$96,835	$13,535	$—

Current liabilities:
Embedded debt derivative	$675	$—	$—	$675
Warrant liabilities	2,650	—	—	2,650

Total liabilities	$3,325	$—	$—	$3,325

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

	December 31, 2019
Description	Total Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$21,828	$21,828	$—	$—
Commercial paper	5,587	—	5,587	—

Total cash equivalents	27,415	21,828	5,587	—
Investments:
U.S. Treasury bills	58,818	—	58,818	—
Debt investments:
Corporate debt securities	11,160	—	11,160	—
Commercial paper	7,056	—	7,056	—

Total debt investments	18,216	—	18,216	—

Total investments	77,034	—	77,034	—

Total assets	$104,449	$21,828	$82,621	$—

Current liabilities:
Warrant liabilities	$52	$—	$—	$52

There have been no changes to the valuation methods utilized during the years ended December 31, 2020 and 2019. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the years ended December 31, 2020 and 2019.

Cash equivalents—Money market funds included within cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets. Commercial paper is classified within Level 2 of the fair value hierarchy because the pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.

Investments—The Company measures its investments at fair value on a recurring basis and classifies those instruments within Level 2 of the fair value hierarchy. Marketable securities are classified within Level 2 of the fair value hierarchy because pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined using models or other valuation methodologies. The Company recorded an unrealized loss of $29 and an unrealized gain of $33 in other comprehensive income (loss) on available-for-sale securities for the years ended December 31, 2020 and 2019.

Embedded debt derivative and warrant liability—As described in Note 6, the Company concluded that the contingent put options contained in the Perceptive Credit Facility that could require mandatory repayment upon the occurrence of an event of default, change of control and certain other events represent an embedded derivative required to be bifurcated from the debt host instrument. The embedded debt derivative is measured at fair value using a probability-weighted cash flow valuation methodology, having a fair value of $675 at June 30, 2020 and December 31, 2020. The determination of the fair value of an embedded debt derivative includes inputs not observable in the market and as such, represents a Level 3 measurement. The methodology utilized requires inputs based on certain subjective assumptions, specifically, probabilities of mandatory debt repayment prior to maturity ranging between 0-10%. The Company measures the fair value of the liabilities related to the warrants to purchase Series A and Series D convertible preferred stock, using an option pricing model which incorporates

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Level 3 inputs. The following significant assumptions used in the valuation model to estimate the fair value of the warrant liabilities were as follows:

	December 31,
Series A Warrants	2020	2019
Fair value of underlying preferred stock	$2.00	$2.29
Expected life (years)	2.00	6.98
Expected volatility	75.7%	70.0%
Risk-free interest rate	0.13%	1.57%

	December 31,
Series D Warrants	2020	2019
Fair value of underlying preferred stock	$7.21	n/a
Expected life (years)	2.00	n/a
Expected volatility	75.7%	n/a
Risk-free interest rate	0.13%	n/a

The following table reconciles the change in the fair value of the warrant liabilities based on Level 3 inputs:

	Warrant Liabilities
	Series A	Series D
Fair value as of December 31, 2018	$53	$—
Change in fair value	(1)	—

Fair value as of December 31, 2019	52	—
Issuance of warrants	—	1,803
Change in fair value	2	793

Fair value as of December 31, 2020	$54	$2,596

4.	PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

	December 31,
	2020	2019
Internal-use software	$3,682	$—
Equipment	441	400
Furniture and fixtures	383	376
Leasehold improvements	455	207

Total property and equipment	4,961	983
Less: accumulated depreciation	(684)	(303)

Property and equipment, net	$4,277	$680

Depreciation expense was $381 and $209 for the years ended December 31, 2020 and 2019.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2020	2019
Compensation and related benefits	$6,953	$5,496
Professional services	1,787	76
Research and development costs	355	288
Other	473	468

Total	$9,568	$6,328

6.	INDEBTEDNESS

Perceptive Credit Facility

On June 30, 2020, the Closing Date, the Company entered into a Credit Agreement and Guaranty, or Perceptive Credit Facility, with Perceptive Credit Holdings III, LP, as administrative agent and lender with other lenders that may be added, collectively Perceptive. The Perceptive Credit Facility, as amended, consists of a secured term loan facility in an aggregate amount of up to $50,000, which will be made available under the following three tranches: (i) Tranche 1—$30,000, available at the Closing Date; (ii) Tranche 2—$10,000 available no later than December 31, 2021; and (iii) Tranche 3—$10,000, available no later than December 31, 2021, subject to the Company’s satisfaction of certain business and financial conditions described in the Perceptive Credit Facility.

The Perceptive Credit Facility will bear interest through maturity at a variable rate based upon the one-month LIBOR rate plus 11.0%, subject to a LIBOR floor of 1.0%. As of December 31, 2020, the interest rate was 12.0%. The Company is required to make interest-only payments until May 31, 2024, after which point the Company will be required to make monthly payments of principal equal to 3.0% of the then outstanding principal until maturity on June 30, 2025, or the Maturity Date. If the Company prepays the loan prior to the Maturity Date, it will be required to pay a prepayment fee guaranteeing Perceptive a 1.5 times return on any prepaid amount. A change of control, which includes a new entity or group owning more than 35.0% of the Company’s voting stock, or prior to an initial public offering, the failure of the existing holders to own at least 35.0% of the Company’s voting stock, triggers a mandatory prepayment of the term loan. The Company paid issuance costs of $750 in connection with its entry into the Credit Agreement.

The Company concluded the contingent put options that could require mandatory repayment upon the occurrence of an event of default, change of control and certain other events represent an embedded derivative required to be bifurcated from the debt host instrument and accounted for separately and recorded an embedded debt derivative of $675 as of June 30, 2020 and December 31, 2020. Any changes to the derivative liability in future periods will be recognized as interest and other (expense) income, net in the consolidated statements of operations and comprehensive loss.

The Perceptive Credit Facility is secured by substantially all the assets of the Company, including our intellectual property. The Credit Facility requires the Company to (i) maintain a minimum aggregate cash balance of $5,000 in one or more controlled accounts, (ii) as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2022, report revenues for the trailing 12-month period that exceed the amounts set forth in the Amended Perceptive Credit Agreement which range from $83,409 for the fiscal quarter ending December 31, 2022 to $125,000 for the fiscal quarter ending March 31, 2025 and (iii) on or prior to

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

December 31, 2021, raise additional capital of at least $100,000. The Perceptive Credit Facility contains various affirmative and negative covenants that limit the Company’s ability to engage in specified types of transactions. In connection with the pending Plan of Merger (See Note 16) the Company delayed the issuance of its annual audited financial statements for the period ended December 31, 2020 and 2019 and entered into various waivers to provide such financials by April 30, 2021. The Company was in compliance with the covenants under the Amended Perceptive Credit Agreement as of December 31, 2020.

On the Closing Date, Perceptive received a warrant certificate exercisable into 775,000 shares of Series C preferred stock, and upon each borrowing date of Tranche 2 or Tranche 3, the Company will become obligated to issue two additional warrants, the Additional Warrants, to Perceptive each to purchase up to 50,000 shares of Series C preferred stock. In the event the Company issued Series D preferred stock, Perceptive has the right to convert the Series C preferred stock warrant into a warrant to purchase Series D preferred stock, and the exercise price shall be automatically adjusted to equal the original per share price for Series D preferred stock. On the Closing Date, the Company issued freestanding Series C preferred stock warrants to Perceptive, which were converted to Series D preferred stock warrants at the time of the Series D funding round. The Series D preferred stock warrants are exercisable for 1,012,672 shares of Series D preferred stock. The Series D preferred stock warrants have an exercise price of $5.51 per share and expire in 2030. The Company estimated the fair value of the Series D preferred stock warrants at issuance to be $1,803. The warrant is exercisable at any time prior to the ten-year anniversary of the Closing Date of the Credit Agreement. At issuance, the Company determined that the warrant is liability-classified and would be remeasured at fair value each reporting period, with changes in fair value recorded in the consolidated statements of operations and comprehensive loss. The Additional Warrants, when and if issued, shall be issued as warrants to purchase 65,333 shares of Series D-1 preferred stock.

As of December 31, 2020, the Company received proceeds of $28,500, net of fees and expenses of $1,500. The outstanding balance of the Perceptive Credit Facility as of December 31, 2020 was:

Principal	$30,000
Less: Debt issuance costs and discount at issuance	(3,655)

Net carrying amount	$26,345

Future minimum payments, including contractual interest, under the Perceptive Credit Facility as of December 31, 2020 are as follows:

Years Ended December 31,	Amounts
2021	$3,650
2022	3,650
2023	3,650
2024	10,603
2025 and thereafter	24,039

Total	$45,592

Less:
Interest payable	$(15,592)
Unamortized issuance costs	(3,655)
Current portion of long-term debt	(26,345)

Long-term debt	$—

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

SVB Term Loan (Extinguished June 30, 2020)

On June 30, 2020, using the proceeds from the Perceptive Credit Facility, the Company paid the then outstanding principal of $14,889, outstanding interest, a termination fee of $169 and a final payment amount of $1,080, which was equal to 6.75% of all amounts borrowed on its then existing loan and security agreement with Silicon Valley Bank, or SVB, or the SVB Term Loan, resulting in a loss on extinguishment of debt of $998.

As part of entering into the amendments to the SVB Term Loan in 2020 and 2019, the Company issued warrants to purchase 35,817 and 17,019 shares of common stock, respectively, at an exercise price of $1.60 per share, in cash or pursuant to the net exercise provisions of the warrants. The warrants are automatically exercised through cashless exercise if not exercised prior to the expiration date. The Company estimated the fair value of the warrants at issuance to be $57 and $27, respectively, using the Black Scholes option-pricing model. As of December 31, 2020, the warrants had not yet been exercised and remain outstanding. The warrants expire on June 28, 2029 and June 8, 2028, respectively.

In addition, in 2016 with the initial SVB Term Loan, the Company granted the lender a Series A preferred stock warrant which is exercisable for 32,711 shares of Series A preferred stock. The exercise price of the Series A preferred stock warrant is $0.9171 per share and the Series A preferred stock warrant expires on December 22, 2026. The fair value of the Series A preferred stock warrant was $54 at December 31, 2020.

7.	LICENSE AGREEMENTS

The Invention Science Fund I, LLC

The Company entered into a contribution and license agreement for Pharmaceutical Field of Use, or FOU, with The Invention Science Fund I, LLC, or ISF, in February 2015, as amended on February 28, 2018, or ISF Contribution and License Agreement. The ISF Contribution and License Agreement superseded an original contribution and license agreement between the Company and ISF dated December 31, 2013. Under the ISF Contribution and License Agreement, ISF granted the Company certain licenses under specified patent rights to develop and commercialize licensed products either independently and/or with a drug combination products for use in connection with the treatment of central nervous system disorders. The ISF Contribution and License Agreement contains minimum annual royalty obligations. To the extent there are sales of a licensed product, the Company is required to pay low-single-digit royalties on net revenue. For the years ended December 31, 2020 and 2019, the Company recorded $800 and $104, respectively, in minimum royalty fees that are included in the cost of product revenue in our consolidated statements of operations and comprehensive loss. For the year ended December 31, 2019, prior to the termination of the Sandoz Agreement, we recorded $446 in research and development expenses related to this license agreement.

Red 5 Group, LLC

In January 2015, the Company entered into a software license agreement with Red 5 Group, LLC, or Red 5, and in March 2018, the parties entered into an amended and restated software license agreement, or Amended Red 5 Group License. Under the original software license agreement, Red 5 licensed the Company certain technology and materials relating to the treatment of psychological and substance use disorders, pursuant to which the Company, received, inter alia, an exclusive, worldwide, sublicensable, royalty-bearing license to develop and commercialize integrated products incorporating the licensed technology and materials. The Company agreed to use commercially reasonable efforts to develop integrated products in accordance with the development plan, to introduce any integrated products that gain regulatory approval into the commercial markets, to market integrated

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

products that have gained regulatory approval following such introduction into the market, and to make integrated products that have gained regulatory approval reasonably available to the public.

In March 2018, pursuant to the Amended Red 5 Group License, the parties expanded the scope of exclusivity of the license, increased certain specified annual license maintenance fees, and required the Company to pay Red 5 an amendment fee, which was paid in April 2018. On July 1, 2021, the parties amended the Amended Red 5 Group License to further clarify certain terms and increase the royalty rate by a de minimis amount.

To the extent achieved, the Company is obligated to pay up to an aggregate of $400 if certain milestones related to product regulatory approval and commercial sales are achieved in respect to a software/drug combination, which is not currently being pursued by the Company. To the extent there are sales of an integrated product, the Company is required to pay single-digit royalties on net revenues. The Company is entitled to certain reductions and offsets against its royalty and milestone payment obligations, including the annual license maintenance fees. For the years ended December 31, 2020 and 2019, the Company recorded $103 and $503, respectively, in annual license maintenance fees and/or royalties related to the Amended Red 5 Group License. The terms of the Amended Red 5 Group License continue in perpetuity unless sooner terminated in accordance with its terms.

BeHealth Solutions, LLC

In March 2018, the Company and BeHealth Solutions, LLC, or BeHealth, entered into an assignment, license and services agreement, or the BeHealth Agreement, as well as a consulting agreement. The BeHealth Agreement closed in June 2018 and the Company paid an up-front fee. Under the BeHealth Agreement, the Company obtained license rights to certain technology and materials relating to a therapeutic treatment for insomnia. The consulting agreement is for services to be charged on a time-and-materials basis.

During the year ended December 31, 2020, the Company paid a milestone payment to BeHealth of $750 upon the FDA’s marketing authorization of Somryst, a PDT intended for use in the treatment of adults with chronic insomnia. The milestone payment was capitalized in other long-term assets in the accompanying consolidated balance sheet as of December 31, 2020 and amortized on a straight-line basis to cost of product revenue over the estimated useful life or five years. The Company may be obligated to issue BeHealth a warrant for the purchase of the Company’s common stock in the event (i) the Company attains a commercial milestone under the BeHealth Agreement and (ii) BeHealth elects to receive the warrant in lieu of cash in such instance. The Company has determined the fair value of the contingently issuable warrants at each valuation date to be de minimis. During the year ended December 31, 2019, the Company paid a milestone payment to BeHealth of $750 upon the FDA’s acceptance of a filing seeking marketing authorization for Somryst that was recorded as research and development expense in the accompanying consolidated statement of operations and comprehensive loss.

The Company could be obligated to make payments of up to an additional $27,000 in the aggregate upon achievement of various commercial milestones and a mid-to-high-single-digit royalty on net sales. For the years ended December 31, 2020 and 2019, the Company paid de minimis royalties related to the BeHealth Agreement.

The BeHealth Agreement continues in force until the expiration of all milestone and royalty payment obligations, unless terminated earlier in accordance with its terms.

8.	COLLABORATION AND LICENSE AGREEMENTS

Sandoz Agreement (Terminated in October 2019)

In April 2018, the Company entered into a collaboration and license agreement with Sandoz, a division of the Novartis Group, or the Sandoz Agreement, to commercialize its two lead products, reSET and reSET-O,

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

together, the Products. Under the terms of the agreement, Sandoz was responsible for the global commercial launch of reSET and reSET-O, including ensuring market access, reimbursement from payors and providing a dedicated sales force, while the Company was responsible for continuing to develop the Products and supporting patient services through a patient service center, together, Pear-Sandoz Development Efforts.

Under the Sandoz Agreement, the Company received an up-front payment of $20,000. In December 2018, the Company received a $10,000 milestone payment upon the FDA’s marketing authorization of reSET-O, or the reSET-O Milestone. The Sandoz Agreement also required Sandoz to make payments to the Company for research and development costs, as well as potential future milestones based on achievement of annual net sales targets and a profit share on net profits of the Products. During 2019, prior to the Termination Date, defined below, the Company invoiced Sandoz and received $7,400 for reimbursement of research and development costs. Under the Sandoz Agreement, the Company was obligated to pay Sandoz on a deferred basis up to $20,000 to defray Sandoz’s commercialization costs.

Sandoz never recorded any profit on sales of the Products for any period, and therefore, the Company did not record any revenue associated with the profit share.

The Company concluded the license agreement was within the scope of ASC 606. The Company identified several material promises under the Sandoz Agreement, including the license of intellectual property, continuing Pear-Sandoz Development Efforts and participation on a joint steering committee, or the JSC. The Company determined the material promises were not distinct from one another and, therefore, were combined as a single performance obligation, or the Sandoz Performance Obligation.

To account for its future obligations under the cost-sharing arrangement, the $20,000 up-front payment received in April 2018 from Sandoz was accounted for by the Company as “note payable to collaboration partner—net” at its then net present value. Accordingly, this payment was not considered part of the transaction price under ASC 606.

The transaction price at contract inception, or the Sandoz Initial Transaction Price, comprised solely the contractual reimbursement of costs related to continuing Pear-Sandoz Development Efforts. Any potential future payments pursuant to additional Pear-Sandoz Development Efforts, milestone achievements or profit-sharing were evaluated under the most likely amount method and were not included in the Sandoz Initial Transaction Price because the amounts were considered variable consideration and were initially fully constrained. As part of the evaluation of the constraint, the Company considered numerous factors, including that receipt of such payments was largely outside the control of the Company. These amounts were added to the transaction price when the related net sales or profit share payments occur, or as relates to Pear-Sandoz Development Efforts, as additional amounts are formally approved by the JSC. Due to the lack of historical perspective on efforts necessary to commercialize PDTs, future reimbursements related to continued Pear-Sandoz Development Efforts could not be reasonably estimated beyond the amounts approved at the JSC annually for the succeeding 12 months.

In December 2018, the Sandoz Initial Transaction Price was increased by $10,000 related to the achievement of the reSET-O Milestone and for additional amounts approved by the JSC for Pear-Sandoz Development Efforts. The reSET-O Milestone payment was recorded on a cumulative catch-up basis, which was recorded in the statement of operations for the year ended December 31, 2018.

As the Company identified only one distinct performance obligation in the Sandoz Agreement, the entirety of the transaction price was allocated to the Sandoz Performance Obligation and was recognized over the expected term

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

of the agreement, which had been estimated at ten years ratably over the performance period, which, in management’s judgment, was the best measure of progress toward satisfying the performance obligation. The Company utilized judgment to assess the nature of the combined performance obligation and the appropriate method of measuring progress for purposes of recognizing revenue. The Company evaluated the measure of progress each reporting period and, if necessary, adjusted the measure of performance and related revenue recognition.

Termination of Sandoz Agreement—On September 17, 2019, the Company received a termination notice from Sandoz and on October 14, 2019, or the Termination Date, the Company and Sandoz entered into a transition agreement, or the Transition Agreement, pursuant to which the Company became the sole party responsible for commercializing the Products. As part of the Transition Agreement, Sandoz paid the Company a $9,800 settlement payment, or the Settlement Payment, and forgave the $20,000 collaboration note payable. Under ASC 606, the Transition Agreement met the definition of a contract modification and was accounted for as a cumulative catch-up adjustment at the time of modification. During the year ended December 31, 2019, the $9,800 settlement payment and the deferred revenue balance at the Termination Date of $16,900 were recognized as collaboration revenue in our consolidated statement of operations and comprehensive loss.

Upon the signing of the Transition Agreement, the Company recalculated the transaction price to be $20,000, consisting of $10,000 of reimbursable costs incurred through the Termination Date and a $10,000 reSET-O Milestone received in 2018 related to the FDA marketing authorization of reSET-O. Since the Company had recognized revenue ratably over the expected term of the agreement of ten years, the termination resulted in $16,900 of deferred revenue being recognized as collaboration revenue for the year ended December 31, 2019, as there are no additional performance obligations subsequent to the termination of the agreement.

Upon the signing of the Transition Agreement and for the year ended December 31, 2019, the Company recorded a $20,310 gain on extinguishment of debt in the consolidated statement of operations and comprehensive loss (see Note Payable to Collaboration Partner below for further discussion).

Note Payable to Collaboration Partner—Under the Sandoz Agreement, the Company was obligated to pay Sandoz $20,000, at zero percent interest, in 48 equal monthly installments, with payments to begin on the second anniversary of the first commercial sale under the Sandoz Agreement. The Company imputed interest on the note payable to the collaboration partner at the rate of 6.0% per annum and recorded an initial discount on the note payable to the collaboration partner and a related deferred gain of $4,779. The discount on the note payable was amortized using the effective interest method over the expected term of the note. The deferred gain was amortized on a straight-line basis over the expected term of the note, which was 6.5 years.

As of the Termination Date, the balance of the deferred gain was $3,764 and the note payable to the collaboration partner consisted of the following:

Note payable to collaboration partner	$20,000
Unamortized discount on note payable	(3,454)

Note payable to collaboration partner, net	$16,546

The note payable to collaboration partner, net balance of $16,546 and the balance of the deferred gain of $3,764 was recorded as a $20,310 gain on extinguishment of debt in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2019.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Novartis Agreement (Terminated in June 2020)

In March 2018, the Company entered into a collaboration agreement with Novartis Institutes for Biomedical Research, or NIBR, or the Novartis Agreement, to develop PDTs for Schizophrenia and Multiple Sclerosis, or MS. The two companies worked together towards developing new treatments for patients with schizophrenia and MS to better address the full burden of their illnesses.

On March 30, 2020, NIBR terminated the collaboration agreement for convenience with the Company relative to both the schizophrenia and MS programs. The termination was subject to a 90-day notice period and was effective as of June 29, 2020.

Under the Novartis Agreement, the Company received a non-refundable up-front payment of $5,000. The agreement included research and development funding, as well as future regulatory and commercial milestones and mid-to-high single-digit royalties on net sales of the two products. Contemporaneous with the Novartis Agreement, NIBR purchased 1,158,292 shares of Series B preferred stock at $4.3167 per share, resulting in aggregate proceeds to the Company of $5,000. The Company allocated the proceeds from NIBR’s purchase of Series B preferred stock to stockholders’ equity since the purchase price was equal to the price paid by other Series B investors and the transaction was completed within a short period following the initial Series B closing. The Company invoiced NIBR and received $3,105 and $3,200 for reimbursement of research and development costs during the year ended December 31, 2020 and 2019, respectively.

NIBR had a buyout option with respect to each of the Schizophrenia and MS products, together the Buyout Option. If the Buyout Option was exercised, the license would have converted to a fully paid, perpetual, irrevocable and exclusive (as to the application) license. The Company determined that the Buyout Option was not priced at a significant discount due to the early nature of both the development efforts and the PDTs market as a whole. Accordingly, the Buyout Option did not represent a material right and was not considered a separate performance obligation.

The Company concluded that the license agreement is within the scope of ASC 606. The Company identified several material promises under the Novartis Agreement, including (i) the license of intellectual property, (ii) continued technical development, regulatory and preclinical activities of the products and (iii) participating on a JSC. The Company determined that the material promises were not distinct from one another and, therefore, combined them as a single performance obligation, or the Novartis Combined License and Development.

The NIBR initial transaction price was composed solely of the $5,000 up-front payment and the initial agreed-upon reimbursement of costs related to certain technical and clinical development activities, or the Pear Novartis Development Efforts. Any potential future payments pursuant to additional Pear Novartis Development Efforts or achievement of regulatory, net sales milestones or royalties were evaluated under the most likely amount method and were not included in the Novartis initial transaction price because the amounts were considered variable consideration and were initially fully constrained. As part of the evaluation of the constraint, the Company considered numerous factors, including that receipt of such payments was largely outside the control of the Company. These amounts were added to the transaction price when the related regulatory or net sales milestones are achieved or as relates to Pear Novartis Development Efforts, as additional amounts are formally approved by the JSC. Due to the lack of historical perspective on efforts necessary to commercialize PDTs, future reimbursements related to continued Pear Novartis Development Efforts could not be reasonably estimated beyond the amounts that were approved at the JSC annually for the succeeding 12 months. Adjustments were recorded on a cumulative catch-up basis. Due to a milestone achievement and increases in JSC approved budgets, the transaction price was increased, resulting in a cumulative catch-up impact on collaboration revenue of approximately $600 for the year ended December 31, 2019.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

As the Company identified only one distinct performance obligation in the Novartis Agreement, the entirety of the NIBR transaction price was allocated to the Novartis Combined License and Development and was being recognized over the expected term of the agreement, which has been estimated at five years, ratably over the performance period, which, in management’s judgment, was the best measure of progress toward satisfying the performance obligation. The Company utilizes judgment to assess the nature of the combined performance obligation and the appropriate method of measuring progress for purposes of recognizing revenue. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

In connection with the termination of the agreement, on the effective date of the termination, June 29, 2020, deferred revenue of $8,261 was recognized.

The following table provides a rollforward of deferred revenue:

	NIBR Agreement	Product Revenue	Total
Deferred revenue:
Beginning—January 1, 2020	$6,130	$13	$6,143
Amounts invoiced	3,105	403	3,508
Recognition of revenue	(9,235)	(149)	(9,384)

Ending—December 31, 2020	$—	$267	$267

9.	COMMITMENTS AND CONTINGENCIES

Leases

The Company’s operating leases are as follows:

•

Boston—In May 2018, the Company signed a lease to occupy approximately 12,000 square feet of office space in Boston, Massachusetts, or the Boston Lease. Subsequent to two lease amendments in 2020, the Company occupies approximately 19,000 square feet of office space, including approximately 900 square feet that the Company will take over on January 1, 2022, through June 1, 2028, with aggregate base rent over the term of approximately $11,553. During the year ended December 31, 2020, the security deposit increased by $43 to $166.

•

San Francisco—In April 2018, the Company signed a lease to occupy approximately 11,000 square feet of office space in San Francisco, California, or the San Francisco Lease, over an initial lease term of 62 months commencing in May 2018; and in July 2019, the Company signed an amendment to the San Francisco Lease adding approximately 6,000 square feet and extending the lease term by 24 months to July 31, 2025, or together the Combined Lease Term. Aggregate base rent over the Combined Lease Term is approximately $9,000. Pursuant to the lease terms, the Company issued a secured letter of credit in the amount of approximately $411. The Company has a money market collateral account securing the standby letter of credit, which is included in restricted cash in the accompanying consolidated balance sheets.

•

Raleigh—In September 2020, the Company signed a lease to occupy approximately 7,700 square feet of office space in Raleigh, North Carolina, or the Raleigh Lease, over an initial lease term of 64 months commencing in February 2021 with aggregate base rent over the term of approximately $1,100.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Rent expense under these leases amounted to $2,067 and $1,740 for the years ended December 31, 2020 and 2019, respectively, and the Company has $577 and $526 in deferred rent recorded within other long-term liabilities in the consolidated balance sheets as of December 31, 2020 and 2019, respectively.

Future commitments under non-cancelable lease agreements are as follows:

Years Ended December 31,	Lease Commitments
2021	$2,393
2022	2,811
2023	2,913
2024	3,188
2025 and thereafter	6,519

Total	$17,824

In addition to rent, certain leases require the Company to pay additional amounts for taxes, insurance, maintenance and other operating expenses.

Guarantees and Indemnifications

As permitted under Delaware law, the Company indemnifies its directors, officers and employees for certain events or occurrences that happen by reason of the relationship with, or position held at, the Company. For the years ended December 31, 2020 and 2019, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding as of December 31, 2020 and 2019. The Company does not expect significant claims related to these indemnification obligations and consequently concluded that the fair value of these obligations is negligible and no related accruals were recorded.

401(k) Plan

The Company’s employees are eligible to participate in the Company’s 401(k) savings plan. Employees may elect to contribute a percentage of their compensation to the plan. For the year ended December 31, 2019 and through May 15, 2020 the Company matched 100% of the first 1% of an employee’s eligible compensation plus 50% of the next 5.0% of an employee’s eligible compensation. In addition, the Company may make annual discretionary contributions. On May 15, 2020, the Company suspended the Company’s matching contribution. The Company made matching contributions of $547 and $800 for the years ended December 31, 2020 and 2019, respectively.

Legal Proceedings

The Company is also involved from time to time in various legal proceedings arising in the normal course of business. Although the outcomes of potential legal proceedings are inherently difficult to predict, the Company does not expect the resolution of these occasional legal proceedings to have a material adverse effect on its financial position, results of operations, or cash flow.

See Note 7, License Agreements, and Note 8, Collaboration and License Agreements, for more information.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

10.	CONVERTIBLE PREFERRED STOCK

As of December 31, 2020, Convertible Preferred Stock consists of the following:

Preferred Series	Par Value	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference	Conversion Price/Share
Series A	$0.0001	24,002,981	20,308,856	$26,708	$55,876	$0.9171
Series B	0.0001	11,814,580	11,808,789	50,686	152,925	4.3167
Series C	0.0001	9,826,819	8,951,819	64,197	193,185	7.1935
Series D-1	0.0001	13,377,998	12,234,650	87,663	240,000	6.5388
Series D-2	0.0001	9,861,666	8,109,888	40,168	96,000	3.9458

Total		68,884,044	61,414,002	$269,422	$737,986

Series D Convertible Preferred Stock

On November 2, 2020, the Company authorized the issuance of 12,234,650 shares of Series D-1 convertible preferred stock, or the Series D-1 Preferred Stock, at $6.5388 per share and the issuance of 8,109,888 shares of Series D-2 convertible preferred stock, or the Series D-2 Preferred Stock, at $3.9458 per share. On that date, various existing and new investors entered into the Series D preferred stock purchase agreements, or the Series D Agreements, which resulted in the issuance of an aggregate 20,344,538 shares of Series D preferred stock for aggregate gross cash proceeds of $112,000. In conjunction with the issuance of Series D preferred stock, the Company incurred issuance costs totaling $768. In connection with the Series D-1 Preferred Stock and D-2 Preferred Stock, the Company recorded a loss of $16,819, which represents the amount by which the estimated fair value of the shares exceeded the cash proceeds received.

In addition, in connection with the D-2 Preferred Stock offering, the Company commenced a tender offer to purchase up to 8,109,888 shares of common stock or securities convertible into shares of common stock from certain employees with tenure over four years, former employees and other stockholders, at a purchase price of $3.9433 per share for an aggregate cost of $31,980 excluding fees and expenses of $20. The tender offer expired on December 7, 2020.

In connection with the tender offer, the Company purchased 2,788,732 shares of common stock from the CEO, and 41,100 common shares from certain eligible employees, at a purchase price of $3.9433 per share totaling $11,159 and resulting in a stock-based compensation expense of $7,254, representing the difference between the purchase price and the estimated fair value of the common stock on the date of the sale. The Company also repurchased 1,656,467 common shares from other shareholders for a total purchase price of $6,532. In total, the Company repurchased 4,486,299 shares of common stock from investors having a total purchase price of $17,691.

In addition, the Company repurchased 3,617,798 shares of Series A preferred stock and 5,791 shares of Series B preferred stock from certain investors having a total purchase price of $14,289, exceeded the carrying value of the preferred stock by $11,053. The excess amount paid over the carrying value for the common and preferred stock repurchased from investors has been recorded as a reduction to additional paid-in capital and accumulated deficit in the consolidated statement of convertible preferred stock and stockholders’ deficit. On February 23, 2021, the Company issued an additional 3,058,665 shares of Series D convertible preferred stock at the price of $6.5388 per share, resulting in proceeds of $20,000, or the D-1 Extension and incurred issuance costs totaling $83.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Series C Convertible Preferred Stock

On December 21, 2018, the Company authorized the issuance of 9,035,923 shares of Series C convertible preferred stock, or the Series C Preferred Stock, at $7.1935 per share. On that date, various existing and new investors entered into the Series C preferred stock purchase agreement, or the Series C Agreement, which resulted in the issuance of an aggregate of 8,944,869 shares of Series C preferred stock for aggregate gross cash proceeds of $64,345. In conjunction with the issuance of Series C Preferred Stock, the Company incurred issuance costs totaling $188. In 2019, the Company issued an additional 6,950 shares of Series C convertible preferred stock at the price of $7.1935 per share, resulting in proceeds of $50.

Series B Convertible Preferred Stock

On December 28, 2017, the Company and various existing and new investors entered into the Series B preferred stock purchase agreement, or the Series B Agreement, for $4.3167 per share, which resulted in the issuance of an aggregate 10,656,288 shares of Series B preferred stock for aggregate gross cash proceeds of $46,000. In conjunction with the issuance of Series B preferred stock, the Company incurred issuance costs totaling $277. In addition, on March 6, 2018, contemporaneous with the signing of the Novartis Agreement, Novartis purchased 1,158,292 shares of Series B preferred stock at $4.3167 per share, resulting in additional proceeds to the Company of $5,000 and additional issuance costs of $12. See Note 15 for more information.

Series A Convertible Preferred Stock

On January 26, 2016, the Company and various existing and new investors entered into a Series A preferred stock purchase agreement, or the Series A Agreement, which resulted in the issuance of an aggregate 8,859,450 shares of Series A preferred stock at $0.9171 per share, for aggregate gross cash proceeds of $8,125. In conjunction with the issuance of Series A preferred stock, the Company incurred issuance costs totaling $172.

Also, in connection with the Series A Agreement in 2016, all outstanding notes were converted as consideration for the issuance of an aggregate of 6,207,754 shares of Series A preferred stock, with a total fair value of $5,396. Aggregate principal and accrued interest outstanding on the notes immediately prior to the execution of the Series A Agreement was $4,555.

The Series A Agreement also provided for the sale of an aggregate of 8,859,450 shares of Series A preferred stock on the same terms and conditions and dependent on the achievement of receiving FDA marketing authorization of reSET, or the Series A Milestone, or the approval of at least 65.0% of the holders of Series A preferred stock. Upon the initial closing of the Series A preferred stock in 2016, the Company recognized a derivative liability related to the fair value of the milestone tranche liability. This Series A Milestone was met in 2017, which resulted in the issuance of an aggregate 8,859,450 shares of Series A preferred stock for aggregate gross cash proceeds of $8,125 and the milestone tranche liability of $9,682 was derecognized and recorded as an increase to the Series A preferred stock.

Terms of Convertible Preferred Stock

The relevant features of the Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, collectively, the Preferred Stock, are as follows:

Conversion—Each share of Series A preferred stock is convertible, at the option of the holder and at any time, into such number of fully paid and nonassessable shares of common stock, as determined by dividing the Series A preferred stock original issuance price by $0.9171, subject to certain anti-dilutive effects, which, as of

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

December 31, 2020, equated to a conversion price of $0.9171. Each share of Series B preferred stock is convertible, at the option of the holder and at any time, into such number of fully paid and nonassessable shares of common stock, as determined by dividing the Series B preferred stock original issuance price by $4.3167, subject to certain anti-dilutive effects, which, as of December 31, 2020, equated to a conversion price of $4.3167. Each share of Series C preferred stock is convertible, at the option of the holder and at any time, into such number of fully paid and nonassessable shares of common stock, as determined by dividing the Series C preferred stock original issuance price by $7.1935, subject to certain anti-dilutive effects, which, as of December 31, 2020, equated to a conversion price of $7.1935. Each share of Series D preferred stock is convertible, at the option of the holder and at any time, into such number of fully paid and nonassessable shares of common stock, as determined by dividing the Series D preferred stock original issuance price by $6.5388 and $3.9458 for Series D-1 and D-2, respectively, subject to certain anti-dilutive effects, which, as of December 31, 2020, equated to conversion prices of $6.5388 and $3.9458, respectively.

All outstanding shares of Preferred Stock are automatically convertible based upon either (i) the vote or written consent of holders of at least a majority of the Series A preferred stock outstanding at that time with respect to the conversion of the Series A preferred stock or the vote or written consent of holders of at least a majority of the Series B preferred stock outstanding at that time with respect to the conversion of the Series B preferred stock or the vote or written consent of holders of at least a majority of the Series C preferred stock outstanding at that time with respect to the conversion of the Series C preferred stock or the vote or written consent of holders of at least a majority of the Series D preferred stock outstanding at that time with respect to the conversion of the Series D preferred stock or (ii) the closing of a firm commitment, underwritten initial public offering in which the aggregate net proceeds to the Company are at least $100,000 and have an offering price to the public of at least $11.0104 per share.

Anti-Dilution Features—Series D preferred stock contains anti-dilutive features apart from customary adjustments for splits and reverse splits of common stock (collectively, “down round features”). When a series of convertible preferred stock contains non-standard down round features, the Company is required to adjust the conversion price in the event of future stock sales at a lower unit price. In the event down round adjustments are triggered, the values attributable to the adjustment to the convertible preferred stock conversion price are recorded as an increase to additional paid-in capital and an increase to accumulated deficit. For the year ended December 31, 2020 no down round features have been triggered.

Voting Rights—The holders of the Preferred Stock vote together with the holders of common stock as a single class and each holder of outstanding shares of Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of record of the shares of Series D preferred stock, exclusively and as a separate class, are entitled to elect one director of the Company. The holders of record of the shares of Series B preferred stock, exclusively and as a separate class, are entitled to elect one director of the Company. The holders of record of the shares of Series A preferred stock, exclusively and as a separate class, are entitled to elect three directors of the Company; and any remaining directors are elected by the holders of record of shares of Preferred Stock and common stock, voting together as a single class on an as-converted to common stock basis. Pursuant to a contractual voting agreement by and among certain holders of Preferred Stock and common stock, the parties to such agreement have agreed to vote in favor of (i) one independent director with relevant industry experience unanimously approved by the then-serving members of the board of directors and (ii) one person designated by the holders of common stock, which individual shall initially be the current CEO, Dr. Corey McCann, MD, PhD, for so long as he serves as the Company’s CEO and in the event Dr. McCann ceases to serve as the Company’s CEO, such other person designated by the holders of common stock. Any time where there are at least 4,477,716 shares of Preferred

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Stock outstanding, certain actions, such as mergers, acquisition, liquidation, dissolution, windup of business and deemed liquidation events, must be approved by at least a majority of the holders of Preferred Stock voting as a single class on an as-converted basis.

Dividends—Dividends are payable only when declared by the Company’s board of directors. The Series D preferred stock shall be entitled to receive, in preference to the Series C preferred stock, the Series B preferred stock, the Series A preferred stock and common stock, a dividend equal to 8.0% of the Series D original issue price per share per annum, or the Series D Dividend. The Series C preferred stock shall be entitled to receive, in preference to the Series B preferred stock, the Series A preferred stock and common stock, a dividend equal to 8.0% of the Series C original issue price per share per annum, or the Series C Dividend. After payment of the Series C Dividend, the Series B preferred stock shall be entitled to receive, in preference to the Series A preferred stock and common stock, a dividend equal to 8.0% of the Series B original issue price per share per annum, or the Series B Dividend. After the payment of the Series B Dividend, the Series A preferred stock shall be entitled to receive, in preference to the common stock, a dividend equal to 8.0% of the Series A original issue price per share per annum, or the Series A Dividend. After payment of the Series D Dividend, Series C Dividend, the Series B Dividend and the Series A Dividend, any dividends will be declared pro-rata on common stock and Preferred Stock on a pari passu basis. No dividends have been declared to date.

Liquidation Rights—In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the affairs of the Company, each holder of a share of the Series D preferred stock then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of Series C, Series B, Series A preferred stock and common stock an amount equal to the original purchase price per share ($6.5388 and $3.9458 for Series D-1 and D-2, respectively), plus any dividends declared, but unpaid thereon. From the remaining assets, Series C preferred stock then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of Series B, Series A preferred stock and common stock an amount equal to $7.1935 per share, plus any dividends declared, but unpaid thereon. From the remaining assets, Series B preferred stock then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of Series A preferred stock and common stock an amount equal to $4.3167 per share, plus any dividends declared, but unpaid thereon. From the remaining assets, each holder of a share of the Series A preferred stock then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of common stock an amount equal to $0.9171 per share, plus any dividends declared, but unpaid thereon. Any remaining assets are to be distributed among the holders of the shares of Preferred Stock and common stock on a pro-rata basis.

If the proceeds, after all preferential amounts have been paid and the remaining proceeds are allocated among all holders of Preferred Stock, as if converted to common stock, are such that the total amount allocated to Series D preferred stock, Series C preferred stock, Series B preferred stock, or Series A preferred stock exceeds three times the original issue price, then holders of Series D preferred stock, Series C preferred stock, Series B preferred stock, or Series A preferred stock, as applicable, will instead be entitled to receive the maximum of either three times their respective original issue price or the amount they would have received if all their shares had been converted into common stock.

Redemption Rights—Preferred Stockholders are not entitled to any redemption rights other than those under their liquidation rights previously discussed above.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

11.	COMMON STOCK

In December 2020, the Company increased the number of shares designated as common stock from 75,000,000 shares to 100,000,000 shares, of which 15,553,235 shares were issued and include 4,486,299 that were held as treasury stock and 11,066,936 outstanding as of December 31, 2020. On January 26, 2021, the board reduced the number of authorized shares to 90,000,000 and then on February 21, 2021, the board, in connection with the Series D-1 offering, increased the number of common shares to 93,000,000. All of the outstanding shares of common stock have been duly authorized and are fully paid and nonassessable. Each share of common stock is entitled to one vote; there is no cumulative voting. The holders of shares of common stock are entitled to receive dividends if and when declared by the board of directors.

Common Stock Reserved

The number of shares of common stock that have been reserved for the potential conversion of Series A, B, C and D preferred stock, the warrants associated with the Company’s current and former debt facility, and outstanding stock options granted and stock options available for grant under the Company’s 2013 Stock Incentive Plan, or the Stock Incentive Plan, as of December 31, 2020, are as follows:

Share Class	Number of Shares
Conversion of Series A preferred stock	20,308,856
Conversion of Series B preferred stock	11,808,789
Conversion of Series C preferred stock	8,951,819
Conversion of Series D preferred stock	20,344,538
Warrants	1,126,705
Shares reserved for the issuance of warrants	283,599
Outstanding common stock options	9,250,333
Common stock options available for grant	5,471,053

Total number of shares	77,545,692

12.	STOCK INCENTIVE PLAN

For the years ended December 31, 2020 and 2019, the Company incurred stock-based compensation expenses of $9,026 and $1,281, respectively.

2013 Stock Incentive Plan

On December 20, 2013, the Company’s board of directors adopted the 2013 Stock Incentive Plan, or the Plan, which provided for the grant of stock options, both incentive stock options and nonqualified stock options and restricted stock, collectively Equity Awards for up to 3,000,000 shares of common stock in the aggregate.

The Plan may be amended by the Company’s board of directors. If shareholder approval is not obtained within twelve months after any amendment increasing the number of shares authorized under the Plan or changing the class of persons eligible to receive stock options under the Plan, no stock option granted pursuant to such amendments may be incentive stock options and no incentive stock options may be issued pursuant to such amendments thereafter. On November 3, 2020, the Board amended the Plan to increase the maximum number of shares of Common Stock that may be issued under the Plan to 16,727,451. Stockholder approval of such amendments was timely obtained. As of December 31, 2020, there were 5,471,053 shares of common stock available to be issued under the Plan.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Stock options are granted with an exercise price equal to the fair market value on the date of grant. Awards may contain service conditions or service and performance conditions and typically vest over one to four years. Options granted under the Plan expire on the date specified in the applicable Option Agreement, provided that such date may not be later than ten years after the date on which the common stock option is granted (or five years in the case of incentive stock options granted to certain large stockholders), in either case, subject to earlier termination as provided in the Plan or Option Agreement.

Common Stock Options

The combined stock option activity for the year ended December 31, 2020, is as follows:

	Stock Options	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Options outstanding at beginning of year	10,021,444	$1.27	8.64
Granted	2,613,700	$1.66
Exercised	(693,920)	$0.60
Canceled and forfeited	(2,690,891)	$1.48

Options outstanding at end of year	9,250,333	$1.37	8.09	$93

Exercisable at December 31, 2020	3,990,350	$1.10	7.12	$1,117

The weighted-average grant-date fair value of stock options granted during the year ended December 31, 2020, was $1.00 per share. Total stock-based compensation related to stock option awards was $1,772 and $1,281 for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, the total unrecognized compensation costs related to non-vested stock options were approximately $4,590 and are expected to be recognized over a weighted-average period of 2.7 years.

On January 26, 2016, the Company entered into a restricted stock agreement with its CEO for 5,394,000 shares of common stock. Pursuant to this agreement, 2,697,000 shares of common stock vested immediately, and the remaining 2,697,000 shares of common stock vested in 36 monthly installments. The remaining restricted common stock units vested on January 26, 2019, and we recorded stock-based compensation related to the restricted common stock of $12 for the year ended December 31, 2019.

Stock Compensation Expense

The Black Scholes inputs to determine the fair value of stock options granted included the weighted-average assumptions presented below:

	Years Ended December 31,
	2020	2019
Risk-free interest rate	0.54%	1.92%
Expected volatility	67.65%	62.31%
Expected term (years)	5.57—6.70	5.61—10.0
Expected dividend yield	—%	—%

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

The Company presents the expenses related to stock-based compensation awards in the same expense line items as cash compensation paid to each of its employees as follows:

	Years Ended December 31,
	2020	2019
Research and development	$793	$616
Selling, general and administrative	8,233	665

Total stock-based compensation expense	$9,026	$1,281

Selling, general and administrative stock compensation expenses included $7,254 in connection with the repurchase of common stock from employees for the year ended December 31, 2020, which represented the difference between the purchase price and the fair value of the common stock on the date of the purchase.

See Note 10 for more information.

13.	INCOME TAXES

A reconciliation of the US federal statutory income rate to the Company’s effective income tax rate is as follows:

	Years Ended December 31,
	2020	2019
Federal statutory income tax rate	21.0%	21.0%
State income taxes, net of federal benefit	5.1%	7.2%
Permanent differences	(5.8%)	(3.3%)
Federal and state research and development tax credits	1.8%	27.0%
Other	0.4%	(3.5%)
Provision to return adjustment	(0.3%)	(7.3%)
Change in deferred tax asset valuation allowance	(22.2%)	(41.1%)

Effective income tax rate	—%	—%

The components of the Company’s deferred tax assets are as follows:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$34,040	$12,088
Deferred revenues	10	1,678
Research and development credit carryforwards	4,988	3,179
Accrued expenses and other	1,145	1,610
Stock-based compensation	167	113
Depreciation	(100)	16

Total deferred tax assets	40,250	18,684
Less: valuation allowance	(40,250)	(18,684)

Net deferred tax assets	$—	$—

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

The Company had no income tax expense due to the operating loss incurred for the years ended December 31, 2020 and 2019. The Company’s management has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and has determined that it is more likely than not that the Company will not recognize the benefits of the net deferred tax assets. As a result, the Company recorded a full valuation allowance at December 31, 2020 and 2019. The valuation allowance increased by $21,566 during the year ended December 31, 2020, due to the increase in deferred tax assets, primarily due to net operating loss carryforwards, research and development tax credits and accrued expenses. The valuation allowance increased by $3,826 for the year ended December 31, 2019.

As of December 31, 2020, the Company has unused federal and state net operating loss carryforwards, or NOLs, available for carryforward of $124,255 and $125,741, respectively. The federal and state NOL carryforwards begin to expire after 2034 and 2029, respectively. Approximately $106,884 of the federal NOLs have an indefinite carryover period. The Company also had available research and development credits for federal and state income tax purposes of $4,378 and $924, respectively. Utilization of the NOL, research and development credits and other tax attributes may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or could occur in the future. The Company has not yet completed an evaluation of the ownership changes through December 31, 2020.

As of December 31, 2020, and 2019, the Company had no uncertain tax positions. The Company recognizes both interest and penalties associated with unrecognized tax benefits as a component of income tax expense. The Company has not recorded any interest or penalties for unrecognized tax benefits since its inception.

In the normal course of business, the Company and its subsidiaries may be periodically examined by various taxing authorities. The Company files income tax returns in the United States on a federal basis and in certain U.S. states. The associated tax filings remain subject to examination by applicable tax authorities for a certain length of time following the tax year to which those filings relate. With few exceptions, the Company is no longer subject to income tax examinations for years prior to 2017.

14.	NET LOSS PER SHARE

For periods in which the Company reports a net loss attributable to common stockholders, potentially dilutive securities have been excluded from the computation of diluted net loss per share as their effects would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	December 31,
	2020	2019
Convertible preferred stock (as converted to common stock)	61,414,002	44,693,053
Outstanding options to purchase common stock	9,250,333	10,021,444
Warrants to purchase common stock	1,126,705	78,216

Total	71,791,040	54,792,713

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company for each of the years ended December 31:

	Years Ended December 31,
	2020	2019
Numerator:
Net loss	$(97,023)	$(9,334)
Loss on repurchase of convertible preferred stock	(11,053)	—

Net loss attributable to common stockholders	$(108,076)	$(9,334)

Denominator:
Weighted-average common shares outstanding, basic and diluted	14,761,577	14,760,682

Net loss per share attributable to common stockholders, basic and diluted	$(7.32)	$(0.63)

15.	RELATED-PARTY TRANSACTIONS

Certain holders of Series A preferred stock had representation on the Company’s board of directors and purchased shares of Series B preferred stock pursuant to the Series B Agreement. Certain holders of Series A and B preferred stock had representation on the Company’s board of directors and purchased shares of Series C preferred stock pursuant to the Series C Agreement. Certain holders of Series A, B and C preferred stock had representation on the Company’s board of directors and purchased shares of Series D preferred stock pursuant to the Series D Agreement.

See Note 10, Convertible Preferred Stock and Note 12, Stock Incentive Plan, for more information on related party transactions in connection with the tender offer and Series D convertible preferred stock offering.

16.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 16, 2021, which is the date these financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the transaction described below.

Series D-1 Extension

On February 23, 2021, the Company issued an additional 3,058,665 shares of Series D convertible preferred stock for gross proceeds of $20,000 and incurred issuance costs totaling $83. See Note 10 for more information.

Business Combination Agreement and Plan of Merger

On June 21, 2021, the Company entered into a Business Combination Agreement, or the BCA, with Thimble Point Acquisition Corp, or THMA, a special purpose acquisition company, to effect a business combination among THMA, Oz Merger Sub, Inc., or Merger Sub, and the Company. Pursuant to the BCA, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of THMA, and THMA will be named Pear Holdings Corp. The Company will be considered the accounting acquirer under ASC, Topic 805, Business Combinations. The merger is expected to close in the second half of 2021. Upon the effectiveness of the merger, each share of the Company’s convertible preferred stock and each

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

share of the Company’s common stock will be converted into the right to receive such number of shares of Class A common stock of THMA, or THMA Common Stock, pursuant to a share exchange formula set forth in the BCA.

The aggregate consideration for the transaction payable to the Company’s existing stockholders shall be equal to $1,200,000 of THMA Common Stock. The consummation of the proposed transaction is subject to the receipt of the requisite approval of the stockholders of each of THMA and the Company and the fulfillment of certain other closing conditions. On June 11, 2021, the holder of all 1,012,672 Series D preferred stock warrants agreed to the conditional exercise of the warrants at $5.51 per share subject to and in connection with the closing of the business combination. The Series D preferred stock warrants holders can elect to settle in cash or net exercise based on a per share price of $9.89 per share, the closing price on June 22, 2021.

Purchase Commitment

In connection with the execution of the BCA, THMA entered into subscription agreements with certain parties subscribing for THMA Class A Shares, pursuant to which the subscribers have agreed to purchase, and THMA has agreed to sell to the Subscribers, THMA Class A Shares, for a purchase price of $10.00 per share. The subscriptions are expected to close substantially concurrently with the closing of the BCA. The consummation of the subscriptions is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the merger. Palantir Technologies, Inc., or Palantir, entered into a subscription agreement on June 21, 2021, and has committed to purchasing $10,000 of THMA Class A Shares at the time of the closing of the BCA.

In addition, on June 17, 2021, the Company entered into a non-cancelable purchase obligation for a data foundry cloud subscription, including support services, updates and related professional services with Palantir for $10,000 payable over three years, continuing through September 30, 2024.

*  *  *  *  *  *

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

(unaudited)

Assets	June 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$92,219	$110,900
Short-term investments	6,516	13,535
Accounts receivable	158	257
Prepaid expenses and other current assets	1,810	1,365

Total current assets	100,703	126,057
Property and equipment, net	5,204	4,277
Restricted cash	1,161	1,161
Deferred offering costs	3,503	—
Other long-term assets	792	871

Total assets	$111,363	$132,366

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,452	$4,506
Accrued expenses and other current liabilities	12,483	9,568
Deferred revenues	1,306	267
Debt	26,654	26,345

Total current liabilities	42,895	40,686
Embedded debt derivative	675	675
Warrant liabilities	8,047	2,650
Other long-term liabilities	1,549	1,239

Total liabilities	53,166	45,250

Commitments and contingencies (Note 7)
Convertible preferred stock (Note 8)	291,392	269,422
Stockholders’ deficit:
Common stock, $0.0001 par value; 93,000,000 and 100,000,000 shares authorized as of June 30, 2021 and December 31, 2020, respectively; and 11,696,987 and 11,066,936 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.	1	1
Additional paid-in capital	2,238	534
Accumulated deficit	(235,435)	(182,841)
Accumulated other comprehensive income	1	—

Total stockholders’ deficit	(233,195)	(182,306)

Total liabilities, convertible preferred stock and stockholders’ deficit	$111,363	$132,366

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(dollars in thousands, except per share amounts)

(unaudited)

	Six Months Ended June 30,
	2021	2020
Revenue
Product revenue	$1,347	$39
Collaboration and license revenue	230	9,235

Total revenue	1,577	9,274
Cost and operating expenses
Cost of product revenue	1,465	914
Research and development	15,367	15,420
Selling, general and administrative	27,845	21,947

Total cost and operating expenses	44,677	38,281

Loss from operations	(43,100)	(29,007)
Other income (expenses):
Interest and other (expense) income, net	(2,044)	115
Change in estimated fair value of warrant liabilities	(5,397)	(20)
Loss on extinguishment of debt	—	(998)
Loss on issuance of convertible preferred stock	(2,053)	—

Total other (expense) income	(9,494)	(903)

Net loss	$(52,594)	$(29,910)

Unrealized gain (loss) on short-term investments	$1	$(4)

Comprehensive loss	$(52,593)	$(29,914)

Net loss per share:
Basic and diluted	$(4.64)	$(2.00)

Weighted average common shares outstanding:
Basic and diluted	11,341,935	14,975,024

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF

CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(dollars in thousands)

(unaudited)

	Six Months Ended June 30, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	61,414,002	$269,422	11,066,936	$1	$534	$(182,841)	$—	$(182,306)
Issuance of Series D convertible preferred stock, net of issuance costs of $83	3,058,665	21,970	—	—	—	—	—	—
Exercise of common stock options	—	—	436,353	—	402	—	—	402
Stock-based compensation expense	—	—	—	—	463	—	—	463
Net loss	—	—	—	—	—	(24,393)	—	(24,393)

Balance at March 31, 2021	64,472,667	$291,392	11,503,289	$1	$1,399	$(207,234)	$—	$(205,834)

Exercise of common stock options	—	—	193,698	—	267	—	—	267
Stock-based compensation expense	—	—	—	—	572	—	—	572
Other comprehensive income	—	—	—	—	—	—	1	1
Net loss	—	—	—	—	—	(28,201)	—	(28,201)

Balance at June 30, 2021	64,472,667	$291,392	11,696,987	$1	$2,238	$(235,435)	$1	$(233,195)

	Six Months Ended June 30, 2020
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	44,693,053	$144,827	14,859,315	$1	$3,771	$(69,844)	$29	$(66,043)
Exercise of common stock options	—	—	123,720	—	109	—	—	109
Stock-based compensation expense	—	—	—	—	459	—	—	459
Other comprehensive loss	—	—	—	—	—	—	(21)	(21)
Net loss	—	—	—	—	—	(18,381)	—	(18,381)

Balance at March 31, 2020	44,693,053	$144,827	14,983,035	$1	$4,339	$(88,225)	$8	$(83,877)

Issuance of warrants	—	—	—	—	57	—	—	57
Exercise of common stock options	—	—	2,500	—	4	—	—	4
Stock-based compensation expense	—	—	—	—	461	—	—	461
Other comprehensive income	—	—	—	—	—	—	17	17
Net loss	—	—	—	—	—	(11,529)	—	(11,529)

Balance at June 30, 2020	44,693,053	$144,827	14,985,535	$1	4,861	$(99,754)	$25	$(94,867)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating Activities:
Net loss	$(52,594)	$(29,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	585	127
Amortization of intangible asset	138	13
Amortization of debt discount	309	213
Loss on extinguishment of debt	—	998
Accretion and amortization of interest income	14	(128)
Stock-based compensation expense	1,035	919
Loss on issuance of convertible preferred stock	2,055	—
Change in fair value of warrants	5,396	20
Changes in operating assets and liabilities:
Accounts receivable	99	20
Prepaid expenses and other assets	(505)	592
Accounts payable	(2,063)	(325)
Accrued expenses, other liabilities and non-current liabilities	626	1,071
Deferred revenues	1,039	(6,142)

Net cash used in operating activities	(43,866)	(32,532)
Investing Activities:
Proceeds from maturities of short-term investments	12,025	71,550
Purchases of short-term investments	(5,018)	(2,484)
Purchases of property and equipment	(1,504)	(2,151)
Milestone based license fee payment	—	(750)

Net cash provided by investing activities	5,503	66,165
Financing Activities:
Proceeds from issuance of convertible preferred stock, net	19,915	—
Proceeds from issuance of debt	—	31,000
Principal payments on debt	—	(17,280)
Deferred financing fees and related debt issuance costs	—	(1,500)
Payment of deferred offering costs	(902)	—
Proceeds from exercise of stock options	669	113

Net cash provided by financing activities	19,682	12,333

Net (decrease) increase in cash, cash equivalents and restricted cash	(18,681)	45,966
Cash, cash equivalents and restricted cash—beginning of period	112,061	29,326

Cash, cash equivalents and restricted cash—end of period	$93,380	$75,292

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,810	$189

Supplemental disclosure of non-cash investing and financing information:
Deferred offering costs included in accrued expenses	$2,600	$—
Purchases of property and equipment in accounts payable and accrued expenses	$8	$5
Fair value of embedded derivative	$—	$675

Recognition of warrant liabilities	$—	$1,803

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

1.	NATURE OF BUSINESS

References in these notes to “we,” “us,” “our” and “the Company” refer to Pear Therapeutics, Inc. and Subsidiary.

Organization

Pear Therapeutics, Inc. and subsidiary, is a leader in prescription digital therapeutics, or PDTs. The Company’s PDTs treat diseases with clinically validated software.

The Company was incorporated on August 14, 2013 (inception) as a Delaware Corporation and began operations in August 2013. We are headquartered in Boston, Massachusetts.

Going Concern

The Company is subject to a number of risks and uncertainties common to early-stage technology-based companies, including, but not limited to, rapid technological changes, protection of its proprietary technology and intellectual property, commercialization of existing and new products, development by competitors of competing products, dependence on key personnel, compliance with government regulations, including compliance with the United States (US) Food and Drug Administration, or FDA and the ability to secure additional capital to fund operations.

The Company obtained FDA marketing authorization for its three products, reSET® (2017), reSET-O® (2018) and Somryst® (2020). The Company is in the beginning stages of self-commercialization of these products. Prior to October, 2019, the Company’s collaboration partner, Sandoz Inc., or Sandoz, was responsible for the commercial launch of reSET® and reSET-O®.

The Company has incurred recurring losses from inception and anticipates net losses and negative operating cash flows for the near future. For the six months ended June 30, 2021, the Company had a net loss of $52,594 and as of June 30, 2021 had an accumulated deficit of $235,435. As of June 30, 2021, the Company had $98,735 of cash and cash equivalents and short-term investments. While the Company has recorded revenue, revenues have been insufficient to fund operations. Accordingly, the Company has funded its operations to date through a combination of proceeds raised from equity and debt issuances. The Company’s operating costs include the cost of developing and commercializing products as well as providing research services. As a consequence, the Company will need to raise additional equity and debt financing that may not be available, if at all, at terms acceptable to the Company to fund future operations.

The Company’s ability to access capital when needed is not assured and, if capital is not available when, and in the amounts needed, it could be required to delay, scale back or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, prospects, financial condition and operating results. Management believes these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. Because of these uncertainties, the accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Due to the substantial doubt about the Company’s ability to continue operating as a going concern for twelve months from the issuance date of these financial statements and the material adverse change clause in the loan agreement with its lender, the amounts due as of June 30, 2021, have been classified as current in the unaudited condensed consolidated financial statements. The lender has not invoked the material adverse change

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

clause as of the date of issuance of these financial statements. The accompanying unaudited condensed consolidated financial statements do not reflect any other adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. The Company is subject to various covenants related to the Perceptive Credit Agreement entered into on June 30, 2020 (Note 6) and given the substantial doubt about the Company’s ability to continue as a going concern, there is a risk that it may not meet its covenants in the future.

While the Company’s management believes the funds to be raised in the business combination with THMA (Note 7) will alleviate the conditions that raise substantial doubt, it is not expected that such doubt can be alleviated prior to the consummation of the merger.

COVID-19 Related Significant Risks and Uncertainties

There continue to be uncertainties regarding the pandemic of the novel coronavirus, or COVID-19, and the Company is closely monitoring the impact of COVID-19 on all aspects of its business, including how it will impact its customers, employees, suppliers, vendors, and business partners. The Company is unable to predict the specific impact that COVID-19 may have on its financial position and operations moving forward due to the numerous uncertainties. Any estimates made herein may change as new events occur and additional information is obtained, and actual results could differ materially from any estimates made herein under different assumptions or conditions. The Company will continue to assess the evolving impact of COVID-19.

In response to the COVID-19 pandemic, Congress passed the Coronavirus Aid, Relief and Economic Security Act of 2020, or the CARES Act, which was signed into law on March 27, 2020. The CARES Act provides for deferred payment of the employer portion of social security taxes through the end of 2020, with 50% of the deferred amount due by December 31, 2021, and the remaining 50% due by December 31, 2022. During the year ended December 31, 2020, the Company deferred payments of $854 of social security taxes, of which $427 is included in accrued expenses and other liabilities and the remaining $427 is included in other long-term liabilities within the condensed consolidated balance sheet as of June 30, 2021.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies are disclosed in the audited consolidated financial statements for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. Since the date of those financial statements, there have been no changes to its significant accounting policies except as noted below.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, or GAAP and pursuant to the rules and regulations of the SEC for interim financial reporting. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification, or ASC, and Accounting Standards Update, or ASU, of the Financial Accounting Standards Board, or FASB. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring items, considered necessary to present fairly the Company’s financial condition, results of operations, stockholders’ deficit and cash flows for the interim periods indicated. The accompanying unaudited condensed consolidated financial statements and related notes should be read in conjunction with the Company’s annual financial statements for the years ended December 31, 2020 and 2019. The results of operations for the six month period ended June 30, 2021 are not indicative of the results to be expected for the year ending December 31, 2021.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

Certain monetary amounts, percentages, and other figures included elsewhere in these financial statements have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates and changes in estimates are reflected in reported results in the period in which they become known.

Cash, Cash Equivalents and Restricted Cash

The Company considers only those highly liquid investments, readily convertible to cash, that mature within 90 days from the date of purchase to be cash equivalents. The Company’s cash equivalents include money market funds and overnight deposits.

The following table reconciles cash, cash equivalents and restricted cash reported within the Company’s condensed consolidated balance sheets to the total amounts shown in the condensed consolidated statements of cash flows:

	June 30, 2021	December 31, 2020
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$92,219	$110,900
Restricted cash	1,161	1,161

Total cash, cash equivalents and restricted cash	$93,380	$112,061

Deferred Offering Costs

As of June 30, 2021, the Company capitalized deferred offering costs of $3,503. Deferred offering costs include certain legal, accounting, consulting and other third-party fees incurred directly related to the anticipated business combination. The Company will keep deferred offering costs classified as a long-term asset until the closing or termination of the business combination. At the closing of the business combination, these costs will be recorded in stockholders’ deficit as a reduction of additional paid-in capital. Should the business combination for which those costs relate no longer be considered probable of being consummated, all deferred offering costs will be charged to operating expenses in the statement of operations at such time.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB, issued ASU 2016-02, Leases (Topic 842), which requires lessees to record most leases on the balance sheet and recognize the expense in the statement of operations and comprehensive loss in a manner similar to current practice. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the underlying asset for the lease term. This standard is applicable to the Company for the annual reporting periods beginning after December 15, 2021. The Company has commenced work to assess ASU 2016-02 and the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures. The Company anticipates recognition of additional assets and corresponding liabilities related to leases on the consolidated balance sheets.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets such as available for sale debt securities, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The new standard is effective for annual reporting periods beginning after December 15, 2022. The Company is still evaluating the impact of ASU 2016-13 on the Company’s consolidated financial statements; however, it does not expect the impact to be material.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes-Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This standard is effective for annual reporting periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. The Company is currently evaluating the potential impact that ASU 2019-12 will have on its consolidated financial statements and related disclosures; however, it does not expect the impact to be material.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This update simplifies the accounting for convertible debt instruments by removing certain accounting separation models as well as the accounting for debt instruments with embedded conversion features that are not required to be accounted for as derivative instruments. The update also updates and improves the consistency of earnings per share calculations for convertible instruments. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact that the implementation of this update will have on the Company’s consolidated financial statements and related disclosures.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

3.	FAIR VALUE MEASUREMENTS

The tables below present certain of our assets and liabilities measured at fair value categorized by the level of input used in the valuation of each asset and liability.

	June 30, 2021
Description	Total Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$49,882	$49,882	$—	$—
Debt investments:
Corporate bonds	2,019	—	2,019	—
Commercial paper	4,497	—	4,497	—

Total debt investments	6,516	—	6,516	—

Total assets	$56,398	$49,882	$6,516	$—

Current liabilities:
Embedded debt derivative	$675	$—	$—	$675
Warrant liabilities	8,047	—	—	8,047

Total liabilities	$8,722	$—	$—	$8,722

	December 31, 2020
Description	Total Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$96,835	$96,835	$—	$—
Debt investments:
Corporate bonds	3,543	—	3,543	—
Commercial paper	9,992	—	9,992	—

Total debt investments	13,535	—	13,535	—

Total assets	$110,370	$96,835	$13,535	$—

Current liabilities:
Embedded debt derivative	$675	$—	$—	$675
Warrant liabilities	2,650	—	—	2,650

Total liabilities	$3,325	$—	$—	$3,325

The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the six months ended June 30, 2021 and the year ended December 31, 2020.

Cash equivalents—Money market funds included within cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets.

Investments—The Company measures its investments at fair value on a recurring basis and classifies those instruments within Level 2 of the fair value hierarchy. Marketable securities, including corporate bonds and commercial paper, are classified within Level 2 of the fair value hierarchy because pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

value is determined using models or other valuation methodologies. The Company recorded an unrealized gain of $1 and an unrealized loss of $(4) in other comprehensive income (loss) on short-term investments for the six months ended June 30, 2021 and 2020, respectively.

Embedded debt derivative and warrant liability—As described in Note 6, the Company concluded that the contingent put options contained in the Perceptive Credit Facility that could require mandatory repayment upon the occurrence of an event of default, change of control and certain other events represent an embedded derivative required to be bifurcated from the debt host instrument. The embedded debt derivative is measured at fair value using a probability-weighted cash flow valuation methodology, having a fair value of $675 at June 30, 2020, the date of issuance and June 30, 2021. The determination of the fair value of an embedded debt derivative includes inputs not observable in the market and as such, represents a Level 3 measurement. The methodology utilized requires inputs based on certain subjective assumptions, specifically, probabilities of mandatory debt repayment prior to maturity ranging between 0-10%.

The Company measures the fair value of the liabilities related to the warrants to purchase Series A and Series D convertible preferred stock, using Level 3 inputs. As of June 30, 2021, the fair market value of the Series D warrants was estimated using a hybrid method between option pricing model (OPM) and a probability-weighted expected return method (PWERM), estimating the probability weighted value across the scenarios, while using an OPM to estimate the allocation of value within one or more of these scenarios. The significant unobservable inputs into the valuation models used to estimate the fair value of the convertible preferred stock warrants include the weighting between the scenarios, timing of potential events, such as a qualified initial public offering, or IPO, consummation of the business combination with THMA and other liquidity events and their probability of occurring, the selection of guideline public company multiples, a discount for the lack of marketability of the preferred and common stock and the discount rate used to calculate the present value of the estimated equity value allocated to each share class. At December 31, 2020, the warrants were valued using an OPM.

The following significant assumptions used in the valuation model to estimate the fair value of the warrant liabilities were as follows:

Series A Warrants	June 30, 2021	December 31, 2020
Fair value of underlying preferred stock	$11.17	$2.00
Expected life (years)	0.25 – 1.25	2.00
Expected volatility	45.0% – 73.8%	75.7%
Risk-free interest rate	0.05% – 0.16%	0.13%

Series D Warrants	June 30, 2021	December 31, 2020
Fair value of underlying preferred stock	$12.84	$7.21
Expected life (years)	0.25 – 1.25	2.00
Expected volatility	45.0% – 73.8%	75.7%
Risk-free interest rate	0.05% – 0.16%	0.13%

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

The following table reconciles the change in the fair value of the warrant liabilities based on Level 3 inputs:

	Warrant Liabilities
	Series A	Series D
Fair value as of December 31, 2019	$52	$—
Issuance of warrants	—	1,803
Change in fair value	2	793

Fair value as of December 31, 2020	54	2,596
Change in fair value	266	5,131

Fair value as of June 30, 2021	$320	$7,727

4.	PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

	June 30, 2021	December 31, 2020
Internal-use software	$4,910	$3,682
Equipment	449	441
Construction in process	19	—
Furniture and fixtures	586	383
Leasehold improvements	509	455

Total property and equipment	6,473	4,961
Less: accumulated depreciation	(1,269)	(684)

Property and equipment, net	$5,204	$4,277

Depreciation expense was $585 and $127 for the six months ended June 30, 2021 and 2020, respectively.

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	June 30, 2021	December 31, 2020
Compensation and related benefits	$6,498	$6,953
Deferred offering costs	2,600	—
Professional services	1,767	1,787
Research and development costs	1,201	355
Other	417	473

Total	$12,483	$9,568

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

6.	INDEBTEDNESS

Perceptive Credit Facility

On June 30, 2020, the Close Date, the Company entered into a Credit Agreement and Guaranty, or Perceptive Credit Facility, with Perceptive Credit Holdings III, LP, as administrative agent and lender with a syndicate of other lenders, collectively Perceptive. The Perceptive Credit Facility, as amended, consists of a secured term loan facility in an aggregate amount of up to $50,000, which will be made available under the following three tranches: (i) Tranche 1 - $30,000, available at the Closing Date; (ii) Tranche 2 - $10,000, available no earlier than December 31, 2021; and (iii) Tranche 3 - $10,000, available no later than December 31, 2021, subject to the Company’s satisfaction of certain business and financial conditions described in the Perceptive Credit Facility.

The Perceptive Credit Facility will bear interest through maturity at a variable rate based upon the one-month LIBOR rate plus 11.0%, subject to a LIBOR floor of 1.0%. As of June 30, 2021, the interest rate was 12.0%. The Company is required to make interest-only payments until May 31, 2024, after which point the Company will be required to make monthly payments of principal equal to 3.0% of the then outstanding principal until maturity on June 30, 2025, or the Maturity Date. If the Company prepays the loan prior to the Maturity Date, it will be required to pay a prepayment fee guaranteeing Perceptive a 1.5 times return on any prepaid amount. A change of control, which includes a new entity or group owning more than 35.0% of the Company’s voting stock, or prior to an IPO, the failure of the existing holders to own at least 35.0% of the Company’s voting stock, trigger a mandatory prepayment of the term loan. The Company paid issuance costs of $750 in connection with its entry into the Credit Agreement.

The Company concluded the contingent put options that could require mandatory repayment upon the occurrence of an event of default, change of control and certain other events represent an embedded derivative required to be bifurcated from the debt host instrument and accounted for separately and recorded an embedded debt derivative of $675 as of June 30, 2020 and June 30, 2021. Any changes to the derivative liability in future periods will be recognized as interest and other (expense) income, net in the consolidated statements of operations and comprehensive loss.

The Perceptive Credit Facility is secured by substantially all the assets of the Company, including our intellectual property. The Credit Facility requires the Company to (i) maintain a minimum aggregate cash balance of $5,000 in one or more controlled accounts, (ii) as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 30, 2022, report revenues for the trailing 12-month period that exceed the amounts set forth in the Amended Perceptive Credit Agreement which range from $83,409 for the fiscal quarter ending December 31, 2022 to $125,000 for the fiscal quarter ending March 31, 2025 and (iii) on or prior to December 31, 2021, raise additional capital of at least $100,000. The Perceptive Credit Facility contains various affirmative and negative covenants that limit the Company’s ability to engage in specified types of transactions. The Company was in compliance with the covenants under the Amended Perceptive Credit Agreement as of June 30, 2021.

On the Closing Date, Perceptive received a warrant certificate exercisable into 775,000 shares of Series C preferred stock, and upon each borrowing date of Tranche 2 or Tranche 3, the Company will become obligated to issue two additional warrants, the Additional Warrants, to Perceptive each to purchase up to 50,000 shares of Series C preferred stock. In the event the Company issued Series D preferred stock, Perceptive has the right to convert the Series C preferred stock warrant into a warrant to purchase Series D preferred stock, and the exercise price shall be automatically adjusted to equal the original per share price for Series D preferred stock. On the Closing Date, the Company issued freestanding Series C preferred stock warrants to Perceptive, which were converted to Series D preferred stock warrants at the time of the Series D funding round. The Series D preferred stock warrants are exercisable for 1,012,672 shares of Series D preferred stock. The Series D preferred stock

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

warrants have an exercise price of $5.51 per share and expire in 2030. The Company estimated the fair value of the Series D preferred stock warrants at issuance to be $1,803. The warrant is exercisable at any time prior to the ten-year anniversary of the Closing Date of the Credit Agreement. At issuance, the Company determined that the warrant is liability-classified and would be remeasured at fair value each reporting period, with changes in fair value recorded in the consolidated statements of operations and comprehensive loss. The Additional Warrants, when and if issued, shall be issued as warrants to purchase 65,333 shares of Series D-1 preferred stock. On June 11, 2021, Perceptive agreed to the conditional exercise of the 1,012,672 Series D warrants at $5.51 per share subject to and in connection with the closing of the business combination agreement more fully described in Note 7. Perceptive can elect to settle in cash or net exercise based on a per share price of $9.89 per share, the Thimble Point Acquisition Corp., or THMA, closing price on June 22, 2021.

As of June 30, 2021, the Company received proceeds of $28,500, net of fees and expenses of $1,500. The outstanding balance of the Perceptive Credit Facility was:

Perceptive Credit Facility	June 30, 2021
Principal	$30,000
Less: Debt issuance costs and discount at issuance	(3,346)

Net carrying amount	$26,654

Future minimum payments, including contractual interest, under the Perceptive Credit Facility as of June 30, 2021 are as follows:

Years Ending December 31,	Amounts
Remainder of 2021	$1,840
2022	3,650
2023	3,650
2024	10,603
2025 and thereafter	24,039

Total	$43,782

Less:
Interest payable	(13,782)
Unamortized debt issuance costs	(3,346)
Current portion of long-term debt	(26,654)

Long-term debt	$—

SVB Term Loan (Extinguished June 30, 2020)

On June 30, 2020, using the proceeds from the Perceptive Credit Facility, the Company paid the then outstanding principal of $14,889, outstanding interest, a termination fee of $169 and a final payment amount of $1,080, which was equal to 6.75% of all amounts borrowed under the term loan on its then existing loan and security agreement with Silicon Valley Bank, or SVB, or the SVB Term Loan resulting in a loss on extinguishment of debt of $998.

As part of entering into the amendments to the SVB Term Loan in 2019 and 2018, the Company issued warrants to purchase 17,019 and 28,486 shares of common stock, respectively, at an exercise price of $1.60 and $1.05 per

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

share, respectively, in cash or pursuant to the net exercise provisions of the warrants. The Company estimated the fair value of the warrants at issuance to be $27 and $29, respectively, using the Black Scholes option-pricing model. The warrants expire on June 28, 2029 and June 8, 2028, respectively. In addition, in connection with a borrowing in 2020 the Company issued warrants to purchase 35,817 shares of common stock at an exercise price of $1.60 per share in cash or pursuant to the net exercise provisions of the warrants. The Company estimated the fair value of the warrants at issuance to be $57, using the Black Scholes option-pricing model. The warrants expire on April 29, 2030. As of June 30, 2021, the warrants had not yet been exercised and remain outstanding. The warrants are automatically exercised through cashless exercise if not exercised prior to the expiration date.

In addition, in 2016 with the initial SVB Term Loan, the Company granted the lender a Series A preferred stock warrant which is exercisable for 32,711 shares of Series A preferred stock. The exercise price of the Series A preferred stock warrant is $0.9171 per share and the Series A preferred stock warrant expires on December 22, 2026. On July 9, 2021, SVB agreed to the conditional exercise of the 32,711 Series A warrants at $0.9171 and 28,486 and 52,836 of the common stock warrants at $1.05 and $1.60 per share, respectively subject to and in connection with the closing of the business combination agreement more fully described in Note 7. SVB can elect to settle in cash or net exercise based on a per share price of $9.89 per share THMA, closing price on June 22, 2021.

7.	COMMITMENTS AND CONTINGENCIES

Leases

As of June 30, 2021, the Company leases office space under non-cancelable operating leases in three cities, Boston, Massachusetts, consisting of approximately 19,000 square feet that will expire on June 1, 2028, including approximately 900 square feet that the Company will take over on January 1, 2022, San Francisco, California, consisting of approximately 17,000 square feet that will expire on July 31, 2025 and Raleigh, North Carolina, consisting of approximately 7,700 square feet that will expire on May 31, 2026.

We recognized rent expense of $1,376 and $1,041 for the six months ended June 30, 2021 and 2020, respectively.

Licenses

As of June 30, 2021, the Company has three license agreements related to its commercialized products. The Company pays minimum annual royalties to the Invention Science Fund I, LLC, or ISF, for its commercialized products. In addition, the Company pays minimum annual maintenance fees to Red 5 Group, LLC, or Red 5, in connection with reSET and reSET-O and royalties based on net revenues of the sales of Somryst to BeHealth Solutions, LLC, or BeHealth, and the University of Virginia Patent Foundation, or UVPF. For the six months ended June 30, 2021, the Company recorded minimum annual royalty fees of $500 and $125 to ISF and Red 5, respectively. For the six months ended June 30, 2020, the Company recorded minimum annual royalty fees of $400 and $125 to ISF and Red 5, respectively. For the six months ended June 30, 2021 and 2020, the Company recorded de minimis royalties to BeHealth and UVPF.

On July 1, 2021, the parties amended the Amended Red 5 License Agreement to further clarify certain terms and increase the royalty rate by a de minimis amount.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

Guarantees and Indemnifications

As permitted under Delaware law, the Company indemnifies its officers, directors and employees for certain events or occurrences that happen by reason of the relationship with, or position held at, the Company. For the six months ended June 30, 2021 and 2020, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding as of June 30, 2021. The Company does not expect significant claims related to these indemnification obligations and consequently concluded that the fair value of these obligations is negligible and no related accruals were recorded.

Legal Proceedings

The Company is also involved from time to time in various legal proceedings arising in the normal course of business. Although the outcomes of potential legal proceedings are inherently difficult to predict, the Company does not expect the resolution of these occasional legal proceedings to have a material adverse effect on its financial position, results of operations, or cash flow.

Business Combination Agreement and Plan of Merger

On June 21, 2021, the Company entered into a Business Combination Agreement, or the BCA, with THMA, a special purpose acquisition company, to effect a business combination among THMA, Oz Merger Sub, Inc., or Merger Sub, and the Company. Pursuant to the BCA, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of THMA, and THMA will be named Pear Holdings Corp. The Company will be considered the accounting acquirer under ASC, Topic 805, Business Combinations. The merger is expected to close in the second half of 2021. Upon the effectiveness of the merger, each share of the Company’s convertible preferred stock and each share of the Company’s common stock will be converted into the right to receive such number of shares of Class A common stock of THMA, or THMA Common Stock, pursuant to a share exchange formula set forth in the BCA. The aggregate consideration for the transaction payable to the Company’s existing stockholders shall be equal to $1,200,000 of THMA Common Stock. The consummation of the proposed transaction is subject to the receipt of the requisite approval of the stockholders of each of THMA and the Company and the fulfillment of certain other closing conditions. On June 11, 2021, the holder of all 1,012,672 Series D preferred stock warrants agreed to the conditional exercise of the warrants at $5.51 per share subject to and in connection with the closing of the business combination. The Series D preferred stock warrants holders can elect to settle in cash or net exercise based on a per share price of $9.89 per share, the THMA closing price on June 22, 2021.

Purchase Commitment

In connection with the execution of the BCA, THMA entered into subscription agreements with certain parties subscribing for THMA Class A Shares, pursuant to which the subscribers have agreed to purchase, and THMA has agreed to sell to the Subscribers, THMA Class A Shares, for a purchase price of $10.00 per share. The subscriptions are expected to close substantially concurrently with the closing of the BCA. The consummation of the subscriptions is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the merger. Palantir Technologies, Inc., or Palantir, entered into a subscription agreement on June 21, 2021, and has committed to purchasing $10,000 of THMA Class A Shares at the time of the closing of the BCA.

On June 17, 2021, and later amended on August 4, 2021, the Company entered into a non-cancelable purchase obligation for a data foundry cloud subscription, including support services, updates and related professional services with Palantir for $9,300 payable over three years, continuing through September 30, 2024. Through June 30, 2021, the Company recorded $5 under the terms of the agreement.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

8.	CONVERTIBLE PREFERRED STOCK

As of June 30, 2021, Convertible Preferred Stock consists of the following:

Preferred Series	Par Value	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference	Conversion Price/Share
Series A	$0.0001	20,385,183	20,308,856	$26,708	$55,876	$0.9171
Series B	0.0001	11,808,789	11,808,789	50,686	152,925	4.3167
Series C	0.0001	8,951,819	8,951,819	64,197	193,185	7.1935
Series D-1	0.0001	16,436,653	15,293,315	109,633	300,000	6.5388
Series D-2	0.0001	8,109,888	8,109,888	40,168	96,000	3.9458

Total		65,692,332	64,472,667	$291,392	$797,986

Series D-1 Extension

On February 23, 2021, the Company issued 3,058,665 shares of Series D-1 convertible preferred stock at the price of $6.5388 per share, resulting in proceeds of $20,000, or the D-1 Extension and incurred issuance costs totaling $83. In connection with the Series D-1 Extension, the Company recorded a loss of $2,053, which represents the amount by which the fair value of the shares exceeded the cash proceeds received.

9.	COMMON STOCK

On January 26, 2021, the Company’s board of directors reduced the number of authorized shares from 100,000,000 shares to 90,000,000 and then on February 21, 2021, the Company’s board, in connection with the Series D-1 offering, increased the number of common shares from 90,000,000 to 93,000,000. All of the outstanding shares of common stock have been duly authorized and are fully paid and nonassessable. Each share of common stock is entitled to one vote; there is no cumulative voting. The holders of shares of common stock are entitled to receive dividends if and when declared by the board of directors.

Common Stock Reserved

The number of shares of common stock that have been reserved for the potential conversion of Series A, B, C and D preferred stock, the warrants associated with the Company’s credit facility and prior term loan and outstanding stock options granted and stock options available for grant under the Company’s 2013 Stock Incentive Plan, or the Stock Incentive Plan, as of June 30, 2021, are as follows:

Share Class	Number of Shares
Conversion of Series A preferred stock	20,308,856
Conversion of Series B preferred stock	11,808,789
Conversion of Series C preferred stock	8,951,819
Conversion of Series D preferred stock	23,403,203
Warrants	1,126,705
Shares reserved for the issuance of warrants	283,599
Outstanding common stock options	10,106,224
Common stock options available for grant	3,985,111

Total number of shares	79,974,306

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

10.	STOCK-BASED COMPENSATION

For the six months ended June 30, 2021 and 2020, the Company incurred stock-based compensation expenses of $1,035 and $919, respectively.

2013 Stock Incentive Plan

On December 20, 2013, the Company’s board of directors adopted the 2013 Stock Incentive Plan, or the Plan, which provided for the grant of stock options, both incentive stock options and nonqualified stock options and restricted stock, collectively Equity Awards for up to 3,000,000 shares of common stock in the aggregate.

The Plan may be amended by the Company’s board of directors. If shareholder approval is not obtained within twelve months after any amendment increasing the number of shares authorized under the Plan or changing the class of persons eligible to receive stock options under the Plan, no stock option granted pursuant to such amendments may be incentive stock options and no incentive stock options may be issued pursuant to such amendments thereafter. On November 3, 2020, the Company’s board of directors amended the Plan to increase the maximum number of shares of Common Stock that may be issued under the Plan to 16,727,451. Stockholder approval of such amendments was timely obtained. As of June 30, 2021, there were 3,985,111 shares of common stock available to be issued under the Plan.

Stock options are granted with an exercise price equal to the fair market value on the date of grant. Awards may contain service conditions or service and performance conditions and typically vest over one to four years. Options granted under the Plan expire on the date specified in the applicable Option Agreement, provided that such date may not be later than ten years after the date on which the common stock option is granted (or five years in the case of incentive stock options granted to certain large stockholders), in either case, subject to earlier termination as provided in the Plan or Option Agreement.

During the six months ended June 30, 2021 and 2020, the Company granted stock options, to purchase 2,619,900 and 1,762,500 shares of common stock with aggregate grant date fair values of $2,743 and $1,685, respectively.

Common Stock Options

The combined stock option activity for the six months ended June 30, 2021, is as follows:

	Stock Options	Weighted Average Exercise Price
Options outstanding at December 31, 2020	9,250,333	$1.37
Granted	2,619,900	$1.97
Exercised	(630,051)	$1.05
Canceled and forfeited	(1,133,958)	$1.62

Options outstanding at June 30, 2021	10,106,224	$1.52

Exercisable at June 30, 2021	4,220,924	$1.19

The weighted-average grant date fair value of stock options granted during the six months ended June 30, 2021, was $1.05 share. The fair value of stock options that vested during the six months ended June 30, 2021 was $978.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

As of June 30, 2021, the total unrecognized compensation costs related to non-vested stock options were approximately $5,352 and are expected to be recognized over a weighted average period of 2.8 years.

Stock Compensation Expense

The assumptions used to estimate the grant date fair value using the Black-Scholes option pricing model were as follows:

	Six Months Ended June 30,
	2021	2020
Risk-free interest rate	0.84%	0.59%
Expected volatility	70.63%	66.64%
Expected term (years)	5.67-6.0	5.57-6.70
Expected dividend yield	—%	—%

The Company has classified stock-based compensation in its condensed consolidated statements of operations and comprehensive loss as follows:

	Six Months Ended June 30,
	2021	2020
Cost of product revenue	$13	$—
Research and development	378	351
Selling, general and administrative	644	568

Total stock-based compensation expense	$1,035	$919

11.	INCOME TAXES

During the six months ended June 30, 2021 and 2020, the Company recorded a full valuation allowance on federal and state deferred tax assets since management does not forecast the Company to be in a taxable position in the near future.

12.	NET LOSS PER SHARE

For periods in which the Company reports a net loss attributable to common stockholders, potentially dilutive securities have been excluded from the computation of diluted net loss per share as their effects would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	Six Months Ended June 30,
	2021	2020
Convertible preferred stock (as converted to common stock)	64,472,667	44,693,053
Outstanding common stock options	10,106,224	10,249,911
Warrants to purchase common stock	1,126,705	989,033

Total	75,705,596	55,931,997

PEAR THERAPEUTICS, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

(unaudited)

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company for each of the six months ended June 30:

	Six Months Ended June 30,
	2021	2020
Numerator:
Net loss	$(52,594)	$(29,910)
Denominator:
Weighted-average common shares outstanding, basic and diluted	11,341,935	14,975,024

Net loss per share attributable to common stockholders, basic and diluted	$(4.64)	$(2.00)

13.	RELATED-PARTY TRANSACTIONS

Certain holders of Series A preferred stock had representation on the Company’s board of directors and purchased shares of Series B preferred stock pursuant to the Series B Agreement. Certain holders of Series A and B preferred stock had representation on the Company’s board of directors and purchased shares of Series C preferred stock pursuant to the Series C Agreement. Certain holders of Series A, B and C preferred stock had representation on the Company’s board of directors and purchased shares of Series D preferred stock pursuant to the Series D Agreement.

In December 2020, in connection with the D-2 Preferred Stock offering, the Company completed a tender offer. In connection with the tender offer, the Company purchased 2,788,732 shares of common stock from the CEO, and 41,100 common shares from certain eligible employees, at a purchase price of $3.9433 per share totaling $11,159 and resulting in a stock-based compensation expense of $7,254, representing the difference between the purchase price and the estimated fair value of the common stock on the date of the sale. The Company also repurchased 1,656,467 common shares from other shareholders for a total purchase price of $6,532. In total, the Company repurchased 4,486,299 shares of common stock from investors having a total purchase price of $17,691.

14.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

* * * * * *

Annex A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

THIMBLE POINT ACQUISITION CORP.,

OZ MERGER SUB, INC.,

AND

PEAR THERAPEUTICS, INC.

DATED AS OF JUNE 21, 2021

A-i

A-ii

EXHIBITS AND SCHEDULES

Exhibit A	Form of Subscription Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Stockholder Lock-Up Agreement
Exhibit E	Form of THMA Certificate of Incorporation
Exhibit F	Form of THMA Bylaws
Exhibit G	Form of THMA Incentive Equity Plan
Exhibit H	Form of THMA ESPP
Exhibit I	Form of Surviving Corporation Certificate of Incorporation
Exhibit J	Form of Surviving Corporation Bylaws
Schedule I	Registration Rights Agreement Signatories
Schedule II	Supporting Company Stockholders

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of June 21, 2021, is made by and among Thimble Point Acquisition Corp., a Delaware corporation (“THMA”), Oz Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Pear Therapeutics, Inc., a Delaware corporation (the “Company”). THMA, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) THMA is a blank check company incorporated in Delaware on December 1, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of THMA that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of THMA, THMA is required to provide an opportunity for holders of THMA Class A Shares sold in THMA’s initial public offering of securities to have their outstanding THMA Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with the consummation of THMA’s initial business combination;

WHEREAS, as of the date of this Agreement, LJ10 LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Stockholders collectively own 6,900,000 THMA Class B Shares;

WHEREAS, the Company has requested that promptly after the execution and delivery of this Agreement, and in any event within twenty-four (24) hours, the Sponsor, the Other Class B Stockholders, THMA and the Company will enter into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) the Sponsor and each Other Class B Stockholder have agreed to vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) and (b) Sponsor waives any adjustment to the conversion ratio set forth in the Governing Documents of THMA or any other anti-dilution or similar protection with respect to the conversion of THMA Class B Shares into THMA Class A Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of THMA;

WHEREAS, concurrently with the execution of this Agreement, certain investors (the “PIPE Investors”), are entering into subscription agreements substantially in the form attached hereto as Exhibit A (each, a “Subscription Agreement”), with THMA, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase on the Closing Date substantially concurrent with the Closing, and THMA has agreed to issue and sell to the PIPE Investors on the Closing Date substantially concurrent with the Closing, the number of THMA Class A Shares provided for in the Subscription Agreements in exchange for an aggregate amount of $102,800,000 (such amount, the “PIPE Investment Amount” and such equity financing under the Subscription Agreements hereinafter referred to as, the “PIPE Financing”);

WHEREAS, concurrently with the execution of this Agreement, THMA and KLP SPAC 1 LLC (“KLP”) are entering into an agreement to amend to that certain Forward Purchase Agreement (the “Forward Purchase Agreement Amendment”), dated February 1, 2021, between THMA and KLP (the “Forward Purchase Agreement”), to (i) eliminate the sale of warrants to purchase THMA Class A Shares as part of such Forward Purchase Agreement and (ii) modify the number of THMA Class A Shares to be sold to KLP at a price of $10.00 per share, in each case, effective as of immediately prior to the Closing;

WHEREAS, at the Closing, THMA, the Sponsor, the Other Class B Stockholders and the Company Stockholders set forth on Schedule I will enter into an amended and restated registration rights agreement,

substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor, the Other Class B Stockholders and the Company Stockholders set forth on Schedule I (i) will agree not to effect any sale or distribution of any Equity Securities of THMA held by any of them during the lock-up period described therein other than pursuant to certain exceptions described therein and (ii) will be granted certain registration rights with respect to their respective THMA Class A Shares;

WHEREAS, the board of directors of THMA (the “THMA Board”) has (a) approved and declared advisable this Agreement, the Ancillary Documents to which THMA is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of THMA and holders of THMA Shares and (c) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which THMA is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of THMA Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has (a) approved and declared advisable this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of Merger Sub and its sole stockholder and (c) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the sole stockholder of Merger Sub;

WHEREAS, THMA, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has (a) approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of the Company and holders of Company Shares and (c) resolved to recommend, among other things, approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, THMA has requested that promptly after the execution and delivery of this Agreement and in any event within twenty-four (24) hours, as a condition and material inducement to THMA’s and Merger Sub’s willingness to enter into this Agreement, that each Company Stockholder listed on Schedule II attached hereto (collectively, the “Supporting Company Stockholders”) deliver duly executed transaction support agreements, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”) and to the extent such Supporting Company Stockholder is not listed on Schedule I, lock-up agreements, substantially in the form attached hereto as Exhibit D (each, a “Lock-Up Agreement”), pursuant to which, among other things, each such Supporting Company Stockholder would agree to, among other things, (a) support and vote the shares of the Company Shares beneficially owned by such Supporting Company Stockholder in favor of the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) not transfer its Company Shares from the date of this Agreement until the Company Stockholder Written Consent has been obtained, (c) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing and (d) the termination of certain existing agreements, effective as of the Closing; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger, or, if applicable, the Alternative Transaction Structure, be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2013 Stock Incentive Plan” means the Company’s 2013 Stock Incentive Plan.

“Acceleration Event” has the meaning set forth in Section 3.2.

“Additional THMA SEC Reports” has the meaning set forth in Section 5.7(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, solely for the purpose of Section 6.6, the Affiliates of the Sponsor shall be deemed to include LaunchCapital LLC, PV Family Office LLC and their controlled Affiliates (it being understood that any portfolio companies of LaunchCapital LLC and PV Family Office LLC shall be deemed to be Affiliates of the Sponsor).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement and as further defined in Section 9.7.

“Alternative Transaction Structure” has the meaning set forth in Section 6.5(a)(i).

“Ancillary Documents” means the Registration Rights Agreement, Sponsor Support Agreement, the Subscription Agreements, the Transaction Support Agreements, the Lock-up Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA) of 1977, (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery, anti-corruption or anti-money laundering Laws.

“Assumed Warrant” has the meaning set forth in Section 2.5(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“Business” means the business of discovering, developing, manufacturing, marketing, sale and distribution of digital therapeutics to treat serious disease.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Certificates” has the meaning set forth in Section 2.1(a)(vii).

“Change in Recommendation” has the meaning set forth in Section 6.8.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount that may be payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the THMA Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options or the Assumed Warrants at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payment.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of the assets, business or equity securities of another Person or (b) under which any Person(s) makes any equity or similar investment in another Person, in each case, that results, directly or indirectly, in the stockholders of a Person, as applicable, as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 6.4(b).

“Closing Press Release” has the meaning set forth in Section 6.4(b).

“Closing THMA Cash” means an amount equal to: (a) the funds contained in the Trust Account as of the Effective Time (but, for the avoidance of doubt, prior to the payment of any cash to satisfy the redemptions of any THMA Shares pursuant to the THMA Stockholder Redemption, and any cash required to be paid in lieu of fractional shares pursuant to Section 2.8); plus (b) all other cash and cash equivalents of THMA (excluding, for the avoidance of doubt, any amount otherwise included in the Closing THMA Cash pursuant to clauses (a), (c) or (d) of this definition); plus (c) the aggregate amount of cash delivered to THMA at or prior to the Closing in connection with the consummation of the PIPE Financing; plus (d) the aggregate amount of cash delivered to THMA at or prior to the Closing pursuant to the Forward Purchase Agreement; minus (e) the aggregate amount of cash required to be paid to satisfy the redemptions of any THMA Shares pursuant to the THMA Stockholder Redemption; minus (f) Unpaid THMA Expenses.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) acquires or otherwise purchases 25% or more of the assets or businesses of the Company or any of its controlled Affiliates measured by consolidated net revenues, net income or total assets (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any transaction or series of transactions involving any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Common Shares” means the Company’s Common Stock, par value $0.0001 per share.

“Company D&O Persons” has the meaning set forth in Section 6.15(a).

“Company Directors” has the meaning set forth in Section 6.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to THMA by the Company on the date of this Agreement.

“Company Equity Plan” means the Company’s 2013 Stock Incentive Plan.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not billed, due or accrued for, any Group Company in connection with or as a result of the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees, costs, commissions and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any THMA Expenses or the HSR Act filing fee.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) and Section 4.1(b) (Organization and Qualification), Section 4.2(a), Section 4.2(c) and Section 4.2(f) (Capitalization of the Group Companies), Section 4.3 (Authority, Approval and Fairness), Section 4.8(a) (Absence of Changes) and the first sentence of Section 4.17 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed, leased, used or held for use by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by or licensed to any Person (other than a Group Company) that is licensed or sublicensed to any Group Company.

“Company Licensed Patent” has the meaning set forth in Section 4.13(a).

“Company Licensed Registered Intellectual Property” means all Registered Intellectual Property licensed or purported to be licensed by any Group Company from a third party.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the business, operations, results of operations or financial condition of the Group Companies, taken as a whole, or (b) prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (i) general business or economic conditions in or affecting the United States, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) the involuntary termination of any current employee or Contingent Worker of any Group Company or group of current employees or Contingent Worker of any Group Company, regardless of whether any such termination is for “cause” as may be used or defined in any applicable employment agreement, or if no such agreement exists, by applicable Law (except in cases where the Chief Executive Officer and the Chief Financial Officer of the Company are both involuntarily terminated), (viii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters, calamities or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Outstanding Shares” means the total number of Company Common Shares outstanding immediately prior to the Effective Time, expressed on an as-exercised and as-converted to Company Common Share basis (including any Company Common Shares underlying Vested In-the-Money Options (on a net exercise basis) or Company Preferred Shares).

“Company-Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Group Companies.

“Company Preferred Shares” means, collectively, the Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series C Preferred Shares, Company Series D-1 Preferred Shares and Company Series D-2 Preferred Shares.

“Company Product” means each product candidate or product that is being researched, tested, developed, manufactured, marketed, sold or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Group Company, or filed by or on behalf, and in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 4.19.

“Company Related Party Transactions” has the meaning set forth in Section 4.19.

“Company Series A Preferred Shares” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series B Preferred Shares” means the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Company Series C Preferred Shares” means the Company’s Series C Preferred Stock, par value $0.0001 per share.

“Company Series D-1 Preferred Shares” means the Company’s Series D-1 Preferred Stock, par value $0.0001 per share.

“Company Series D-2 Preferred Shares” means the Company’s Series D-2 Preferred Stock, par value $0.0001 per share.

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares.

“Company Stockholder Written Consent” has the meaning set forth in Section 6.13(b).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 6.13(b).

“Company Stockholders” means, collectively, the holders of Company Shares (whether as Company Common Shares or Company Preferred Shares) as of any determination time prior to the Effective Time.

“Company Warrants” means any warrant to purchase Company Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 1, 2021, by and between the Company and THMA.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, permit or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Consideration Schedule” has the meaning set forth in Section 2.3.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any independent contractor, consultant, contractor, sub-contractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of their properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 4.13(b).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Directors” has the meaning set forth in Section 6.16(b).

“Directors Proposal” has the meaning set forth in Section 6.8.

“Earn Out Eligible Company Equityholder” means a holder of one or more Company Common Shares or Company Preferred Shares, in each case, immediately prior to the Effective Time.

“Earn Out Notice” has the meaning specified in Section 3.1(a).

“Earn Out Period” means the period beginning on the date that is 90 days after the Closing Date and ending on the date that is the fifth anniversary of the Closing Date.

“Earn Out Pro Rata Share” means the pro rata portion of the Transaction Share Consideration allocated to each Company Stockholder as set forth in the Consideration Schedule pursuant to Section 2.3.

“Earn Out Shares” has the meaning specified in Section 3.1(a).

“Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Eligible Company Equityholder” means a holder of one or more Company Common Shares, Company Preferred Shares or Vested In-the-Money Options, in each case, immediately prior to the Effective Time.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement, or arrangement, change in control plan, program or arrangement, supplemental income arrangement, or vacation plan, in each case that any Group Company maintains, sponsors or contributes to or has any obligation to contribute to, or with respect to which any Group Company has or may reasonably be expected to have any present or future Liability (including as an ERISA Affiliate).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment or workplace health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $1,200,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Fund” has the meaning set forth in Section 2.6(c).

“Excluded Shares” has the meaning set forth in Section 2.9.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan for the benefit of employees employed outside of the United States of America (other than any plans, funds or similar programs that are maintained by a Governmental Entity) and which plan is not subject to ERISA or the Code.

“Forward Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Forward Purchase Agreement Amendment” means the amendment of the Forward Purchase Agreement, dated as of February 1, 2021.

“Fraud” means actual, knowing (with scienter) and intentional common law fraud in the making of any representation or warranty set forth in this Agreement, as construed under the laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) regulatory authority, agency, commission, department, instrumentality or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), in each case, of competent jurisdiction.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Healthcare Laws” means all Laws relating to the Business of the Group Companies, including, as amended from time to time, any such Law pertaining to the research (including preclinical, nonclinical, and clinical research or studies), evaluation, investigation, design, development, testing, analysis, production, manufacture, use, handling, transfer, storing, distribution, clearance, approval, authorization, packaging, labeling, marketing, advertising, promotion, import, export, pricing, third-party reimbursement or sale of the Company Products, including as applicable (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the United States Public Health Service Act (42 U.S.C. § 201 et seq.); (ii) all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L. 114-255), Section 543 of the Federal Public Health Services Act, and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act; Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; TRICARE (10 U.S.C. § 1071 et seq.); (iii) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related the reporting of manufacturer payments or transfers of value to health care professionals; (iv) the Federal Trade Commission Act; and (v) state Laws governing licensure of manufacturers and distributors of the Company Products, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Option” means a Company Option that has a per share exercise price less than the result of (a) Per Share Upfront Consideration multiplied by (b) $10.00.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, and fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Information Statement” has the meaning set forth in Section 6.13(b).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs, industrial design registration and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, whether or not registered, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) Registered Domain Names; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 9.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“KLP” has the meaning set forth in the recitals to this Agreement.

“Latest Balance Sheet” has the meaning set forth in Section 4.4(a).

“Law” means any federal, state, local, foreign, national, international or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation, standard, determination, order, writ, injunction, decree, arbitration award, authorization, license, permit or other binding directive or guidance of a Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.18(b).

“Letter of Transmittal” means the letter of transmittal, in a customary form, and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of THMA and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other similar interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreement” has the meaning set forth in Recitals.

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, information technology systems, data or other materials.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Permits” has the meaning set forth in Section 4.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Newco” has the meaning set forth in Section 6.5(a)(i).

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“Off-the-Shelf Software License” means any non-exclusive license that is made generally and widely available to the public on a commercial basis for off-the-shelf Software and granted to any of the Group Companies under standard terms and conditions, in each case, in exchange for fees not exceeding $250,000 in the aggregate or $100,000 annually.

“Officers” has the meaning set forth in Section 6.16(a).

“Order” means any writ, order, judgment, injunction, binding decision or determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Stockholders” means, collectively, Michael J. Christenson, Meghan M. FitzGerald, Henry S. Miller, Anil Aggarwal, Brian Barth, Michael K. Simon, Michael Tessler and Jarrod Yuster.

“Outstanding Capital Stock” has the meaning set forth in Section 6.18(a).

“Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, or directive of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, in connection with or in respect to COVID-19.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials Deadline” has the meaning set forth in Section 6.17(a).

“PCAOB Year-End Financial Statements” has the meaning set forth in Section 6.17(a).

“Per Share Consideration” has the meaning set forth in Section 2.1(a)(vii).

“Per Share Upfront Consideration” has the meaning set forth in Section 2.1(a)(vii).

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, consents, exemptions, orders or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use, enforceability or operation of the asset subject thereto or, in the aggregate, materially impair the conduct of the business of the Group Companies as presently conducted.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that, alone or in combination, identifies or could reasonably be used to identify an individual, browser or device, or which is otherwise governed, regulated or protected by any applicable Laws relating to privacy or information security.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investment Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Pre-Closing THMA Holders” means the holders of THMA Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 4.20(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply at Closing, or have applied at any time within the last three (3) years, to any of the Group Companies or their Processing of Personal Data.

“Privacy Requirements” has the meaning set forth in Section 4.20(a).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer (including cross-border transfer), import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (including any license identified as an open source license by the Open Source Initiative (www.opensource.org), e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Domain Names” means internet domain names, including domain names registered with a recognized domain name registry (whether or not Marks).

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, in each case, whether registered, issued or applied for in the United States or any other jurisdiction of the world, together with any Registered Domain Names.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of THMA, as amended or supplemented from time to time.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company necessary to research, investigate, develop, design, manufacture, package, label, market, advertise, promote, import, export, test, sample, use, commercialize, sell, offer for sale, or distribute Company Products in the applicable jurisdiction, including marketing applications and regulatory filings submitted to the FDA (including investigation device exemptions, 510(k) submissions, premarket approval applications, and de novo classification requests) and other comparable foreign authorities, manufacturing approvals and authorizations, EC certificates, EC declarations of conformity, clinical trial authorizations and ethical reviews or their national or foreign equivalents, and all applicable product or establishment Permits of any jurisdiction (including manufacturer, distributor or wholesaler licenses or permits, establishment registrations and product listings).

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required THMA Stockholder Approval” means the approval of each of the Required Transaction Proposals by the affirmative vote of the holders of the requisite number of THMA Shares entitled to vote thereon, whether in person or by proxy at the THMA Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of THMA and applicable Law.

“Required Transaction Proposals” has the meaning set forth in Section 6.8.

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the THMA Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 6.4(b).

“Signing Press Release” has the meaning set forth in Section 6.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(a)(i).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, bills, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity with respect to Taxes.

“TCPA” means the Telephone Consumer Protection Act.

“Termination Date” has the meaning set forth in Section 8.1(d).

“THMA” has the meaning set forth in the introductory paragraph to this Agreement.

“THMA Acquisition Proposal” means (a) any transaction or series of related transactions under which THMA or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in THMA or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a THMA Acquisition Proposal.

“THMA Board” has the meaning set forth in the recitals to this Agreement.

“THMA Board Recommendation” has the meaning set forth in Section 6.8.

“THMA Bylaws” has the meaning set forth in Section 2.1(a)(ix).

“THMA Certificate of Incorporation” has the meaning set forth in Section 2.1(a)(ix).

“THMA Class A Shares” means THMA’s Class A common stock, par value $0.0001 per share.

“THMA Class B Shares” means THMA’s Class B common stock, par value $0.0001 per share.

“THMA Director” has the meaning set forth in Section 6.16(b).

“THMA D&O Persons” has the meaning set forth in Section 6.14(a).

“THMA Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by THMA on the date of this Agreement.

“THMA ESPP” has the meaning set forth in Section 6.18.

“THMA Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not billed, due or accrued for, a THMA Party in connection with or as a result of the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) deferred underwriting commissions disclosed in any THMA SEC Reports, (b) the fees, costs, commissions and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, the Trustee and transfer or exchange agent, as applicable, or other agents or service providers of any THMA Party, (c) costs and expenses related to (x) directors’ and officers’ liability insurance with respect to the THMA D&O Persons or (y) the preparation, filing and distribution of the Registration Statement / Proxy Statement and other THMA SEC Reports, (d) amounts outstanding under any Working Capital Loans or pursuant to that Administrative Services Agreement, dated February 1, 2021, between THMA and the Sponsor and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to any THMA Party pursuant to this Agreement or any Ancillary Document, including the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, THMA Expenses shall not include any Company Expenses.

“THMA Financial Statements” means all of the financial statements of THMA included in the THMA SEC Reports.

“THMA Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), the first sentence of Section 5.4 (Brokers) and Section 5.6 (Capitalization of the THMA Parties).

“THMA Incentive Equity Plan” has the meaning set forth in Section 6.18.

“THMA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the business, operations, results of operations or financial condition of the THMA Parties, taken as a whole, or (b) prevent, materially delay or materially impede the ability of any THMA Party to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a THMA Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws (including the Warrant Pronouncement), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any THMA Party operate, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any THMA Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any THMA Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (xi)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters, calamities or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any change, in and of itself, in the market price or trading volume of THMA’s securities (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (viii)), or (x) the consummation of the THMA Stockholder Redemption; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a THMA Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the THMA Parties, taken as a whole, relative to other special purpose acquisition companies operating in the industries in which the THMA Parties operate.

“THMA Non-Party Affiliates” means, collectively, each THMA Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any THMA Related Party (other than, for the avoidance of doubt, any THMA Party).

“THMA Parties” means, collectively, THMA and Merger Sub.

“THMA Related Party” has the meaning set forth in Section 5.9.

“THMA Related Party Transactions” has the meaning set forth in Section 5.9.

“THMA SEC Reports” has the meaning set forth in Section 5.7(a).

“THMA Shares” means, collectively, the THMA Class A Shares and the THMA Class B Shares.

“THMA Stockholder Approval” means the approval of each of the Transaction Proposals by the affirmative vote of the holders of the requisite number of THMA Shares entitled to vote thereon, whether in person or by proxy at the THMA Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of THMA and applicable Law.

“THMA Stockholder Redemption” means the right of the holders of THMA Class A Shares to redeem all or a portion of their THMA Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of THMA.

“THMA Stockholders Meeting” has the meaning set forth in Section 6.8.

“THMA VWAP” means, with respect to a Trading Day, the volume weighted average price for such Trading Day of one THMA Class A Share on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“Trading Day” means any day on which THMA Class A Shares are actually traded on the Trading Market.

“Trading Market” means Nasdaq or such other stock market on which the THMA Class A Shares are trading at the time of the determination.

“Transaction Litigation” has the meaning set forth in Section 6.2(e).

“Transaction Proposals” has the meaning set forth in Section 6.8.

“Transaction Share Consideration” means an aggregate number of THMA Class A Shares equal to the result of (a) the Equity Value divided by (b) $10.00.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 6.13(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Triggering Event” means each of Triggering Event I, Triggering Event II, Triggering Event III and an Acceleration Event.

“Triggering Event I” means the first date on which the THMA VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $12.50 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the THMA Class A Shares occurring on or after the Closing).

“Triggering Event II” means the first date on which the THMA VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $15.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the THMA Class A Shares occurring on or after the Closing).

“Triggering Event III” means the first date on which the THMA VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $17.50 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the THMA Class A Shares occurring on or after the Closing).

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 5.8.

“Trustee” has the meaning set forth in Section 5.8.

“Union” has the meaning set forth in Section 4.14(g).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid THMA Expenses” means the THMA Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding immediately prior to the Effective Time that is not a Vested Company Option.

“Unvested In-the-Money Option” means each In-the-Money Option that is not a Vested In-the-Money Option.

“Vested Company Option” means each Company Option that is vested, unexercised and outstanding as of immediately prior to the Effective Time (but after giving effect to any acceleration of vesting of such Company Option triggered by the transactions contemplated hereby). For purposes of clarification, for any outstanding grants of a Company Option that is partially vested, only the vested portion of such grants shall be considered a Vested Company Option, and the unvested portions of such grants shall be considered an Unvested Company Option.

“Vested In-the-Money Option” means each In-the-Money Option that is a Vested Company Option.

“Warrant Pronouncement” means that certain Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, issued by the SEC on April 12, 2021, and related guidance by the SEC.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, provincial, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Working Capital Loans” means any loan made to THMA by any of the Sponsor, an Affiliate of the Sponsor or any of THMA’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Year End Financial Statements” has the meaning set forth in Section 4.4(a).

ARTICLE 2

MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub and the Company shall consummate the Merger at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Company”).

(ii) At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and THMA (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by THMA and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, by virtue of the Merger, subject to Section 6.15 and Section 6.16, the Governing Documents of the Surviving Company shall be amended and restated such that (x) the certificate of incorporation of the Surviving Company shall be substantially in the form attached hereto as Exhibit I, and (y) the bylaws of the Surviving Company shall be substantially in the form attached hereto as Exhibit J, in each case, until thereafter amended as provided therein or by applicable Law.

(v) The Parties shall take all actions necessary to cause, at the Effective Time, the directors and officers of the Company immediately prior to the Effective Time to be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into one share of common stock, par value $0.0001, of the Surviving Company.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share (other than the Excluded Shares and the Company Shares cancelled pursuant to Section 2.1(a)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and converted into the right to receive (x) the number of THMA Class A Shares equal to the Transaction Share Consideration divided by the Company Outstanding Shares (the “Per Share Upfront Consideration”) and (y) the contingent right to receive Earn Out Shares in accordance with Section 3.1, in each case without interest (together with the Per Share Upfront Consideration, the “Per Share Consideration”). From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), evidencing ownership of the Company Shares, and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled, and no consideration shall be paid with respect thereto.

(ix) The Parties shall take all necessary actions, effective as of the Effective Time, (i) to convert each THMA Class B Share that is issued and outstanding immediately prior to the Merger into one THMA Class A Share, (ii) to amend and restate the Governing Documents of THMA such that the (x) the certificate of incorporation of THMA shall be substantially in the form attached hereto as Exhibit E (the “THMA Certificate of Incorporation”), and (y) the bylaws of THMA shall be substantially in the form attached hereto as Exhibit F (the “THMA Bylaws”) and (iii) to change THMA’s name to “Pear Holdings Corp.”

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”) or in such place or at such other date and/or time as THMA and the Company may agree in writing.

Section 2.3 Consideration Schedule. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to THMA a consideration schedule (the “Consideration Schedule”) setting forth: (a) (i) the name of each Eligible Company Equityholder as of such time, (ii) the number of Company Common Shares held thereby, (iii) the number of each series of Company Preferred Shares held thereby, (iv) the number of Company Shares subject to each Company Option held thereby, as well as whether each such Company Option will be a Vested In-the-Money Option as of immediately prior to the Effective Time, (v) the number of Company Shares subject to the Assumed Warrants held thereby, and (vi) the exercise price of such Company Options or Assumed Warrants, (b) (i) the name of each holder of a Rollover Option or Assumed Warrant, (ii) the number of Rollover Options and Assumed Warrants held thereby, (iii) the number of Company Shares subject to each

Rollover Options and Assumed Warrants held thereby and (iv) the exercise price of such Rollover Options and Assumed Warrants, (c) (i) the Per Share Upfront Consideration, (ii) the portion of the Transaction Share Consideration allocated to each Eligible Company Equityholder and (iii) the Earn Out Pro Rata Share for each Earn Out Eligible Company Equityholder; provided, that such calculation shall not take into account any Rollover Options or any Assumed Warrants held by such Earn Out Eligible Company Equityholder, and (d) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b) and (c) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(d). The Company will review any comments to the Consideration Schedule provided by THMA or any of its Representatives and consider in good faith all reasonable comments on the final Consideration Schedule. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of THMA Class A Shares that each Eligible Company Equityholder will have a right to receive in respect of the Transaction Share Consideration pursuant to Section 2.1(a)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of THMA Class A Shares set forth on the Consideration Schedule that are allocated in respect of Company Shares and Vested In-the-Money Options exceed the Transaction Share Consideration, and (C) in no event shall the Consideration Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.4(d)).

Section 2.4 Treatment of Company Options.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c)), each In-the-Money Option, to the extent then outstanding, shall cease to represent the right to purchase Company Shares and shall be canceled in exchange for an option to purchase THMA Class A Shares (each, a “Rollover Option”) at the Effective Time, and from and after the Effective Time, (i) each outstanding In-the-Money Option shall entitle the holder thereof to acquire the number of THMA Class A Shares (rounded down to the nearest whole number) as set forth in the Consideration Schedule pursuant to Section 2.3; and (ii) the exercise price per share of THMA Class A Shares subject to such assumed In-the-Money Options at and after the Effective Time shall be an amount (rounded up to the nearest cent) as set forth in the Consideration Schedule pursuant to Section 2.3. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the THMA Board (or the compensation committee of the THMA Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. The exchange of each In-the-Money Option shall be performed in a manner that complies with the requirements of Section 409A of the Code or, to the extent such In-the-Money Option is intended to qualify as an incentive stock option, Section 424(a) of the Code.

(b) At the Effective Time, the Company Equity Plan shall terminate and all Company Options (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan, except as otherwise expressly provided for in this Section 2.4 or in Section 6.18.

(c) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) or otherwise, including by providing any written notices required by the Company Equity Plan, to give effect to the provisions of this Section 2.4.

Section 2.5 Treatment of Company Warrants.

(a) At the Effective Time, each Company Warrant, to the extent outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of THMA Class A Shares, in an amount and at an exercise price and subject to such terms and conditions, in each case, as set forth on the Consideration Schedule (each such resulting warrant, a “Assumed Warrant”).

(b) Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the THMA Board (or the compensation committee of the THMA Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options.

Section 2.6 Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, THMA shall appoint Continental (or its applicable Affiliate thereof) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(a)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then (i) THMA and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), (ii) THMA shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and (iii) each of THMA and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld conditioned or delayed).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c) At the Effective Time, THMA shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Eligible Company Equityholders and for exchange in accordance with this Section 2.6 through the Exchange Agent (i) evidence of THMA Class A Shares in book-entry form representing such aggregate number of THMA Class A Shares equal to the Transaction Share Consideration issuable pursuant to Section 2.1(a)(vii) and (ii) an aggregate amount of cash comprising the amounts required to be delivered in respect of Company Common Shares pursuant to Section 2.8. Such deposited THMA Class A Shares representing the Transaction Share Consideration and cash deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by THMA.

(d) Each Eligible Company Equityholder whose Company Common Shares have been converted into the Per Share Upfront Consideration pursuant to Section 2.1(a)(vii) shall receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.6(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of

Company Shares held in book-entry form, a duly, completely and validly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a duly, completely and validly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.6(d) (i) at least one Business Day prior to the Closing Date, then THMA and the Company shall take all necessary actions to (A) deliver THMA Class A Shares representing the portion of the Transaction Share Consideration issuable to such Eligible Company Equityholder pursuant to Section 2.1(a)(vii) in book-entry form and (B) mail a check in the amount of any cash in lieu of fractional shares such Eligible Company Equityholder is entitled to receive pursuant to Section 2.8 by no later than the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then THMA and the Company (or the Surviving Company) shall take all necessary actions to (A) deliver THMA Class A Shares representing the portion of the Transaction Share Consideration issuable to such Eligible Company Equityholder pursuant to Section 2.1(a)(vii) in book-entry form and (B) mail a check in the amount of any cash in lieu of fractional shares such Eligible Company Equityholder is entitled to receive pursuant to Section 2.8 within two (2) Business Days after such delivery.

(f) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Eligible Company Equityholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, the issuance of the applicable portion of the Transaction Share Consideration shall not be reflected unless (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until the applicable portion of the Transaction Share Consideration is obtained by the applicable Company Stockholders in accordance with this Section 2.6, each Company Share (other than, for the avoidance of doubt, the Excluded Shares and the Company Shares cancelled pursuant to Section 2.1(a)(viii)) shall solely represent the right to receive the Per Share Consideration into which such Company Share is converted pursuant to Section 2.1(a)(vii).

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(i) Any portion of the Exchange Fund not obtained by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to THMA or as otherwise instructed by THMA, and any Company Stockholder who has not obtained the applicable portion of the Transaction Share Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to THMA for such portion of the Transaction Share Consideration, without any interest thereon. None of THMA, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration not obtained by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of THMA free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7 Withholding. THMA, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required or permitted to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to THMA, the Group Companies or the Exchange Agent making any deduction or withholding determined to be required under applicable Tax Law, the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.8 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing a fractional share of THMA Class A Shares shall be issued upon the conversion of Company Common Shares or Vested In-the- Money Options, as applicable pursuant to this Article 2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of THMA Class A Shares. In lieu of the issuance of any such fractional share, THMA shall pay to each Eligible Company Equityholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a THMA Class A Share to which such holder otherwise would have been entitled but for this Section 2.8, multiplied by (b) $10.00. The payment of cash in lieu of fractional shares of THMA Class A Shares is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 2.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the portion of the Transaction Share Consideration and cash in lieu of fractional shares of THMA Class A Shares, in each case, payable or issuable pursuant to this Article 2, had such lost, stolen or destroyed Certificate been surrendered.

Section 2.10 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, no Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Consideration with respect to the Company Common Shares owned by such Person (“Excluded Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Such Person shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to his, her or its Excluded Shares.

(b) The Company shall give THMA prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except after good faith consultation with THMA, voluntarily make any payment with respect to any demands for appraisal, or enter into any settlement in connection with any such demands.

ARTICLE 3

EARN OUT

Section 3.1 Company Earn Out.

(a) Following the Closing, and as additional consideration for the Merger and the other transactions contemplated by this Agreement, within ten (10) Business Days after the occurrence of a Triggering Event,

THMA shall notify in writing (an “Earn Out Notice”) each Earn Out Eligible Company Equityholder (in accordance with its respective Earn Out Pro Rata Share) that they are eligible to receive the following shares of THMA Class A Shares, as applicable (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the THMA Class A Shares occurring on or after the Closing and prior to the date of such issuance, the “Earn Out Shares”). Unless the Earn Out Eligible Company Equityholder has provided written notification to THMA within ten (10) Business Days following the receipt of the Earn Out Notice by the Earn Out Eligible Company Equityholder that such Earn Out Eligible Company Equityholder is required to file a notification pursuant to the HSR Act with respect to such Earn Out Shares (in such event THMA shall not, and the form of the Earn Out Notice shall specifically state that in such event THMA will not, issue any Earn Out Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated), THMA shall issue or cause to be issued, upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i) Upon the occurrence of Triggering Event I, a one-time issuance of an aggregate of 4,131,875 Earn Out Shares;

(ii) Upon the occurrence of Triggering Event II, a one-time issuance of an aggregate of 4,131,875 Earn Out Shares; and

(iii) Upon the occurrence of Triggering Event III, a one-time issuance of an aggregate of 4,131,875 Earn Out Shares.

(b) For the avoidance of doubt, the Earn Out Eligible Company Equityholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that in no event shall the Earn Out Eligible Company Equityholders be entitled to receive Earn Out Share prior to the date that is 90 days after the Closing or after the fifth anniversary of the Closing; provided, further, that each Triggering Event shall only occur once, if at all, and in no event shall the Earn Out Eligible Company Equityholders be entitled to receive more than an aggregate of 12,394,625 Earn Out Shares; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or over the same overlapping trading days.

(c) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of THMA Class A Shares shall be issued in respect of Earn Out Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of THMA Class A Shares. In lieu of the issuance of any such fractional shares, the Exchange Agent shall round up or down to the nearest whole share of THMA Class A Shares, as applicable, with a fraction of 0.5 or more rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(d) All Earn Out Shares to be issued and delivered in connection with this Article 3 to the Earn Out Eligible Company Equityholders shall be, upon issuance and delivery of such Earn Out Shares, duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

Section 3.2 Acceleration Event. If, during the Earn Out Period, there is a Change of Control Transaction with respect to THMA (or a successor or parent company thereof) (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control Transaction, (a) all of the Triggering Events shall have been deemed to occur, (b) THMA shall notify in writing the Earn Out Eligible Company Equityholders that it intends to issue all of the Earn Out Shares to the Earn Out Eligible Company Equityholders (in accordance with their Earn Out Pro Rata Share), (c) unless the Earn Out Eligible Company Equityholder has provided written notification to THMA within ten (10) Business Days following the receipt of such notice by the Earn Out Eligible Company Equityholder that such Earn Out Eligible Company Equityholder is required to file a notification pursuant to the HSR Act with respect to such Earn Out Shares (in such event THMA shall not, and the form of the Earn Out Notice shall specifically state that THMA shall not, issue any Earn Out Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated), THMA shall issue to the Earn Out Eligible Company Equityholders (in accordance with their Earn Out Pro Rata Share) an aggregate amount of 12,394,625 Earn Out Shares less the number of Earn Out Shares previously issued, if any, and (d) following such issuance, this Article 3 shall terminate and no further Earn Out Shares shall be issuable hereunder.

Section 3.3 Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares, including the issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 3.2, shall be treated as an adjustment to the Transaction Share Consideration for income Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the THMA Parties as of the date of this Agreement (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 4.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 4.1(a) of the Company Disclosure Schedules sets forth a true and complete list of each of the Group Companies and its jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company have been made available to THMA, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in material breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 4.2 Capitalization of the Group Companies.

(a) Section 4.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company authorized, issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of Company Shares subject to Company Options on the date of grant, and (F) the number of Company Shares subject to Company Options as of the date of this Agreement and (iv) with respect to each Company Warrant, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of Company Shares subject to the Company Warrant on the date of grant, and (F) the number of Company Shares subject to the Company Warrant as of the date of this Agreement. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of, and are not subject to, any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws. Except for the Company Options set forth on Section 4.2(a) of the Company Disclosure Schedules or the Company Options either permitted by Section 6.1(b) or issued, granted or entered into in accordance with Section 6.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that require or would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. The Company has no Company Shares reserved for issuance, except for 16,727,451 Company Common Shares reserved for issuance pursuant to Company Equity Plan and pursuant to Company Warrants. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). There are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities, right to acquire any such Equity Security or securities convertible into or exchangeable for any Equity Security in each case of any Person other than a Group Company and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 4.2(e) of the Company Disclosure Schedules sets forth a list of all material Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) There are no Employee Benefit Plans, Contracts or other arrangements that provide for Change of Control Payments.

(g) Each Company Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a Company Share on the date of such grant determined in a manner consistent with Section 409A of the Code. Upon the issuance of any Company Common Shares in accordance with the terms of the Company Equity Plan, such Company Common Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Each Company Option is an In-the-Money Option.

Section 4.3 Authority; Approval and Fairness.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) The board of directors of the Company has (i) unanimously approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (ii) determined that Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of the Company and holders of Company Shares and resolved to recommend, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon, and (iii) directed that this Agreement be submitted to the holders of shares of Company Shares for their adoption.

(c) The Company Stockholder Written Consent, upon delivery to the Company as provided in Section 228 of the DGCL and subject to the notice requirements thereof, shall be sufficient to adopt this Agreement and approve the Merger on behalf of the Company pursuant to the Laws of the State of Delaware.

Section 4.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to THMA a true and complete copy of the consolidated balance sheets of the Group Companies audited in accordance with AICPA standards as of December 31, 2019 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies audited in accordance with AICPA standards for the period then ended, (ii) the draft unaudited consolidated balance sheets, statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of December 31, 2020 (together with the financial statements as of December 31, 2019, the “Year End Financial Statements”), and (iii) the draft unaudited consolidated balance sheets of the Group Companies as of March 31, 2021 (the “Latest Balance Sheet,” and collectively, the “Financial Statements”), each of which are attached as Section 4.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes and schedules thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Except (i) as set forth on the face of the Year End Financial Statements for 2020, (ii) for Liabilities incurred in the ordinary course of business since the date of the Year End Financial Statements for 2020 (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for

Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for executory obligations under contracts to which any member of the Group Companies is a party (other than Liabilities for breach thereof) and (v) for Liabilities that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP consistently applied and in accordance with past practice.

(c) The Group Companies have established and maintain systems of internal accounting controls that are sufficient to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are true and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d) In the past three (3) years, there has not been any (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies. In the last three years, no Group Company has received any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim in respect of the matters described in the foregoing sentence. The Company has not had any material complaints made or concerns raised by any employee, contractor or Representative relating to a violation of Laws. The Company has not had any material written complaints made by any employee, contractor or Representative related to foregoing clauses (i) through (iii) of this Section 4.4(d).

Section 4.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent of, with or made to any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other Consents the absence of which would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract, (B) any other Contract to which any Group Company is a party or (C) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii)(B), (ii)(C) and (iv) above, as would not have, and would not reasonably be expected to have, a

Company Material Adverse Effect. The performance by the Company of its obligations under Section 6.6 will not, directly or indirectly, result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any other Contract to which any Group Company is a party.

Section 4.6 Permits. Each of the Group Companies has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”). Each Material Permit is in full force and effect in accordance with its terms and no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies. The Group Companies have not breached or violated and are not otherwise in default in any material respect under any Material Permit.

Section 4.7 Material Contracts.

(a) Section 4.7(a) of the Company Disclosure Schedules sets forth a true and complete list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 4.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) relating to Indebtedness of any Group Company or to the placing of a material Lien (other than any Permitted Lien) on any assets or properties of any Group Company;

(ii) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) under which any Group Company is lessee of or holds, in each case, any tangible or real property owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;

(iii) any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments and the fair market value of such tangible property do not exceed $100,000;

(iv) any Contract between any of the Group Companies and any service or marketplace provider relating to the distribution or availability of any Group Company Software or products on or through any application store or similar digital distribution market or mechanism;

(v) any joint venture, profit-sharing, partnership, collaboration, co-existence, co-promotion or commercialization Contract that governs the research, development, ownership, enforcement, use, or other exploitation of any Intellectual Property Rights or other assets material to the Business;

(vi) any Contract pursuant to which any Group Company grants or receives any material license, sublicense, covenant not to sue or similar right (whether or not exercisable) in or with respect to Intellectual Property Rights, in each case, other than (A) any Off-the-Shelf Software Licenses (excluding licenses with customers), (B) open source licenses with respect to third-party Software, (C) non-exclusive licenses granted in the ordinary course of business by any Group Company to its customers that conform in all material respects with a standard form agreement made available to THMA, and (D) non-disclosure agreements and licenses granted by Group Company employees, individual consultants or individual contractors to any Group Company that conform in all material respects with a standard form agreement made available to THMA;

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of THMA or any of its Affiliates after the Closing, (B) contains any exclusivity provision that binds the Company or any other obligations or restrictions that limits the Company’s ability to conduct its business in the ordinary course, (C) contains any other provisions that restricts the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties or that would so limit or purports to limit, in any material respect, THMA or any of its Affiliates after the Closing, or (D) requires any Group Company to purchase or otherwise obtain any product or service exclusively from a single third party;

(viii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,000,000 annually or (B) $2,500,000 over the life of the agreement;

(ix) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company;

(x) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person in excess of $250,000;

(xi) any Contract required to be disclosed on Section 4.19 of the Company Disclosure Schedules;

(xii) any Contract with any Person (A) pursuant to which any Group Company (or THMA or any of its Affiliates after the Closing) is required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case in excess of $1,000,000, or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xiii) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $400,000 or (B) that provides for severance or any other post-termination payments or benefits;

(xiv) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee or Contingent Worker of a Group Company pursuant to which any Group Company, as of the Closing, has or will have an obligation to pay severance or other post-termination pay;

(xv) any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xvi) any collective bargaining agreements and any other agreements executed with a union or similar organization;

(xvii) any Contract for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person, or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xviii) any Contract for the settlement or conciliation of a Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments in excess of $500,000 after the date of this Agreement, (B) which is a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligation on any Group Company (or THMA or any of its Affiliates after the Closing);

(xix) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,500,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xx) any Contract that prohibits the payment of dividends or distributions in respect of the Equity Securities of the Company, the pledging of the capital stock or other Equity Securities of the Company or the incurrence of Indebtedness by the Company;

(xxi) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock, assets or business of any other Person;

(xxii) any research or development Contract with annual payments in excess of $250,000; and

(xxiii) each Contract containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, any counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder and (iii) the Group Companies have not received any written notice of default under any Material Contract. The Company has made available true and complete copies of each Material Contract, including any amendments and supplements thereto, and a written description of each oral Material Contract. No counterparty to any Material Contract has exercised or threatened in writing, any force majeure (or similar) provision in any Material Contract in relation to COVID-19.

Section 4.8 Absence of Changes.

(a) Since December 31, 2020, no Company Material Adverse Effect has occurred.

(b) From the date of the Latest Balance Sheet through the date of this Agreement, except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of THMA if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b)(i), Section 6.1(b)(viii), Section 6.1(b)(ix), Section 6.1(b)(xiii), Section 6.1(b)(xiv), Section 6.1(b)(xvi), Section 6.1(b)(xvii) and Section 6.1(b)(xxii) (to the extent relating to the foregoing clauses of Section 6.1(b)).

Section 4.9 Litigation. There is (and since the Company’s inception there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company that has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 4.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Company’s inception has conducted) its business in compliance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has violated, has been threatened in writing or charged with or given notice of any violation of, or, to the Company’s knowledge, is under investigation with respect to, any provisions of: (i) Laws applicable to lending activities; (ii) the U.S. Foreign Corrupt Practices Act (FCPA) of 1977; (iii) any comparable or similar Law of any jurisdiction; or (iv) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction).

(b) True and complete copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been delivered or made available to THMA: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine written correspondence to and from any governmental agency.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or approval from the Internal Revenue Service with respect to such qualification, or may rely on an opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and, to the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Plan to lose such qualification.

(d) Each Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including, without limitation, ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(e) No Group Company nor any ERISA Affiliate has in the past six (6) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither any Group Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f) No Group Company nor any ERISA Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar Law or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof), and no Group Company has ever formally promised to provide such post-termination benefits.

(g) Each Employee Benefit Plan may be amended, terminated or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law. Except as required by applicable Law, no Group Company has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(h) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or, to the Company’s knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i) Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably expected to (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment, benefit or severance pay to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) further restrict any rights of the Group Companies to amend or terminate any Employee Benefit Plan, (iii) otherwise give rise to any material liability under any Employee Benefit Plan, or (iv) in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(j) The Group Companies have no obligation to make any tax “gross-up” or similar “make whole” payments.

(k) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Group Company (including severance, termination notice, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 4.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any applicable Environmental Laws.

(b) There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to applicable Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances in violation of applicable Environmental Laws.

(d) The Group Companies have made available to THMA copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current operations, properties or facilities of the Group Companies.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property (including, for the avoidance of doubt, Registered Domain Names), and including Registered Intellectual Property co-owned by any Group Company, (ii) Company Licensed Registered Intellectual Property that constitutes an issued Patent or pending Patent application owned by or registered to a third party (each, a “Company Licensed Patent”), (iii) material unregistered Marks owned by any Group Company, in each case, as of the date of this Agreement. Section 4.13(a) of the Company Disclosure Schedules lists, for each Company Licensed Patent as of the date of this Agreement, whether such item is licensed on an exclusive or non-exclusive basis. Section 4.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property and each Company Licensed Patent as of the date of this Agreement (A) whether owned, co-owned, or licensed, and the record owner or owners of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, (D) the issuance, registration or application number, as applicable, for such item, (E) deadlines due prior to December 31, 2021 and (F) whether such Company Registered Intellectual Property is subject to any Contract or other present or contingent obligation as a result of any funding or support from, or any arrangement with, any Governmental Entity, nonprofit organization or educational institution. Section 4.13(a) of the Company Disclosure Schedules lists, for each item of material unregistered Marks owned by any Group Company the date of first use of the Mark in U.S. commerce and the goods or services for which the material unregistered mark is in use in U.S. commerce.

(b) All necessary fees and filings with respect to any material Company Registered Intellectual Property, and to the Company’s knowledge, all material Company Licensed Patents, have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There have not been and, as of the date of this Agreement, are no material Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, cancellation or similar administrative proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person, and to the Company’s knowledge, as of the date of this Agreement, there are no facts or circumstances that would reasonably be expected to give rise to any material Proceeding.

(c) A Group Company exclusively owns or co-owns, as indicated in Section 4.13(a) of the Company Disclosure Schedules, all right, title and interest in and to all material Company-Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has expressly assigned their rights in writing to a Group Company and such assignments have been or shall be, upon Closing, recorded with the United States Patent and Trademark Office or relevant foreign intellectual property office, as applicable. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company-Owned Intellectual

Property or Company Licensed Intellectual Property used in the business as currently conducted to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis.

(d) Each Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and/or otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and/or otherwise exploited by such Group Company, and (y), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) To the Company’s knowledge, (i) the Company-Owned Intellectual Property and the Company Licensed Intellectual Property, constitute all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects, and (ii) the Group Companies’ rights in such Intellectual Property Rights will survive the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, in each case, without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect thereto; provided, however, the Group Companies’ rights in owned patents and patent applications may be subject to ordinary course modifications, cancellations, terminations, suspensions of, accelerations of rights, obligations or payments by the Company in the ordinary course of patent prosecution in the United States Patent and Trademark Office or a foreign patent office in a manner consistent with past practices.

(f) The Company Registered Intellectual Property and the Company Licensed Registered Intellectual Property is subsisting, and, to the knowledge of the Company, valid, and enforceable (except for applications for Registered Intellectual Property that have not issued), and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company-Owned Intellectual Property and the Company Licensed Registered Intellectual Property, are valid and enforceable (except for applications for Registered Intellectual Property that have not issued). No representation or warranty in Section 4.13(e) or this Section 4.13(f) shall apply to infringement of any intellectual property rights or assets.

(g) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company-Owned Intellectual Property since the Company’s inception (each such person, a “Creator”) have agreed in writing to maintain and protect the trade secrets and confidential information of all Group Companies. Each Creator has validly and presently assigned in writing such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(h) Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by, possessed or used by any Group Company. Without limiting the foregoing, each Group Company has not disclosed or made available any trade secrets, know-how or confidential information to any other Person other than pursuant to a written confidentiality and non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or of any written obligations with respect to such.

(i) None of the Company-Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company-Owned Intellectual Property or Company Licensed Intellectual Property,

except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(j) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, constituted or resulted from an unauthorized use or misappropriation of or otherwise violated any Intellectual Property Rights of any other Person, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, any material liability or disruption to the Business.

(k) There is and has not in the past six (6) years been any material Proceeding pending nor has any Group Company received in the past six (6) years any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(l) To the Company’s knowledge, no Person has infringed, misappropriated, misused, diluted or violated or is infringing, misappropriating, misusing, diluting or violating any Company-Owned Intellectual Property or Company Licensed Intellectual Property in any material respect, and no Group Company is currently investigating or has made any written claim or filed any Proceeding against any Person alleging any infringement, misappropriation or other violation of any Company-Owned Intellectual Property in any material respect, or has invited any Person to take a license under any Company-Owned Intellectual Property or Company Licensed Intellectual Property outside the ordinary course of business.

(m) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company-Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes material Company-Owned Intellectual Property that is not already publicly disclosed, to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to appropriate valid confidentiality and non-disclosure obligations with respect thereto.

(n) Section 4.13(n) of the Company Disclosure Schedules sets forth all Public Software that is known to be incorporated or embedded in, or linked to, any proprietary Software of a Group Company as of the date of this Agreement. The Group Companies are in material compliance with all licenses governing such Public Software. To the Company’s knowledge, no Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company-Owned Intellectual Property and that is distributed or made available for remote access outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company-Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group

Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company-Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company-Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company-Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to materially and adversely affect the value, use, enforceability, or the Group Company’s ownership rights in any Company-Owned Intellectual Property.

Section 4.14 Labor Matters.

(a) Section 4.14(a) of the Company Disclosure Schedules contains a true and complete list of each employee of each Group Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis; (iv) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (v) bonus and commission potential; (vi) date of hire; (vii) work location; (viii) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (ix) the entity that employs the individual.

(b) Section 4.14(b) of the Company Disclosure Schedules contains a true and complete list of all Contingent Workers of each Group Company as of the date of this Agreement, setting forth for each such individual: (i) a description of his, her, or its services rendered and (ii) the primary location (e.g., U.S. state) from which services are performed.

(c) Each Group Company currently classifies and has classified for the last three (3) years each of its employees as exempt or non-exempt in compliance with the Fair Labor Standards Act and state, provincial, local and foreign wage and hour Laws (as applicable), and is and has been otherwise in compliance with such Laws. To the extent that any Contingent Workers are or were engaged by any Group Company, such Group Company currently classifies and treats them, and has properly classified and treated them for the last three (3) years, as Contingent Workers (as distinguished from employees) in compliance with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

(d) Each Group Company is, and for the past three (3) years has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including but not limited to fair employment practices, pay equity, the classification of independent contractors, the classification of employees and Contingent Workers, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No Group Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(e) In the last three (3) years, (i) no Group Company (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) each Group

Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or Contingent Workers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(f) In the last three (3) years, no Group Company has experienced a “mass layoff” or “plant closing” as defined by WARN, and no Group Company has incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(g) No Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the last three (3) years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the last three (3) years, there have been no labor organizing activities with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

(h) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any applicable employment-related Pandemic Measure. Except as would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, each Group Company has materially complied with (i) all applicable employment-related Pandemic Measures including, without limitation, all applicable COVID-19 related Laws, regulations, orders and guidance of any Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19 related leave Law.

(i) Except as set forth on Section 4.14(i) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management level or key employee, or group of employees or Contingent Workers, has provided notice of any plans to terminate his, her or their employment or service arrangement with any Group Company.

(j) Currently and within the three (3) years preceding the date of this Agreement, no Group Company has been a party to any form of litigation, arbitration, mediation, investigation (including but not limited to material internal investigations), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of any Group Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, the misclassification of employees or Contingent Workers, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or threatened against any Group Company or any employees or Contingent Workers of any Group Company (in their respective capacity as employees or Contingent Workers of any Group Company), as applicable.

(k) Except as set forth on Section 4.14(k) of the Company Disclosure Schedules, each employee of each Group Company is employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written, for a fixed term of employment with any Group Company.

(l) In the last three (3) years, no allegations of sexual harassment or sexual misconduct have been made to any Group Company against any employee, officer, or director of any Group Company and no Group Company has otherwise become aware of any such allegations. To the knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving any Group Company or any employee, officer, or director of any Group Company. In the last three (3) years, there have not been any internal investigations by or on behalf of any Group Company with respect to any claims or allegations of sexual harassment, misconduct or abuse against or involving any employee, officer, or director of any Group Company, nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.

(m) No Group Company (i) is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and/or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(n) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

Section 4.15 Insurance. Section 4.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the transactions contemplated hereby), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and true and complete copies of all such Insurance Policies have been made available to THMA. No claim by any Group Company is pending under any such Insurance Policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 4.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) In the past five (5) years, no written claims have been received by any Group Company from any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is a tax resident only in its jurisdiction of formation.

(m) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any THMA Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that would reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 4.17 Brokers. Except for fees payable to Persons set forth on Section 4.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation. The Company has made available to THMA true and complete copies of all Contracts pursuant to which it is required to make payments to Persons set forth on Section 4.17 of the Company Disclosure Schedules.

Section 4.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 4.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord (or sub-tenant or sub-landlord) as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to THMA. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to the Bankruptcy and Equity Exception). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 4.19 Transactions with Affiliates. Section 4.19 of the Company Disclosure Schedules sets forth (a) all Contracts between (i) any Group Company, on the one hand, and (ii) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (ii), a “Company Related Party”), other than (A) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (B) Contracts with respect to the grant of Company Options that contain terms and conditions that are substantially similar to those in the standard forms made available to THMA, (C) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b) and (D) the Ancillary Documents and any other Contracts that the Group Companies are expressly required to enter into pursuant to this Agreement, and (b) all Contracts that, following the Closing, would be required to be disclosed in THMA’s filings with the SEC as a “related party transaction” under the Federal Securities Laws. No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, or has any claim or cause of action against, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.19 are referred to herein as “Company Related Party Transactions”.

Section 4.20 Data Privacy and Security.

(a) Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”). Each Group Company has, in the past three (3) years, complied in all material respects with all applicable Privacy Laws, the Privacy and Data Security Policies and contractual obligations entered into by a Group Company relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Data (collectively, the “Privacy Requirements”).

(b) For the past three (3) years, each Group Company has implemented and maintained, consistent with practices reasonable in the industry in which the Group Companies operate and their respective obligations to third parties, security and other measures designed to be adequate to protect the Company IT Systems used by any Group Company to store, process or transmit Intellectual Property Rights of the Company or Personal Data from loss, theft, unauthorized access, use, disclosure or modification, including reasonable measures (no less than reasonable in the industry in which the Group Companies operate) designed to be adequate to (i) secure Company IT Systems from unauthorized access and use by any Person; (ii) defend Company IT Systems against Malicious Code, denial of service attacks, distributed denial of service attacks, hacking attempts, and like attacks and activities by any other Person; and (iii) ensure the continued, uninterrupted, and error-free operation of Company IT Systems, including by employing reasonable security, maintenance, disaster recovery, redundancy, backup, archiving, and anti-virus systems designed to be adequate to maintain and protect the performance, confidentiality, integrity and security of all Company IT Systems (and all software, information and data stored or contained therein or transmitted thereby). To the Company’s knowledge, none of the Company IT Systems or Company Products contain any (A) devices, errors, contaminants or effects that materially disrupt or adversely affect the functionality of any Company IT Systems or Company Products (or any Software stored or contained therein), or enable or assist any Person to access any Company IT Systems (or any software, information or data stored or contained therein or transmitted thereby) without authorization, or (B) Malicious Code.

(c) For the past three (3) years, the Group Companies have conducted privacy and data security testing or audits at reasonable and appropriate intervals, and has used commercially reasonable efforts to resolve or remediate any privacy or data security issues or vulnerabilities identified.

(d) None of the Group Companies have directly, or indirectly, received written notice of any pending claims or Proceedings, nor, to the Company’s knowledge, have there been any material Proceedings or claims against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any Privacy Requirements.

(e) Since the incorporation of the Company, and to the knowledge of the Company, except as set forth on Section 4.20(e) of the Company Disclosure Schedules, (i) there has been no material unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and/or, to the knowledge of the Company, any of the service providers of any Group Company and (ii) there have been no material unauthorized intrusions or breaches of security into any Company IT Systems.

(f) Neither the Company nor, to the Company’s knowledge, any third party acting at the direction or authorization of any Group Company has paid (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, in each case, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(g) Neither the Company nor, to the Company’s knowledge, any third party acting at the direction or authorization of any Group Company has, in the past three (3) years, sent any SMS or text message, or made a telephone call, in material violation of the TCPA, nor has any Group Company, or to the Company’s knowledge, any third party acting at the direction or authorization of any Group Company received written notice of any pending claims or Proceedings related to the TCPA.

(h) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted in all material respects.

Section 4.21 Compliance with International Trade & Anti-Corruption Laws.

(a) None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i)-(iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

(b) None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing has, directly or indirectly, violated any, or been subject to actual or, to the knowledge of the Company, pending or threatened Proceedings, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law.

(d) During the last three years, the Company has complied with all applicable Anti-Corruption Laws.

Section 4.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing THMA Holders or at the time of the THMA Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, notwithstanding the foregoing provisions of this Section 4.22, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not specifically supplied by or on behalf of the Company for use therein.

Section 4.23 Regulatory Compliance.

(a) Section 4.23(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material Regulatory Permits held by the Group Companies, which are the only Regulatory Permits that are necessary for the Group Companies to conduct their Business. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits, and to the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit, and there exist no circumstances that are reasonably likely to result in the loss, suspension revocation, or limitation of any such Regulatory Permit, and (ii) each third party that is a partner, manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all applicable Healthcare Laws insofar as they reasonably pertain to the Company Products.

(b) There is (and since the Company’s inception there has been) no material Proceeding against any Group Company related to compliance with Healthcare Laws and to the knowledge of the Company, no such Proceedings have been threatened in writing. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any applicable Healthcare Laws. The Group Companies have not received any written notice from FDA or any other Governmental Entity regarding (i) any regulatory action against the Group Companies or any Company Product, including any notice of adverse findings, any regulatory, untitled or warning letters, FDA Form 483 notices of inspectional observations, or (ii) any other written correspondence or notice setting forth allegedly objectionable observations or alleged violations of Laws with regard to the Company Products.

(c) To the knowledge of the Company, all Company Products are being (and have been in the last three (3) years), whether by the Company or a third party, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, promoted, commercialized, marketed, stored and distributed in compliance in all material respects with the applicable Healthcare Laws, including any requirement to possess Regulatory Permits.

(d) To the knowledge of the Company, within the past three (3) years, all preclinical studies and clinical trials conducted by or on behalf of the Group Companies or involving any Company Products are being and have been since the Company’s inception conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and Healthcare Laws.

(e) To the knowledge of the Company, as of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial of any Company Product, has undergone any inspection or any other Governmental Entity investigation related to any Company Product, and the Group Companies have not identified or received written notice of instances or allegations of research misconduct, research fraud, or improper or inaccurate data collection or recording with respect to a Company Product that would compromise or materially affect the integrity, reliability, completeness, or accuracy of the resulting data, or the rights, safety, or welfare of the research participants.

(f) Since the incorporation of the Company, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or comparable state or foreign Laws. No Company Products have been seized, withdrawn, recalled, detained, subject to a field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, subject to suspension (other than in the ordinary course of business) of research, development, testing, manufacturing or distribution, nor has any such action been required by FDA or other Governmental Entities. There are no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product that are pending or, to the Company’s knowledge, threatened in writing against the Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the knowledge of the Company, none of the Group Companies nor any of their respective directors, managers, officers, employees, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, have been or are currently disqualified, excluded or debarred from, or, to the knowledge of the Company, threatened in writing with or currently subject to an investigation or proceeding that would result in disqualification, exclusion or debarment under U.S. state or federal statutes or regulations or comparable foreign Laws, or assessed or threatened with assessment of civil monetary penalties regarding any health care programs of any Governmental Entity, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. § 335a or any similar Law, (B) exclusion from participating in federal healthcare programs under 42 U.S.C. § 1320a-7 or any similar Law, (C) exclusion under 48 C.F.R. Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule or (D) disqualification as a clinical investigator under the provisions of 21 C.F.R. §§ 312.70 or 812.119. To the knowledge of the Company, none of the Group Companies nor any of their current or members, officers, partners, employees, contractors or agents have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. To the knowledge of the Company, none of the Group Companies nor any of their current or former members, officers, partners or employees has been (i) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to or arising under any applicable Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened in writing, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity.

(h) To the knowledge of the Company, all material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company or any third-party involving Company Products have been so filed, maintained or furnished. To the knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(i) Since January 1, 2017, the Group Companies and their Representatives, are and have been at all times in compliance in all material respects with all applicable Healthcare Laws.

(j) There have been no Proceedings, and to the knowledge of the Company, and no such Proceedings are pending or threatened in writing against any Group Company related to product liability for the Company Products or the Group Companies’ services.

Section 4.24 Investigation. The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the THMA Parties and (b) it has been furnished with or given access to such documents and information about the THMA Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

Section 4.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY THMA PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, AND THE THMA PARTIES HEREBY AGREE THAT THEY ARE NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY THMA PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY THMA PARTY OR ANY THMA NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE

ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY THMA PARTY OR ANY THMA NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATING TO THE THMA PARTIES

(a) Subject to Section 9.8, except as set forth on the THMA Disclosure Schedules, or (b) except as set forth in any THMA SEC Reports (excluding any disclosures in any “risk factors” section, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each THMA Party hereby represents and warrants to the Company as of the date of this Agreement (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 5.1 Organization and Qualification. Each THMA Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authority. Each THMA Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the THMA Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 6.9, the execution and delivery of this Agreement, the Ancillary Documents to which a THMA Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such THMA Party. This Agreement has been and each Ancillary Document to which a THMA Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such THMA Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such THMA Party (assuming this Agreement has been and the Ancillary Documents to which such THMA Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such THMA Party in accordance with their terms (subject to the Bankruptcy and Equity Exception).

Section 5.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent of, with or to be made to any Governmental Entity is required on the part of a THMA Party with respect to such THMA Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the THMA Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 6.9, (vi) the THMA Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a THMA Material Adverse Effect.

(b) Neither the execution, delivery or performance by a THMA Party of this Agreement nor the Ancillary Documents to which a THMA Party is or will be a party nor the consummation by a THMA Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a THMA Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a THMA Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such THMA Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a THMA Party, except in the case of clauses (ii) through (iv) above, as would not have a THMA Material Adverse Effect. The performance by THMA of its obligations under Section 6.6 will not, directly or indirectly, result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any other Contract to which a THMA Party is a party.

Section 5.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 5.4 of the THMA Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of THMA for which THMA has any obligation. THMA has made available to the Company true and complete copies of all Contracts pursuant to which it is required to make payments to Persons set forth on Section 5.4 of the THMA Disclosure Schedules.

Section 5.5 Information Supplied/Registration Statement.

(a) None of the information supplied or to be supplied by or on behalf of either THMA Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing THMA Holders or at the time of the THMA Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) When the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing THMA Holders or at the time of the THMA Stockholders Meeting, the Registration Statement / Proxy Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Capitalization of the THMA Parties.

(a) Section 5.6(a) of the THMA Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the issued and outstanding THMA Shares as of immediately prior to the consummation of the Merger. All outstanding Equity Securities of THMA (except to the extent such concepts are not applicable under the applicable Law of THMA’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of THMA and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of THMA) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the THMA Shares set forth on Section 5.6(a) of the THMA Disclosure

Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the THMA Shares as a result of, or to give effect to, the Merger and assuming that no THMA Stockholder Redemption is effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of THMA.

(b) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and THMA, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require THMA, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and THMA, there is no obligation of THMA, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of THMA.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, and as of the date hereof, 1,000 such shares are issued and outstanding. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by THMA free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, THMA has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 5.7 SEC Filings.

(a) THMA has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “THMA SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional THMA SEC Reports”). Each of the THMA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional THMA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the THMA SEC Reports or the Additional THMA SEC Reports (for purposes of the Additional THMA SEC Reports, assuming that the representation and warranty set forth in Section 4.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the THMA SEC Reports did not, and the Additional THMA SEC Reports will not, as of their respective dates of filing with the SEC (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional THMA SEC Reports, assuming the accuracy of any information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference therein).

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the THMA SEC Reports.

(c) As of the date of this Agreement, to the knowledge of THMA, each director and executive officer of THMA has filed with the SEC on a timely basis all statements required with respect to THMA by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

Section 5.8 Trust Account. As of the date of this Agreement, THMA has an amount in cash in the Trust Account equal to at least $276,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of February 1, 2021 (the “Trust Agreement”), between THMA and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the THMA SEC Reports to be inaccurate in any material respect or, to THMA’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing THMA Holders who shall have elected to redeem their THMA Class A Shares pursuant to the Governing Documents of THMA or (iii) if THMA fails to complete a business combination within the allotted time period set forth in the Governing Documents of THMA and liquidates the Trust Account, subject to the terms of the Trust Agreement, THMA (in limited amounts to permit THMA to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of THMA) and then the Pre-Closing THMA Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of THMA and the Trust Agreement. THMA has performed all material obligations required to be performed by it to date under, and is not in default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of THMA, no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. THMA has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing THMA Holders who have elected to redeem their THMA Class A Shares pursuant to the THMA Stockholder Redemption, each in accordance with the terms of and as set forth in the Trust Agreement, THMA shall have no further obligation under either the Trust Agreement or the Governing Documents of THMA to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 5.9 Transactions with Affiliates. Section 5.9 of the THMA Disclosure Schedules sets forth all Contracts between (a) THMA, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either THMA or the Sponsor, on the other hand (each Person identified in this clause (b), an “THMA Related Party”), other than (i) Contracts with respect to a THMA Related Party’s employment with, or the provision of services to, THMA entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.10 or entered into in accordance with Section 6.10 and (iii) the Ancillary Documents and any other Contracts that THMA is expressly required to enter into pursuant to this Agreement. No THMA Related Party (A) owns any interest in any material asset used in the business of THMA, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of THMA or (C) owes any material amount to, or is owed material any amount by, THMA. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.9 are referred to herein as “THMA Related Party Transactions”.

Section 5.10 Litigation. As of the date of this Agreement (a) there is no Proceeding pending or, to THMA’s knowledge, threatened in writing, against or involving any THMA Party, (b) none of the THMA Parties nor any of their respective properties or assets is subject to any Order and (c) there is no Proceeding by any THMA Party pending against any other Person, in each case, that would reasonably be expected to prevent, materially delay or materially impair the ability of THMA to consummate the transactions contemplated hereby.

Section 5.11 Compliance with Applicable Law. Each THMA Party is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a THMA Material Adverse Effect. Except as would not be material to THMA, without limiting the foregoing, none of the THMA Parties have violated or, to THMA’s knowledge, are under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (a) Privacy Laws (substituting “THMA Parties” for “Group Companies” in the definition thereof) and Laws applicable to lending activities; (b) the U.S. Foreign Corrupt Practices Act (FCPA) of 1977; (c) any comparable or similar Law of any jurisdiction; or (d) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 5.12 Business Activities.

(a) Since its incorporation, THMA has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in THMA’s Governing Documents, there is no Contract binding upon any THMA Party or to which any THMA Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(c) Section 5.12(c) of the THMA Disclosure Schedules contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, THMA is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed on Section 5.12(c) of the THMA Disclosure Schedules have been delivered to or made available to the Company or its agents or representatives.

(d) Each Contract of a type required to be listed on Section 5.12(c) of the THMA Disclosure Schedules, whether or not set forth on Section 5.12(c) of the THMA Disclosure Schedules, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.12(c) of the THMA Disclosure Schedules, whether or not set forth on Section 5.12(c) of the THMA Disclosure Schedules: (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of THMA and, to the knowledge of THMA, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of THMA, are enforceable by THMA in accordance with their terms, subject to the Bankruptcy and Equity Exception; (ii) neither THMA nor, to the knowledge of THMA, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since its incorporation, to the knowledge of THMA, THMA has not received any written claim or notice of material breach of or material default under any such Contract; (iv) to the knowledge of THMA, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by THMA or, to the knowledge of THMA, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since its incorporation through the date hereof, THMA has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of THMA’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, (i) THMA has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of THMA’s financial reporting and the preparation of THMA’s financial statements for external purposes in accordance with GAAP and (ii) THMA has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to THMA is made known to THMA’s principal executive officer and principal financial officer by others within THMA. To the knowledge of THMA, such disclosure controls and procedures are effective in timely alerting THMA’s principal executive officer and principal financial officer to material information required to be included in THMA’s periodic reports required under the Exchange Act.

(b) There are no outstanding loans or other extensions of credit made by THMA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of THMA. THMA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) THMA has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq and is a member in good standing with Nasdaq. The classes of securities representing issued and outstanding THMA Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of THMA, threatened against THMA by Nasdaq or the SEC with respect to any intention by such entity to deregister THMA Class A Shares or prohibit or terminate the listing of THMA Class A Shares on Nasdaq. THMA has not taken any action that is designed to terminate the registration of THMA Class A Shares under the Exchange Act.

(d) The THMA Financial Statements (i) fairly present in all material respects the financial position of THMA as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited THMA Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) THMA has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for THMA’s and its Subsidiaries’ assets. THMA maintains and, for all periods covered by the THMA Financial Statements, has maintained books and records of THMA in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of THMA in all material respects.

(f) Since its incorporation, neither THMA nor its independent auditors has received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of THMA to THMA’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of THMA to THMA’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of THMA who have a significant role in the internal controls over financial reporting of THMA.

Section 5.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 5.14 of the THMA Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) that are incurred in connection with or incident or related to a THMA Party’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 6.10(c) or incurred in accordance with Section 6.10(c) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the THMA Financial Statements included in the THMA SEC Reports, none of the THMA Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP consistently applied and in accordance with past practice.

Section 5.15 Tax Matters.

(a) THMA has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and THMA has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects.

(b) THMA has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) THMA is not currently the subject of a Tax audit or examination with respect to material taxes. THMA has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) THMA has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any THMA Party which agreement or ruling would be effective after the Closing Date.

(f) None of the THMA Parties is and none of the THMA Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of the THMA Parties other than Permitted Liens.

(h) Each THMA Party is a tax resident only in its jurisdiction of formation.

(i) None of the THMA Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of THMA, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that would reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 5.16 Investigation. Each THMA Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (b) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

Section 5.17 Employees and Employee Benefit Plans. None of the THMA Parties (a) have any paid employees or Contingent Workers or (b) maintain, sponsor, contribute to or otherwise have any liability under any Employee Benefit Plans (substituting “THMA Party” for “Group Company” in the definition thereof). Neither the execution and delivery of this Agreement or the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or Contingent Worker of THMA; or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by THMA’s officers and directors in connection with activities on THMA’s behalf in an aggregate amount not in excess of the amount of cash held by THMA outside of the Trust Account, THMA has no unsatisfied material liability with respect to any officer or director.

Section 5.18 Properties. THMA does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights (other than Marks). THMA does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 5.19 PIPE Investment.

(a) THMA has delivered to the Company true and complete copies of the Subscription Agreements. As of the date of this Agreement, there are no other agreements, side letters, or arrangements between THMA and any PIPE Investor relating to the Subscription Agreement.

(b) As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by THMA or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Investment Amount.

Section 5.20 Compliance with International Trade & Anti-Corruption Laws.

(a) Since THMA’s incorporation, neither THMA nor, to THMA’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since THMA’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

(b) Since THMA’s incorporation, neither THMA nor, to THMA’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) To the knowledge of THMA, no holder of the capital stock of THMA is a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and who will acquire a substantial interest in the Company as a result of the transactions contemplated by this Agreement such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no such foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company after Closing.

Section 5.21 Company Status. THMA constitutes (a) an “emerging growth company” within the meaning of the JOBS Act and (b) a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K.

Section 5.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5 AND THE ANCILLARY DOCUMENTS, NONE OF THE THMA PARTIES, ANY THMA NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH THMA PARTY EXPRESSLY DISCLAIMS, AND THE COMPANY HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY THMA PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY THMA PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH THMA PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY THMA PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY THMA PARTY,

ANY THMA NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or Pandemic Measures, as set forth on Section 6.1(a) of the Company Disclosure Schedules, or as consented to in writing by THMA (it being agreed that any request for consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course consistent with industry practice and (ii) use commercially reasonable efforts to maintain and preserve substantially intact the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, and maintain existing relations and goodwill with Governmental Entities and material customers, suppliers, licensors, licensees, distributors, creditors, lessors, and business associates and keep available the services of the Group Companies’ present officers.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules or as consented to in writing by THMA (such consent, other than in the case of Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iii)(A), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(xiii), Section 6.1(b)(xv) and Section 6.1(b)(xxii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or enter into any agreement with respect to the voting rights of its capital stock;

(ii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(iii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv) adopt any material amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement as in effect on the date of this Agreement;

(vi) other than pursuant to Contracts to which the Company is a party that are in effect as of the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales or other dispositions in the ordinary course of business consistent with past practice; (B) sales, leases, or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate; and (C) non-exclusive licenses entered in the ordinary course of business;

(vii) incur, create or assume any Indebtedness, in excess of $2,500,000, individually or in the aggregate, other than ordinary course trade payables;

(viii) other than in the ordinary course of business consistent with past practice, amend, modify, cancel, or waive any debts held by it;

(ix) make (A) any loans, advances or capital contributions to, or guarantees for the benefit of, any Person or (B) any investments in any Person in excess of $1,000,000, individually or in the aggregate, in each case other than (x) intercompany loans or capital contributions between the Company and any of its wholly-owned Subsidiaries and (y) the reimbursement of expenses of employees in the ordinary course of business;

(x) except (x) as required under the terms of any Employee Benefit Plan of any Group Company as in effect on the date of this Agreement that is set forth on the Section 4.11(a) of the Company Disclosure Schedules, or (y) as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company earning annual compensation in excess of $250,000, or increase the aggregate annual compensation or benefits payable to any other current or former director, manager, officer, employee, or Contingent Worker of any Group Company to be greater than $250,000, (C) accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager or officer of any Group Company, (E) grant any new awards under any Employee Benefit Plan, pay any special bonus or special remuneration to any director, manager, officer, employee or Contingent Worker of any Group Company except as set forth on Section 6.1(a)(x) of the Company Disclosure Schedules, (F) hire or terminate or furlough the employment of any director, officer or management level or key employee of any Group Company, (G) enter into a settlement agreement with any current or former director, manager or officer of any Group Company or (H) become a party to, establish, adopt or commence participation in any collective bargaining agreement or any other agreement with a union or similar organization;

(xi) make (inconsistent with past practice), change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xii) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or THMA or any of its Affiliates after the Closing);

(xiii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(xiv) change any Group Company’s methods of accounting, other than changes that are made in accordance with PCAOB standards or required by changes in applicable Law or GAAP;

(xv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvi) make any Change of Control Payment;

(xvii) (A) amend, modify or terminate any Material Contract described in Section 4.7(a)(xi) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms); (B) waive any material benefit or right under any Material Contract described in Section 4.7(a)(xi); or (C) enter into any Contract that would constitute a Material Contract described in Section 4.7(a)(xi);

(xviii) become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xix) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material Permit or any Regulatory Permit;

(xx) create or incur any material Lien (other than Permitted Liens) that is not incurred in the ordinary course of business consistent with past practice on any of its assets;

(xxi) enter into any new material line of business or operations, or discontinue any material line of business or any material business operations; or

(xxii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give THMA, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with applicable Law or Pandemic Measures (which shall in no event be deemed to constitute a breach of this Section 6.1) and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 6.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give THMA prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to THMA promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iii), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(viii), Section 6.1(b)(xi), Section 6.1(b)(xvi) or Section 6.1(b)(xxii) (to the extent related to any of the foregoing).

Section 6.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (iii) the Company taking all actions necessary or advisable to cause the agreements set forth on Section 6.2(a) of the Company Disclosure Schedule to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, THMA)) and not to take any action after the date of this Agreement that would reasonably be expected to prevent, materially delay, or materially impair the consummation of the transactions contemplated by this Agreement.

(b) Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that the THMA Parties shall pay the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. THMA shall promptly inform the Company of any communication between any THMA Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform THMA of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Without limiting the foregoing, (a) the Parties agree that, if available, the Parties shall request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of THMA and the Company. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with THMA’s and the Company’s prior written consent.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the THMA Parties, on the one hand, and the Company, on the other hand, shall give the Company (in the case of any THMA Party) or THMA (in the case of the Company), and their respective counsels, a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any THMA Party, the Company, or, in the case of the Company, THMA in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any THMA Party, the Company, or, in the case of the Company, THMA, the opportunity to attend and participate in such meeting or discussion.

(d) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, THMA, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of THMA, any of the THMA Parties or any of their respective Representatives (in their capacity as a representative of a THMA Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). THMA and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other, including with respect to the defense, settlement and compromise of any such Transaction Litigation.

Section 6.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to THMA and its Representatives during normal business hours reasonable access to the directors, officers, employees, agents, contracts, books and records of the Group Companies (including, to the extent necessary, the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants) as well as the Group Companies’ properties, offices and other facilities (in a manner so as to not interfere with the normal business operations of the Group Companies); provided, that no investigation pursuant to this Section 6.3(b) shall affect or be deemed to modify any representation made by the Company in Article 4. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to THMA or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, if such Group Company shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine

(provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any THMA Party, any THMA Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided, that, the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, THMA shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, employees, agents, contracts, books and records of the THMA Parties (including, to the extent necessary, the work papers of THMA’s independent accountants upon receipt of any required consents from such accountants) as well as the THMA Parties’ properties, offices and other facilities (in a manner so as to not interfere with the normal business operations of the THMA Parties); provided, that no investigation pursuant to this Section 6.3(c) shall affect or be deemed to modify any representation made by the THMA Parties in Article 5. Notwithstanding the foregoing, THMA shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any THMA Party is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any THMA Party with respect to confidentiality, non-disclosure or privacy if such THMA Party shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (D) jeopardize protections afforded to any THMA Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), THMA shall use, and shall cause the other THMA Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a THMA Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that THMA shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 6.4 Public Announcements.

(a) Subject to Section 6.4(b), Section 6.7 and Section 6.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and THMA or, after the Closing, THMA; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case, to the extent permissible under applicable Law, (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any THMA Party, or THMA, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with THMA and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4 and (iii) to Governmental Entities in connection with any Consents required to be obtained pursuant to Section 6.4(b).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and THMA prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, THMA shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and THMA shall consider such comments in good faith. The Company, on the one hand, and THMA, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or THMA, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), THMA shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that, for United States federal income tax purposes, the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 6.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the THMA Stockholder Approval has been obtained THMA and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of THMA (“Newco”), with Newco being the surviving company in such merger.

(ii) THMA and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, THMA and the Company shall deliver to Goodwin Procter LLP and Sullivan & Cromwell LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Sullivan & Cromwell LLP and Goodwin Procter LLP shall furnish opinions, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) other than in connection with the transactions contemplated pursuant to this Agreement, prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify THMA promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep THMA reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than THMA) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will cause the other Group Companies and its and their respective Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal or the matters described in clause (iv) hereof, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Group Companies that are inconsistent with this Section 6.6(a) will be deemed to be a breach of this Section 6.6(a) by the Group Companies.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the THMA Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a THMA Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a THMA Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a THMA Acquisition Proposal; (iv) other than in connection with the transactions contemplated pursuant to this Agreement, prepare or take any steps in connection with an offering of any securities of any THMA Party (or any Affiliate or successor of any THMA Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. THMA agrees to (A) notify the Company promptly upon receipt of any THMA Acquisition Proposal by any THMA Party, and to describe the material terms and conditions of any such THMA Acquisition Proposal in reasonable detail (including the identity of any person or entity making such THMA Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. For clarity, any actions taken by any of the Representatives of THMA that are inconsistent with this Section 6.6(b) will be deemed to be a breach of this Section 6.6(b) by THMA. THMA shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Group Companies) conducted prior to or as of the date hereof by any of the THMA Parties, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a THMA Acquisition Proposal or the matters described in clause (iv) hereof, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of THMA or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential THMA Acquisition Proposal.

Section 6.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable, and in any event, no later than thirty (30) days following the date of this Agreement, THMA and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either THMA or the Company, as applicable), and THMA shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of THMA which will be included therein as a prospectus, in connection with the registration under the Securities Act of the THMA Class A Shares to be issued in the Merger and which will be used as a proxy statement for the THMA Stockholders Meeting to be held to consider the adoption and approval of the Transaction Proposals in accordance with THMA’s Governing Documents and applicable Law, including any applicable rules and regulations of the SEC and Nasdaq). Each of THMA and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the Federal Securities Laws applicable thereto (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. THMA, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.7 or for including in any other statement, filing, notice or application made by or on behalf of THMA to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any THMA Party, the Company, or, in the case of the Company, THMA, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of THMA, the Company, or, in the case of the Company, THMA (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) THMA shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing THMA Holders. THMA shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of THMA Class A Shares for offering or sale in any jurisdiction, and THMA and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its

Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act, at the time of the THMA Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.8 THMA Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, THMA shall (a) establish the record date for, duly call, give notice of and (b) use reasonable best efforts to duly convene and hold, a meeting of its stockholders (the “THMA Stockholders Meeting”) in accordance with the Governing Documents of THMA, for the purposes of obtaining the THMA Stockholder Approval and providing holders of THMA Class A Shares with the opportunity to elect to effect a THMA Stockholder Redemption. THMA shall, through the unanimous approval of its board of directors, recommend to its stockholders (the “THMA Board Recommendation”): (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger); (ii) the approval of the issuance of THMA Class A Shares in connection with the transactions contemplated by this Agreement (including the Per Share Upfront Consideration pursuant to Section 2.1(a)(vii) and the Earn Out Shares pursuant to Section 3.1) as required by Nasdaq listing requirements; (iii) the approval of the THMA Certificate of Incorporation; (iv) the approval of the THMA Incentive Equity Plan; (v) the approval of the THMA ESPP; (vi) the election of directors effective as of the Closing as contemplated by Section 6.16(a) and Section 6.16(b); (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto (such proposals in (i) through (vii) together, the “Required Transaction Proposals”); (viii) the adoption and approval of each other proposal reasonably agreed to by THMA and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the THMA Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals”); provided, that THMA may postpone or adjourn the THMA Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the THMA Stockholder Approval, (B) due to the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that THMA has determined, based on the advice of outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing THMA Holders prior to the THMA Stockholders Meeting; provided that, without the consent of the Company, in no event shall THMA adjourn the THMA Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date, and in no case more than thirty (30) Business Days in the aggregate. The THMA Board Recommendation shall be included in the Registration Statement / Proxy Statement. THMA covenants that none of the THMA Board, THMA or any committee of the THMA Board shall withdraw or modify, or propose publicly or by formal action of the THMA Board, any committee of the THMA Board or THMA to withdraw or modify, in a manner adverse to the Company, the THMA Board Recommendation. Notwithstanding the foregoing, if the THMA Board, after consultation with its legal counsel, determines in good faith that failure to withdraw or modify the THMA Board Recommendation would be inconsistent with the THMA Board’s fiduciary duties to its stockholders under applicable Law, then the THMA Board may withdraw or modify the THMA Board Recommendation (any such action, a “Change in Recommendation”) so long as THMA, to the extent reasonably practicable and permissible under applicable Law, provides the Company with at least 48 hours’ advance written notice of such withdrawal or modification; provided, that any such Change of Recommendation shall not affect THMA’s obligations under this Section 6.8 to call and give notice of, use reasonable best efforts to convene and hold, the THMA Stockholders Meeting and submit for the approval of the stockholders of THMA the Transaction Proposals.

Section 6.9 Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, THMA, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 6.10 Conduct of Business of THMA. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, THMA shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 6.10 of the THMA Disclosure Schedules or as consented to in writing by the Company (it being agreed that any request for consent shall not be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any THMA Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of THMA or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of THMA or any of its Subsidiaries, as applicable, or enter into any agreement with respect to the voting of its capital stock;

(c) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(d) incur, create or assume any Indebtedness, except (x) in the ordinary course of business consistent with past practice or (y) Indebtedness owed to the Sponsor or an Affiliate thereof or certain of THMA’s officers and directors to finance the THMA Expenses (provided that such Indebtedness described in clause (y) shall not exceed $1,000,000 outstanding as of the Closing);

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, THMA or any of its Subsidiaries;

(f) issue any Equity Securities of THMA or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of THMA or any of its Subsidiaries;

(g) enter into, renew, modify or revise any THMA Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a THMA Related Party Transaction);

(h) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s incorporation or continuing corporate existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature;

(i) make (inconsistent with past practice), change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l) change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or required by changes in applicable Law or GAAP;

(m) create any new Subsidiary;

(n) enter into any Contract or other binding commitment to take, or cause to be taken, any of the actions set forth in this Section 6.10.

Notwithstanding anything in this Section 6.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any THMA Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any THMA Party from using the funds held by THMA outside the Trust Account to pay any THMA Expenses or from otherwise distributing or paying over any funds held by THMA outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 6.11 Nasdaq Listing. THMA shall use its reasonable best efforts to cause the THMA Class A Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 6.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at the Closing, THMA shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the holders of THMA Class A Shares pursuant to the THMA Stockholder Redemption, (B) pay the amounts due to the underwriters of THMA’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to THMA in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 6.13 Transaction Support Agreements; Company Stockholder Approval; Subscription Agreements.

(a) As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to THMA the Transaction Support Agreements duly executed by each Supporting Company Stockholder.

(b) As promptly as practicable following the effectiveness of the Registration Statement / Proxy Statement, the Company shall deliver to each Company Stockholder the Registration Statement / Proxy Statement and an information statement regarding the transactions contemplated by this Agreement, which shall be in a form reasonably acceptable to THMA (as it may be amended or supplemented from time to time, the

“Information Statement”). The Information Statement shall constitute an information statement for the Company’s solicitation of consent of the holders of Company Shares with respect to the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) and shall include (i) a statement to the effect that the Company’s board of directors had unanimously recommended that the holders of Company Shares vote in favor of the adoption and approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (ii) such other information as the Parties reasonably agree is required or advisable under applicable Law to be included therein. None of the information supplied or to be supplied by the Parties for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document, any untrue statement of a material fact, or will omit to state any material fact required to be included therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall (i) obtain and deliver to THMA a true and correct copy of a written consent (in form and substance as reasonably agreed by THMA and the Company) approving and adopting this Agreement and the transactions contemplated hereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL and the Company’s Governing Documents, including (A) the holders of a majority of the Company Common Shares and Company Preferred Shares outstanding, voting together a single class (with the Company Preferred Shares voting on an as-converted basis), (B) the holders of a majority of the Company Series D-1 Preferred Shares and Company Series D-2 Preferred Shares outstanding, voting together as a single class (on an as-converted basis), (C) the holders of sixty percent (60%) of the Company Series C Preferred Shares outstanding, (D) the holders of a majority of the Company Series B Preferred Shares outstanding and (E) the holders of a majority of the Company Series A Preferred Shares outstanding (the “Company Stockholder Written Consent”) and (ii) use reasonable best efforts to obtain and deliver Lock Up Agreements from each Company Stockholder not set forth on Schedule II. The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

(d) THMA may not amend, modify or waive, or permit any amendment, modification to be made to, permit any waiver (in whole or in party) of, or provide consent to modify (including consent to terminate) any provision or remedy under, or any replacements of, any Subscription Agreements without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise de minimis and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of the Company.

Section 6.14 THMA Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of each THMA Party, as provided in the applicable THMA Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) THMA will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, THMA shall advance, or caused to be advanced, expenses reasonably incurred in connection with such indemnification as provided in the applicable THMA Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the THMA Parties’

Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any THMA Party (the “THMA D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such THMA D&O Person was a director or officer of any THMA Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The obligations of THMA under this Section 6.14 to any THMA D&O Person shall be reduced to the extent a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such THMA D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, THMA shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the THMA Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under THMA’s directors’ and officers’ liability insurance policies as of the date of this Agreement. The THMA Parties may discharge the foregoing obligation by purchasing, at or prior to the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for a period of six (6) years after the Effective Time for the benefit of those Persons who are currently covered by any comparable insurance policies of the THMA Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time and THMA shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the THMA Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If THMA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of THMA shall assume all of the obligations set forth in this Section 6.14.

(e) The THMA D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.14 are intended to be third-party beneficiaries of this Section 6.14. This Section 6.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of THMA.

Section 6.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) THMA will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, THMA shall cause the applicable Group Companies to advance expenses reasonably incurred in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the

Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The obligations of THMA and the Group Companies under this Section 6.15 to any Company D&O Person shall be reduced to the extent a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and THMA shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided, however, that in no event shall the aggregate cost of such coverage during such six (6)-year period exceed the amount set forth on Section 6.15(c) of the Company Disclosure Schedules without the prior written consent of THMA.

(d) If THMA or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of THMA shall assume all of the obligations set forth in this Section 6.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.15 are intended to be third-party beneficiaries of this Section 6.15. This Section 6.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of THMA.

Section 6.16 Post-Closing Directors and Officers.

(a) Subject to applicable Law and the listing rules of Nasdaq, THMA shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the THMA Board shall initially consist of seven (7) directors, which shall be divided into three (3) classes, designated as Class I, II and III, with Class I consisting of three directors, Class II consisting of two directors and Class III consisting of two directors; (ii) the members of the THMA Board are the seven (7) individuals set forth on Section 6.16(b) of the Company Disclosure Schedules; (iii) the members of the compensation committee, audit committee and nominating committee of the THMA Board are the individuals set forth on Section 6.16(c) of the Company Disclosure Schedules; and (iv) the officers of THMA (the “Officers”) are the individuals set forth on Section 6.16(d) of the Company Disclosure Schedules.

(b) The individuals set forth on Section 6.16(b)(i) of the Company Disclosure Schedules shall be directors on the THMA Board of such class that is identified next to such individual’s name immediately after the Effective Time, up to one (1) of which may be specified on Section 6.16(b)(i) of the Company Disclosure Schedules as designated by THMA (the “THMA Director”) and up to six (6) of which may be specified on

Section 6.16(b) of the Company Disclosure Schedules as designated by the Company (the “Company Directors”). At any time prior to the declaration of the effective of the Registration Statement / Proxy Statement by the SEC, (i) THMA may amend Section 6.16(b)(i) of the Company Disclosure Schedules to add or update, as applicable, the individual to be designated as the THMA Director and (ii) the Company may amend Section 6.16(b)(i) of the Company Disclosure Schedules to add or update, as applicable, one or more individuals to be designated as a Company Director. In the event that (i) the THMA Director is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a director prior to the Closing, then THMA shall have the right to designate a replacement director and (ii) a Company Director is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a director prior to the Closing, then the Company shall have the right to designate a replacement director, in each case, subject to applicable Law and the listing rules of Nasdaq; provided that, in each case, the Parties shall consult each other in good faith with respect to the selection of a replacement director (such consent not to be unreasonably withheld, conditioned or delayed) and, if such director served on any committee of the THMA Board, to appoint a replacement director to such committee. Section 6.16(b)(ii) of the Company Disclosure Schedules shall list the individuals who shall have observer rights with respect to the THMA Board following the Closing, which shall be subject to each individual’s entry into a board observer agreement in a form reasonably acceptable to THMA and the Company.

(c) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing THMA Holders, the Company and THMA shall mutually agree on the directors that will be nominated to serve on the compensation committee, the audit committee and the nominating committee of the THMA Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(d) The current officers of the Company, as set forth on Section 6.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 6.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing THMA Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Section 6.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 6.17 PCAOB Financials.

(a) As promptly as reasonably practicable (but, with respect to the 2019 and 2020 Financial Statements, in no event 14 days after the execution of this Agreement (the “PCAOB Financials Deadline”)), the Company shall deliver to THMA in draft form (i) the audited consolidated balance sheets of the Group Companies and the related audited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of December 31, 2020 and December 31, 2019, respectively, audited in accordance with the standards of the PCAOB and contain, in draft form, an unqualified report of the Company’s auditor (collectively, the “PCAOB Year-End Financial Statements”) and (ii) any other audited or unaudited consolidated balance sheets of the Group Companies and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) and any required pro forma financial statements, in each case, that are required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the

Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, THMA in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by THMA with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.18 THMA Incentive Equity Plan.

(a) Prior to the effectiveness of the Registration Statement / Proxy Statement, the THMA Board shall approve and adopt (i) an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and THMA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or THMA, as applicable) (the “THMA Incentive Equity Plan”) and (ii) an employee stock purchase plan, in substantially the form attached hereto as Exhibit H and with any changes or modifications thereto as the Company and THMA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or THMA, as applicable) (the “THMA ESPP”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date. The THMA Incentive Equity Plan will reserve for grant thereunder an initial number of THMA Class A Shares equal to 9.75% of the sum of the number of issued and outstanding THMA Class A Shares as of immediately following the Effective Time and the number of THMA Class A Shares issuable upon the exercise or conversion of the Rollover Options that are issued and outstanding as of immediately prior to the Effective Time (the “Outstanding Capital Stock”). Solely for purposes of determining the initial number of THMA Class A Shares to be so reserved for issuance, the Rollover Options corresponding to the Unvested Company Options shall be deemed to have been granted pursuant to the THMA Incentive Equity Plan and shall reduce the initial number of THMA Class A Shares reserved for grant thereunder. The THMA ESPP will reserve for grant thereunder an initial number of THMA Class A Shares equal to 1% of the Outstanding Capital Stock.

(b) Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 6.18 are included for the sole benefit of THMA and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of THMA, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.19 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to THMA a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for THMA to deliver such notice to the Internal Revenue Service on behalf of the Company following the Closing Date, in each case, in a form and substance reasonably acceptable to THMA.

Section 6.20 THMA Public Filings. From the date hereof through the Effective Time, THMA will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.21 Forward Purchase Agreement Amendment. Other than the execution of the Forward Purchase Agreement Amendment concurrently with the execution of this Agreement, THMA may not amend, modify or waive, or permit any amendment, modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate) any provision or remedy under, or any replacements of, the Forward Purchase Agreement without the prior written consent of the Company.

Section 6.22 Expense Statement. At least three (3) Business Days prior to the Closing Date, THMA shall deliver to the Company a written statement setting forth a complete and accurate schedule of THMA’s good faith estimate of each Unpaid THMA Expense as of the Closing Date. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to THMA a written statement setting forth a complete and accurate schedule of its good faith estimate of the Unpaid Company Expenses as of the Closing Date.

Section 6.23 Third-Party Consents. The Company shall use commercially reasonable efforts to obtain the Consents set forth on Section 6.23 of the Company Disclosure Schedules and any Consents required to be obtained in connection with the transactions contemplated by this Agreement.

Section 6.24 Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

(a) the applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court or other Governmental Entity restraining, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement shall be pending or in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall have been issued by the SEC and remain in effect, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) after giving effect to the transactions contemplated hereby THMA shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

(e) the Required THMA Stockholder Approval shall have been obtained; and

(f) the Company Stockholder Written Consent shall have been obtained.

Section 7.2 Other Conditions to the Obligations of the THMA Parties. The obligations of the THMA Parties to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by THMA (on behalf of itself and the other THMA Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 4.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the Company set forth in Article 4 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to THMA:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to THMA; and

(ii) copies of the Registration Rights Agreement duly executed by the stockholders.

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) the Closing THMA Cash shall be no less than $200,000,000;

(b) (i) the THMA Fundamental Representations (other than the representations and warranties set forth in Section 5.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 5.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the THMA Parties (other than the THMA Fundamental Representations) contained in Article 5 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “THMA Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a THMA Material Adverse Effect;

(c) the THMA Parties shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(d) the THMA Class A Shares to be issued pursuant to the Merger shall have been approved for listing on Nasdaq;

(e) the THMA Certificate of Incorporation and THMA Bylaws shall have been duly adopted by the Pre-Closing THMA Holders at the THMA Stockholder Meeting;

(f) the THMA Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 6.16(a) and Section 6.16(b); and

(g) at or prior to the Closing, THMA shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of THMA, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(b) and Section 7.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) a copy of the Registration Rights Agreement duly executed by THMA and the Sponsor.

Section 7.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to perform in any material respect its obligations under this Agreement. None of the THMA Parties may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by a THMA Party’s failure to perform in any material respect its obligations under this Agreement.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of THMA and the Company;

(b) by THMA, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, cannot be cured or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by THMA, and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to THMA if either of the THMA Parties is then in breach of this Agreement so as to prevent the condition set forth in either Section 7.3(b) or Section 7.3(c) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if any THMA Party has failed to perform any covenant or agreement on the part of such applicable THMA Party set forth in this Agreement (including an obligation to consummate the Closing) such that a condition to Closing set forth in either Section 7.3(b) or Section 7.3(c) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, cannot be cured or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to THMA by the Company and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company if the Company is then in breach of this Agreement so as to prevent the condition set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either THMA or the Company, if the Merger shall not have been consummated on or prior to December 21, 2021 (the “Termination Date”); provided, that that if (x) all of the conditions to the consummation of the Merger set forth in Article 7 (other than (A) the conditions set forth in Section 7.1(c), Section 7.1(e), Section 7.3(d), Section 7.3(e) and Section 7.3(f) and (B) those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived and (y) the Registration Statement / Proxy Statement has not been declared effective under the Securities Act by November 11, 2021, the Termination Date shall be automatically extended to March 21, 2021 and, such date, as so extended, shall be the “Termination Date” for all purposes under this Agreement; provided, further, (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to THMA if any THMA Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure of a condition to the consummation of the Merger, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure of a condition to the consummation of the Merger;

(e) by either THMA or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party that has materially breached its obligations under this Agreement, including Section 6.2, in any manner that proximately contributed to such Order becoming final and non-appealable;

(f) by either THMA or the Company if the THMA Stockholders Meeting has been held (including any adjournment or postponement thereof) and has concluded, the THMA Stockholders have duly voted on the Required Transaction Proposals and the Required THMA Stockholder Approval was not obtained; or

(g) by THMA, if the Company does not deliver, or cause to be delivered to THMA, (i) Transaction Support Agreements duly executed by each Supporting Company Stockholder in accordance with Section 6.13(a) within two (2) Business Days following the Transaction Support Agreement Deadline or (ii) the Company Stockholder Written Consent in accordance with Section 6.13(b) within two (2) Business Days following the Company Stockholder Written Consent Deadline.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 6.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder, which, in each case, may be brought at any time until lapse of the applicable statute of limitations under the Laws of the State of Delaware. The right of a Person to any remedy pursuant to this Article 8 shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation. Except in the case of common law fraud under Delaware Law, no Person shall be required to show reliance on any representation, warranty, certificate or covenant in order for such Person to be entitled to indemnification, compensation or reimbursement hereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Non-Survival. Other than those representations and warranties set forth in Sections 4.24, 4.25, 5.16 and 5.22 and the provisions of this Article 9 (and any corresponding definitions set forth in Article 1 that are used in such representations, warranties and other provisions), each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no rights arising out of breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) shall survive following the Effective Time. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms.

Section 9.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) THMA and the Company prior to Closing and (b) THMA and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) THMA and the Company prior to the Closing and (b) THMA and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio. Subject to the foregoing, this Agreement may be amended before or after the adoption of this Agreement by the stockholders of the Company or Merger Sub; provided that after any such stockholder approval, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail

(having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the Parties as follows:

(a) If to any THMA Party prior to the Effective Time, to:

Thimble Point Acquisition Corp.

195 Church Street, 15th Floor

New Haven, Connecticut 06510

Attention: Elon Boms

E-mail: elon@pvfamilyoffice.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street

New York, New York 10004

Attention: Melissa Sawyer

E-mail: sawyerm@sullcrom.com

(b) If to the Company or to any THMA Party after the Effective Time, to:

Pear Therapeutics, Inc.

200 State Street, 13th Floor

Boston, MA 02109

Attention: Ronan O’Brien, General Counsel & Secretary

Email: ronan.obrien@peartherapeutics.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Jocelyn Arel

       Michael R. Patrone

E-mail:     JArel@goodwinlaw.com

       MPatrone@goodwinlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and THMA shall pay, or cause to be paid, all Unpaid THMA Expenses and (b) if the Closing occurs, then THMA shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid THMA Expenses.

Section 9.7 Construction; Interpretation. The term “this Agreement” means this Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The table of contents and headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) words importing one gender shall also include all other genders; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to THMA, any documents or other materials posted to the electronic data room located at americas.datasite.com under the project name “Pear Therapeutics” on or prior to 12:00 p.m. ET on the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) all references to a statute include the rules and regulations promulgated thereunder and, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the THMA Disclosure Schedules corresponding to any Section or subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the THMA Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the THMA Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Section or subsections of Article 4 or Article 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.14, Section 6.15 and the three subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing). Eligible Company Equityholders shall be express third-party beneficiaries of Article 3 and this Section 9.9 (to the extent related to the foregoing).

Section 9.10 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.12 Knowledge of Company; Knowledge of THMA. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to THMA’s knowledge” and “to the knowledge of THMA” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the THMA Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the THMA Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any THMA Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the THMA Non-Party Affiliates, in the case of THMA, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, THMA or any Non-Party Affiliate concerning any Group Company, any THMA Party, this Agreement or the transactions contemplated hereby.

Section 9.14 Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the THMA Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the THMA Parties set forth herein or (c) waive compliance by the THMA Parties with any of the agreements or conditions set forth herein. THMA may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction, any other Delaware state court), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section shall be effective if notice is given in accordance with Section 9.4 of this Agreement.

Section 9.18 Trust Account Waiver. Reference is made to the final prospectus of THMA, filed with the SEC (File No. 333-252150) on February 1, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that THMA has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of THMA’s public stockholders (including overallotment shares acquired by THMA’s underwriters), and THMA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of THMA entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between THMA or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with THMA or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with THMA or its Affiliates), other than for the release of proceeds from the Trust Account upon the consummation of the Merger.

*         *         *         *         *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

THIMBLE POINT ACQUISITION CORP.

By:	/s/ Elon S. Boms
Name:	Elon S. Boms
Title:	Chief Executive Officer

OZ MERGER SUB, INC.

By:	/s/ Elon S. Boms
Name:	Elon S. Boms
Title:	Chief Executive Officer

PEAR THERAPEUTICS, INC.

By:	/s/ Corey McCann, M.D., Ph.D.
Name:	Corey McCann, M.D., Ph.D.
Title:	President & Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PEAR HOLDINGS CORP.

[                    ], 2021

Pear Holdings Corp., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Pear Holdings Corp.” The Corporation was incorporated under the name “Thimble Point Acquisition Corp.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on December 1, 2020 (the “Original Certificate”).

2. The Corporation amended and restated the Original Certificate on February 1, 2020 (as amended and restated, the “First Amended and Restated Certificate”).

3. The Corporation amended the First Amended and Restated Certificate on February 2, 2021.

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, as amended, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3. This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the First Amended and Restated Certificate, as amended, is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Pear Holdings Corp. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 700,000,000 shares, consisting of (a) 690,000,000 shares of Class A common stock (the “Common Stock”) and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Preferred Stock (each a “Preferred Stock Designation”), the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

Section 4.2    Common Stock.

(a)    Voting.

(i)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series on such amendment pursuant to this Second Amended and Restated Certificate, any Preferred Stock Designation, or as otherwise required by law;

(iv)    Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”), or any authorized committee thereof, from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(b)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.3    Preferred Stock. The Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a Preferred Stock Designation filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Board Powers. Except as otherwise required by law or provided in this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2    Number, Election and Term.

(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and shall hold office until the election and qualification of their respective successors in office, or until their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)    Notwithstanding anything herein to the contrary, the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, and the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 5.2.

(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and not by stockholders. Any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors, when the number of directors is increased or decreased, the Board shall, subject to Section 5.2 hereof, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.

Section 5.4    Removal. Subject to Section 5.5 hereof and except as otherwise required by this Second Amended and Restated Certificate or any Preferred Stock Designation, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Secretary of the Corporation.

Section 5.5    Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such Preferred Stock Designation as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the

Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1    Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation Notwithstanding anything herein to the contrary, the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, and the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 7.1.

Section 7.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3    Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, and the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 7.3.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limitation of Director Liability.

(a)    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(b)    Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the voting power of all then outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VIII.

Section 8.2    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e)    To the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by a third party, (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an indemnitee are primary and any obligation of such third party to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Second Amended and Restated Certificate of Incorporation, the Bylaws and the agreements to which the Corporation is a party, without regard to any rights an indemnitee may have against such third party and (iii) the Corporation irrevocably waives, relinquishes and releases such third party from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by such third party on behalf of an indemnitee with respect to any claim for which an indemnitee has sought indemnification from the Corporation shall affect the foregoing, and such third party shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an indemnitee against the Corporation.

ARTICLE IX

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX of this Second Amended and Restated Certificate may be amended only as provided therein.

ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1    Forum.

(a)    Subject to Section 10.1(b), and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, (including, but not limited to): (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders or (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, shall be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

(b)    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States); provided, however, that if the foregoing provisions of this Section 10.1(b) are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.

(c)    Notwithstanding anything to the contrary in this Second Amended and Restated Certificate, the foregoing provisions of this Section 10.1 shall not apply to any action seeking to enforce any liability, obligation or duty created by the Securities Exchange Act of 1934 or any rule or regulation promulgated thereunder (in each case, as amended).

(d)    To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1.

ARTICLE XI

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

BUSINESS COMBINATIONS

Section 12.1    Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, Pear Holdings Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

PEAR HOLDINGS CORP.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C

AMENDED AND RESTATED BYLAWS

OF

PEAR HOLDINGS CORP.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders (each an “Annual Meeting”) shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each Annual Meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such Annual Meeting and may transact any other business as may properly be brought before the meeting. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

Section 2.2 Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). The Board may, in its sole discretion, postpone or reschedule any previously scheduled special meeting of stockholders. Nominations of persons for election to the Board and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an Annual Meeting of stockholders in accordance with Section 2.1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws.

Section 2.3 Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an Annual Meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (pursuant to Section 2.7(c) herein) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chair of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders are.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chair of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chair of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an Annual Meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the Annual Meeting by or at the direction of the Board or (iii) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such Annual Meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such Annual Meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). At least 45 days prior to any Annual Meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Secretary of the Corporation. Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the Annual Meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding an Annual Meeting of stockholders; provided, however, that in the event that the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior Annual Meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the Annual Meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an Annual Meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the Annual Meeting (A) a brief description of the business desired to be brought before the Annual Meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the Annual Meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

(iii) A stockholder providing timely notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business) provided or required to be provided in such notice pursuant to these Bylaws shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of 10 business days prior to the meeting).

(iv) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an Annual Meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such Annual Meeting. Except as otherwise required by law, nothing in this Section 2.7 shall obligate the Corporation to include information with respect to any such proposal in any proxy statement. No business shall be conducted at the Annual Meeting of stockholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chair of the Annual Meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the Annual Meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(v) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

Nominations of persons for election to the Board and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chair of each annual and special meeting of stockholders shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he, she or they shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he, she or they shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chair of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chair of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called Annual Meeting or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE III

DIRECTORS

Section 3.1 Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any Annual Meeting of stockholders, as set forth in the Corporation’s notice of such meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an Annual Meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding Annual Meeting of stockholders; provided, however, that in the event that the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior Annual Meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the Annual Meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an Annual Meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an Annual Meeting is greater than the number of directors whose terms expire on the date of the Annual Meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such Annual Meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chair of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, a majority of the Board, or a designated committee thereof shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed for expenses incurred, if any, for attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee. Notwithstanding anything to the contrary herein, directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation, other than reimbursement of expenses, for their services as directors of the Corporation.

ARTICLE IV

BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chair of the Board or the President and (b) shall be called by the Chair of the Board, the President or the Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chair of each meeting of the Board shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he, she or they shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he, she or they shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chair elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chair of the Board, Presidents, Vice Presidents, Partners, Managing Directors, Senior Managing Directors, Assistant Secretaries, a Chief Operating Officer and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chair of the Board. The Chair of the Board shall preside when present at all meetings of the stockholders and the Board. The Chair of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he, she or they shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chair of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chair of the Board and Chief Executive Officer may be held by the same person and may be held by more than one person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chair of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he, she or they shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person and may be held by more than one person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chair of the Board and the Chief Executive Officer, the President (if he, she or they shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chair of the Board, the Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies; Absence or Disability. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two of the Chair of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, the Treasurer, the Secretary or any Vice President, Assistant Treasurer or Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, she or they is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board..

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than

60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive Annual Meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive Annual Meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chair of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chair of the Board, the Chief Executive Officer, the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chair of the Board, the Chief Executive Officer, the President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chair of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. The Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board or by the stockholders as provided in the Certificate of Incorporation.

Annex D

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made and entered into by and among Pear Holdings Corp., a Delaware corporation (the “Company”) (formerly known as Thimble Point Acquisition Corp.), LJ10 LLC, a Delaware limited liability company (the “Sponsor”), KLP SPAC 1 LLC, a Delaware limited liability company (“KLP”), Michael J. Christenson, Meghan M. Fitzgerald and Henry S. Miller (together with Mr. Christenson and Ms. Fitzgerald, the “Director Holders”), Anil Aggarwal, Brian Barth, Michael K. Simon, Michael Tessler and Jarrod Yuster (together with Anil Aggarwal, Brian Barth, Michael K. Simon and Michael Tessler, the “Advisor Holders”), and certain former stockholders of Pear Therapeutics, Inc., a Delaware corporation (“Pear”), set forth on Schedule 1 hereto (such stockholders, the “Pear Holders”, the Sponsor, KLP, the Director Holders, the Advisor Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”). This Agreement will be effective as of the Effective Time (as defined in the Business Combination Agreement) or, in respect of any Holder that executes this Agreement thereafter, at the time of such execution. Any capitalized terms used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement.

RECITALS

WHEREAS, the Company, the Sponsor, KLP, the Director Holders and the Advisor Holders are party to that certain Registration Rights Agreement, dated as of February 1, 2021 (the “Original RRA”);

WHEREAS, the Company entered into that certain Business Combination Agreement, dated as of June 21, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Oz Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Pear, pursuant to which Merger Sub merged with and into Pear (the “Merger”), with Pear continuing as the surviving corporation and becoming a direct, wholly-owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, the Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, certain Pear Holders received Rollover Options or Assumed Warrants, as defined in the Business Combination Agreement (“Equity Awards”);

WHEREAS, on the date hereof, KLP and certain investors (such other investors, collectively, the “Third-Party Investor Stockholders”) purchased an aggregate of 12,500,000 shares of Common Stock (the “Investor Shares”) in separate transactions exempt from registration under the Securities Act pursuant to (i) in the case of KLP, the Forward Purchase Agreement, as amended by the Amendment to Forward Purchase Agreement or (ii) in the case of the Third-Party Investor Stockholders, the respective Subscription Agreements, each dated as of June 21, 2021, entered into by and between the Company and each of such Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor, the Director Holders and the Advisor Holders are Holders in the aggregate of all of the Registrable Securities under such Original RRA as of the date hereof; and

WHEREAS, the Company, the Sponsor, KLP, the Director Holders and the Advisor Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original RRA.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed or was not effective and available for use, as the case may be, (c) the Company has a bona fide business purpose for not making such information public and (d) such disclosure (i) would be reasonably likely to have an adverse impact on the Company, (ii) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (iii) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all reasonable action as necessary to promptly make such determination and conclude such investigation or inquiry.

“Agreement” shall have the meaning given in the Preamble hereto.

“Blackout Period” shall have the meaning given in Section 3.4.2.

“Block Trade” shall have the meaning given in Section 2.3.1.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Equity Awards” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean the Holders and their respective Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date.

“Lock-up Shares” shall mean the shares of Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Holders immediately following the Closing or shares of Common Stock issued with respect to or in exchange for Equity Awards on or after the Closing as permitted by this Agreement (other than the Investor Shares or shares of Common Stock acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.3.1.

“Pear” shall have the meaning given in the Preamble hereto.

“Pear Holders” shall have the meaning given in the Preamble hereto.

“Permitted Transferees” shall mean with respect to each Holder and its Permitted Transferees, (a) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (b) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any Investor Shares), (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (c) any Additional Holder Common Stock, and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume, current public information or other restrictions or limitations including as to manner or timing of sale or public information requirement); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);

(C)    printing, messenger, telephone and delivery expenses;

(D)    fees and disbursements of counsel for the Company;

(E)    fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such Registration;

(F)    all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;

(G)    the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and

(H)    in an Underwritten Offering, Block Trade or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $50,000 without the consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.4.

“Rule 144” shall have the meaning set forth in the definition of Registrable Security.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subscription Agreement” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Suspension Period” shall have the meaning given in Section 3.4.1.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1    Shelf Registration.

2.1.1    Filing. As soon as practicable following the Closing, but no later than twenty (20) business days following the Closing Date, the Company shall use reasonable best efforts to submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of three (3) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the Company that it will “review” such Shelf Registration) following the initial filing date thereof and (b) ten (10) business says after the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Shelf Registration will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3    Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, KLP, the Director Holders, the Advisor Holders and the Pear Holders.

2.1.4    Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, KLP, the Sponsor, the Director Holders, the Advisor Holders or a Pear Holder (any such holder, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf or a new Registration Statement if such Demanding Holders’ Registrable Securities are not then registered by a Registration Statement filed with the Commission in accordance with Section 2.1.1 or permitted to be offered in an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 (each, an “Underwritten Shelf Takedown”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall, within ten (10) Business Days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable

Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company; provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, at least $15 million (the “Minimum Takedown Threshold”), or if the total number of Registrable Securities across the first notice and the responses add up to that Minimum Takedown Threshold. Subject to Section 2.3.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, KLP, the Director Holders, the Advisor Holders and the Pear Holders may each demand not more than one (1) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any six (6) month period, for an aggregate of not more than four (4) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company or other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.6    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Pear Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable

Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Pear Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, a Director Holder or a Pear Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Director Holder or such Pear Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. Subject to Section 2.3.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) filed on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)    if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)    if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)    if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The

Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement or abandon the Underwritten Shelf Takedown in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3    Block Trades; Other Coordinated Offerings 2.3.1.

2.3.1    Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder notifies the Company that such Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $10 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then the Company shall, as expeditiously as possible, cooperate and effect the offering in such Block Trade or Other Coordinated Offering of the Registrable Securities for which such Demanding Holder has requested such offering, without giving any effect to any required notice periods or delivery of notices to any other Holders. Any offering conducted as a Block Trade or Other Coordinated Offering will not count as an Underwritten Shelf Takedown for the purposes of Section 2.1.4.

2.3.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.3.2.

2.3.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.3.4    The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5    A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. The Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1    prepare and file with the Commission, within the time frame required by Section 2.1.1 (to the extent applicable), a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement, the Sponsor or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11    permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement; provided, however, that the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to Applicable Law;

3.1.12    obtain a “comfort” letter (including any necessary “bring-down comfort letter” as may be required or requested by any Underwriter on the date any Underwriter on the date any Registrable Securities are delivered for sale pursuant to Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.14    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.15    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16    with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4    Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue offers and sales of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to promptly prepare and file such supplement or amendment), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

3.4.2    Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure or (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.2.

3.4.3    Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.3.

3.4.4    Notwithstanding anything to the contrary in Section 3.4.1, Section 3.4.2 or Section 3.4.3, the rights to effect a Suspension Period or Blackout Period or to delay or suspend any registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity to controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). Any indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5    If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1    Lock-up. Except as permitted by Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares, prior to the end of the Lock-up Period (the “Lock-up”). Notwithstanding the foregoing, the provisions of this Section 5.1 shall not apply to: (a) transactions relating to shares of Common Stock acquired in open market transactions; (b) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift or charitable contribution; (c) Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (d) Transfers by will or intestate succession upon the death of the undersigned; (e) the Transfer of shares of Common Stock pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (f) if the Lock-up Party is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-up Party, or (ii) distributions or distributions of shares of Common Stock to partners, direct or indirect limited liability company members or stockholders of the Lock-up Party, including, for the avoidance of doubt, where the Lock-up Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (g) if the Holder is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (h) Transfers to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under Sections 5.1(a) through 5.2(g); (i) Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company (provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement); (j) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act (provided, however, that such plan does not provide for the Transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period); (k) Transfers of shares of Common Stock to the Company in connection with the repurchase of the undersigned’s shares in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company; (l) Transfers of shares of Common Stock to the Company in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock; (m) Transfers to the Company through the exercise of a stock option granted under a stock incentive plan or stock purchase plan or a warrant, and the receipt by the Lock-up Holder from the Company of shares of Common Stock upon any such exercise, insofar as such option or warrant expires during the Lock-Up Period; or (n) in connection with the entry into a pledge or post as collateral of Lock-up Shares as collateral in connection with a bona fide loan transaction; provided that the Lock-up Shares encumbered or pledged in connection with such a loan remain subject to this Agreement; and provided further that prior to entering into the collateral agreement or similar agreement in connection with the loan transaction, each pledgee shall execute and deliver to the Company a lock-up agreement in the form of this Agreement to take effect in the event that the pledgee takes possession of the Lock-up Shares as a result of a foreclosure, margin call or similar disposition; ; provided that, in each case of clauses (a)-(n), the underlying shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement; provided, further, that in the case of any Transfer pursuant to Sections 5.2(b) through 5.2(g), each donee, distribute, pledgee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

5.2    Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) any direct or indirect partners, members or equity holders of such Lock-up Party, or any related investment funds or vehicles controlled or managed by such persons or entities or (ii) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party, (g) to the Company or (h) in connection with a bona fide liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction involving a Change in Control of the Company which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-up Shares upon and after acquiring such Lock-up Shares.

5.3    Miscellaneous Provisions Relating to Transfers.

5.3.1    Legend. In addition to any legends required by Applicable Law, each certificate representing Common Stock shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REGISTRATION RIGHTS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT.”

5.3.2    Prior Notice. At least three (3) Business Days of prior notice shall be given to the Company by the transferor of any Common Stock that is subject to a Lock-up Period but the Transfer of which is permitted by Section 5.2. Prior to the consummation of any such permitted Transfer, or prior to any Transfer pursuant to which rights and obligations of the transferor under this Agreement are assigned in accordance with the terms of this Agreement, the transferring Holder shall cause the transferee to agree to be bound by the terms and conditions of this Agreement and shall provide any documents required by the transfer agent for the Common Stock to consummate such Transfer. Upon any Transfer by any Holder of any of its Common Stock, in accordance with the terms of this Agreement and which is made in conjunction with the assignment of such Holder’s rights and obligations hereunder, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement, of the transferor thereof.

5.3.3    Compliance with Laws. Notwithstanding any other provision of this Agreement, each Holder agrees that it will not, directly or indirectly, Transfer any of its Common Stock except as permitted under the Securities Act and other applicable federal or state securities laws.

5.3.4    Null and Void. Any attempt to Transfer any Common Stock that is not in compliance with this Agreement shall be null and void ab initio, and Company shall not, and shall cause any transfer agent not to, give any effect in Company’s stock records to such attempted Transfer and the purported transferee in any such purported Transfer shall not be treated as the owner of such Common Stock for any purposes of this Agreement.

5.3.5    Removal of Legends. If requested by a Holder, Company shall use commercially reasonable efforts to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Holder’s and/or its affiliates’ or permitted transferee’s ownership of Common Stock not subject to Article V hereof, (ii) cause its legal counsel to deliver an opinion, if necessary or otherwise required by the transfer agent, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act and (iii) issue a certificate or book entry representing such shares of Common Stock (or evidence of the issuance of such shares of Common Stock in book-entry form) that is free from all restrictive legends through The Depository Trust Company, at the Holder’s option, within three (3) business days of such request, if the Holder has sold or transferred, or proposes to sell or transfer within five (5) business days of such request, shares pursuant to the Registration Statement or in compliance with Rule 144 and (A) the shares are registered for resale under the Securities Act or (B) the shares may be sold by the Holder under Rule 144. The Company’s obligation to remove legends under this Section 5.3.5 may be conditioned upon the Holder providing such representations and documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends.

ARTICLE VI

MISCELLANEOUS

6.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], [●], Attn: [●] or by email: [●], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2    Assignment; No Third Party Beneficiaries.

6.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2    Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor, the Director Holders and the Pear Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor, (ii) each of the Director Holders shall be permitted to transfer its rights hereunder as the Director Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Director Holder (it being understood that no such transfer shall reduce or multiply any rights of such Director Holder or such transferees and (iii) each of the Pear Holders shall be permitted to transfer its rights hereunder as the Pear Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Pear Holder (it being understood that no such transfer shall reduce or multiply any rights of such Pear Holder or such transferees).

6.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4    This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment of this Agreement or any rights, duties or obligations hereunder made other than as provided in this Section 6.2 shall be null and void ab initio.

6.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT

(1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (2) THE EXCLUSIVE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE THE CHANCERY COURT OF THE STATE OF DELAWARE OR, IF FOR ANY REASON THE CHANCERY COURT OF THE STATE OF DELAWARE LACKS SUBJECT MATTER JURISDICTION, ANY FEDERAL COURT IN THE STATE OF DELAWARE AND, IN EACH CASE, ANY DIRECT APPELLATE COURTS THEREFROM.

6.5    TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6    Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Pear Holder so long as such Pear Holder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7    Other Registration Rights. Other than (x) the Third-Party Investor Stockholders who each have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (y) the holders of the Company’s warrants who have registration rights with respect to such warrants pursuant to the Warrant Agreement, dated as of February 1, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company, and (ii) each Pear Holder, for so long as such Pear Holder and its respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8    Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9    Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10    Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor and each Pear Holder (in each case, so long as such Pear Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least one percent (1%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12    Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

6.13    Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

PEAR HOLDINGS CORP., a Delaware corporation

By:
Name:
Title:

HOLDERS:

LJ10 LLC, a Delaware limited liability company

By:
Name:
Title:

KLP SPAC 1 LLC, a Delaware limited liability company

By:
Name:
Title:

Michael J. Christenson

Meghan M. Fitzgerald

Henry S. Miller

Anil Aggarwal

Brian Barth

Michael K. Simon

Michael Tessler

[Signature Page to Amended and Restated Registration Rights Agreement]

Jarrod Yuster

Corey McCann

Chris Guiffre

Erin Brenner

Kathy Jeffery

Yuri Maricich

Ronan O’Brien

Julia Strandberg

5AM Ventures IV, L.P.

5AM Opportunities I, L.P.

5AM Co-Investors IV, L.P.

TLS Beta Pte. Ltd.

SVF II AIV-1 (DE) L.P.

Jazz Human Opportunity Performance Fund, L.P

Jazz Human Performance Technology Fund, L.P.

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of June 21, 2021, by and among LJ10 LLC, a Delaware limited liability company (the “Sponsor Holdco”), the other Persons set forth on Schedule I hereto (the “Other Class B Stockholders”, and together with the Sponsor Holdco, each, a “Sponsor” and, collectively, the “Sponsors”), Thimble Point Acquisition Corp., a Delaware corporation (“THMA”), and Pear Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 6,900,000 THMA Class B Shares in the aggregate and 5,013,333 warrants, with each whole warrant exercisable for one THMA Class A Share (the “THMA Warrants”) as set forth on Schedule I attached hereto;

WHEREAS, immediately prior to the execution and delivery of this Sponsor Agreement, THMA, Oz Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of THMA (“Merger Sub”), and the Company entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub was merged with and into the Company, with the Company continuing on as the surviving entity and a direct wholly-owned Subsidiary of THMA, on the terms and conditions set forth therein; and

WHEREAS, in connection with, and as an inducement to, THMA and the Company entering into the Business Combination Agreement and consummating the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 6.4 (Public Announcements) and 6.6 (Exclusive Dealing) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions and each reference to THMA in such provision referred to each Sponsor.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.1 thereof (the earlier of clauses (a) and (b) herein, the “Expiration Time”), each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement / Proxy Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any THMA Shares or THMA Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of THMA Shares or THMA Warrants owned by such Sponsor (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between such Sponsor and any Affiliate of such Sponsor or Transfers among Sponsors and their respective Affiliates, so long as, prior to and as a condition to the effectiveness of any such Transfer to an Affiliate, such Affiliate executes and delivers to THMA a joinder to this Sponsor Agreement in the form attached hereto as Annex A.

Section 1.3 New Shares. In the event that (a) any THMA Shares, THMA Warrants or other equity securities of THMA are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of THMA Shares or THMA Warrants of, on or affecting the THMA Shares or THMA Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any THMA Shares, THMA Warrants or other equity securities of THMA after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any THMA Shares or other equity securities of THMA after the date of this Sponsor Agreement (such THMA Shares, THMA Warrants or other equity securities of THMA, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the THMA Shares or THMA Warrants owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, each of the Sponsors that holds any THMA Shares or THMA Warrants as of the Closing Date shall deliver to THMA and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among THMA, the Company, such Sponsors and certain of the Company’s stockholders or their respective Affiliates, as applicable, in substantially the form attached as Exhibit B to the Business Combination Agreement.

Section 1.5 Sponsor Support Agreements.

(a) At any meeting of the shareholders of THMA prior to the termination of this provision pursuant to Section 4.1, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of THMA is sought (regardless of whether there has been a Change of Recommendation), each Sponsor shall (a) appear at each such meeting or otherwise cause all of its THMA Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its THMA Shares (i) in favor of each Transaction Proposal, (ii) against any proposal relating to a THMA Acquisition Proposal and (iii) against any proposal, action or agreement that would impede, frustrate, prevent or nullify the consummation of the Merger (including those proposals that would result in a breach in any respect of any covenant, representation, warranty or other obligation or agreement of THMA or Merger Sub under the Business Combination Agreement) and the other transactions contemplated by the Business Combination Agreement.

(b) Each Sponsor shall not redeem any THMA Shares owned by such Sponsor in connection with the transactions contemplated by the Business Combination Agreement.

(c) During the period commencing on the date hereof and ending at the Expiration Time, each Sponsor shall not modify or amend any Contract between or among such Sponsor, any family member of such Sponsor or any Affiliate of such Sponsor (other than THMA or any of its Subsidiaries), on the one hand, and THMA or any of THMA’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Letter Agreement, dated as of February 1, 2021, by and among the Sponsors and THMA (the “Sponsor Letter Agreement”).

(d) Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of any THMA Shares . All rights, ownership and economic benefits of and relating to the THMA Shares shall remain vested in and belong to the Sponsors.

Section 1.6 Irrevocable Proxy. Subject to the last sentence of this Section 1.6, and solely in the event of a failure by a Sponsor to act in accordance with such Sponsor’s obligations as to voting all of its THMA Shares pursuant to Section 1.5 hereof prior to the termination of this provision pursuant to Section 4.1, and such Sponsor fails to vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its THMA Shares for a period of three days after such request, such Sponsor hereby grants a proxy appointing THMA as such Sponsor’s attorney-in-fact and proxy, with full power of substitution, for and in such Sponsor’s name, to vote, express consent or dissent, or otherwise to utilize such voting power with respect to any matter referenced in Section 1.5. This proxy and power of attorney is given by each Sponsor in connection with, and in consideration of, the execution of the Business Combination Agreement by the Company and to secure the performance of the duties of such Sponsor under this Agreement. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Sponsor Agreement.

Section 1.7 Additional Agreements.

(a) Waiver of Anti-dilution Protection. Subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law and the THMA Certificate of Incorporation and THMA Bylaws, Sponsor Holdco hereby irrevocably (i) waives and (ii) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the THMA Class B Shares convert into THMA Class A Shares pursuant to Section 4.3(b)(ii) of the THMA Certificate of Incorporation, solely in connection with the transactions contemplated by the Business Combination Agreement. The preceding sentence shall be void and of no force and effect if the Business Combination Agreement has been terminated for any reason.

(b) Corporate Opportunities. To the fullest extent permitted by applicable law, THMA, which will file a name change and appoint directors pursuant to the Business Combination Agreement in connection with the Closing (as of the Closing, the “Corporation”), on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Corporation and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to the Sponsor Holdco or any of its Affiliates or any of its or their agents, shareholders, members, partners, directors, officers, employees, Affiliates or Subsidiaries (other than the Corporation and its Subsidiaries), including any director, board observer or officer of the Corporation who is also an agent, shareholder, member, partner, director, officer, employee, Affiliate or Subsidiary of the Sponsor Holdco (each, a “Business Opportunities Exempt Party”), even if the business opportunity is one that the Corporation or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Business Opportunities Exempt Party shall have any duty to communicate or offer any such business opportunity to the Corporation or be liable to the Corporation or any of its Subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director, board observer or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Business Opportunities Exempt Party against any claim that such Person is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another Person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation or its Subsidiaries, unless, in the case of a Person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.

Section 1.8 Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.9 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to THMA and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (subject to the Bankruptcy and Equity Exception). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of such Sponsor’s THMA Shares and THMA Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such THMA Shares or THMA Warrants (other than transfer restrictions under the Securities Act)) affecting any such THMA Shares or THMA Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Governing Documents of THMA, (iii) the Business Combination Agreement, (iv) the Sponsor Letter Agreement, (v) the Subscription Agreement or (vi) any applicable securities Laws. Such Sponsor’s THMA Shares and THMA Warrants are the only equity securities in THMA owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s THMA Shares or THMA Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such THMA Shares or THMA Warrants, except as provided hereunder and under the Sponsor Letter Agreement. Other than the THMA Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of THMA or any equity securities convertible into, or which can be exchanged for, equity securities of THMA.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s THMA Shares or THMA Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There is no Proceeding pending against such Sponsor, or to the knowledge of such Sponsor, threatened in writing against such Sponsor, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.4 of the THMA Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Sponsor, for which THMA or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any family member of such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with THMA or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of THMA and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

(h) No Other Representations or Warranties. Except for the representations and warranties made by the Sponsors in this Article II, no Sponsor nor any other Person makes any express or implied representation or warranty to THMA or the Company in connection with this Sponsor Agreement or the transactions contemplated by this Sponsor Agreement, and each Sponsor expressly disclaims any such other representations or warranties.

ARTICLE III

EARNOUT

Section 3.1 Sponsor Holdco Earnout Shares. The Sponsor Holdco agrees that, in connection with the Business Combination Agreement and the transactions contemplated thereby, 1,269,600 THMA Class B Shares held by it (the “Sponsor Holdco Earnout Shares”), shall, concurrently with, and subject to and conditioned upon, the Closing, have the Legend (as defined below) affixed to them and be held subject to the terms and conditions of this Article III.

Section 3.2 Legend. The books and records of THMA evidencing the Sponsor Holdco Earnout Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF JUNE 21, 2021, BY AND AMONG THIMBLE POINT ACQUISITION CORP., PEAR THERAPEUTICS, INC. AND THE SPONSORS SET FORTH ON SCHEDULE I THERETO.

Section 3.3 Sponsor Holdco Earnout Warrants. The Sponsor Holdco agrees that, in connection with the Business Combination Agreement and the transactions contemplated thereby, 922,453 THMA Warrants held by the Sponsor Holdco shall be held in trust (the “Sponsor Holdco Earnout Warrants”, and collectively with the Sponsor Holdco Earnout Shares, the “Sponsor Holdco Earnout”).

Section 3.4 Procedures Applicable to the Sponsor Holdco Earnout.

(a) As soon as practicable, and in any event within ten (10) Business Days after the occurrence of a Sponsor Earnout Triggering Event (as defined below), THMA shall (i) remove, or cause to be removed, the Legend from the books and records of THMA evidencing the Sponsor Holdco Earnout Shares with respect to which a Sponsor Earnout Triggering Event has occurred, and such shares shall no longer be subject to any of the terms of this Article III, and (ii) release a certain amount of Sponsor Holdco Earnout Warrants pursuant to the terms of Section 3.5 below (such actions, a “Release”).

(b) The Sponsor Holdco shall not Transfer any Sponsor Holdco Earnout Shares or Sponsor Holdco Earnout Warrants until the later of (i) the date on which the relevant vesting triggers have been satisfied as described in Section 3.5 below and, in the case of Sponsor Holdco Earnout Shares, the Legend on such shares has been removed from such shares and (ii) the date on which the Sponsor Holdco Earnout Shares are no longer subject to the transfer restrictions set forth in the Lock-Up Agreement (other than in connection with Transfers permitted thereunder).

(c) Any Sponsor Holdco Earnout Shares or Sponsor Holdco Earnout Warrants not eligible for Release in accordance with the terms of Section 3.5 on or before the fifth (5th) anniversary of the Closing Date (the “Earnout Lockup Period”) shall immediately thereafter be forfeited to THMA and canceled and Sponsor Holdco shall not have any rights with respect thereto (the “Forfeiture”).

Section 3.5 Release of Sponsor Holdco Earnout Shares. The Sponsor Holdco Earnout Shares shall be Released as follows (each such event, a “Sponsor Earnout Triggering Event”):

(a) Upon the occurrence of Triggering Event I, 423,200 of the Sponsor Holdco Earnout Shares and 307,485 of the Sponsor Holdco Earnout Warrants will be Released (and the restrictions contained in this Article III shall no longer apply to such Sponsor Holdco Earnout Shares and Sponsor Holdco Earnout Warrants);

(b) Upon the occurrence of Triggering Event II, 423,200 of the Sponsor Holdco Earnout Shares and 307,484 of the Sponsor Holdco Earnout Warrants will be Released (and the restrictions contained in this Article III shall no longer apply to such Sponsor Holdco Earnout Shares and Sponsor Holdco Earnout Warrants); and

(c) Upon the occurrence of Triggering Event III, 423,200 of the Sponsor Holdco Earnout Shares and 307,484 of the Sponsor Holdco Earnout Warrants will be Released (and the restrictions contained in this Article III shall no longer apply to such Sponsor Holdco Earnout Shares and Sponsor Holdco Earnout Warrants).

(d) For the avoidance of doubt, the Sponsor Holdco shall be entitled to receive the Sponsor Holdco Earnout upon the occurrence of each Sponsor Earnout Triggering Event; provided, however, that in no event shall any Sponsor Earnout Holdco Shares or Sponsor Earnout Holdco Warrants be Released prior to the date that is 90 days after the Closing; provided, further, that any Sponsor Holdco Earnout Shares and Sponsor Holdco Earnout Warrants not earned prior to the date that is the fifth anniversary of the Closing shall be deemed to be forfeited; provided, further, that each Triggering Event shall only occur once, if at all, and in no event shall the Sponsor Holdco be entitled to have Released more than an aggregate of 1,269,600 Sponsor Holdco Earnout Shares and 922,453 Sponsor Holdco Earnout Warrants; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or over the same overlapping trading days.

Section 3.6 Acceleration Event. If, during the Earnout Lockup Period, there is a Acceleration Event, then immediately prior to the consummation of such Change of Control Transaction, (a) all of the Triggering Events shall have been deemed to occur and (b) THMA shall Release or cause to be Released to the Sponsor Holdco all of the Sponsor Holdco Earnout Shares and all of the Sponsor Holdco Earnout Warrants less the number of Sponsor Holdco Earn Out Shares and Sponsor Holdco Earnout Warrants previously Released, if any. Following such Release, this Article III shall terminate and no further Sponsor Holdco Earnout shall be released.

Section 3.7 Equitable Adjustments. The number of Sponsor Holdco Earnout Shares Released, as provided in this Article III, shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to THMA Class A Shares occurring on or after the Closing and prior to the date of such Release (other than the conversion of THMA Class B Shares into THMA Class A Shares at the Closing).

Section 3.8 Application of Article III. For the avoidance of doubt, nothing in this Article III shall be deemed to affect any shares of THMA Class A Shares owned of record or beneficially by any of the Sponsors other than the Sponsor Holdco Earnout Shares, and all rights and obligations of the Sponsors with respect to all shares of THMA Class A Shares owned by them, other than the Sponsor Holdco Earnout Shares, will remain intact.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination. This Sponsor Agreement and the applicable provisions set forth herein shall terminate and be of no further force or effect upon the earliest to occur of (a) the Expiration Time, and (b) the written agreement of Sponsor Holdco, THMA, and the Company to terminate this Sponsor Agreement; provided, that in the event that the Effective Time occurs, the provisions of Article III, Article IV and all definitions or other interpretative provisions referenced therein shall remain in full force and effect until and through the earlier of (i) Forfeiture and (ii) the Sponsor Holdco Earnout ceasing to be subject to provisions of Article III. Upon the termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article IV shall survive the termination of this Sponsor Agreement.

Section 4.2 Governing Law. This Sponsor Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 4.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE OR, IN THE EVENT EACH FEDERAL COURT WITHIN THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION, ANY OTHER DELAWARE STATE COURT), FOR THE PURPOSES OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS SPONSOR AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS SPONSOR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT, AND FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN

AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AGAINST SUCH PARTY (I) ARISING UNDER THIS SPONSOR AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS SPONSOR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (A) ANY CLAIM THAT SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE COURTS AS DESCRIBED IN THIS SECTION 4.3 FOR ANY REASON, (B) THAT SUCH PARTY OR SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM THE JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (C) THAT (X) THE PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IN ANY SUCH COURT IS BROUGHT AGAINST SUCH PARTY IN AN INCONVENIENT FORUM, (Y) THE VENUE OF SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AGAINST SUCH PARTY IS IMPROPER OR (Z) THIS SPONSOR AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED AGAINST SUCH PARTY IN OR BY SUCH COURTS. EACH PARTY AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 4.9 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION.

(b) WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS SPONSOR AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS SPONSOR AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SPONSOR AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.3.

Section 4.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 4.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Sponsor Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 4.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by THMA, the Company and the Sponsor Holdco.

Section 4.7 Severability. If any term or other provision of this Sponsor Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Sponsor Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Sponsor Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Sponsor Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 4.8 Disclosure. Each Sponsor hereby authorizes THMA and the Company to publish and disclose in any announcement or disclosure required by the SEC the Sponsor’s identity and ownership of the THMA Shares and the nature of the Sponsor’s obligations under this Sponsor Agreement.

Section 4.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the parties as follows:

If to THMA:

Thimble Point Acquisition Corp.

195 Church Street, 15th Floor

New Haven, Connecticut 06510

Attention:         Elon Boms

Email:               elon@pvfamilyoffice.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:         Melissa Sawyer

Email:               sawyerm@sullcrom.com

If to the Company, to:

Pear Therapeutics, Inc.

200 State Street, 13th Floor

Boston, Massachusetts 02109

Attention:         Ronan O’Brien, General Counsel and Secretary

Email:               ronan.obrien@peartherapeutics.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:         Jocelyn M. Arel

                          Michael R. Patrone

Email:               jarel@goodwinlaw.com

                          mpatrone@goodwinlaw.com

If to a Sponsor, to such Sponsor, c/o:

LJ10 LLC

195 Church Street, 15th Floor

New Haven, Connecticut 06510

Attention:         Elon Boms

Email:               elon@pvfamilyoffice.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:         Melissa Sawyer

Email:               sawyerm@sullcrom.com

Section 4.10 Counterparts. This Sponsor Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Sponsor Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Sponsor Agreement.

Section 4.11 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 4.12 Fiduciary Duties. Notwithstanding anything in this Sponsor Agreement to the contrary, (a) each Sponsor makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the THMA Class B Shares and (b) nothing herein will be construed to limit or affect any action or inaction by any Sponsor in its capacity as a member of the board of directors (or other similar governing body) of THMA or any of its Affiliates or as an officer, employee or fiduciary of THMA or any of its Affiliates, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of THMA or such Affiliate.

Section 4.13 Non-Recourse. This Agreement may only be enforced against, and Proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement or any Subsidiary of the Company or THMA will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any Proceeding based upon, arising out of or related to this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, THMA, and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSORS:

LJ10 LLC

By:	/s/ Elon S. Boms
	Name:	Elon S. Boms
	Title:	Manager

/s/ Elon S. Boms
Elon S. Boms

/s/ Steven J. Benson
Steven J. Benson

/s/ Joseph Iannotta
Joseph Iannotta

/s/ Meghan M. Fitzgerald
Meghan M. FitzGerald

/s/ Henry S. Miller
Henry S. Miller

/s/ Michael J. Christenson
Michael J. Christenson

/s/ Anil Aggarwal
Anil Aggarwal

/s/ Brian Barth
Brian Barth

/s/ Michael K. Simon
Michael K. Simon

/s/ Michael Tessler
Michael Tessler

/s/ Jarrod Yuster
Jarrod Yuster

[Signature Page to Sponsor Support Agreement]

THMA:

THIMBLE POINT ACQUISITION CORP.

By:	/s/ Elon S. Boms
	Name:	Elon S. Boms
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

PEAR THERAPEUTICS, INC.

By:	/s/ Corey McCann, M.D., Ph.D.
Name:	Corey McCann, M.D., Ph.D.
Title:	President & Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex F

FORWARD PURCHASE AGREEMENT

This Forward Purchase Agreement (this “Agreement”) is entered into as of February 1, 2021, by and between Thimble Point Acquisition Corp., a Delaware corporation (the “Company”), and KLP SPAC 1 LLC (the “Purchaser”).

Recitals

WHEREAS, the Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (as amended from time to time, the “Registration Statement”) for its initial public offering (“IPO”) of 24,000,000 units (or 27,600,000 units if the underwriters’ over-allotment option (the “IPO Option”) is exercised in full) (the “Public Units”) at a price of $10.00 per Public Unit, each Public Unit comprised of one share of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Shares,” and the Class A Shares included in the Public Units, the “Public Shares”), and one-third of one redeemable warrant, where each whole redeemable warrant is exercisable to purchase one Class A Share at an exercise price of $11.50 per share (the “Warrants,” and the Warrants included in the Public Units, the “Public Warrants”);

WHEREAS, the Company’s sponsor, LJ10 LLC, has agreed to purchase an aggregate of 4,533,333 Warrants (or 5,013,333 Warrants if the IPO Option is exercised in full) at a price of $1.50 per warrant in a private placement that will close simultaneously with the closing of the IPO (the “Private Placement Warrants”);

WHEREAS, following the closing of the IPO (the “IPO Closing”), the Company will seek to identify and consummate a Business Combination;

WHEREAS, the parties wish to enter into this Agreement, pursuant to which concurrently with the closing of the Company’s initial Business Combination (the “Business Combination Closing”), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, on a private placement basis, 5,000,000 Units (the “Forward Purchase Units”), with each Forward Purchase Unit consisting of one Class A Share (a “Forward Purchase Share”) and one-third of one warrant to purchase one Class A Share, for $10.00 per Forward Purchase Unit, or an aggregate purchase price of $50,000,000;

WHEREAS, proceeds from the IPO and the sale of the Private Placement Warrants in an aggregate amount equal to the gross proceeds from the IPO will be deposited into a trust account for the benefit of the holders of the Public Shares (the “Trust Account”), as described in the Registration Statement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1.    Sale and Purchase.

(a)    Forward Purchase Units.

(i)    Subject to the terms and conditions set forth herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 5,000,000 Forward Purchase Units for a purchase price of $10.00 per Forward Purchase Unit (the “Forward Purchase Price”), or $50,000,000 in the aggregate.

(ii)    Each Forward Purchase Warrant will have the same terms as each Public Warrant and will be subject to the terms and conditions of the Warrant Agreement to be entered into between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, in connection with the IPO (the “Warrant Agreement”). Each Forward Purchase Warrant will entitle the holder thereof to purchase one Class A Share at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement, and only whole Forward Purchase Warrants will be exercisable. The Forward Purchase Warrants will become exercisable on the later of thirty (30) days after the Business Combination Closing and twelve (12) months from the closing of the IPO, and will expire at 5:00 p.m., New York City time, five (5) years after the Business Combination Closing or earlier upon redemption or the liquidation of the Company, as described in the Warrant Agreement.

(iii)    At least ten (10) Business Days before the Business Combination Closing, the Company shall provide the Purchaser with a notice (the “Company Notice”) including:

A.    the anticipated date of the Business Combination Closing; and

B.    instructions for wiring the Forward Purchase Price.

(iv)    The closing of the sale of Forward Purchase Units (the “Forward Closing”) shall be held on the same date and concurrently with the Business Combination Closing; provided, that at the Purchaser’s request, the Forward Closing may occur up to five (5) Business Days prior the Business Combination Closing (such date being referred to as the “Forward Closing Date”). At least three (3) Business Days prior to the Forward Closing Date, the Purchaser shall deliver the Forward Purchase Price for the Forward Purchase Units by wire transfer of U.S. dollars in immediately available funds to an account specified in the Company Notice to be held in escrow until the Forward Closing. Immediately prior to the Forward Closing on the Forward Closing Date, (A) the Forward Purchase Price shall be released from escrow automatically and without further action by the Company or the Purchaser, and (B) upon such release, the Company shall issue the Forward Purchase Units to the Purchaser in book-entry form, free and clear of any liens, registered in the name of the Purchaser (or its nominee in accordance with its delivery instructions), or to a custodian designated by the Purchaser, as applicable. In the event the Business Combination Closing does not occur within ten (10) Business Days of the date scheduled for closing, the Forward Closing shall not occur and the Company shall promptly (but not later than one (1) Business Day thereafter) return the Forward Purchase Price to the Purchaser; provided that the return of the Forward Purchase Price placed in escrow shall not terminate this Agreement or otherwise relieve either party of any of its obligations hereunder and the Company may provide a subsequent Company Notice pursuant to Section 1(a)(iii). For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

(b)    Legends. Each register and book entry for the Forward Purchase Units shall contain a notation, and each certificate (if any) evidencing the Forward Purchase Units shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FORWARD PURCHASE AGREEMENT BY AND BETWEEN THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

2.    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows, as of the date hereof:

(a)    Organization and Power. The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)    Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights (as defined below) may be limited by applicable federal or state securities laws.

(c)    Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

(d)    Compliance with Other Instruments. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(e)    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Forward Purchase Units to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Forward Purchase Units. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof. Person does not include any affiliated entity of Purchaser.

(f)    Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Forward Purchase Units, as well as the terms of the Company’s proposed IPO, with the Company’s management.

(g)    Restricted Securities. The Purchaser understands that the offer and sale of the Forward Purchase Units to the Purchaser has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Forward Purchase Units are

“restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Forward Purchase Units indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Forward Purchase Units for resale, except for the Registration Rights. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Forward Purchase Units, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser acknowledges that the Company has filed the Registration Statement for its proposed IPO. The Purchaser understands that the offering of the Forward Purchase Units is not, and is not intended to be, part of the IPO, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to the Forward Purchase Units.

(h)    No Public Market; IPO and Related Transactions. The Purchaser understands that no public market now exists for the Forward Purchase Units, and that the Company has made no assurances that a public market will ever exist for the Forward Purchase Units. The Purchaser further understands that the terms of the proposed IPO and each of the transactions related thereto described herein, including but not limited to the number and price of securities sold as well as their structure and terms, are subject to adjustment and change in the discretion of the Company and its affiliates.

(i)    High Degree of Risk. The Purchaser understands that its agreement to purchase the Forward Purchase Units involves a high degree of risk which could cause the Purchaser to lose all or part of its investment.

(j)    Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(k)    No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Units.

(l)    Residence. The Purchaser’s principal place of business is the office or offices located at the address of the Purchaser set forth on the signature page hereof.

(m)    Non-Public Information. The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

(n)    Adequacy of Financing. At the time of the Forward Closing, the Purchaser will have available to it sufficient funds to satisfy its obligations under this Agreement.

(o)    No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser and this offering, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any person on behalf of the Company or any of the Company’s affiliates (collectively, the “Company Parties”).

3.    Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a)    Incorporation and Corporate Power. The Company is duly incorporated and validly existing and in good standing as a corporation under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has no subsidiaries.

(b)    Capitalization. On the date hereof, the authorized share capital of the Company consists of:

(i)    200,000,000 Class A Shares, 24,000,000 of which are included in the units that are issued and outstanding.

(ii)    20,000,000 shares of Class B common stock, par value $0.0001 per share, of the Company (the “Class B Shares”), 5,750,000 of which are issued and outstanding (or 6,900,000 after giving effect to a 1.2-to-1 forward stock split). All of the outstanding Class B Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(iii)    1,000,000 shares of undesignated preferred stock, none of which are issued and outstanding.

(c)    Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement and to issue the Forward Purchase Units at the Forward Closing has been taken or will be taken prior to the Forward Closing. All action on the part of the stockholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Forward Closing, and the issuance and delivery of the Forward Purchase has been taken or will be taken prior to the Forward Closing. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

(d)    Valid Issuance of Securities. The Forward Purchase Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, as applicable, and free of all preemptive or similar rights, taxes, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in this Agreement and subject to the filings described in Section 3(e) below, the Forward Purchase Units will be issued in compliance with all applicable federal and state securities laws.

(e)    Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for applicable requirements of the Securities Act, and applicable state securities laws, if any, and pursuant to the Registration Rights.

(f)    Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default

(i) of any provisions of the Company’s certificate of incorporation, as it may be amended from time to time (the “Charter”), or other governing documents of the Company, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which it is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

(g)    Operations. As of the date hereof, the Company has not conducted, and prior to the IPO Closing the Company will not conduct, any operations other than organizational activities and activities in connection with offerings of its securities.

(h)    No General Solicitation. Neither the Company, nor any of its officers, directors, employees, agents or stockholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Units.

(i)    No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, this offering, the proposed IPO or a potential Business Combination, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.

4.    Registration Rights; Transfer

(a)    Registration Rights. The Purchaser has been or will be granted registration rights by the Company with respect to the Forward Purchase Units pursuant to a registration rights agreement to be entered into with the Company, a form of which has been filed with the Registration Statement (the “Registration Rights”).

(b)    Transfer. This Agreement and all of the Purchaser’s rights and obligations hereunder (including the Purchaser’s obligation to purchase the Forward Purchase Units) may be transferred or assigned, at any time and from time to time, in whole or in part, to one or more affiliates of the Purchaser (each such transferee, a “Transferee”). Upon any such assignment:

(i)    the applicable Transferee shall execute a signature page to this Agreement, substantially in the form of Exhibit A hereto (the “Joinder Agreement”), which shall reflect the number of Forward Purchase Units to be purchased by such Transferee (the “Transferee Securities”), and, upon such execution, such Transferee shall have all the same rights and obligations of the Purchaser hereunder with respect to the Transferee Securities, and references herein to the “Purchaser” shall be deemed to refer to and include any such Transferee with respect to such Transferee and to its Transferee Securities; provided, that any representations, warranties, covenants and agreements of the Purchaser and any such Transferee shall be several and not joint and shall be made as to the Purchaser or any such Transferee, as applicable, as to itself only; and

(ii)    upon a Transferee’s execution and delivery of a Joinder Agreement, the number of Forward Purchase Units to be purchased by the Purchaser hereunder shall be reduced by the total number of Forward Purchase Units to be purchased by the applicable Transferee pursuant to the applicable Joinder Agreement, which reduction shall be evidenced by the Purchaser and the Company amending Schedule A to this Agreement to reflect each transfer, and the Purchaser shall be fully and unconditionally released from its obligation to purchase such Transferee Securities hereunder. For the avoidance of doubt, this Agreement need not be amended and restated in its entirety, but only Schedule A needs be so amended and updated and executed by each of the Purchaser and the Company upon the occurrence of any such transfer of Transferee Securities.

5.    Additional Agreements, Acknowledgements and Waivers of the Purchaser.

(a)    Lock-up; Transfer Restrictions. The Purchaser agrees that it shall not Transfer any Forward Purchase Shares or Forward Purchase Warrants until 30 days after the completion of the initial Business Combination. Notwithstanding the foregoing, Transfers of the Forward Purchase Shares and Forward Purchase Warrants are permitted (any such transferees, the “Permitted Transferees”): (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members, managers or affiliates of the Purchaser, or any employees or advisors of the Company, the Purchaser or such affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Class A Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; (vi) as a distribution to limited partners, members or stockholders of the Purchaser; (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi) above; provided, however, that in each case, these Permitted Transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. “Transfer” shall mean the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position (within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder) with respect to, any of the Forward Purchase Shares or the Forward Purchase Warrants (excluding any pledges in the ordinary course of business for bona fide financing purposes or as part of prime brokerage arrangements), (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Forward Purchase Shares or the Forward Purchase Warrants, whether any such transaction is to be settled by delivery of such Forward Purchase Shares or Forward Purchase Warrants, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

(b)    Trust Account.

(i)    The Purchaser hereby acknowledges that it is aware that the Company will establish the Trust Account for the benefit of its public stockholders upon the IPO Closing. The Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of the Company as a result of any liquidation of the Company, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it.

(ii)    The Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it. In the event the Purchaser has any Claim against the Company under this Agreement, the Purchaser shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Public Shares held by it.

6.    NASDAQ Listing. The Company will use commercially reasonable efforts to effect the listing of the Class A Shares and Public Warrants on the Nasdaq Capital Market (or another national securities exchange).

7.    Forward Closing Conditions.

(a)    The obligation of the Purchaser to purchase the Forward Purchase Units at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchaser:

(i)    The Business Combination shall be consummated substantially concurrently with the purchase of the Forward Purchase Units;

(ii)    The Company shall have delivered to the Purchaser a certificate evidencing the Company’s good standing as a Delaware corporation;

(iii)    The representations and warranties of the Company set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement;

(iv)    The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Forward Closing; and

(v)    No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Forward Purchase Units.

(b)    The obligation of the Company to sell the Forward Purchase Units at the Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Company:

(i)    The Business Combination shall be consummated substantially concurrently with the purchase of Forward Purchase Units;

(ii)    The representations and warranties of the Purchaser set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement;

(iii)    The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Forward Closing; and

(iv)    No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Forward Purchase Units.

8.    Termination. This Agreement may be terminated at any time prior to the Forward Closing:

(a)    by mutual written consent of the Company and the Purchaser;

(b)    automatically:

(i)    if the IPO is not consummated on or prior to December 31, 2021; or

(ii)    if the Business Combination is not consummated within twenty-four (24) months from the closing of the IPO (or twenty-seven (27) months from the closing of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for the Business Combination within twenty-four (24) months from the closing of the IPO but has not completed the Business Combination within such twenty-four (24) month period), or such later date as may be approved by the Company’s stockholders.

In the event of any termination of this Agreement pursuant to this Section 8, the Forward Purchase Price (and interest thereon, if any), if previously paid, and all Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchaser, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or stockholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 8 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

9.    General Provisions.

(a)    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to: Thimble Point Acquisition Corp., 195 Church Street, 15th Floor, New Haven, CT 06510, Attn: Elon S. Boms, with a copy to the Company’s counsel at: Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, Attn: Catherin M. Clarkin, Esq.. All communications to the Purchaser shall be sent to the Purchaser’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 9(a).

(b)    No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(c)    Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Forward Closing.

(d)    Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(e)    Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f)    Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(g)    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(h)    Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(i)    Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

(j)    Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(K)    WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(l)    Amendments. This Agreement may not be amended, modified or waived as to any particular provision except with the prior written consent of the Company and the Purchaser.

(m)    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(n)    Expenses. Each of the Company and the Purchaser will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent; stamp taxes and all of The Depository Trust Company’s fees associated with the issuance of the Forward Purchase Units.

(o)    Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

(p)    Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(q)    Specific Performance. The Purchaser agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchaser in accordance with the terms hereof and that the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

PURCHASER:

KLP SPAC 1 LLC

By:	/s/ Elon S. Boms
Name:	Elon S. Boms
Title:	Manager

Address for Notices:
KLP SPAC 1 LLC
195 Church Street, 15th Floor
New Haven, CT 06510

COMPANY:

THIMBLE POINT ACQUISITION CORP.

By:	/s/ Joseph Iannotta
Name:	Joseph Iannotta
Title:	Chief Financial Officer

[Signature Page to Forward Purchase Agreement]

EXHIBIT A

JOINDER

TO BE EXECUTED UPON ANY ASSIGNMENT IN ACCORDANCE WITH THIS AGREEMENT TO “NUMBER OF FORWARD PURCHASE UNITS” AND “AGGREGATE PURCHASE PRICE FOR FORWARD PURCHASE UNITS” SET FORTH BELOW

Number of Forward Purchase Units:
Aggregate Purchase Price for Forward Purchase Units:	$

Number of Forward Purchase Units and Aggregate Purchase Price for Forward Purchase Units as of                     ,                     , accepted and agreed to as of this                      day of                     ,                     .

[ ]

By:
Name:
Title:

THIMBLE POINT ACQUISITION CORP.

By:
Name:
Title:

SCHEDULE A

SCHEDULE OF TRANSFERS OF FORWARD PURCHASE UNITS

The following transfers of a portion of the original number of Forward Purchase Units have been made:

Date of Transfer	Transferee	Number of Forward Purchase Units Transferred	Purchaser Revised Forward Purchase Units Amount

A-1

TO BE EXECUTED UPON ANY ASSIGNMENT OF FORWARD PURCHASE UNITS:

Schedule A as of                     ,                     , accepted and agreed to as of this                      day of                     ,                      by:

[ ]	THIMBLE POINT ACQUISITION CORP.

By:	By:
Name:	Name:
Title:	Title:

A-2

Annex G

FIRST AMENDMENT TO FORWARD PURCHASE AGREEMENT

This First Amendment to Forward Purchase Agreement (this “Amendment”), dated as of June 21, 2021, is entered into by and between Thimble Point Acquisition Corp., a Delaware corporation (the “Company”), and KLP SPAC 1 LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings given to them in the Forward Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Purchaser are party to that certain Forward Purchase Agreement, dated as of February 1, 2021 (the “Forward Purchase Agreement”);

WHEREAS, concurrently with the execution of this Amendment, the Company, Oz Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Pear Therapeutics, Inc., a Delaware corporation (“Pear”), are entering into a Business Combination Agreement, dated as of the date hereof (the “Business Combination Agreement”), pursuant to which the Company will complete its initial Business Combination; and

WHEREAS, in connection with the execution and delivery of the Business Combination Agreement and the transactions contemplated thereby, the Company and the Purchaser desire to amend the Forward Purchase Agreement effective as of immediately prior to the Closing (as defined in the Business Combination Agreement) to (i) eliminate one-third of one warrant to purchase one Class A Share from each of the Forward Purchase Units (as defined in the Forward Purchase Agreement) to be purchased and sold pursuant to the Forward Purchase Agreement and (ii) to modify the number of Class A Shares (as defined in the Forward Purchase Agreement) to be purchased and sold pursuant to the Forward Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, effective as of immediately prior to the Closing and subject to occurrence of the Closing immediately thereafter, the Forward Purchase Agreement will be amended pursuant to Section 9(l) thereof as follows:

1. The fifth WHEREAS clause of the Forward Purchase Agreement shall be deleted in its entirety and replaced with the following:

“WHEREAS, the parties wish to enter into this Agreement, pursuant to which concurrently with the closing of the Company’s initial Business Combination (the “Business Combination Closing”), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, on a private placement basis, such number of Class A Shares (the “Forward Purchase Shares”) as determined in accordance with the terms and subject to the conditions of this Agreement, with each Forward Purchase Share consisting of one Class A Share, for $10.00 per Forward Purchase Share;”

2. Section 1(a) of the Forward Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(a) Forward Purchase Shares.

(i) Subject to the terms and conditions set forth herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, such number of Forward Purchase Shares equal to the sum of (A) 2,300,000 and (B) the number of Forward Purchase Shares set forth in the Purchaser Election Notice in accordance with Section 1(a)(iii), if any, for a purchase price of $10.00 per Forward Purchase Share (the “Forward Purchase Price”).

(ii) Reserved.

(iii) At least ten (10) Business Days before the Business Combination Closing, the Company shall provide the Purchaser with a notice (the “Company Notice”) including: (A) the anticipated date of the Business Combination Closing; (B) the aggregate number of Class A Shares that THMA stockholders have validly elected to redeem in connection with the Business Combination as of the Business Day prior to the date of delivery of the Company Notice, if any; and (C) instructions for wiring the Forward Purchase Price. On the third (3rd) Business Day before the Business Combination Closing, the Company shall provide the Purchaser with an updated Company Notice (the “Updated Company Notice”) setting forth the aggregate number of Class A Shares that THMA stockholders have validly elected to redeem in connection with the Business Combination as of the Business Day prior to the date of delivery of the Updated Company Notice, if any (the “Redeemed Public Shares”). The Purchaser may elect, but shall not be obligated, to purchase additional Forward Purchase Shares up to the lesser of (x) the number of Redeemed Public Shares and (y) 2,700,000, by providing notice (the “Purchaser Election Notice”) to the Company of the number of additional Forward Purchase Shares that it elects to purchase by no later than one (1) Business Day following the delivery of the Updated Company Notice.

(iv) The closing of the sale of Forward Purchase Shares (the “Forward Closing”) shall be held on the same date and concurrently with the Business Combination Closing; provided, that at the Purchaser’s request, the Forward Closing may occur up to two (2) Business Days prior the Business Combination Closing (such date being referred to as the “Forward Closing Date”). At least one (1) Business Day prior to the Forward Closing Date, the Purchaser shall deliver the Forward Purchase Price for the Forward Purchase Shares by wire transfer of U.S. dollars in immediately available funds to an account specified in the Company Notice to be held in escrow until the Forward Closing. Immediately prior to the Forward Closing on the Forward Closing Date, (A) the Forward Purchase Price shall be released from escrow automatically and without further action by the Company or the Purchaser, and (B) upon such release, the Company shall issue the Forward Purchase Shares to the Purchaser in book-entry form, free and clear of any liens, registered in the name of the Purchaser (or its nominee in accordance with its delivery instructions), or to a custodian designated by the Purchaser, as applicable. In the event the Business Combination Closing does not occur within ten (10) Business Days of the date scheduled for closing, the Forward Closing shall not occur and the Company shall promptly (but not later than one (1) Business Day thereafter) return the Forward Purchase Price to the Purchaser; provided that the return of the Forward Purchase Price placed in escrow shall not terminate this Agreement or otherwise relieve either party of any of its obligations hereunder and the Company may provide a subsequent Company Notice pursuant to Section 1(a)(iii). For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.”

3. Section 5(a) of the Forward Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(a) Lock-up; Transfer Restrictions. The Purchaser agrees that it shall not Transfer any Forward Purchase Shares until 30 days after the completion of the initial Business Combination. Notwithstanding the foregoing, Transfers of the Forward Purchase Shares are permitted (any such transferees, the “Permitted Transferees”): (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members, managers or affiliates of the Purchaser, or any employees or advisors of the Company, the Purchaser or such affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Class A Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; (vi) as a distribution to limited partners, members or stockholders of

G-2

the Purchaser; (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi) above; provided, however, that in each case, these Permitted Transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. “Transfer” shall mean the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position (within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder) with respect to, any of the Forward Purchase Shares (excluding any pledges in the ordinary course of business for bona fide financing purposes or as part of prime brokerage arrangements), (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Forward Purchase Shares, whether any such transaction is to be settled by delivery of such Forward Purchase Shares, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).”

4. The terms “Forward Purchase Unit” and “Forward Purchase Units” shall be deleted and replaced with the terms “Forward Purchase Share” and “Forward Purchase Shares”, respectively, wherever such terms appear in the Forward Purchase Agreement.

5. Sections 9(a) and 9(e)-(q) of the Forward Purchase Agreement are incorporated by reference herein, mutatis mutandis.

6. Other than as provided for herein, all terms and conditions of the Forward Purchase Agreement shall remain in full force and effect.

[Signature Page Follows]

G-3

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

THIMBLE POINT ACQUISITION CORP.

By:	/s/ Joseph Iannotta
Name:	Joseph Iannotta
Title:	Chief Financial Officer

KLP SPAC 1 LLC

By:	/s/ Elon Boms
Name:	Elon Boms
Title:	Manager

[Signature Page to First Amendment to Forward Purchase Agreement]

Annex H

FORM OF TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (this “Agreement”) is dated as of June 21, 2021, by and among Thimble Point Acquisition Corp., a Delaware corporation (“THMA”), [    ], a [        ] (the “Company Stockholder”), and Pear Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholder is the holder of record and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Exchange Act) of the number and type of Equity Securities of the Company set forth on Schedule I hereto (together with any other Equity Securities of the Company that the Company Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, THMA, Oz Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of THMA (“Merger Sub”), and the Company entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing on as the surviving entity and a direct wholly-owned Subsidiary of THMA, on the terms and conditions set forth therein;

WHEREAS, upon and subject to the occurrence of the consummation of the Merger, on the terms and subject to the conditions set forth herein, each of the agreements listed on Schedule III hereto (collectively, the “Investor Agreements”) will terminate pursuant to the requisite consent of the Company and the parties thereto; and

WHEREAS, in connection with, and as an inducement to, THMA and the Company entering into the Business Combination Agreement and consummating the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

COMPANY STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Company Stockholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Stockholder shall be bound by and comply with Sections 6.4 (Public Announcements) and 6.6 (Exclusive Dealing), of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if the Company Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions and each reference to the Company in such provision referred to the Company Stockholder.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.1 thereof (the earlier of clauses (a) and (b) herein, the “Expiration Time”), the Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement / Proxy Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Company Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Subject Company Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between the Company Stockholder and any Affiliate of the Company Stockholder and their respective Affiliates, so long as, prior to and as a condition to the effectiveness of any such Transfer to an Affiliate, such Affiliate executes and delivers to THMA and the Company a joinder to this Agreement in the form attached hereto as Annex A.

Section 1.3 New Shares. In the event that (a) any Equity Securities of the Company are issued to the Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Company Shares of, on or affecting the Subject Company Shares owned by the Company Stockholder or otherwise, (b) the Company Stockholder purchases or otherwise acquires beneficial ownership of any Equity Securities of the Company after the date of this Agreement, or (c) the Company Stockholder acquires the right to vote or share in the voting of any Equity Securities of the Company after the date of this Agreement (such Subject Company Shares or other Equity Securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by the Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Company Shares owned by the Company Stockholder as of the date hereof.

Section 1.4 Company Stockholder Support Agreements.

(a) At any meeting of the shareholders of the Company prior to the termination of this provision pursuant to Section 3.1, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought, the Company Stockholder shall (a) appear at each such meeting or otherwise cause all of its Subject Company Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), in person or by proxy, or execute and deliver, as promptly as reasonably practicable (and in any event within 48 hours) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, a written consent (in such other form and substance as reasonably agreed by THMA and the Company, including in the form attached as attached hereto as Annex B), or cause such a written consent to be executed and delivered, covering all of its Subject Company Shares, (i) approving and adopting the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) against any proposal relating to a Company Acquisition Proposal and (iii) against any proposal, action or agreement that would impede, frustrate, prevent or nullify the consummation of the Merger (including those proposals that would result in a breach in any respect of any covenant, representation, warranty or other obligation or agreement of the Company under the Business Combination Agreement) or any of the other transactions contemplated by the Business Combination Agreement.

(b) During the period commencing on the date hereof and ending at the Expiration Time, the Company Stockholder shall not modify or amend any Contract between or among the Company Stockholder, any family member of the Company Stockholder or any Affiliate of the Company Stockholder (other than the Company or any of its Subsidiaries), on the one hand, and the Company or any of the Company’s Subsidiaries, on the other hand.

(c) Nothing contained in this Agreement shall be deemed to vest in THMA any direct or indirect ownership or incidence of ownership of any Equity Securities of the Company. All rights, ownership and economics benefits of and relating to the Subject Company Shares shall remain vested in and belong to the Company Stockholder.

Section 1.5 Irrevocable Proxy. Subject to the last sentence of this Section 1.5, and solely in the event of a failure by the Company Stockholder to act in accordance with the Company Stockholder’s obligations as to voting all of its Subject Company Shares pursuant to Section 1.4 hereof prior to the termination of this provision pursuant to Section 3.1, and the Company Stockholder fails to vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all of its Subject Company Shares for a period of three days after such request, the Company Stockholder hereby grants a proxy appointing THMA as the Company Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Company Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power with respect to any matter referenced in Section 1.4. This proxy and power of attorney is given by the Company Stockholder in connection with, and in consideration of, the execution of the Business Combination Agreement by THMA and to secure the performance of the duties of the Company Stockholder under this Agreement. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 1.6 Additional Agreements.

(a) Waiver of Anti-dilution Protection. Subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law, (i) the Company Stockholder hereby irrevocably (i) waives any anti-dilution protections, and (ii) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protection with respect to the rate that any Equity Securities of the Company (other than Company Common Shares) convert into Company Common Shares, solely in connection with the transactions contemplated by the Business Combination Agreement. The preceding sentence shall be void and of no force and effect if the Business Combination Agreement has been terminated for any reason.

(b) Waiver of Appraisal Rights; Litigation. The Company Stockholder hereby knowingly, irrevocably and unconditionally agrees not to assert, exercise or perfect, directly or indirectly, and waives all rights of appraisal, dissenters’ rights and similar rights relating to the Merger and the other transactions contemplated by the Business Combination Agreement that such Company Stockholder or any other Person may have by virtue of, or with respect to, all of the Company Shares held by such Stockholder, whether under the DGCL or other applicable law, contract or otherwise. The Company Stockholder further agrees not to commence, join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against THMA or the Company or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement (including any claim seeking to enjoin or delay the Closing), (ii) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with the negotiation and entry into this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing or (iii) the treatment of the Company Shares under the Business Combination Agreement.

(c) Corporate Opportunities. To the fullest extent permitted by applicable law, THMA, which will file a name change and appoint directors pursuant to the Business Combination Agreement in connection with the Closing (as of the Closing, the “Corporation”), on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Corporation and its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to the Company Stockholder or any of its Affiliates or any of its or their agents, shareholders, members, partners, directors, officers, employees, Affiliates or

Subsidiaries (other than the Corporation and its Subsidiaries), including any director, board observer or officer of the Corporation who is also an agent, shareholder, member, partner, director, officer, employee, Affiliate or Subsidiary of the Company Stockholder (each, a “Business Opportunities Exempt Party”), even if the business opportunity is one that the Corporation or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Business Opportunities Exempt Party shall have any duty to communicate or offer any such business opportunity to the Corporation or be liable to the Corporation or any of its Subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director, board observer or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Business Opportunities Exempt Party against any claim that such Person is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another Person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation or its Subsidiaries, unless, in the case of a Person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.

(d) Trust Account Waiver. Reference is made to the final prospectus of THMA, filed with the SEC (File No. 333-252150) on February 1, 2020 (the “Prospectus”). The Company Stockholder acknowledges and agrees and understands that THMA has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of THMA’s public stockholders (including overallotment shares acquired by THMA’s underwriters), and THMA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of THMA entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company Stockholder hereby agrees that, notwithstanding the foregoing or anything to the contrary in this Agreement, the Company Stockholder does not now or shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between THMA or any of its affiliates or representatives, on the one hand, and, the Company Stockholder, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company Stockholder hereby irrevocably waives any Trust Account Released Claims that it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or contracts, agreements or other arrangements with THMA or any of its affiliates or representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with THMA or any of its affiliates or representatives), other than for the release of proceeds from the Trust Account upon the consummation of the Merger. This Section 1.6(d) shall survive the termination of this Agreement for any reason.

Section 1.7 Termination of Investor Agreements. Each Company Stockholder, by this Agreement, and with respect to any of its Subject Company Shares, severally and not jointly, hereby shall terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time, each of the Investor Agreements to which such Company Stockholder is a party, and if applicable to such Company Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, observer rights with respect to the Company’s board of directors or rights to receive information delivered to the Company’s board of directors or other similar rights not generally available to stockholders of the Company between such Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

Section 1.8 Further Assurances. The Company Stockholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.9 No Inconsistent Agreement. The Company Stockholder hereby represents and covenants that the Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Company Stockholder’s obligations hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Stockholders. The Company Stockholder represents and warrants as of the date hereof to THMA and the Company (solely with respect to itself, himself or herself) as follows:

(a) Organization; Due Authorization. If the Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Stockholder. If the Company Stockholder is an individual, the Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with the terms hereof (subject to the Bankruptcy and Equity Exception). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Stockholder.

(b) Ownership. The Company Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Company Stockholder’s Subject Company Shares set forth on Schedule I, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Company Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Company Shares, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of the Company, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The Company Stockholder’s Subject Company Shares are the only Equity Securities in the Company owned of record or beneficially by the Company Stockholder on the date of this Agreement, and none of the Company Stockholder’s Subject Company Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Company Shares, except as provided hereunder. The Company Stockholder does not hold or own any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by the Company Stockholder does not, and the performance by the Company Stockholder of his, her or its obligations hereunder will not, (i) if the Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of the Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Stockholder or the Company Stockholder’s Subject Company Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(d) Litigation. There is no Proceeding pending against the Company Stockholder, or to the knowledge of the Company Stockholder, threatened in writing against the Company Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(e) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither the Company Stockholder nor any family member of the Company Stockholder or, to the knowledge of the Company Stockholder, any Person in which the Company Stockholder has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with the Company or its Subsidiaries.

(f) Acknowledgment. The Company Stockholder understands and acknowledges that each of THMA and the Company is entering into the Business Combination Agreement in reliance upon the Company Stockholder’s execution and delivery of this Agreement.

(g) No Other Representations or Warranties. Except for the representations and warranties made by the Company Stockholder in this Article II, no Company Stockholder nor any other Person makes any express or implied representation or warranty to THMA or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and each Company Stockholder expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and the applicable provisions set forth herein shall terminate and be of no further force or effect upon the earliest to occur of (a) the Expiration Time, and (c) the written agreement of the Company Stockholder, THMA, and the Company to terminate this Agreement. Upon the termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. Section 1.6(d) and this ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. (A) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE OR, IN THE EVENT EACH FEDERAL COURT WITHIN THE STATE OF DELAWARE DECLINES TO ACCEPT

JURISDICTION, ANY OTHER DELAWARE STATE COURT), FOR THE PURPOSES OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT, AND FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AGAINST SUCH PARTY (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (A) ANY CLAIM THAT SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE COURTS AS DESCRIBED IN THIS SECTION 3.3 FOR ANY REASON, (B) THAT SUCH PARTY OR SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM THE JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (C) THAT (X) THE PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IN ANY SUCH COURT IS BROUGHT AGAINST SUCH PARTY IN AN INCONVENIENT FORUM, (Y) THE VENUE OF SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AGAINST SUCH PARTY IS IMPROPER OR (Z) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED AGAINST SUCH PARTY IN OR BY SUCH COURTS. EACH PARTY AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 3.9 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION.

(b) WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF AN ORIGINAL COUNTERPART OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.3.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 3.6 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by THMA, the Company and the Company Stockholder.

Section 3.7 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 3.8 Disclosure. The Company Stockholder hereby authorizes THMA and the Company to publish and disclose in any announcement or disclosure required by the SEC the Company Stockholder’s identity and ownership of the Subject Company Shares and the nature of the Company Stockholder’s obligations under this Agreement.

Section 3.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the parties as follows:

If to THMA:

Thimble Point Acquisition Corp.

195 Church Street, 15th Floor

New Haven, Connecticut 06510

Attention:         Elon Boms

Email:              elon@pvfamilyoffice.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:         Melissa Sawyer

Email:               sawyerm@sullcrom.com

If to the Company, to:

Pear Therapeutics, Inc.

200 State Street, 13th Floor

Boston, Massachusetts 02109

Attention:         Ronan O’Brien, General Counsel and Secretary

Email:               ronan.obrien@peartherapeutics.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:         Jocelyn M. Arel

               Michael R. Patrone

Email:              jarel@goodwinlaw.com

               mpatrone@goodwinlaw.com

If to the Company Stockholder:

[                    ]

[                    ]

[                    ]

Attention:         [                    ]

Email:               [                    ]

with a copy to (which shall not constitute notice):

[                    ]

[                    ]

[                    ]

Attention:        [                    ]

[                    ]

Email:              [                    ]

[                    ]

Section 3.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 3.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 3.12 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Company Stockholder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject Company Shares and (b), if applicable, nothing herein will be construed to limit or affect any action or inaction by the Company Stockholder in its capacity as a member of the board of directors (or other similar governing body) of the Company or any of its Affiliates or as an officer, employee or fiduciary of the Company or any of its Affiliates, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of the Company or such Affiliate.

Section 3.13 Non-Recourse. This Agreement may only be enforced against, and Proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement or any Subsidiary of the Company or THMA will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any Proceeding based upon, arising out of or related to this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholder, THMA, and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDER:

[ ]

By:
Name:
Title:

THMA:

THIMBLE POINT ACQUISITION CORP.

By:
Name:
Title:

COMPANY:

PEAR THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Company Stockholder Support Agreement]

Annex I

FORM OF STOCKHOLDER LOCK-UP AGREEMENT

THIS STOCKHOLDER LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [    ], 2021 by and between (a) Thimble Point Acquisition Corp., a Delaware corporation (the “Company”), and (b) the person or entity identified under the heading “Holder” on the signature page hereto (“Holder”). Capitalized terms used but not otherwise defined in this Agreement will have the meanings ascribed to such terms in the Business Combination Agreement, dated as of the date hereof, by and among the Company, Oz Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of THMA, and Pear Therapeutics, Inc., a Delaware corporation (as it may be amended or supplemented from time to time, the “Business Combination Agreement”).

WHEREAS, in connection with the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which any shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Holders immediately following the Closing or shares of Common Stock issued with respect to or in exchange for Rollover Options or Assumed Warrants on or after the Closing as permitted by this Agreement (other than shares of Common Stock acquired pursuant to the Forward Purchase Agreement or the Subscription Agreements or shares of Common Stock acquired in the public market) (collectively, the “Lock-up Shares”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-up Provisions.

(a) Lock-up. Except as permitted by Section 1(b) below, each Holder and its respective Permitted Transferees (as defined below) (each, a “Lock-up Party”, and collectively, the “Lock-up Parties”) agree that it shall not Transfer any Lock-up Shares prior to the end of the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date (the “Lock-up Period”). Notwithstanding the foregoing, the provisions of this Section 1(a) shall not apply to: (i) transactions relating to shares of Common Stock acquired in open market transactions; (ii) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift or charitable contribution; (iii) Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (iv) Transfers by will or intestate succession upon the death of the undersigned; (v) the Transfer of shares of Common Stock pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (vi) if the Lock-up Party is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (x) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-up Party, or (y) distributions or dispositions of shares of Common Stock to partners, direct or indirect limited liability company members or stockholders of the Lock-up Party, including, for the avoidance of doubt, where the Lock-up Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vii) if the Holder is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (viii) Transfers to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under Sections 1(a)(i) through 1(a)(vii); (ix) Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company (provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement); (x) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act (provided, however, that such plan does not provide for the Transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-up Period); (xi) Transfers of shares of Common Stock to the Company in connection with the repurchase of the undersigned’s shares in connection with the termination of the undersigned’s employment with the Company pursuant to contractual agreements with the Company; (xii) Transfers of shares of Common Stock to the Company in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock; (xiii) Transfers to the Company through the exercise of a stock option granted under a stock incentive plan or stock purchase plan or a warrant, and the receipt by the Lock-up Holder from the Company of shares of Common Stock upon any such exercise, insofar as such option or warrant expires during the Lock-up Period; or (ix) in connection with the entry into a pledge or post as collateral of Lock-up Shares as collateral in connection with a bona fide loan transaction; provided that the Lock-up Shares encumbered or pledged in connection with such a loan remain subject to this Agreement; and provided further that prior to entering into the collateral agreement or similar agreement in connection with the loan transaction, each pledgee shall execute and deliver to the Company a lock-up agreement in the form of this Agreement to take effect in the event that the pledgee takes possession of the Lock-up Shares as a result of a foreclosure, margin call or similar disposition; provided that, in each case of clauses (i)-(ix), the underlying shares shall continue to be subject to the restrictions on Transfer set forth in this Agreement; provided, further, that in the case of any Transfer pursuant to Sections 1(b)(ii) through 1(b)(vii), each donee, distribute, pledgee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

(b) Permitted Transferees. Notwithstanding the provisions set forth in Section 1(a), each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (i) to (y) any direct or indirect partners, members or equity holders of such Lock-up Party, or any related investment funds or vehicles controlled or managed by such persons, or (z) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities, (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (iv) in the case of an individual, pursuant to a qualified domestic relations order, (v) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (vi) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party, (vii) to the Company, (viii) in connection with a bona fide liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Company or a duly authorized committee thereof or other similar transaction involving a Change in Control of the Company which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this Section 1 with respect to the Lock-up Shares upon and after acquiring such Lock-up Shares.

(c) Definitions. The terms defined in this Section 1(c) shall, for all purposes of this Agreement, have the respective meanings set forth below:

(A) “Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

(B) “Transfer” shall mean the (x) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

(d) Miscellaneous Provisions Relating to Transfers.

(A) Prior Notice. At least three (3) Business Days of prior notice shall be given to the Company by the transferor of any Common Stock that is subject to a Lock-up Period but the Transfer of which is permitted by Section 1(b). Prior to the consummation of any such permitted Transfer, or prior to any Transfer pursuant to which rights and obligations of the transferor under this Agreement are assigned in accordance with the terms of this Agreement, the transferring Holder shall cause the transferee to agree to be bound by the terms and conditions of this Agreement and shall provide any documents required by the transfer agent for the Common Stock to consummate such Transfer. Upon any Transfer by any Holder of any of its Common Stock, in accordance with the terms of this Agreement and which is made in conjunction with the assignment of such Holder’s rights and obligations hereunder, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement, of the transferor thereof.

(B) Null and Void. Any attempt to Transfer any Common Stock that is not in compliance with this Agreement shall be null and void ab initio, and Company shall not, and shall cause any transfer agent not to, give any effect in Company’s stock records to such attempted Transfer and the purported transferee in any such purported Transfer shall not be treated as the owner of such Common Stock for any purposes of this Agreement.

2. Miscellaneous.

(a) Binding Effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(b) Assignment.

(A) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the other parties hereto, which any such party may withhold in its absolute discretion.

(B) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 2(h) hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment of this Agreement or any rights, duties or obligations hereunder made other than as provided in this Section 2(b) shall be null and void ab initio.

(c) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

(d) Governing Law; Jurisdiction.

(A) This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(B) EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE OR, IN THE EVENT EACH FEDERAL COURT WITHIN THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION, ANY OTHER DELAWARE STATE COURT), FOR THE PURPOSES OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT, AND FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AGAINST SUCH PARTY (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (A) ANY CLAIM THAT SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE COURTS AS DESCRIBED IN THIS SECTION 2(d)(ii) FOR ANY REASON, (B) THAT SUCH PARTY OR SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM THE JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (C) THAT (X) THE PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IN ANY SUCH COURT IS BROUGHT AGAINST SUCH PARTY IN AN INCONVENIENT FORUM, (Y) THE VENUE OF SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AGAINST SUCH PARTY IS IMPROPER OR (Z) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED AGAINST SUCH PARTY IN OR BY SUCH COURTS. EACH PARTY AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 2(h) SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION.

(e) WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR

THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f) Interpretation. The headings, titles and subtitles set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Section or clause shall be to the Sections and clauses of this Agreement. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The term “or” means “and/or”. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. Reference to any person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

(g) No Presumption Against Drafting Party. Each of the parties acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(h) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the parties as follows:

If to the Company, to:

Pear Therapeutics, Inc.

200 State Street, 13th Floor

Boston, Massachusetts 02109

Attention:        Ronan O’Brien, General Counsel and Secretary

Email:              ronan.obrien@peartherapeutics.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:        Jocelyn M. Arel

                         Michael R. Patrone

E-mail:            jarel@goodwinlaw.com

                         mpatrone@goodwinlaw.com

If to the Holder, to the address set forth on the Holder’s signature page hereto.

Notices or other communications to any other Holder that becomes a party hereto pursuant to Section 1 shall be delivered to the address set forth in the applicable joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement.

(i) Amendments and Waivers. Only upon the approval by a majority of the members of the Board of Directors of the Company then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended (the “Representatives”), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(j) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(k) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

(l) Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under any other agreement between the Holder and the Company or any certificate or instrument executed by the Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of the Holder under this Agreement.

(m) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

THIMBLE POINT ACQUISITION CORP.

By:
Name:
Title:

HOLDER:

By:
Name:

[Signature Page to Stockholder Lock-up Agreement]

Annex J

SUBSCRIPTION AGREEMENT

Thimble Point Acquisition Corp.

195 Church Street, 15th Floor

New Haven, Connecticut 06510

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Thimble Point Acquisition Corp., a Delaware corporation (“THMA”), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (the “Transaction Agreement”), by and among THMA, Pear Therapeutics, Inc., a Delaware corporation (the “Company”), Oz Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of THMA, on the terms and subject to the conditions therein (such merger, the “Transaction”). In connection with the Transaction, THMA is seeking commitments from interested investors to purchase, substantially concurrently with the closing of the Transaction, shares of THMA’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement (the “Private Placement”) for a purchase price of $10.00 per share (the “Per Share Purchase Price”). Concurrently with the execution of this Subscription Agreement, THMA is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares (as defined below), an aggregate amount of up to 10,280,000 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the Subscribed Shares is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the Investor and THMA acknowledge and agree as follows:

The decision of Investor to purchase the Subscribed Shares pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of THMA, the Company or any of their respective subsidiaries which may have been made or given by any Other Investor or investor or by any agent or employee of any Other Investor or investor, and neither Investor nor any of its agents or employees shall have any liability to any Other Investor or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or investor pursuant hereto or thereto, shall be deemed to constitute Investor and Other Investors or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investor and Other Investors or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Investor acknowledges that no Other Investor has acted as agent for Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of Investor in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or investor to be joined as an additional party in any proceeding for such purpose.

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from THMA the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein (such Shares, the “Subscribed Shares” and such subscription and issuance, the “Subscription”). The Investor acknowledges and agrees that THMA reserves the right to accept or reject the Investor’s subscription for the Subscribed Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by THMA only when this Subscription Agreement is signed by a duly authorized person by or on behalf of THMA; THMA may do so in counterpart form.

2. Closing.

(a) The closing of the sale of the Subscription contemplated hereby (the “Closing” and the date of which the Closing occurs, the “Closing Date”) shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the consummation of the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 and (b) delivery of written notice from (or on behalf of) THMA to the Investor (the “Closing Notice”), that THMA reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) Business Days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to THMA, no later than one (1) Business Day prior to the closing date specified in the Closing Date, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by THMA in the Closing Notice, such funds to be held by THMA in escrow until the Closing. On the Closing Date, THMA shall (a) issue the Subscribed Shares to the Investor and cause such Subscribed Shares to be registered in book-entry form in the name of the Investor (or its nominee in accordance with its delivery instructions) or to a custodian designated by the Investor, as applicable, on THMA’s share register, free and clear of any liens or other restrictions whatsoever (other than those arising under this Subscription Agreement or under state or federal securities laws), and (b) provide evidence from its transfer agent of the issuance of the Subscribed Shares to Investor in book-entry form on and as of the Closing Date; provided, however, that THMA’s obligation to issue the Subscribed Shares to the Investor is contingent upon THMA having received the Subscription Amount in full in accordance with this Section 2. For purposes of this Subscription Agreement, “Business Day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Boston, Massachusetts are open for the general transaction of business.

(b) Each book entry for the Subscribed Shares shall contain a notation in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

(c) In the event the closing of the Transaction does not occur within two (2) Business Days of the anticipated Closing Date identified in the Closing Notice, THMA shall promptly (but not later than one (1) Business Day thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account from which THMA received the Subscription Amount, and any book entries shall be deemed cancelled.

(d) Prior to or at the Closing, the Investor shall deliver to THMA a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

3. Closing Conditions.

(a) The obligation of each of THMA and the Investor to consummate the Subscription is subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Investor or THMA, as applicable, of the following conditions:

(i) no judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) issued by any court or other governmental authority of competent authority restraining, prohibiting or making illegal the consummation of the Subscription or any other transactions contemplated hereby shall be pending or in effect;

(ii) no suspension of the listing or qualification for offering or sale or trading on the Stock Exchange (as defined below) of THMA’s Class A Common Stock, or to THMA’s knowledge, no initiation nor threatening of any proceedings for any of such purposes, shall have occurred and be continuing, and such Class A Common Stock shall have been approved for listing, subject to official notice of issuance, on such Stock Exchange; and

(iii) (A) all conditions precedent to the consummation of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement, which by their nature are to be satisfied at the consummation of the Transaction, including to the extent that any such condition is dependent upon the consummation of the Subscription) or waived and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.

(b) The obligation of THMA to consummate the Subscription is subject to the satisfaction or, to the extent permitted by applicable law, waiver by THMA of the following conditions:

(i) all representations and warranties of the Investor contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date) and the consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date, subject to the foregoing qualifiers; and

(ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligation of the Investor to consummate the Subscription is subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Investor of the following conditions:

(i) all representations and warranties of THMA contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or THMA Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or THMA Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date) and the consummation of the Closing shall constitute a reaffirmation by THMA of each of the representations and warranties of THMA contained in this Subscription Agreement as of the Closing Date, subject to the foregoing qualifiers;

(ii) THMA shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iii) no amendment, modification or waiver of the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall have occurred, without the Investor’s written consent, that would materially adversely affect the economic benefits that Investor would reasonably expect to receive under this Subscription Agreement.

4. Further Assurances. At the Closing, THMA and the Investor shall execute and deliver such additional documents and take such additional actions as THMA and the Investor reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. THMA Representations and Warranties. THMA represents and warrants to the Investor that:

(a) THMA is duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware. THMA has all corporate power and authority to own, lease and operate its properties and, subject to obtaining all required approvals necessary in connection with the performance of the Transaction Agreement and the consummation of the Transaction, conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscribed Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under THMA’s certificate of incorporation (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.

(c) This Subscription Agreement has been duly authorized, executed and delivered by THMA and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against THMA in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The execution, delivery and performance by THMA with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of THMA or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which THMA or any of its subsidiaries is a party or by which THMA or any of its subsidiaries is bound or to which any of the property or assets of THMA is subject that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of THMA and its subsidiaries, taken as a whole (a “THMA Material Adverse Effect”) or materially affect the validity of the Subscribed Shares or the legal authority of THMA to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of THMA; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over THMA or any of their properties that would reasonably be expected to have, individually or in the aggregate, a THMA Material Adverse Effect or materially affect the validity of the Subscribed Shares or the legal authority of THMA to comply in all material respects with this Subscription Agreement.

(e) As of their respective dates and except to the extent that information contained in any SEC Report has been superseded by a later timely filed SEC Document, all reports (the “SEC Reports”) required to be filed by THMA with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of THMA included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of THMA as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP). There are no material outstanding or unresolved comments in comment letters received by THMA from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system.

(f) Other than the Other Subscription Agreements (which are materially similar to this Subscription Agreement except as actually disclosed to the Investor prior to the execution of this Subscription Agreement), the Transaction Agreement, the Forward Purchase Agreement (as defined in the Transaction Agreement), as amended, and any other agreement expressly contemplated by the Transaction Agreement, THMA has not entered, and will not enter, into any side letter, agreement or understanding (written or oral) with any Other Investor or any other investor or potential investor in connection with such Other Investor’s, investor’s or potential investor’s direct or indirect investment in THMA. No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor, investor or potential investor (as compared to this Subscription Agreement), except as actually disclosed to the Investor prior to the execution of this Subscription Agreement. The Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement. The Other Subscription Agreements reflect the same purchase price per share as the Per Share Purchase Price in this Subscription Agreement and do not contain any put, anti-dilution, conversion, warrant, or other rights to purchase, sell, or receive equity or debt securities or cash of THMA, the Company, or Merger Sub that are not also in this Subscription Agreement (except the number of shares of Class A Common Stock to be sold and purchased pursuant to the Other Subscription Agreements).

(g) Assuming the accuracy of the representations and warranties of the Investor set forth in this Subscription Agreement, THMA is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by THMA of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filing of the Registration Statement (as defined below) pursuant to Section 7, (iv) filings required by the Nasdaq, or such other applicable stock exchange on which THMA’s common stock is then listed (the “Stock Exchange”), including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a THMA Material Adverse Effect.

(h) As of the date of this Subscription Agreement, the authorized capital stock of THMA consists of 200,000,000 shares of Class A common stock, par value of $0.0001 per share (the “Class A Common Stock”), 20,000,000 shares of Class B common stock, par value of $0.0001 per share (the “Class B Common Stock”) and 1,000,000 shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”). As of the date of this Subscription Agreement, (i) no shares of Preferred Stock are issued and outstanding, (ii) 27,600,000 shares of Class A Common Stock are issued and outstanding, and (iii) 6,900,000 shares of Class B Common Stock are issued and outstanding. All issued and outstanding shares of Class A Common Stock and Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable. Except as set forth in this Subscription Agreement and pursuant to the Other Subscription Agreements, the Forward Purchase Agreement, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding, and between the date hereof and the Closing, THMA will not issue, sell, or cause to be outstanding, any equity interests of THMA (or securities of THMA convertible into or exchangeable for equity interests of THMA), (c) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of THMA to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of THMA to issue, any shares of Class A Common Stock, Class B Common Stock or other equity interests in THMA (or any securities convertible into or exchangeable or exercisable for such equity interests), (d) equity equivalents or other similar rights of or with respect to THMA, or (e) obligations of THMA to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. There are no securities or instruments issued by or to which THMA is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares pursuant to this Subscription Agreement or (ii) the Shares to be issued pursuant to any Other Subscription Agreement. As of the date hereof, THMA does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated, in each case other than in Merger Sub. There are no stockholder agreements, voting trusts or other agreements or understandings to which THMA is a party or by which it is bound relating to the voting of any securities of THMA, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

(i) The issued and outstanding shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange. As of the date of this Subscription Agreement, there is no suit, action, proceeding or investigation pending or, to the knowledge of THMA, threatened against the THMA by the Stock Exchange or the SEC, respectively, to prohibit or terminate the listing of the shares of Class A Common Stock or to deregister the shares of Class A Common Stock under the Exchange Act. THMA has taken no action that is designed to terminate the registration of the shares of Class A Common Stock under the Exchange Act. THMA has not, in the twelve (12) months preceding the date hereof, received notice from the Stock Exchange to the effect that THMA is not in compliance with the listing or maintenance requirements of the Stock Exchange. As of the Closing Date, the Subscribed Shares have been approved for listing on the Stock Exchange.

(j) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by THMA to the Investor hereunder. The Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(k) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a THMA Material Adverse Effect, there is no (i) action, suit, claim, arbitration or other proceeding, in each case by or before any governmental authority or arbitrator pending, or, to the knowledge of THMA, threatened against THMA or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against THMA.

(l) Other than Citigroup Global Markets Inc., BofA Securities, Inc. and their respective affiliates (collectively, the “Placement Agents”), THMA has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Subscribed Shares, and THMA is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscribed Shares other than to the Placement Agents.

(m) THMA is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n) THMA is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a THMA Material Adverse Effect. THMA has not received any written communication from a governmental authority that alleges that THMA is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a THMA Material Adverse Effect.

(o) As of the Closing, the Subscribed Shares will be eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and THMA is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Subscribed Shares. THMA’s transfer agent is a participant in DTC’s Fast Automated Securities Transfer Program. The Shares are not, and have not been at any time, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of Subscribed Shares through DTC.

(p) Upon consummation of the Transaction, the issued and outstanding Subscribed Shares will continue to be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Stock Exchange.

(q) There has been no action taken by THMA, or, to the actual knowledge of THMA, any officer, director, equityholder, manager, employee, agent or representative of THMA, in each case, acting on behalf of THMA, in violation of any applicable Anti-Corruption Laws (as defined below), (i) THMA has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) THMA has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iii) THMA has not received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any similar applicable law that prohibits bribery or corruption.

(r) Neither THMA nor the Company engages in the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof. Neither THMA nor the Company has any current intention of engaging in such activities in the future.

(s) THMA is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code of 1986, as amended (the “Code’), a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (“USRPHC”).

(t) THMA is classified as a C corporation for U.S. federal income tax purposes.

6. Investor Representations and Warranties. The Investor represents and warrants to THMA that:

(a) To the extent applicable, the Investor has been duly formed or incorporated, and is validly existing in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of its jurisdiction of incorporation or formation and has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is aware that the sale is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Subscribed Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Subscribed Shares. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Accordingly, the Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

(c) The Investor acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to THMA or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (ii) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Subscribed Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Subscribed Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. The Investor acknowledges and agrees that the Subscribed Shares may not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the date that THMA files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Subscribed Shares.

(d) The Investor acknowledges and agrees that the Investor is purchasing the Subscribed Shares directly from THMA. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of THMA, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of THMA expressly set forth in Section 5.

(e) The Investor’s acquisition and holding of the Subscribed Shares will not constitute or result in a nonexempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(f) The Investor acknowledges and agrees that the Investor has received such financial and other information as the Investor deems necessary in order to make an investment decision with respect to the Subscribed Shares, including, with respect to THMA, the Transaction and the business of the Company and its subsidiaries. The Investor acknowledges that certain information received was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such financial and information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. The Investor has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Subscribed Shares.

(g) The Investor became aware of this offering of the Subscribed Shares solely by means of direct contact between the Investor and THMA, the Company or a representative of THMA or the Company, and the Subscribed Shares were offered to the Investor solely by direct contact between the Investor and THMA, the Company or a representative of THMA or the Company. The Investor did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to the Investor, by any other means. The Investor acknowledges that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, THMA, the Company, the Placement Agents (defined below), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of THMA contained in Section 5, in making its investment or decision to invest in THMA.

(h) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in THMA’s filings with the SEC. The Investor is able to fend for itself in the transactions contemplated herein, has exercised its independent judgment in evaluating its investment in the Subscribed Shares, is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. As applicable, the Investor acknowledges that the offering of the Subscribed Shares meets the institutional account exemptions from filing under FINRA Rule 5123(b)(1) and the institutional customer exemption under FINRA Rule 2111(b).

(i) Alone, or together with any professional advisor(s), the Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our prospective investment in the Securities, has analyzed and considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in THMA. The Investor acknowledges specifically that a possibility of total loss exists.

(j) In making its decision to purchase the Subscribed Shares, the Investor has relied solely upon the independent investigation made by the Investor and THMA’s representations and warranties in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning THMA, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Subscribed Shares or the offer and sale of the Subscribed Shares.

(k) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine and the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m) The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Investor maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Subscribed Shares were legally derived.

(n) The Investor acknowledges that no disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Subscribed Shares.

(o) The Investor acknowledges that neither the Placement Agents, nor any of its affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to THMA, the Company or its subsidiaries or any of their respective businesses, or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by THMA.

(p) The Investor acknowledges that the Placement Agents have not acted as the Investor’s financial advisor or fiduciary in connection with the Subscription and this Subscription Agreement. The Investor is aware that each BofA Securities, Inc. and Citigroup Global Markets Inc. is acting as one of THMA’s placement agents for the Private Placement and is also acting as financial advisor to the Target in connection with the Transaction.

(q) The Investor has or has commitments to have and, at the Closing, will have, sufficient funds to pay the Subscription Amount and consummate the Subscription pursuant to Section 2.

(r) The Investor does not have, as of the date of this Subscription Agreement, and, since the date the Investor was made aware of the Transaction, such Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of THMA. Notwithstanding the foregoing, if the Investor is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

7. Registration Rights.

(a) Subject to Sections 7(b) and 7(c), THMA agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Date”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies THMA that it will “review” the Registration Statement) following the Filing Date and (ii) ten (10) Business Days after THMA is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). Subject to Section 7(b), THMA agrees to use commercially reasonable efforts to cause such Registration Statement, or another shelf registration statement that includes the Subscribed Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (x) the second anniversary of the Closing, or (y) the date on which the Investor ceases to hold any Subscribed Shares, or (z) on the first date on which the Investor is able to sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for THMA to be in compliance with the current public information required under Rule 144(c)(i) (or Rule 144(i)(2), as applicable) (the “Effectiveness Period”). The Investor agrees to disclose its ownership to THMA upon reasonable request to assist it in making the determination described above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Subscribed Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents THMA from including any or all of the Subscribed Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscription Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Subscription Shares which is equal to the maximum number of Subscription Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), THMA will use commercially reasonable efforts to (i) qualify the Subscribed Shares for listing on the Stock Exchange and (ii) update or amend the Registration Statement as necessary to include the Subscribed Shares. For as long as the Investor holds the Subscribed Shares, THMA shall use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Investor to resell the Subscribed Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable.

(b) Notwithstanding anything to the contrary contained herein, THMA may delay or postpone filing of such Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if the board of directors of THMA determines in good faith, and upon advice of external legal counsel, that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of THMA or would require premature disclosure of information that could materially adversely affect THMA (each such circumstance, a “Suspension Event”); provided, however, that (i) THMA may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period, and (ii) THMA shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of Subscribed Shares as soon as practicable thereafter. If so directed by THMA, the Investor will deliver to THMA or, in the Investor’s sole discretion, destroy all copies of the prospectus covering the Subscribed Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (x) in order to comply with applicable legal or regulatory requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up. For purposes of clarification, any failure by THMA to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve THMA of its obligations to file the Registration Statement or effect the registration of the Subscribed Shares set forth in this Section 7.

(c) THMA’s obligations to include the Subscribed Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to THMA such information regarding the Investor, the securities of THMA held by the Investor and the intended method of disposition of such Subscribed Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by THMA to effect the registration of such Subscribed Shares, and shall execute such documents in connection with such registration as THMA may reasonably request that are customary of a selling stockholder in similar situations.

(d) THMA shall use commercially reasonable efforts, if requested by the Investor, to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Subscribed Shares, (ii) cause its legal counsel to deliver an opinion, if necessary or otherwise required by the transfer agent, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act and (iii) issue Subscribed Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Investor’s option, within three (3) Business Days of such request, if the Investor has sold or transferred, or proposes to sell or transfer within five (5) Business Days of such request, Subscribed Shares pursuant to the Registration Statement or in compliance with Rule 144 and (A) the Subscribed Shares are registered for resale under the Securities Act or (B) the Subscribed Shares may be sold by the Investor under Rule 144. THMA’s obligation to remove legends under this Section 7 may be conditioned upon the Investor providing such representations and documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends.

(e) At its expense, THMA shall advise the Investor within two (2) Business Days: (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by THMA of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from THMA (which notice shall not contain any material non-public information regarding THMA) of the occurrence of any of the events in clauses (i)-(v) of the preceding sentence or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Investor agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which THMA agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by THMA that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by THMA except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by applicable law or subpoena. THMA shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any of the events in clauses (i)-(v) of the first sentence of this Section 7(e), except for such times as THMA is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, THMA shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) For purposes of this Section 7, (i) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares acquired by the Investor pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Subscribed Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and (ii) “Investor” shall include any affiliate of the undersigned Investor to which the rights under this Section 7 have been duly assigned.

(g) Indemnification.

(i) THMA agrees to indemnify and hold harmless, to the extent permitted by law and to the extent a seller under the Registration Statement, the Investor, its directors, officers, employees, and agents, and each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (“Losses”) caused by based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to THMA by or on behalf of the Investor expressly for use therein; provided, however, that the indemnification contained in this Section 7(g) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of THMA (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall THMA be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by the Investor, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by THMA in a timely manner or (C) in connection with any offers or sales effected by or on behalf of the Investor in violation of Section 7(e).

(ii) The Investor agrees, severally and not jointly with any other person that is a party to the Other Subscription Agreements, to indemnify and hold harmless THMA, its directors, officers, employees and agents and each person who controls THMA (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any Losses arising out of or that are based upon any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use in the Registration Statement or a Prospectus.

(iii) Any person entitled to indemnification herein (the “Indemnified Party”) shall (A) give prompt written notice to the indemnifying party (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the Indemnifying Party) and

(B) permit the Indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If such defense is assumed, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent. An Indemnifying Party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless, in the reasonable judgment of legal counsel to any Indemnified Party, a conflict of interest exists between such Indemnified Party and any other of such Indemnified Parties with respect to such claim. No Indemnifying Party shall, without the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the Indemnifying Party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnifying Party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) In no event shall the aggregate liability of the Investor for indemnification under this Section 7(g) be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

(vi) THMA shall notify the Investor reasonably promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by Section 7(g)(ii) of which THMA receives notice. The Investor shall notify THMA reasonably promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by Section 7(g)(i) of which the Investor is aware.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of THMA and the Investor hereunder shall terminate without any further liability on the part of THMA or the Investor in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is validly terminated in accordance with its terms, (b) upon the mutual written agreement of THMA and the Investor to terminate this Subscription Agreement, (c) THMA’s notification to the Investor in writing that it has, with the written consent of the Company, abandoned its plans to move forward with the Transaction and/or terminated the Investor’s obligations with respect to the subscription without the delivery of the Subscribed Shares having occurred, (d) the Termination Date (as defined in the Transaction Agreement), if Closing has not occurred by such date or (e) at the election of the Investor, if there has occurred a breach of any representation, warranty, covenant or agreement on the part of THMA set forth in this Subscription Agreement, or if any representation or warranty of THMA shall have become untrue, in either case, such that the conditions set forth in Section 3(a) and 3(c) are not capable of being satisfied by the Termination Date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. THMA shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to THMA in connection herewith shall promptly (and in any event within one (1) Business Day) following the Termination Event be returned in full to Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by Investor, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.

9. Trust Account Waiver. The Investor acknowledges that THMA is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving THMA and one or more businesses or assets. The Investor further acknowledges that, as described in

THMA’s prospectus relating to its initial public offering dated February 1, 2021 (the “IPO Prospectus”) available at www.sec.gov, substantially all of THMA’s assets consist of the cash proceeds of THMA’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of THMA, its public stockholders and the underwriters of THMA’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to THMA to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of THMA entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account for such a claim; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of shares of Class A Common Stock currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such shares of Class A Common Stock, except to the extent that the Investor has otherwise agreed with THMA to not exercise such redemption right.

10. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Notwithstanding the foregoing, Investor may assign its rights and obligations under this Subscription Agreement (i) at any time to a fund or account managed by Investor or the same investment manager as the Investor or an affiliate thereof, (ii) at any time to one or more of its affiliates, (iii) at any time to another person with the prior written consent of THMA (provided that no such assignment shall relieve Investor of its obligations hereunder if any such affiliate fails to perform such obligations) and (iv) after the Closing, in whole or from time to time in part, to one or more persons in connection with the transfer of Subscribed Shares by Investor to such person, provided that the Investor complies with all applicable laws and, with respect to any transfer or assignment prior to Closing, provides written notice of assignment and an updated Schedule B to THMA promptly after such assignment is effected, and such assignee or transferee agrees in writing to be bound by all of the provisions contained herein, makes the representations and warranties in Section 6 and completes Schedule A hereto.

(b) THMA may request from the Investor such additional information as THMA may deem necessary to register the resale of the Subscribed Shares and evaluate the eligibility of the Investor to acquire the Subscribed Shares, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that THMA may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of THMA.

(c) The parties hereto intend that stock of THMA issued to the Investor in connection with this Subscription Agreement shall constitute stock that participates in corporate growth to a significant extent within the meaning of U.S. Treasury Regulation Section 1.305-5(a), and therefore shall not be treated as preferred stock for purposes of Section 305 of Code, and the U.S. Treasury Regulations thereunder. THMA and the Investor shall file all tax returns and determine all applicable taxes consistent with such treatment unless required pursuant to a change in law or a final determination (within the meaning of Section 1313 of the Code or any similar provision of state or local tax law).

(d) Upon the Investor’s request, THMA shall review and determine whether it is or has become a USRPHC, and shall provide the Investor with prompt written notice of its non-USRPHC or USRPHC status as so determined.

(e) The Investor acknowledges that THMA, the Company, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement and that the Company and the Placement Agents are third-party beneficiaries of those provisions. Prior to the Closing, the Investor agrees to promptly notify THMA, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate. The Investor acknowledges and agrees that each purchase by the Investor of Shares from THMA will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

(f) The Investor acknowledges and agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Investor, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of THMA prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including, without limitation, on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. This Section 10(f) shall not apply to any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by the Investor, its controlled affiliates or any person or entity acting on behalf of Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Investor, its controlled affiliates or any person or entity acting on behalf of Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Further, for the avoidance of doubt, this Section 10(f) shall not apply to ordinary course, non-speculative hedging transactions. Notwithstanding the foregoing, (i) nothing in this Section 10(f) shall prohibit any entities under common management with Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in the transactions contemplated hereby (including the Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales; and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above-shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(g) THMA, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably-authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry-with respect to the matters covered hereby; provided, however, that the foregoing shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of THMA set forth in this Subscription Agreement.

(h) All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(i) This Subscription Agreement may not be amended, modified, supplemented or waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing signed by each of THMA and the Investor; provided, however, that no amendment, supplement, modification or waiver by THMA of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either THMA or the Investor in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of THMA and the Investor hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(j) This Subscription Agreement (including the schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between THMA and the Investor, with respect to the subject matter hereof. Except as set forth in Sections 10(c), 10(g) and 10(i) and the last sentence of Section 10(n) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than THMA and the Investor, and their respective successor and assigns, and THMA and the Investor acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to such provisions.

(k) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of THMA and the Investor and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(l) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m) This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in ..pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(n) THMA and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement in any Chosen Court (as defined below), this being in addition to any other remedy to which THMA or the Investor is entitled at law, in equity, in contract, in tort or otherwise. THMA and the Investor acknowledge and agree that the Company shall be entitled to seek to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

(o) Each party shall pay its own expenses in connection with this Subscription Agreement and the transactions contemplated hereby.

(p) Any notice or communication required or permitted hereunder to be given or made hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent (provided that the email is confirmed orally or in writing by the recipient thereof, excluding out-of-office replies or other automatically generated responses), if sent by email, or (iii) three (3) Business Days after the date of mailing, in each case, to:

(i) if to the Investor, such addresses set forth on the signature page hereto or to such other address or addresses as the Investor may hereafter designate by notice to THMA; or

(ii) if to THMA:

Thimble Point Acquisition Corp.

195 Church Street, 15th Floor

New Haven, Connecticut 06510

Attention: Elon Boms

Email: elon@pvfamilyoffice.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Melissa Sawyer

Email: sawyerm@sullcrom.com

(iii) if to the Placement Agents:

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Attention: Philip Turbin

Email: philip.turbin@bofa.com

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Ilir Mujalovic

Email: Ilir.Mujalovic@shearman.com

(q) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(r) THMA covenants and aggress that the Other Subscription Agreements shall not be materially amended following the date hereof without offering the benefit of any such amendment to the Investor.

(s) THMA AND THE INVESTOR IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK, IN EACH CASE SITTING IN THE COUNTY OF NEW YORK (THE “CHOSEN COURTS”), SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THMA AND THE INVESTOR IRREVOCABLY AGREE THAT ALL

CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THMA AND THE INVESTOR HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(r) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(r).

11. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of THMA expressly contained in Section 5, in making its investment or decision to invest in THMA. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any Other Subscription Agreement (including the Investor’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability to the Investor or to any Other Investor pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by THMA, the Company, the Placement Agents or any Non-Party Affiliate (as defined below) concerning THMA, the Company, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of THMA, the Company, any Placement Agent or any of THMA’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing. The Investor further acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”), (ii) THMA continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Reports, (iii) any restatement, revision or other modification of the SEC Reports in connection with such a review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC on related mattes shall be deemed not material for purposes of this Agreement, including for purposes of Section 3(a), Section 5(e) or Section 6(f) and (iv) the Disclosure Document will not constitute an SEC Report for the purposes of this Agreement. Investor agrees that none of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Private Placement. On behalf of the Investor and its Affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the Private Placement. The Investor agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the Private Placement. This undertaking is given freely and after obtaining independent legal advice.

12. Disclosure. THMA shall, by no later than 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that THMA has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of THMA, the Investor shall not be in possession of any material, non-public information received from THMA or any of its officers, directors, employees or agents. Notwithstanding anything in this Subscription Agreement to the contrary, THMA shall not (i) publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release without the prior written consent of the Investor, or (ii) publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Stock Exchange, in which case THMA will provide Investor with prior written notice (which notice may be by e-mail) of such disclosure under this clause (ii) (provided, that in any such event under this clause (ii), THMA shall use its commercially reasonable efforts to allow the Investor an opportunity to review such public statement, press release, filing or other communication) or (iii) to the extent such announcements or other communications contain only information that is substantially equivalent to the information that has previously been disclosed in a public statement, press release or other communication without breach by THMA of its obligations under this Section 12.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, THMA has accepted this Subscription Agreement as of the date set forth below.

Thimble Point Acquisition Corp.

By:
Name:
Title:

Date:                         , 2021

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:

Name:

Title:

Name in which Shares are to be registered (if different):	Date:____, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

E-Mail:	E-Mail:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by THMA in the Closing Notice.

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

This Schedule must be completed by the Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐	Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

☐	Investor is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

Investor is an institutional “accredited investor” within the meaning of Rule 501(a) under the Securities Act and has checked the appropriate box(es) below indicating the applicable provision under which the Investor qualifies as such:

☐

Investor is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, Massachusetts or similar business trust, partnership, or limited liability company that was not formed for the specific purpose of acquiring the securities of THMA being offered in this offering, with total assets in excess of $5,000,000.

☐	Investor is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐	Investor is a “bank” as defined in Section 3(a)(2) of the Securities Act.

☐	Investor is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

☐	Investor is a broker or dealer registered pursuant to Section 15 of the Exchange Act.

☐	Investor is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state.
☐	Investor is an investment adviser relying on the exemption from registering with the Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940.

☐	Investor is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.

☐	Investor is an investment company registered under the Investment Company Act of 1940.

☐	Investor is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940.

☐	Investor is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	Investor is a “Rural Business Investment Company” as defined in Section 384A of the Consolidated Farm and Rural Development Act.

Schedule A-1

☐

Investor is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

☐

Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.

☐	A bank;

☐	A savings and loan association;

☐	A insurance company; or

☐	A registered investment adviser.

☐	Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000.

☐

Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

☐

Investor is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by THMA in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

*** AND ***

C.	AFFILIATE STATUS
(Please check the applicable box) Investor:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144) of THMA or acting on behalf of an affiliate of THMA.

Schedule A-2

SCHEDULE B

SCHEDULE OF TRANSFERS

Investor’s Subscription was in the amount of __________ Shares. The following transfers of a portion of the Subscription have been made:

Date of Transfer or Reduction	Transferee	Number of Subscribed Shares Transferred or Reduced	Investor Revised Subscription Amount

Schedule B as of ______________, 20__, accepted and agreed to as of this ____ day of ____________, 20__ by:

Thimble Point Acquisition Corp.

By:
Name:
Title:

Name of Investor:

Signature of Investor:

By:
Name:
Title:

Schedule B-1

Annex K

PEAR HOLDINGS CORP.

2021 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Pear Holdings Corp. 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Pear Holdings Corp. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Agreement” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Closing Date” means the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of June 21, 2021, by and among the Company, Pear Therapeutics, Inc., and Oz Merger Sub, Inc. the (“Business Combination Agreement”).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price of the Stock on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, Non-Employee Director or Consultant of the Company or any Affiliate. Unless as otherwise set forth in the Award Agreement, a Service Relationship shall be deemed to continue without interruption in the event a grantee’s status changes from full-time employee to part-time employee or a grantee’s status changes from employee to Consultant or Non-Employee Director or vice versa, provided that there is no interruption or other termination of Service Relationship in connection with the grantee’s change in capacity.

“Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Substitute Awards” shall mean Awards granted or Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by an entity acquired by the Company or any Affiliate or with or into which the Company or any Affiliate merges, consolidates or combines. For the avoidance of doubt, the term “Substitute Awards” does not include awards that were previously issued under the Pear Therapeutics, Inc. 2013 Stock Incentive Plan, as amended, and subsequently assumed in connection with the transactions contemplated by the Business Combination Agreement.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)    Administration of Plan. The Plan shall be administered by the Administrator.

(b)    Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)    to select the individuals to whom Awards may from time to time be granted;

(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)    to determine the number of shares of Stock to be covered by any Award;

(iv)    to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Agreements;

(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)    subject to the provisions of Section 5(c) or 6(d), to extend at any time the period in which Stock Options or Stock Appreciation Rights, respectively, may be exercised; and

(vii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)    Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)    Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event the Service Relationship terminates.

(e)    Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f)    Non-U.S. Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)    Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 32,000,000 shares (the “Initial Limit”), plus on January 1, 2022 and on each January 1 thereafter, ending in 2031, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by five percent (5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares as approved by the Administrator, in all cases subject to adjustment as provided in Section 3(b) (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter, ending in 2031, by the lesser of (i) the Annual Increase for such year or (ii) 32,000,000 shares of Stock, subject in all cases to adjustment as provided in Section 3(b). For purposes of the limitations set forth in this Section 3(a), the shares of Stock underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the shares of Stock authorized for grant to a grantee in any calendar year. In addition, to the extent consistent with the requirements of Section 422 of the Code, Substitute Awards shall not reduce the Stock authorized for grant under the Plan, nor shall Stock subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, cancelation, reacquisition, expiration, termination, cash settlement or non-issuance as set forth above.

(b)    Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c)    Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Agreement, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of immediately prior to the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of immediately prior to the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Agreement. In the event of such termination, the Company shall have the option (in its sole discretion) to (i) make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) permit each grantee, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. In the event of such termination, the Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d)    Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed: (i) $1,000,000 in the first calendar year an individual becomes a Non-Employee Director and (ii) $750,000 in any other calendar year; provided, however, that the limitation described in this Section 3(d) shall be determined without regard to amounts paid to a Non-Employee Director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as a Non-Employee Director; and provided further, that the Board may make exceptions to this limit for a non-executive chair of the Board with the approval of a majority of the disinterested directors. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Non-Employee Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5.	STOCK OPTIONS

(a)    Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b)    Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the date of grant. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Option is otherwise compliant with Section 409A.

(c)    Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to a black-out period of a Company policy or a lock-up agreement undertaken in connection with an offering of securities of the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement subject to the requirements of Section 409A; provided, however, that no such extension will be made if the exercise price of such Option at the date the initial term would otherwise expire is above the Fair Market Value of the Stock on such date.

(d)    Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the date of grant. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)    Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Agreement:

(i)    In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)    Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)    By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)    By a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Agreement or applicable provisions of laws (including the satisfaction of any taxes that the Company or an Affiliate is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)    Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a)    Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)    Grant Price of Stock Appreciation Rights. The grant price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with a grant price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Appreciation Right is otherwise compliant with Section 409A.

(c)    Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan.

(d)    Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Appreciation Right (i) the exercise of the Stock Appreciation Right is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to a black-out period of a Company policy or a lock-up agreement undertaken in connection with an offering of securities of the Company, the term of the Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement subject to the requirements of Section 409A; provided, however, that no such extension will be made if the grant price of such Stock Appreciation Right at the date the initial term would otherwise expire is above the Fair Market Value of the Stock on such date. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7.	RESTRICTED STOCK AWARDS

(a)    Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b)    Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of vesting conditions, any dividends paid by the Company shall accrue and shall not be paid to the grantee until and to the extent the vesting conditions are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)    Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Affiliates terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)    Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.	RESTRICTED STOCK UNITS

(a)    Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Agreement) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)    Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Agreement.

(c)    Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units to the extent explicitly provided for in the Award Agreement, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d)    Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.	CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals, including continued employment (or other Service Relationship). The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.	DIVIDEND EQUIVALENT RIGHTS

(a)    Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)    Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.

SECTION 12.	TRANSFERABILITY OF AWARDS

(a)    Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)    Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or Non-Employee Director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award Agreement. In no event may an Award be transferred by a grantee for value.

(c)    Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)    Designation of Beneficiary. To the extent permitted by the Company and valid under applicable law, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate or legal heirs.

SECTION 13.	TAX WITHHOLDING

(a)    Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for tax purposes, pay to the Company or any applicable Affiliate, or make arrangements satisfactory to the Administrator regarding payment of, any U.S. and non-U.S. federal, state, or local taxes of any kind required by law to be withheld by the Company or any applicable Affiliate with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee or to satisfy any applicable withholding obligations by any other method of withholding that the Company and its Affiliates deem appropriate. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)    Payment in Stock. The Administrator may cause any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company or any applicable Affiliate in an amount that would satisfy the withholding amount due.

SECTION 14.	SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon termination of employment, such amount will only be paid upon a “separation from service” (within the meaning of Section 409A) and if any such amount under a 409A Award is payable to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A. If any 409A Award includes a series of installment payments, the right to such payments will be treated as a right to a series of separate payments and if any 409A Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

SECTION 15.	TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)    Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b)    For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i)    a transfer to the Service Relationship of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii)    an approved leave of absence, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect the repricing of such Awards through cancellation and re-grants or cancel such Awards in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.	GENERAL PROVISIONS

(a)    No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)    Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)    Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)    Other Incentive Arrangements; No Rights to Continued Service Relationship. Nothing contained in this Plan shall prevent the Board from adopting other or additional incentive arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or other Service Relationship with the Company or any Affiliate.

(e)    Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)    Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

(g)    Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h)    Non-Uniform Determinations. The Administrator’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated).

SECTION 19.	EFFECTIVE DATE OF PLAN; TERM OF PLAN

This Plan shall become effective upon the date immediately preceding the Closing Date subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

Annex L

PEAR HOLDINGS CORP.

2021 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Pear Holdings Corp. 2021 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Pear Holdings Corp. (the “Company”) and each Designated Company (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). An aggregate of 1,800,000 shares of Class A Common Stock have been approved and reserved for this purpose, plus on January 1, 2022 and each January 1 thereafter until the Plan terminates pursuant to Section 20, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the lesser of (i) 3,600,000 shares of Common Stock, (ii) five percent (5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or (iii) such lesser number of shares of Common Stock as determined by the Administrator (as defined in Section 1).

The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to comply with applicable laws or achieve tax, securities and other objectives. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Unless otherwise defined herein, capitalized terms in this Plan shall have the meaning ascribed to them in Section 11.

1.    Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan, including to accommodate the specific requirements of applicable laws, regulations and procedures in jurisdictions outside the United States; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2.    Offerings. The Company may make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). Unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each January 1 and July 1, and will end on the last business day occurring before the July 1 and January 1 thereafter, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 27 months in duration.

3.    Eligibility. Except as otherwise determined by the Administrator in advance of an Offering, all individuals classified as employees on the payroll records of the Company and each Designated Company are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”), they are customarily employed by the Company or a Designated Company for more than 20 hours a week and have completed at least 3 months of employment. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Company for purposes of the Company’s or applicable Designated Company’s payroll system are not considered to be eligible employees of the Company or any Designated Company and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Company on the Company’s or Designated Company’s payroll system to become eligible to participate in this Plan is through an amendment or subplan to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4.    Participation.

(a)    An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to the Company or an agent designated by the Company (in the manner described in Section 4(b)) at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

(b)    Enrollment. The enrollment form (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) will (a) state a whole percentage or amount to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions or contributions and purchases will continue at the same percentage or amount of Compensation for future Offerings, provided he or she remains eligible.

(c)    Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5.    Employee Contributions. Each eligible employee may authorize payroll deductions or contributions at a minimum of 1 percent (1%) up to a maximum of 15 percent (15%) of such employee’s Compensation for each pay period or such other maximum as may be specified by the Administrator in advance of an Offering. The Company will maintain book accounts showing the amount of payroll deductions or contributions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions or contributions, except as may be required by applicable law. If payroll deductions or contributions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions or contributions” in this Section 5 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5.

6.    Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction or contributions during any Offering, but may increase or decrease his or her payroll deduction or contributions with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least fifteen (15) business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction or contributions during an Offering.

7.    Withdrawal. A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to the Company or an agent designated by the Company (in accordance with such procedures as may be established by the Administrator). The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8.    Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase, on the last day of such Offering (the “Exercise Date”) and at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions or contributions on such Exercise Date by the Option Price, (b) the number of shares of Common Stock determined by dividing $25,000 by the Fair Market Value of the Common Stock on the Offering Date for such Offering; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions or contributions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be eighty-five percent (85%) of the Fair Market Value (as defined in Section 11) of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9.    Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on an Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions or contributions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of an Offering, any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering and any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10.    Issuance of Certificates. Certificates or book-entries at the Company’s transfer agent representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.

11.    Definitions.

The term “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under the common control with the Company.

The term “Closing Date” means the date of the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of Jun 21, 2021, by and among the Company, Pear Therapeutics, Inc., and Oz Merger Sub Inc.

The term “Compensation” means the amount of base pay, prior to salary reduction such as pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains related to Company stock options or other share-based awards, and similar items. The Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.

The term “Designated Company” means any present or future Affiliate or Subsidiary that has been designated by the Administrator to participate in the Plan. The Administrator may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders, and may further designate such companies or Participants as participating in the 423 Component or the Non-423 Component. The Administrator may also determine which affiliates or eligible employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the Non-423 Component, and determine which Designated Company or Companies will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies; provided, however, that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component. The current list of Designated Companies is attached hereto as Appendix A.

The term “Effective Date” means the date on which the Plan becomes effective as set forth in Section 26.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering then in progress.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

The term “Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Common Stock to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12.    Rights on Termination or Transfer of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction or contributions will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, if permitted by the Administrator and valid under applicable law, to his or her designated beneficiary or to the legal representative of his or her estate as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Company, ceases to be a Subsidiary or Affiliate, or if the employee is transferred to any corporation other than the Company or a Designated Company. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by, Designated Companies or a Designated Company and the Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified under the Non-423 Component. Further, an employee will not be deemed to have terminated employment for purposes of this Section 12, if the employee is on an approved leave of absence where the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13.    Special Rules and Sub-Plans. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Company, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions or contributions by other means, establishment of bank or trust accounts to hold payroll deductions or contributions, payment of interest, conversion of local currency, obligation to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements; provided that if such special rules or sub-plans are inconsistent with the requirements of Section 423(b) of the Code the employees subject to such special rules or sub-plans will participate in the Non-423 Component. Any special rules or sub-plans established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

14.    Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions or contributions from his or her pay shall result in such Participant becoming a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

15.    Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16.    Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.

17.    Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event. In the case of and subject to the consummation of a Sale Event, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:

(a)    to provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion;

(b)    to provide that the outstanding Options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)    to make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future;

(d)    to provide that the Offering with respect to which an Option relates will be shortened by setting a New Exercise Date on which such Offering will end. The New Exercise Date will occur before the date of the Sale Event. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7 hereof; and

(e)    to provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.

18.    Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the 423 Component of the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19.    Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions or contributions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

20.    Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded. Unless terminated earlier, the Plan shall automatically terminate on the ten year anniversary of the Effective Date.

21.    Compliance with Law. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to applicable laws and the completion of any registration or qualification of the Common Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law, or under rulings or regulations of the SEC or of any other governmental regulatory body, and to obtaining any approval or other clearance from any U.S. and non-U.S. local, state or federal governmental agency, which registration, qualification or approval the

Company shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Common Stock with the SEC or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such stock.

22.    Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware applied without regard to conflict of law principles.

23.    Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

24.    Tax Withholding. Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Common Stock by such Participant. In addition, the Company or any Subsidiary or Affiliate may withhold from the proceeds of the sale of Common Stock or use any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) with respect to the 423 Component. The Company will not be required to issue any Common Stock under the Plan until such obligations are satisfied.

25.    Notification Upon Sale of Shares under the 423 Component. Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.

26.    Effective Date and Approval of Shareholders. The Plan shall take effect on the date immediately preceding the Closing Date, subject to approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders within 12 months before or after the date the Plan is adopted by the Board.

DATE APPROVED BY BOARD OF DIRECTORS:

DATE APPROVED BY STOCKHOLDERS:

APPENDIX A

Designated Companies

Pear Therapeutics, Inc.